As filed with the Securities and Exchange Commission on December 28, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHIN NIHON SEKIYU KABUSHIKI KAISHA	SHIN NIKKO HOLDINGS KABUSHIKI KAISHA
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)
NIPPON OIL CORPORATION	NIPPON MINING HOLDINGS, INC.
(Translation of registrant’s name into English)	(Translation of registrant’s name into English)
JAPAN	JAPAN
(Jurisdiction of incorporation or organization)	(Jurisdiction of incorporation or organization)
2911	2911
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)
Not Applicable	Not Applicable
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)
3-12, Nishi Shimbashi 1-Chome	10-1, Toranomon 2-Chome
Minato-ku, Tokyo 105-8412	Minato-ku, Tokyo 105-0001
Japan	Japan
(81-3) 3502-1136	(81-3) 5573-5123
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)	(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Nippon Oil (U.S.A.) Limited	Irvine Scientific Sales Co., Inc.
300 Park Boulevard, Suite 105	2511 Daimler Street
Itasca, Illinois 60143	Santa Ana, California 92705-5588
(630) 875-9701	(949) 261-7800
(Name, address, including zip code, and telephone number, including area code, of agent of service)	(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copies to:

Masahisa Ikeda, Esq. Satoko Kato, Esq. Shearman & Sterling LLP Fukoku Seimei Building, 5th Floor 2-2, Uchisaiwaicho 2-Chome Chiyoda-ku, Tokyo 100-0011 Japan (81-3) 5251-1601	Theodore A. Paradise, Esq. Michael T. Dunn, Esq. Davis Polk & Wardwell LLP Izumi Garden Tower, 33rd Floor 6-1, Roppongi 1-Chome Minato-ku, Tokyo 106-6033 Japan (81-3) 5561-4421
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
          Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)               ☐
          Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount to be	Offering Price	Aggregate	Amount of
Title of Each Class of Securities to be Registered	Registered(1)	Per Share	Offering Price(2)	Registration Fee
Common stock of JX Holdings, no par value	233,171,288	Not Applicable	$992,178,394.96	$70,742.32

(1)	Based upon an estimate of the maximum number of shares of common stock of JX Holdings, Inc. issuable to shareholders of Nippon Oil Corporation and Nippon Mining Holdings, Inc. resident in the United States upon the effectiveness of the joint share transfer (kyoudo-kabushiki iten) of Nippon Oil and Nippon Mining, which estimate is calculated by multiplying the exchange ratio of 1.07 JX Holdings shares for each share of common stock of Nippon Oil, and 1.00 JX Holdings share for each share of common stock of Nippon Mining, by the respective number of shares estimated to be held by U.S. holders as of the date hereof. JX Holdings shares are not being registered for the purpose of sales outside the United States.
(2)	Calculated in accordance with Rule 457(f)(1) under the Securities Act of 1933 based upon the market value of the shares of Nippon Oil common stock and Nippon Mining common stock estimated to be held by U.S. holders and to be cancelled in the joint share transfer, in each case calculated pursuant to Rule 457(c) by taking the average of the high and low prices of such shares as reported on the First Section of the Tokyo Stock Exchange on December 22, 2009 and converting them into U.S. dollars based on the exchange rate reported by Bank of Japan on such date of ¥ 91.20 = $1.00.
The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed without notice. We may not sell the securities being registered pursuant to this registration statement filed with the Securities and Exchange Commission until the registration statement is effective. This prospectus is not an offer to sell, nor does it solicit an offer to buy, these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, dated December 28, 2009

Prospectus

NIPPON OIL CORPORATION	NIPPON MINING HOLDINGS, INC.

Joint Share Transfer of Shares of Nippon Oil Corporation and
Nippon Mining Holdings, Inc. for Shares of JX Holdings, Inc.

The boards of directors of Nippon Oil Corporation (“Nippon Oil”) and Nippon Mining Holdings, Inc. (“Nippon Mining”) have agreed to a joint share transfer (kyoudo-kabushiki iten) under the Companies Act of Japan pursuant to which all of the shares of Nippon Oil and Nippon Mining will be exchanged for shares of JX Holdings, Inc. (“JX Holdings”). On October 30, 2009, the two companies entered into a joint share transfer agreement setting forth the exchange ratio and other terms of the transaction. In the joint share transfer, Nippon Oil’s shareholders will receive 1.07 shares of JX Holdings common stock for each share of Nippon Oil common stock and Nippon Mining’s shareholders will receive 1.00 share of JX Holdings common stock for each share of Nippon Mining common stock. As a result, former shareholders of Nippon Oil will hold approximately 62.6% and former shareholders of Nippon Mining will hold approximately 37.4% of the outstanding common stock of JX Holdings after the joint share transfer.

Nippon Oil and Nippon Mining expect that, upon the effectiveness of the joint share transfer, the shares of JX Holdings will be listed on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange. The joint share transfer is subject to approval at each of the two companies’ extraordinary general meetings of shareholders. Under the current schedule, the joint share transfer, if approved, will become effective on or around April 1, 2010.

The dates, times and places of the extraordinary general meetings of shareholders are as follows:

For Nippon Oil shareholders:	For Nippon Mining shareholders:
January 27, 2010 at 10:00 a.m.	January 27, 2010 at 10:00 a.m.
1-1, Uchisaiwaicho 1-chome	9-6, Toranomon 2-chome
Chiyoda-ku, Tokyo	Minato-ku, Tokyo
Japan	Japan

Shareholders of record of each company as of November 15, 2009 will be entitled to vote at that company’s extraordinary general meeting of shareholders. To attend and vote at the extraordinary general meetings of shareholders, shareholders of each of Nippon Oil and Nippon Mining must follow the procedures outlined in the convocation notice and the mail-in voting card and other voting and reference materials which will be distributed by each of the companies. For each of Nippon Oil and Nippon Mining, the affirmative vote of the holders of at least two-thirds of the voting rights represented at its extraordinary general meeting of shareholders is required to approve the joint share transfer.

The joint share transfer can only be completed if it is approved by the shareholders of each of Nippon Oil and Nippon Mining and if several other conditions are satisfied. The terms and conditions of the joint share transfer are more fully described in this prospectus in “The Joint Share Transfer Agreement.”

Nippon Oil and Nippon Mining shareholders are entitled to exercise dissenters’ appraisal rights in connection with the joint share transfer by complying with applicable procedures under the Companies Act of Japan. See “The Joint Share Transfer — Dissenters’ Appraisal Rights” beginning on page 93 of this prospectus.

This prospectus has been prepared for shareholders of Nippon Oil and Nippon Mining resident in the United States to provide them with detailed information in connection with the joint share transfer. It also provides important information about the shares of JX Holdings to be issued and delivered to such shareholders in connection with the joint share transfer. You are encouraged to read this prospectus in its entirety.

You should carefully consider the risk factors beginning on page 7 of this prospectus.

NEITHER NIPPON OIL NOR NIPPON MINING IS ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the joint share transfer or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated     , 2009.

REFERENCE TO ADDITIONAL INFORMATION

Neither Nippon Oil nor Nippon Mining has previously had a reporting obligation in the United States under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following the date of this prospectus until the effectiveness of the joint share transfer, Nippon Oil and Nippon Mining will be and, after the joint share transfer, JX Holdings will be subject to reporting obligations, and any filings they make will be available via the website of the U.S. Securities and Exchange Commission, or the SEC, at www.sec.gov. You can also obtain any filed documents or other information which may be incorporated by reference herein regarding Nippon Oil or Nippon Mining without charge by written or oral request to:

Nippon Oil Corporation Investor Relations Department 3-12, Nishi Shimbashi 1-Chome Minato-ku, Tokyo 105-8412 Japan Telephone: (81-3) 3502-1136	Nippon Mining Holdings, Inc. Corporate Planning & Control Group Investor Relations 10-1, Toranomon 2-Chome Minato-ku, Tokyo 105-0001 Japan Telephone: (81-3) 5573-5123

Please note that copies of documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this prospectus.

In order to receive timely delivery of requested documents in advance of the extraordinary general meetings of shareholders of the companies, you should make your request no later than January 20, 2010, which is five business days before you must make a decision regarding the joint share transfer.

See “Where You Can Find More Information” on page 235.

QUESTIONS AND ANSWERS ABOUT THE JOINT SHARE TRANSFER
AND VOTING PROCEDURES FOR THE EXTRAORDINARY GENERAL MEETINGS OF SHAREHOLDERS

Q. What are Nippon Oil and Nippon Mining proposing?

A. Nippon Oil and Nippon Mining are proposing to integrate their businesses and management resources under a new holding company, JX Holdings, that will be established through a joint share transfer (kyoudo-kabushiki iten) under the Companies Act of Japan. As a result of the joint share transfer, holders of Nippon Oil and Nippon Mining common stock will become holders of JX Holdings common stock through an allocation of new shares in exchange for their Nippon Oil or Nippon Mining common stock. Upon the effectiveness of the joint share transfer, Nippon Oil and Nippon Mining will become wholly owned subsidiaries of JX Holdings.

Q. Why are Nippon Oil and Nippon Mining proposing the joint share transfer?

A. Nippon Oil and Nippon Mining plan to conduct the joint share transfer in order to establish a holding company to integrate their businesses and management resources. Nippon Oil and Nippon Mining plan to achieve the following objectives through the integration of their businesses and management resources:

•	strengthen their competitiveness as a leading integrated energy, resources and materials industrial group;

•	enhance corporate value by focusing management resources on the most profitable business areas; and

•	restructure and streamline their petroleum refining and marketing businesses.

Q. What will I receive in the joint share transfer?

A. In the joint share transfer, Nippon Oil’s shareholders as of the day immediately preceding the effective date of the joint share transfer will receive 1.07 shares of JX Holdings common stock for each share of Nippon Oil common stock and Nippon Mining’s shareholders as of the day immediately preceding the effective date of the joint share transfer will receive 1.00 share of JX Holdings common stock for each share of Nippon Mining common stock, each subject to dissenters’ appraisal rights. Such shares will be allocated to the shareholders of each of Nippon Oil and Nippon Mining who are recorded or registered on the relevant register of shareholders as of the close of business on the date immediately preceding the effective date of the joint share transfer.

Q. How did Nippon Oil and Nippon Mining determine their exchange ratios for JX Holdings?

A. In order to support the fairness of the exchange ratio, Nippon Oil and Nippon Mining each considered the analyses of its respective financial advisors, the results of its due diligence, its financial and asset conditions and other factors. As a result of these negotiations and discussions concerning the exchange ratio, Nippon Oil and Nippon Mining each reached the conclusion that the exchange ratios were appropriate and on October 30, 2009 agreed upon the exchange ratios in the joint share transfer.

Q. How does Nippon Oil’s board of directors recommend that its shareholders vote?

A. The Nippon Oil board of directors unanimously recommends approval of the joint share transfer.

Q. How does Nippon Mining’s board of directors recommend that its shareholders vote?

A. The Nippon Mining board of directors unanimously recommends approval of the joint share transfer.

Q. What vote of Nippon Oil’s shareholders and what vote of Nippon Mining’s shareholders is required to approve the transaction?

A. The affirmative vote of the holders of at least two-thirds of the voting rights of each of Nippon Oil and Nippon Mining represented at the relevant extraordinary general meeting of shareholders, at which shareholders holding at least one-third of the total voting rights are present, is required to approve the joint share transfer. With respect to Nippon Oil, 1,000 shares constitute one voting right, or one unit. With respect to Nippon Mining, 500 shares constitute one unit.

Q. After the joint share transfer, how much of JX Holdings will Nippon Oil’s shareholders own? How much of JX Holdings will Nippon Mining’s shareholders own?

A. Former shareholders of Nippon Oil will hold approximately 62.6% and former shareholders of Nippon Mining will hold approximately 37.4% of the outstanding common stock of JX Holdings after the joint share transfer.

Q. How will fractional shares be treated in the joint share transfer?

A. Shareholders of Nippon Oil and Nippon Mining will not receive any fractional shares of common stock of JX Holdings in the joint share transfer. If any fractional shares of JX Holdings common stock would otherwise be allocated to holders of Nippon Oil common stock in the joint share transfer, JX Holdings will sell the shares representing the aggregate of all such fractional shares in the Japanese market or buy such shares itself. JX Holdings may sell such shares, in whole or in part, at any time on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange once the shares are listed, which is expected to occur on the effective date of the joint share transfer. Distribution of the proceeds from such a sale of shares typically takes about two months but may vary depending on the circumstances. The net cash proceeds of such shares will be distributed on a proportionate basis to the holders of Nippon Oil common stock who would have otherwise received fractional shares, rounding up any fractional yen amounts to the nearest yen. If the aggregate of all such fractional shares includes a fraction of less than one share, such fraction will be truncated. No fractional shares of JX Holdings will be allocated to holders of Nippon Mining common stock in the joint share transfer.

Q. How will shareholders with less than a unit of shares of JX Holdings shares be treated after the joint share transfer?

A. In its articles of incorporation, JX Holdings will provide that 100 shares of its common stock will constitute one unit, which will constitute one voting right. Some holders of Nippon Oil or Nippon Mining may receive less than a unit of JX Holdings shares through the joint share transfer. Holders of less than a unit of shares will be registered in JX Holdings’ register of shareholders but shares held by a holder constituting less than a unit will not carry voting rights. A holder of less than a unit of JX Holdings shares may request JX Holdings to purchase those shares at their market value. Moreover, JX Holdings’ articles of incorporation will provide that a holder of less than a unit of JX Holdings shares may request that JX Holdings sell to the holder from any available treasury stock an amount of shares which will, when added to the number of shares held by such holder, constitute one unit of shares.

Q. Can the number of shares of JX Holdings common stock issued in exchange for shares of Nippon Oil or Nippon Mining common stock change between now and the time when the transaction is completed?

A. No. The exchange ratios have been fixed and, unless the joint share transfer agreement is amended, will not change regardless of any changes in the trading prices of either Nippon Oil or Nippon Mining common stock between now and the effectiveness of the joint share transfer. For a more detailed discussion of the fixed exchange ratio, see the first risk factor under “Risk Factors — Risks Related to the Joint Share Transfer.”

Q. When is the joint share transfer expected to become effective?

A. The joint share transfer, if approved, is expected to become effective on or around April 1, 2010.

Q. Will Nippon Oil and Nippon Mining shareholders receive dividends on the Nippon Oil or Nippon Mining common stock they hold for the fiscal year ending March 31, 2010?

A. Each of Nippon Oil and Nippon Mining expects to pay dividends in June 2010 to holders of record of its common stock as of March 31, 2010. Nippon Oil’s payment of dividends is subject to approval at the general meeting of shareholders, where JX Holdings will vote as the sole shareholder if Nippon Oil’s proposals at the extraordinary general meeting of shareholders are approved. Nippon Mining’s payment of dividends will be subject to the approval of its board of directors. For a more detailed discussion of dividends, see “The Joint Share Transfer — Distribution of Dividends.”

Q. How will trading in shares of Nippon Oil or Nippon Mining common stock be affected in connection with the effectiveness of the joint share transfer?

A. Under the current schedule and assuming the joint share transfer becomes effective, the last day of trading in shares of Nippon Oil and Nippon Mining and the delisting of those shares are expected to be four trading days and three trading days prior to the effective date of the joint share transfer, respectively. On the effective date of the joint share transfer, JX Holdings common stock is expected to be listed on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange and shareholders of Nippon Oil and Nippon Mining who were allocated JX Holdings shares may commence trading of JX Holdings shares.

Q. What will happen upon the effectiveness of the joint share transfer?

A. Nippon Oil and Nippon Mining shareholders as of the day immediately preceding the effective date of the joint share transfer, except for those shareholders who have elected in a timely manner to exercise their dissenters’ appraisal rights, as described below under “Do I have dissenters’ appraisal rights in connection with the joint share transfer?,” will be allocated a number of JX Holdings shares for each Nippon Oil and Nippon Mining share in accordance with the applicable exchange ratio. Following the joint share transfer, each of Nippon Oil and Nippon Mining will become a wholly owned subsidiary of JX Holdings and each former Nippon Oil or Nippon Mining shareholder who was allocated shares of JX Holdings in the joint share transfer will be a shareholder of JX Holdings. For a more detailed discussion of the planned structure of JX Holdings, see “The Joint Share Transfer.”

Q. Once I hold shares of JX Holdings common stock following the joint share transfer, how can I sell my JX Holdings shares?

A. Nippon Oil and Nippon Mining plan to take steps to list JX Holdings’ common stock on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange in conjunction with the formation of JX Holdings in the joint share transfer. Once the JX Holdings shares are listed on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange, you may sell your JX Holdings shares on those stock exchanges.

Q. Will the legal rights of JX Holdings shares differ from the legal rights of Nippon Oil or Nippon Mining shares?

A. There is no material difference between the proposed legal rights of holders of JX Holdings shares and the legal rights of holders of Nippon Oil and Nippon Mining shares.

Q. What are the Japanese tax consequences of the joint share transfer?

A. In the opinion of Nishimura & Asahi, Japanese counsel to Nippon Oil on Japanese tax matters, and Mori Hamada & Matsumoto, Japanese counsel to Nippon Mining on Japanese tax matters, shareholders of Nippon Oil and Nippon Mining will not recognize any gain for Japanese tax purposes if they receive only JX Holdings shares in exchange for their shares in the joint share transfer. If the shareholders receive any cash in lieu of fractional shares, they may recognize capital gains depending on their respective basis for Japanese tax purposes. However, non-resident shareholders will generally not be subject to Japanese taxation with respect to such cash. For a more detailed description of Japanese taxation matters, see “Taxation — Japanese Tax Consequences.” Each non-resident holder should obtain advice from its own tax advisors as to the tax consequences in each jurisdiction.

Q. What are the U.S. tax consequences of the joint share transfer?

A. The joint share transfer has not been structured to achieve a particular treatment for U.S. federal income tax purposes, and Nippon Oil and Nippon Mining have no obligation to structure the joint share transfer in a manner that is tax-free to U.S. holders (as defined in “Taxation — U.S. Federal Income Tax Consequences”). As structured, however, in the opinion of Shearman & Sterling LLP, U.S. counsel to Nippon Oil on U.S. tax matters, and Davis Polk & Wardwell LLP, U.S. counsel to Nippon Mining on U.S. tax matters, the joint share transfer will qualify as a non-recognition transaction for U.S. federal income tax purposes. Accordingly, unless Nippon Oil or Nippon Mining was a passive foreign investment company (a “PFIC”) during a U.S. holder’s holding period in Nippon Oil shares or Nippon Mining shares, respectively, except with respect to any cash received in lieu of fractional JX Holdings shares, no gain or loss will be recognized by a U.S. holder on the exchange of Nippon Oil shares or Nippon Mining shares for JX Holdings shares pursuant to the joint share transfer. For a more detailed discussion of the material U.S. federal income tax consequences of the joint share transfer to U.S. holders, see “Taxation — U.S. Federal Income Tax Consequences.” Each U.S. shareholder of Nippon Oil or Nippon Mining is strongly urged to consult its own tax advisor concerning the U.S. federal income tax consequences of the transaction.

Q. If I own shares of Nippon Oil or Nippon Mining, how do I vote at that company’s extraordinary general meeting of shareholders?

A. If you have at least a unit of Nippon Oil’s common stock (1,000 or more shares) or Nippon Mining’s common stock (500 or more shares) on November 15, 2009, you will have one voting right with respect to each unit you hold. Each of Nippon Oil and Nippon Mining will distribute a mail-in voting card and other voting and reference materials to shareholders eligible to vote who are residents of Japan that will enable them to exercise their voting rights. Shareholders who are non-residents of Japan are required to appoint a standing proxy in Japan or designate a mailing address in Japan. For shareholders eligible to vote who are non-residents of Japan and who have appointed a standing proxy in Japan, each of Nippon Oil and Nippon Mining will distribute voting and reference materials to the standing proxies, who will then transmit those materials to the shareholders according to the terms of the respective proxy agreements. For shareholders eligible to vote who are non-residents of Japan and who have purchased shares of Nippon Oil or Nippon Mining through a securities broker located outside of Japan, each of Nippon Oil and Nippon Mining will distribute voting and reference materials to the broker’s standing proxy in Japan, who may then transmit those materials to the securities broker according to the terms of the proxy agreement.

You may exercise voting rights by attending the extraordinary general meeting of shareholders of the relevant company in person or by arranging to return the mail-in voting card distributed to you by that company. Completed mail-in voting cards must be received by the relevant company at least one business day prior to the meeting (for Nippon Oil, by 5:30 pm, and for Nippon Mining, by 5:00 pm). If you are a non-resident Nippon Oil or Nippon Mining shareholder and have directly appointed a standing proxy in Japan, you are encouraged to contact your standing proxy in Japan for the voting and reference materials and the procedures to exercise your voting rights. If you are a non-resident Nippon Oil or Nippon Mining shareholder and have purchased shares of Nippon Oil or Nippon Mining through a securities broker located outside of Japan, you are encouraged to ask your broker to obtain the voting and reference materials from its standing proxy in Japan. For more details relating to the delivery of voting and reference materials and how to vote at the extraordinary general meetings of shareholders, see “The Extraordinary General Meeting of Nippon Oil Shareholders — General: Date, Time and Place” and “The Extraordinary General Meeting of Nippon Mining Shareholders — General: Date, Time and Place.”

Shareholders of Nippon Oil and Nippon Mining may exercise their voting rights through the Internet by accessing the website designated by Nippon Oil and Nippon Mining (http://www.web54.net) and entering the exercise code and password enclosed with the relevant mail-in voting card. Internet voting is available only in Japanese and is available one business day prior to the extraordinary general meeting of shareholders (for Nippon Oil, by 5:30 pm, and for Nippon Mining, by 5:00 pm).

In addition to the exercise of voting rights via the Internet as described above, institutional investors may use the “Electronic Voting Platform for Institutional Investors” which is operated by ICJ, Inc. to exercise their voting rights at the relevant extraordinary general meeting of shareholders.

Q. What is the record date for voting at the extraordinary general meeting of shareholders?

A. The record date for both Nippon Oil and Nippon Mining is November 15, 2009. Accordingly, holders of record of at least one unit of Nippon Oil or Nippon Mining common stock as of the record date will be eligible to vote at the Nippon Oil or Nippon Mining extraordinary general meeting of shareholders, as applicable, scheduled to be held on January 27, 2010. Shareholders of Nippon Oil or Nippon Mining whose shares were issued or obtained after the record date will not be entitled to vote at the relevant Nippon Oil or Nippon Mining extraordinary general meeting of shareholders.

v

Q. What proposals are being submitted to Nippon Oil and Nippon Mining shareholders for their consideration and approval?

A. If you are a holder of at least one unit of Nippon Oil or Nippon Mining shares of common stock as of the record date, you will be entitled to vote on:

•	the joint share transfer;

•	the amendment of articles of incorporation to delete the prescribed record date of March 31 of each year to vote at the general meeting of shareholders; and

•	any other business related to the above proposals that may properly come before the shareholders meeting.

Q. How will shares represented by mail-in voting cards be treated at the extraordinary general meeting of shareholders?

A. The mail-in voting cards used for the extraordinary general meetings of shareholders will list the proposals to be voted on by shareholders at the relevant extraordinary general meetings of shareholders, including the approval of the joint share transfer. A mail-in voting card will allow a shareholder to indicate his or her approval or disapproval with respect to each proposal. In accordance with Japanese law, each of Nippon Oil and Nippon Mining intends to count towards the quorum for its extraordinary general meeting of shareholders any shares represented by mail-in voting cards that are returned without indicating the approval or disapproval of any of the proposals, and count those mail-in voting cards as voting in favor of the joint share transfer and the other proposals referred to in the mail-in voting cards.

Q. May I change my vote after I have submitted a mail-in voting card?

A. Yes. To change your vote after submitting a mail-in voting card, you may subsequently submit a timely vote via the Internet, or attend the extraordinary general meeting of shareholders in person or through another shareholder with voting rights whom you appointed as your attorney-in-fact.

Q. May I change my vote after I have submitted my vote via the Internet?

A. Yes. To change your vote after submitting a vote via the Internet, you may submit a timely vote via the Internet, or attend the extraordinary general meeting of shareholders in person or through another shareholder with voting rights whom you appoint as your attorney-in-fact. In addition, if you are a Nippon Oil shareholder, you may also submit a mail-in voting card. If you submit more than one vote via the Internet, the last vote submitted will be counted as your vote unless properly revoked or changed by any of the methods described above.

Q. If my shares are held in “street name” by my broker, will my broker vote them for me without instructions?

A. Whether your broker will vote your shares without your instructions depends on the terms of the agreement entered into by you and your broker. Therefore, you are encouraged to contact your broker directly to confirm the applicable voting procedure.

Q. Do I have dissenters’ appraisal rights in connection with the joint share transfer?

A. Yes. Under the Companies Act of Japan, if you take appropriate actions you will have dissenters’ appraisal rights in connection with the joint share transfer.

Any Nippon Oil or Nippon Mining shareholder who:

•	notifies the relevant company prior to its extraordinary general meeting of shareholders of his or her intention to oppose the joint share transfer and votes against the approval of the joint share transfer at the extraordinary general meeting; or

•	does not have voting rights at the relevant extraordinary general meeting of shareholders, including any shareholder whose shares constitute less than one unit,

may demand that the relevant company purchase his or her shares of common stock at fair value. Such demand must be made within 20 days from the date of public notice of the joint share transfer, which will be made within two weeks following the day of the extraordinary general meeting of shareholders. All Nippon Oil and Nippon Mining shareholders seeking to exercise dissenters’ appraisal rights must also comply with the other relevant procedures set forth in the Companies Act of Japan.

If you fall under the first category described in the preceding paragraph and fail to provide the required notice prior to the extraordinary general meeting of shareholders or fail to vote against the joint share transfer at the extraordinary general meeting of shareholders, that failure will constitute a waiver of your right to demand the relevant company to purchase your shares of common stock at fair value. If you fall under the second category described in the preceding paragraph, you are not required to vote against the joint share transfer in order to assert your right to demand the relevant company to purchase the shares you hold.

There are other procedural issues that you may wish to consider when deciding whether to exercise your dissenters’ appraisal rights. For a more detailed discussion of dissenters’ appraisal rights, see “The Joint Share Transfer — Dissenters’ Appraisal Rights.” In addition, dissenters’ appraisal rights in the context of a joint share transfer involving two Japanese companies are as set forth in Articles 806 and 807 of the Companies Act of Japan. An English translation of these articles is included in this prospectus as Appendix H.

Q. Is the joint share transfer subject to any material regulatory or legal approvals?

A. Yes. For a more detailed discussion of the regulatory approvals required for the joint share transfer, see “The Joint Share Transfer — Regulatory Matters.”

Q. Are there any conditions under which the joint share transfer might not take place?

A. Under the joint share transfer agreement, the respective obligations of Nippon Oil and Nippon Mining to complete the joint share transfer are subject to a number of specified conditions, including obtaining approval from Nippon Oil and Nippon Mining shareholders and obtaining or satisfying all regulatory approvals, permits, consents and requirements necessary for the effectiveness of the transaction. Shareholder approval of the joint share transfer will be subject to fulfillment of conditions imposed on the joint share transfer by Japanese regulatory authorities. Nippon Oil and Nippon Mining will be required to obtain further shareholder approval in the event that any conditions imposed by Japanese regulatory authorities materially alter any aspect of the joint share transfer as previously approved.

Q. Who can help answer my questions?

A. For Nippon Oil shareholders, if you have questions regarding the joint share transfer, you should contact:

Nippon Oil Corporation
Investor Relations Department
3-12, Nishi Shimbashi 1-Chome
Minato-ku, Tokyo 105-8412
Japan
Telephone: (81-3) 3502-1136

For Nippon Mining shareholders, if you have questions regarding the joint share transfer, you should contact:

Nippon Mining Holdings, Inc.
Corporate Planning & Control Group
Investor Relations
10-1, Toranomon 2-Chome
Minato-ku, Tokyo 105-0001
Japan
Telephone: (81-3) 5573-5123

SUMMARY

This summary highlights selected information from this prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire prospectus and the other documents to which this document refers for a more complete understanding of the joint share transfer being considered at the extraordinary general meetings of Nippon Oil and Nippon Mining shareholders.

As used in this prospectus, references to “Nippon Oil” are to Nippon Oil Corporation and references to “Nippon Mining” are to Nippon Mining Holdings, Inc. References to the “joint share transfer” are to the proposed joint share transfer between Nippon Oil and Nippon Mining, the terms of which are set forth in the joint share transfer agreement dated October 30, 2009 between Nippon Oil and Nippon Mining, and references to “JX Holdings” are to JX Holdings, Inc., the company that will be established upon the joint share transfer. Unless the context otherwise requires, references in this prospectus to the financial results or business of “Nippon Oil” refer to those of Nippon Oil and its consolidated subsidiaries, of “Nippon Mining” refer to those of Nippon Mining and its consolidated subsidiaries, and of “JX Holdings” refer to those of JX Holdings and its consolidated subsidiaries, including Nippon Oil and Nippon Mining.

The Companies

Nippon Oil Corporation	Nippon Mining Holdings, Inc.
3-12, Nishi Shimbashi 1-Chome	10-1, Toranomon 2-Chome
Minato-ku, Tokyo 105-8412	Minato-ku, Tokyo 105-0001
Japan	Japan
(81-3) 3502-1136	(81-3) 5573-5123

Nippon Oil and Nippon Mining are two of the largest oil refiners in Japan. According to the Petroleum Association of Japan, for the fiscal year ended March 31, 2009, Nippon Oil was the largest oil refiner in Japan and Nippon Mining was the sixth largest oil refiner in Japan in terms of refining capacity. Each of Nippon Oil and Nippon Mining offers, by itself or through subsidiaries or licensees, a broad range of refined petroleum products, petrochemicals and other products. Nippon Oil is also a leading Japanese oil and natural gas explorer and Nippon Mining is also an integrated producer engaged in the nonferrous metals business, focusing on copper.

Nippon Oil is headquartered in Tokyo, Japan at the above address and, as of March 31, 2009, operated in Japan, Asia and Oceania, North America and Europe. For the six months ended September 30, 2009, Nippon Oil had revenues of ¥2,254 billion and net income of ¥42.4 billion. For the fiscal year ended March 31, 2009, Nippon Oil had revenues of ¥6,368 billion and net loss of ¥296.0 billion.

Nippon Mining is headquartered in Tokyo, Japan at the above address and, as of March 31, 2009, operated in Japan, the United States, Asia and other countries and territories worldwide. For the six months ended September 30, 2009, Nippon Mining had revenues of ¥1,244 billion and net income of ¥35.3 billion. For the fiscal year ended March 31, 2009, Nippon Mining had revenues of ¥3,495 billion and net loss of ¥24.3 billion.

The Joint Share Transfer

(page 48)

In the joint share transfer, each share of Nippon Oil common stock will be exchanged for 1.07 shares of common stock of JX Holdings, and each share of Nippon Mining common stock will be exchanged for 1.00 share of common stock of JX Holdings. As a result of the joint share transfer, the shareholders of Nippon Oil and Nippon Mining as of the day immediately preceding the effective date of the joint share transfer will, subject to dissenters’ appraisal rights, become shareholders of JX Holdings by receiving an allocation of new shares issued by JX Holdings in a joint share transfer pursuant to the Companies Act of Japan.

Shareholders of Nippon Oil and Nippon Mining will not receive any fractional shares of common stock of JX Holdings in the joint share transfer. If any fractional shares of JX Holdings common stock would otherwise be allocated to holders of Nippon Oil common stock based on the exchange ratio, the shares representing the aggregate of all such fractional shares will be sold in the Japanese market or purchased by JX Holdings itself. The net cash proceeds from the sale will be distributed to the holders of Nippon Oil common stock who would have otherwise received fractional shares on a proportionate basis, with any fractional yen amounts to be rounded up to the nearest yen. If the aggregate of all such fractional shares includes a fraction of less than one share, such fraction will be truncated. JX Holdings may sell such fractional shares, in whole or in part, at any time on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange once the shares are listed, which is expected to occur on the effective date of the joint share transfer.

If this joint share transfer is approved at the extraordinary general meetings of shareholders of both Nippon Oil and Nippon Mining, and if the other conditions to completing the joint share transfer are satisfied, JX Holdings will be formed and the joint share transfer is expected to become effective on or around April 1, 2010.

Reasons for the Joint Share Transfer

(page 52)

Nippon Oil and Nippon Mining plan to conduct the joint share transfer in order to establish a holding company to integrate their businesses and management resources. Through the joint share transfer, the two companies aim to become one of the world’s leading integrated energy, resources and materials industrial groups by rapidly growing and enhancing their corporate value.

Nippon Oil and Nippon Mining plan to achieve the following objectives through the integration of their management resources and businesses:

•	strengthening their competitiveness as a leading integrated energy, resources and materials industrial group;

•	enhancing corporate value by focusing management resources on the most profitable business areas; and

•	restructuring and streamlining their petroleum refining and marketing businesses.

Nippon Oil and Nippon Mining believe that the joint share transfer will improve their joint prospects for long-term growth and profitability in the increasingly competitive energy, resources and materials industries, and that this will in turn allow them to deliver greater returns to their shareholders.

Ongoing Challenges

Although Nippon Oil and Nippon Mining believe the proposed joint share transfer will be beneficial, the energy, resources and materials industries are highly competitive and JX Holdings will continue to face significant ongoing challenges, including:

•	effectively integrating their respective organizations, business cultures, procedures and operations;

•	identifying and streamlining redundant operations and assets, and combining the product and service offerings effectively and quickly;

•	identifying areas and activities that present substantial potential synergies as a result of the joint share transfer, and allocating resources effectively to those and other promising areas and activities;

•	smoothly transitioning relevant operations and facilities to a common information technology system; and

•	developing and implementing uniform accounting policies, internal controls and procedures, disclosure controls and procedures and other governance policies and standards.

You are urged to consider carefully the matters described in “Risk Factors” in evaluating the proposed joint share transfer and the business strategy of Nippon Oil and Nippon Mining.

The Extraordinary General Meetings of Shareholders

(page 42 and page 45)

Date, Time and Place.  Nippon Oil’s extraordinary general meeting of shareholders will be held at 10:00 a.m. on January 27, 2010 (Japan time) at 1-1, Uchisaiwaicho 1-chome, Chiyoda-ku, Tokyo, Japan, unless it is postponed or adjourned. Nippon Mining’s extraordinary general meeting of shareholders will be held at 10:00 a.m. on January 27, 2010 (Japan time) at 9-6, Toranomon 2-chome, Minato-ku, Tokyo, Japan, unless it is postponed or adjourned.

Record Date.  Shareholders of record of each company as of November 15, 2009 will be entitled to vote at that company’s extraordinary general meeting of shareholders.

Shares Entitled to Vote.  Shareholders who own on the record date at least a unit of 1,000 shares of Nippon Oil’s common stock or 500 shares of Nippon Mining’s common stock will have one voting right with respect to each unit held.

How to Vote; Required Vote.  Shareholders may exercise their voting rights by using the Internet, returning their mail-in voting card, or attending the extraordinary general meeting of shareholders in person or through another shareholder with voting rights who has been appointed as their attorney-in-fact and is attending the extraordinary general meeting of shareholders in person. The affirmative vote of two-thirds of the voting rights of each of Nippon Oil and Nippon Mining represented at the respective extraordinary general meetings of shareholders is required to approve the joint share transfer. The quorum required for each of the extraordinary general meetings of shareholders is one-third of the total voting rights of the relevant company.

Based on the register of shareholders of Nippon Oil and Nippon Mining as of November 15, 2009, which is the record date of shareholders who will be entitled to vote at the applicable extraordinary general meetings of shareholders, approximately 0.6% of the outstanding shares of Nippon Oil and 0.2% of the outstanding shares of Nippon Mining were held directly or indirectly by the respective directors, executive officers and affiliates of those companies. The total number of shares outstanding as of the record date was 1,449,270,353 in the case of Nippon Oil and 927,042,113 in the case of Nippon Mining.

Determination of the Boards of Directors of Nippon Oil and Nippon Mining with Respect to the Joint Share Transfer

(page 55 and page 56)

Nippon Oil Shareholders.  The Nippon Oil board of directors has determined that the terms of the joint share transfer are appropriate and in the best interests of Nippon Oil and unanimously recommends that the Nippon Oil shareholders vote to approve the joint share transfer.

Nippon Mining Shareholders.  The Nippon Mining board of directors has determined that the terms of the joint share transfer are appropriate and in the best interests of Nippon Mining and its shareholders and unanimously recommends that the Nippon Mining shareholders vote to approve the joint share transfer.

Factors Considered by the Boards of Nippon Oil and Nippon Mining.  In determining whether to approve the joint share transfer, the boards of directors of each of Nippon Oil and Nippon Mining considered the analyses of its respective financial advisors, the results of its due diligence, its financial and asset conditions and other factors referred to under “The Joint Share Transfer — Reasons for the Joint Share Transfer” beginning on page 52.

Material Japanese Income Tax Consequences of the Joint Share Transfer

(page 91)

In the opinion of Nishimura & Asahi, Japanese counsel to Nippon Oil on Japanese tax matters, and Mori Hamada & Matsumoto, Japanese counsel to Nippon Mining on Japanese tax matters, shareholders of Nippon Oil or Nippon Mining will not recognize any gain for Japanese tax purposes if they receive only JX Holdings shares in exchange for their shares in the joint share transfer. If the shareholders receive any cash in lieu of fractional shares, they may recognize capital gains depending on their respective basis for Japanese tax purposes. However, non-resident shareholders will generally not be subject to Japanese taxation with respect to such cash. For a more detailed description of Japanese taxation matters, see “Taxation — Japanese Tax Consequences.” Each non-resident holder should, however, obtain advice from its own tax advisors as to the tax consequences in each jurisdiction.

Material U.S. Federal Income Tax Consequences of the Joint Share Transfer

(page 91)

The joint share transfer has not been structured to achieve a particular treatment for U.S. federal income tax purposes, and Nippon Oil and Nippon Mining have no obligation to structure the joint share transfer in a manner that is tax-free to U.S. holders (as defined in “Taxation — U.S. Federal Income Tax Consequences”). As structured, however, in the opinion of Shearman & Sterling LLP, U.S. counsel to Nippon Oil on U.S. tax matters, and Davis Polk & Wardwell LLP, U.S. counsel to Nippon Mining on U.S. tax matters, the joint share transfer will qualify as a non-recognition transaction for U.S. federal income tax purposes. Accordingly, unless Nippon Oil or Nippon Mining was a PFIC during a U.S. holder’s holding period in Nippon Oil shares or Nippon Mining shares, respectively, except with respect to any cash received in lieu of fractional JX Holdings shares, no gain or loss will be recognized by a U.S. holder on the exchange of Nippon Oil shares or Nippon Mining shares for JX Holdings shares pursuant to the joint share transfer. For a more detailed discussion of the material U.S. federal income tax consequences of the joint share transfer to U.S. holders, see “Taxation — U.S. Federal Income Tax Consequences.” Each U.S. shareholder of Nippon Oil or Nippon Mining is strongly urged to consult its own tax advisor concerning the U.S. federal income tax consequences of the transaction.

Anticipated Accounting Treatment

(page 91)

The joint share transfer will be accounted for by JX Holdings under the acquisition method of accounting in accordance with U.S. GAAP. Based on the exchange ratio, after the effectiveness of the joint share transfer, former Nippon Oil shareholders will own approximately 62.6% of JX Holdings and former Nippon Mining shareholders will own approximately 37.4%. Based on these projected ownership percentages, Nippon Oil is the accounting acquirer for financial reporting purposes. Under the acquisition method of accounting, Nippon Oil will record the tangible and intangible assets acquired and liabilities assumed of Nippon Mining at their fair values. The reported financial condition and results of operations of JX Holdings to be issued after the effectiveness of the joint share transfer will reflect Nippon Mining’s balances and results from the date of the acquisition in addition to Nippon Oil’s balances and results. If a different set of fair values were to be used at the time of the acquisition, JX Holding’s results of operations and financial position could differ materially.

Regulatory Matters

(page 92)

Nippon Oil and Nippon Mining have filed notifications and reports regarding the joint share transfer with the antitrust authorities in Japan, the United States, China, Korea, Taiwan and Canada. As a result of a pre-filing consultation with the Fair Trade Commission of Japan (the “JFTC”), on December 24, 2009, the JFTC granted clearance that is conditioned upon the effective disposition of the needle coke manufacturing and sales business of either company, which disposition the companies do not deem material. In November 2009, the United States Federal Trade Commission granted Nippon Oil and Nippon Mining early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. In December 2009, Nippon Oil and Nippon Mining received clearances from the antitrust authorities of Canada, China and Taiwan. For a more detailed discussion of the regulatory approvals required for the joint share transfer, see “The Joint Share Transfer — Regulatory Matters.”

Dissenters’ Appraisal Rights

(page 93)

Under the Companies Act of Japan, you may have dissenters’ appraisal rights in connection with the joint share transfer. For a more detailed discussion of these rights, see “The Joint Share Transfer — Dissenters’ Appraisal Rights.”

Conditions to the Joint Share Transfer

(page 97)

The obligations of each of Nippon Oil and Nippon Mining to complete the joint share transfer are subject to the following conditions being satisfied:

•	Nippon Oil’s shareholders having approved the terms of the joint share transfer by the requisite vote at the extraordinary general meeting of Nippon Oil shareholders;

•	Nippon Mining’s shareholders having approved the terms of the joint share transfer by the requisite vote at the extraordinary general meeting of Nippon Mining shareholders; and

•	all regulatory approvals and consents or other requirements necessary to effect the joint share transfer having been obtained or satisfied.

An English translation of the joint share transfer agreement is attached as Appendix A to this prospectus. Nippon Oil and Nippon Mining urge you to read the entire document because it is the legal document governing the joint share transfer.

Termination Without Consent

(page 98)

The joint share transfer agreement may be terminated by either party at any time prior to the completion of the joint share transfer without the consent of the other party by providing written notice to the other party:

•	upon a petition for a bankruptcy proceeding, civil rehabilitation proceeding or corporation reorganization proceeding, or upon a resolution of dissolution by the other party; or

•	if the other party fails to pay its debt, suspends payments or becomes insolvent.

The joint share transfer agreement may also be terminated by either party upon any material breach of the representations and warranties and obligations under the joint share transfer agreement, a material adverse effect on the financial conditions of either party, or the occurrence of any other event that makes it extremely difficult to achieve the purpose of the joint share transfer, and such breach or violation is not cured within 30 days or the parties do not otherwise agree to a resolution.

Amendment and Termination Upon Mutual Agreement

(page 98)

Nippon Oil and Nippon Mining may amend the terms and conditions of the joint share transfer or terminate the joint share transfer agreement upon mutual agreement following consultation if, during the period from the execution of the joint share transfer agreement to the effective date of the joint share transfer, in addition to the conditions set forth above, any of the following events occur:

•	an event that results in any material change to the assets or financial condition of Nippon Oil or Nippon Mining;

•	a judgment confirming the rescission, nullification or absence of the resolution of the extraordinary general meeting of shareholders regarding the approval of the joint share transfer becomes final and binding; or

•	any event that materially interferes with the execution of the joint share transfer.

Comparative Per Share Market Price Data

(page 39)

The shares of Nippon Oil common stock are listed on the First Sections of the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange, and on the Sapporo Securities Exchange and the Fukuoka Stock Exchange. The shares of Nippon Mining common stock are listed on the First Sections of the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange. The companies plan to take steps to list the shares of JX Holdings on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange upon the effectiveness of the joint share transfer. The following table sets forth the closing sale prices of Nippon Oil and Nippon Mining common stock as reported on the First Section of the Tokyo Stock Exchange on December 3, 2008, the last trading day before the public announcement of the joint share transfer by Nippon Oil and Nippon Mining, and December 24, 2009, the last practicable trading day before the distribution of this prospectus. The table also sets forth the implied equivalent value on these dates. Nippon Oil and Nippon Mining urge you to obtain current market quotations for both the Nippon Oil and Nippon Mining common stock.

	Nippon Oil Common Stock		Nippon Mining Common Stock
		Implied		Implied
	Historical	Equivalent Value(1)	Historical	Equivalent Value(2)

December 3, 2008	¥320	¥342.4	¥256	¥256
December 24, 2009	414	443.0	383	383

(1)	The implied equivalent value per share of Nippon Oil is calculated by multiplying the closing price of Nippon Oil common stock on the Tokyo Stock Exchange by the Nippon Oil exchange ratio of 1.07:1.

(2)	The implied equivalent value per share of Nippon Mining is calculated by multiplying the closing price of Nippon Mining common stock on the Tokyo Stock Exchange by the Nippon Mining exchange ratio of 1.00:1.

Each of Nippon Oil and Nippon Mining may from time to time repurchase shares of its common stock. Purchases will be made subject to market conditions and applicable regulatory requirements.

As used in this prospectus, “U.S. dollar” or “$” means the lawful currency of the United States of America, and “Japanese yen” or “¥” means the lawful currency of Japan.

As used in this prospectus, “U.S. GAAP” means accounting principles generally accepted in the United States, and “Japanese GAAP” means accounting principles generally accepted in Japan. The consolidated financial information contained in this prospectus has been presented in accordance with U.S. GAAP, except for certain specifically identified information which was prepared in accordance with Japanese GAAP. Unless otherwise stated or the context otherwise requires, all amounts in the financial statements contained in this prospectus are expressed in Japanese yen.

RISK FACTORS

In addition to the other information included or incorporated by reference into this prospectus, including the matters addressed under the caption “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the matters described below in evaluating the matters described in this prospectus with respect to the joint share transfer.

Risks Related to the Joint Share Transfer

The exchange ratio is fixed and will not be adjusted to reflect changes in the market values of Nippon Oil and Nippon Mining common stock. As a result, the value of JX Holdings common stock you receive in the joint share transfer may be less than the value of your shares when you vote on the joint share transfer.

Upon the effectiveness of the joint share transfer, each share of Nippon Oil common stock will be exchanged for 1.07 shares of JX Holdings common stock, and each share of Nippon Mining common stock will be exchanged for 1.00 share of JX Holdings common stock. The ratios at which Nippon Oil and Nippon Mining common stock will be exchanged for JX Holdings common stock are fixed, and, unless the joint share transfer agreement is amended, will not be adjusted for changes in the market prices of either company’s common stock. Therefore, even if the relative market values of Nippon Oil or Nippon Mining common stock change, there will be no change in the number of shares of JX Holdings common stock which shareholders of those companies will receive in the joint share transfer.

Any change in the price of either company’s common stock prior to the effective date of the joint share transfer will affect the value that holders of Nippon Oil or Nippon Mining common stock will receive in the joint share transfer. The value of the JX Holdings common stock to be received in the joint share transfer (which will occur approximately two months after the extraordinary general meetings of shareholders) may be higher or lower than the indicative value as of the date of this prospectus or as of the date of the extraordinary general meetings of shareholders, depending on the then prevailing market prices of Nippon Oil and Nippon Mining common stock.

The share prices of Nippon Oil and Nippon Mining common stock are subject to general price fluctuations in the market for publicly traded equity securities and have experienced volatility in the past. Stock price changes may result from a variety of factors that are beyond the control of Nippon Oil and Nippon Mining, including actual changes in, or investor perception of, Nippon Oil’s and Nippon Mining’s businesses, operations and prospects. Regulatory developments, as well as current or potential legal proceedings, and changes in general market and economic conditions may also affect the stock prices of Nippon Oil and Nippon Mining.

The joint share transfer is subject to regulatory approvals and various conditions set forth in the joint share transfer agreement and, even though it may be approved by the shareholders of each of Nippon Oil and Nippon Mining, the joint share transfer nonetheless may not be completed as scheduled, or at all.

Under the joint share transfer agreement, the respective obligations of Nippon Oil and Nippon Mining to complete the joint share transfer are subject to a number of specified conditions, including obtaining or satisfying all regulatory approvals, permits, consents and requirements necessary for the effectiveness of the joint share transfer. Regulatory authorities in Japan or elsewhere may seek to block or delay the joint share transfer, or may impose conditions that reduce the anticipated benefits of the joint share transfer or make it difficult to complete as planned and shareholder approval of the joint share transfer will be subject to fulfillment of such conditions, if any. As a result of a pre-filing consultation with the Fair Trade Commission of Japan (the “JFTC”), on December 24, 2009, the JFTC granted clearance that is conditioned upon the effective disposition of the needle coke manufacturing and sales business of either company. If all necessary regulatory approvals, permits, consents and requirements are not satisfied, even if the joint share transfer is approved at Nippon Oil’s and Nippon Mining’s extraordinary general meetings of shareholders, there is no assurance that the joint share transfer will ultimately be completed as scheduled, or at all.

Nippon Oil and Nippon Mining may fail to realize the anticipated benefits of the joint share transfer due to the challenges of integrating their operations.

The success of the joint share transfer will depend, in part, on JX Holdings’ ability to realize the anticipated growth opportunities and cost savings from combining the businesses of Nippon Oil and Nippon Mining under JX Holdings. The joint share transfer agreement calls for an ongoing integration process, including the establishment of three core operating subsidiaries under JX Holdings, each focusing on petroleum refining and marketing, oil and natural gas exploration and development and metals. Nippon Oil and Nippon Mining expect to face significant challenges, including the following:

•	effectively integrating their respective organizations, business cultures, procedures and operations;

•	identifying and streamlining redundant operations and assets, and combining the product and service offerings effectively and quickly;

•	identifying areas and activities that present substantial potential synergies as a result of the joint share transfer, and allocating resources effectively to those and other promising areas and activities;

•	smoothly transitioning relevant operations and facilities to a common information technology system; and

•	developing and implementing uniform accounting policies, internal controls and procedures, disclosure controls and procedures and other governance policies and standards.

If Nippon Oil and Nippon Mining are not able to successfully manage the integration process, take advantage of the anticipated synergies, and create an integrated business, the anticipated benefits of the joint share transfer and subsequent integration may not be realized fully or at all or may take longer to realize than expected.

Significant costs will be incurred in the course of the joint share transfer and in the subsequent integration of the business operations of the two companies.

Nippon Oil and Nippon Mining expect to incur significant costs related to the joint share transfer and in the subsequent integration of the business operations of the two companies. These transaction-related expenses include financial advisory, consulting, legal and accounting fees and expenses, filing fees, printing expenses and other related charges. Some or all of these costs are payable by Nippon Oil and Nippon Mining whether or not the joint share transfer is completed.

In addition to transaction-related expenses, Nippon Oil and Nippon Mining may also incur significant indirect costs while integrating and combining the businesses, including expenses associated with eliminating redundant operations and resources, and reallocating and integrating resources and operations. Moreover, Nippon Oil and Nippon Mining may also incur significant opportunity costs in the form of substantial disruption to their businesses and distraction of their management and employees from day-to-day operations. After the joint share transfer, JX Holdings is expected to incur significant costs in integrating the branding of the petroleum refining and marketing businesses of Nippon Oil and Nippon Mining.

Nippon Oil and Nippon Mining may further incur significant costs in connection with any shareholder litigation or appraisal claims in compensating dissenting shareholders who exercise their appraisal rights.

Uncertainties associated with the joint share transfer, or JX Holdings as a new owner, may damage JX Holdings’ relationships with customers, suppliers and business partners of Nippon Oil and Nippon Mining.

Current customers, suppliers and business partners of Nippon Oil or Nippon Mining may, in response to the announcement of the joint share transfer or to subsequent steps taken to integrate the businesses of Nippon Oil and Nippon Mining, delay or defer decisions concerning their relationships with Nippon Oil or Nippon Mining because of uncertainties related to the joint share transfer, including the absence of certainty that the joint share transfer will be completed. Moreover, the terms of some of the business alliances to which JX Holdings expects to succeed permit the business partner to terminate the alliance if the joint share transfer is completed. The loss of such customers, suppliers and business partners, or the termination of business alliances may have a material adverse effect on JX Holdings’ business and results of operations.

Failure to complete the joint share transfer could adversely affect the stock prices and the future business and financial results of Nippon Oil and Nippon Mining because of, among other things, the market disruption that would occur as a result of uncertainties resulting from a failure to complete the transaction.

There is no assurance that Nippon Oil and Nippon Mining will obtain the necessary shareholder approvals to complete the joint share transfer or satisfy the other conditions to complete the joint share transfer. If the joint share transfer is not completed for any reason, Nippon Oil and Nippon Mining will be subject to several risks, including the following:

•	market prices for the shares of Nippon Oil and Nippon Mining may decline to the extent that those prices reflect a market assumption that the joint share transfer will be completed and that the related benefits and synergies will be realized, or as a result of market perception that the joint share transfer was not completed due to an adverse change in Nippon Oil or Nippon Mining’s business; and

•	the respective businesses of Nippon Oil and Nippon Mining may be harmed, and market prices for their shares may decline, to the extent that employees, customers, suppliers and others believe that the companies cannot compete in the marketplace as effectively without completing the joint share transfer or otherwise remain uncertain about the companies’ future prospects in the absence of the joint share transfer.

Negative media coverage of the joint share transfer, as well as statements by parties with competing interests, could have a materially adverse effect on JX Holdings’ reputation, business and results of operations.

The joint share transfer of Nippon Oil and Nippon Mining is being covered extensively by both Japanese and foreign media. Some of this coverage may be negative and pertains to a wide range of matters relating to the joint share transfer. Negative media coverage about the joint share transfer, regardless of its veracity, may affect investor sentiment and could have a material adverse effect on the stock price of JX Holdings. The resulting reputational harm from such negative media coverage relating to the joint share transfer may also affect consumer perception, negatively affecting the business and results of operations of JX Holdings. JX Holdings, as well as Nippon Oil and Nippon Mining, may also be forced to devote considerable resources to address the impact of such media coverage relating to the joint share transfer.

In connection with the effectiveness of the joint share transfer, it will not be possible to trade shares of Nippon Oil, Nippon Mining or JX Holdings common stock during certain periods.

In connection with the joint share transfer, Nippon Oil and Nippon Mining shares will be delisted from the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange and Nippon Oil shares will also be delisted from the Sapporo Securities Exchange and the Fukuoka Stock Exchange. Under the current schedule and assuming the joint share transfer is completed, the last day of trading in shares of Nippon Oil and Nippon Mining and the delisting of those shares are expected to be four trading days and three trading days prior to the effective date of the joint share transfer, respectively, and the shares of JX Holdings are expected to be listed on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange on the effective date of the joint share transfer. As a result, holders of Nippon Oil and Nippon Mining shares will not be able to trade their shares, or the JX Holdings shares they will be entitled to receive when the joint share transfer is completed, during the period between the delistings of Nippon Oil and Nippon Mining shares and the listing of JX Holdings shares. Accordingly, these holders will be subject to the risk of not being able to liquidate their shares, including during a falling market.

Nippon Oil and Nippon Mining shareholders will each have a reduced ownership and voting interest in JX Holdings and will therefore have less influence over the management of JX Holdings.

After the effectiveness of the joint share transfer, Nippon Oil’s and Nippon Mining’s shareholders will own a significantly smaller percentage of JX Holdings than they currently own in the respective companies. Following effectiveness of the joint share transfer, Nippon Oil’s shareholders will own approximately 62.6% of JX Holdings and Nippon Mining’s shareholders will own approximately 37.4% of JX Holdings. Consequently, Nippon Oil’s and

Nippon Mining’s shareholders will have less influence over the management and policies of JX Holdings than they currently have in Nippon Oil and Nippon Mining, respectively.

JX Holdings will be a holding company and its ability to meet its obligations will depend upon the results of operations from its subsidiaries. JX Holdings’ ability to pay dividends is also restricted by statutory provisions.

JX Holdings will be a holding company that conducts substantially all of its operations through its subsidiaries. Accordingly, JX Holdings will be dependent upon the earnings and cash flows of, and dividends and other distributions from, its subsidiaries to provide funds necessary to meet its obligations. The ability of JX Holdings’ subsidiaries to pay dividends to JX Holdings may be limited by statutory provisions and contractual restrictions. As a result, although JX Holdings’ subsidiaries may have cash, JX Holdings may not be able to access that cash to satisfy its obligations and pay dividends to its stockholders, if any.

Under the Companies Act of Japan, JX Holdings will not be able to declare or pay dividends unless it meets specified financial criteria on an unconsolidated basis. Generally, JX Holdings will be permitted to pay dividends only if it has retained earnings on its unconsolidated balance sheet as of the end of the preceding fiscal year as determined in accordance with Japanese GAAP. For details of restrictions on the payment of dividends, see “Description of JX Holdings Common Stock — Dividends — Restrictions on Dividends.”

In addition, JX Holdings’ right to participate in any distribution of assets of any of its subsidiaries upon the subsidiary’s liquidation or otherwise will be subject to the prior claims of creditors of that subsidiary, except to the extent that any claims by JX Holdings as a creditor of such subsidiary are recognized. As a result, the shares of each subsidiary to be held by JX Holdings will effectively be subordinated to all existing and future liabilities and obligations of that subsidiary.

The fairness opinions obtained by Nippon Oil and Nippon Mining are all based primarily on financial information prepared under Japanese GAAP and, accordingly, U.S. investors should not place undue reliance on such fairness opinions.

The financial analyses and fairness opinions of Nippon Oil’s and Nippon Mining’s financial advisors are based primarily upon financial information of Nippon Oil and Nippon Mining prepared in accordance with Japanese GAAP. The accounting treatment of some items and transactions differ significantly between Japanese GAAP and U.S. GAAP. Accordingly, the financial analyses and fairness opinions of Nippon Oil’s and Nippon Mining’s financial advisors may differ from any analyses and opinions that would have been produced if the advisors had relied primarily on the U.S. GAAP financial statements included in this prospectus. U.S. investors should be aware of the differences between Japanese GAAP and U.S. GAAP when reviewing the financial analyses and fairness opinions of Nippon Oil’s and Nippon Mining’s financial advisors contained elsewhere in this prospectus.

The fairness opinions that Nippon Oil and Nippon Mining have obtained from their financial advisors are based on assumptions as of a certain date, and may not be valid as of a later date.

Neither Nippon Oil nor Nippon Mining has obtained from its financial advisors (Mizuho Securities Co., Ltd. (“Mizuho”), JPMorgan Securities Japan Co., Ltd. (“J.P. Morgan”) or Nomura Securities Co., Ltd. (“Nomura”), for Nippon Oil and UBS Securities Japan Ltd (“UBS”), Merrill Lynch Japan Securities Co., Ltd. (“BofA Merrill Lynch”) or Daiwa Securities SMBC Co. Ltd. (“Daiwa SMBC”), for Nippon Mining) updated fairness opinions as of the date of this prospectus. The fairness opinions were provided by these financial advisors as of October 29, 2009 or October 30, 2009 and do not speak as of any date other than the date of those opinions and are subject to various assumptions and qualifications. Changes in the operations and prospects of Nippon Oil and Nippon Mining, general market and economic conditions and other factors which may be beyond the control of Nippon Oil and Nippon Mining, and on which the fairness opinions were based, may have altered the value of Nippon Oil and Nippon Mining, or the market price of Nippon Oil and Nippon Mining common stock as of the date of this prospectus, or may alter such values and prices by the time the joint share transfer is completed. You are encouraged to read the fairness opinions, which are included elsewhere in this prospectus, in their entirety.

A successful legal challenge to the validity of the joint share transfer following its completion may invalidate the shares of JX Holdings issued in the joint share transfer.

Until six months after the effective date of the joint share transfer, any of Nippon Oil’s or Nippon Mining’s shareholders, directors, corporate auditors or liquidators as of the effective date of the joint share transfer may bring a court action to nullify the joint share transfer. JX Holdings’ shareholders, directors, corporate auditors or liquidators may also bring a court action to nullify the joint share transfer until six months after the effective date of the joint share transfer. A court may nullify the joint share transfer if it finds that a material procedural defect occurred in connection with the joint share transfer. If any court action challenging the validity of the joint share transfer is brought, the price or liquidity of JX Holdings’ shares may be adversely affected, regardless of the merits of the claim. Moreover, if such a court action is successful and a court enters a final and binding judgment, JX Holdings would be liquidated and JX Holdings’ shareholders at the time of such judgment will receive shares of Nippon Oil and/or Nippon Mining.

Risks Relating to JX Holdings’ Business

Prices for commodities, including prices for crude oil, natural gas and copper, may fluctuate and JX Holdings may not be adequately hedged, which may adversely affect JX Holdings’ financial condition and results of operations.

Prices for commodities, including prices for crude oil, natural gas and copper, are affected by changes in supply and demand for such commodities, and can be influenced by various underlying factors including economic conditions, foreign exchange rates and other economic indicators, weather conditions, laws and regulations and actions taken by market participants and regulatory bodies. Furthermore, political developments, including war, embargoes and political strife in oil, natural gas or copper producing regions can affect world crude oil, natural gas and copper supply and prices.

Fluctuations in prices for commodities, including prices for crude oil, natural gas and copper, could have an adverse effect on JX Holdings’ financial condition and results of operations. Moreover, JX Holdings’ expected use of the average cost method for evaluating its crude oil inventory will have the effect of reducing the amount of decrease in the cost of goods sold as compared to the amount of decrease in the latest prices JX Holdings pays for crude oil. The average cost method may therefore adversely affect JX Holdings’ results of operations during periods when market prices for crude oil decline below the average cost of crude oil in JX Holdings’ inventory.

JX Holdings expects to enter into contracts to hedge a portion of its exposure to fluctuations in the prices for oil, natural gas, copper and other commodities, as well as for the prices for certain products manufactured from those commodities. As part of this strategy, it may utilize fixed-price forward physical purchase and sale contracts, futures, financial swaps, and option contracts traded in over-the-counter markets or on exchanges or entered into on a negotiated basis. However, JX Holdings may not cover the entire exposure of its assets or positions to market price volatility, and the coverage will vary over time. As a result, fluctuating commodity prices may adversely affect its financial results to the extent it has unhedged positions. In addition, economic hedging activities may not qualify for hedge accounting under U.S. GAAP, resulting in increased volatility in JX Holdings’ net income.

Prices for JX Holdings’ products such as refined petroleum products, petrochemicals and fabricated metals may fluctuate significantly, resulting in volatile margins for its products, and JX Holdings may be unable to pass along higher production costs to customers.

The financial results of JX Holdings will be largely dependent on the margins that JX Holdings earns on its products, including its refined petroleum products, petrochemicals and metals products. Historically, margins have been volatile, and they are likely to continue to be volatile in the future. Future volatility may adversely affect JX Holdings’ business, since its margins may not be adequate to support profitable operations and positive operating cash flows.

Prices for JX Holdings’ products will be affected by changes in supply and demand for such products and can also be influenced by various underlying factors including economic conditions, weather conditions, actions taken by market participants such as changes in domestic refinery capacity and the number of service stations, laws and regulations and actions taken by regulatory bodies.

JX Holdings will attempt to preserve margins by matching, to the extent possible, changes in the sales prices of its products to changes in the cost of sales. However, due to price competition and other factors, it will not always be possible for JX Holdings to preserve significant margins, or any margins at all. Moreover, even if JX Holdings can adjust the sale prices of its products to reflect changes in cost of sales, price changes may lag changes in the cost of sales. Any lag will adversely affect JX Holdings’ ability to preserve margins during periods of sudden or prolonged increases in raw materials prices. Thus, margins may decline for extended periods of time when prices for raw materials are generally rising. Downward pressure on JX Holdings’ margins may have a material adverse effect on its operating results and cash flows.

Because most of JX Holdings’ sales will be concentrated in Japan, adverse economic conditions and energy-conservation trends in Japan may negatively affect JX Holdings’ financial condition and results of operations.

In the fiscal year ended March 31, 2009, 86.8% of Nippon Oil’s revenues and 80.6% of Nippon Mining’s revenues were generated from customers located in Japan. The concentration of sales in the Japanese market will make JX Holdings’ business highly dependent on consumer demand and general economic conditions in Japan.

In recent years, Japanese consumers have been increasing their purchases of hybrid and compact cars and other fuel-efficient products, and consumer demand has been decreasing for kerosene space heaters and other items once commonly found in Japanese households that used refined petroleum products as fuel. This shift in consumer trends is reducing demand for refined petroleum products. If these trends continue or accelerate, demand for refined petroleum products could continue to decline, adversely affecting JX Holdings’ financial condition and results of operations.

Moreover, the Japanese economy has slowed down significantly since the second half of fiscal year ended March 31, 2009, and the outlook for the Japanese economy in terms of public and private sector capital investment and consumer spending is generally negative. Demand for refined petroleum products in Japan is expected to continue to decline for the foreseeable future. Any further declines in domestic economic activity would likely depress demand for petroleum products and, owing to JX Holdings’ concentration of sales in the Japanese market, negatively affect JX Holdings’ financial condition and results of operations.

Because sales of some products in China and other Asian countries are significant, adverse economic conditions in those regions may negatively affect JX Holdings’ financial condition and results of operations.

Nippon Oil relies significantly on customers in China and other Asian countries for sales of petrochemicals and certain other products. Nippon Mining also relies significantly on customers in China and other Asian countries for sales of certain of its products, such as refined copper, petrochemicals, copper foil and sputtering targets. If demand for JX Holdings’ products in China and other Asian countries fails to grow as expected in the mid to long term or such demand declines due to economic weaknesses or other adverse conditions in these countries, JX Holdings’ financial condition and results of operations may be adversely affected.

The failure or poor performance of overseas strategic alliances or investments may prevent JX Holdings from realizing the benefits of its growth strategy.

JX Holdings will seek to capture overseas opportunities by entering into and enhancing alliances with overseas energy companies with a strong presence in Asia, or through overseas investments. JX Holdings plans to use alliances to market its refined petroleum products and other products outside of Japan and expand its oil and natural gas exploration and production business. If JX Holdings fails to identify or enter into effective alliances with partners with whom significant business relationships and synergies may be developed, or fails to maintain Nippon Oil’s and Nippon Mining’s alliances and business relationships, JX Holdings may not realize the benefits of this strategy and may not realize its planned growth overseas.

JX Holdings’ financial condition and results of operations may be adversely affected by risks and uncertainties relating to the foreign jurisdictions in which it sources raw materials.

Nippon Oil and Nippon Mining source raw materials for their businesses in countries and regions worldwide. In particular, Nippon Oil relies on a limited number of sources in the Middle East, and Nippon Mining relies on a limited number of sources in the Middle East and Indonesia, for most of their respective supplies of crude oil. In addition, Nippon Mining sources a substantial portion of the copper concentrate used in its smelting and refining business through arrangements with mines in Chile. JX Holdings’ business may be adversely affected by various risks in the foreign jurisdictions where it sources raw materials, including destabilization of the political climate, adverse economic conditions, and changes in laws and their application and in governmental policies. If JX Holdings’ supplies of raw materials are disrupted, it may be unable to obtain adequate substitutes because there are only a limited number of jurisdictions from which raw materials can be sourced.

JX Holdings’ business may be adversely affected by existing or future environmental regulations.

In connection with its various businesses, JX Holdings will be subject to extensive environmental protection laws and regulations in Japan and other jurisdictions. These laws and regulations provide for, among other things:

•	restrictions on, or imposition of fees for, the discharge of waste substances or for cleanup costs, including with respect to soil contamination, wastewater, gas or solid waste materials;

•	levy of fines and payment of damages for serious environmental offenses;

•	closure of any facility which fails to comply with regulatory orders, or fails to correct or halt operations causing environmental damage; and

•	mandatory contributions to the International Oil Pollution Compensation (the “IOPC”) Funds.

In addition, new environmental regulations directed at reducing carbon dioxide may mandate the blending of biomass, which would necessitate additional capital investments in refineries or result in increases in refining and other production-related costs. Japanese or other authorities might revise current regulations or introduce new environmental regulations, and compliance with existing and any future regulations may result in significant additional expenditures. Liabilities and obligations incurred in complying with environmental regulations may have a material adverse effect on JX Holdings’ results of operations and financial condition and could affect how JX Holdings operates its businesses.

Gould Electronics Inc., a Nippon Mining subsidiary in the United States, is a potential responsible party for the cleanup of certain sites under U.S. environmental laws. Gould Electronics has provided reserves that it considers appropriate, but the actual amount that Gould Electronics may have to contribute may exceed the reserves. Depending on the amount of any such shortfall, JX Holdings’ results of operations and financial condition may be negatively affected.

JX Holdings will face operating risks that may cause significant business interruptions.

JX Holdings will be exposed to a variety of potentially severe operating risks, including the risk of fire, explosions, embargos, natural disasters (such as earthquakes, thunderstorms, hurricanes and volcanic eruptions), accidents, mechanical problems, labor disputes, epidemics, unexpected geological conditions, mine collapses, environmental hazards and weather and other natural phenomena. JX Holdings’ sourcing of raw materials, shipment of products and other transportation activities will be subject to the hazards of marine operations, such as piracy, capsizing, collision and adverse weather and sea conditions. If any of these operating risks materializes, JX Holdings could incur substantial losses. Such losses may involve or arise from serious personal injury or loss of life, severe damage to or destruction of property such as plants, natural resources, equipment, information systems, pollution and other environmental damage, cleanup costs and liabilities, regulatory investigations and penalties, and suspension of operations. JX Holdings’ operating risks will also include the risk that its business partners may suffer significant business interruptions.

In accordance with industry practice, Nippon Oil and Nippon Mining maintain insurance against some, but not all, of the risks described above. There can be no assurance that JX Holdings will have continued access to comparable coverage at acceptable rates or that such coverage will be adequate to cover losses or liabilities that may arise.

JX Holdings’ financial condition and results of operations may be adversely affected by fluctuations in foreign exchange rates.

Fluctuations in foreign exchange rates may adversely affect JX Holdings’ sales of products overseas, and the Japanese yen-translated value of JX Holdings’ products sold overseas. For example, a strengthening of the Japanese yen against currencies of Asian countries to which JX Holdings exports petrochemical products will adversely affect the price competitiveness of those products and may negatively affect JX Holdings’ financial condition and results of operations. Moreover, fluctuations in foreign exchange rates may adversely affect the Japanese yen-translated price JX Holdings pays when it purchases crude oil used in its petroleum refining and marketing operations. In addition, foreign exchange rate fluctuations may have a material effect on the Japanese yen-translated value of the assets, liabilities, income and expenses of consolidated foreign subsidiaries and affiliates whose functional currencies are not Japanese yen. The high and low exchange rates of Japanese yen for U.S. dollars, expressed in Japanese yen per $1.00 and based on the noon buying rate in the City of New York, were ¥100.71 and ¥89.34 for the six months ended September 30, 2009 and ¥110.48 and ¥100.87 for the six months ended September 30, 2008. The high and low exchange rates of Japanese yen for U.S. dollars, expressed in Japanese yen per $1.00 and based on the noon buying rate in the City of New York, were ¥110.48 and ¥87.80 for the fiscal year ended March 31, 2009 and ¥124.09 and ¥96.88 for the fiscal year ended March 31, 2008.

The petroleum refining and marketing business is highly competitive and JX Holdings will face intense competition.

JX Holdings’ business, especially its petroleum refining and marketing business, will face intense competition, including from domestic Japanese petroleum refining and marketing companies and subsidiaries of major international oil companies such as ExxonMobil Japan, Showa Shell Sekiyu K.K. (“Showa Shell”), Idemitsu Kosan Co. Ltd. (“Idemitsu”) and Cosmo Oil Co., Ltd. The Japanese market for refined petroleum products is extremely price competitive due to the industry’s excess refining capacity, marketing and an excess of service stations. If JX Holdings is not able to effectively operate its businesses including its petroleum refining and marketing business in this competitive environment, its financial condition and results of operations could be materially and adversely affected.

JX Holdings’ failure to protect its intellectual property rights from infringement or obsolescence risks may adversely affect its business and competitive position.

JX Holdings’ businesses will rely in part on proprietary refining and manufacturing technologies, proprietary rights in its products, processes and brands in its other businesses, and on its ability to obtain patents, licenses and other intellectual property rights over such technologies to prevent misuse by competitors. Any of JX Holdings’ patents could be challenged, invalidated or circumvented. There can be no assurance that claims allowed on any present and future patents and other intellectual property rights will be sufficiently broad to protect JX Holdings’ interest in or expected returns from the underlying technologies.

JX Holdings’ businesses may be harmed by misappropriation of customers’ personal information or proprietary data.

JX Holdings will manage (directly or through third-party vendors) various personal information and proprietary data of its customers in connection with certain of its businesses, including its petroleum refining and marketing business. JX Holdings may be required to incur significant costs to protect against the threat of security breaches relating to this personal and proprietary data, or to address problems caused by such breaches. In addition, if personal information of JX Holdings’ customers or other proprietary data is misappropriated or if any other significant security breach occurs, whether relating to the information JX Holdings manages or otherwise, JX Holdings could be subject to claims, litigation or other potential liabilities that could materially adversely affect its businesses and results of operations.

JX Holdings may not be successful in attracting and retaining sufficient skilled exploration and production engineers.

JX Holdings’ success in its exploration and production of oil and natural gas operations will depend partly on its effective use of advanced exploration and extraction technologies and methods. In order to implement advanced technologies in a technology-driven industry and to achieve future growth, JX Holdings must recruit and retain qualified scientists and engineers.

Demand for personnel with the range of capabilities and experience required in the oil and natural gas exploration and production business is high, and success in attracting and retaining such employees is not guaranteed. Failure to retain and attract critical personnel could result in a shortage of such people due to normal attrition. This could result in an inability to maintain an appropriate level of technological improvements or take advantage of new opportunities that may arise. A subsequent decline in competitiveness could have a negative impact on JX Holdings’ operating results and financial condition.

The future performance of JX Holdings will be affected by its ability to find or acquire rights to additional oil and natural gas reserves that are economically recoverable.

JX Holdings’ future production of oil and natural gas will be affected by its success in finding or acquiring, and developing, additional reserves in a manner that allows economically viable production. Internationally, government-owned oil companies control at least two-thirds of the potential resource base, with only the remainder available for exploration by private oil companies like JX Holdings. To the extent that government-owned oil companies choose to develop their oil and natural gas resources without the participation of international oil companies, or to the extent that JX Holdings is not viewed as a sufficiently attractive alliance partner, its exploration and development opportunities will be limited to a smaller potential resource base.

Because of limited access to major, new exploration and development opportunities, the bidding for such available opportunities has intensified and is characterized by high prices for successful bids and increasingly stringent conditions on exploration. In addition, a substantial increase in exploration activities by the industry as a whole has had a significant effect on the rates for, and availability of, drilling rigs and other operating resources.

Unless JX Holdings conducts successful exploration and development activities or purchases rights to proved reserves or resources to be converted into proved reserves, or both, its proved reserves will decline as its existing reserves are exhausted. If JX Holdings is unable to consistently replace its oil and natural gas reserves, production levels may decline, which could negatively affect JX Holdings’ operating results and financial position.

Oil, natural gas and ore reserves data are only estimates, and JX Holdings’ future production may differ materially from estimated reserves.

The estimation of oil, natural gas and ore reserves involves subjective judgments and determinations based on available geological, technical, contractual and economic information. Proved developed oil and natural gas reserves are those that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Ore reserves are that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. None of these amounts can be determined with certainty. Substantial upward or downward revisions in reserve estimates may be required, based on new information from production, drilling, exploration, sampling or testing activities or changes in economic factors, as well as from developments such as acquisitions and dispositions, new discoveries and extensions of existing fields or deposits and the application of improved recovery techniques. Reserve estimates are also subject to correction for errors in the application of published rules and guidance. A downward revision of a reserve estimate is an indication of lower future production. If actual reserves are less than estimated, this may have a material adverse effect on JX Holdings’ production, results of operations and financial condition.

The development of oil, natural gas and mineral resources is subject to substantial uncertainties, and requires significant capital investments.

JX Holdings’ oil and natural gas fields and copper deposits are in various stages of development. Successful completion depends upon overcoming substantial risks, including, but not limited to, risks relating to failures of siting, financing, construction and governmental approvals. There can be no assurance that any individual project will be completed or otherwise successfully commence commercial operations, or that capitalized costs for projects under development are recoverable. For oil and natural gas properties, under the full cost method, if capitalized costs less accumulated amortization exceeds the full cost ceiling, the excess is charged to expense. For copper deposits, if a project under development is abandoned, all capitalized development costs are expensed. Unsuccessful development efforts may have a material adverse effect on JX Holdings’ results of operations. For more discussion of the full cost method and mining development costs, see Notes 2 to Nippon Oil’s and Nippon Mining’s audited consolidated financial statements included elsewhere in this prospectus.

The high cost or unavailability of drilling rigs, equipment, supplies and oil field services could adversely affect JX Holdings’ ability to execute its exploration and production plans on a timely basis and within its budget.

In connection with the exploration and production of oil and natural gas, JX Holdings expects to lease the necessary exploration and production materials such as drilling rigs and other equipment and supplies from third parties, and also expects to obtain related oil field services from third parties. From time to time, and especially during periods when market prices for crude oil are high, these materials and services are in short supply. During these periods, the costs for these materials and services may increase substantially. Moreover, JX Holdings’ access to such materials and services may be delayed or the materials and services may not be available on commercially acceptable terms. If JX Holdings is unable to obtain required materials and services on commercially acceptable terms and in a timely manner, JX Holdings’ financial condition and results of operations could be adversely affected.

As a custom smelter, JX Holdings will be exposed to various factors beyond its control that may adversely affect its margins in the copper smelting and refining business.

JX Holdings will conduct operations in its metals business mainly as a “custom smelter,” as it will rely on third-party suppliers for the concentrate to be used in its smelting operations. As a custom smelter, JX Holdings will acquire copper concentrate for its smelting operations from overseas suppliers and produce refined copper for sale to its customers. The margin JX Holdings will earn in this business principally consists of treatment and refining charges and a sales premium above the London Metal Exchange (“LME”) price of refined copper. Various factors beyond JX Holdings’ control may, however, affect the treatment and refining charges or sales premiums JX Holdings will be able to collect.

Treatment and refining charges are established through negotiations with copper concentrate suppliers. In recent years, the supply of copper concentrate to the market has tended to be insufficient owing to a decrease in concentrate grade, increasing demand from China and India and other factors, and the negotiating position of custom smelters such as Nippon Mining has become weaker. These factors have combined to put downward pressure on smelting margins and may lead to a material adverse effect on JX Holdings’ results of operations.

Nippon Mining’s treatment and refining contracts are denominated in U.S. dollars. Some of these contracts include terms that adjust Nippon Mining’s smelting and refining margins to partially reflect fluctuations in international prices for copper. Therefore, Nippon Mining’s smelting and refining margins tend to decline when the Japanese yen appreciates in value or when international copper prices fall.

Sales premiums are established through negotiations with its customers and reflect various factors, including demand for refined copper, import tariffs and other importation costs. Depending on the outcome of customer negotiations, JX Holdings’ margins could decrease, potentially leading to a material adverse effect on JX Holdings’ results of operations.

International competition for copper concentrate is increasing, and failure to procure a stable supply of such concentrate could have a material adverse effect on JX Holdings’ business and results of operations.

JX Holdings will conduct its metal business mainly as a custom smelter, and will obtain copper concentrate to be used in its smelting and refining business from third-party suppliers overseas. However, due to a number of factors, including declines in worldwide reserves of ore with high copper content, the world supply of copper concentrate has generally been strained. These factors, coupled with the effect of increasing demand for copper concentrate from large consumers in China and India, have led to intense competition for the copper concentrate available in the world market.

Nippon Mining has invested in various mining complexes to source a significant portion of the copper concentrate used in its smelting and refining business. For the fiscal year ended March 31, 2009, Nippon Mining procured approximately 43% of the copper concentrate used in its smelting and refining business through such arrangements with the Escondida, Los Pelambres and Collahuasi mines in Chile.

If operations in any of the mining complexes in which Nippon Mining has invested are significantly reduced, interrupted or curtailed, JX Holdings may be unable to timely procure on similar terms the raw materials it needs for its smelting and refining business, and its business and results of operations may be materially and adversely affected.

Demand for electronic materials is dependent upon technological developments, and the market for electronic materials is highly competitive.

JX Holdings expects to sell electronic material products that are mainly used in IT-related and consumer electronics industries. Supply and demand conditions and price movements in those industries may have a material effect on the financial performance of JX Holdings’ electronic materials operations.

The electronic materials business is highly competitive and subject to rapid technological innovation and changes in customer needs. If JX Holdings is unable to respond effectively to changes in technology and customer needs, then its competitive position in the electronic materials segment may decline.

The titanium business is reliant on specialized demand, and its results may be negatively affected by demand volatility.

Demand for titanium is concentrated in specific industries. Titanium metals are used primarily in the manufacture of aircraft, power plants, chemical plants and seawater desalinization plants. Titanium catalysts are used almost exclusively in propylene polymerization. Changes to conditions for the industries that are major consumers of titanium could cause a decrease in demand for JX Holdings’ titanium business and negatively affect the financial results of those operations.

Risks of Owning the Shares

Japan’s unit share system imposes restrictions on the rights of holders of shares of JX Holdings common stock that do not constitute a unit.

Pursuant to the Companies Act of Japan and certain related legislation, the proposed articles of incorporation of JX Holdings provide that 100 shares of JX Holdings common stock will constitute one unit. Holders of shares that constitute less than one unit do not have voting rights under the Companies Act of Japan, which imposes other significant restrictions and limitations on such holders. The transferability of such shares is also significantly limited. Under the unit share system, holders of shares constituting less than one unit have the right to require the issuer to purchase their shares. In addition, JX Holdings’ articles of incorporation will provide that a holder of less than a unit of JX Holdings shares may request that JX Holdings sell to such holder such amount of shares which will, when added together with the shares constituting less than one unit, constitute one unit of shares, as long as JX Holdings has treasury stock to sell upon such request.

Rights of shareholders under Japanese law may be more limited than under the laws of other jurisdictions.

The articles of incorporation, share handling regulations and regulations of the board of directors, as well as the Companies Act of Japan, will govern the affairs of JX Holdings. Legal principles relating to such matters as the validity of corporate actions, directors’ and officers’ fiduciary duties and shareholders’ rights may be different from those that would apply if JX Holdings were a non-Japanese company. Shareholders’ rights under Japanese law may not be as extensive as shareholders’ rights under the laws of other countries or jurisdictions within the United States. You may have more difficulty in asserting your rights as a shareholder than you would as a shareholder of a corporation organized in another jurisdiction.

Because of daily price range limitations under Japanese stock exchange rules, you may not be able to sell JX Holdings shares at a particular price on any particular trading day, or at all.

Stock prices on Japanese stock exchanges are determined on a real-time basis by the equilibrium between bids and offers. These exchanges are order-driven markets without specialists or market makers to guide price formation. To prevent excessive volatility, these exchanges set daily upward and downward price fluctuation limits for each listed stock, based on the previous day’s closing price. Although transactions on a given Japanese stock exchange may continue at the upward or downward price limit, if the price limit is reached on a particular trading day, no transactions on such exchange may take place outside these limits. Consequently, an investor wishing to sell shares on a Japanese stock exchange at a price outside of the relevant daily limit may be unable to complete the sale through that exchange on that particular trading day.

It may not be possible for investors to effect service of process within the United States upon JX Holdings’ directors, senior management or corporate auditors, or to enforce against JX Holdings or those persons judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States.

JX Holdings will be a joint stock company incorporated under the laws of Japan. Almost all of JX Holdings’ directors, senior management and corporate auditors are expected to reside outside the United States. It may not be possible, therefore, for U.S. investors to effect service of process within the United States upon these persons. Furthermore, many of the assets of JX Holdings and these persons are located in Japan and elsewhere outside the United States. It may not be possible, therefore, for U.S. investors to enforce, against JX Holdings or these persons, judgments obtained in the U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. Nippon Oil and Nippon Mining believe that there is doubt as to the enforceability in Japan, in original actions or in actions to enforce judgments of U.S. courts, of claims predicated solely upon the federal securities laws of the United States.

JX Holdings will likely terminate its registration under the Exchange Act and cease to be an SEC reporting company as soon as practicable in accordance with applicable rules and regulations.

JX Holdings will likely decide to terminate its registration under the Exchange Act as soon as practicable in accordance with the rules that permit the deregistration of eligible foreign private issuers. If JX Holdings terminates its registration, it will no longer be subject to the reporting provisions of the Exchange Act. As a result, U.S. shareholders will have access to less information about JX Holdings and its business, operations and financial performance. If JX Holdings terminates its registration under the Exchange Act, it will cease, among other things, to be subject to the liability provisions of the Exchange Act and the provisions of the Sarbanes-Oxley Act of 2002. If JX Holdings is unable to terminate its registration as currently contemplated, it may incur additional costs in order to maintain compliance with applicable U.S. laws and regulations.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on the current expectations, assumptions, estimates and projections of each of Nippon Oil and Nippon Mining about its business, industry and markets and those of JX Holdings. These forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “plan” or similar words. These statements discuss future expectations, identify strategies, contain projections of results of operations or financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contained in any forward-looking statement. The actual results of each of Nippon Oil, Nippon Mining and JX Holdings could be materially different from and worse than those expectations. Important risks and factors that could cause the actual results of Nippon Oil, Nippon Mining and JX Holdings to be materially different from their expectations are set forth in “Risk Factors” and elsewhere in this prospectus. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. None of Nippon Oil, Nippon Mining or JX Holdings undertakes any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

A wide range of factors could materially affect future developments and performance of Nippon Oil, Nippon Mining and JX Holdings, including the following:

•	the process of, or conditions imposed in connection with, obtaining regulatory approvals for the joint share transfer;

•	the ability of Nippon Oil and Nippon Mining to integrate their businesses successfully after the joint share transfer;

•	the realization of anticipated benefits and synergies of the joint share transfer;

•	the ability to maintain margins on refined petroleum products, petrochemicals, refined and fabricated metals and refined copper;

•	prices for crude oil, natural gas and copper concentrate;

•	economic conditions in Japan, Asia, particularly China, and other countries where Nippon Oil, Nippon Mining and JX Holdings operate;

•	the ability to enter into and perform in overseas strategic alliances;

•	domestic and international political developments and laws and regulations, such as restrictions on production and imports and exports, tax increases, and environmental laws or regulations;

•	natural disasters;

•	potential revisions of reserve estimates;

•	foreign exchange rate fluctuations;

•	the ability to find or acquire rights to additional oil and natural gas reserves; and

•	potential delays or failure in the execution of exploration and development plans.

SELECTED HISTORICAL FINANCIAL DATA OF NIPPON OIL

The following U.S. GAAP selected historical financial data of Nippon Oil as of and for the fiscal years ended March 31, 2009 and 2008 have been derived from Nippon Oil’s annual consolidated financial statements prepared in accordance with U.S. GAAP, which have been audited by Ernst & Young ShinNihon LLC, an independent registered public accounting firm, and which are included in this prospectus.

The following U.S. GAAP selected historical financial data of Nippon Oil as of and for the six months ended September 30, 2009 and 2008 have been derived from Nippon Oil’s unaudited condensed consolidated financial statements prepared in accordance with U.S. GAAP, which include, in the opinion of Nippon Oil’s management, all adjustments considered necessary to present fairly the results of operations and financial position of Nippon Oil for the periods and dates presented. The results of operations for an interim period are not necessarily indicative of the results for the full year or any other interim period.

The data presented below is only a summary and should be read in conjunction with the consolidated financial statements of Nippon Oil, related notes, and other financial information included herein. You should also read “Nippon Oil Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

U.S. GAAP Selected Historical Financial Data:

	Six Months Ended September 30,
	2009	2008
	(Millions of yen except per share data)

Statements of Operations:
Revenues	¥2,254,237	¥3,743,210
Cost of sales	(2,048,323)	(3,588,700)
Selling, general and administrative expenses	(130,483)	(136,370)
Loss on disposition of property, plant and equipment, net	(8,185)	(1,636)
Loss on impairment of property, plant and equipment and oil and natural gas properties	(10,502)	(6,507)
Operating income	56,744	9,997
Income before income taxes and equity in earnings of affiliates	63,719	10,119
Net income	42,376	10,931
Less: Net income attributable to noncontrolling interests	(1,846)	(476)
Net income attributable to Nippon Oil Corporation	40,530	10,455

Per Share Data:
Net income per share attributable to Nippon Oil Corporation	¥27.96	¥7.20
Cash dividends per share of common stock	10	10

	Fiscal Year Ended March 31,
	2009	2008
	(Millions of yen except per share data)

Statements of Operations:
Revenues	¥6,368,424	¥6,548,809
Cost of sales	(6,437,691)	(6,031,480)
Selling, general and administrative expenses	(274,522)	(272,825)
Gain on disposition of property, plant and equipment, net	5,725	5,813
Loss on impairment of oil and natural gas properties	(97,627)	—
Loss on impairment of property, plant and equipment	(12,124)	(17,825)
Operating (loss) income	(447,815)	232,492
(Loss) income before income taxes, minority interests and equity in earnings of affiliates	(456,131)	218,253
Net (loss) income	(295,990)	128,025

Per Share Data:
Net (loss) income per share	¥(204.01)	¥88.12
Cash dividends per share of common stock	20	12

	September 30,	March 31,
	2009	2009	2008

Balance Sheets:
Total current assets	¥1,742,620	¥1,800,371	¥2,509,199
Total assets	3,962,985	3,986,815	4,719,177
Total current liabilities	1,914,270	1,944,813	2,312,763
Total liabilities	3,024,807	3,103,076	3,351,015
Equity attributable to Nippon Oil Corporation	857,526	802,279	1,263,491
Common stock, no par value	139,437	139,437	139,437
Number of shares (in thousands)
Authorized	5,000,000	5,000,000	5,000,000
Issued	1,464,508	1,464,508	1,464,508
Treasury stock	15,225	15,097	11,256

The following Japanese GAAP selected historical financial data of Nippon Oil as of and for the fiscal years ended March 31, 2009, 2008, 2007, 2006 and 2005 have been derived from Nippon Oil’s consolidated financial statements prepared in accordance with Japanese GAAP, which are not included in this prospectus.

Japanese GAAP Selected Historical Financial Data

	As of or for the Fiscal Year Ended March 31,
	2009	2008	2007	2006	2005
	(Millions of yen except per share data and numbers of shares)
	(Unaudited)

Statements of Income:
Revenues	¥7,389,234	¥7,523,990	¥6,624,256	¥6,117,988	¥4,924,163
Cost of sales	(7,414,998)	(6,982,966)	(6,176,656)	(5,521,192)	(4,437,411)
Selling, general and administrative expenses	(286,743)	(277,061)	(287,915)	(292,866)	(285,281)
Operating (loss) income	(312,506)	263,962	159,684	303,930	201,470
Ordinary (loss) income	(275,448)	275,666	186,611	309,088	212,435
(Loss) income before income taxes and minority interests	(365,569)	279,812	172,205	298,332	220,958
Net (loss) income	(251,613)	148,306	70,221	166,510	131,519
Per Share Data:
Net (loss) income	¥(172.42)	¥101.49	¥48.12	¥114.08	¥86.72
Cash dividends per share	20	12	12	12	10
Balance Sheets:
Total current assets	¥1,758,489	¥2,487,526	¥2,262,528	¥2,140,951	¥1,569,328
Total assets	3,969,730	4,594,197	4,385,533	4,231,814	3,514,352
Total current liabilities	1,890,264	2,258,130	2,072,145	1,941,846	1,536,810
Total liabilities	2,953,424	3,164,930	3,053,551	2,992,247	2,464,241
Total net assets, including minority interest	1,016,306	1,429,266	1,331,981	1,239,566 (1)	1,050,110 (1)
Common stock, no par value	139,437	139,437	139,437	139,437	139,437
Number of shares (in thousands) as adjusted to reflect changes in capital
Authorized	5,000,000	5,000,000	5,000,000	5,000,000	2,000,000
Issued	1,464,508	1,464,508	1,464,508	1,464,508	1,514,508
Treasury stock	6,630	2,789	2,743	7,237	6,850

(1)	As of March 31, 2007, Nippon Oil adopted the “Accounting Standard for Statement of Changes in Net Assets” (ASBJ Statement No. 6, December 27, 2005) and “Guidance on Accounting Standard for Statement of Changes in Net Assets” (ASBJ Guidance No. 9, December 27, 2005), therefore, amounts corresponding to fiscal years ended March 31, 2006 and 2005 have been determined by retrospectively applying these standards.

SELECTED HISTORICAL FINANCIAL DATA OF NIPPON MINING

The following U.S. GAAP selected historical financial data of Nippon Mining as of and for the fiscal years ended March 31, 2009 and 2008 have been derived from Nippon Mining’s annual consolidated financial statements prepared in accordance with U.S. GAAP, which have been audited by Ernst & Young ShinNihon LLC, an independent registered public accounting firm, and which are included elsewhere in this prospectus.

The following U.S. GAAP selected historical financial data of Nippon Mining as of and for the six months ended September 30, 2009 and 2008 have been derived from Nippon Mining’s unaudited consolidated financial statements prepared in accordance with U.S. GAAP, which include, in the opinion of Nippon Mining’s management, all adjustments considered necessary to present fairly the results of operations and financial position of Nippon Mining for the periods and dates presented. The results of operations for an interim period are not necessarily indicative of the results for the full year or any other interim period.

The data presented below is only a summary and should be read in conjunction with the consolidated financial statements of Nippon Mining, related notes, and other financial information included herein. You should also read “Nippon Mining Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

U.S. GAAP Selected Historical Financial Data:

	Six Months Ended September 30,
	2009	2008
	(Millions of yen except per share data)

Statements of Operations:
Revenues	¥1,244,037	¥2,106,536
Cost of sales	1,106,691	1,966,429
Selling, general and administrative expenses	85,484	87,468
Loss on disposition of property, plant and equipment, net	1,306	3,205
Loss on impairment of property, plant and equipment	664	1,010
Operating income	49,892	48,424
Income before income taxes	55,957	90,272
Net income	35,278	61,670
Less: Net income attributable to noncontrolling interests	7,169	9,137
Net income attributable to Nippon Mining Holdings, Inc.	28,109	52,533

Per Share Data:
Net income attributable to Nippon Mining Holdings, Inc.
Basic	¥30.34	¥56.68
Diluted	30.31	56.63
Dividends declared	7.50	8.00

	Fiscal Year Ended March 31,
	2009		2008
	(Millions of yen except per share data)

Statements of Operations:
Revenues	¥3,494,853		¥3,803,926
Cost of sales	3,425,076		3,499,505
Selling, general and administrative expenses	179,244		185,791
Loss on disposition of property, plant and equipment, net	8,548		1,549
Loss on impairment of property, plant and equipment	5,876		1,268
Operating (loss) income	(123,891)		115,813
(Loss) income before income taxes and minority interest	(90,574)		205,291
Net (loss) income	(24,339)		100,925

Per Share Data:
Net (loss) income per share
Basic	¥(26.26)		¥108.89
Diluted	(26.26	)(1)	108.81
Dividends per share of common stock	14		16

	September 30,	March 31,
	2009	2009	2008

Balance Sheets:
Total current assets	¥857,854	¥791,242	¥1,181,941
Total assets	1,919,472	1,845,112	2,234,199
Total current liabilities	817,216	766,885	1,077,200
Long-term debt, less current portion	363,332	375,025	328,273
Total liabilities	1,306,614	1,278,813	1,567,360
Equity attributable to Nippon Mining Holdings, Inc.	537,259	505,616	596,358
Common stock, no par value	73,920	73,920	73,920
Number of shares (in thousands)
Authorized	3,000,000	3,000,000	3,000,000
Issued	928,462	928,462	928,462
Treasury stock	2,102	2,091	1,649

(1)	This figure does not include 862,079 shares of common stock issuable upon the exercise of certain stock options.

The following Japanese GAAP selected historical financial data of Nippon Mining as of and for the fiscal years ended March 31, 2009, 2008, 2007, 2006 and 2005 have been derived from Nippon Mining’s consolidated financial statements prepared in accordance with Japanese GAAP, which are not included in this prospectus.

Japanese GAAP Selected Historical Financial Data

	As of and for the Fiscal Year Ended March 31,
	2009		2008	2007	2006		2005
	(Millions of yen except per share data and numbers of shares)
				(Unaudited)

Statements of Operations:
Revenues	¥4,065,059		¥4,339,472	¥3,802,447	¥3,026,262		¥2,502,538
Cost of sales	3,969,468		4,038,589	3,485,283	2,712,989		2,202,409
Selling, general and administrative expenses	197,258		197,697	184,906	168,825		174,521
Operating (loss) income	(101,667)		103,186	132,258	144,448		125,608
(Loss) Income before special items	(67,433)		192,026	224,236	188,722		148,055
(Loss) Income before income taxes and minority interest	(85,836)		188,295	220,082	172,644		106,677
Net (loss) income	(40,794)		99,299	106,430	96,905		50,577

Per Share Data:
Net (loss) income, basic	¥(44.02)		¥107.14	¥117.98	¥113.87		¥63.84
Net (loss) income, diluted	(44.02	)(1)	107.06	117.91	113.84		63.84
Cash dividends per share	14		16	16	15		10

Balance Sheets:
Total current assets	¥792,082		¥1,157,158	¥996,793	¥906,380		¥677,062
Total assets	1,886,083		2,251,208	2,056,407	1,859,583		1,580,144
Total current liabilities	758,450		1,058,571	973,495	921,019		756,849
Long-term debt, less current portion	341,993		265,726	215,802	275,424		294,504
Total liabilities	1,226,145		1,485,944	1,355,343	1,346,077		1,188,762
Total net assets, including minority interest	659,938		765,264	701,064	513,506	(2)	391,382	(2)
Common stock, no par value	73,920		73,920	73,920	40,000		40,000
Number of shares (in thousands) as adjusted to reflect changes in capital
Authorized	3,000,000		3,000,000	3,000,000	3,000,000		3,000,000
Issued	928,462		928,462	928,462	848,462		848,462
Treasury stock	2,091		1,649	1,553	1,415		1,330

(1)	This figure does not include 862,079 shares of common stock issuable upon the exercise of certain stock options.

(2)	As of March 31, 2007, Nippon Mining adopted the “Accounting Standard for Statement of Changes in Net Assets” (ASBJ Statement No. 6, December 27, 2005) and “Guidance on Accounting Standard for Statement of Changes in Net Assets” (ASBJ Guidance No. 9, December 27, 2005), therefore, amounts corresponding to fiscal years ended March 31, 2006 and 2005 have been determined by retrospectively applying these standards.

UNAUDITED PRO FORMA COMBINED
FINANCIAL INFORMATION

The following unaudited pro forma combined financial information give effect to the joint share transfer of Nippon Oil and Nippon Mining in a transaction to be accounted for under the acquisition method of accounting and in which Nippon Oil is treated as the acquirer for financial reporting purposes. See “The Joint Share Transfer Agreement” appearing elsewhere in this prospectus.

The unaudited pro forma combined balance sheet information as of September 30, 2009 is based on the individual historical consolidated balance sheets of Nippon Oil and Nippon Mining, appearing elsewhere in this prospectus, and gives effect on a pro forma basis to the joint share transfer as if it had been consummated on September 30, 2009. The unaudited pro forma combined statements of operations information for the six month period ended September 30, 2009 and for the fiscal year ended March 31, 2009 are based on the individual historical consolidated statements of operations of Nippon Oil and Nippon Mining, appearing elsewhere in this prospectus, and combine the results of operations of Nippon Oil and Nippon Mining giving effect to the joint share transfer as if it had occurred on April 1, 2008. The historical consolidated financial information has been adjusted to give effect to the events that are directly attributable to the joint share transfer, factually supportable, and, with respect to the pro forma statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what Nippon Oil and Nippon Mining’s financial position or results of operations actually would have been had the joint share transfer been completed at the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma combined financial information should be read in conjunction with the following:

•	accompanying notes to the unaudited pro forma combined financial information;

•	historical unaudited consolidated financial statements of Nippon Oil for the six month period ended September 30, 2009, and historical audited consolidated financial statements for the fiscal year ended March 31, 2009, included in this prospectus; and

•	historical unaudited consolidated financial statements of Nippon Mining for the six month period ended September 30, 2009, and historical audited consolidated financial statements for the fiscal year ended March 31, 2009, included in this prospectus.

The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting under U.S. GAAP. Nippon Oil has been treated as the acquirer in the joint share transfer for financial reporting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. The actual results of these studies may depend in part on prevailing market rates and conditions. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences may have a material impact on the accompanying unaudited pro forma combined financial information and the combined company’s future results of operations and financial position.

UNAUDITED PRO FORMA COMBINED
CONDENSED BALANCE SHEET
AS OF SEPTEMBER 30, 2009

	Historical	Historical	Pro Forma		Pro Forma
	Nippon Oil	Nippon Mining	Adjustments		Combined
	(Millions of yen)

ASSETS
Current assets:
Cash and cash equivalents	¥177,248	¥65,773	¥—		¥243,021
Short-term investments	20,000	2,066	—		22,066
Accounts and notes receivable, net:
Trade	590,741	276,586	(19,934)	(a)	847,393
Other	85,171	—	—		85,171
Inventories	744,869	425,317	24,625	(b)	1,194,811
Deferred income taxes	51,402	9,313	792	(c)	61,507
Other current assets	73,189	78,799	—		151,988

Total current assets	1,742,620	857,854	5,483		2,605,957

Non-current assets:
Property, plant, equipment and oil and natural gas properties, net	1,540,194	711,420	159,405	(d)	2,411,019
Investment in affiliates	151,976	175,938	49,935	(e)	377,849
Investment securities	252,923	56,910	—		309,833
Intangible assets	—	—	18,303	(f)	18,303
Deferred income taxes	157,069	60,009	—		217,078
Other non-current assets	118,203	57,341	(8,480)	(g)	167,064

Total non-current assets	2,220,365	1,061,618	219,163		3,501,146

Total assets	¥3,962,985	¥1,919,472	¥224,646		¥6,107,103

See the accompanying notes to the unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED
CONDENSED BALANCE SHEET (CONTINUED)
AS OF SEPTEMBER 30, 2009

	Historical	Historical	Pro Forma		Pro Forma
	Nippon Oil	Nippon Mining	Adjustments		Combined
	(Millions of yen)

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts and notes payable	¥373,745	¥212,648	¥(19,934)	(a)	¥566,459
Short-term debt	725,729	362,694	—		1,088,423
Current portion of long-term debt	98,898	60,272	—		159,170
Accrued expenses	38,998	74,956	—		113,954
Excise taxes payable	262,453	66,288	—		328,741
Income taxes payable	35,680	3,285	—		38,965
Other current liabilities	378,767	37,073	10,343	(c)	428,069
			1,886	(h)

Total current liabilities	1,914,270	817,216	(7,705)		2,723,781

Non-current liabilities:
Long-term debt, less current portion	806,335	363,332	(2,806)	(i)	1,166,861
Pension and severance benefits	68,548	64,908	—		133,456
Deferred income taxes	144,787	38,536	96,790	(c)	280,113
Other non-current liabilities	90,867	22,622	—		113,489

Total non-current liabilities	1,110,537	489,398	93,984		1,693,919

Total liabilities	3,024,807	1,306,614	86,279		4,417,700

Commitments and contingencies
Stockholders’ equity:
Common stock, no par value	139,437	73,920	(113,357)	(j)	100,000
Capital surplus	275,698	315,379	62,469	(j)	653,546
Retained earnings	506,383	198,288	(198,288)	(j)	859,247
			353,958	(k)
			(1,094)	(h)
Accumulated other comprehensive loss	(55,852)	(49,440)	49,440	(j)	(55,852)
Treasury stock, at cost	(8,140)	(888)	888	(j)	(8,140)

Equity attributable to Nippon Oil, Nippon Mining, and Pro Forma Combined	857,526	537,259	154,016		1,548,801
Noncontrolling interests	80,652	75,599	(15,649)	(l)	140,602

Total equity	938,178	612,858	138,367		1,689,403

Total liabilities and equity	¥3,962,985	¥1,919,472	¥224,646		¥6,107,103

See the accompanying notes to the unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED
CONDENSED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2009

	Historical	Historical	Pro Forma		Pro Forma
	Nippon Oil	Nippon Mining	Adjustments		Combined
	(Millions of yen, except per share data)

Revenues	¥2,254,237	¥1,244,037	¥—		¥3,498,274
Cost of sales	(2,048,323)	(1,106,691)	—		(3,155,014)
Selling, general and administrative expenses	(130,483)	(85,484)	(1,398)	(a)	(215,211)
			(721)	(b)
			2,875	(c)
Loss on disposition of property, plant and equipment, net	(8,185)	(1,306)	—		(9,491)
Loss on impairment of property, plant and equipment and oil and natural gas properties	(10,502)	(664)	—		(11,166)

Operating income	56,744	49,892	756		107,392
Interest expense, net	(9,972)	(4,918)	(473)	(d)	(15,363)
Foreign currency exchange gains (losses), net	12,466	(222)	—		12,244
Dividend income	4,444	1,345	—		5,789
Other income (loss), net	37	(773)	—		(736)

Income before income taxes and equity in earnings of affiliates	63,719	45,324	283		109,326
Provision for income taxes	(26,944)	(20,679)	554	(e)	(47,069)
Equity in earnings of affiliates	5,601	10,633	(1,602)	(f)	14,632

Net income	42,376	35,278	(765)		76,889
Less: Net income attributable to noncontrolling interests	(1,846)	(7,169)	—		(9,015)

Net income attributable to Nippon Oil, Nippon Mining, and Pro Forma Combined	¥40,530	¥28,109	¥(765)		¥67,874

Net income per share attributable to Nippon Oil, Nippon Mining, and Pro Forma Combined:
Basic	¥27.96	¥30.34			¥27.40
Diluted	27.96	30.31			27.39
Weighted-average shares used to calculate earnings per share (in thousands):
Basic	1,449,343	926,364	101,454		2,477,161
Diluted	1,449,343	927,454	101,454		2,478,251

See the accompanying notes to the unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED
STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED MARCH 31, 2009

	Historical	Historical	Pro Forma		Pro Forma
	Nippon Oil	Nippon Mining	Adjustments		Combined
	(Millions of yen, except per share data)

Revenues	¥6,368,424	¥3,494,853	¥—		¥9,863,277
Cost of sales	(6,437,691)	(3,425,076)	—		(9,862,767)
Selling, general and administrative expenses	(274,522)	(179,244)	(2,978)	(a)	(456,702)
			(1,441)	(b)
			1,483	(c)
Gain (loss) on disposition of property, plant and equipment, net	5,725	(8,548)	—		(2,823)
Loss on impairment of oil and natural gas properties	(97,627)	—	—		(97,627)
Loss on impairment of property, plant and equipment	(12,124)	(5,876)	—		(18,000)

Operating loss	(447,815)	(123,891)	(2,936)		(574,642)
Interest expense, net	(21,127)	(12,474)	(948)	(d)	(34,549)
Foreign currency exchange gains (losses), net	14,103	(1,186)	—		12,917
Gain on sales of investment securities, net	44	—	—		44
Loss on impairment of investment securities	(32,443)	(9,625)	—		(42,068)
Dividend income	15,168	2,425	—		17,593
Other income (loss), net	15,939	(5,179)	—		10,760

Loss before income taxes, noncontrolling interests and equity in earnings of affiliates	(456,131)	(149,930)	(3,884)		(609,945)
Benefit for income taxes	148,167	75,961	2,864	(e)	226,992
Noncontrolling interests	1,612	(9,726)	—		(8,114)
Equity in earnings of affiliates	10,362	59,356	(2,935)	(f)	66,783

Net loss	¥(295,990)	¥(24,339)	¥(3,955)		¥(324,284)

Net loss per share:
Basic	(204.01)	(26.26)			(130.81)
Diluted	(204.01)	(26.26)			(130.81)
Weighted-average shares used to calculate earnings per share (in thousands):
Basic	1,450,858	926,698	101,560		2,479,116
Diluted	1,450,858	926,698	101,560		2,479,116

See the accompanying notes to the unaudited pro forma combined financial information.

NOTES TO THE UNAUDITED PRO FORMA COMBINED
FINANCIAL INFORMATION

1.	Description of the Transaction and Basis of Presentation

The boards of directors of Nippon Oil and Nippon Mining have resolved to approve the terms and conditions of the joint share transfer in order to integrate the management and businesses of the two companies under a single holding company to be known as JX Holdings, a joint stock corporation to be organized under the laws of Japan.

The joint share transfer transaction is subject to Nippon Oil and Nippon Mining stockholders’ approval, governmental and regulatory approvals, and other usual and customary closing conditions. The joint share transfer is expected to be completed in April 2010. See “The Joint Share Transfer Agreement” appearing elsewhere in this prospectus.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) guidance for Business Combinations (formerly Statement of Financial Accounting Standards No. 141(R)) which Nippon Oil adopted on April 1, 2009.

Based on the Nippon Oil exchange ratio of 1.07 JX Holdings share for each share of common stock of Nippon Oil and the Nippon Mining exchange ratio of 1.00 JX Holdings share for each share of Nippon Mining common stock, as set forth in the joint share transfer agreement, former Nippon Oil shareholders will own approximately 62.6% and former Nippon Mining shareholders will own approximately 37.4% of JX Holdings. Based on these projected ownership percentages and the relative size of assets and operations, Nippon Oil is treated as the acquirer for financial reporting purposes.

FASB ASC guidance for Business Combinations requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Fair value measurements can be highly subjective and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. In addition, the consideration transferred is required to be measured at the closing date of the transaction at the then-current market price; this particular requirement will likely result in a consideration transferred that is different from the amounts assumed in this unaudited pro forma combined financial information.

Acquisition-related transaction costs (i.e., advisory, legal, valuation, and other professional fees) and certain acquisition-related restructuring charges are not included as a component of the consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total transaction costs expected to be incurred by Nippon Oil and Nippon Mining are estimated to be approximately 6,244 million yen, of which a total of 2,875 million yen and 1,483 million yen have been incurred by Nippon Oil and Nippon Mining for the six month period ended September 30, 2009 and fiscal year ended March 31, 2009, respectively.

Nippon Oil and Nippon Mining have not yet finalized formal plans for combining the two companies’ operations. Accordingly, additional liabilities may be incurred in connection with the business combination and any ultimate restructuring. These additional liabilities and costs have not been contemplated herein because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available. These costs will be expensed as incurred in future periods.

The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that JX Holdings may achieve as a result of the joint share transfer or the costs to integrate the operations of Nippon Oil and Nippon Mining or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

2.	Accounting Policies

Upon consummation of the joint share transfer transaction, Nippon Oil and Nippon Mining will review their accounting policies. As a result of that review, Nippon Oil and Nippon Mining may identify differences between the accounting policies between the two companies that, when conformed, could have a material impact on the

NOTES TO THE UNAUDITED PRO FORMA COMBINED
FINANCIAL INFORMATION

combined financial statements. At this time, Nippon Oil and Nippon Mining are not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma combined financial information does not assume any material differences in accounting policies.

3.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of the consideration expected to be transferred:

		(Millions of yen)

Number of shares of Nippon Mining common stock outstanding as of December 17, 2009 (in thousands)	928,462
Multiplied by Nippon Mining exchange ratio of 1.00 JX Holdings share for each share of common stock of Nippon Mining	1.00
Divided by Nippon Oil exchange ratio of 1.07 JX Holdings share for each share of common stock of Nippon Oil	1.07

Multiplied by the market price of Nippon Oil’s stock(1)	¥390

Estimated consideration to be transferred		¥338,411

(1)	Represents the market price of Nippon Oil’s stock as of December 17, 2009. Using the stock price of Nippon Oil for the past year, a range of possible outcomes was determined that appeared reasonable in light of the market volatility, based on daily change in stock price and its associated standard deviation. Based on such volatility, a 1% change to 15% change in the market price would change the estimated consideration by ¥3,384 million to ¥50,762 million, respectively.

NOTES TO THE UNAUDITED PRO FORMA COMBINED
FINANCIAL INFORMATION

4.	Estimate of Assets to be Acquired and Liabilities to be Assumed

For the purpose of this pro forma analysis, the above estimated consideration to be transferred has been allocated based on a preliminary estimate of the fair value of assets to be acquired and liabilities to be assumed. The excess of the value of the net assets acquired over the consideration transferred would be recorded as a gain on bargain purchase and is presented as a non-recurring adjustment to the pro forma balance sheet. The following table represents the allocation of the consideration transferred for the acquired net assets and resulting gain on bargain purchase:

(Millions of yen)

Estimated consideration to be transferred	¥338,411

Less fair value of assets to be acquired:
Cash and cash equivalents and short-term investments	67,839
Accounts and notes receivable	276,586
Inventories	449,942
Property, plant, equipment and oil and natural gas properties	870,825
Intangible assets	18,303
Investment securities	56,910
Investments in affiliates	225,873
Other current and non-current assets	127,660
Deferred income taxes	69,322

Plus fair value of liabilities to be assumed:
Accounts and notes payable and accrued expenses	287,604
Short-term debt	362,694
Long-term debt (including current portion)	420,798
Income and excise taxes payable	69,573
Other current and non-current liabilities	134,946
Deferred income taxes	135,326
Noncontrolling interests	59,950

Gain on bargain purchase	¥353,958

5.	Pro Forma Balance Sheet Adjustments

(a)	Inter-company transactions

To eliminate inter-company receivables and payables between Nippon Oil and Nippon Mining as of September 30, 2009.

(b)	Inventories

To adjust inventories to estimated fair value.

(c)	Deferred income taxes

To provide deferred taxes and other tax adjustments.

Nippon Oil and Nippon Mining have applied a blended tax rate of 42% when estimating the tax impact on the pro forma adjustment, representing a weighted-average estimate of the statutory tax rates in the various jurisdictions

NOTES TO THE UNAUDITED PRO FORMA COMBINED
FINANCIAL INFORMATION

where pro forma adjustments are reasonably expected to occur. Nippon Oil and Nippon Mining believe that using a blended tax rate is factually supportable in that it is derived from statutory rates and recognize that Nippon Mining is a large multinational corporation with operations in many countries. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including repatriation decisions, cash needs and the actual geographical mix of income.

(d)	Property, plant, equipment and oil and natural gas properties

To adjust property, plant, equipment and oil and natural gas properties to estimated fair value.

(e)	Investment in affiliates

To adjust investments in affiliates to estimated fair value.

(f)	Intangible assets

To reflect the recognition of intangible assets to estimated fair value. Intangible assets mainly represent credit card customer relationships, franchise agreements and developed technologies.

(g)	Goodwill

To eliminate the historical goodwill balance included within Nippon Mining’s financial statements as of September 30, 2009.

(h)	Transaction costs

To record a liability for estimated unpaid transaction costs directly related to the transaction that are expected to be incurred.

(i)	Long-term debt

To adjust long-term debt to estimated fair value.

(j)	Stockholders’ equity

The adjustments below are based on the terms of the joint share transfer agreement.

(i)	Common stock

To record the common stock to be issued by JX Holdings of 100,000 million yen, as per its stated value under the terms of the Joint Share Transfer Agreement, reclassify Nippon Oil’s historical common stock of 139,437 million yen to capital surplus and to eliminate Nippon Mining’s historical common stock of 73,920 million yen.

(ii)	Capital surplus

To reclassify Nippon Oil’s historical common stock of 139,437 million yen, eliminate Nippon Mining’s historical capital surplus of 315,379 million yen, and record estimated consideration transferred of 338,411 million yen, net of the stated value of JX Holdings’ common stock amount of 100,000 million yen.

(iii)	Retained earnings

To eliminate Nippon Mining’s historical retained earnings.

(iv)	Accumulated other comprehensive loss

To eliminate Nippon Mining’s historical accumulated other comprehensive loss.

NOTES TO THE UNAUDITED PRO FORMA COMBINED
FINANCIAL INFORMATION

(v)	Treasury stock

To eliminate Nippon Mining’s historical treasury stock.

(k)	Gain on bargain purchase

The total pro forma consideration transferred of 338,411 million yen as measured under FASB ASC guidance for Business Combinations was based on the fair value of Nippon Oil’s share price as of December 17, 2009. The pro forma fair value of net assets acquired was estimated to be approximately 692,369 million yen, which resulted in gain on bargain purchase of 353,958 million yen. The gain on bargain purchase is presented as a non-recurring adjustment to the pro forma balance sheet.

The gain on bargain purchase represents the difference between the estimated consideration transferred and total estimated fair value of net assets of Nippon Mining. The gain on bargain purchase is recognized mainly because the current market share price of Nippon Oil, which is used to calculate the consideration transferred, is lower than net book value per share of Nippon Mining. Before recognizing a gain on bargain purchase, Nippon Oil reassessed whether it had identified all of the assets acquired and all of the liabilities assumed, and measured all of them at estimated fair value based on ASC guidance for Business Combinations.

(l)	Noncontrolling interests

To adjust noncontrolling interests to estimated fair value.

6.	Pro Forma Statement of Operations Adjustments

(a)	Property, plant, equipment and oil and natural gas properties, net

To adjust depreciation expense of property, plant, equipment and oil and natural gas properties resulting from adjustment to estimated fair value. Oil and natural gas properties and mining properties are depreciated based on the units of production method. Other property plant and equipment are depreciated using the straight line method with estimated useful life of 4 years to 30 years.

(b)	Intangible assets

To record amortization expense related to the intangible assets recognized at estimated fair value. The estimated amortization period for the intangible assets range from 7 to 17 years.

(c)	Non-recurring costs

To eliminate transaction costs incurred during the six month period ended September 30, 2009 and fiscal year ended March 31, 2009, which are directly attributable to the joint share transfer transaction but which are not expected to have a continuing impact on combined company’s results of operations.

(d)	Long-term debt

To adjust the interest expense on long-term debt recorded at estimated fair value.

(e)	Income tax expense

To record an estimate of the tax impacts of the pro forma adjustments to the statement of operations using a blended tax rate of 42%. Refer to Note 5(c) of the pro forma balance sheet adjustments for further information.

(f)	Investment in affiliates

To adjust equity in earnings of affiliates as it relates to the estimated fair value adjustments.

NOTES TO THE UNAUDITED PRO FORMA COMBINED
FINANCIAL INFORMATION

7.	Supplemental Unaudited Pro Forma Combined Quantities of Proved Reserves

The following supplemental unaudited pro forma combined quantities of proved reserves information is presented pursuant to the disclosure requirements of FASB ASC guidance for Extractive Activities — Oil and Gas (formerly Statement of Financial Accounting Standards No. 69) for illustrative purposes only.

Refer to the “Supplemental information on oil and natural gas exploration and production activities (unaudited)” in Nippon Oil’s consolidated financial statements and the “Supplemental information on oil producing activities (unaudited)” in Nippon Mining’s consolidated financial statements, appearing elsewhere in this prospectus.

The following supplemental unaudited pro forma combined quantities of proved reserves information and standardized measure of discounted future cash flows present how the oil and natural gas reserve information and standardized measure of discounted future cash flows of Nippon Oil and Nippon Mining may have appeared had the businesses actually been combined as of and for the fiscal year ended March 31, 2009.

Oil and Natural Gas Reserves

	Nippon Oil		Nippon Mining		Pro Forma Combined
	Oil and	Natural	Oil and	Natural	Oil and	Natural
	NGL	Gas	NGL	Gas	NGL	Gas
	(Mbbl)	(MMcf)	(Mbbl)	(MMcf)	(Mbbl)	(MMcf)

Net proved developed and undeveloped reserves as of March 31, 2008	46,499	1,488,569	—	—	46,499	1,488,569
Revisions	1,688	6,003	—	—	1,688	6,003
Purchases of mineral in place	7,424	9,566	—	—	7,424	9,566
Production	(11,145)	(122,554)	—	—	(11,145)	(122,554)

Total proved reserves as of March 31, 2009	44,466	1,381,584	—	—	44,466	1,381,584

Proportional interest in proved reserves of equity companies as of March 31, 2009	9,986	101,266	23,545	—	33,531	101,266

Proved developed reserves, included above, as of March 31, 2009
Consolidated subsidiaries	32,990	529,682	—	—	32,990	529,682

Equity companies	7,824	77,884	—	—	7,824	77,884

NOTES TO THE UNAUDITED PRO FORMA COMBINED
FINANCIAL INFORMATION

Standardized measure of discounted future cash flows

	Nippon	Nippon	Pro Forma
	Oil	Mining	Combined
	(Millions of yen)

March 31, 2009
Future cash inflows	¥473,113	¥—	¥473,113
Future production and development costs	(215,573)	—	(215,573)
Future income tax expenses	(102,448)	—	(102,448)

Future net cash flows	155,092	—	155,092
10% annual discount for estimated timing of cash flows	(47,460)	—	(47,460)

Standardized measure of discounted future net cash inflows	¥107,632	¥—	¥107,632

Proportional interest in standardized measure of discounted future net cash flows of equity companies	¥20,155	¥6,189	¥26,344

SELECTED UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth certain historical unaudited pro forma information with respect to net book value per share as of September 30, 2009 and earnings per share and dividends declared per share for the six month period ended September 30, 2009 and fiscal year ended March 31, 2009 for Nippon Oil and Nippon Mining. The historical information for Nippon Oil and Nippon Mining has been prepared under U.S. GAAP. The information that follows should be read in conjunction with the unaudited pro forma combined financial information and notes thereto, included elsewhere in this prospectus, and the unaudited consolidated financial statements for the six month period ended September 30, 2009 of each of Nippon Oil and Nippon Mining and the audited consolidated financial statements for the fiscal year ended March 31, 2009 of each of Nippon Oil and Nippon Mining, included elsewhere in this prospectus.

The pro forma per share data have been included for comparative purposes only and do not purport to be indicative of (a) the results of operations or financial position of JX Holdings which actually would have been obtained if the joint share transfer had been completed at the beginning of the earliest period presented or as of the date indicated, or of (b) the results of operation or financial position of JX Holdings which may be obtained in the future.

				Equivalent
	Historical		Pro Forma	Pro Forma
	Nippon	Nippon		Nippon
	Oil	Mining	JX Holdings	Mining

As of September 30, 2009
Net book value per share(1)	¥591.69	¥579.97	¥625.25	¥625.25

For the six months ended September 30, 2009
Dividends declared per share(2)	¥10.0	¥7.5	¥8.7	¥8.7

Net income per share attributable to Nippon Oil, Nippon Mining, and Pro Forma Combined — basic(2)	¥27.96	¥30.34	¥27.40	¥27.40
Net income per share attributable to Nippon Oil, Nippon Mining, and Pro Forma Combined — diluted(2)	27.96	30.31	27.39	27.39

For the Fiscal Year Ended March 31, 2009
Dividends declared per share(2)	¥20.0	¥14.0	¥16.9	¥16.9

Net loss per share — basic(2)	¥(204.01)	¥(26.26)	¥(130.81)	¥(130.81)
Net loss per share — diluted(2)	(204.01)	(26.26)	(130.81)	(130.81)

(1)	Net book value per share information was calculated using the total number of shares outstanding and pro forma combined total number of shares outstanding as of September 30, 2009.

(2)	Historical dividends declared per share and earnings per share information were based on historical information available elsewhere in this prospectus. Pro forma combined dividends declared per share and pro forma earnings per share were calculated using the pro forma combined weighted-average number of shares outstanding for the period.

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

Comparative Per Share Market Price Data

Nippon Oil’s common stock is listed on the First Sections of the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange, and on the Sapporo Securities Exchange and the Fukuoka Stock Exchange.

Nippon Mining’s common stock is listed on the First Sections of the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange.

The following table sets forth, for the periods indicated, the reported high and low sales prices per share of Nippon Oil’s common stock and Nippon Mining’s common stock on the First Section of the Tokyo Stock Exchange. The following table also sets forth, for the periods indicated, the average daily trading volume of Nippon Oil’s common stock and Nippon Mining’s common stock on the First Section of the Tokyo Stock Exchange.

	Nippon Oil’s Common Stock			Nippon Mining’s Common Stock
			Average Daily			Average Daily
			Trading			Trading
	Price per Share		Volume	Price per Share		Volume
	High	Low		High	Low

Fiscal Year Ended March 31,
2005	¥803	¥559	4,657,424	¥642	¥400	4,287,163
2006	1,082	687	6,340,785	1,024	565	4,926,811
2007	984	749	6,940,256	1,162	753	7,002,415
2008:
First quarter	1,173	904	8,234,516	1,212	947	5,803,274
Second quarter	1,202	824	8,734,597	1,286	864	6,080,960
Third quarter	1,123	832	7,021,210	1,229	690	6,392,734
Fourth quarter	887	610	7,349,220	727	498	7,380,068
2009:
First quarter	841	616	7,463,484	731	526	6,189,379
Second quarter	742	506	6,851,984	699	414	6,068,627
Third quarter	556	308	9,157,033	429	211	8,283,557
Fourth quarter	543	357	8,171,949	452	295	7,399,093
Most Recent Six Months
June 2009	618	528	7,429,591	589	459	8,835,932
July 2009	570	476	6,930,864	506	407	5,647,000
August 2009	557	507	4,777,810	508	460	4,332,905
September 2009	550	495	4,744,526	486	433	4,677,474
October 2009	508	427	7,199,619	451	381	4,646,881
November 2009	447	360	8,025,842	405	324	5,340,105
December 2009 (through December 24, 2009)	422	360	10,566,000	392	331	6,494,441

The table below sets forth the closing sales prices of Nippon Oil common stock and Nippon Mining common stock as reported on the First Section of the Tokyo Stock Exchange on December 3, 2008, the last trading day before the public announcement of the joint share transfer by Nippon Oil and Nippon Mining, and December 24, 2009, the last practicable trading day before the distribution of this prospectus. The table also sets forth the implied equivalent value of Nippon Oil common stock and Nippon Mining common stock on these dates, as determined by multiplying the applicable reported sales price of Nippon Oil common stock by the exchange ratio of 1.07 (in the case of Nippon Oil) and 1.00 (in the case of Nippon Mining). We urge you to obtain current market quotations for both the Nippon Oil common stock and the Nippon Mining common stock.

	Nippon Oil		Nippon Mining
	Common Stock		Common Stock
		Implied		Implied
	Historical	Equivalent Value	Historical	Equivalent Value

December 3, 2008	¥320	¥342.4	¥256	¥256
December 24, 2009	414	443.0	383	383

Dividend Information

The following tables indicate year-end and interim dividends paid on Nippon Oil common stock and Nippon Mining common stock for each of the record dates indicated. The U.S. dollar equivalents for the cash dividends shown are based on the noon buying rate for Japanese yen on the last date of each period set below.

	Japanese	U.S.		Japanese	U.S.
Nippon Oil Dividend	Yen	Dollars	Nippon Mining Dividend	Yen	Dollars

March 31, 2004	¥4	$0.04	March 31, 2004	¥6	$0.06
September 30, 2004	4	0.04
March 31, 2005	6	0.06	March 31, 2005	10	0.09
September 30, 2005	6	0.05
March 31, 2006	6	0.05	March 31, 2006	15	0.13
September 30, 2006	6	0.05	September 30, 2006	8	0.07
March 31, 2007	6	0.05	March 31, 2007	8	0.07
September 30, 2007	6	0.05	September 30, 2007	8	0.07
March 31, 2008	6	0.06	March 31, 2008	8	0.08
September 30, 2008	10	0.09	September 30, 2008	8	0.08
March 31, 2009	10	0.10	March 31, 2009	6	0.06
September 20, 2009	10	0.11	September 30, 2009	7.50	0.08

The declaration and payment of future dividends by JX Holdings are subject to future earnings, financial condition and other factors, including statutory and other restrictions with respect to the payment of dividends.

CURRENCY EXCHANGE RATE DATA

Fluctuations in exchange rates between the Japanese yen and the U.S. dollar and other currencies will affect the U.S. dollar and other currency equivalents of the Japanese yen price of Nippon Oil and Nippon Mining shares and the U.S. dollar amounts received on conversion of any cash dividends. The following tables show, for the periods and dates indicated, certain information regarding the U.S. dollar/Japanese yen exchange rate. The information is based on the noon buying rates in the City of New York as announced for custom purposes by the Federal Reserve Bank of New York expressed in Japanese yen per $1.00. On December 21, 2009, the exchange rate was ¥90.95 per $1.00.

			Average
	High	Low	(of Month-end Rates)	Period-end

Fiscal Year Ended March 31,
2005	¥114.30	¥102.26	¥107.28	¥107.22
2006	120.93	104.41	113.67	117.48
2007	121.81	110.07	116.55	117.56
2008	124.09	96.88	113.61	99.85
2009	110.48	87.80	100.85	99.15
Most Recent Six Months
June 2009	98.56	95.19	96.61	96.42
July 2009	96.41	92.33	94.37	94.54
August 2009	97.65	92.82	94.90	92.82
September 2009	93.09	89.34	91.27	89.49
October 2009	92.04	88.44	90.37	90.50
November 2009	90.96	86.12	89.27	86.12
December 2009 (through December 21, 2009)	90.95	86.62	88.99	90.95

THE EXTRAORDINARY GENERAL MEETING OF NIPPON OIL SHAREHOLDERS

General: Date, Time and Place

Nippon Oil will distribute mail-in voting cards to its shareholders who have voting rights as of the record date (or their standing proxies in Japan, as appropriate) for use at its extraordinary general meeting of shareholders. This meeting is currently scheduled to be held at 10:00 a.m. on January 27, 2010 (Japan time) at 1-1, Uchisaiwaicho 1-chome, Chiyoda-ku, Tokyo, Japan. Nippon Oil will distribute the mail-in voting cards, together with the notice of convocation of the meeting and reference materials concerning the exercise of voting rights, by mail to its shareholders as of the record date.

Non-resident shareholders are required to appoint a standing proxy in Japan directly or indirectly through their securities broker or designate a mailing address in Japan. For shareholders not resident in Japan and who have a standing proxy in Japan, Nippon Oil will distribute the mail-in voting cards and notice of convocation to their standing proxy in Japan, who may then convey those materials to the shareholders according to the terms of the respective proxy agreements. Such shareholders are encouraged to contact their standing proxy in Japan to confirm the applicable voting procedure. For shareholders not resident in Japan and who have purchased Nippon Oil shares through a securities broker located outside of Japan, such shareholders are encouraged to ask their broker to obtain the voting and reference materials from the broker’s standing proxy in Japan. For shareholders not resident in Japan and who have designated a mailing address in Japan, Nippon Oil will send a mail-in voting card and notice of convocation to that mailing address.

The purpose of the extraordinary general meeting of shareholders will be, among other things:

•	to consider and to vote upon the approval of the joint share transfer;

•	to consider and to vote upon the approval of amendment of Nippon Oil’s articles of incorporation to delete the prescribed record date of March 31 of each year to vote at the ordinary general meeting of shareholders; and

•	to transact such other business related to such proposals as may properly come before the extraordinary general meeting of shareholders.

Record Date, Shares Entitled to Vote, Quorum

Record Date

The record date for the extraordinary general meeting of shareholders is November 15, 2009. Holders of record of Nippon Oil common stock as of the close of business on the record date will be entitled to receive notice of and to vote at the extraordinary general meeting of shareholders and to receive notices of any adjournments or postponements of the meeting. As of the record date, of the 1,449,270,353 shares of Nippon Oil common stock outstanding, directors, executive officers and affiliates of Nippon Oil owned an aggregate of 8,608,477 shares, representing approximately 0.6% of Nippon Oil’s outstanding shares, of which 7,635,269 shares were held by affiliates that did not have voting rights as set forth in the second bullet of “— Shares Entitled to Vote” below.

Shares Entitled to Vote

Nippon Oil currently uses the unit share system (tan-gen kabu seido), where one unit consists of 1,000 shares of Nippon Oil common stock. Each unit is entitled to one vote, and shares constituting less than one unit are not entitled to vote. Regardless of the number of shares, the following shares are not entitled to vote at, and are not counted in determining the quorum for, the extraordinary general meetings of shareholders of Nippon Oil:

•	treasury stock held by Nippon Oil;

•	shares held by entities in which Nippon Oil (together with its subsidiaries) holds 25% or more of the voting rights; and

•	shares issued after the applicable record date and shares that have come to constitute one or more unit after the record date.

Quorum

The quorum for a vote on the joint share transfer and the amendment to the articles of incorporation at the extraordinary general meeting of shareholders is at least one-third of the total voting rights of Nippon Oil as of the record date.

How to Vote, Required Vote

How to Vote

Shareholders who are entitled to exercise voting rights at the extraordinary general meeting of shareholders may exercise their voting rights by attending the meeting in person or by having another shareholder who has voting rights attend the meeting as their attorney-in-fact, by using the Internet or by returning the mail-in voting card that will be mailed to those shareholders or, in case of non-resident shareholders who have appointed a standing proxy, to their standing proxy in Japan.

Mail-in voting cards will allow a shareholder with a right to vote at the extraordinary general meeting of shareholders to indicate his or her approval or disapproval with respect to each proposal at the meeting, including the joint share transfer. Completed mail-in voting cards must be received by Nippon Oil by 5:30 p.m. (Japan time) on the business day prior to the extraordinary general meeting of shareholders.

In accordance with applicable Japanese law, Nippon Oil intends to:

•	count towards the quorum for its extraordinary general meeting of shareholders any shares represented by mail-in voting cards that are returned without indicating approval or disapproval of any of the proposals; and

•	count the shares represented by mail-in voting cards returned in this manner as votes in favor of approving the joint share transfer and other proposals referred to in the mail-in voting cards.

Voting rights may be exercised through the Internet by accessing the website designated by Nippon Oil (http://www.web54.net) and entering the exercise code and password provided with the mail-in voting card. Internet voting is available only in Japanese and is available until 5:30 p.m. (Japan time) on the business day prior to the extraordinary general meeting of shareholders.

In addition to the exercise of voting rights via the Internet as described above, institutional investors may use the “Electronic Voting Platform for Institutional Investors” which is operated by ICJ, Inc. to exercise their voting rights at the extraordinary general meeting of shareholders.

Required Votes

The affirmative vote of two-thirds of the votes of Nippon Oil present or represented at the extraordinary general meeting of shareholders (including, but not limited to, those submitted by using the Internet or the mail-in voting card) is required to approve the joint share transfer and the amendment to the articles of incorporation.

Revocation

Any shareholder who votes by submitting a mail-in voting card may revoke it by subsequently submitting a timely vote via the Internet, or by attending the extraordinary general meeting of shareholders in person or through another shareholder having voting rights who is appointed as the shareholder’s attorney-in-fact. In addition to any of these methods, any shareholder who votes via the Internet may change his or her vote by subsequently submitting a mail-in voting card or by submitting a subsequent vote via the Internet. If a shareholder submits more than one vote via the Internet, the last vote submitted will be counted as the shareholder’s vote unless properly revoked or changed by any of the methods above.

No Solicitation of Proxies, Consents or Authorizations

Nippon Oil’s management is not soliciting proxies, consents or authorizations with respect to the joint share transfer prior to the extraordinary general meeting of shareholders. Nippon Oil will not solicit any separate form of proxy, consent, or authorization from the mail-in voting cards distributed in accordance with the Companies Act of Japan.

THE EXTRAORDINARY GENERAL MEETING OF NIPPON MINING SHAREHOLDERS

General: Date, Time and Place

Nippon Mining will distribute mail-in voting cards to its shareholders who have voting rights as of the record date (or their standing proxies in Japan, as appropriate) for use at its extraordinary general meeting of shareholders. This meeting is currently scheduled to be held at 10:00 a.m. on January 27, 2010 (Japan time) at 9-6, Toranomon 2-chome, Minato-ku, Tokyo, Japan. Nippon Mining will distribute the mail-in voting cards, together with the notice of convocation of the meeting and reference materials concerning the exercise of voting rights, by mail to its shareholders as of the record date.

Non-resident shareholders are required to appoint a standing proxy in Japan directly or indirectly through their securities broker or designate a mailing address in Japan. For shareholders not resident in Japan and who have a standing proxy in Japan, Nippon Mining will distribute the mail-in voting cards and notice of convocation to their standing proxy in Japan, who may then convey those materials to the shareholders according to the terms of the respective proxy agreements. Such shareholders are encouraged to contact their standing proxy in Japan to confirm the applicable voting procedure. For shareholders not resident in Japan and who have purchased Nippon Mining shares through a securities broker located outside of Japan, such shareholders are encouraged to ask their broker to obtain the voting and reference materials from the broker’s standing proxy in Japan. For shareholders not resident in Japan and who have designated a mailing address in Japan, Nippon Mining will send a mail-in voting card and notice of convocation to that mailing address.

The purpose of the extraordinary general meeting of shareholders will be, among other things:

•	to consider and to vote upon the approval of the joint share transfer;

•	to consider and to vote upon the approval of amendment of Nippon Mining’s article of incorporation to delete the prescribed record date of March 31 of each year to vote at the general meeting of shareholders; and

•	to transact such other business related to such proposals as may properly come before the extraordinary general meeting of shareholders.

Record Date, Shares Entitled to Vote, Quorum

Record Date

The record date for the extraordinary general meeting of shareholders is November 15, 2009. Holders of record of Nippon Mining common stock as of the close of business on the record date will be entitled to receive notice of and to vote at the extraordinary general meeting of shareholders and to receive notices of any adjournments or postponements of the meeting. As of the record date, of the 927,042,113 shares of Nippon Mining common stock, directors, executive officers and affiliates of Nippon Mining owned an aggregate of 2,294,110 shares, representing approximately 0.2% of Nippon Mining’s outstanding shares, of which 0 shares were held by affiliates that did not have voting rights as set forth in the second bullet of “— Shares Entitled to Vote” below.

Shares Entitled to Vote

Nippon Mining currently uses the unit share system (tan-gen kabu seido), where one unit consists of 500 shares of Nippon Mining common stock. Each unit is entitled to one vote, and shares constituting less than one unit are not entitled to vote. Regardless of the number of shares, the following shares are not entitled to vote at, and are not counted in determining the quorum for, the extraordinary general meetings of shareholders of Nippon Mining:

•	treasury shares held by Nippon Mining;

•	shares held by entities in which Nippon Mining (together with its subsidiaries) holds 25% or more of the voting rights; and

•	shares issued after the applicable record date and shares that have come to constitute one or more unit after the record date.

Quorum

The quorum for a vote on the joint share transfer and the amendment to the articles of incorporation at the extraordinary general meeting of shareholders is at least one-third of the total voting rights of Nippon Mining as of the record date.

How to Vote, Required Vote

How to Vote

Shareholders who are entitled to exercise voting rights at the extraordinary general meeting of shareholders may exercise their voting rights by attending the meeting in person or by having another shareholder who has voting rights attend the meeting as their attorney-in-fact, by using the Internet or by returning the mail-in voting card that will be mailed to those shareholders or, in case of non-resident shareholders who have appointed a standing proxy, to their standing proxy in Japan.

Mail-in voting cards will allow a shareholder with a right to vote at the extraordinary general meeting of shareholders to indicate his or her approval or disapproval with respect to each proposal at the meeting, including the joint share transfer. Completed mail-in voting cards must be received by Nippon Mining by 5:00 p.m. (Japan time) on the business day prior to the extraordinary general meeting of shareholders.

In accordance with applicable Japanese law, Nippon Mining intends to:

•	count towards the quorum for its extraordinary general meeting of shareholders any shares represented by mail-in voting cards that are returned without indicating the approval or disapproval of any of the proposals; and

•	count the shares represented by mail-in voting cards returned in this manner as votes in favor of the joint share transfer and other proposals referred to in the mail-in voting cards.

Voting rights may be exercised through the Internet by accessing the website designated by Nippon Mining (http://www.web54.net) and entering the exercise code and password provided with the mail-in voting card. Internet voting is available only in Japanese and is available until 5:00 p.m. (Japan time) on the business day prior to the extraordinary general meeting of shareholders.

In addition to the exercise of voting rights via the Internet as described above, institutional investors may use the “Electronic Voting Platform for Institutional Investors” which is operated by ICJ, Inc. to exercise their voting rights at the extraordinary general meeting of shareholders.

Required Votes

The affirmative vote of two-thirds of the votes of Nippon Mining present or represented at the extraordinary general meeting of shareholders (including, but not limited to, those submitted by using the Internet or the mail-in voting card) is required to approve the joint share transfer and the amendment to the articles of incorporation.

Revocation

Any shareholder who votes by submitting a mail-in voting card may revoke it by subsequently submitting a timely vote via the Internet, or by attending the extraordinary general meeting of shareholders in person or through another shareholder having voting rights who is appointed as the shareholder’s attorney-in-fact. Any shareholder who votes via the Internet may change his or her vote through a subsequent vote via the Internet, or by attending the extraordinary meeting of shareholders in person or through another shareholder having voting rights who is appointed as the shareholder’s attorney-in-fact. Voting via the Internet always prevails over a mail-in voting card, and if a shareholder submits more than one vote via the Internet, the last vote submitted will be counted as the shareholder’s vote unless properly revoked or changed at the extraordinary meeting of shareholders.

No Solicitation of Proxies, Consents or Authorizations

Nippon Mining’s management is not soliciting proxies, consents or authorizations with respect to the joint share transfer prior to the extraordinary general meeting of shareholders. Nippon Mining will not solicit any separate form of proxy, consent, or authorization from the mail-in voting cards distributed in accordance with the Companies Act of Japan.

THE JOINT SHARE TRANSFER

This section of the prospectus describes material aspects of the proposed joint share transfer. The summary may not contain all of the information that is important to you. You should carefully read this entire prospectus for a more complete understanding of the joint share transfer.

General

On December 4, 2008, Nippon Oil and Nippon Mining entered into a memorandum for a basic agreement to integrate the management and businesses of the two companies under a single holding company through a joint share transfer. Under the joint share transfer, which is subject to shareholder approval at the extraordinary general meeting of shareholders of each company, all shares of Nippon Oil and Nippon Mining will be transferred to JX Holdings. The shareholders of Nippon Oil and Nippon Mining will become shareholders of JX Holdings by receiving an allocation of new shares issued by JX Holdings in a joint share transfer pursuant to the Companies Act of Japan. If the shareholders of each company approve the joint share transfer at the relevant extraordinary general meetings of shareholders, and if the other conditions for completing the joint share transfer are satisfied, JX Holdings is expected to be incorporated, and the joint share transfer is expected to become effective, on or around April 1, 2010.

JX Holdings will be organized as a joint stock corporation under the laws of Japan. In accordance with the joint share transfer agreement, JX Holdings will have 8,000,000,000 authorized shares of common stock, and stated capital of ¥100 billion. In accordance with its articles of incorporation, JX Holdings will have no more than 20 directors and no more than eight corporate auditors.

Holders of record of common stock of each of Nippon Oil and Nippon Mining as of November 15, 2009 will receive a notice of convocation of the extraordinary general meeting of shareholders of Nippon Oil or Nippon Mining, as applicable, including the voting and reference materials that contain the terms and conditions of the joint share transfer. Shareholders of each company outside Japan who have appointed a standing proxy in Japan directly or indirectly through their securities broker will receive this notice through their standing proxy or broker, as applicable, if so provided in the respective proxy agreements.

Background of the Joint Share Transfer

The Japanese oil industry has been characterized by excess refining capacity due to the continued decline in domestic demand for refined petroleum products and a shift in consumer demand towards products that utilize other energy sources such as gas and electricity. While the domestic market has been expected to contract, the overseas markets, particularly in Asia, have been expected to grow. In this rapidly changing business environment, the management of each of Nippon Oil and Nippon Mining has closely monitored trends in the oil industry and has independently undertaken initiatives to strengthen its ability to compete, considering all reasonably viable opportunities to increase its competitiveness and enhance corporate value, including the possibility of restructuring its businesses and merging with or forming alliances with other companies.

On June 20, 2006, Nippon Oil and Japan Energy Corporation, a subsidiary of Nippon Mining, entered into a basic agreement to form a business alliance to cooperate in areas including oil and natural gas exploration and production, refined petroleum products, distribution and fuel cells. The two companies entered into the basic agreement, which expires on March 31, 2016, to cooperate on business development and to increase competitiveness in the market. As part of the basic agreement, Nippon Oil and Japan Energy entered into a cross-license agreement on June 20, 2006 relating to licenses of fuel oil products.

In recent years, domestic demand for refined petroleum products has decreased, owing in part to heightened concerns for the environment and a greater focus on lowering carbon emissions. The domestic demand for petrochemicals has also decreased, owing in part to the sluggish Japanese economy. At the same time, there has been an increase in competition internationally to secure natural resources. Changes in the Japanese oil industry further prompted Nippon Oil and Nippon Mining to consider the need for restructuring their businesses, and encouraged each company to further independently review potential integration opportunities with other companies.

On August 25, 2008, the president of Nippon Oil, Mr. Shinji Nishio, and the president of Nippon Mining, Mr. Mitsunori Takahagi, met to discuss the Japanese oil industry and the business environment in general, as well as their ideas for restructuring their businesses. During the meeting, the presidents had exploratory discussions on a possible integration of the two companies, and concluded that the two companies should each consider the possibility of integrating their businesses.

Following the meeting on August 25, 2008, Nippon Oil examined recent business integrations in Japan to consider the possibility of integrating with Nippon Mining. Nippon Mining reviewed its basic assumptions for the proposed business integration with Nippon Oil and the potential synergies offered by such an integration. On September 30, 2008, the two presidents met to report to each other the progress of internal discussions and to exchange their views on a possible integration.

On October 1, 2008, the two presidents met to discuss specifically the prospects of integrating the two companies and to report to each other on the internal discussions at their respective companies. Based on the discussions at this meeting and at the meetings held on August 25 and September 30, the presidents agreed to proceed on the basis of integrating the businesses of the two companies and to commence detailed discussions of the integration. Following the meeting on October 1, 2008, Nippon Oil commenced analyses of the integration and of Nippon Mining by examining potential synergies, particularly the potential synergies in the petroleum refining and marketing business, the long-term strategies, as well as market capitalization of various oil companies. Through the analyses and also based on the business alliance with Japan Energy since June 2006, Nippon Oil determined that significant synergies can be expected from the business integration with Nippon Mining, particularly in the petroleum refining and marketing business. Moreover, because Nippon Oil and Nippon Mining share a similar goal of becoming an integrated energy, resources and materials industrial group, Nippon Oil believed Nippon Mining would be the most appropriate partner to a business integration. Nippon Mining, as an integrated enterprise with oil and metal operations, believed that it needed to grow in size and profitability and to enhance its fund-raising capabilities and organizational flexibility in order to facilitate expansion of upstream and introduction of new operations in its metal business, which Nippon Mining believes offers high growth potential. Thus, Nippon Mining analyzed and reviewed the potential effects on its oil and metals business from an integration with Nippon Oil. Through its discussions, Nippon Mining had determined that Nippon Oil was aiming to create a comprehensive oil business, from crude oil extraction through petroleum-product sales, and was aspiring to become an integrated energy company offering petrochemicals, gas, electricity, fuel cells, solar cells and other energy resources. Nippon Mining determined that Nippon Oil’s business goals and the potential benefits of an integration would help Nippon Mining realize broad synergies in both its oil and metals operations. As a result, Nippon Mining determined Nippon Oil would be the most appropriate partner for it to become a leading integrated energy, resources and materials industrial group, and that a business combination with Nippon Oil would enhance shareholder value over the long term.

On November 10, 2008, a meeting was held among Nippon Oil, Nippon Mining and Japan Energy, attended by the president, a director and certain managers of Nippon Oil, the president, a director and senior officer of Nippon Mining and a senior managing officer of Japan Energy, during which the parties held discussions regarding the integration. At the meeting, the parties confirmed their common objective to become an integrated energy, resources and materials industrial group, and commenced discussions of potential synergies resulting from the integration, including potential synergies in the petroleum refining and marketing business. Following these discussions, the parties came to a shared view on the proposed basic structure of the integration, which involves Nippon Oil and Nippon Mining to integrate their management and core businesses by establishing a holding company through a joint share transfer. The holding company will have three core direct operating subsidiaries focusing on the areas of petroleum refining and marketing, oil and natural gas exploration and production, and metals. The parties concluded that the holding company structure will enable the companies to allocate and optimize management resources in the three core operating subsidiaries, strengthen competitiveness of the petroleum refining and marketing business, and realize potential synergies. The parties also had preliminary discussions and came to a general agreement on the potential terms of the memorandum for a basic agreement and the tentative schedule of the integration. The parties also discussed, and agreed to continue to discuss, details of the holding company such as the corporate governance structure, including the management structure. The parties continued these discussions on November 14, 2008.

On November 12, 2008, Nippon Oil and Nippon Mining entered into a confidentiality agreement in connection with the proposed integration.

On November 11, November 17, November 18, November 21 and November 27, 2008, the working groups of Nippon Oil, Nippon Mining and Japan Energy met to discuss, and on November 25 and November 26, the presidents of Nippon Oil and Nippon Mining and their working groups and Japan Energy met to further discuss, negotiate and finalize details of the terms and provisions of the memorandum for a basic agreement regarding the proposed integration. The working groups of Nippon Oil, Nippon Mining and Japan Energy also discussed the oil and gas exploration and production business and the metals business. During the meetings, the working groups of Nippon Oil and Japan Energy also discussed the potential synergies of the integration in more detail. The working groups of Nippon Oil and Japan Energy agreed that Nippon Oil and Nippon Mining will aim to achieve significant cost reductions and operational synergies in the petroleum refining and marketing business by reducing production capacity, streamlining their refining operations, increasing efficiency in the areas of crude oil procurement and transportation, supply coordination and distribution, reinforcing sales and distribution by reevaluating distribution and marketing strategies and combining business operations. At the meeting held on November 26, 2008, the presidents of Nippon Oil and Nippon Mining agreed, subject to the satisfaction of certain conditions, including the receipt of certain approvals, to publicly announce the proposed integration on December 4, 2008.

On December 1, 2008, the working groups of Nippon Oil and Nippon Mining discussed the process and procedure to obtain approval of the integration from the Fair Trade Commission of Japan, and further discussed the requirements under the Antimonopoly Act of Japan. On December 3, 2008, representatives of the working group of Nippon Oil and Nippon Mining met with the Fair Trade Commission of Japan to explain details of the proposed integration.

On the morning of December 4, 2008, a special meeting of the board of directors of Nippon Oil, which was convened by the president on December 2, 2008, was held to consider the memorandum for a basic agreement on the proposed integration. At the meeting, the president and a director presented details of the proposed integration with Nippon Mining. The board of directors deliberated various aspects of the integration, including the potential benefits of integrating with Nippon Mining, the risks and challenges in connection with the integration such as challenges related to smoothly transition and establish a unified corporate culture among management and employees of the two companies, the integration schedule, and potential antitrust issues. The board of directors noted the importance of determining the exchange ratio as it affects shareholder value, and discussed to carefully consider and negotiate the exchange ratio while taking into account analyses presented by financial advisors of the exchange ratio. As a result of the discussions, the board of directors of Nippon Oil unanimously resolved to authorize the execution of the memorandum.

On the morning of December 4, 2008, a special meeting of the board of directors of Nippon Mining, which was convened by the president on December 3, 2008, was held to consider the memorandum for a basic agreement on the proposed integration. At the meeting, the president and a director explained the background, goals and expected effects of the proposed business integration and the content of the proposed basic agreement. The board of directors deliberated on the potential synergies of the proposed integration with Nippon Mining’s oil and metals businesses, how the integration would change Nippon Mining’s financial structure, whether the companies could effectively merge their two cultures and other issues related to the proposed business integration. Based on their deliberations, the board of directors determined that a business integration with Nippon Oil was desirable to enhance its ability to procure the large amount of funds required for business investments in energy, resources and other areas, which would improve shareholder value, and that the content of the basic agreement was reasonable. The board of directors of Nippon Mining unanimously resolved to authorize the execution of the memorandum.

The two companies subsequently signed and entered into the memorandum for a basic agreement on the proposed integration on December 4, 2008. The integration was publicly announced by both companies later on the same day.

On December 16, 2008, Nippon Oil and Nippon Mining established a special joint committee for the integration (the “Integration Committee”) comprised of the presidents of the two companies, managing officers and senior managers and managers of certain divisions of Nippon Oil and Nippon Mining to designate a core working group responsible for the proposed integration. The Integration Committee held a kick-off meeting on the same day to discuss the structure and responsibilities of the Integration Committee and the schedule for the integration. The Integration Committee also established subcommittees with respect to administration, structure of the integration, governance, corporate identity, integration of offices, competitiveness, personnel, information technology and other related areas to discuss further details of the integration. Subsequently, the Integration Committee established subcommittees relating to accounting and exchange ratio.

On December 17, 2008, Nippon Mining agreed to retain UBS, BofA Merrill Lynch and Daiwa SMBC as its financial advisors. Nippon Mining also retained Mori Hamada & Matsumoto as its Japanese legal counsel and Davis Polk & Wardwell LLP as its U.S. legal counsel. On the same day, Nippon Mining, its financial advisors, its auditor and its Japanese legal counsel held a kick-off meeting to discuss the proposed integration and joint share transfer. The discussions involved potential filings and necessary approvals from relevant authorities and confirming the overall schedule of the transaction. On December 19, 2008, UBS held a kick-off meeting with the broader group of working-level employees at Nippon Mining involved in the proposed integration.

On December 18, 2008, Nippon Oil retained Mizuho, J.P. Morgan and Nomura as its financial advisors. Nippon Oil also retained Nishimura & Asahi as its Japanese legal counsel and Shearman & Sterling LLP as its U.S. legal counsel. On the same day, Nippon Oil, its financial advisors and its Japanese legal counsel held a kick-off meeting to discuss the proposed integration and the joint share transfer. The discussions involved potential filings and necessary approvals from relevant authorities and confirming the overall schedule of the transaction.

From mid-December 2008 through early September 2009, Nippon Oil performed its due diligence of Nippon Mining with the assistance of legal and accounting professional firms. From mid-December 2008 through early September 2009, Nippon Mining performed its due diligence of Nippon Oil with the assistance of legal and accounting professional firms.

Through February 27, 2009, Nippon Oil and Nippon Mining held a number of meetings with each other and with their financial advisors and legal counsel concerning the integration schedule and the time necessary to prepare for all the regulatory filings and to obtain governmental and other approvals necessary to effect the transaction. After continued discussions among the companies, the financial advisors and the legal counsel, Nippon Oil and Nippon Mining agreed to postpone the integration schedule in consideration of the time needed to comply with the disclosure requirements of the SEC, including, among other things, to prepare their financial statements in accordance with U.S. GAAP and to assess their oil and natural gas reserves. Subsequently, Nippon Oil and Nippon Mining decided to postpone the establishment of the holding company, which was originally scheduled for October 2009, to April 2010. Public announcement of the postponement was made by both companies on February 27, 2009.

Through October 14, 2009, the Integration Committee held a series of meetings, generally on a monthly basis, where progress of discussions of the subcommittees, organizational structure of the holding company, the mid-term management plan and long-term objectives of the holding company, competitiveness of the holding company, and further details relating to the integration were discussed. Through October 29, 2009, Nippon Oil and Nippon Mining discussed and negotiated the terms of the joint share transfer agreement including the exchange ratio. The companies considered various factors to negotiate the exchange ratio and other terms of the joint share transfer agreement, such as the business and financial conditions of the two companies, potential synergies from the integration and advice provided by their respective financial advisors. As a result of the negotiations, Nippon Oil and Nippon Mining came to an agreement on the terms of the joint share transfer agreement including the exchange ratio, and agreed to present the proposed joint share transfer agreement to their respective board of directors.

On October 30, 2009, a regular meeting of the board of directors of Nippon Oil, which was convened on October 27, 2009, was held to consider the proposed joint share transfer agreement. At the meeting, the chairman of the board and the president explained the result of negotiations with Nippon Mining and the key terms of the proposed joint share transfer agreement, including the exchange ratio, the initial directors and corporate auditors of the holding company, expected synergies of the integration, and proposed company names of the holding company and the core operating subsidiaries. The financial advisors, Mizuho, J.P. Morgan and Nomura rendered their respective written opinions dated October 29 and October 30, 2009, stating that as of the date of their respective opinions and based on and subject to the assumptions and qualifications therein, the proposed exchange ratio is fair from a financial point of view. After further review and discussions of the proposed exchange ratio and the terms of the joint share transfer agreement, the board of directors unanimously resolved to approve the terms of the joint share transfer and authorized the execution of the joint share transfer agreement.

On October 30, 2009, a meeting of the board of directors of Nippon Mining was held to consider the proposed joint share transfer agreement. At the meeting, the president explained the result of negotiations with Nippon Oil and the key terms of the proposed joint share transfer agreement, including the exchange ratio, the initial directors and corporate auditors of the holding company, expected synergies of the integration, plans to formulate details of management goals including the mid-term management plan and proposed company names of the holding company and the core operating subsidiaries. On October 30, 2009, the board received the financial analyses regarding the proposed exchange ratio of each of UBS, BofA Merrill Lynch and Daiwa SMBC, as well as their respective opinions, dated October 30, 2009, to the effect that, as of the date of the opinion and based on and subject to the assumptions and qualifications therein, the proposed exchange ratio was fair from a financial point of view to the holders of Nippon Mining shares. After review and discussions of the terms of the joint share transfer agreement, the board of directors unanimously resolved to approve the terms of the joint share transfer and authorized the execution of the joint share transfer agreement.

The two companies subsequently signed and entered into the joint share transfer agreement on October 30, 2009. The execution of the definitive agreement was publicly announced by both companies later on the same day.

Reasons for the Joint Share Transfer

Nippon Oil and Nippon Mining are conducting the joint share transfer in order to establish a holding company to integrate their businesses and management resources. Through the integration, the two companies aim to strengthen their management base under a new management philosophy focused on establishing flexible and integrated operations, further enhancing corporate governance, and pursuing stable and efficient supply of products and innovative businesses. The companies believe that this will provide them with a strong impetus for further and rapid growth, enhance corporate value and further the goal of becoming one of the world’s leading integrated energy, resources and materials industrial groups. The companies also believe that the integration will provide opportunities to comprehensively restructure their petroleum refining and marketing operations. See “— Restructure and Streamline Petroleum Refining and Marketing Businesses” below.

Nippon Oil and Nippon Mining plan to pursue the following initiatives through the integration of their management resources and businesses in order to achieve the goals set forth above:

Strengthen Competitiveness as a Leading Integrated Energy, Resources and Materials Industrial Group

Nippon Oil and Nippon Mining plan to fully integrate their respective businesses through the joint share transfer, and aim to use the two companies’ strengths in the petroleum refining and marketing, oil and natural gas exploration and production and metals businesses to become one of the world’s leading integrated energy, resources and materials industrial groups. In order to strengthen competitiveness in the rapidly changing oil industry, the companies believe it is necessary to diversify their businesses to respond to the changing demand in the market. Therefore, the companies believe that the proposed corporate structure with three core operating subsidiaries focusing on the areas of petroleum refining and marketing, oil and natural gas exploration and production and metals businesses will contribute to JX Holdings’ growth and profitability to the fullest extent. The companies plan to integrate the branding of their respective businesses in the area of petroleum refining and marketing under Nippon Oil’s existing ENEOS brand. As a result, the companies expect to further strengthen the position of their network of service stations under the ENEOS brand, which is already the largest network of service stations in Japan.

Enhance Corporate Value by Focusing Management Resources on the Most Profitable Business Areas

Nippon Oil and Nippon Mining plan to combine their management resources to strengthen JX Holdings’ management base under a new management philosophy. Through the integration, the companies intend to concentrate management resources in the most profitable business areas to enhance JX Holdings’ strengths and pursue strategies for global growth in order to enhance corporate value.

Restructure and Streamline Petroleum Refining and Marketing Businesses

Through the integration, the two companies aim to restructure their petroleum refining and marketing businesses to achieve cost reductions and operational synergies. Nippon Oil and Nippon Mining expect that demand for petroleum in the domestic market will continue to decline, including a substantial decline in demand for gasoline, and believe that excess refining capacity is one of the primary issues in the Japanese oil industry. Nippon Oil and Nippon Mining believe that by combining their petroleum refining and marketing businesses, they will be able to streamline their refining operations at an early stage by reducing production capacity by 400,000 barrels per day by March 31, 2011 from the production capacity on December 4, 2008. The reduction of production capacity by 400,000 barrels per day includes the reduction by 60,000 barrels per day from the termination of refining operations at the Toyama Refinery in January 2009 and the redirection of the Osaka Refinery with a capacity of 115,000 barrels per day to be operated by the anticipated joint venture with China National Petroleum Corporation (“CNPC”). See “Business of Nippon Oil — Alliances.” Such reduction of production capacity is also expected to include partial reductions in refining capacity at the Negishi, Mizushima and Oita Refineries and the Kashima Oil Refinery. Nippon Oil and Nippon Mining also believe that they would be able to reduce production capacity by a further 200,000 barrels per day by March 31, 2015 at the latest. The companies also believe that they will be able to increase efficiency in the areas of crude oil procurement and transportation, supply coordination and distribution, and reinforce sales and distribution by reevaluating distribution and marketing strategies. The companies also plan to engage in cost reduction efforts by combining business operations.

Anticipated Synergies from the Business Integration

By the end of March 2013, the two companies aim to achieve synergies of ¥60 billion or more per year from the business integration by improving profit and loss through the reduction of cost of sales and expenses and other synergy effects. The companies aim to achieve annual synergies of approximately ¥14 billion in refinery operations, ¥13 billion in crude oil procurement and transportation, supply coordination and distribution operations, ¥10 billion in purchasing operations and ¥23 billion in reductions of other costs. By the end of March 2015, the companies seek to increase the amount by ¥40 billion per year to achieve synergies totaling ¥100 billion or more per year.

Planned Holding Company Structure

The diagram below shows the planned structure of JX Holdings as a holding company after its establishment on or around April 1, 2010 and subsequent reorganization of operations into three core operating subsidiaries of JX Holdings scheduled in July 2010.

Nippon Oil and Nippon Mining are expected to become wholly owned subsidiaries of JX Holdings upon effectiveness of the joint share transfer and establishment of JX Holdings on or around April 1, 2010. After integrating and restructuring the petroleum refining and marketing, oil and natural gas exploration and production and metals businesses of Nippon Oil and Nippon Mining under JX Holdings, three core operating subsidiaries are expected to be established as direct subsidiaries of JX Holdings, each operating in one of the following areas:

•	Petroleum Refining & Marketing. A core operating subsidiary will be established by combining the refining and marketing business of Nippon Oil and Japan Energy.

•	Oil and Natural Gas E&P. A core operating subsidiary will be established by combining the oil and natural gas exploration and production businesses of Nippon Oil Exploration Limited, a wholly owned subsidiary of Nippon Oil, and Japan Energy.

•	Metals. Nippon Mining & Metals Co., Ltd., a wholly owned subsidiary of Nippon Mining, will become a core operating subsidiary.

Other companies within the Nippon Oil and Nippon Mining groups that are operating in the petroleum refining and marketing, oil and natural gas exploration and production or metals business are expected to become subsidiaries of the respective core operating subsidiaries.

Other companies within the Nippon Oil and Nippon Mining groups that are not operating in these three areas are expected to be combined or reorganized, in principle, according to the lines of businesses. Further, companies within the Nippon Oil and Nippon Mining groups that are listed on stock exchanges, conduct business or otherwise provide services within the group (common group function companies), or are engaged in independent businesses (independent companies) are expected to become direct subsidiaries of JX Holdings.

Strategy of JX Holdings

In order to pursue the initiatives set forth under “— Reasons for the Joint Share Transfer,” Nippon Oil and Nippon Mining plan to pursue the following strategies with respect to JX Holdings’s core operating subsidiaries:

Petroleum Refining & Marketing

•	To strengthen competitiveness of the petroleum refining and marketing business by decreasing refining capacity in light of expected future decreases in the domestic demand for petroleum products and increasing efficiencies of refineries, comprehensively reviewing the value chain from refining through marketing, and actively pursuing global expansion, particularly in the growing Asia market.

•	To strive to be an integrated energy company that responds to customers’ needs such as by actively engaging in new energy businesses such as fuel cells and photovoltaic power generation in anticipation of a low carbon emission society and implementing of best practices.

Oil and Natural Gas E&P

•	To become a global oil and natural gas exploration and production company by actively making investments and carrying out thorough risk management, while responding flexibly to changes in the business environment, which may include rapid fluctuations in the price of crude oil, increased resource nationalism, heightened competition for resources and growing environmental awareness.

•	To accumulate technology through operations that will use the combined knowledge and know-how of the two companies. In addition, generate further business opportunities by strengthening relationships with governments of oil-producing countries and business partners.

Metals

•	Aim to establish a global integrated production system centered on the copper business by actively developing copper mines and improving the equity base entitlement volume and investment returns and developing new and innovative copper-smelting technologies.

•	Aim to have one of the top market shares in (i) the electronic materials business by introducing high-functionality materials to the market in a timely manner through the development of sophisticated technological capabilities and close cooperation with clients; (ii) the recycling and environmental services business and stablize the procurement of rare metals used in IT and environmentally-friendly products; and (iii) the titanium products business and the business of manufacturing polysilicon for photovoltaic power generation.

Determination of the Nippon Oil Board of Directors

On October 30, 2009 the board of directors of Nippon Oil unanimously determined to approve the joint share transfer agreement and related transactions as advisable and as to be in the best interests of Nippon Oil. During the negotiations leading up to this determination, the board of directors of Nippon Oil consulted with management as well as its financial and legal advisors. Throughout this process, the board of directors of Nippon Oil placed emphasis on securing a business integration that would enable the restructuring of its petroleum refining and marketing business and achieve its goal of becoming one of the world’s leading integrated energy, resources and materials group, and a business integration that offers potential for long-term growth that would be greater than what Nippon Oil would achieve on an independent basis. Nippon Oil’s board believes that the proposed joint share transfer with Nippon Mining meets its requirements.

With respect to long-term business potential, the board considered that:

•	Nippon Oil and Nippon Mining both acknowledge the need to restructure their refining and marketing businesses and the business integration will allow the two companies to more effectively reduce excess refining capacity and increase operational efficiencies;

•	a combined entity will be able to more effectively use and allocate management resources and will also have a greater ability to pursue business opportunities including areas other than petroleum such as the new energy business of fuel cells and photovoltaic power generation; and

•	through the business integration, Nippon Oil and Nippon Mining aim to achieve synergies of ¥60 billion or more per year by the end of March 2013, and an additional ¥40 billion per year by the end of March 2015, to a total of ¥100 billion or more per year.

At the time of approving the joint share transfer agreement, the board of directors of Nippon Oil also considered the following factors as generally supporting its decision to enter into the joint share transfer agreement:

•	its understanding of the businesses, operations, financial condition, earnings and prospects of both Nippon Oil and Nippon Mining (including the report of management of Nippon Oil on the results of their due diligence review of Nippon Mining and its subsidiaries);

•	its understanding of the current and prospective economic, market and industry environment in which Nippon Oil and Nippon Mining operate, including global, national and local economic conditions, and the changing competitive landscape in the energy, resources and materials industries in Japan and overseas, including the trend toward reducing carbon emissions due to growing environmental awareness and intensified competition for securing natural resources;

•	the results of financial analyses of the exchange ratio prepared by Mizuho, J.P. Morgan and Nomura, Nippon Oil’s financial advisors, which included the analysis of historical stock prices, comparable companies analysis and discounted cash flow analysis and other methods deemed to be relevant by the financial advisors;

•	the opinions delivered to the board of directors of Nippon Oil by each of Mizuho, J.P. Morgan and Nomura to the effect that, as of the date of the opinion and based upon and subject to the assumptions, considerations and limitations in the opinion, the proposed exchange ratio was fair, from a financial point of view, to the holders of Nippon Oil common stock; and

•	the complementary nature of the businesses of Nippon Oil and Nippon Mining and the potential synergies as noted above.

The board of directors of Nippon Oil also considered disadvantages and potential risks associated with the business integration with Nippon Mining in connection with its deliberations regarding the joint share transfer agreement, including:

•	the challenges of integrating the organizations, business cultures, procedures and operations of Nippon Oil and Nippon Mining as well as transitioning operations and facilities to a common information technology system;

•	the risk that anticipated benefits of the joint share transfer may not be achieved due to the challenges to integrate the businesses of the two companies;

•	the significant costs that are expected to be incurred in connection with completing the joint share transfer and in the subsequent integration of the business operations of Nippon Oil and Nippon Mining; and

•	the failure to identify areas with substantial potential synergies and failure to effectively allocate resources to such areas.

In view of the wide variety of factors considered in connection with its evaluation of the joint share transfer agreement and the complexity of these matters, the board of directors of Nippon Oil did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Nippon Oil board may have given different weight to different factors. The Nippon Oil board conducted an overall analysis of the factors described above, including discussions with management and the legal and financial advisors of Nippon Oil, and considered the factors overall to be favorable to, and to support, its determination.

Determination of the Nippon Mining Board of Directors

On October 30, 2009 the board of directors of Nippon Mining unanimously determined to approve the joint share transfer agreement and related transactions as advisable and in the best interests of Nippon Mining and its stakeholders, in particular its shareholders. Over the course of negotiations leading up to this decision, the Nippon Mining board of directors consulted with management as well as financial and legal advisors. Throughout this process, the board of directors of Nippon Mining placed emphasis on securing a business combination that would facilitate the restructuring of its petroleum business and the achievement of its goal to become one of the world’s leading integrated energy, resources and materials groups. The Nippon Mining board confirms that the results of negotiations are in line with the contents of the memorandum for a basic agreement executed on December 4, 2008 between Nippon Mining and Nippon Oil, and believes that the combination with Nippon Oil meets its requirements.

With respect to long-term business potential, the board considered that:

•	Nippon Mining and Nippon Oil share a common understanding of trends in the oil industry and the need to restructure their petroleum businesses;

•	a combined entity would have a greater ability to increase resource exploration and development in both its petroleum and metals operations, as well as research into fuel cells and other types of alternative energy sources, and

•	through the combination Nippon Mining and Nippon Oil aim to achieve annual synergies of approximately ¥60 billion by the end of March 2013 and an additional ¥40 billion for a total of approximately ¥100 billion by the end of March 2015.

At the time of approving the joint share transfer agreement, the board of Nippon Mining also considered the following factors as generally supporting its decision to enter into the joint share transfer agreement:

•	its understanding of the businesses, operations, financial condition, earnings and prospects of both Nippon Mining and Nippon Oil (including the report of management of Nippon Mining on the results of their due diligence review of Nippon Oil and its subsidiaries);

•	its understanding of the current and prospective economy and market and industry environment in which Nippon Mining and Nippon Oil operate, including global, national and local economic conditions, the changing competitive landscape for petroleum refiners in Japan, and trends toward regulations directed at reducing carbon dioxide, intensified competition for rights to exploit oil and natural gas reserves and for supplies of copper concentrate;

•	the results of the analyses of the exchange ratio, prepared by UBS, BofA Merrill Lynch and Daiwa SMBC, Nippon Mining’s financial advisors, which included historical trading ratio analysis, discounted cash flow analysis and other methods deemed to be relevant by the financial advisors;

•	the respective opinions, which were delivered to the Nippon Mining board of directors by UBS, BofA Merrill Lynch and Daiwa SMBC, to the effect that, as of the date of the opinion and based upon and subject to the assumptions, considerations and limitations in the opinion, the proposed exchange ratio was fair from a financial point of view to the holders of Nippon Mining common shares; and

•	the complementary nature of the petroleum businesses of Nippon Mining and Nippon Oil and the potential synergies as noted above.

The Nippon Mining board of directors also considered disadvantages and potential risks associated with the combination with Nippon Oil in connection with its deliberations regarding the joint share transfer agreement, including:

•	the challenges of integrating the organizations, business cultures, procedures and operations of the Nippon Mining and Nippon Oil and the risk of delays given the April 2010 target for final integration of their businesses;

•	the risk that anticipated benefits of the joint share transfer may not be achieved due to the challenges of integrating operations;

•	the concentration of sales in Japan means that adverse economic conditions and energy-conservation trends in Japan may negatively affect JX Holdings’ financial condition and results of operations;

•	the failure or poor performance of overseas strategic alliances or investments may prevent realization of the benefits of JX Holdings’ growth strategy; and

•	that significant costs are expected to be incurred in the course of the joint share transfer and in the subsequent integration of the business operations of the two companies.

In view of the wide variety of factors considered in connection with its evaluation of the joint share transfer agreement and the complexity of these matters, the Nippon Mining board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these and other factors. In considering the factors described above and other factors, individual members of the Nippon Mining board may have given different weight to different factors. The Nippon Mining board conducted an overall analysis of the factors described above and other factors, including discussions with management and the legal and financial advisors of Nippon Mining, and it considered the factors overall to be favorable to, and to support, its determination.

The Nippon Mining board of directors when making its recommendation on the business combination was aware that the U.S. GAAP pro forma financial information being prepared in connection with its registration with the SEC would show a gain on bargain purchase for Nippon Oil, although the magnitude of the pro forma gain had not been determined at that time. Such pro forma gain on bargain purchase represents the excess of estimated fair value of net assets of Nippon Mining over the estimated value of consideration to be transferred to Nippon Mining shareholders. The Nippon Mining board did not consider a pro forma gain on bargain purchase under U.S. GAAP to be material to its assessment because it is determined based on what is effectively a sale of Nippon Mining’s assets and liabilities and, unlike U.S. GAAP accounting, Nippon Mining’s board does not regard the formation of JX Holdings as a purchase of Nippon Mining by Nippon Oil. The Nippon Mining board believes that the proposed business combination with Nippon Oil is more appropriately analyzed by evaluating the companies based on their future prospects as part of JX Holdings. Insofar as the Nippon Mining board evaluated enterprise value based on factors other than share price, it considered comparative discounted cash flow valuations to be a more meaningful measure than the measure of the estimated fair market value of assets and liabilities reflected in the pro forma bargain purchase analysis. Nippon Mining’s financial advisors each employed discounted cash flow and market share price methodologies in evaluating the share exchange ratio and evaluated both Nippon Mining and Nippon Oil on a going concern basis based on their business plans. Due to these considerations, the Nippon Mining board did not reconsider or change its recommendation on the terms of the joint share transfer agreement or the share exchange ratio after it knew of the magnitude of the U.S. GAAP pro forma gain on bargain purchase.

Opinions of Nippon Oil’s Financial Advisors

Opinion of Mizuho

Mizuho has acted as financial advisor to Nippon Oil in connection with the joint share transfer and has assisted the board of directors of Nippon Oil in its examination of the fairness, from a financial point of view, of the exchange ratio to the holders of Nippon Oil common shares.

On October 30, 2009, Mizuho delivered its written opinion in Japanese to the board of directors of Nippon Oil that, based upon and subject to the assumptions made, matters considered, and limits of review set forth in its written opinion, as of such date, the exchange ratio was fair, from a financial point of view, to the holders of Nippon Oil common shares.

The full text of an English translation of Mizuho’s opinion, dated October 30, 2009, which contains many of the assumptions Mizuho made, the matters it considered and the limitations on the review it undertook in connection with the delivery of its opinion, is, with Mizuho’s consent, included in Appendix B to this prospectus and is incorporated by reference into this prospectus. Mizuho’s opinion is directed to the board of directors of Nippon Oil and addresses only the fairness of the exchange ratio from a financial point of view to the holders of Nippon Oil common shares. The opinion states that it is not to be relied upon by any other party. Mizuho’s engagement letter with Nippon Oil, pursuant to which Mizuho’s fairness opinion was delivered, states that the opinion is not to be disclosed to any party other than Nippon Oil’s board of directors without Mizuho’s prior consent, and under Japanese law, which governs the engagement letter, such restrictions should be respected. However, any issue related to reliance by third parties would necessarily have to be resolved by a court of competent jurisdiction and the question of the availability of such a defense to Mizuho will have no effect on the rights and responsibilities of Nippon Oil’s board of directors to whom the opinion was provided under Japanese law, or the rights and responsibilities of such board of directors or Mizuho under the federal securities laws. The opinion does not address any other aspect of the joint share transfer and does not constitute a recommendation to any Nippon Oil shareholder as to how that shareholder should vote at the extraordinary general meeting with respect to the proposed joint share transfer or any other matter. It also does not express any opinion as to either the price at which the common shares of Nippon Oil or the common shares of Nippon Mining will trade following the announcement of the execution of the joint share transfer agreement, or the price at which the common shares of the combined entity will trade following the consummation of the joint share transfer. The following summary of Mizuho’s opinion set forth below is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, Mizuho, among other things, analyzed and reviewed the materials and information set forth below (the following documents and materials include those of each company’s subsidiaries and affiliates):

•	the annual and quarterly securities reports of each company and other disclosed financial information;

•	certain materials prepared by each company concerning its business and financial condition, including past results and future prospects;

•	financial forecasts relating to the businesses, earnings, cash flow, assets, liabilities, capital and prospects of Nippon Oil prepared by, and furnished to, Mizuho by the senior management of Nippon Oil (“Nippon Oil Management Projections”);

•	certain information prepared by Nippon Oil regarding the Nippon Oil Management Projections, including answers to the questions made by Mizuho to Nippon Oil;

•	financial forecasts relating to the businesses, earnings, cash flow, assets, liabilities, capital and prospects of Nippon Mining prepared by the senior management of Nippon Mining and furnished to Mizuho by the senior management of Nippon Oil (“Nippon Mining Management Projections”);

•	certain materials prepared by Nippon Mining regarding the Nippon Mining Management Projections, including responses to questions made by Mizuho to Nippon Mining;

•	the results of interviews with the management of each company with respect to the business and financial condition of each company, including past results and future prospects;

•	responses to questions made by Mizuho to the management of each company with respect to the projected effect of the transaction on the business and financial condition of each company, including future revenue and expenditure projections, expected cost savings and integration synergies;

•	various due diligence reports regarding financial, tax, legal or other aspects of the transaction, as prepared by outside experts and furnished by Nippon Oil to Mizuho:

•	historical market share prices and trading multiples for shares of common stock of each company;

•	publicly available financial data, market share prices and trading multiples of publicly held companies that Mizuho deemed generally comparable to each company;

•	the publicly available transaction terms and historical share price performance relating to certain past transactions which Mizuho deemed generally comparable to the joint share transfer;

•	a draft, dated October 30, 2009, of the Joint Share Transfer Agreement prepared by Nippon Oil and Nippon Mining and received by Mizuho from Nippon Oil; and

•	such other materials received by Mizuho from the companies or obtained through its general investigation as Mizuho considered necessary or appropriate.

In rendering its opinion, Mizuho relied upon and assumed the accuracy and completeness of all public information that was reviewed by it and all financial and other information that was provided to or discussed with Mizuho by the companies and formed a substantial basis for its opinion, and Mizuho did not independently verify, nor did Mizuho assume responsibility or liability for independently verifying, or for the accuracy or completeness of, any such information. The conclusion expressed in Mizuho’s opinion could potentially differ if there are matters that would make the information provided to Mizuho or discussed between Mizuho and the companies materially incorrect, or if there is a fact or circumstance not disclosed at the time of delivery of the opinion, or which occurs subsequent to delivery of the opinion (including facts which potentially existed at the time the opinion was delivered but became apparent subsequently). Mizuho assumed that the management of each company was unaware of any fact that would make the information provided to or discussed with Mizuho incomplete or misleading. In addition, Mizuho did not conduct an independent valuation or appraisal of any assets or liabilities (including derivatives, off-balance sheet assets and liabilities and other contingent liabilities), or the reserves of either company or its affiliates, and Mizuho was not independently provided with, nor did Mizuho make any request to a third party for, any such valuation or appraisal. Mizuho did not assume any obligation to conduct any inspection of the properties or facilities of either company or its affiliates, nor did Mizuho evaluate the capitalization, solvency or fair value of either company or its affiliates under any law relating to bankruptcy, insolvency or similar matters.

With respect to any information Mizuho requested in connection with the preparation of its opinion that was not provided or disclosed to Mizuho by the companies, or could not otherwise be used by Mizuho as a basis of Mizuho’s evaluation, with the consent of Nippon Oil, Mizuho used assumptions it believed to be reasonable and appropriate, and Mizuho did not verify the effect on either company’s future financial condition in the event that such assumptions prove to be materially inaccurate.

With respect to the financial forecasts and other forward-looking information provided to Mizuho, including future revenue and expenditure projections, expected cost savings and integration synergies, Mizuho assumed that such information was reasonably prepared by the management of each company on a basis reflecting the best currently available estimates and judgments of management as to the expected future results of operations and financial condition of the companies and the holding company. However, in preparing its opinion, while the Nippon Oil Management Projections and Nippon Mining Management Projections were modified with Nippon Oil’s consent based on advice provided by Nippon Oil’s external counsels, technical advisors and consultants, Mizuho relied on the assumptions of such advice and forecasts, and both projections (as modified as described above, the same shall apply hereinafter) without independent verification of the feasibility of such assumptions and forecasts, and the projections on which such modifications are based, and Mizuho expressed no view as to any analyses or forecasts referred to in its opinion or the assumptions on which they are based. Mizuho further expressed no opinion as to the future prospects, plans or viability of the companies, independently or combined. Mizuho is not a legal, regulatory, or tax expert and therefore relied on the assessments made by advisors to the companies with respect to such issues. Mizuho further assumed that the transaction will qualify as a tax-free reorganization for Japanese corporate tax purposes.

Mizuho assumed, without independent verification, that the joint share transfer will be consummated in a timely manner and that all material governmental, regulatory and other consents and approvals necessary for the consummation of the joint share transfer will be obtained without any adverse effect on the companies or the expected benefits of the joint share transfer, and such consents and approvals will not have any effect on the exchange ratio. Mizuho also assumed that each company and its affiliates have not entered, and will not enter, into any contract, agreement or other instrument that may materially affect the exchange ratio, and that the consummation of the joint share transfer will not breach, or give rise to any right to terminate or declare a default or exercise any remedy under, any material agreement binding either company or any of its affiliates. Mizuho assumed with the consent of Nippon Oil that, except as disclosed by the companies and having material adverse effect on the exchange ratio, there are no litigation, dispute, etc.-related contingent liabilities, or environmental, tax or intellectual property, etc.-related off-balance sheet liabilities, of either company or its affiliates.

Mizuho was not requested to provide an opinion as to, and Mizuho’s opinion did not in any manner address, Nippon Oil’s underlying business decision to proceed with or effect the joint share transfer, nor was Mizuho asked to provide, and Mizuho did not provide, any opinion as to any transaction other than the joint share transfer or as to the relative merits of the joint share transfer in comparison to any other transaction. Mizuho was under no obligation to Nippon Oil or its board of directors to solicit indications of interest from any third party in connection with the joint share transfer, nor did Mizuho make any such solicitations.

Mizuho’s opinion was limited to the fairness, from a financial point of view, of the exchange ratio to the holders of Nippon Oil common shares as of the date of the opinion, and Mizuho expressed no opinion as to the fairness of the joint share transfer to the holders of any other class of securities, creditors or other constituencies of Nippon Oil. Furthermore, Mizuho expressed no opinion with respect to the amount or nature of any compensation to any directors, executive officers or employees of either company, or any class of such persons, relative to the joint share transfer or with respect to the fairness of any such compensation.

The summary of each analysis is shown below. The ranges, as results of each analysis, of the exchange ratio are for the number of shares of the holding company’s common stock to be issued in exchange for one share of Nippon Oil common stock, assuming that one share of common stock of the holding company will be issued in exchange for one share of Nippon Mining common stock.

Financial Analyses Used by Mizuho

The following is a summary of the material financial analyses performed by Mizuho in connection with its opinion dated October 30, 2009 and presented by Mizuho in Japanese to the board of directors of Nippon Oil on October 30, 2009 in connection with the joint share transfer. However, it does not purport to be a complete description of the analyses performed by Mizuho or of its presentations to the board of directors of Nippon Oil. The following summary includes information presented in tabular format. In order to understand fully the financial analyses used by Mizuho, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to October 29, 2009, and is not necessarily indicative of current or future market conditions.

Analysis of Historical Share Prices

Mizuho reviewed the historical market prices of the common shares of each of Nippon Oil and Nippon Mining on October 29, 2009, one day prior to October 30, 2009, the date on which the exchange ratio was announced, as well as one-week average, one-month average, three-months average and six-months average per share closing prices preceding October 30, 2009;

	Share Price
	Nippon Oil	Nippon Mining	Implied Exchange Ratio

Previous day	¥445	¥394	1.13	x
One-week average	¥462	¥416	1.11	x
One-month average	¥480	¥431	1.11	x
Three-months average	¥513	¥460	1.12	x
Six-months average	¥532	¥483	1.10	x

Comparable Companies Analysis

Mizuho reviewed certain publicly available financial, operating and stock market information for petroleum companies in Japan that Mizuho deemed generally comparable to Nippon Oil and Nippon Mining. These companies were:

•	Showa Shell Sekiyu K.K.

•	Cosmo Oil Co., Ltd.

•	TonenGeneral Sekiyu K.K.

•	AOC Holdings, Inc.

•	Idemitsu Kosan Co., Ltd.

Although none of the selected companies is identical to Nippon Oil or Nippon Mining, these companies were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered similar to Nippon Oil and Nippon Mining.

Mizuho reviewed, among other things, enterprise values based on closing stock prices on October 29, 2009, as a multiple of estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for fiscal years ending March 31, 2010 and March 31, 2011 for the selected publicly-traded companies. Mizuho also reviewed market capitalization based on closing stock prices on October 29, 2009 as a multiple of estimated net profits for fiscal years ending March 31, 2010 and March 31, 2011 for the selected publicly-traded companies. Multiples for the selected publicly-traded companies were based on publicly available filings and estimates provided by IBES. Mizuho further reviewed market capitalizations based on closing stock prices on October 29, 2009 as a ratio of book value of net asset as of June 30, 2009 for the selected publicly-traded companies. Mizuho then applied ranges of selected multiples derived from the selected publicly-traded companies of 8.5x to 9.5x in the case of fiscal year ending March 31, 2010 EBITDA, 7.5x to 8.5x in the case of fiscal year ending March 31, 2011 EBITDA, 11.0x to 12.0x in the case of fiscal year ending March 31, 2010 net profit, 13.5x to 14.5x in the case of fiscal year ending March 31, 2011 net profit, and 0.7x to 0.8x in the case of book value of net assets to corresponding financial data of Nippon Oil and Nippon Mining. This analysis indicated the following ranges of implied exchange ratios:

Implied Exchange Ratio
	Minimum	Maximum

Year ending March 31, 2010 (IBES Estimate)	0.94x	1.09x
Year ending March 31, 2011 (IBES Estimate)	0.84x	0.97x
Price-to-book value Multiple	0.85x	1.11x

Discounted Cash Flow Analysis

Mizuho performed a discounted cash flow analysis of Nippon Oil and Nippon Mining in order to derive ranges of implied per share values for the companies based on the sum of the implied present values of projected future cash flows of businesses composing each company. In this analysis, Mizuho calculated ranges of implied per share value for Nippon Oil and Nippon Mining under Nippon Oil Management Projections and Nippon Mining Management Projections respectively.

Discounted Cash Flow Analysis of Nippon Oil

To derive the valuation range of Nippon Oil, Mizuho analyzed the projected cash flow of the following four business lines;

•	Oil and natural gas exploration and products;

•	Refining and marketing;

•	Construction; and

•	Other operations.

Mizuho used the following perpetual growth rates and terminal multiples to calculate terminal values, where applicable, and the following discount rates for the projected free cash flow of each business line of Nippon Oil listed above.

Oil and Natural Gas Exploration and Products

Mizuho applied an asset valuation method where the present value of the projected free cash flow of each of Nippon Oil’s oil or natural gas exploration projects over the life of the project is calculated. To derive the present value of the business, Mizuho summed up the present value of all the oil and natural gas exploration projects within the scope of its analysis using discount rates ranging from 8.5% to 16.0%.

Refining and Marketing

Mizuho applied perpetual growth rates ranging from -0.25% to 0.25% to the normalized unlevered free cash flow of Nippon Oil’s refining and marketing business for the fiscal year ending March 31, 2014. Mizuho applied enterprise value to EBITDA multiples ranging from 8.5x to 9.5x to normalized EBITDA of the business for the fiscal year ending March 31, 2014. To derive the present value of the business, Mizuho used discount rates ranging from 3.75% to 4.25%.

Construction

Mizuho applied perpetual growth rates ranging from -0.25% to 0.25% to the normalized unlevered free cash flow of Nippon Oil’s construction business for the fiscal year ending March 31, 2014. To derive the present value of the business, Mizuho used discount rates ranging from 5.75% to 6.25%.

Other Operations

Mizuho applied perpetual growth rates ranging from -0.25% to 0.25% to the normalized unlevered free cash flow of Nippon Oil’s fuel cells business for the fiscal year ending March 31, 2016 and of Nippon Oil’s other operations (excluding the fuel cells business) for the fiscal year ending March 31, 2014. To derive the present value of the business, Mizuho used discount rates ranging from 6.75% to 7.25% for the fuel cells business, discount rates ranging from 9.25% to 9.75% for the solar cells business and discount rates ranging from 3.75% to 4.25% for the other operations (excluding the fuel cells business and the solar cells business).

Discounted Cash Flow Analysis of Nippon Mining

To derive the valuation range of Nippon Mining, Mizuho analyzed the projected cash flow of the following six business lines;

•	Petroleum exploration and development;

•	Petroleum refining and marketing;

•	Copper resources development;

•	Metals excluding copper resources development;

•	Titanium business; and

•	Other operations.

Mizuho used the following perpetual growth rates and terminal multiples to calculate terminal values, where applicable, and discount rates for the projected free cash flow of each business line of Nippon Mining listed above.

Petroleum Exploration and Development

Mizuho applied an asset valuation method where the present value of the projected free cash flow of each of Nippon Mining’s petroleum exploration and development projects over the life of the project is calculated. To derive the present value of the business, Mizuho summed up the present value of all the petroleum exploration and development projects within the scope of its analysis using discount rates ranging from 9.5% to 16.0%.

Petroleum Refining and Marketing

Mizuho applied perpetual growth rates ranging from -0.25% to 0.25% to the normalized unlevered free cash flow of Nippon Mining’s petroleum refining and marketing business for the fiscal year ending March 31, 2014. Mizuho applied enterprise value to EBITDA multiples ranging from 8.5x to 9.5x to normalized EBITDA of the business for the fiscal year ending March 31, 2014. To derive the present value of the business, Mizuho used discount rates ranging from 3.75% to 4.25%.

Copper Resources Development

Mizuho applied an asset valuation method where the present value of the projected free cash flow of each of Nippon Mining’s copper resources development projects over the life of the project is calculated. To derive the present value of the business, Mizuho summed up the present value of all the copper resources development projects within the scope of its analysis using discount rates ranging from 9.5% to 12.5%.

Metals excluding Copper Resources Development

Mizuho applied perpetual growth rates ranging from 0.75% to 1.25% to the normalized unlevered free cash flow of Nippon Mining’s electronic materials business and from -0.25% to 0.25% to the normalized unlevered free cash flow of Nippon Mining’s other metals business excluding copper resources development (excluding the electronic materials business) for the fiscal year ending March 31, 2014. Mizuho applied enterprise value to EBITDA multiples ranging from 6.5x to 7.5x to normalized EBITDA of the business for the fiscal year ending March 31, 2014. To derive the present value of the business, Mizuho used discount rates ranging from 5.25% to 5.75%, with the exception of Nippon Mining’s smelter business in South Korea, for which Mizuho used discount rates ranging from 8.25% to 8.75%.

Titanium Business

Mizuho applied perpetual growth rates ranging from -0.25% to 0.25% to the normalized unlevered free cash flow of Nippon Mining’s titanium business for the fiscal year ending March 31, 2019. To derive the present value of the business, Mizuho used discount rates ranging from 6.75% to 7.25%.

Other Operations

Mizuho applied perpetual growth rates ranging from -0.25% to 0.25% to the normalized unlevered free cash flow of Nippon Mining’s polysilicon business for the fiscal year ending March 31, 2019 and of Nippon Mining’s other operations (excluding the polysilicon business) for the fiscal year ending March 31, 2014. To derive the present value of the business, Mizuho used discount rates ranging from 7.75% to 8.25% for the polysilicon business and discount rates ranging from 3.75% to 4.25% for the other operations.

These analyses indicated the following implied exchange ratios:

Implied Exchange Ratio
	Minimum	Maximum

DCF Analysis	0.65x	1.13x

Premiums Paid Analysis

Based on publicly available data, Mizuho considered certain joint share transfer transactions, share exchange transactions and statutory merger transactions in Japan for which the exchange ratio was announced from April 1, 2003 through October 29, 2009 and reviewed the premiums paid in these transactions. In calculating the premiums, the date on which the applicable exchange ratio was announced by the relevant parties was used as the reference date. The announced exchange ratio was compared to the implied exchange ratio as of one day prior to the reference date, as well as to the exchange ratio implied by each of the one-week, one-month, three-months and six-months share price averages through the reference dates. The following table presents the results of this analysis:

	Implied Premium		Implied Exchange Ratio
	Minimum	Maximum	Minimum	Maximum

All joint share transfer transactions (43 transactions)	1.9%	6.6%	1.04x	1.10x
Transactions where the market capitalizations of target companies exceeded ¥100 billion (31 transactions)	1.5%	9.2%	1.01x	1.11x
Transactions where “merger of equals” (“Taito-no -seishin”) was stated on the press release and where the exchange ratio was agreed after the announcement of the memorandum of understanding (20 transactions)	0.8%	5.1%	1.05x	1.11x

(1)	Each implied exchange ratio was calculated by dividing each of Nippon Oil’s average price by each of Nippon Mining’s average price, adjusted by adding the median/average premiums in each case.

(2)	The table excludes transactions (i) that were withdrawn; (ii) where cash was offered in exchange for the target shares; and (iii) that were announced after tender offers had been carried out between the relevant parties.

(3)	Deciding on the exchange ratio after or at the same time with the announcement of the memorandum of understanding is not uncommon in Japanese M&A transactions.

Contribution Analysis

Mizuho analyzed Nippon Oil’s and Nippon Mining’s potential contributions to the estimated consolidated EBITDA, consolidated operating income and consolidated net income of the combined entity for the fiscal years ending March 31, 2010 through March 31, 2012. These estimates were derived primarily from IBES. The relevant results of the analysis were as follows:

	Relative Contribution
	Nippon Oil	Nippon Mining

Consolidated EBITDA
Year ending March 31, 2010 (Estimated)	65.4%	34.6%
Year ending March 31, 2011 (Estimated)	63.8%	36.2%
Year ending March 31, 2012 (Estimated)	65.8%	34.2%
Consolidated Operating Income
Year ending March 31, 2010 (Estimated)	65.3%	34.7%
Year ending March 31, 2011 (Estimated)	69.4%	30.6%
Year ending March 31, 2012 (Estimated)	64.7%	35.3%
Consolidated Net Income
Year ending March 31, 2010 (Estimated)	60.6%	39.4%
Year ending March 31, 2011 (Estimated)	60.6%	39.4%
Year ending March 31, 2012 (Estimated)	55.0%	45.0%

This analysis indicated the following implied exchange ratios:

Implied Exchange Ratio
	Minimum	Maximum

Contribution analysis	0.78x	1.23x

Pro Forma Earnings per Share (EPS) Accretion/Dilution Analysis

Mizuho analyzed the financial impact of the joint share transfer on the earnings per share, or EPS, for the common shares of Nippon Oil and Nippon Mining. In this analysis, the estimated EPS of each of Nippon Oil and Nippon Mining on a stand-alone basis for the fiscal years ending March 31, 2011 and March 31, 2012 was compared to the estimated EPS of the combined entity for the fiscal years ending March 31, 2011 and March 31, 2012. Mizuho used the estimated EPS of each of the companies provided by IBES for both fiscal years. This analysis indicated that, excluding the impact of negative goodwill or pre-tax synergies, the joint share transfer would be:

•	approximately 3.1% accretive to Nippon Oil’s estimated EPS for the fiscal year ending March 31, 2011;

•	approximately 14.0% accretive to Nippon Oil’s estimated EPS for the fiscal year ending March 31, 2012;

General

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. No company, business or transaction used in these analyses as a comparison is identical to Nippon Oil, Nippon Mining, or the joint share transfer, nor is an evaluation of the results of these analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transactions, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in these analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual results or values or predictive of future results or values, which may be significantly more or less favorable than those suggested by those analyses. In addition, analyses relating to the value of businesses or securities are not appraisals and may not reflect the prices at which businesses, companies or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

In arriving at its opinion, Mizuho made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Mizuho believes that its analysis must be considered as a whole and that selecting portions of its analysis and factors, without considering the analysis as a whole and all factors, could create an incomplete view of the processes underlying such analysis and its opinion. In its analysis, Mizuho made numerous assumptions with respect to Nippon Oil, Nippon Mining, industry performance and regulatory environment, general business, economic, market and financial conditions, as well as other matters, many of which are beyond the control of Nippon Oil and involve the application of complex methodologies and educated judgment.

Mizuho was not involved with any negotiations between the companies in connection with the Joint Share Transfer Agreement or with respect to any other matter related to the joint share transfer, and Mizuho’s involvement in the joint share transfer was limited. Mizuho’s opinion was necessarily based on financial, economic, market and other conditions as they existed and could be evaluated, and the information available to Mizuho as of, the date of its opinion. Although its opinion may be affected by changes in future conditions, Mizuho did not assume any responsibility to modify, update, supplement or reaffirm its opinion.

Mizuho’s opinion did not express an opinion regarding the prices at which the common stock of either company will or should be traded prior to the consummation of the joint share transfer or of the value or trading prices of the shares of common stock of the holding company to be issued to Nippon Oil shareholders. Mizuho was not asked to provide, and did not provide, any opinion as to any of the premises or assumptions upon which the determination of the exchange ratio was based or the structure of the joint share transfer. Mizuho’s opinion was not intended to be and did not constitute a recommendation to the members of Nippon Oil’s board of directors as to whether they should approve the exchange ratio or the transaction, nor did it constitute a recommendation as to how any Nippon Oil shareholder should vote or act with respect to any matter relating to the transaction. Mizuho’s opinion was approved and authorized for issuance by the Fairness Opinion Committee of Mizuho.

Mizuho is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions in Japan. The board of directors of Nippon Oil selected Mizuho as its financial advisor because Mizuho has substantial experience in transactions similar to the joint share transfer. Under the terms of its engagement letter, Mizuho provided Nippon Oil with financial advisory services in connection with the joint share transfer for which it will be paid a fee of ¥800 million, most of which is contingent upon the establishment of the holding company and subsequent reorganization of operations into three core operating subsidiaries of the holding company, by Nippon Oil and Nippon Mining. Nippon Oil agreed to indemnify Mizuho for certain liabilities arising out of Mizuho engagement, including in connection with Mizuho’s provision of its opinion. During the two years preceding the date of its opinion, Mizuho had financial advisory, investment banking and commercial relationships with the companies, for which Mizuho received compensation, including acting as a financial advisor to Nippon Oil in connection with the securitization of real estate assets with a market value of ¥42.3 billion by Nippon Oil and its group company in January 2008, and Mizuho anticipates that it will continue to provide such financial advisory, investment banking and commercial services to the companies and that such services will result in the payment of compensation to Mizuho. In addition, according to the quarterly securities report for three-months ended as of September 30, 2009 disclosed by Nippon Oil, Mizuho Corporate Bank, Ltd., Mizuho’s parent company, was reported to hold approximately 5.82% in Nippon Oil common stock as of May 15, 2009 together with three related entities. According to the quarterly securities report for three-months ended as of September 30, 2009 disclosed by Nippon Mining, Mizuho Corporate Bank Ltd. was also reported to hold approximately 6.26% in Nippon Oil common stock as of April 15, 2009 together with two related entities. Furthermore, according to the annual securities report for the fiscal year 2008 disclosed by each of Nippon Oil and Nippon Mining, Mizuho Corporate Bank Ltd. has outstanding loans of approximately ¥91.2 billion to Nippon Oil and approximately ¥47.4 billion to Nippon Mining respectively, as of March 31, 2009. In the ordinary course of business, Mizuho and its group companies may hold or sell certain equity, debt and other securities and various types of financial instruments, including derivatives, of either company or their affiliates for its own accounts or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Mizuho and its group companies may also from time to time act as a counterparty to either company or its affiliates and receive compensation for such activities.

Opinion of J.P. Morgan

Pursuant to an engagement letter dated March 25, 2009, Nippon Oil retained J.P. Morgan as its financial advisor and to deliver a fairness opinion in connection with the proposed joint share transfer.

At the meeting of the board of directors of Nippon Oil on October 30, 2009, J.P. Morgan delivered its opinion to the board of directors of Nippon Oil, dated October 29, 2009, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed joint share transfer was fair, from a financial point of view, to the holders of shares of Nippon Oil common stock. No limitations were imposed by Nippon Oil’s board of directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of an English translation of the opinion of J.P. Morgan dated October 29, 2009, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix C to this prospectus and is incorporated herein by reference. J.P. Morgan has consented to the inclusion of its opinion herein. Nippon Oil’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion is addressed to the board of directors of Nippon Oil, is directed only to the exchange ratio in the joint share transfer and does not constitute a recommendation to any shareholder of Nippon Oil as to how such shareholder should vote at the extraordinary general meeting of the shareholders. The summary of the opinion of J.P. Morgan set forth in this prospectus is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated October 22, 2009, of the joint share transfer agreement;

•	reviewed certain publicly available business and financial information concerning Nippon Oil and Nippon Mining and the industries in which they operate;

•	compared the financial and operating performance of Nippon Oil and Nippon Mining with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Nippon Oil common stock and Nippon Mining common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the managements of Nippon Oil and Nippon Mining relating to their respective businesses; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the managements of Nippon Oil and Nippon Mining with respect to certain aspects of the joint share transfer, and the past and current business operations of Nippon Oil and Nippon Mining, the financial condition and future prospects and operations of Nippon Oil and Nippon Mining, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Nippon Oil and Nippon Mining or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did J.P.Morgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Nippon Oil or Nippon Mining under any laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Nippon Oil and Nippon Mining to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the joint share transfer and the other transactions contemplated by the joint share transfer agreement will qualify as a tax-free reorganization for Japanese income tax purposes, and will be consummated as described in the joint share transfer agreement and this prospectus, and that the definitive joint share transfer agreement would not differ in any material respects from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Nippon Oil and Nippon Mining in the joint share transfer agreement and any related agreements are and will be true and correct in all respects material to its analysis, and that Nippon Oil will have no exposure under any indemnification obligations contained within the joint share transfer agreement or any related agreements in any amount material to its analysis. J.P. Morgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Nippon Oil with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the joint share transfer will be obtained without any adverse effect on Nippon Oil or Nippon Mining or on the contemplated benefits of the joint share transfer.

The projections for Nippon Oil and Nippon Mining furnished to J.P. Morgan by Nippon Oil were prepared by the managements of Nippon Oil and Nippon Mining. Neither Nippon Oil nor Nippon Mining publicly discloses internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the joint share transfer, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect J.P. Morgan’s opinion dated October 29, 2009, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to the holders of shares of Nippon Oil common stock of the exchange ratio in the proposed joint share transfer, and J.P. Morgan expressed no opinion as to the fairness of the joint share transfer to the holders of any other class of securities, creditors or other constituencies of Nippon Oil or as to the underlying decision by Nippon Oil to engage in the joint share transfer. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the joint share transfer, or any class of such persons relative to the exchange ratio in the joint share transfer or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Nippon Oil’s common stock or Nippon Mining’s common stock will trade at any future time.

J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to any combination of all or part of Nippon Oil with any other party or any other alternative transaction.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

Average Share Price Analysis

J.P. Morgan reviewed the historical market prices of the common stock of each of Nippon Oil and Nippon Mining based on the per share closing price trading data on Nippon Oil and Nippon Mining for October 29, 2009, and the one-month average, three-month average and six-month average per share closing prices through October 29, 2009. Using the closing price trading data, J.P. Morgan observed that the share exchange ratios suggested by these historical share prices were:

•	1.13x, based on the October 29, 2009 trading data;

•	1.11x, based on the one-month average trading data;

•	1.12x, based on the three-month average trading data; and

•	1.10x, based on the six-month average trading data.

Based on this analysis, J.P. Morgan calculated a range of implied share exchange ratios of 1.10x to 1.13x.

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of Nippon Oil and Nippon Mining with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the respective businesses of Nippon Oil and Nippon Mining. The companies selected by J.P. Morgan were:

•	Nippon Oil Corporation

•	TonenGeneral Sekiyu K.K.

•	Nippon Mining Holdings, Inc.

•	Showa Shell Sekiyu K.K.

•	Idemitsu Kosan Co., Ltd.

•	COSMO OIL CO., LTD.

The following multiples were calculated for each comparable company based on publicly available information:

•	Firm-value-to-EBITDA: Firm value as of October 29, 2009, divided by the estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for the fiscal year beginning January 1 or April 1, 2010, as the case may be;

•	Price-to-earnings: Per share market equity value as of October 29, 2009, divided by the estimated earnings per share for the fiscal year beginning January 1 or April 1, 2010, as the case may be; and

•	Price-to-book: Per share market equity value as of October 29, 2009, divided by the per share book value of shareholders’ equity, as of June 30, 2009.

Based on the results of the foregoing calculation, J.P. Morgan selected ranges of firm-value-to-EBITDA, price-to-earnings and price-to-book multiples, specifically: (i) firm-value-to-EBITDA multiples of 7.0x to 8.0x; (ii) price-to-earnings multiples of 6.5x to 8.5x; and (iii) price-to-book multiples of 0.6x to 0.7x. J.P. Morgan then applied these multiples to Nippon Oil and Nippon Mining’s financial data, comprised of historical data and International Brokers’ Estimate System, or IBES, estimates, for the periods and date set forth below to calculate the implied share exchange ratio ranges set forth below:

Resulting Implied
Multiple Applied	Share Exchange Ratio

Firm-value-to-EBITDA (EBITDA estimated for the fiscal year ending March 31, 2011)	1.11x to 1.12x
Price-to-earnings (earnings estimated for the fiscal year ending March 31, 2011)	0.88x
Price-to-book (book value as of June 30, 2009)	1.03x

Sum-of-the-Parts Analysis

J.P. Morgan conducted a sum-of-the-parts analysis that primarily involved discounted cash flow, or DCF, analyses applied to the major business lines of each of Nippon Oil and Nippon Mining on a stand-alone basis. Under limited circumstances, J.P. Morgan also used other valuation methods. The characterization of business lines used by J.P. Morgan for the purpose of its DCF analyses does not necessarily correspond to any segment information prepared by the respective companies for purposes of their public financial disclosures in Japan, or to any U.S. GAAP segment information that appears elsewhere in this prospectus. For purposes of the sum-of-the-parts analysis, J.P. Morgan used its discretion to categorize the businesses of Nippon Oil and Nippon Mining generally as follows:

Nippon Oil

•	Upstream Oil: exploration and production

•	Mid-downstream Oil: refining and marketing of petroleum products

•	Other: construction and other operations

Nippon Mining

•	Upstream Oil: exploration and production

•	Mid-downstream Oil: refining and marketing of petroleum products

•	Upstream Metal: copper resource development

•	Midstream Metal: copper smelting and refining

•	Electric Materials: production and sales of electric materials

•	Downstream Metal: recycling and environmental services

•	Other: titanium product manufacturing, engineering and others

In the DCF analysis, J.P. Morgan calculated the unlevered free cash flows that each applicable business line of Nippon Oil and Nippon Mining is expected to generate during selected periods based upon financial projections furnished to J.P. Morgan by Nippon Oil and prepared by the managements of Nippon Oil and Nippon Mining. J.P. Morgan also calculated a range of terminal asset values for each applicable business line of Nippon Oil and Nippon Mining, applying perpetual growth rates to unlevered free cash flows. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates, which were chosen by J.P. Morgan based upon an analysis of weighted average costs of capital, or WACC.

Nippon Oil.  J.P. Morgan divided Nippon Oil’s business into three business lines: Upstream Oil, Mid-downstream Oil and Other. The DCF analysis was applied to the Upstream Oil and Mid-downstream Oil business lines, as follows:

Business Line	WACC	Projected Periods	Perpetual Growth Rate

Upstream Oil	7.0% to 10.0% or 10.0% to 13.0%, depending on the project(1)	Various periods, depending on the life of the project, through the fiscal year ending December 31, 2048	Not applicable(2)
Mid-downstream Oil	3.5% to 4.0%	Through the fiscal year ending March 31, 2014	-1.25% to -1.75%

(1)	These ranges were calculated from U.S. dollar-based discount rates and depended on the project.

(2)	Perpetual growth rates were not used because unlevered cash flows were estimated through the final year of each applicable project.

J.P. Morgan calculated the value of the Other business line by combining the value, based on market capitalization, of Nippon Oil’s ownership interest in a listed company with the results obtained by applying public trading multiples to the financials of other businesses within this line.

Nippon Mining.  J.P. Morgan divided Nippon Mining’s business into seven business lines: Upstream Oil, Mid-downstream Oil, Upstream Metal, Midstream Metal, Electric Material, Downstream Metal and Other. The DCF analysis was applied to each of the business lines other than the Other business line, as follows:

Business Line	WACC	Projected Periods	Perpetual Growth Rate

Upstream Oil	7.0% to 10.0% or 10.0% to 13.0%(1)	Various periods, depending on the life of the project, through the fiscal year ending December 31, 2018	Not applicable(2)
Mid-downstream Oil	3.5% to 4.0%	Through the fiscal year ending March 31, 2014	-1.25% to -1.75%
Upstream Metal	10.25% to 13.25%	Various periods, depending on the life of the project, through the fiscal year ending June 30, 2044	Not applicable(2)
Midstream Metal	4.75% to 5.75% for the Japan business; 6.25% to 7.25%(3) for the Korea business	Through the fiscal year ending March 31, 2014 for the Japan business and December 31, 2013 for the Korea business	-0.5% to 0.5%
Electric Material	4.75% to 5.75%	Through the fiscal year ending March 31, 2014	-0.5% to 0.5%
Downstream Metal	4.75% to 5.75%	Through the fiscal year ending March 31, 2014	-0.5% to 0.5%

(1)	These ranges were calculated from U.S. dollar-based discount rates and depended on the project.

(2)	Perpetual growth rates were not used, because unlevered cash flows were estimated through the final year of each applicable project.

(3)	These ranges were calculated from Korean won-based discount rates.

J.P. Morgan calculated the value of the Other business line by combining the respective values of Nippon Mining’s ownership interests in certain listed companies based on the market capitalization of such companies.

All of the valuation ranges for the applicable business lines were combined to calculate a sum-of-the-parts enterprise value range for each of Nippon Oil and Nippon Mining. The enterprise values were then adjusted for indebtedness, net of cash and cash equivalents, minority interests and certain other items that have debt-like characteristics, based on financial information as of March 31, 2009, or, where March 31, 2009, financial information was unavailable, the most recently available information. Minority interests used in this calculation were also adjusted as deemed appropriate by J.P. Morgan. Based on the foregoing, J.P. Morgan calculated a range of implied share exchange ratios of 0.89x to 1.04x.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Nippon Oil or Nippon Mining or any of their respective operating units or subsidiaries. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Nippon Oil or Nippon Mining, as the case may be. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Nippon Oil or Nippon Mining.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Nippon Oil with respect to the joint share transfer and deliver an opinion to Nippon Oil’s board of directors with respect to the joint share transfer on the basis of such experience and its familiarity with Nippon Oil.

For services rendered in connection with the joint share transfer, Nippon Oil has agreed to pay J.P. Morgan a fee of ¥200 million in respect thereof, a substantial portion of which will become payable only if the joint share transfer is consummated. In addition, Nippon Oil has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the U.S. federal securities laws.

In addition, J.P. Morgan and its affiliates maintain banking and other business relationships with Nippon Oil and its affiliates, for which it receives customary fees. These relationships have included acting as financial advisor to Nippon Oil with respect to its 2008 acquisition of Kyushu Oil, being retained as financial advisor to Nippon Oil with respect to the sale of a portion of its Osaka refinery and the provision of treasury services to Nippon Oil by our commercial banking affiliates. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Nippon Oil or Nippon Mining for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities. In particular, as of November 28, 2008, affiliates of J.P. Morgan held, in the aggregate, 47,702 shares of common stock of Nippon Mining, representing approximately 5.14% of the outstanding shares of Nippon Mining on that date. See “Major Shareholders — Nippon Mining” below.

Opinion of Nomura

Nomura rendered its opinion to Nippon Oil’s board of directors that, as of October 29, 2009, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio was fair to Nippon Oil from a financial point of view.

The full text of an English translation of the written opinion of Nomura, dated October 29, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix D and is incorporated herein by reference. Nomura has consented to the inclusion of its opinion herein. Nomura provided its opinion for the information of the board of directors of Nippon Oil in connection with its evaluation of the exchange ratio and does not address any other aspects or implications of the transaction. The Nomura opinion is not intended to be and does not constitute a recommendation as to how any holder of shares of Nippon Oil common stock should vote or act on any matter relating to the joint share transfer.

In connection with rendering the opinion described above and performing its related financial analyses, Nomura, among other things:

•	reviewed and analyzed a draft of the joint share transfer agreement that was expected to be entered into by and between Nippon Oil and Nippon Mining on October 30, 2009;

•	reviewed and analyzed financial information, such as financial statements, and business descriptions contained in the annual securities reports and other disclosure materials of Nippon Oil and Nippon Mining, respectively;

•	reviewed and analyzed financial information and share related information publicly available from various information providers;

•	reviewed and analyzed business plans, projected synergies and related information of each of Nippon Oil and Nippon Mining for each of the fiscal years ending March 31, 2010 through March 31, 2014 received from Nippon Oil;

•	interviewed the management of Nippon Oil and Nippon Mining with respect to the business and financial conditions and the financial projections of Nippon Oil and Nippon Mining and the effect of the proposed joint share transfer on the businesses;

•	reviewed and analyzed market share price and market trading activities for shares of both Nippon Oil common stock and Nippon Mining common stock;

•	reviewed and analyzed financial data and market share price information of publicly held companies in businesses comparable to those of Nippon Oil and Nippon Mining;

•	reviewed reports on due diligence of Nippon Mining including those drafted by legal and accounting and tax advisors retained by Nippon Oil; and

•	reviewed and analyzed such other facts received from Nippon Oil in response to Nomura’s request or obtained through Nomura’s general investigation as Nomura considered appropriate and necessary.

Nomura assumed and relied, without independent verification, upon the accuracy and completeness of all public information reviewed by it and all financial and other information provided to it for purposes of rendering its opinion. Nomura did not verify or assume any responsibility to independently verify the accuracy or completeness of any such information. In addition, Nomura did not make any independent valuation, appraisal or assessment of any of the assets or liabilities (including derivatives, off-balance sheet assets and liabilities, and other contingent liabilities) of Nippon Oil, Nippon Mining or their affiliates, nor did Nomura make any request to a third party for any such appraisal or assessment. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits and costs anticipated from the joint share transfer, and other forward-looking information of Nippon Oil and Nippon Mining provided to Nomura, Nomura assumed that such information was reasonably prepared by the managements of Nippon Oil and Nippon Mining on a basis reflecting the best currently available estimates and judgments of the preparers thereof. In preparing its opinion, Nomura relied on these projections and related materials without independent verification. Nomura assumed, without independent verification, that the joint share transfer will be carried out lawfully and validly in accordance with the terms set forth in the draft joint share transfer agreement reviewed by Nomura and that the joint share transfer will not have any accounting or tax consequences different from the assumptions provided to it. In addition, Nomura assumed, without independent verification, that all governmental, regulatory or other consents and approvals necessary for the consummation of the joint share transfer will be obtained without any adverse effect on the contemplated benefits of the joint share transfer and that the joint share transfer will be consummated in accordance with the terms of the draft joint share transfer agreement reviewed by Nomura, without waiver, modification or amendment of any material term or agreement therein. Nomura was not asked to provide, and did not provide, any opinion on any transaction other than the joint share transfer or on the relative merits of the joint share transfer as compared to any other transaction. Nomura was under no obligation to Nippon Oil or its board of directors to solicit indications of interest from any third party in connection with the joint share transfer, nor did Nomura make any such solicitations. Nomura’s opinion is not an expression of an opinion regarding the prices at which the common stock of Nippon Oil or Nippon Mining will or should be traded prior to the consummation of the joint share transfer or of the value or prices of common stock of JX Holdings to be issued to Nippon Oil’s shareholders. The credit, financial and stock markets have been experiencing unusual volatility, and Nomura expressed no opinion or view as to any potential effects of any volatility on Nippon Oil, Nippon Mining or the contemplated benefits of the joint share transfer. Nomura was not asked to provide, and did not provide, any opinion on any of the premises or assumptions upon which the determination of the exchange ratio was based or the underlying business decision of Nippon Oil to proceed with the joint share transfer.

The following is a summary of the material financial analyses delivered by Nomura to the board of directors of Nippon Oil in connection with rendering the opinion described above, but does not purport to be a complete description of the financial analyses performed by Nomura, nor does the order of analyses described represent relative importance or weight given to those analyses by Nomura. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Nomura’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 29, 2009 and is not necessarily indicative of current market conditions.

Market Share Price Analysis

Nomura reviewed the average trading prices for the common stock of Nippon Oil and Nippon Mining for the one-year period ended October 29, 2009. Based on such trading prices for the relevant period, Nomura calculated illustrative implied exchange ratios of Nippon Oil common stock per share of Nippon Mining common stock ranging from 1.10 to 1.13 for the periods as follows:

•	an implied exchange ratio of 1.13 for October 29, 2009.

•	an implied exchange ratio of 1.11 for the one-week period ended October 29, 2009.

•	an implied exchange ratio of 1.11 for the one-month period ended October 29, 2009.

•	an implied exchange ratio of 1.12 for the three-month period ended October 29, 2009.

•	an implied exchange ratio of 1.10 for the six-month period ended October 29, 2009.

Discounted Cash Flow Analysis

Nomura performed an illustrative discounted cash flow analysis on Nippon Oil and Nippon Mining using Nippon Oil’s management projections for each company, which were provided to Nomura by Nippon Oil for purposes of Nomura’s analysis. Nomura performed its analysis as of October 29, 2009, and market price and other market information used in its analysis was as of such date.

Nomura calculated illustrative implied exchange ratios per share of Nippon Mining common stock using the net present value of projected free cash flows of Nippon Oil and Nippon Mining. In making these calculations, Nomura used implied terminal values based on projections for Nippon Oil and Nippon Mining provided by Nippon Oil management as well as ranges of perpetual growth rates and earnings before interest, taxes and depreciation and amortization, or EBITDA, multiples. These values were discounted to implied present values using various discount rates. The discount rate ranges selected were based on Nomura’s judgment with reference to the weighted average cost of capital of the relevant parts of Nippon Oil and Nippon Mining.

For purposes of its analysis, Nomura divided the business of Nippon Oil and Nippon Mining into various parts. Nomura used various discount rates on a project-by-project basis with respect to the upstream businesses of Nippon Oil and Nippon Mining. Nomura used discount rates ranging from 3.00% to 3.50% with respect to Nippon Oil’s refining and marketing and other businesses. Similarly, Nomura used discount rates ranging from 3.00% to 3.50% with respect to Nippon Mining’s refining and marketing and other businesses for petroleum, and discount rates ranging from 4.25% to 5.25% with respect to Nippon Mining’s midstream and downstream businesses for metals (other than LS-Nikko Copper, Inc., which was separately analyzed).

In addition, Nomura used EBITDA multiples ranging from 6.0x to 8.0x and perpetual growth rates ranging from minus 2.5 percent to minus 1.5 percent with respect to Nippon Oil’s refining and marketing and other businesses. Similarly, Nomura used EBITDA multiples ranging from 6.0x to 8.0x and perpetual growth rates ranging from minus 2.5 percent to minus 1.5 percent with respect to Nippon Mining’s refining and marketing and other businesses for petroleum, and EBITDA multiples ranging from 5.5x to 7.5x and perpetual growth rates ranging from minus 0.5 percent to plus 0.5 percent with respect to Nippon Mining’s midstream and downstream businesses for metals (other than LS-Nikko Copper, Inc., which was separately analyzed).

As a result of the above analysis, Nomura calculated illustrative implied exchange ratios of Nippon Oil common stock per share of Nippon Mining common stock ranging from 0.82 to 1.09.

Comparable Companies Analysis

Nomura reviewed and compared certain financial information, ratios and public market multiples for each of Nippon Oil and Nippon Mining to corresponding financial information, ratios and public market multiples for publicly traded companies in the oil refining industry. The common stock of each of the publicly traded companies referenced is primarily traded on the Tokyo Stock Exchange.

With respect to Nippon Oil, Nomura reviewed and compared such information with that of the following companies:

•	Showa Shell Sekiyu K.K.

•	Cosmo Oil Company Limited

•	Nippon Mining

•	Idemitsu Kosan Co. Ltd.

With respect to Nippon Mining, Nomura reviewed and compared such information with that of the following companies:

•	Nippon Oil

•	Showa Shell Sekiyu K.K.

•	Cosmo Oil Company Limited

•	Idemitsu Kosan Co. Ltd.

In reference to the selected companies, Nomura calculated EBITDA multiples ranging from 6.4x to 7.6x and price to earnings multiples, adjusted to exclude non-recurring gains and losses, ranging from 6.5x to 10.1x for Nippon Oil, as well as EBITDA multiples ranging from 6.4x to 7.6x and adjusted price to earnings multiples ranging from 6.6x to 10.2x for Nippon Mining.

Based on this analysis and projections of Nippon Oil management for Nippon Oil and Nippon Mining, Nomura derived ranges of illustrative implied exchange ratios of Nippon Oil common stock per share of Nippon Mining common stock as follows:

•	a range of ratios of 1.05 to 1.21, based on projected EBITDA multiples.

•	a range of ratios of 1.24 to 1.24, based on adjusted price to earnings multiples.

Pro Forma Earnings Per Share Analysis

Nomura analyzed the pro forma Nippon Oil earnings per share. Based on management projections for Nippon Oil and Nippon Mining provided to Nomura by Nippon Oil, including projected synergies, and assumptions including completion of the joint share transfer at an exchange ratio of 1.07 shares of Nippon Oil per share of Nippon Mining, Nomura calculated that the joint share transfer would be accretive to Nippon Oil shares beginning in the fiscal year ending March 31, 2013. Other assumptions included that the joint share transfer would be accounted for under the purchase method under Japanese GAAP and that goodwill arising from the joint share transfer would be amortized over a period of 20 years.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Nomura believes that the analyses must be considered as a whole, and that selecting portions of the analyses, or of the summary set forth above, could create an incomplete view of the processes underlying Nomura’s opinion. In arriving at its fairness determination, Nomura considered the results of all of its analyses on the basis of its experience and professional judgment. The summary above does not purport to be a complete description of the analyses performed by Nomura in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Nomura attached as Appendix D. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Nomura with respect to the actual value of Nippon Oil, Nippon Mining or JX Holdings. No company used in the above analyses as a comparison is identical to Nippon Oil or Nippon Mining.

Nomura’s opinion is directed to Nippon Oil’s board of directors and addresses only the fairness of the exchange ratio to Nippon Oil from a financial point of view. Nomura’s opinion to Nippon Oil’s board of directors was one of many factors taken into consideration by the Nippon Oil board of directors in making its determination to approve the joint share transfer. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are based upon numerous factors or events beyond the control of the parties or their respective advisors, they are inherently subject to uncertainty, and none of Nippon Oil, Nippon Mining, Nomura or any other person assumes responsibility if future results are materially different from those projected. Nomura’s opinion was based on financial, economic, market and other conditions as they existed on the date of the opinion, and relies upon information available to Nomura as of the date of the opinion. Nomura had limited involvement in the negotiations in connection with the joint share transfer agreement or any other matters related to the joint share transfer. Nomura’s opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion and Nomura assumed no responsibility for modifying, updating, revising, supplementing or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion.

Nomura is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. The board of directors of Nippon Oil selected Nomura as its financial advisor because Nomura has substantial experience in transactions similar to the joint share transfer. Nomura acted as financial advisor to Nippon Oil in connection with the joint share transfer. Pursuant to an agreement between Nomura and Nippon Oil, Nomura has received from Nippon Oil a non-refundable retainer fee of ¥20 million and may receive from Nippon Oil up to ¥30 million contingently in respect of the joint share transfer. In addition, Nomura also expects to receive from Nippon Oil reimbursement of certain expenses incurred by Nomura and its overseas affiliates. Nippon Oil also agreed pursuant to the agreement between Nomura and Nippon Oil to indemnify Nomura and its overseas affiliates and their respective officers and employees against liabilities incurred in connection with Nomura’s rendering of its opinion to Nippon Oil, including liabilities under the securities laws. Nomura and its affiliates have provided in the past investment banking or other financial services to Nippon Oil, Nippon Mining or their affiliates for which Nomura received customary fees. Nomura may in the future provide investment banking or other financial services to Nippon Oil, Nippon Mining or their affiliates, for which Nomura and its affiliates would expect to receive compensation. In the ordinary course of business, Nomura and its affiliates may from time to time also acquire, hold or sell certain equity, debt and other securities and various types of financial instruments, including derivatives, of Nippon Oil, Nippon Mining or their affiliates for Nomura’s own account or Nomura’s clients’ accounts.

Opinions of Nippon Mining’s Financial Advisors

Opinion of UBS

On October 30, 2009 UBS delivered to Nippon Mining’s board of directors a written opinion, dated October 30, 2009, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the exchange ratio provided for in the joint share transfer was fair, from a financial point of view, to the holders of Nippon Mining common stock.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Appendix E and is incorporated into this prospectus by reference. Holders of Nippon Mining common stock are encouraged to read UBS’ opinion carefully in its entirety. UBS’ opinion was provided for the benefit of Nippon Mining’s board of directors in connection with, and for the purpose of, its evaluation of the exchange ratio from a financial point of view and does not address any other aspect of the joint share transfer. The opinion does not address the relative merits of the joint share transfer as compared to other business strategies or transactions that might be available with respect to Nippon Mining or Nippon Mining’s underlying business decision to effect the joint share transfer. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to the joint share transfer. The following summary of UBS’ opinion is qualified in its entirety by reference to the full text of UBS’ opinion.

UBS has consented to the inclusion of its opinion as Appendix E to this prospectus. By giving such consent, UBS does not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder, nor does it thereby admit that it is an expert with respect to any part of this registration statement on Form F-4 of which this prospectus forms a part within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to Nippon Mining and Nippon Oil;

•	reviewed certain internal financial information and other data relating to the businesses and financial prospects of Nippon Mining that were not publicly available, including financial forecasts and estimates (including internal oil and gas reserve, ore reserve and production estimates) prepared by the management of Nippon Mining that Nippon Mining’s board of directors directed UBS to utilize for purposes of its analysis;

•	reviewed certain internal financial information and other data relating to the businesses and financial prospects of Nippon Oil that were not publicly available, including financial forecasts and estimates (including internal oil and gas reserve and production estimates) prepared by the management of Nippon Oil as adjusted by the management of Nippon Mining that Nippon Mining’s board of directors directed UBS to utilize for purposes of its analysis;

•	conducted discussions with members of the senior managements of Nippon Mining and of Nippon Oil concerning the businesses and financial prospects of Nippon Mining and Nippon Oil;

•	performed discounted cash flow analyses of Nippon Mining and Nippon Oil in which UBS analyzed the future cash flows of Nippon Mining and Nippon Oil using financial forecasts and estimates referred to above that Nippon Mining’s board of directors directed UBS to utilize for purposes of its analysis;

•	reviewed current and historical market prices of Nippon Mining common stock and Nippon Oil common stock;

•	reviewed a draft dated as of October 29, 2009 of the joint share transfer agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of Nippon Mining’s board of directors, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of Nippon Mining’s board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Nippon Mining or Nippon Oil. With respect to internal oil and gas reserve, ore reserve and production estimates of Nippon Mining and Nippon Oil, UBS is not expert in the engineering, evaluation or appraisal of oil and gas properties or mining deposits and it relied, without independent verification, upon the estimates prepared by the management of Nippon Mining and the management of Nippon Oil as adjusted by the management of Nippon Mining. With respect to the financial forecasts and estimates referred to above, UBS assumed, at the direction of Nippon Mining’s board of directors, that such financial forecasts and estimates had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Nippon Mining as to the future financial performance of the respective companies. In addition, UBS assumed with the approval of Nippon Mining’s board of directors that such financial forecasts and estimates referred to above would be achieved at the times and in the amounts projected. UBS did not review any financial information prepared by Nippon Mining or Nippon Oil in accordance with U.S. GAAP for the purpose of its analyses and did not take into account any differences between Japanese GAAP and U.S. GAAP in its analyses. UBS also assumed, with the consent of Nippon Mining’s board of directors, that the joint share transfer would qualify as a tax-free reorganization for Japanese income tax and corporate tax purposes. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At the direction of the Nippon Mining board of directors, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the exchange ratio to the extent expressly specified in UBS’ opinion, of the joint share transfer agreement or the form of the joint share transfer. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the joint share transfer, or any class of such persons, relative to the exchange ratio. UBS expressed no opinion as to the price at which shares of Nippon Mining common stock would trade following the announcement of the joint share transfer agreement or what the value of shares of JX Holdings common stock would be when issued pursuant to the joint share transfer or the prices at which shares of JX Holdings common stock would trade at any time. In rendering its opinion, UBS assumed, with the consent of Nippon Mining’s board of directors, that (i) the final executed form of the joint share transfer agreement would not differ in any material respect from the draft that UBS reviewed, (ii) the parties to the joint share transfer agreement would comply with all material terms of the joint share transfer agreement, and (iii) the joint share transfer would be consummated in accordance with the terms of the joint share transfer agreement without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the joint share transfer would be obtained without any material adverse effect on Nippon Mining, Nippon Oil, JX Holdings or the joint share transfer. UBS was not authorized to solicit and did not solicit indications of interest in a transaction with Nippon Mining from any party. Except as described above, Nippon Mining imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion. The issuance of UBS’ opinion was approved by a committee authorized by UBS.

In connection with rendering its opinion to Nippon Mining’s board of directors, UBS performed a variety of financial analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. The financial and operating characteristics of Nippon Mining and Nippon Oil cause their financial results to have limited comparability, for valuation purposes, to those of other companies and transactions that UBS reviewed and, accordingly, UBS relied primarily on a discounted cash flow analysis of the forecasts and estimates referred to above for purposes of rendering its opinion. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of Nippon Mining provided by Nippon Mining’s management in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of Nippon Mining. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold.

The exchange ratio was determined through negotiation between Nippon Mining and Nippon Oil and the decision by Nippon Mining to enter into the joint share transfer was solely that of Nippon Mining’s board of directors. UBS’ opinion and financial analysis were only one of many factors considered by Nippon Mining’s board of directors in its evaluation of the joint share transfer and should not be viewed as determinative of the views of Nippon Mining’s board of directors or management with respect to the joint share transfer or the exchange ratio.

The following is a brief summary of the material financial analyses performed by UBS in connection with its written opinion to Nippon Mining’s board of directors relating to the proposed joint share transfer. The financial analyses summarized below include information presented in tabular format. In order for UBS’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Financial Analysis of UBS

Historical Trading Ratio Analysis.  For perspective on the relative prices at which Nippon Oil’s common stock and Nippon Mining’s common stock have historically traded, UBS reviewed the ratio of the average daily closing prices per share of Nippon Oil common stock to the average daily closing prices per share of Nippon Mining common stock for the six-month period ended October 29, 2009, the last trading day before Nippon Oil and Nippon Mining entered into the joint share transfer agreement, as well as the ratio of the average daily closing prices per share of Nippon Oil common stock to the average daily closing prices per share of Nippon Mining common stock for each of the other periods set forth in the table below, each such period ended October 29, 2009. UBS noted that, as of October 29, 2009, the ratio of the closing price per share of Nippon Oil common stock to the closing price per share of Nippon Mining common stock was 1.129. UBS calculated illustrative implied trading ratios by dividing the average daily closing prices per share of Nippon Oil common stock by the average daily closing prices per share of Nippon Mining common stock for each such period. UBS compared the results of this analysis to the exchange ratio provided for in the joint share transfer agreement of 1.070 shares of JX Holdings common stock per share of Nippon Oil common stock where each share of Nippon Mining common stock will be exchanged into one share of JX Holdings common stock.

The following table presents the results of this analysis as of October 29, 2009.

Illustrative Implied
Trading Ratio
(Average Daily Closing Prices
per Share of Nippon Oil Common
Stock Divided by Average
Daily Closing Prices per Share of
Nippon Mining Common Stock)

One-Week Trading Day Average	1.110
One-Month Trading Day Average	1.113
Three-Month Trading Day Average	1.116
Six-Month Trading Day Average	1.103
Exchange Ratio, as Provided For in the Joint Share Transfer Agreement	1.070

Discounted Cash Flow Analysis.  UBS performed a discounted cash flow analysis of Nippon Mining and of Nippon Oil which did not take into account any potential synergies resulting from the business integration.

Nippon Mining.  UBS performed a discounted cash flow analysis of Nippon Mining using financial forecasts and estimates for Nippon Mining’s principal business segments prepared by Nippon Mining’s management that Nippon Mining’s board of directors directed UBS to utilize for purposes of its analysis. For the non-extractive business segments, UBS calculated a range of implied present values of the estimated unlevered after-tax free cash flows of each business segment that such segment was forecasted to generate over the fiscal years ending March 31, 2010 to March 31, 2014 using a range of discount rates appropriate for each such business segment. UBS also calculated estimated terminal values for each such business segment representing the value of the estimated unlevered after-tax free cash flows to be generated after the fiscal year ending March 31, 2014, based on estimated unlevered after-tax free cash flows for the fiscal year ending March 31, 2014, as adjusted to reflect normalized levels of depreciation and working capital investment, using growth rates into perpetuity of each such business segment’s estimated unlevered after-tax free cash flows for fiscal years after March 31, 2014 as appropriate for each such business segment. Present values of cash flows and implied terminal values for each business segment were calculated using a range of discount rates appropriate for each such business segment. For Nippon Mining’s extractive business segments (upstream oil segment and mining segment), UBS calculated a range of implied present values of the estimated unlevered after-tax free cash flows of each business segment that such segment was forecasted to generate over the life of the respective projects comprising such business segment, using a range of discount rates appropriate for each such project or business segment. UBS then aggregated the ranges of implied present values of the individual business segments. This discounted cash flow analysis resulted in a range of implied present values of approximately ¥570 to ¥1,015 per outstanding share of Nippon Mining common stock.

Nippon Oil.  UBS performed a discounted cash flow analysis of Nippon Oil using financial forecasts and estimates for Nippon Oil’s principal business segments prepared by Nippon Oil’s management as adjusted by Nippon Mining’s management that Nippon Mining’s board of directors directed UBS to utilize for purposes of its analysis. For the non-extractive business segments, UBS calculated a range of implied present values of the estimated unlevered after-tax free cash flows of each business segment that such segment was forecasted to generate over the fiscal years ending March 31, 2010 to March 31, 2014 using a range of discount rates appropriate for each such business segment. UBS also calculated estimated terminal values for each such business segment representing the value of the estimated unlevered after-tax free cash flows to be generated after the fiscal year ending March 31, 2014, based on estimated unlevered after-tax free cash flows for the fiscal year ending March 31, 2014, as adjusted to reflect normalized levels of depreciation and working capital investment, using growth rates into perpetuity of each such business segment’s estimated unlevered after-tax free cash flows for fiscal years after March 31, 2014 as appropriate for each such business segment. Present values of cash flows and implied terminal values for each business segment were calculated using a range of discount rates appropriate for each such business segment. For Nippon Oil’s extractive business segments (upstream oil segment and coal mining segment), UBS calculated a range of implied present values of the estimated unlevered after-tax free cash flows of each business segment that such segment was forecasted to generate over the life of the respective projects comprising such business segment, using a range of discount rates appropriate for each such project or business segment. UBS then aggregated the ranges of implied present values of the individual business segments. This discounted cash flow analysis resulted in a range of implied present values of approximately ¥653 to ¥1,083 per outstanding share of Nippon Oil common stock.

Based on the range of implied present values per share of Nippon Mining common stock and of Nippon Oil common stock resulting from the discounted cash flow analysis, UBS calculated an implied exchange ratio of 1.067 – 1.147 shares of JX Holdings common stock per share of Nippon Oil common stock, assuming a ratio of one share of JX Holdings common stock per share of Nippon Mining common stock.

Miscellaneous

Under the terms of UBS’ engagement, Nippon Mining agreed to pay UBS for its financial advisory services in connection with the joint share transfer a fee of ¥300 million, a portion of which was paid prior to the date of its opinion and a significant portion of which is contingent upon approval of the joint share transfer by the stockholders of each of Nippon Mining and Nippon Oil, and following consummation of the joint share transfer Nippon Mining may, in its discretion, pay UBS an additional amount up to ¥200 million. In addition, Nippon Mining agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under applicable securities laws, relating to, or arising out of, its engagement. In the past, UBS and its affiliates provided investment banking services to Nippon Mining unrelated to the proposed joint share transfer, for which UBS and its affiliates received compensation, including having acted as a financial advisor to Pan Pacific Co., Ltd., an affiliate of Nippon Mining, on its acquisition of Regalito Copper Corp., and as an underwriter and sole book-runner for the issuance by Nippon Mining of senior unsecured bonds due in 2018. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Nippon Mining and Nippon Oil and their respective affiliates, and, accordingly, may at any time hold a long or short position in such securities. In addition, an affiliate of UBS had in the past entered into various currency exchange transactions with Nippon Mining and Nippon Oil and/or their respective affiliates for which UBS received transaction related fees and may in the future enter into such transactions with Nippon Mining, Nippon Oil and/or JX Holdings and their respective affiliates. Nippon Mining selected UBS as its financial advisor in connection with the joint share transfer because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Opinion of BofA Merrill Lynch

Nippon Mining has retained BofA Merrill Lynch to act as Nippon Mining’s financial advisor in connection with the joint share transfer. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with joint share transfers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Nippon Mining selected BofA Merrill Lynch to act as Nippon Mining’s financial advisor in connection with the joint share transfer on the basis of BofA Merrill Lynch’s experience in transactions similar to the joint share transfer, its reputation in the investment community and its familiarity with Nippon Mining and its business.

BofA Merrill Lynch has acted as financial advisor to Nippon Mining in connection with the joint share transfer. On October 30, 2009, BofA Merrill Lynch delivered its written opinion to Nippon Mining’s board of directors, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio was fair, from a financial point of view, to holders of Nippon Mining common stock (other than Nippon Oil and its subsidiaries and affiliated companies).

The full text of BofA Merrill Lynch’s written opinion to Nippon Mining’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix F to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. The holders of shares of Nippon Mining common stock are urged to read the BofA Merrill Lynch opinion carefully and in its entirety. BofA Merrill Lynch’s opinion is delivered for the benefit and use of Nippon Mining’s board of directors and addresses only the fairness of the exchange ratio from a financial point of view to holders of Nippon Mining common stock (other than Nippon Oil and its subsidiaries and affiliated companies). BofA Merrill Lynch’s opinion does not address any other aspect of the joint share transfer and does not constitute a recommendation to any stockholder as to how to vote or act in connection with (or whether any opposing stockholder should exercise its statutory opposition rights of appraisal in respect of) the proposed joint share transfer or any matter related thereto. It also does not express any opinion as to what the value of the common stock of JX Holding will be when issued or the prices at which the Nippon Mining shares or the Nippon Oil shares will trade at any time, including following the announcement or consummation of the joint share transfer. In addition, Nippon Mining’s board of directors did not ask BofA Merrill Lynch to address, and BofA Merrill Lynch’s opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Nippon Mining, other than the holders of the shares of Nippon Mining common stock.

BofA Merrill has consented to the inclusion of its opinion as Appendix F to this prospectus. By giving such consent, BofA Merrill does not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder, nor does it thereby admit that it is an expert with respect to any part of this registration statement on Form F-4 of which this prospectus forms a part within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

In connection with rendering its opinion, BofA Merrill Lynch:

(1) reviewed certain publicly available business and financial information relating to Nippon Mining and Nippon Oil that BofA Merrill Lynch deemed to be relevant;

(2) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Nippon Mining, including internal oil, gas, and ore reserve and production estimates of Nippon Mining;

(3) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Nippon Oil, including internal oil and gas reserve and production estimates of Nippon Oil;

(4) reviewed the amount and timing of the cost savings and related expenses, revenue enhancements and synergies expected to result from the joint share transfer and planned subsequent reorganization furnished to BofA Merrill Lynch by Nippon Mining;

(5) conducted discussions with members of senior management of Nippon Mining and Nippon Oil concerning the matters described in clauses 1 through 3 above;

(6) reviewed the market prices and valuation multiples for the common stock of Nippon Mining and Nippon Oil and compared them with those of certain publicly traded companies that BofA Merrill Lynch deemed to be relevant;

(7) reviewed the results of operations of Nippon Mining and Nippon Oil and compared them with those of certain publicly traded companies that BofA Merrill Lynch deemed to be relevant;

(8) reviewed the potential pro forma impact of the joint share transfer;

(9) reviewed the relative financial contributions of Nippon Mining and Nippon Oil to the future financial performance of JX Holdings on a pro forma basis;

(10) reviewed a draft dated October 26, 2009 of the joint share transfer agreement and the share transfer plan; and

(11) reviewed such other financial studies and analyses and took into account such other matters as BofA Merrill Lynch deemed necessary, including our assessment of general economic, market and monetary conditions.

In arriving at its opinion, BofA Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and BofA Merrill Lynch relied upon the assurances of the managements of Nippon Mining and Nippon Oil that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. BofA Merrill Lynch did not assume any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Nippon Mining or Nippon Oil, nor it evaluate the solvency or fair value of Nippon Mining or Nippon Oil under any Japanese or foreign laws relating to bankruptcy, insolvency or similar matters. With respect to the internal oil and gas reserve, ore reserve and production estimates mentioned above, BofA Merrill Lynch is not an expert in the engineering, evaluation or appraisal of oil and gas properties or mining deposits and, with the consent of Nippon Mining’s board of directors, BofA Merrill Lynch relied, without independent verification, upon the estimates of management of Nippon Mining. In addition, BofA Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Nippon Mining or Nippon Oil. With respect to the management forecasts and the expected synergies, BofA Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and good faith judgment of Nippon Mining’s management as to the expected future financial performance of Nippon Mining or Nippon Oil, and the expected synergies. BofA Merrill Lynch also assumed, with the consent of Nippon Mining’s board of directors, that the joint share transfer would qualify as a tax-free reorganization for Japanese income tax and Japanese corporate tax purposes for both companies and their respective shareholders, and that the joint share transfer would be consummated in accordance with the terms of the joint share transfer agreement and the share transfer plan, without waiver, modification or amendment of any material term, condition or agreement. BofA Merrill Lynch’s opinion was based upon financial information prepared in accordance with Japanese GAAP which was supplied or otherwise made available to BofA Merrill Lynch, discussed with or reviewed by or for BofA Merrill Lynch, or publicly available. BofA Merrill Lynch did not review any financial information prepared by Nippon Mining or Nippon Oil in accordance with U.S. GAAP and did not take account of any differences between Japanese GAAP and U.S. GAAP. BofA Merrill Lynch also assumed that the final form of the joint share transfer agreement and the share transfer plan would be substantially similar to the last draft reviewed by it. BofA Merrill Lynch assumed that in the course of obtaining the necessary governmental, regulatory or other approvals, consents, releases and waivers (contractual or otherwise) for the joint share transfer, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on Nippon Mining or Nippon Oil or the contemplated benefits of the joint share transfer.

BofA Merrill Lynch’s opinion was for the use and benefit of the Nippon Mining board of directors. BofA Merrill Lynch was not requested to, and did not, participate in the negotiation of the terms of the joint share transfer, and BofA Merrill Lynch was not requested to, and did not, provide any advice or services in connection with the joint share transfer other than the delivery of its opinion. BofA Merrill Lynch’s opinion did not address the merits of the underlying decision by Nippon Mining to engage in the joint share transfer in comparison to other strategies or transactions that might be available to it or otherwise. BofA Merrill Lynch’s opinion did not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed joint share transfer (or whether any opposing stockholder should exercise its statutory opposition rights of appraisal in respect of) or any matter related thereto. In addition, Nippon Mining’s board of directors did not ask BofA Merrill Lynch to address, and BofA Merrill Lynch’s opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Nippon Mining, other than the holders of Nippon Mining common stock. In rendering its opinion, BofA Merrill Lynch expressed no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the joint share transfer, or any class of such persons, relative to the exchange ratio.

BofA Merrill Lynch did not express any opinion as to what the value of JX Holdings’ common stock actually would be when issued or the prices at which Nippon Mining common stock or Nippon Oil common stock would trade at any time, including following announcement or consummation of the joint share transfer. Except as described above, Nippon Mining imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to BofA Merrill Lynch as of, the date of the opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. BofA Merrill Lynch’s opinion was authorized for issuance by the Fairness Opinion Committee of Merrill Lynch Japan Securities Co., Ltd.

In connection with the preparation of its opinion, BofA Merrill Lynch was not authorized by Nippon Mining or its board of directors to solicit, nor did BofA Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of Nippon Mining.

The following represents a brief summary of the material financial analyses performed by BofA Merrill Lynch in connection with the joint share transfer. These analyses provided in substantial part the basis for BofA Merrill Lynch’s opinion. However, it does not purport to be a complete description of the analyses performed by BofA Merrill Lynch. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Financial Analysis of BofA Merrill Lynch

Nippon Mining Common Shares

Market Price Analysis.  BofA Merrill Lynch reviewed the per share closing price trading data for the previous day, one-month average, three-months average and six-months average for each of (1) December 3, 2008, which is the date on which the memorandum of understanding was executed and announced and (2) October 23, 2009, which BofA Merrill Lynch chose as the reference date prior to October 30, the day on which the definitive joint share transfer agreement was executed and announced. This data is summarized in the table below.

	Reference Date
	Announcement
	of
	Memorandum of	Date Prior to Announcement of
	Understanding	Definitive Joint Share Transfer
	(12/3/2008)	Agreement (10/23/2009)

Previous Day	¥256	¥430
1 Month	¥266	¥439
3 Months	¥343	¥465
6 Months	¥490	¥484

Discounted Cash Flow Analysis.  BofA Merrill Lynch performed a discounted cash flow analysis of Nippon Mining to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Nippon Mining could generate during the fiscal years ending March 31, 2009 to March 31, 2014 based on the Nippon Mining management forecasts. BofA Merrill Lynch performed the analysis for each of Nippon Mining’s individual businesses based upon the management forecasts and generally calculated terminal values for the businesses by applying (1) terminal forward multiples to the estimated earnings before interest, taxes, depreciation and amortization commonly referred to as EBITDA, for the year ended March 31, 2014, and (2) a range of perpetual growth rates to the normalized unlevered free cash flow, as adjusted to reflect normalized levels of depreciation, working capital and capital expenditure, for the fiscal year ending March 31, 2014. BofA Merrill Lynch applied enterprise value to EBITDA multiples and perpetual growth rates it deemed appropriate for the relevant business and also used a range of discount rates it deemed appropriate to each business. Based on these aggregated enterprise values determined through this analysis, BofA Merrill Lynch derived an implied valuation per

Nippon Mining common share of ¥560 to ¥878 using the EBITDA multiple method and ¥607 to ¥1,110 using the perpetual growth method.

Nippon Oil Common Shares

Market Price Analysis.  BofA Merrill Lynch reviewed the per share closing price trading data for the previous day, one-month average, three-months average and six-months average for each of (1) December 3, 2008, which is the date on which the memorandum of understanding was executed and announced and (2) October 23, 2009, which BofA Merrill Lynch chose as the reference date prior to October 30, the day on which the definitive joint share transfer agreement was executed and announced. This data is summarized in the table below.

	Reference Date
	Announcement
	of
	Memorandum of	Date Prior to Announcement of
	Understanding	Definitive Joint Share Transfer
	(12/3/2008)	Agreement (10/23/2009)

Previous Day	¥320	¥477
1 Month	¥366	¥491
3 Months	¥449	¥517
6 Months	¥571	¥534

Discounted Cash Flow Analysis.  BofA Merrill Lynch performed a discounted cash flow analysis of Nippon Oil to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Nippon Oil could generate during the fiscal years ending March 31, 2009 to March 31, 2014 based on Nippon Oil’s business plan, after reflecting adjustments made by management of Nippon Mining. BofA Merrill Lynch performed the analysis for each of Nippon Oil’s individual businesses based upon the adjusted management forecasts and generally calculated terminal values for the businesses by applying (1) terminal forward multiples to the estimated EBITDA, for the year ended March 31, 2014, and (2) a range of perpetual growth rates to the normalized unlevered free cash flow for the fiscal year ending March 31, 2014. BofA Merrill Lynch applied enterprise value to EBITDA multiples and perpetual growth rates it deemed appropriate for the relevant business and also used a range of discount rates it deemed appropriate to each business. Based on these aggregated enterprise values determined through this analysis, BofA Merrill Lynch derived an implied valuation per Nippon Oil common share of ¥649 to ¥930 using the EBITDA multiple method and ¥752 to ¥1,238 using the perpetual growth method.

Analysis of the Exchange Ratio

Based on its analysis of the valuations per Nippon Mining common share and valuations per Nippon Oil common share, BofA Merrill Lynch calculated implied exchange ratio ranges. BofA Merrill Lynch also assessed the exchange ratio of 1.07 shares of JX Holdings common shares for each Nippon Oil common share, assuming each share of Nippon Mining is to be exchanged for one share of JX Holdings, using a pro forma earnings per share accretion/dilution analysis.

Implied Exchange Ratio Based on Share Price.  BofA Merrill Lynch calculated implied exchange ratios based on historical share prices of Nippon Mining and Nippon Oil common stock and compared these implied exchange ratio ranges with the exchange ratio of 1.07 shares of JX Holdings common stock per Nippon Oil common share, assuming a ratio of one share of Nippon Mining common stock per share of JX Holdings common stock. The exchange ratios implied by the per share closing price trading data for the previous day, one-month average, three-months average and six-months average for each of (1) December 3, 2008, which is the date on which the memorandum of understanding was executed and announced and (2) October 23, 2009, which BofA Merrill Lynch chose as the reference date prior to October 30, the day on which the definitive joint share transfer agreement was executed and announced, is summarized in the table below.

	Reference Date
	Announcement	Date Prior to
	of	Announcement of
	Memorandum of	Definitive Joint Share
	Understanding	Transfer Agreement
	(12/3/2008)	(10/23/2009)

Previous Day	1.25	1.11
1 Month	1.37	1.12
3 Months	1.31	1.11
6 Months	1.17	1.10

Implied Exchange Ratio Based on Discounted Cash Flow Analysis.  Based on the implied valuations per share of Nippon Mining common stock and Nippon Oil common stock resulting from the standalone discounted cash flow analyses described above, BofA Merrill Lynch calculated the implied exchange ratios shown below for the number of shares of Nippon Oil common stock to be exchanged for one share of JX Holdings common stock, assuming a ratio of one share of Nippon Mining common stock per share of JX Holdings common stock:

Implied Exchange Ratio

EBITDA multiple method	1.06 to 1.16
Perpetual growth method	1.12 to 1.24

Contribution Analysis.  BofA Merrill Lynch calculated Nippon Mining’s and Nippon Oil’s respective contributions to the combined entity’s market value and enterprise value as of October 23, 2009, where enterprise value is comprised of market capitalization, debt and minority interest, less cash, cash equivalents and marketable securities. BofA Merrill Lynch also calculated Nippon Mining’s and Nippon Oil’s respective contributions to the combined entity using the following components of the management forecasts of Nippon Mining and Nippon Oil (as adjusted by Nippon Mining) for the fiscal years ending March 31, 2010 through March 31, 2014: sales, EBITDA and net income. The results of this analysis are summarized in the table below.

	Total Contribution
	Nippon Mining	Nippon Oil

Market value, as of October 23, 2009	36.5%	63.5%
Enterprise value, as of October 23, 2009	35.2%	64.8%
Sales (FY09, Estimates)	34.5%	65.5%
Sales (FY10, Estimates)	33.7%	66.3%
Sales (FY11, Estimates)	34.2%	65.8%
Sales (FY12, Estimates)	35.5%	64.5%
Sales (FY13, Estimates)	35.7%	64.3%
EBITDA (FY09, Estimates)	30.5%	69.5%
EBITDA (FY10, Estimates)	35.0%	65.0%
EBITDA (FY11, Estimates)	36.2%	63.8%
EBITDA (FY12, Estimates)	39.9%	60.1%
EBITDA (FY13, Estimates)	42.4%	57.6%
Net Income (FY09, Estimates)	25.6%	74.4%
Net Income (FY10, Estimates)	31.1%	68.9%
Net Income (FY11, Estimates)	30.1%	69.9%
Net Income (FY12, Estimates)	36.4%	63.6%
Net Income (FY13, Estimates)	36.9%	63.1%

Pro Forma Earnings Per Share Accretion/Dilution Analysis.  BofA Merrill Lynch analyzed the financial impact of the joint share transfer on the earnings per share for Nippon Mining and Nippon Oil common shares, using the after-tax synergies included in management’s estimated synergies as well as Nippon Mining and Nippon Oil net income for the fiscal years ending March 31, 2013 as provided in the management forecasts (as adjusted by Nippon Mining) and estimated synergies of Nippon Mining and Nippon Oil. BofA Merrill Lynch calculated earnings per share by dividing net income, as provided in the management forecasts of Nippon Mining and Nippon Oil (as adjusted by Nippon Mining), by the estimated number of JX Holdings shares outstanding as calculated based on the exchange ratio and the fully diluted number of shares outstanding of Nippon Mining and Nippon Oil as of June 30, 2009.

This analysis indicated that with after-tax synergies, the joint share transfer would be approximately 31.1% accretive to Nippon Mining’s earnings per share for the fiscal year ending March 31, 2013.

This analysis also indicated that with after-tax synergies, the joint share transfer would be approximately 26.1% accretive to Nippon Oil’s earnings per share for the fiscal year ending March 31, 2013.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses provided by BofA Merrill Lynch in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Nippon Mining and Nippon Oil. The estimates of the future performance of Nippon Mining and Nippon Oil in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the exchange ratio and were provided to Nippon Mining’s board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Nippon Mining or Nippon Oil.

The type and amount of consideration payable in the joint share transfer was determined through negotiations between Nippon Mining and Nippon Oil, rather than by any financial advisor, and was approved by Nippon Mining’s board of directors. The decision to enter into the joint share transfer agreement was solely that of Nippon Mining’s board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by Nippon Mining’s board of directors in its evaluation of the proposed joint share transfer and should not be viewed as determinative of the views of Nippon Mining’s board of directors or management with respect to the joint share transfer or the exchange ratio.

Nippon Mining has agreed to pay BofA Merrill Lynch for its services in connection with the joint share transfer an aggregate fee of ¥30 million, currently estimated to be approximately $330,000, all which was payable upon the execution of the joint share transfer agreement. Nippon Mining also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Nippon Mining, Nippon Oil and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided financing services to Nippon Mining and we received fees for such services. In addition, we may, in the future, provide financial services to Nippon Mining, Nippon Oil and their affiliates and may receive fees for the rendering of such services. In the ordinary course of BofA Merrill Lynch’s business, BofA Merrill Lynch or its affiliates may engage in derivative or commodities transactions with Nippon Mining, Nippon Oil and their affiliates and may actively trade the common stock and other securities of Nippon Mining, as well as securities of the Nippon Oil, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Daiwa SMBC

Daiwa SMBC delivered its opinion to Nippon Mining’s board of directors that, as of October 30, 2009 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio was fair from a financial point of view to the holders of the common stock of Nippon Mining.

The full text of the written opinion of Daiwa SMBC, dated October 30, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix G and is incorporated by reference in this prospectus. Daiwa SMBC provided its opinion for the information and assistance of Nippon Mining’s board of directors in connection with its consideration of the joint share transfer. The Daiwa SMBC opinion was not a recommendation as to how any holder of Nippon Mining’s common stock should vote with respect to the joint share transfer, or any other matter.

Daiwa SMBC has consented to the inclusion of its opinion as Appendix G to this prospectus. By giving such consent, Daiwa SMBC does not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder, nor does it thereby admit that it is an expert with respect to any part of this registration statement on Form F-4 of which this prospectus forms a part within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

In arriving at its opinion described above, Daiwa SMBC:

•	Reviewed the reported market prices and trading activity for the past 6 months for the common stock of Nippon Mining and Nippon Oil;

•	Reviewed annual reports (yuka-shoken hokokusho) for the most recent three fiscal years (for the period from April 1, 2006 through March 31, 2009) relating to Nippon Mining and Nippon Oil, as well as interim reports (shi-hanki hokokusho) for the first quarter of the current fiscal year, publicly available pursuant to the Securities Exchange Laws of Japan;

•	Reviewed certain information relating to the businesses of Nippon Mining, including various financial forecasts and other data furnished to us by Nippon Mining, including internal oil, gas and ore reserve and production estimates of management of Nippon Mining;

•	Reviewed certain information relating to the businesses of Nippon Oil, including various financial forecasts (as adjusted by Nippon Mining) and other data furnished to Daiwa SMBC by Nippon Oil, including internal oil and gas reserve and production estimates of management of Nippon Oil;

•	Conducted discussions with members of the management of Nippon Mining and Nippon Oil concerning their respective businesses and prospects, including internal reserve and production estimates, before and after giving effect to the joint share transfer;

•	Reviewed the contents of legal, accounting and business due diligence reports of Nippon Mining’s lawyers, accountants and consultants;

•	Reviewed a final draft of the joint share transfer agreement and the business integration plan;

•	Reviewed such other financial studies, surveys and analyses and took into account such other matters as Daiwa SMBC deemed necessary or appropriate; and

•	Conducted an exchange ratio valuation analysis based on the foregoing information.

In reviewing the above described information, Daiwa SMBC assumed and relied on the accuracy and completeness of such information, and Daiwa SMBC did not assume any responsibility for independently verifying such information. Daiwa SMBC did not undertake an independent evaluation or appraisal of any of the assets or liabilities of Nippon Mining or Nippon Oil, including any contingent, derivative or off-balance-sheet assets or liabilities. With respect to the internal oil, gas and ore reserve and production estimates of Nippon Mining mentioned above, Daiwa SMBC is not an expert in the engineering evaluation or appraisal of oil and gas properties or mining deposits and, with the consent of Nippon Mining’s board of directors, Daiwa SMBC relied, without independent verification, upon the internal reserve estimates of management of Nippon Mining. With respect to the internal oil and gas reserve and production estimates of Nippon Oil mentioned above, Daiwa SMBC is not an expert in the engineering evaluation or appraisal of oil and gas properties and, with the consent of Nippon Mining’s board of directors, Daiwa SMBC relied, without independent verification, upon the internal reserve estimates of management of Nippon Oil (as adjusted by Nippon Mining). In addition, Daiwa SMBC did not assume any obligation to conduct any physical inspection of the properties or facilities of Nippon Mining or Nippon Oil. Daiwa SMBC’s opinion did not address any legal, regulatory, tax or accounting matters, as to which matters it understood Nippon Mining had received such advice as Nippon Mining deemed necessary from qualified professionals. With respect to the financial forecast information furnished to Daiwa SMBC by Nippon Mining, Daiwa SMBC assumed, with the consent of Nippon Mining’s board of directors, that they were reasonably prepared and reflected the best currently available estimates and judgment of the management of Nippon Mining (including adjustments made by Nippon Mining to the forecasts of Nippon Oil) as to the expected future financial performance of Nippon Mining and Nippon Oil. Daiwa SMBC did not assume any responsibility for such forecasts or any of the underlying information on which they were based, nor did Daiwa SMBC express any opinion as to such information. Daiwa SMBC’s valuation analysis was done on a stand-alone basis for each of Nippon Mining and Nippon Oil, and therefore its opinion did not take into consideration the effects of any expected synergies or tax effects arising as a result of the joint share transfer.

Daiwa SMBC’s opinion addressed only the fairness from a financial point of view to the holders of the outstanding shares of the common stock of Nippon Mining, as of the date of the opinion, of the exchange ratio pursuant to the joint share transfer agreement. Daiwa SMBC did not express any view on, and its opinion did not address, any other term or aspect of the joint share transfer agreement or the joint share transfer. Daiwa SMBC was not requested to, and did not, participate in the negotiation of the terms of the joint share transfer, and Daiwa SMBC was not requested to, and did not, provide any advice or services in connection with the joint share transfer other than the delivery of its opinion. Daiwa SMBC did not express any opinion as to the prices at which the shares of common stock of Nippon Mining would trade at any time. Daiwa SMBC’s opinion was necessarily based upon economic, market and other conditions as they existed, and the information made available to Daiwa SMBC as of the date of its opinion. Daiwa SMBC’s opinion could be affected by changes in the situations relating Nippon Mining or Nippon Oil, however Daiwa SMBC has not assumed any obligation to amend, revise or supplement, or reaffirm its opinion. Further, Daiwa SMBC did not evaluate the decision of Nippon Mining with respect to its execution of the joint share transfer or the relative merits of the joint share transfer as compared to any strategic alternatives that might be available to Nippon Mining. In connection with the preparation of its opinion, Daiwa SMBC was not authorized by Nippon Mining or its board of directors to solicit, nor did Daiwa SMBC solicit, third-party indications of interest for the acquisition of all or any part of Nippon Mining.

In expressing its opinion, Daiwa SMBC assumed that the joint share transfer would be performed pursuant to the terms and conditions set forth in the joint share transfer agreement without any waiver or amendment of, or delay in the fulfillment of, any terms or conditions set forth in the joint share transfer agreement or any subsequent development related to the joint share transfer and assumed that obtaining the necessary regulatory or other consents or approvals for the joint share transfer would not result in an adverse effect on Nippon Mining or Nippon Oil. Daiwa SMBC also assumed that the joint share transfer would be accounted for as a purchase method under Japanese GAAP, which differ in certain respects from accounting principles generally accepted in other countries, and that it would qualify as a tax-free reorganization for Japanese income tax and Japanese corporate tax purposes for both companies and their respective shareholders. Daiwa SMBC’s opinion was based upon financial information prepared in accordance with Japanese GAAP which was supplied or otherwise made available to Daiwa SMBC, discussed with or reviewed by or for Daiwa SMBC, or publicly available. Daiwa SMBC did not base any of its analyses upon any financial information prepared by Nippon Mining or Nippon Oil under U.S. GAAP and did not take account of any differences between Japanese GAAP and U.S. GAAP.

Daiwa SMBC is acting as financial advisor to Nippon Mining in connection with the joint share transfer, and Nippon Mining has agreed to pay Daiwa SMBC a fee for its services. Daiwa SMBC was paid ¥15,000,000 prior to the date of its opinion, and an additional ¥15,000,000 became payable following delivery of its opinion. In addition, Nippon Mining agreed to indemnify Daiwa SMBC for certain liabilities arising out of its engagement. Daiwa SMBC has, in the past, provided investment banking services including financing services to Nippon Mining and Nippon Oil and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Daiwa SMBC and its affiliates may actively trade or hold the shares and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Nippon Mining, Nippon Oil and any of their respective affiliates, or any currency or commodity that may be related to the businesses of Nippon Mining and Nippon Oil, for Daiwa SMBC’s own account and for the accounts of its customers.

Daiwa SMBC’s opinion was for the use and benefit of the board of directors of Nippon Mining, and was not intended for the use or benefit of, nor did it grant any rights or recourse to, the shareholders of Nippon Mining or Nippon Oil. Daiwa SMBC’s opinion did not address the merits of the underlying decisions by Nippon Mining or Nippon Oil to engage in the joint share transfer and did not constitute a recommendation to any shareholder as to how such shareholder should vote on the joint share transfer. In addition, Daiwa SMBC expressed no view or opinion with respects to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the joint share transfer, or any class of such persons, relative to the exchange ratio. Except as described above, Nippon Mining imposed no other limitations on the investigations made or procedures followed by Daiwa SMBC in rendering its opinion.

Daiwa SMBC’s opinion was authorized for issuance by Daiwa SMBC’s fairness opinion approval committee.

The following is a summary of the material financial analyses delivered by Daiwa SMBC to the board of directors of Nippon Mining in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Daiwa SMBC, nor does the order of analyses described represent relative importance or weight given to those analyses by Daiwa SMBC. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Daiwa SMBC’s financial analyses. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 30, 2009 and is not necessarily indicative of current market conditions.

Financial Analysis of Daiwa SMBC

Stock Price Analysis

In performing its stock price analysis, Daiwa SMBC used October 29, 2009 as the base date, and reviewed the average per share closing prices and volume weighted average prices of the common stock of Nippon Mining and

Nippon Oil during the one-month, three-month and six-month periods ending on the base date. Daiwa SMBC determined that use of the volume weighted average prices was appropriate for its analysis of the exchange ratio as such average prices better reflect independent market assessment of the share values of the companies. Daiwa SMBC used the respective volume weighted adjusted prices without making any special adjustments for extraordinary trading activity with respect to the common stock of Nippon Mining and Nippon Oil during any of these periods. The following table presents the relevant volume weighted average prices:

	Volume Weighted Average Price
	Nippon	Nippon
	Mining	Oil

1 Month	¥429	¥474
3 Months	¥459	¥506
6 Months	¥492	¥532

Based on these historical stock prices, Daiwa SMBC calculated an implied exchange ratio of 1.08 - 1.10 shares of Nippon Oil common stock per share of JX Holdings common stock, assuming a ratio of one share of Nippon Mining common stock per share of JX Holdings common stock.

Discounted Cash Flow Analysis

Daiwa SMBC performed an illustrative discounted cash flow analysis on each of Nippon Mining and Nippon Oil using Nippon Mining’s management projections and Nippon Oil’s business projections as adjusted by Nippon Mining following due diligence.

With respect to Nippon Mining, Daiwa SMBC first calculated indications of net present value of unlevered, after-tax free cash flows on a stand alone basis for Nippon Mining’s main business segments for the fiscal years ending March 31, 2010 to 2014, and used longer periods for its upstream businesses (oil segment and mining segment) based on each project life. In such analysis Daiwa SMBC used a separate range of discount rates for each business segment chosen to reflect theoretical cost of capital for each such business in determining the net present value of unlevered, after-tax free cash flows over the period and also applied a range of perpetual growth rates to the normalized unlevered, after-tax free cash flow of each business segment based on the projection for the year ending March 31, 2014 in determining discounted net present value of the terminal value for the applicable business segments. Daiwa SMBC then combined the implied discounted net present values of the individual businesses and further adjusted to exclude net debt and amounts attributable to minority interests in order to determine the implied shareholder value for Nippon Mining. The following table presents the resulting illustrative value indications per share for Nippon Mining:

Illustrative Per Share
Value Indications

Nippon Mining	¥609- ¥1,259

With respect to Nippon Oil, Daiwa SMBC first calculated indications of net present value of unlevered, after-tax free cash flows on a stand alone basis for Nippon Oil’s main business segments for the fiscal years ending March 31, 2010 to 2014 and used longer periods for its upstream businesses (oil segment) based on each project life. In such analysis Daiwa SMBC used a separate range of discount rates for each business segment chosen to reflect theoretical cost of capital for such business in determining the net present value of unlevered, after-tax free cash flows over the period and also applied a range of perpetual growth rates to the normalized unlevered, after-tax free cash flow of each business segment based on the projection for the year ending March 31, 2014 in determining discounted net present value of the terminal value for the applicable business segments. Daiwa SMBC then combined the implied discounted net present values of the individual businesses and further adjusted to exclude net debt and amounts attributable to minority interests in order to determine the implied shareholder value for Nippon Oil. The following table presents the resulting illustrative value indications per share for Nippon Oil:

Illustrative Per Share
Value Indications

Nippon Oil	¥673 - ¥1,216

Based on the implied valuations per share of Nippon Mining common stock and Nippon Oil common stock resulting from the discounted cash flow analysis, Daiwa SMBC calculated an implied exchange ratio of 0.97 – 1.10 shares of Nippon Oil common stock per share of JX Holdings common stock, assuming a ratio of one share of Nippon Mining common stock per share of JX Holdings common stock.

Material Japanese Income Tax Consequences of the Joint Share Transfer

As long as shareholders of Nippon Oil or Nippon Mining receive only JX Holdings shares in exchange for Nippon Oil or Nippon Mining shares in the joint share transfer, they will not recognize any gain for Japanese tax purposes. Furthermore, non-resident shareholders of Nippon Oil or Nippon Mining will generally not be subject to Japanese taxation with respect to any gain derived from receiving cash in lieu of fractional shares of JX Holdings shares which they become entitled to in the course of the joint share transfer. See “Taxation — Japanese Tax Consequences.” For a more detailed description of Japanese taxation matters, each shareholder should, however, obtain advice from its own tax advisors as to the tax consequences in each jurisdiction.

Material U.S. Federal Income Tax Consequences of the Joint Share Transfer

The joint share transfer has not been structured to achieve a particular treatment for U.S. federal income tax purposes, and Nippon Oil and Nippon Mining have no obligation to structure the joint share transfer in a manner that is tax-free to U.S. holders (as defined in “Taxation — U.S. Federal Income Tax Consequences”). As structured, however, in the opinion of Shearman & Sterling LLP, U.S. counsel to Nippon Oil on U.S. tax matters, and Davis Polk & Wardwell LLP, U.S. counsel to Nippon Mining on U.S. tax matters, the joint share transfer will qualify as a non-recognition transaction described in Section 351(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, unless Nippon Oil or Nippon Mining was a PFIC during a U.S. holder’s holding period in Nippon Oil shares or Nippon Mining shares, respectively, except with respect to any cash received in lieu of fractional JX Holdings shares, no gain or loss will be recognized by the U.S. holder on the exchange of Nippon Oil shares or Nippon Mining shares for JX Holdings shares pursuant to the joint share transfer.

For a more detailed discussion of the material U.S. federal income tax consequences of the joint share transfer to U.S. holders, see “Taxation — U.S. Federal Income Tax Consequences.” U.S. holders of Nippon Oil shares or Nippon Mining shares are strongly urged to consult their own tax advisors regarding the treatment of the joint share transfer for U.S. federal income tax purposes.

Anticipated Accounting Treatment

The joint share transfer will be accounted for by JX Holdings under the acquisition method of accounting in accordance with U.S. GAAP. Based on the Nippon Oil exchange ratio of 1.07 JX Holdings shares for each share of common stock of Nippon Oil and the Nippon Mining exchange ratio of one JX Holdings share for each share of Nippon Mining common stock, as set forth in the joint share transfer agreement, after the effectiveness of the joint share transfer, former Nippon Oil shareholders will own approximately 62.6% and former Nippon Mining shareholders will own approximately 37.4% of JX Holdings. Based on these projected ownership percentages, Nippon Oil is the accounting acquirer for financial reporting purposes. Under the acquisition method of accounting, Nippon Oil will record the tangible and intangible assets acquired and liabilities assumed of Nippon Mining at their fair values. Management of JX Holdings will be required to exercise significant judgments by making estimates and determining the underlying assumptions in order to value such assets and liabilities. If a different set of fair values were to be used at the time of the acquisition, JX Holdings’s results of operations and financial position could differ materially. The reported financial condition and results of operations of JX Holdings to be issued after the effectiveness of the joint share transfer will reflect Nippon Mining’s balances and results from the date of the acquisition in addition to Nippon Oil’s balances and results. Following the completion of the joint share transfer, JX Holdings’ results of operations will reflect purchase accounting adjustments, including increased amortization and depreciation expense for acquired assets.

Regulatory Matters

Japanese Regulatory Approvals

On June 3, 2009, the Japanese Diet approved a bill to amend the Antimonopoly Act of Japan, and the law was promulgated on June 10, 2009. The amendments are scheduled to become effective on January 1, 2010. Under the amended Antimonopoly Act, Nippon Oil and Nippon Mining will be required to make filings with the Fair Trade Commission of Japan (the “JFTC”) at least 30 days prior to the effective date of the joint share transfer and the waiting period expires 30 days after the formal receipt of the filings by the JFTC. Nippon Oil and Nippon Mining made a pre-filing consultation with the JFTC regarding the antitrust implications of the joint share transfer, and on December 24, 2009, the JFTC granted clearance that is conditioned upon the effective disposition of the needle coke manufacturing and sales business of either company. The companies do not deem this disposition to be material to their or JX Holdings’ business and intend to undertake the disposition to the satisfaction of the JFTC. Prior to the effective date of the joint share transfer, the companies intend to make their formal filings to the JFTC.

United States Antitrust Laws

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), certain acquisitions may not be completed unless notification has been given and information has been furnished to the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”) and to the Federal Trade Commission (“FTC”) and applicable waiting period requirements have expired or have been earlier terminated. The effectiveness of the joint share transfer is subject to such requirements.

Nippon Oil and Nippon Mining have filed their respective Hart-Scott-Rodino Notification and Report Forms (“HSR Forms”) regarding the joint share transfer with the FTC and Antitrust Division on November 12, 2009, and on November 19, 2009 were granted early termination of the waiting period under the HSR Act. Although the parties have been granted early termination of the waiting period, at any time before or after the joint share transfer, the FTC or the Antitrust Division could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the joint share transfer or seeking the rescission of the joint share transfer.

In addition, any appropriate U.S. state or federal authority could take actions under U.S. state or federal antitrust laws seeking to stop the effectiveness of the joint share transfer, if applicable, and, in certain circumstances, third parties could seek relief under U.S. state or federal antitrust laws.

Regulatory Approvals in Other Jurisdictions

China.  Nippon Oil and Nippon Mining have engaged in preliminary consultation with the Ministry of Commerce of the People’s Republic of China, and have filed a pre-effectiveness notification regarding the joint share transfer with the Ministry of Commerce under the Anti-Monopoly Law of the People’s Republic of China on October 16, 2009. Nippon Oil and Nippon Mining obtained a clearance letter from the Ministry of Commerce on December 8, 2009, officially approving the joint share transfer.

Korea.  Under the Monopoly Regulation and Fair Trade Act of Korea, certain business combinations may not be completed unless a business combination report has been approved by the Korea Fair Trade Commission (the “KFTC”). The parties should file the business combination report after the shareholder’s meeting which approves the establishment of the new company, in the case of a joint share transfer. However, it is possible to file a preliminary report to the KFTC before the shareholder’s meeting is held and Nippon Oil and Nippon Mining made such a filing. Nippon Oil and Nippon Mining obtained informal clearance from the KFTC on December 10, 2009. The review period of the business combination report is ordinarily 30 days after the formal receipt of the filing.

Taiwan.  Under the Fair Trade Act of Taiwan, certain business combinations between two or more foreign enterprises outside of the territorial domain of Taiwan may not be completed unless a pre-effectiveness filing has been made and certain information has been furnished to the Taiwan Fair Trade Commission (the “TFTC”), and either (i) the applicable waiting period has expired or been earlier terminated, or (ii) the TFTC decides not to exercise its jurisdiction. Nippon Oil and Nippon Mining on December 10, 2009 filed with the TFTC a joint pre-

effectiveness filing regarding the joint share transfer. The TFTC on December 18, 2009 made a decision to not exercise its jurisdiction over the proposed transaction, thus clearing the transaction as of that same date.

Canada.  Nippon Oil and Nippon Mining believe that the joint share transfer likely constitutes a “notifiable transaction” under the Competition Act of Canada. A notifiable transaction may not be completed unless (i) certain prescribed information is filed with the Commissioner of Competition (the “Commissioner”) and the applicable statutory waiting period under the Competition Act of Canada has expired, or has been waived or terminated, or (ii) a party to a notifiable transaction applies to the Commissioner for and receives an advance ruling certificate, which eliminates the requirements of the statutory waiting period. An advance ruling certificate may be issued by the Commissioner in respect of a proposed transaction if she is satisfied that the proposed transactions do not raise serious competition concerns. Nippon Oil and Nippon Mining filed a letter with the Commissioner on November 26, 2009 requesting an advance ruling certificate in respect of the joint share transfer, and received the above ruling certificate on December 1, 2009.

Fees, Costs and Expenses

All expenses incurred in connection with the joint share transfer, the joint share transfer agreement and the transactions contemplated by the joint share transfer agreement and the fees and expenses related to the preparation and filing of the registration statement on Form F-4 and this prospectus will be paid by the party incurring those expenses, except that Nippon Oil and Nippon Mining have agreed to share equally certain fees, costs and expenses including, but not limited to, the SEC filing fees and the filing fees incurred pursuant to the requirements of the HSR Act and other antitrust laws in foreign jurisdictions.

Dissenters’ Appraisal Rights

Any Nippon Oil or Nippon Mining shareholders who (i) notifies the relevant company prior to its extraordinary general meeting of shareholders of his or her intention to oppose the joint share transfer and votes against the approval of the joint share transfer at the extraordinary general meeting, or (ii) does not have voting rights at the relevant extraordinary general meeting of shareholders, including any shareholder whose shares constitute less than one unit, may demand that the relevant company purchase his or her shares of common stock at fair value. Such demand must be made within 20 days from the date of public notice of the joint share transfer, which will be made within two weeks following the day of the extraordinary general meeting of shareholders. All Nippon Oil and Nippon Mining shareholders seeking to exercise dissenters’ appraisal rights must also comply with the other relevant procedures set forth in the Companies Act of Japan.

If a shareholder of Nippon Oil or Nippon Mining falls under the first category described in the preceding paragraph and fails to provide such notice prior to the extraordinary general meeting of shareholders or to vote against the joint share transfer at the extraordinary general meeting of shareholders, that failure will constitute a waiver of the shareholder’s right to demand the relevant company to purchase his or her shares of common stock at fair value. A shareholder of Nippon Oil or Nippon Mining who falls under the second category described in the preceding paragraph is not required to vote against the joint share transfer in order to assert the right to demand that the relevant company purchase the shares that he or she holds.

The demand must state the number of shares held by the dissenting shareholder. The Companies Act of Japan does not require any other statement in the demand. Accordingly, the demand is legally valid regardless of whether the demand includes the dissenting holder’s estimate of the fair value of shares. The dissenting shareholder must also request an individual shareholder notification through its standing proxy in Japan from Japan Securities Depository Center, Inc. and submit a receipt of the individual shareholder notification and the demand to the relevant company.

If the value of the relevant company’s shares held by a dissenting shareholder is agreed upon by the shareholder and the company, then the company is required to make payment to the shareholder of the agreed value within 60 days from the date of formation of JX Holdings. If the dissenting shareholder and the company do not agree on the value of the shares within 30 days from the date of formation of JX Holdings, either the shareholder or the company may, within 30 days after the expiration of the 30-day period, file a petition with the Tokyo District Court for a determination of the value of the shares. The company is also required to make payment of interest at a rate specified by the statute on the share value as determined by the court, accruing from the expiration of a 60-day period from the date of formation of JX Holdings. The obligation of the company to purchase shares becomes effective upon the date of formation of JX Holdings.

Dissenter’s appraisal rights in the context of a joint share transfer involving two Japanese companies are as set forth in Articles 806 and 807 of the Companies Act of Japan. An English translation of these articles is included in this prospectus as Appendix H.

Stock Exchange Listing

The companies plan to take steps in order to list the shares of JX Holdings on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange in conjunction with the formation of JX Holdings in the joint share transfer.

Resale of Shares of JX Holdings Common Stock under U.S. Securities Laws

The exchange of shares of Nippon Oil and Nippon Mining common stock held by U.S. shareholders for shares of JX Holdings common stock in connection with the joint share transfer has been registered under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, there will be no restrictions under the Securities Act on the resale or transfer of such shares by U.S. shareholders of Nippon Oil or Nippon Mining except for those shareholders, if any, who become “affiliates” of JX Holdings as such term is used in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of JX Holdings generally include individuals or entities that, directly or indirectly, control, are controlled by or are under common control with JX Holdings. With respect to those shareholders who may be deemed to be affiliates of JX Holdings after the joint share transfer, Rule 144 places certain restrictions on the offer and sale within the United States or to U.S. persons of shares of JX Holdings common stock that may be received by them pursuant to the joint share transfer. This prospectus does not cover resales of shares of JX Holdings common stock received by any person who may be deemed to be an affiliate of JX Holdings after the joint share transfer.

THE JOINT SHARE TRANSFER AGREEMENT

The following is a summary of selected provisions of the joint share transfer agreement. This summary is qualified in its entirety by reference to the joint share transfer agreement, an English translation of which is incorporated by reference in its entirety and attached to this prospectus as Appendix A. We urge you to read the English translation of the joint share transfer agreement in its entirety.

Structure of the Joint Share Transfer

Joint Share Transfer and Subsequent Reorganization

In the joint share transfer under the Companies Act of Japan, JX Holdings will be newly established, and each share of Nippon Oil common stock will be exchanged for 1.07 shares of common stock of JX Holdings, and each share of Nippon Mining common stock will be exchanged for 1.00 share of common stock of JX Holdings. Initially, JX Holdings will have no shareholders other than the shareholders of Nippon Oil and Nippon Mining at the time of the transaction. As a result of the joint share transfer, each of Nippon Oil and Nippon Mining will be wholly owned subsidiaries of JX Holdings, and the former shareholders of Nippon Oil will hold approximately 62.6% and former shareholders of Nippon Mining will hold approximately 37.4% of the outstanding common stock of JX Holdings.

Subsequently, three core operating subsidiaries will be established by combining, by way of mergers and corporate splits, the petroleum refining and marketing, oil and natural gas exploration and production and the metals businesses of Nippon Oil and Nippon Mining groups. These three core operating subsidiaries are expected to be established as direct subsidiaries of JX Holdings. Other companies within the Nippon Oil and Nippon Mining groups, operating in the petroleum refining and marketing, oil and natural gas exploration and production or metals business, are expected to become subsidiaries of the respective core operating subsidiaries.

Companies within the Nippon Oil and Nippon Mining groups that are not operating in these three areas are expected to be combined or reorganized, in principle, according to the lines of businesses. Companies within the Nippon Oil and Nippon Mining groups that are listed on stock exchanges, conduct business or otherwise provide services within the group (common group function companies), or are engaged in independent businesses (independent companies) are expected to become direct subsidiaries of JX Holdings.

Schedule

The joint share transfer is scheduled to become effective on or around April 1, 2010, when the commercial registration of JX Holdings with the Legal Affairs Bureau in Tokyo, Japan becomes effective. The reorganization of operations into core operating subsidiaries of JX Holdings is scheduled on or around July 1, 2010.

Names

The names of the holding company and its three core operating subsidiaries will be as follows:

•	Holding Company: JX Holdings, Inc.

•	Petroleum Refining and Marketing: JX Nippon Oil & Energy Corporation

•	Oil and Natural Gas E&P: JX Nippon Oil & Gas Exploration Corporation

•	Metals: JX Nippon Mining & Metals Corporation

Corporate Headquarters

The headquarters of JX Holdings and the three core operating subsidiaries will be located at 6-3, Otemachi 2-chome, Chiyoda-ku, Tokyo, Japan.

Share Capital

JX Holdings will have ¥100 billion in stated capital, ¥25 billion in capital surplus reserve and ¥0 in earned surplus reserve.

Exchange Ratio

Nippon Oil’s shareholders will receive 1.07 shares of JX Holdings common stock for each share of Nippon Oil common stock and Nippon Mining’s shareholders will receive 1.00 share of JX Holdings common stock for each share of Nippon Mining common stock.

In determining the applicable exchange ratios, the parties assumed that, during the period between the execution of the joint share transfer agreement and the effectiveness of the joint share transfer, the number of issued shares of each company will not change (except for issuances of new shares by Nippon Mining upon the exercise of existing stock options) and no distribution of dividends will be made other than as agreed to between the parties as set forth below under “— Distribution of Dividends.”

In addition, the parties will discuss in good faith whether to adjust the applicable exchange ratios upon the occurrence of any of the following events:

•	any material breach of the representations and warranties and obligations under the joint share transfer agreement;

•	a material adverse effect on the conditions of the business, assets, or liabilities of either party; or

•	any other event that makes it extremely difficult to achieve the purpose of the joint share transfer.

Representations and Warranties

Nippon Oil and Nippon Mining have each made representations and warranties customary in Japan in the joint share transfer agreement, including:

•	its financial statements are prepared in accordance with Japanese GAAP and accurately and fairly reflect its financial condition and operating results in all material respects, and other than as disclosed in its financial statements or otherwise, it does not incur any material indebtedness or obligations; and

•	all information that would materially affect the execution of the business integration or the terms and conditions have been provided or disclosed to the other party and such information other than projections is accurate and true in all material respects and does not include any information that is misleading with respect to any material facts.

Covenants and Agreements

Business Integration

Nippon Oil and Nippon Mining acknowledge that they will maintain the Integration Committee and its subcommittees to discuss any matters necessary for the business integration. In order to ensure the effectiveness of the joint share transfer, the parties will, upon mutual consultation, follow procedures and take measures to comply with competition laws and other laws and regulations and will provide any necessary documents or information requested from the other party.

Stock Acquisition Rights

Nippon Oil and Nippon Mining will not issue any stock acquisition rights in connection with the joint share transfer to any existing holders of stock acquisition rights. Nippon Mining will extinguish any existing stock acquisition rights prior to the establishment of JX Holdings.

Notice of Termination Events

Nippon Oil and Nippon Mining will give immediate notice to the other party if a termination event with respect to the joint share transfer agreement occurs or is imminent.

Material Contracts

Nippon Oil and Nippon Mining will make best efforts to obtain third party consents for material contracts that may be terminated as a result of the joint share transfer.

Public Announcements

Nippon Oil and Nippon Mining agree to make a joint announcement, the content of which will be agreed to in advance, immediately after the execution of the joint share transfer agreement. Any announcement concerning the joint share transfer that will be made jointly will be made upon mutual consultation.

Corporate Governance

Each of JX Holdings and the three core subsidiaries will be established as a “corporate auditor”-style company under the Companies Act of Japan, and as such, will have representative directors, each with the power to bind the company, as well as corporate auditors with the power to audit the management of the company by the directors. The articles of incorporation of JX Holdings will provide for up to 20 directors and eight corporate auditors. Pursuant to the joint share transfer agreement, immediately after the joint share transfer, the board of directors of JX Holdings will consist of 16 directors, including two representative directors, and six corporate auditors. Of the 16 directors, initially four will be outside directors. Of the six corporate auditors, initially four will be outside corporate auditors. For a more detailed discussion on the directors and management of JX Holdings, see “Directors and Management of JX Holdings Following the Joint Share Transfer.” The term of directors will commence from the date of registration of JX Holdings with the Legal Affairs Bureau and will be as set forth in the articles of incorporation of JX Holdings. The parties have agreed in the joint share transfer agreement that initially the representative director and chairman and representative director and president of JX Holdings will be Mr. Shinji Nishio and Mr. Mitsunori Takahagi, respectively.

Distribution of Dividends

Nippon Oil may pay dividends to its shareholders and registered pledgees entered or recorded in its register of shareholders:

•	as of the end of September 30, 2009, up to a maximum amount of ¥14.6 billion in total or ¥10.0 per share, whichever is less;

•	as of the end of March 31, 2010, up to a maximum amount of ¥11.8 billion in total or ¥8.0 per share, whichever is less;

Nippon Mining may pay dividends to its shareholders and registered pledgees entered or recorded in its register of shareholders:

•	as of the end of September 30, 2009, up to a maximum amount of ¥7.0 billion in total or ¥7.5 per share, whichever is less; and

•	as of the end of March 31, 2010, up to a maximum amount of ¥7.0 billion in total or ¥7.5 per share, whichever is less.

Conditions to the Joint Share Transfer

The obligations of each of Nippon Oil and Nippon Mining to complete the joint share transfer are subject to the satisfaction of the following conditions:

•	Nippon Oil’s shareholders having approved the terms and conditions of the joint share transfer by the requisite vote at the extraordinary general meeting of Nippon Oil shareholders;

•	Nippon Mining’s shareholders having approved the terms and conditions of the joint share transfer by the requisite vote at the extraordinary general meeting of Nippon Mining shareholders; and

•	all regulatory approvals and consents or other requirements necessary to effect the joint share transfer having been obtained or satisfied.

Management of Assets

Until the establishment of JX Holdings, Nippon Oil and Nippon Mining will carry on their businesses and manage their assets with the care of a good manager, and will only engage in acts which are likely to have a material effect on its assets and rights or obligations upon prior consultation with the other party in good faith.

Listing and Transfer Agent

The shares of JX Holding common stock are scheduled to be listed on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange on or around April 1, 2010. JX Holdings’ transfer agent for its common stock will be The Chuo Mitsui Trust and Banking Company, Limited.

Termination Without Consent

The joint share transfer agreement may be terminated by either party at any time prior to the completion of the joint share transfer without the consent of the other party by providing written notice to the other party:

•	upon a petition for a bankruptcy proceeding, civil rehabilitation proceeding or corporation reorganization proceeding, or upon a resolution of dissolution by the other party; or

•	if the other party fails to pay its debt, suspends payments or becomes insolvent.

The joint share transfer agreement may also be terminated by either party if any of the following events is not cured within 30 days after notice or the parties do not agree to a resolution in lieu thereof:

•	any material breach of the representations and warranties and obligations under the joint share transfer agreement;

•	a material adverse effect on the conditions of the business, the assets, or the liabilities of either party; or

•	any other event that makes it extremely difficult to achieve the purpose of the joint share transfer.

The termination of the joint share transfer agreement will not preclude claims for damages against the other party, and the potential damages include the expenses incurred in preparing and executing the joint share transfer agreement.

Amendment and Termination Upon Mutual Agreement

Nippon Oil and Nippon Mining may amend the terms and conditions of the joint share transfer or terminate the joint share transfer agreement upon mutual agreement following consultation if, during the period from the execution of the joint share transfer agreement to the effective date of the joint share transfer, any of the following events occur:

•	an event that results in any material change to the assets or financial condition of Nippon Oil or Nippon Mining;

•	Nippon Oil and Nippon Mining are unable to obtain the required regulatory approvals for the joint share transfer;

•	Nippon Oil or Nippon Mining does not obtain shareholder approval with respect to the joint share transfer at its extraordinary general meeting of shareholders;

•	a judgment confirming the rescission, nullification or absence of the resolution of the extraordinary general meeting of shareholders regarding the approval of the joint share transfer becomes final and binding; or

•	any event that materially interferes with the execution of the joint share transfer.

BUSINESS OF NIPPON OIL

Introduction

Nippon Oil is a joint-stock company incorporated under the laws of Japan. Nippon Oil is the largest oil refiner in Japan in terms of refining capacity according to the Petroleum Association of Japan and one of Japan’s largest oil and natural gas explorers and producers in terms of production volume according to the Japan Petroleum Development Association. In addition, Nippon Oil’s network of service stations is the largest in Japan in terms of number according to Sekiyu Shiryo, an industry publication by Sekiyu Tsushin K.K. Nippon Oil markets almost all of its products under the ENEOS brand in Japan and overseas.

Nippon Oil’s registered office is located in Japan at 3-12, Nishi Shimbashi 1-chome, Minato-ku, Tokyo 105-8412, Japan. The telephone number of its registered office is (81-3) 3502-1136. Nippon Oil’s agent of service in the United States, Nippon Oil (U.S.A.) Limited, is located at 300 Park Boulevard, Suite 105, Itasca, Illinois 60143, and its telephone number is (630) 875-9701.

Nippon Oil’s shares of common stock are listed on the First Sections of the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange, and are also listed on the Fukuoka Stock Exchange and the Sapporo Securities Exchange.

History and Development

Nippon Oil was established on May 10, 1888 as Nippon Oil Co., Ltd. The company became known as Nippon Mitsubishi Oil Corporation following the merger in 1999 of Nippon Oil Co., Ltd. and Mitsubishi Oil Co., Ltd. Nippon Mitsubishi Oil Corporation subsequently changed its trade name to Nippon Oil Corporation on June 27, 2002. Subsequently, Nippon Oil reorganized its subsidiaries, including the merger of Nippon Petroleum Gas Co., Ltd. with Nippon Oil and the merger of Nippon Petroleum Refining Co., Ltd. with Nippon Petrochemicals Co., Ltd. Nippon Oil first introduced the ENEOS brand in July 2001.

In April 1994, Mitsubishi Oil Co., Ltd. discovered the Rang Dong Oil Field in Vietnam and began production in August 1998. In November 1990, Nippon Oil Co., Ltd. also discovered the Helang Gas Field in Malaysia, and began production in November 2003. Nippon Oil is the operator of the Rang Dong Field project and the Helang Gas Field project.

In October 2008, Nippon Oil completed a business integration with Kyushu Oil Co., Ltd. (“Kyushu Oil”) and acquired the Oita Refinery and Kyushu Oil’s network of service stations, which are primarily located in Kyushu, Japan.

Business Overview

Nippon Oil is an integrated energy company, headquartered in Tokyo, Japan. Nippon Oil divides its businesses into four operating segments:

•	refining and marketing;

•	oil and natural gas exploration and production (“E&P”);

•	construction; and

•	other operations.

The business in the refining and marketing segment includes oil refining and processing, production and sales of refined petroleum products, purchases, storage and sales of coal, liquefied petroleum gas (“LPG”) and other mineral resources, and generation and sales of electricity primarily produced in refineries. The refining and marketing segment also includes production and sales of petrochemicals such as paraxylene, benzene, propylene and ethylene.

The business in the oil and natural gas E&P segment includes exploration and production of oil and natural gas. In addition, the oil and natural gas exploration and production segment includes the processing of oil sands.

The business in the construction segment includes road paving, civil engineering, design and construction of petroleum facilities and development and construction of apartment buildings and office buildings.

The business in the other segment includes retail sales of automotive products such as batteries and fuel additives, sales and leasing of real estate owned by Nippon Oil, marketing, development and operation of information technology systems and administrative and accounting services provided to Nippon Oil.

The following table sets forth the revenues for each segment for the periods indicated. The information in the table is derived from Nippon Oil’s management reports, which have been prepared on the basis of Japanese GAAP. For reconciliation of total revenues below to total revenues under U.S. GAAP, see Note 15 to Nippon Oil’s unaudited consolidated financial statements and Note 22 to Nippon Oil’s audited consolidated financial statements, included elsewhere in this prospectus.

	Six Months Ended September 30,
	2009		2008
		Percentage of		Percentages of
	Revenues	Total Revenues	Revenues	Total Revenues
	(Millions of yen except percentages)

Refining and Marketing	¥2,382,387	91.0	¥3,993,320	93.2
Oil and Natural Gas E&P	66,533	2.6	128,978	3.0
Construction	136,835	5.2	139,006	3.3
Other	32,319	1.2	22,325	0.5

Total	¥2,618,074	100.0	¥4,283,629	100.0

	Fiscal Year Ended March 31,
	2009		2008
		Percentage of		Percentages of
	Revenues	Total Revenues	Revenues	Total Revenues
	(Millions of yen except percentages)

Refining and Marketing	¥6,760,526	91.5	¥6,862,068	91.2
Oil and Natural Gas E&P	218,623	3.0	234,889	3.1
Construction	356,540	4.8	370,975	4.9
Other	53,545	0.7	56,058	0.8

Total	¥7,389,234	100.0	¥7,523,990	100.0

Nippon Oil conducts its operations in Japan and three overseas geographical markets: Asia and Oceania, North America and Europe. The following table sets forth the revenues for Japan and the overseas market for the periods indicated.

	Fiscal Year Ended March 31,
	2009		2008
		Percentage of		Percentage of
	Revenues	Total Revenues	Revenues	Total Revenues
	(Millions of yen except percentages)

Japan	¥5,529,867	86.8	¥5,814,583	88.8
Overseas	838,557	13.2	734,226	11.2

Total	¥6,368,424	100.0	¥6,548,809	100.0

Strategy

Nippon Oil’s goal is to continue to be a market leader in the Japanese energy sector and to enhance profitability and corporate value. In order to achieve this goal in the diversifying global energy market, Nippon Oil believes that it is strategically important to further strengthen its operations in the oil business and become an integrated energy group.

Nippon Oil considers the oil business as its core business. Within the oil business, Nippon Oil operates in every stage of the process of producing and marketing refined petroleum products, from exploration and production to transportation, storage, refining and marketing and sales of refined petroleum products. Nippon Oil aims to further enhance and strengthen these lines of business.

At the same time, Nippon Oil believes it is essential to actively promote and develop businesses with respect to products such as liquefied natural gas (“LNG”), electricity and high value-added products such as lubricants, specialty chemicals, fuel cells, solar cells and carbon electrode materials for capacitors.

In order to strengthen Nippon Oil’s business and further develop as an integrated energy group, Nippon Oil has established the strategic initiatives set forth below.

Enhancing Profitability through Structural Reforms in the Refining and Marketing Segment

Nippon Oil intends to effect fundamental reforms to enhance the profitability of the refining and marketing segment by streamlining its refineries, enhancing the cost-competitiveness of its products and focusing on potential growth markets such as Asia. In particular:

Efficient Production at Refineries and Increasing Exports to Asia.  In the mid to long term, Nippon Oil expects the demand for refined petroleum products in Japan to decline while the demand in markets in Asia and other regions (namely, East Asia, Southeast Asia, Australia and New Zealand) to increase, and on balance, Nippon Oil expects the overall global demand for refined petroleum products to increase. To respond to such anticipated change in demand, Nippon Oil aims to reduce costs and reevaluate refining capacity needs in Japan, divert some production at refineries for exports to Asia, particularly to China, and focus its resources on productive refineries while scaling down refineries that are redundant or less competitive.

Further Enhancement of the ENEOS Brand.  Nippon Oil believes that its ENEOS brand is a strong brand with significant consumer goodwill. Nippon Oil plans to leverage the name recognition of the ENEOS brand globally and also to strengthen its distribution channel of its refined petroleum products, including by strengthening the network of service stations through its close ties with local independent owners.

Steadily Expanding the Oil and Natural Gas Exploration and Production Segment

In the mid to long term, Nippon Oil intends to steadily expand oil and natural gas exploration and production by identifying and developing promising exploration opportunities worldwide while increasing geographic diversity. Nippon Oil intends to continue to prioritize investment in four core regions where it expects the most synergy between existing operations and its technology and experience: Southeast Asia, Oceania (including Australia and Papua New Guinea), U.S. Gulf of Mexico and U.K. North Sea. Nippon Oil intends to invest in additional exploration blocks in Vietnam and Malaysia, where Nippon Oil is already producing oil and natural gas, and Thailand, where Nippon Oil already has an exploration block.

Nippon Oil’s mid-to long-term goal is to increase its production volume and oil and natural gas reserves to become a global medium-size upstream company. To that end, Nippon Oil intends to increase investment in exploration, development of existing projects, and asset purchases.

Strengthening Businesses through Alliances with Overseas Energy Companies

Nippon Oil intends to capture overseas opportunities by leveraging alliances with overseas energy companies with a strong presence in Asia, including CNPC Group and SK Energy. The global trend in oil and natural gas exploration and development is towards alliances with third-party operators and these alliances are an important part of Nippon Oil’s strategy to increase exploration and production activities. Nippon Oil believes these alliances also lead to opportunities to market its refined petroleum products, particularly in Asia.

Actively Promoting Research and Development

Nippon Oil intends to enhance its research and development capabilities in key areas such as lubricants and specialty chemicals. Nippon Oil also intends to promote new technologies such as the ROK-Finer process, a technology to produce sulfur-free gasoline, and HS-FCC, a technology to produce propylene from heavy oil. Moreover, Nippon Oil intends to continue its research and development relating to next-generation power sources, including fuel cells, solar cells and carbon electrode materials for capacitors.

Promoting Environmental Management

Nippon Oil promotes environmental management and believes that environmental management enhances Nippon Oil’s corporate value in the long term. Nippon Oil believes that its development of technologies to reduce environmental impact and to prevent global warming allows it to develop competitive products that appeal to environmentally conscious consumers.

Currently, Nippon Oil considers itself a leader in environmental technologies, including those relating to soil remediation and fuel-efficient, low carbon dioxide emission gasoline. In the refining and marketing segment, Nippon Oil has set a higher target for reduction in carbon dioxide emission than its Japanese competitors and has been successful in steadily reducing carbon dioxide emissions. Nippon Oil also plans to offer alternative products and services through the research and development of next-generation energy technologies, including fuel cells, solar cells and carbon electric materials for capacitors.

Refining and Marketing

Overview

Nippon Oil operates multiple refineries in various regions in Japan and had the largest oil refining capacity in Japan as of April 1, 2009, according to the Petroleum Association of Japan. Because Nippon Oil has a large oil refining capacity spread in various geographic regions, it is capable of producing a broad range of refined petroleum products and petrochemical products in multiple locations. The refining and marketing segment is primarily operated through Nippon Oil and its wholly owned subsidiary, Nippon Petroleum Refining Co., Ltd.

The refining and marketing segment is the largest of Nippon Oil’s operating segments by revenues. The refining and marketing segment primarily consists of two lines of businesses: the refined petroleum products business and the petrochemicals business. In the refined petroleum products business, Nippon Oil engages in oil refining and processing, production and sales of refined petroleum products, purchases, storage and sales of crude oil, LPG and other mineral resources and generation and sales of electricity. In the petrochemical business, Nippon Oil engages in the production and sales of petrochemicals such as paraxylene, benzene, propylene and ethylene. The refining and marketing segment also includes the generation and sale of gas, electric power, coal and other diverse energy sources.

Nippon Oil’s refined petroleum products business primarily consists of processing crude oil into refined petroleum products such as gasoline (for use in automobiles), naphtha (for use in production of petrochemicals), jet fuel (for use in aircrafts), kerosene (for use in heating homes), gas oil (for use in automobiles, trains, machinery, etc.), heavy oil (including fuel oil A and fuel oil C, for use in heating buildings as well as operation of boats, heavy machinery, etc.), LPG (for use in heating, air conditioning, industrial appliances, etc.), and lubricant oil (for use in machinery, engines, etc.), among others.

Nippon Oil integrates its petrochemical business with its refined petroleum products business through its Chemical Refinery Integration (“CRI”) initiative. The CRI initiative is a strategy to utilize the facilities of oil refineries to efficiently produce petrochemicals. Under the CRI initiative, Nippon Oil typically constructs petrochemical production facilities within or in the vicinity of oil refineries. Nippon Oil’s petrochemical business includes the production and sales of paraxylene, benzene, propylene, ethylene and other petrochemical products. In recent years, Nippon Oil has expanded its petrochemical production capacity, leveraging off the refined petroleum products produced at its refineries. In calendar year 2008, Nippon Oil was among the top five producers in the world in terms of production capacities for paraxylene, according to Chemical Market Associates, Inc.

Oil Refineries, Petrochemical Plant and Lubricant-Manufacturing Facilities

Oil Refineries

Nippon Oil operates seven oil refineries which are spread throughout the major geographic regions of Japan: the Muroran Refinery, the Sendai Refinery, the Negishi Refinery, the Osaka Refinery, the Mizushima Refinery, the Marifu Refinery and the Oita Refinery. The Oita Refinery was acquired through the business integration with Kyushu Oil in October 2008. Nippon Oil is capable of producing a broad range of refined petroleum products and petrochemicals in multiple locations, which enables Nippon Oil to adjust and optimize its production levels and production mix of refined petroleum products and petrochemicals. In addition, the geographic diversity of refineries alleviates the impact that localized natural disasters and other negative developments have on Nippon Oil’s business operations. Therefore, Nippon Oil believes it is likely to maintain a stable supply of products even if an earthquake or other natural disasters affect a particular geographic region in Japan. According to the Petroleum Association of Japan, in the fiscal year ended March 31, 2009, Nippon Oil’s oil refineries had the capacity to process 1.3 million barrels of crude oil per day into refined petroleum products, representing 27.2% of the total amount of crude oil processed per day in Japan.

The following table sets forth the crude oil refining capacity and utilization rate of each of Nippon Oil’s oil refineries as of and for the six months ended September 30, 2009 and the fiscal years ended March 31, 2009 and 2008:

	As of and for the Six Months Ended September 30,		As of and for the Fiscal Year Ended March 31,
	2009		2009		2008
		Utilization		Utilization		Utilization
	Capacity	Rate	Capacity	Rate	Capacity	Rate
	(Thousand	(Percentage)	(Thousand	(Percentage)	(Thousand	(Percentage)
	barrels		barrels		barrels
	per day)		per day)		per day)

Muroran	180	57	180	86	180	87
Sendai	145	71	145	75	145	89
Negishi	340	80	340	76	340	78
Osaka(1)	115	82	115	87	115	86
Mizushima	250	66	250	81	250	88
Marifu	127	81	127	77	127	80
Oita	160	67	160	76 (2)	—	—
Toyama(3)	—	—	60	53	60	76

Total	1,317	72	1,377	78 (2)	1,217	84

(1)	The Osaka Refinery is expected to be operated by a joint venture company to be established with CNPC Group on a date yet to be determined.

(2)	Nippon Oil acquired the Oita Refinery in October 2008. The utilization rate for Oita and the total utilization rate therefore reflect only the utilization rate of the Oita Refinery from the date of acquisition through March 31, 2009.

(3)	The Toyama Refinery terminated refining operations at the end of January 2009 and was converted into an oil terminal in April 2009. The utilization rate of the Toyama Refinery and the total utilization rate for the fiscal year ended March 31, 2009 therefore reflect only the utilization rate of the Toyama Refinery until January 31, 2009.

The Muroran Refinery, located in Hokkaido prefecture, had capacity to process 180,000 barrels of crude oil per day as of September 30, 2009. The principal products of the Muroran Refinery are LPG, naphtha, gasoline, kerosene, gas oil, heavy oil and asphalt. In October 2008, Nippon Oil completed the construction of an equipment that produces cumene, a raw material used mainly in the manufacture of automotive head lamp covers and DVDs.

The Sendai Refinery, located in Miyagi prefecture, had capacity to process 145,000 barrels of crude oil per day as of September 30, 2009. The principal products of the Sendai Refinery are LPG, naphtha, gasoline, kerosene, gas oil, heavy oil and asphalt. Nippon Oil completed the installation of a Continuous Catalyst Regenerator platformer in September 2007, to increase production of propylene and xylene, and to utilize by-product gas for high-efficiency electric power generation. In 2007, it also increased production of propylene, xylene and other petrochemicals.

Nippon Oil uses the xylene produced at the Sendai Refinery to increase paraxylene production at Mizushima Paraxylene Co., Ltd., a joint venture with Nippon Oil and Mitsubishi Gas Chemical Company.

The Negishi Refinery, located in Kanagawa prefecture, had capacity to process 340,000 barrels of crude oil per day as of September 30, 2009. The principal products of the Negishi Refinery are LPG, naphtha, gasoline, kerosene, gas oil, heavy oil, asphalt and lubricants. The Negishi Refinery has an integrated gasification combined cycle (IGCC) power plant capable of producing electricity, which Nippon Oil sells as an independent power producer (IPP).

The Osaka Refinery, located in Osaka prefecture, had capacity to process 115,000 barrels of crude oil per day as of September 30, 2009. The principal products the Osaka Refinery are LPG, naphtha, gasoline, kerosene, gas oil, heavy oil and asphalt.

The Mizushima Refinery, located in Okayama prefecture, had capacity to process 250,000 barrels of crude oil per day as of September 30, 2009. The principal products of the Mizushima Refinery are LPG, naphtha, gasoline, kerosene, gas oil, heavy oil, asphalt and lubricants. In March 2009, Nippon Oil completed the construction of a new solvent deasphalting unit, which makes it possible to process heavier grades of crude oil and reduce production of heavy oil C by extracting the raw materials for lighter oils from asphalt and residue.

The Marifu Refinery, located in Yamaguchi prefecture, had capacity to process 127,000 barrels of crude oil per day as of September 30, 2009. The principal products of the Marifu Refinery are LPG, naphtha, gasoline, kerosene, gas oil, heavy oil, asphalt and needle coke.

The Oita Refinery, located in Oita prefecture, had capacity to process 160,000 barrels of crude oil per day as of September 30, 2009. The principal products of the Oita Refinery are LPG, naphtha, gasoline, kerosene, gas oil, heavy oil, asphalt, xylene, paraxylene and benzene.

Petrochemical Plant

The Kawasaki Plant, located in Kanagawa prefecture, produces propylene, ethylene and paraxylene, among other petrochemicals.

Lubricant-Manufacturing Facilities

In Japan, Nippon Oil operates lubricant manufacturing facilities at the Yokohama Plant and the Negishi Refinery, located in Kanagawa prefecture, the Mizushima Refinery in Okayama prefecture and the Kainan Plant in Wakayama prefecture. In China, Nippon Oil operates lubricant-manufacturing facilities through Nippon Oil (Guangzhou) Lubricants Corporation and Tianjin Nisseki Lubricants & Grease Co., Ltd., lubricant manufacturing and marketing companies based in China of which it holds an equity ownership of 90% and 40%, respectively. Nippon Oil also owns a lubricant-manufacturing facility in Alabama through its wholly owned subsidiary Nippon Oil (U.S.A.) Limited.

Other Facilities

Nippon Oil’s joint venture companies with Sanyo Chemical Industries, Ltd., own two sites, in Ibaraki prefecture and Texas, which produce ethylidene norbornene (ENB), a raw material used in high-performance rubber.

Gas, Power, Coal and Renewables

Nippon Oil complements its core refined petroleum products and petrochemical businesses with the sales of gas, electric power, coal and other diverse energy sources.

In gas operations, Nippon Oil stores LNG that it procures at the terminal at the Mizushima Refinery and the terminal in Hachinohe, Aomori prefecture, and supplies natural gas and LNG to gas companies and industrial customers in the area. Nippon Oil is constructing additional LNG tanks and other facilities at the Mizushima Refinery to meet future natural gas and LNG demand in Japan. Nippon Oil is involved in the wholesale and retail sale of electricity to power companies. In electric power operations, Nippon Oil has the capacity to supply wholesale approximately 800,000 kilowatts of electricity as an independent power producer, and has the capacity to supply in retail approximately 500,000 kilowatts of electricity as a power producer and supplier. In coal operations, Nippon Oil has the capacity to sell approximately seven million tons of coal per year extracted from Australia’s Bulga coal mine. The coal is sold primarily to power and steel companies in Japan.

Suppliers

For the fiscal years ended March 31, 2009 and 2008, Nippon Oil procured approximately 89% and 86% of its crude oil from the Middle East, respectively. Nippon Oil’s major sources of crude oil in the Middle East include Saudi Arabia, United Arab Emirates and Kuwait.

Approximately 80% of the crude oil that Nippon Oil procured for the fiscal year ended March 31, 2009 from third parties was purchased through contracts, which typically have terms of one year subject to automatic renewal. These contracts establish a volume of crude oil the supplier is obligated to sell and Nippon Oil is obligated to buy. The price paid by Nippon Oil over the term of such agreements is set by a formula based on the spot market price for Dubai crude oil. The remainder of crude oil procured by Nippon Oil is purchased on the spot market.

Stockpile

In order to satisfy Japanese law and regulations, Nippon Oil holds a stockpile of crude oil and refined petroleum products amounting to 70 days’ equivalent of oil it sold in Japan in the past 12 months. Nippon Oil also holds government-controlled reserves of petroleum on behalf of the Japanese government as part of Japan’s strategic petroleum reserve. Government-controlled reserves are held in crude oil only.

Transportation

Nippon Oil operates a fleet of more than 25 oil tankers, 21 of which have approximately 300,000 tons of deadweight each and are used principally for transporting oil from oil-producing countries to Japan, and the remaining four of which have approximately 100,000 tons of deadweight each and are principally used for the purpose of transporting oil within Japan. Nippon Oil owns all four of the smaller oil tankers and four of the larger oil tankers. The oil tankers not owned by Nippon Oil are time-chartered. The four smaller oil tankers used principally in Japan are often used to transport oil to Japan from oil-producing countries when they are not transporting oil in Japan. Nippon Oil also lends and borrows oil tankers to and from other companies to the extent it is cost-effective to do so.

Sales and Distribution

Nippon Oil believes it has the leading market share in Japan for sales of gasoline. Of the 57.5 million kiloliters of sales volume of gasoline in Japan in the fiscal year ended March 31, 2009 as reported by the Agency for Natural Resources and Energy of Japan (the “ANRE”), Nippon Oil’s sales volume was 13.4 million kiloliters, which represented a market share of 23.3%. Nippon Oil believes ExxonMobil Japan Group (“ExxonMobil Japan”) has the second largest market share of 17.6% for sales of gasoline based on publicly available information of ExxonMobil Japan’s sales volume and the report by the ANRE of total sales volume for the year ended December 31, 2008.

The following table sets forth Nippon Oil’s sales volume of principal products excluding buy/sell transactions, referred to as “barter transactions” for purposes herein, for the fiscal years ended March 31, 2009 and 2008:

	Fiscal Year Ended March 31,
	2009	2008
	(Million kiloliters except petrochemicals, LPG and coal which are in million tons)

Gasoline	13.4	13.7
Naphtha	1.9	1.8
Jet fuel	1.2	1.3
Kerosene	5.2	5.8
Gas oil	8.0	8.3
Fuel oil A	5.1	6.3
Fuel oil C	7.4	8.0

Subtotal of domestic fuel	42.1	45.2
Crude oil	2.4	4.0

Total	44.5	49.2
Lubricants and specialty products	2.2	2.6
Petrochemicals	3.5	3.8
Fuel for export	8.8	6.4
LPG	2.0	2.3
Coal	4.9	5.9

Nippon Oil supplies the following principal refined petroleum products primarily to the following customers: gasoline, gas oil and kerosene to distributors in its network of service stations; naphtha to chemical companies; jet fuel to airlines; fuel oil A to manufacturing companies; and fuel oil C to manufacturing companies and electricity companies.

Nippon Oil’s network of service stations was the largest in Japan in terms of number as of March 31, 2009 according to Sekiyu Shiryo, an industry publication by Sekiyu Tsushin K.K. Nippon Oil uses the nationally recognized ENEOS brand name for its network to market primarily gasoline, gas oil and other automobile-related refined petroleum products. As of September 30, 2009, the network consisted of 9,745 service stations, with a national footprint that encompassed all major geographic regions of Japan. As of September 30, 2009, Nippon Oil owned 1,984, or approximately 20.4%, of the service stations in the network and independent owners operated the remaining service stations. Nippon Oil supplies refined petroleum products to independent owners typically through contracts under which Nippon Oil supplies required quantities of refined petroleum products and the owners are required to exclusively purchase such products from Nippon Oil. The prices of refined petroleum products sold by Nippon Oil under these contracts are generally linked to market indices. Nippon Oil believes that it enjoys a particular advantage over its competitors in rural areas, leveraging off of its solid, long-term relationships with well-established independent owners. Nippon Oil believes that its solid relationships with independent owners makes it well-positioned to maintain a stable distribution channel for its refined petroleum products to end-consumers.

In April 2008, Nippon Oil realigned its service station network through the management integration of the ENEOS Frontier Company, Limited, Taiheiyo Sekiyu Hanbai Company, Limited and Takanawa Energy Corporation, which were all wholly owned subsidiaries involved in the sale of refined petroleum products. Nippon Oil intends to continue to reorganize and consolidate its service stations in order to enhance the efficiency of its distribution network.

To strengthen the competitiveness of its service station network, Nippon Oil operates the premium-service Dr. Drive (“D.D.”) service stations, which offer complete automotive services ranging from car inspections to oil changes. As of September 30, 2009, the network included 2,113 D.D. service stations, representing approximately one fifth of the overall service station network.

Nippon Oil plans to continue to focus on supplying competitive products such as its environmentally friendly premium gasoline called ENEOS NEW VIGO, which reduces friction inside engines to enhance both fuel economy and acceleration. The improved engine-cleaning capabilities of this gasoline help reduce the levels of regulated substances found in exhaust gases.

Nippon Oil distributes refined petroleum products from oil terminals to service stations using ships, tank lorry trucks and railroads.

Nippon Oil also conducts barter transactions with other Japanese oil refiners, in particular with Idemitsu, Cosmo Oil and Japan Energy. These transactions, which are common in the Japanese oil industry and are entered into in various geographic areas in Japan, permit Nippon Oil to reduce freight expenses and lower its overall costs by facilitating coverage of supply imbalances in gasoline and certain other refined petroleum products arising from temporal and geographic differences in demand. During the fiscal year ended March 31, 2009, approximately 13.5% by volume of Nippon Oil’s sales of refined petroleum products were sold in barter transactions. Revenues from barter transactions are presented on a net basis under U.S. GAAP.

In May 2008, Nippon Oil signed a letter of intent with CNPC Group, in which Nippon Oil agreed to operate the Osaka Refinery through a new joint venture company to be formed by Nippon Oil and CNPC Group. The focus of the Osaka Refinery is expected to be redirected to exports mainly to Asia. CNPC Group received approval to establish the joint venture company from the Chinese government in July 2009 and the two companies are currently considering details, including the timing of establishing the joint venture company.

Oil and Natural Gas E&P

Overview

In the oil and natural gas E&P segment, Nippon Oil primarily operates its business through its wholly owned subsidiary, Nippon Oil Exploration Limited. Nippon Oil primarily engages in the exploration and production of oil and natural gas, focusing on four principal geographic areas: Southeast Asia, the U.S. Gulf of Mexico, the U.K. North Sea and Oceania. Nippon Oil also engages in the processing of oil sands in Canada.

The oil and natural gas E&P segment was the largest of Nippon Oil’s operating segments in terms of operating income for the fiscal year ended March 31, 2009. Nippon Oil’s oil and natural gas E&P segment consists of searching for potential underground or underwater oil and gas fields, drilling exploratory wells with rigs, and subsequently operating wells to recover crude oil or natural gas. Nippon Oil engages in such activities both as the operator and through alliances with third-party operators. According to the Japan Petroleum Development Association, Nippon Oil is the largest Japanese operator in Southeast Asia by volume, operating projects in the Rang Dong Oil Field in Vietnam and the Helang Gas Field in Malaysia.

While Nippon Oil does not supply the oil and natural gas it produces to its refining and marketing segment, Nippon Oil considers its oil and natural gas E&P segment as a complement to and a source of synergy with its refining and marketing segment. The two segments effectively help reduce the effects of volatility of crude oil prices on Nippon Oil’s operations. When crude oil prices increase, for example, Nippon Oil’s costs in producing refined petroleum products and petrochemicals increase, and such increase may not be fully passed on to its customers. The increase in crude oil costs, however, is partially offset by the higher prices Nippon Oil may charge for the crude oil it produces in its oil and natural gas E&P segment. In the fiscal year ended March 31, 2009, Nippon Oil’s crude oil equivalent entitlements amounted to approximately 12% of the crude oil required for its refining and marketing segment. Moreover, while Nippon Oil’s oil and natural gas E&P segment historically generated significant operating cash flows, it has been subject to significant volatility reflecting, in part, fluctuations in the market price of crude oil. The effect of such volatility in the oil and natural gas E&P segment is counterbalanced in part by the operations of refining and marketing segment which is, as a relative and general matter, less volatile and tends to generate more stable revenues and operating cash flows. In addition, Nippon Oil’s diverse business creates various synergies. For example, the business relationships created in connection with Nippon Oil’s production and sales of electricity to utilities benefit Nippon Oil when it seeks counterparties to off-take contracts in its oil and natural gas E&P segment.

Exploration, Development and Production

Exploration

Nippon Oil views that its oil and natural gas exploration leads to potential development and production and its success in exploration offers potential growth in the mid to long term. As of March 31, 2009, Nippon Oil conducted oil and natural gas exploration operations in 10 countries, including Vietnam, Malaysia, the U.K. and Libya.

Appraisal & Development

As of March 31, 2009, Nippon Oil conducted oil and natural gas appraisal activities and development operations at six fields, including the West Don oil field in the United Kingdom, the Cili Padi gas fields in Malaysia and the Vorwata field of the Tangguh LNG Project in Indonesia. The following table sets forth Nippon Oil’s appraisal activities and development operations by major fields:

Region	Predominant Resource	Field	Nippon Oil’s Interest
			(%)

United Kingdom	Natural Gas	Fiddich	38.2
United Kingdom	Crude Oil	West Don(1)	18.5
United Kingdom	Natural Gas	Culzean	17.1
Malaysia	Natural Gas	Cili Padi / Selasih	37.5
Indonesia	Natural Gas	Vorwata(2)	17.1
Papua New Guinea	Natural Gas	Juha	12.5

(1)	Crude oil in West Don commenced production operations in June 2009.

(2)	Natural gas in Vorwata commenced production operations in June 2009.

Production

As of March 31, 2009, Nippon Oil conducted oil and natural gas production operations in seven countries, including Rang Dong oil field in Vietnam and the Helang natural gas field in Malaysia. The following table sets forth Nippon Oil’s production volume in thousands of barrels (Mbbl) or millions of cubic feet (MMcf), as applicable, by regions for the fiscal years ended March 31, 2009 and 2008:

	Fiscal Year Ended March 31,
	2009		2008
	Oil and		Oil and
	Natural Gas		Natural Gas
	Liquids	Gas	Liquids	Gas
	(Mbbl)	(MMcf)	(Mbbl)	(MMcf)

United States	1,324	11,571	2,268	17,037
United Kingdom	2,650	7,162	1,128	5,150
Southeast Asia	6,093	103,821	6,087	186,606
Oceania	1,078	—	2,056	—
Total	11,145	122,554	11,539	208,793

Typically, oil and natural gas fields are developed pursuant to a joint operation agreement, which is an agreement between the operator and non-operators. Joint operation agreements typically cannot be terminated until oil or natural gas can no longer be produced.

Oil and Natural Gas Reserves

As of March 31, 2009, Nippon Oil’s proved developed reserves of oil and natural gas were estimated to be 32,990 Mbbl and 529,682 MMcf, respectively, for consolidated subsidiaries and 7,824 Mbbl and 77,884 MMcf, respectively, for proportional interests in equity companies.

The following table summarizes Nippon Oil’s net quantities of proved oil and natural gas reserves as of March 31, 2009 and 2008.

	March 31, 2009
Oil in thousands of barrels		United
Natural gas in millions of cubic feet	United States	Kingdom	Southeast Asia	Oceania	Total

Consolidated subsidiaries
Proved oil reserves, developed and undeveloped	12,626	10,790	19,650	1,400	44,466
Of which developed	4,783	9,325	17,482	1,400	32,990
Proved natural gas reserves, developed and undeveloped	93,789	25,710	1,262,085	—	1,381,584
Of which developed	59,949	25,591	444,142	—	529,682
Proportional interest in equity companies
Proved oil reserves, developed and undeveloped	—	—	1,812	8,174	9,986
Of which developed	—	—	1,462	6,362	7,824
Proved natural gas reserves, developed and undeveloped	—	—	101,266	—	101,266
Of which developed	—	—	77,884	—	77,884

	March 31, 2008
Oil in thousands of barrels		United
Natural gas in millions of cubic feet	United States	Kingdom	Southeast Asia	Oceania	Total

Consolidated subsidiaries
Proved oil reserves, developed and undeveloped	13,821	5,666	24,811	2,201	46,499
Of which developed	5,947	4,784	20,299	2,201	33,231
Proved natural gas reserves, developed and undeveloped	102,676	30,286	1,355,607	—	1,488,569
Of which developed	67,669	29,788	449,931	—	547,388
Proportional interest in equity companies
Proved oil reserves, developed and undeveloped	—	3,712	1,785	1,041	6,538
Of which developed	—	3,550	1,455	755	5,760
Proved natural gas reserves, developed and undeveloped	—	4,783	112,424	—	117,207
Of which developed	—	4,703	87,405	—	92,108

Proved reserves are estimated and are expected to be revised as oil and natural gas are produced and additional data become available. Accordingly, recoverable reserves are subject to upward and downward adjustments from time to time. DeGolyer and MacNaughton certified Nippon Oil’s oil and natural gas reserve estimates as of March 31, 2009 and 2008. The estimates for the certification were performed in accordance with Rule 4-10 of Regulation S-X of the SEC. See “Supplemental Information on Oil and Natural Gas Exploration and Production Activities” in Nippon Oil’s consolidated financial statements included elsewhere in this prospectus for more information.

Construction

In the construction segment, Nippon Oil operates its business through its subsidiary NIPPO Corporation, of which it holds an equity ownership of 57.2%. NIPPO Corporation, a leading road paving company in Japan by revenue, has extensive experience and skill in oil refinery related construction and is commissioned for road paving primarily for public sector construction, civil engineering, design and construction of petroleum facilities and development of apartment buildings and office buildings. The business of the construction segment also includes construction of Nippon Oil’s refineries and service stations. While Nippon Oil strengthened efficiency measures to maintain profitability, the construction segment faced an adverse business environment during the fiscal year ended March 31, 2009, characterized by decreased spending in public works and lower levels of capital expenditures.

Other

In the other segment, Nippon Oil’s business includes retail sales of automotive products such as batteries and fuel additives, sales and leasing of real estate owned by Nippon Oil, marketing, development and operation of information technology systems and administrative and accounting services provided to Nippon Oil. The other segment is the smallest of Nippon Oil’s operating segments by revenues.

Research and Development

Nippon Oil engages in a wide range of research and development activities in a number of areas including lubricants and specialty chemicals, refining technology and next-generation power sources. Nippon Oil aims to have one of the world’s leading research and development capabilities in lubricants and specialty chemicals, and intends to continue to engage in active research and development to develop attractive new products with high added value and to create new lines of business. In addition to various lubricants and specialty chemicals, Nippon Oil is actively engaged in research and development of its refining technology. For example, Nippon Oil has developed the ROK Finer process, a technology to produce sulfur free gasoline, and is currently developing high-severity fluid catalytic cracking (“HS-FCC”), a technology to produce propylene from heavy oil. Nippon Oil is also actively engaged in research relating to next-generation power sources, including fuel cells, solar cells and carbon electrode materials for capacitors. Nippon Oil believes that its research and development activities enable it to develop attractive products for consumers in a timely manner. For the fiscal years ended March 31, 2009 and 2008, Nippon Oil’s expenditures for research and development were ¥12.3 billion and ¥12.7 billion, respectively.

Lubricants

Nippon Oil aims to have one of the world’s leading research and development capabilities in lubricants. Nippon Oil has developed lubricants that improve automobile fuel consumption through a combination of new mechanisms such as slip control and low viscosity.

Specialty Chemicals

Nippon Oil aims to have one of the world’s leading research and development capabilities in specialty chemicals. Nippon Oil has developed various specialty chemicals such as ENB and VNB, which are tertiary components in EPDM rubber, Nisseki Hisol SAS, which is a colorless, liquid aromatic hydrocarbon polymerization with a high boiling point, and Xydar®, which is described below.

Sulfur-Free Gasoline

Nippon Oil has also developed the ROK-Finer process, a technology to produce sulfur-free gasoline that is fuel efficient and maintains the gasoline’s octane number, as compared to traditional technologies to produce sulfur-free gasoline that reduce the octane number. Nippon Oil intends to continue research into developing clean and efficient gasoline.

HS-FCC

Nippon Oil is developing a process called HS-FCC, a technology that enables quick processing of propylene from heavy oil with a high rate of extraction. The development is conducted in conjunction with the Japan Cooperation Center, Petroleum, Saudi Arabian Oil Company and The King Fahd University of Petroleum & Minerals. Currently, development is at the commercialization stage.

Fuel Cells

Nippon Oil has engaged in the research and development of fuel cells since 1986, and created the world’s first commercially viable fuel cell. To facilitate technological developments, Nippon Oil partnered with Sanyo Electric Co., Ltd. to form the joint venture company ENEOS CELLTECH in April 2008 for the development of fuel cells.

Solar Cells

Nippon Oil is engaged in the research and development of dye-sensitized and organic solar cells to increase their conversion efficiency and durability. Nippon Oil believes dye-sensitized and organic solar cells have the potential to succeed silicon solar cells as the next-generation solar cells.

Carbon Electrode Materials for Capacitors

Electric double layer capacitors are a type of a battery that has the potential to be used for electric automobiles. Nippon Oil is engaged in the research and development of carbon materials for electrodes, a principal component of electric double layer capacitors.

Xydar®

Nippon Oil has developed Xydar®, a liquid crystal polymer that has superior heat resistance. It is flame-resistant, has thin-wall fluidity, and high solidification speed, among other superior features, and is used as parts of components in computers and cellular phones. Xydar® is a registered trademark of Solvay Advanced Polymers, L.L.C., a company from which Nippon Oil purchases the raw resins for the manufacturing of Xydar®.

GTL

Nippon Oil is engaged in the development of gas to liquids (“GTL”) technology, which is a technology to produce refined petroleum products such as gasoline, gas oil and kerosene from natural gas. GTL technology is a promising technology that is expected to provide an alternative fuel source and diversify energy sources. Fuels produced using GTL technology are environmentally friendly, containing no sulfur or aromatics. Nippon Oil established Nippon GTL Technology Research Association with INPEX, Japan Petroleum Exploration Co., Ltd., Cosmo Oil, Nippon Steel Engineering Co., Ltd. and Chiyoda Corporation. Nippon GTL Technology Research Association has been conducting research since October 2006 to develop a commercially viable GTL technology and conducts research with Japan Oil, Gas and Metals National Corporation, an independent administrative corporation of the Japanese government. On April 16, 2009, the Nippon GTL Technology Research Association completed the construction of a demonstration plant in Niigata, Japan, which has the capacity to produce 500 barrels per day.

Intellectual Property

Nippon Oil’s business relies in part on proprietary refining and manufacturing technologies, proprietary rights in its products and processes, and on its ability to obtain patents, licenses and other intellectual property rights over such technologies from third parties.

Alliances

Nippon Oil relies on business tie-ups and alliances with domestic and overseas companies. Nippon Oil believes that domestic alliances, especially those with other refiners and distributors of petroleum products, help reduce costs in the refining and marketing segment by sharing, for example, oil terminals and oil tankers, and enhancing efficiency in distribution through engagement in barter transactions with alliance partners. Moreover, Nippon Oil believes that overseas alliances with foreign energy companies help capture overseas opportunities for oil and natural gas exploration and production as well as opportunities to market its refined petroleum products, particularly in Asia. Because Nippon Oil is one of the largest oil and natural gas explorers and producers in Japan, Nippon Oil believes it is an attractive alliance partner for overseas energy companies wishing to form an alliance in this area and intends to capitalize on its strong alliance prospects to pursue overseas opportunities.

Domestic Alliances

Idemitsu

Since 1995, Nippon Oil has maintained an alliance with Idemitsu in refining and distribution of refined petroleum products. Pursuant to this alliance, Nippon Oil supplies two million kiloliters per annum of products from the Mizushima and Osaka Refineries to Idemitsu. Nippon Oil’s supply to Idemitsu is subject to Idemitsu’s demand. Nippon Oil and Idemitsu engage in significant barter transactions of each other’s refined petroleum products, primarily in the area of low-octane gasoline.

Cosmo Oil

Since October 1999, Nippon Oil has maintained an alliance with Cosmo Oil in a wide range of areas including joint transportation of crude oil, refining and distribution of refined petroleum products lubricants and fuel cells. In particular, Nippon Oil and Cosmo Oil engage in significant barter transactions of each other’s refined petroleum products, primarily in the area of low-octane gasoline. Nippon Oil and Cosmo Oil also operate oil terminals through a joint venture company. Nippon Oil and Cosmo Oil cross-hold each other’s shares, with Nippon Oil holding approximately 1.0% of Cosmo Oil’s shares and Cosmo Oil holding approximately 0.3% of Nippon Oil’s shares.

Japan Energy

Since 2006, Nippon Oil has maintained an alliance with Japan Energy in various areas including oil and natural gas exploration and production, refining, distribution, fuel cells and research and development. In particular, Nippon Oil expects to consolidate the operations of its Mizushima Refinery and Japan Energy’s Mizushima refinery to cut operation costs. Nippon Oil and Japan Energy engage in significant barter transactions of each other’s refined petroleum products, primarily in the area of low-octane gasoline.

INPEX

Since February 2006, Nippon Oil has maintained an alliance with INPEX Corporation in oil and natural gas exploration and production. This alliance enables Nippon Oil to jointly develop oil and natural gas sources with the largest oil and natural gas exploration and production company in Japan and generate a stable supply of such sources. Nippon Oil and INPEX cross-hold each other’s shares, with Nippon Oil holding approximately 4.8% of INPEX’s shares and INPEX holding approximately 1.2% of Nippon Oil’s shares.

Overseas Alliances

SK Energy

Since January 2007, Nippon Oil has maintained an alliance with SK Energy, South Korea’s largest oil company, in oil and natural gas exploration and production, supply, petrochemicals, lubricants and overseas operations. Nippon Oil’s aim is to strengthen the refining and marketing segment and to expand its overseas business especially in Asia. Nippon Oil and SK Energy cross-hold each other’s shares, with Nippon Oil holding approximately 1.0% of SK Energy’s shares and SK holding approximately 1.0% of Nippon Oil’s shares. The term of the alliance expires on January 22, 2017, subject to automatic renewal.

CNPC

Since July 2004, Nippon Oil has maintained a business relationship with CNPC Group, pursuant to which Nippon Oil has undertaken crude oil processing for CNPC Group. Nippon Oil has deepened its business relationships into an alliance with CNPC Group in various business areas, including by signing a memorandum of understanding in April 2007 to expand their business relationship. Nippon Oil further signed a letter of intent with CNPC Group in May 2008, in which Nippon Oil agreed to operate the Osaka Refinery through a new joint venture company to be formed by Nippon Oil and CNPC Group. The focus of the Osaka Refinery is expected to be redirected to exports mainly to Asia. CNPC Group received approval to establish the joint venture company from the Chinese government in July 2009, and the two companies are currently considering details, including the timing of establishing the joint venture company.

Disaster Recovery Plan

Nippon Oil believes that it is critical to have a strong business continuity plan in case of natural disasters, including large earthquakes. Of Nippon Oil’s D.D. service stations, 737 D.D. service stations had redundancy equipment such as electricity generators and portable pumps as of March 31, 2009. Furthermore, Nippon Oil maintains an earthquake-resistant emergency command center in its Tokyo headquarters building. Nippon Oil’s Tohoku Branch Office has back-up capability if a natural disaster disrupts the operations of the Tokyo headquarters.

Seasonality

Nippon Oil’s business in general experiences seasonal fluctuations, but such fluctuations typically follow consistent patterns from year to year and have an insignificant impact on Nippon Oil’s overall results of operations.

Government Regulations

Nippon Oil’s business activities are subject to various governmental regulations in countries in which it operates. Nippon Oil’s business activities in Japan are subject to significant regulations including the following:

•	Law Regarding Stockpiling, etc. of Petroleum: a law designed to secure the stable supply of petroleum in Japan in case of any shortage in the supply of petroleum into Japan. The law and related regulations provide measures for the stockpiling of crude oil and refined petroleum products amounting to 70 days’ equivalent of oil Nippon Oil sold in Japan in the past 12 months. Under the law, Nippon Oil is subject to a range of powers of the Ministry of Economy, Trade and Industry of Japan (“METI”), including the power to inspect and to require the submission of reports and information.

•	Act on the Evaluation of Chemical Substances and Regulation of Their Manufacture, etc.: a law designed to regulate the manufacturing, importing and use, etc., of chemical substances to prevent environmental pollution. As a manufacturer and importer of certain specified chemical substances under the law, Nippon Oil is subject to a range of powers of METI, including the power to issue improvement orders and business suspension orders, to rescind permissions, to require the submission of reports and information and to conduct on-site inspections.

•	Gas Business Act: a law designed to protect the interests of gas users, to achieve the sound development of gas businesses, to ensure public safety and to prevent pollution by regulating the construction, maintenance and operation of gas facilities as well as the manufacturing and sale of gas equipment. As a gas business operator, Nippon Oil is subject to various regulations, such as requirements to keep business records, to report supply plans regarding gases to METI and to maintain appropriate gas equipment.

•	Electricity Business Act: a law designed to protect the interests of electricity users, to achieve the sound development of electricity businesses by regulating the manner of operation and management of electricity businesses, to assure public safety and to prevent environmental pollution. As an electricity supplier for wholesale or specified large scale demand, Nippon Oil is subject to the power of METI to regulate price and other terms and conditions of electricity supply transactions, as well as the power to order the amendment of trade terms if such terms and conditions could hinder the promotion of the public interest due to changes in social and economic circumstances.

•	Poisonous and Deleterious Substances Control Law: a law regulating the manner in which poisonous and deleterious substances may be manufactured, imported and used, from the perspective of public health. Under this law, Nippon Oil is registered with the Ministry of Health, Labour and Welfare (“MHLW”) and the

relevant local governments as a manufacturer, importer and distributor of poisonous and deleterious substances. Nippon Oil is subject to regulations of the law as well as the powers of the Minister of MHLW, including the power to require the submission of information and the power to conduct on-site inspections.

•	Construction Business Act: under the Construction Business Act, any person or company that intends to operate a construction business is required to obtain authorization to conduct a construction business from the Minister of the Ministry of Land, Infrastructure, Transport and Tourism (“MLIT”) or the governor of the municipal government of the relevant prefecture. The Act imposes various obligations on construction operators, such as the obligation to not subcontract their work in entirety, regardless of the method of subcontract. It also regulates the timing of payment to subcontractors, among other things.

In addition to the laws and regulations above, there is a wide range of permissions and registrations necessary for Nippon Oil to conduct its business, such as (i) the approval from the Ministry of Internal Affairs and Communications and METI to establish large oil depots under the Act for the Prevention of Disasters at Petrochemical Complexes, etc. of Japan, (ii) the permission from the relevant local government to be a manufacturer of high pressure gas under the High Pressure Gas Safety Act of Japan, (iii) the permission from the relevant local government to set up a specified facility discharging water into Seto Inland Sea under the Act on Special Measures concerning the Conservation of the Environment of the Seto Inland Sea of Japan, (iv) the permission from the governor of the relevant local government to set up an industrial water well in a specified area under the Industrial Water Act of Japan, (v) the permission from the Minister of MLIT to install an air navigation facility as specified by cabinet order under the Civil Aeronautics Act of Japan, (vi) the permission from the relevant local government to set up a facility for manufacturing, stockpiling and handling of dangerous goods under the Fire Service Act of Japan, and (vii) the notification to the governor of the relevant local government to establish designated factories under the Factory Location Act of Japan.

Overseas, Nippon Oil is subject to a number of laws and regulations in the jurisdictions in which it carries out its businesses or with which it has any business or other connections or activities. Such laws and regulations include, but are not limited to, those relating to oil and natural gas exploration and production, labor, public safety, tax and fiscal matters.

In addition, business operations of Nippon Oil are subject to a variety of environmental protection laws and regulations. See “— Environmental Matters” for further detailed information.

Organizational Structure

As of September 30, 2009, Nippon Oil had 51 consolidated subsidiaries and 26 equity method affiliates. The following table sets forth certain basic information for each of Nippon Oil’s principal consolidated subsidiaries and equity method affiliates, including their principal business activities and percentage of equity ownership held by Nippon Oil, either directly or indirectly.

	Country of
Name	Incorporation	Equity Ownership	Main Business
		(%)

Nippon Petroleum Refining Co., Ltd.	Japan	100.0	Refining and processing of refined petroleum products and petrochemicals
Nippon Oil Staging Terminal Co., Ltd.	Japan	100.0	Operation of petroleum storage and terminal facilities
Nippon Oil Tanker Corporation	Japan	100.0	Ocean transportation of crude oil and refined petroleum products
Nihonkai Oil Co., Ltd.	Japan	100.0	Operation of petroleum storage and terminal facilities

	Country of
Name	Incorporation	Equity Ownership	Main Business
		(%)

ENEOS Frontier Co., Ltd.	Japan	100.0	Sales of refined petroleum products
Nisseki Plasto Co., Ltd.	Japan	100.0	Manufacturing and sales of processed synthetic resin products including nonwoven materials
Wakayama Petroleum Refining Co., Ltd.	Japan	99.0	Manufacturing and sales of refined petroleum products
Okinawa CTS Corporation	Japan	65.0	Operation of petroleum storage and terminal facilities
Kawasaki Natural Gas Generation Co., Ltd.	Japan	51.0	Generation and supply of electricity
ENEOS CELLTECH Co., Ltd.	Japan	81.0	Development, manufacturing and sales of fuel cell systems
Nippon Oil (U.S.A.) Ltd.	U.S.A.	100.0	Sales of refined petroleum products
Nippon Oil Lubricants (America) LLC	U.S.A.	100.0	Manufacturing and sales of lubricants and grease
Nisseki Chemical Texas Inc.	U.S.A.	100.0	Manufacturing and sales of ethylidene norbornene (ENB) and other specialty chemicals and solvents
Atlanta Nisseki CLAF, Inc.	U.S.A.	100.0	Manufacturing and sales of nonwoven materials
Nippon Oil (Asia) Pte. Ltd.	Singapore	100.0	Purchasing and selling of crude oil and refined petroleum products
Nippon Oil Europe Ltd.	U.K.	100.0	Purchasing and selling of crude oil and refined petroleum products
Nippon Oil (Australia) Pty. Ltd.	Australia	100.0	Purchasing and selling of coal and mineral resources
Nippon Oil (Guangzhou) Lubricants Corporation	China	90.0	Manufacturing and sales of lubricants
Nippon Oil LC Film (Suzhou) Corporation	China	100.0	Manufacturing and sales of liquid crystal film products
Nippon Oil Exploration Ltd.	Japan	100.0	Overall control of exploration and production of oil and gas
Japan Vietnam Petroleum Co., Ltd.	Japan	97.1	Exploration and production of oil and gas in Vietnam
Nippon Oil Exploration (Malaysia), Ltd.	Japan	78.7	Exploration and production of oil and gas in Malaysia
Nippon Oil Exploration (Sarawak), Ltd.	Japan	76.5	Exploration and production of oil and gas in Malaysia
Nippon Oil Exploration (Berau), Ltd.	Japan	51.0	Exploration and production of oil and gas in Indonesia

	Country of
Name	Incorporation	Equity Ownership	Main Business
		(%)

Nippon Oil Exploration (Myanmar), Ltd.	Japan	50.0	Exploration and production of oil and gas in Myanmar
Nippon Oil Exploration U.S.A. Ltd.	U.S.A.	100.0	Exploration and production of oil and gas
Nippon Oil Exploration and Production U.K. Ltd.	U.K.	100.0	Exploration and production of oil and gas
MOCAL Energy Ltd.	Canada	100.0	Production of synthetic crude oil
Nippon Oil Exploration (Dampier) Pty Ltd.	Australia	100.0	Exploration and production of oil
NIPPO Corporation	Japan	57.2	Road construction and paving, civil engineering and planning, designing and construction of oil related facilities
Nippon Oil Real Estate Co., Ltd.	Japan	100.0	Purchase, sale, lease and management of real estate
Nippon Oil Trading Corporation	Japan	100.0	Sales of car-related items, leases of various machinery, administration of various types of insurance policies, travel agency business and operation of sports facilities
Nippon Oil Business Services Co., Ltd.	Japan	100.0	Accounting-related work, salary and benefit & welfare-related work on commission
Nippon Oil Information Technology Corporation	Japan	51.0	Commissioned development and operation of computer and communications systems
Mizushima LNG Co., Ltd.	Japan	50.0	Acceptance, storage and regasification of liquefied natural gas, and delivery of gas
Japan Oil Transportation Co., Ltd.	Japan	29.4	Land transportation of refined petroleum products
Tianjin Nisseki Lubricants & Grease Co., Ltd.	China	40.0	Production and sales of lubricants

Property, Plant and Equipment

As of September 30, 2009, Nippon Oil’s business operations were conducted through more than 10 principal manufacturing facilities in Japan and in other countries.

The following table sets forth information with respect to Nippon Oil’s principal property, plant and equipment as of September 30, 2009:

Location	Description	Principal Function	Land Space
			(Thousands of square meters)

Japan
Minato-ku, Tokyo	Head Office	Other facility	5,459
Ichikawa, Chiba	Ichikawa Oil Terminal & Others	Oil terminal	1,923	(1)
Yokohama, Kanagawa	Central Technical Research Laboratory	Research facility	73
Kawasaki, Kanagawa	Kawasaki Office	Oil terminal	488
Tokyo and other prefectures	Tokyo Branch & 12 Offices	Petroleum supply and office facility	1,295	(2)
Muroran, Hokkaido	Muroran Refinery	Refining facility	1,042
Yokohama, Kanagawa	Yokohama Refinery	Refining facility	460
Yokohama, Kanagawa	Negishi Refinery	Refining facility	2,270
Kurashiki, Okayama	Mizushima Refinery	Refining facility	1,527
Takaishi, Osaka	Osaka Refinery	Refining facility	966
Kuga, Yamaguchi	Marifu Refinery	Refining facility	659
Sendai, Miyagi	Sendai Refinery	Refining facility	1,508
Kawasaki, Kanagawa	Kawasaki Refinery	Refining facility	606
Oita, Oita	Oita Refinery	Refining facility	1,007
Toyama, Toyama	Nihonkai Oil Co., Ltd.	Oil terminal	613
Kainan, Wakayama	Kainan Plant	Refining facility	266
Kainan, Wakayama	Osaki Tank Farm Staging Terminal	Oil terminal	419
Kagoshima, Kagoshima	Kiire Staging Terminal	Oil terminal	1,941
Uruma, Okinawa	Okinawa Office	Oil terminal	N/A
Throughout Japan	Service stations and oil supply and sale facilities of ENEOS Frontier Co., Ltd. and two other companies	Oil supply and sale facilities	345
Kawasaki, Kanagawa	Kawasaki natural gas power plant	Other facility	N/A
Yokohama, Kanagawa	Nisseki Yokohama Building	Tanker	N/A
Toda, Saitama	Toda Asphalt Mixture Plant	Production facility	18
Outside Japan
United Kingdom	U.K. North Sea	Crude oil production facility	N/A
Liberia	Liberia	Tanker	N/A
Canada	Alberta	Synthetic crude oil production facility	N/A

(1)	77 thousand square meters of “Ichikawa Oil Terminal & Others” were leased properties.

(2)	962 thousand square meters of service stations included in “Tokyo Branch & 12 Offices” were leased.

As of September 30, 2009, Nippon Oil has pledged ¥549.4 billion of property, plant and equipment as collateral to secure its indebtedness.

The following table describes Nippon Oil’s current material plans to construct, expand or improve its facilities:

						Actual or
						Estimated	Estimated
		Intended	Investment Amount			Start	Completion
Company	Property	Facility Use	(Planned)		Method of Financing	Date	Date
				Amount of
				Expenditure
				Already
			Total	Paid
			(Millions of yen)

Nippon Oil	—	Construction of service stations	4,480	—	Equity capital, issuance of corporate bonds	—	—
Nippon Oil	—	Renovation of service stations	3,488	—	Equity capital, issuance of corporate bonds	—	—
Nippon Oil	—	Renovation of oil terminals	453	—	Equity capital, issuance of corporate bonds	—	—
Nippon Petroleum Refining Co., Ltd. (Negishi Refinery)	Isogo-ku, Yokohama, Kanagawa	Renovation of facility for ethyl tertiary butyl ether (ETBE) blended gasoline	6,100	280	Equity capital, borrowings	September 2008	December 2009

Employees

As of September 30, 2009, Nippon Oil had 13,869 employees, approximately half of whom were members of labor unions. As of that date, 12,968 employees were located in Japan and 901 employees were located overseas. Nippon Oil considers its labor relations to be good.

In addition to full-time employees, Nippon Oil employs a number of temporary and part-time employees. In the six months ended September 30, 2009, Nippon Oil employed an average of 5,264 temporary and part-time employees.

Legal Proceedings

On February 14, 2007, in connection with bids to supply refined petroleum products to the Defense Agency of Japan between April 1995 and November 1998, the Japan Fair Trade Commission ruled that 11 oil companies, including Nippon Oil, engaged in improper bidding practices and ordered to cease and desist from engaging in such practices for jet fuel. On March 15, 2007, Nippon Oil and two other oil companies filed a lawsuit in the Tokyo High Court to challenge the ruling. The Tokyo High Court dismissed the claim on April 24, 2009. Nippon Oil has determined not to appeal this dismissal.

In addition, in connection with the bids mentioned above, the Japan Fair Trade Commission ordered Nippon Oil to pay surcharges in the amount of ¥2.2 billion. On February 14, 2008, Nippon Oil challenged the order and requested a proceeding by the Japan Fair Trade Commission, and the proceeding is currently ongoing.

Other than the above, there are no pending material legal proceedings to which Nippon Oil is a party or of which any of its property is the subject.

Environmental Matters

Nippon Oil is subject to extensive environmental protection laws and regulations in Japan and other jurisdictions. Among these laws and regulations are the following laws of Japan: the Law Prohibiting Air Pollution, the Law Prohibiting Water Pollution, the Law Regarding Cleanup and Disposal of Waste Materials,

the Noise Regulation Act, the Vibration Regulation Act, the Act Pertaining to the Prevention of Marine Pollution and Maritime Disaster, and the Soil Contamination Countermeasures Act. Nippon Oil’s refining and marketing business produces substantial amounts of wastewater, gas and solid waste materials, and a substantial amount of work could be required to clean up the soil in closing a refinery or service station. Nippon Oil believes it thoroughly surveys its refineries, service stations and oil terminals for environmental compliance and invests substantially in improving its compliance. Nippon Oil also encourages independent owners of service stations in its network to evaluate the soil contamination risk and to prevent contamination before occurring.

Nippon Oil, like other Japanese companies in the industry, contributes to the IOPC Funds, which is part of an international regime of liability and compensation for oil pollution damage caused by oil spills from tankers. Under the regime, the owner of a tanker is liable to pay compensation up to a certain limit for oil pollution damage following an oil spill from a tanker. If that amount does not cover all the admissible claims, further compensation is available from the IOPC Funds. Nippon Oil believes that as single-hull tankers are increasingly replaced with double-hull tankers, the incidence of oil spills, and thus its contribution to the IOPC Funds, will decrease.

BUSINESS OF NIPPON MINING

Introduction

Nippon Mining is a diversified holding company that was incorporated in 2002 pursuant to the laws of Japan. Nippon Mining’s business includes two core businesses, petroleum and metals, each comprised of a wholly owned operating company and its subsidiaries and affiliates.

Nippon Mining’s registered office and principal executive offices are located at 10-1 Toranomon, 2-Chome, Minato-ku, Tokyo 105-0001, Japan. Nippon Mining’s Corporate Planning & Control Group Investor Relations telephone number is (81-3) 5573-5123. Nippon Mining’s agent of service in the United States, Irvine Scientific Sales Co., Inc., is located at 2511 Daimler Street, Santa Ana, CA 92705-5588 and its telephone number is (949) 261-7800.

Nippon Mining’s common stock is currently listed on the First Sections of the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange.

History and Development

Nippon Mining’s business started in 1905 with the acquisition by Fusanosuke Kuhara of the Hitachi Mine and the subsequent establishment of Nippon Mining Company, Limited in 1929. Between the 1930s and the 1960s, Nippon Mining Company, Limited expanded its business from metal mining and smelting to metal fabrication and petroleum exploration, refining and production. In the 1980s, Nippon Mining Company, Limited further expanded its operations to include the electronic materials and specialty metals production business, the precursor to Nippon Mining’s electronic materials operations. The 1988 acquisition of Gould Inc., a U.S. company, was Nippon Mining Company, Limited’s first major push to develop its electronic materials business overseas. In 1992, Nippon Mining Company, Limited transferred its resources and nonferrous metals business and metal fabrication operations to a newly established subsidiary, Nippon Mining & Metals Co., Ltd. Nippon Mining Company, Limited then merged with Kyodo Oil Co., Ltd., a leading petroleum wholesaler. The merged entity later changed its name to Japan Energy Corporation. In 1999, the electronic materials and specialty metals production businesses were transferred by Japan Energy to Nikko Materials Co., Ltd. and, in that same year, Japan Energy made Kashima Oil Co., Ltd. a subsidiary by increasing its shareholding in the firm.

In September 2002, Japan Energy and its subsidiary Nippon Mining & Metals established Nippon Mining Holdings, Inc. as their joint holding company through a share transfer conducted under the Japanese Commercial Code. As a result of the share transfer, Japan Energy and Nippon Mining & Metals became Nippon Mining’s wholly owned subsidiaries. In April 2003, Japan Energy split off its petroleum business to a newly established, wholly owned subsidiary, which is now the current Japan Energy. In October 2003, Nippon Mining & Metals split off its metal fabrication business to Nikko Metal Manufacturing Co., Ltd., a newly established wholly owned subsidiary of Nippon Mining, and the former Japan Energy spun off its electronic materials operations to Nikko Materials and merged into Nippon Mining. In April 2006, Nippon Mining formed a new Nippon Mining & Metals Co., Ltd. through the combination of the former Nippon Mining & Metals, Nikko Materials and Nikko Metal Manufacturing. Japan Energy now operates Nippon Mining’s petroleum businesses and Nippon Mining & Metals operates Nippon Mining’s metals, electronic materials, recycling and environmental services businesses.

In 2007, Japan Energy invested approximately ¥70 billion in a new petrochemical complex at its Kashima Oil Refinery. In January 2008, the new facilities commenced commercial operations, greatly increasing Japan Energy’s production capacity for aromatics, which are the base materials used in the manufacture of polyester, nylon and other synthetic fibers, as well as synthetic resins like polyethylene terephthalate, or PET, a material used to make plastic bottles and food trays. In order to pursue this project, Japan Energy and two partners formed the joint venture Kashima Aromatics Co., Ltd., in which Japan Energy acquired an 80% equity interest.

In February 2008, Japan Energy entered a master agreement in the LPG business with Itochu Corporation, Itochu Enex Co., Ltd., Osaka Gas Co., Ltd. and Nissho Petroleum Gas Corporation to study the feasibility of fully integrating the LPG businesses of all the parties, which range from procurement and production to retail operations. Pursuant to the agreement, in April 2009 Japan Energy, Itochu Enex and Nissho Petroleum Gas established a new company called Japan Gas Energy Corporation, that combined their import and wholesale LPG operations. Japan Energy holds 51% of the common shares of the new company, making it a consolidated subsidiary. This transaction did not and is not expected to have a material impact on Nippon Mining’s financial position and results of operations.

In June 2008, Nippon Mining, Toho Titanium Co., Ltd. and Chisso Corporation created a joint venture, Japan Solar Silicon Co., Ltd., and collectively invest ¥24 billion to construct a facility for mass production of polysilicon for photovoltaic power generation within the Kashima industrial complex in Ibaraki prefecture. Production is scheduled to begin in the year ending March 31, 2011.

Business Overview

Nippon Mining is a resources, materials and energy group with a particular focus on petroleum and metals, primarily copper. Nippon Mining’s petroleum business is operated through the Japan Energy Group and its metals business is operated through the Nippon Mining & Metals Group. In its other operations Nippon Mining is also engaged in a variety of other businesses through its direct and indirect subsidiaries, including producing titanium, manufacturing electric wires and optical and electronic components, logistics and functional support services.

Nippon Mining classifies its group operations into three broad businesses: petroleum, metals and other operations.

Nippon Mining further divides the petroleum business into three operating segments and the metals business into four operating segments. Below is a list of how Nippon Mining classifies its businesses.

•	The petroleum business is divided into the following operating segments:

•	Petroleum Exploration & Development — consists of exploration, development and production of oil and gas, mainly through equity method investments.

•	Petroleum Refining & Marketing — consists of petroleum refining and production of various petroleum products at refineries, as well as the supplying of petroleum-related products and services through Nippon Mining’s service station network.

•	Petrochemicals — consists of production and marketing of petrochemicals, ranging from basic chemical products to specialty chemical products, propylene and aromatic products for use as raw materials in synthetic fibers and resins.

•	The metals business is divided into the following operating segments:

•	Copper Resource Development — is primarily made up of Nippon Mining’s equity method investments in copper mines in South America, and also includes mines in the development stage.

•	Copper Smelting & Refining — engages in the smelting and refining of copper and other nonferrous metals at refineries located in Japan. This segment also incorporates an equity method investment in a smelter in Korea.

•	Recycling & Environmental Services and Other — consists of recycling of nonferrous metals and environmental services, such as disposal of industrial waste, as well as other related activities.

•	Electronic Materials — consists of sales of IT-related and other electronic materials, such as copper foil, sputtering targets, compound semiconductor materials and rolled copper products.

•	Other operations:

•	Other Operations — consists of manufacturing of titanium products, engineering and electronic cables businesses, as well as corporate divisions and the subsidiaries bearing support functions.

The table below shows the organization of Nippon Mining and some of the major subsidiaries and affiliated companies in the group.

Nippon Mining’s businesses rely in part on proprietary refining and manufacturing technologies, proprietary rights in its products and processes and brands in its other businesses. Nippon Mining also relies in part on its ability to obtain patents, licenses and other intellectual property rights over such technologies.

Revenues for the petroleum, metals and other operations businesses and the percentage of each out of total revenues for the six months ended September 30, 2009 and 2008, and for the fiscal years ended March 31, 2009 and March 31, 2008 are shown in the following tables. The information in the tables below and other information disclosed elsewhere that is derived from Nippon Mining’s management reports has been prepared on the basis of Japanese GAAP. A reconciliation of the total revenues below to total revenues under U.S. GAAP is in Note 13 to Nippon Mining’s unaudited consolidated financial statements and in Note 21 to Nippon Mining’s audited annual consolidated financial statements, included elsewhere in this prospectus.

	Six Months Ended September 30,
	2009		2008
		Percentage of		Percentage of
	Revenues	Total Revenues	Revenues	Total Revenues
	(Millions of yen except percentages)

Petroleum	¥1,101,182	74.2	¥1,797,825	75.1
Metals	353,773	23.8	557,403	23.3
Other Operations	29,730	2.0	39,414	1.6

Subtotal	1,484,685	100.0	2,394,642	100.0

Eliminations	(15,254)		(16,133)

Total	¥1,469,431		¥2,378,509

	Fiscal Year Ended March 31,
	2009		2008
		Percentage of		Percentage of
	Revenues	Total Revenues	Revenues	Total Revenues
	(Millions of yen except percentages)

Petroleum	¥3,116,129	75.9	¥3,193,934	72.8
Metals	902,127	22.0	1,119,645	25.5
Other Operations	84,710	2.1	76,538	1.7

Subtotal	4,102,966	100.0	4,390,117	100.0

Eliminations	(37,907)		(50,645)

Total	¥4,065,059		¥4,339,472

Revenues per geographic market and the percentage of each geographic segment’s revenues out of total revenues for the fiscal years ended March 31, 2009 and March 31, 2008 are shown in the following table. Revenues are attributed to each region based on where the customers are located. The information in the table has been prepared based on U.S. GAAP.

	Fiscal Year Ended March 31,
	2009		2008
		Percentage of		Percentage
	Revenues	Total Revenues	Revenues	of Total Revenues
	(Millions of yen except percentages)

Japan	¥2,816,712	80.6	¥3,143,317	82.6
Overseas	678,141	19.4	660,609	17.4

Total	¥3,494,853	100.0	¥3,803,926	100.0

Petroleum

Overview

Nippon Mining oversees a broad array of businesses in its petroleum business, which consists of petroleum exploration & development, petroleum refining & marketing, and petrochemicals segments. For the fiscal year ended March 31, 2009, the petroleum business was Nippon Mining’s largest business in terms of revenues, based on management reports. The petroleum business is operated by the Japan Energy Group.

As part of its exploration and development activities, Nippon Mining operates an oil and gas field in Niigata, Japan, and holds interests in oil fields in the United Arab Emirates, Qatar and Papua New Guinea. In addition, Nippon Mining is involved in exploration and development projects aimed at realizing new production with particular focus on Japan, Southeast Asia and Oceania.

Nippon Mining conducts all of its petroleum refining and processing within Japan. Nippon Mining’s three refineries produce a broad range of petroleum products, from gasoline and other fuels to petrochemicals. Marketing and distribution are conducted nationwide via Nippon Mining’s JOMO service station network, through which Nippon Mining provides products and services that aim to achieve a high level of customer satisfaction. The JOMO brand is used in marketing Japan Energy’s products and services to consumers. By promoting the “Value Style” concept throughout Japan and developing a network of self-service stations, Nippon Mining believes JOMO has established a strong brand identity.

In the petrochemicals segment of its petroleum business, Nippon Mining manufactures and markets products including paraxylene, which is an important raw material for polyester fibers and PET resin, as well as benzene, cyclohexane, propylene and normal paraffin. Nippon Mining believes it is the world’s fourth-largest seller of paraxylene, based on external sales volume, and one of Asia’s leading aromatic product manufacturers.

Petroleum Exploration & Development

Nippon Mining engages in petroleum exploration and development activities to support its petroleum refining and marketing operations, which are the mainstay of its petroleum business. Nippon Mining has been engaged in petroleum exploration and development in various domestic and overseas locations since launching its oil field exploration in Akita prefecture in 1914; however, these exploration and development activities account for a small portion of Nippon Mining’s business today. Nippon Mining currently engages in exploration and development of crude oil and natural gas through equity method affiliates and consolidated subsidiaries located in Japan, Southeast Asia, Oceania and the Middle East.

In Japan, Nippon Mining’s petroleum exploration and development operations are conducted primarily through Japan Energy Development Co., Ltd., which produces natural gas, crude oil, iodine and other products from its Nakajo Oil and Gas Field in Niigata prefecture. Petroleum exploration operations are under way in Sanriku Oki, off the coast of Aomori prefecture, in Sado Oki, off the coast of Niigata prefecture and in Hokkaido prefecture in northern Japan. Japan Energy Development is also engaged in petroleum exploration in deep water parts of the Pacific Ocean and Sea of Japan.

Nippon Mining acquired an interest in an offshore oil field in Malaysia in April 2008, and in June 2008 Nippon Mining was awarded an offshore exploration block in northwestern Australia. In August 2009, Nippon Mining acquired a 15% participating interest in an offshore exploration block in the Timor Sea.

In the fiscal year ended March 31, 2009, crude oil entitlements of Nippon Mining’s consolidated subsidiaries and equity method affiliates amounted to approximately 4% of the crude oil required for its oil refining business.

Petroleum Refining & Marketing

Petroleum Refining

Nippon Mining is one of the leading oil refiners in Japan. According to the Petroleum Association of Japan, the Japan Energy Group was the sixth largest oil refiner in Japan in terms of total sales volume of fuels for the fiscal year ended March 31, 2009.

Nippon Mining’s refining and production operations process crude oil into refined petroleum products, including:

•	gasoline for use in automobiles;

•	naphtha for use in production of petrochemicals;

•	jet fuel for use in aircraft;

•	kerosene for use in heating homes;

•	gas oil for use in automobiles, trains and other machinery;

•	fuel oil A, fuel oil C and other heavy oils for use in heating buildings as well as operation of boats and heavy machinery;

•	LPG for use in heating, air conditioning and industrial applications;

•	lubricant oil for use in machinery and engines; and

•	petrochemicals for use in manufacturing of synthetic fibers, plastics and paints.

Nippon Mining operates two oil refineries in Japan: the Kashima Oil Refinery in Ibaraki prefecture and the Mizushima Oil Refinery in Okayama prefecture. Nippon Mining also operates the Chita Oil Refinery in Aichi prefecture, which currently functions primarily as a petrochemicals production facility and no longer refines oil. In the fiscal year ended March 31, 2009, Nippon Mining’s Kashima and Mizushima oil refineries processed 23.0 million kiloliters of crude oil, representing approximately 10.27% of Japan’s total domestic output. In the fiscal year ended March 31, 2009, Nippon Mining proactively implemented energy-saving and other environmental mitigation measures at its refineries in Mizushima, Chita, and Kashima. As part of these efforts, Nippon Mining upgraded the energy efficiency of the Chita Oil Refinery’s petrochemical production facilities in June 2008. In April 2009, Nippon Mining and Idemitsu Kosan Co., Ltd., concluded an agreement pursuant to which Nippon Mining’s Chita Oil Refinery will be connected to Idemitsu Kosan’s Aichi Oil Refinery with a newly built pipeline. Nippon Mining will use the pipeline to supply hydrogen to Idemitsu Kosan, which, in return, will supply butane and decant oil to Nippon Mining. This project is part of a joint initiative by the two companies to strengthen operational ties in the Chukyo region.

The Kashima Oil Refinery is Nippon Mining’s largest refining facility and is operated by a subsidiary, Kashima Oil. It had capacity to process 270,000 barrels of crude oil per day as of September 30, 2009, including 60,000 barrels per day of condensate processing capacity. In January 2008, the Kashima Oil Refinery began operating desulphurization equipment, with a production capacity of 27,000 barrels per day. This operation removes sulfur content from middle distillates produced by the condensate splitter. Principal products of the Kashima Oil Refinery include gasoline, naphtha, jet fuel, kerosene, gas oil, fuel oil A, fuel oil C, LPG and paraxylene and other petrochemicals. In April 2008, the Kashima Factory temporarily shut down its petrochemical production operations due to a fire in one of its paraxylene units, but it resumed petrochemical production in June 2008 after implementing recurrence prevention measures.

The Mizushima Oil Refinery had capacity to process 240,200 barrels of crude oil per day as of September 30, 2009. The Mizushima Oil Refinery produces a range of high value-added products, including normal paraffin, lubricating oil and needle coke used to produce electrodes employed in steelmaking. The refinery has the capacity to process heavier oil due to the expansion of a heavy oil cracking unit that was completed in April 2007. In addition, the Mizushima Oil Refinery and the Kashima Oil Refinery can produce sulfur-free (sulfur content of less than 10 parts per million) gasoline and gas oil.

The following table sets forth the average refining capacity and utilization rate of each of Nippon Mining’s oil refineries for the periods shown:

	Six Months Ended September 30,				Fiscal Year Ended March 31,
	2009		2008		2009		2008
	Capacity	Utilization Rate	Capacity	Utilization Rate	Capacity	Utilization Rate	Capacity	Utilization Rate
	(Thousand	(Percent)	(Thousand	(Percent)	(Thousand	(Percent)	(Thousand	(Percent)
	barrels per day)		barrels per day)		barrels per day)		barrels per day)

Mizushima	215	76%	205	96%	205	91%	205	89%
Kashima	270	74	270	60	270	77	232	89

Total	485	75%	475	76%	475	83%	437	89%

Much of the gasoline and fuel produced in Nippon Mining’s refining operations is sold through its midstream marketing and distribution business. In the fiscal year ended March 31, 2009, Nippon Mining sold through JOMO stations 75.7% of the automobile fuel produced in its refining operations.

Nippon Mining procures the crude oil used in its oil refining business from countries outside Japan, particularly from countries in the Middle East. For the fiscal year ended March 31, 2009, Nippon Mining procured approximately 94.5% of the crude oil used in its petroleum refining business from countries in the Middle East.

Approximately 84% of the crude oil Nippon Mining obtains from third parties is purchased through contracts, typically with a term of one year or less. Prices are based mainly on spot market prices for Dubai crude oil. The remainder of the crude oil procured by Nippon Mining is purchased on the spot market.

Petroleum Marketing

Nippon Mining primarily markets gasoline, gas oil and other automobile-related refined petroleum products through a network of service stations located throughout Japan under the “JOMO” brand name. There were 3,269 JOMO service stations as September 30, 2009, of which 758 were self-service stations. Through this unified distribution strategy, Nippon Mining believes it can implement consistent pricing policies, maintain product and service quality standards and efficiently manage the retail distribution in its principal market. In July 2008, Nippon Mining merged 13 petroleum product sales subsidiaries with a subsidiary that administered them to establish a single subsidiary, JOMO-NET, in order to enhance efficiency. In November 2008, Nippon Mining introduced a pricing system that is keyed off of weekly wholesale market prices for refined petroleum products and is based on a formula that sets sales prices in advance. Market prices for gasoline and other refined petroleum products in turn are driven by crude oil prices and inventory levels, as well as changes in supply and demand, inter-dealer markets and overseas market conditions. This pricing system helps management to make timely decisions to adjust the volume of petroleum products procured from other refiners and to strike an appropriate balance between domestic sales and exports. Previously, Nippon Mining had updated its sales prices monthly based on its crude oil costs.

As of September 30, 2009, 31.7% of JOMO service stations were owned directly by Nippon Mining, and the remainder were owned by third-party dealers. The JOMO network is the sixth largest network of retail service stations in Japan in terms of number of stations and gasoline sales volume as of and for the fiscal year ended March 31, 2009, according to Sekiyu Tsushin K.K. Nippon Mining held a domestic market share in fuel sales of approximately 10.0% based on sales volume of gasoline, naphtha, jet fuel, kerosene, gas oil and heavy oil, including fuel oil A, B and C, in the fiscal year ended March 31, 2009, according to METI. Nippon Mining’s market for refined petroleum products and petrochemicals encompasses all regions of Japan as well as certain markets overseas, including those in China and other Asian countries.

Nippon Mining has refining capacity in its refineries sufficient to produce approximately 85.5% of the refined petroleum products it currently distributes. The remainder of the refined petroleum products distributed by Nippon Mining are procured from third-party suppliers.

In order to improve efficiency in distribution, Nippon Mining also conducts barter transactions with other Japanese oil refiners. These transactions, common in the Japanese oil industry, permit Nippon Mining to lower overall costs by facilitating coverage of supply imbalances in refined petroleum products arising from temporal and geographic differences in demand. During the fiscal year ended March 31, 2009, approximately 28% by volume of Nippon Mining’s sales of refined petroleum products and petrochemicals were sold in barter transactions. Revenues from barter transactions are presented on a net basis under U.S. GAAP.

Nippon Mining provides additional services aimed at promoting customer loyalty and improving its sales and distribution performance. In collaboration with Toyota Finance Corporation, the Japan Energy Group issues “JOMO Card Plus” and “JOMO Card Light” credit cards, which provide customers with discounts on gasoline, as well as some discounts on automotive products and services. As of March 31, 2009, over 1.1 million cards have been issued. Also, at many locations, non-petroleum related stores such as convenience stores, dry cleaners, fast food restaurants and hair salons have been annexed to JOMO service stations.

Nippon Mining’s sales in its petroleum business are affected by changes in climate and weather conditions from year to year, particularly for products such as kerosene, for which demand levels and prices fluctuate significantly in response to prevailing climate and weather conditions. Although the petroleum industry in Japan typically experiences seasonal fluctuations in demand within any particular year, such variations typically follow consistent patterns from year to year and have little impact on Nippon Mining’s overall revenues.

In order to satisfy Japanese law and regulations, Nippon Mining must hold a stockpile of crude oil and refined petroleum products amounting to 70 days’ equivalent of oil it sold in Japan in the past 12 months. Nippon Mining must also hold government-controlled reserves of petroleum on behalf of the Japanese government as part of Japan’s strategic petroleum reserve. Government-controlled reserves are held in crude oil only.

Nippon Mining also markets and distributes LPG in Japan as part of its petroleum business. However, the Japanese LPG industry has been facing a difficult business environment due to fluctuating prices of LPG imports and sluggish growth prospects caused by fierce competition with other energy sources. In order to boost efficiency in LPG operations, in April 2009, Nippon Mining, Itochu Enex and Nissho Petroleum Gas established a new company, Japan Gas Energy, that combines their import and wholesale LPG operations. Japan Energy holds 51% of the common shares of the new company, making it a consolidated subsidiary. In the fiscal year ended March 31, 2008, the three companies and their partners in the LPG business alliance, Itochu and Osaka Gas, imported a total of approximately 1.36 million metric tons of LPG and had combined domestic sales of approximately 2.25 million metric tons of LPG. The combination of the LPG businesses will make Japan Gas Energy the third largest LPG company in Japan.

Nippon Mining is also developing hydrogen and fuel cell technologies. In the fiscal year ended March 31, 2009, Nippon Mining actively participated in a large-scale government-sponsored program to study the feasibility of stationary fuel cells. Nippon Mining is also operating mobile hydrogen refueling stations based at the Funabashi tank farm as part of a fuel cell vehicle demonstration project. In July 2008, Nippon Mining advanced a waste plastic recycling technology it has been developing to the commercialization stage, becoming the first domestic oil company to commercialize such a technology.

Petrochemicals

Nippon Mining’s petrochemicals segment includes the production and marketing of both basic chemical products, principally aromatic products, and specialty chemical products, mainly consisting of solvents, industrial cleaners and latent coldness storage materials.

Nippon Mining’s aromatic products include paraxylene, cyclohexane and benzene, toluene and xylene, or BTX, products, which are used as basic component materials for synthetic fibers, synthetic resins and other products. In 2001, Nippon Mining’s Chita Oil Refinery suspended operation of its crude distillation unit and now primarily manufactures petrochemicals, including paraxylene. In late 2007, Nippon Mining completed construction of new petrochemical production facilities at the Kashima Oil Refinery. The facilities began commercial operations in January 2008 and as a result, Nippon Mining in total can produce 1.02 million metric tons of paraxylene and 520,000 metric tons of benzene per year. Approximately 85.3% of these products were sold to overseas customers in other parts of Asia in the fiscal year ended March 31, 2009. Nippon Mining believes that with its increased paraxylene production capacity it is the fourth largest producer globally of paraxylene in terms of commercial sales volume.

Other basic chemical products produced by Nippon Mining include normal paraffin, a raw material for surface-active agents, as well as propylene, a material for making polypropylene resins, with an integrated system of production starting from crude oil refining.

Specialty chemical products produced by Nippon Mining include mainly environmentally friendly industrial cleaners. In the fiscal year ended March 31, 2009, Nippon Mining focused on boosting sales of industrial cleansers and environmentally friendly solvents and popularizing its proprietary eCOJOULE® latent coldness storage material that helps to reduce greenhouse gas emissions.

In lubricating oil operations, in the fiscal year ended March 31, 2009, Nippon Mining pursued development and expansion of domestic sales of highly functional, environmentally friendly lubricating oil products while also endeavoring to expand its lubricating oil operations in China. In calendar year 2008, Nippon Mining debuted two new lubricating oil products: JOMO Slidus HP in July and JOMO Bio Dritus in November. The former is a high-flash-point specialty oil for sliding surfaces; the latter is an environmentally friendly biodegradable oil for jackhammers.

China and other Asian countries are considered particularly important markets for sales of petrochemicals, an increasingly important and growing business for Nippon Mining. Nippon Mining believes it is one of the leading suppliers of aromatic products in Asia.

Metals

Overview

Nippon Mining’s metals business is operated by Nippon Mining & Metals, a wholly owned subsidiary, and represents Nippon Mining’s second largest business in terms of revenues, based on management reports. The metals business includes a wide range of business related to nonferrous metals, primarily copper, and is composed of copper resource development, copper smelting and refining, recycling and environmental services and electronic materials segments. Nippon Mining, combined with its equity-method affiliate LS-Nikko Copper Inc., was the second largest producer of refined copper in the world for the calendar year 2008, according to data published by Brook Hunt & Associates Ltd., a U.K.-based research company. Nippon Mining believes it has a strong position in global markets for several IT-related materials, including high-purity copper sputtering targets for semiconductors and indium tin oxide targets used to form transparent conductive films for flat-panel displays.

In the area of copper resource development, Nippon Mining is seeking to secure a more reliable supply of ore, as well as investment returns, through investments in promising mine development projects. Nippon Mining has interests in three mines in Chile. Nippon Mining has also acquired rights in the Caserones copper deposit in Chile and the Quechua copper deposit in Peru and is conducting feasibility studies for both deposits.

Nippon Mining’s copper smelting and refining activities are operated by Pan Pacific Copper Co., Ltd. (“PPC”), a consolidated subsidiary formed in partnership with Mitsui Mining & Smelting Co., Ltd. The subsidiary is responsible for Nippon Mining’s copper smelting and refining operations, with three production bases in Japan that accounted for approximately 39% of Japan’s total copper production in the fiscal year ended March 31, 2009, based on data published by the Agency for Natural Resources and Energy in Japan.

Copper Resource Development

In the copper resource development segment of the metals business, Nippon Mining focuses on obtaining needed raw materials for its other metals operations.

Nippon Mining currently invests in five overseas copper mines, two of which do not yet produce copper but are both undergoing feasibility studies. The following diagram shows Nippon Mining’s interests in mining projects located in Chile and Peru as of September 30, 2009.

The investments in the Los Pelambres, Escondida and Collahuasi mines were made primarily to secure access to copper concentrate and other raw materials needed for Nippon Mining’s metals production business, as well as to generate a return from the mining activities. Other than as an investor and a purchaser of production, Nippon Mining does not currently participate in the development and operation of copper mines and related facilities.

Nippon Mining’s interest in Minera Los Pelambres is through a 60% consolidated subsidiary that owns a direct 25% interest in Minera Los Pelambres and is accounted for using the equity method. Nippon Mining’s interest in Collahuasi is through a 30% equity-method investment that owns a direct 12% interest in Coallahuasi and is accounted for at cost. Nippon Mining’s interest in Minera Escondida Limitada (“Escondida”) is through a 20% equity-method investment that owns a 10% interest in Escondida and is accounted for at cost.

While the mine interests held by Nippon Mining or its equity-method affiliates generally do not confer direct ownership of mineral rights or rights to preferential price treatment, they generally help Nippon Mining gain preferential access to raw materials embodied in long-term copper concentrate supply agreements.

Nippon Mining has interests in two copper deposits which do not yet produce copper but are both undergoing feasibility studies. In May 2006, Nippon Mining acquired an interest in the Caserones copper deposit, located in Chile, and is now conducting a feasibility study of the deposit with a view to combined production of copper concentrates, molybdenum and refined copper through the solvent extraction-electrowinning, or SX/EW, process at or around the planned mine site. In March 2008, Nippon Mining acquired an interest in the Quechua copper deposit, located in Peru.

Copper Smelting & Refining

After obtaining copper concentrate and other raw materials, Nippon Mining smelts and refines them to produce refined copper. Nippon Mining’s copper smelting and refining activities are operated by PPC, a consolidated subsidiary of which 34% of the equity is owned by Mitsui Mining & Smelting. Nippon Mining has three production bases for smelting and refining in Japan that produced approximately 582,000 metric tons of refined copper in the fiscal year ended March 31, 2009, or approximately 39% of Japan’s total copper production that year, according to data published by the Agency for Natural Resources and Energy in Japan.

Nippon Mining conducts copper smelting and refining operations within Japan at the Saganoseki Smelter & Refinery in Oita prefecture, the Hitachi Works in Ibaraki prefecture and the Tamano Smelter in Okayama prefecture. Nippon Mining also conducts copper smelting and refining operations in Korea through its equity-method affiliate LS-Nikko Copper. As of March 31, 2009, Nippon Mining had a copper cathode production capacity of approximately 615,000 metric tons, excluding LS-Nikko Copper.

The Saganoseki Smelter & Refinery produces refined copper, gold, silver and other precious metals and sulfuric acid, among other materials. The Hitachi Works, which does not have independent smelting facilities, produces refined copper in conjunction with the Saganoseki Smelter & Refinery. The Saganoseki Smelter & Refinery and the Hitachi Works jointly have an annual refined copper production capacity of approximately 450,000 metric tons as of March 31, 2009.

At the Tamano Smelter, annual capacity for refined copper production was increased to approximately 260,000 metric tons in the fiscal year ended March 31, 2007. Nippon Mining is entitled to a pro rata share of approximately 165,000 metric tons due to its capital participation via a subsidiary.

The Tamano Smelter of Hibi Kyodo Smelting Co., Ltd., the Saganoseki Smelter & Refinery and the Hitachi Works of Nikko Smelting and Refining use the waxless permanent cathode method to supply high quality refined copper. Nippon Mining distributes the metals produced in the Saganoseki Smelter & Refinery and in the Hitachi Works, as well as some of the Tamano Smelter production, pursuant to term contracts, typically effective for the calendar year. Under such contracts, Nippon Mining typically commits to sell a specified volume of metal during the term of the agreement.

The Onsan Smelter & Refinery, located in Korea and operated by LS-Nikko Copper, had an annual copper smelting capacity of approximately 560,000 metric tons as of March 31, 2009. The Onsan Smelter & Refinery produces refined copper, precious metals and sulfuric acid, among other materials. These products are sold primarily in Korea through distribution channels independent from those of the two Japanese facilities.

Nippon Mining procures all of the copper concentrate used in its smelting and refining business from sources outside Japan. Prices for copper have historically been volatile and the world supply of copper concentrate has become constrained owing to declines in worldwide reserves of ore with high copper content and the effect of increasing demand for copper concentrate from China and India. In order to secure a stable supply of copper, Nippon Mining relies to a significant extent on supply from a limited number of foreign mining complexes in which it has made investments or with which it has otherwise concluded long-term supply agreements. In the fiscal year ended March 31, 2009, approximately 43% of the copper concentrate purchased in Nippon Mining’s smelting and refining business came from mines in which it made investments. The remainder of copper concentrate used was procured through long-term or other contracts with unrelated parties from copper mines in Chile, Indonesia, Australia, Peru and other countries.

The agreements pursuant to which Nippon Mining procures copper concentrate from suppliers have terms typically of three to ten years in duration. These agreements establish the volume of concentrate to be sold and purchased, delivery conditions and formulae for the calculation of purchase price, among other terms. Under these agreements, the price for copper concentrate is determined by subtracting the smelting margin, called treatment and refining charges, from the market prices for refined metals. Treatment and refining charges are negotiated annually, taking into account the supply and demand balance in the market for copper concentrate. An insufficient supply of copper concentrate in the market tends to result in lower treatment and refining charges. These agreements also generally include force majeure provisions that excuse the supplier’s obligation to deliver concentrate upon the occurrence of certain events beyond the control of the parties, such as acts of nature, strikes, fires, floods, wars or government action, among others.

Recycling & Environmental Services and Other

Nippon Mining’s recycling and environmental services and other segment consists mainly of the recycling business, in which copper and precious and rare metals are recovered from recycled materials, and the environmental business, in which industrial waste materials are detoxified.

Within Japan, Nippon Mining has four waste treatment facilities in Hokkaido, Ibaraki, Toyama and Fukui prefectures for its environmental business. Nippon Mining also operates the Hitachi Metal Recycling Complex, or HMC, in Ibaraki prefecture with hydrometallurgical process equipment and a copper recovery furnace. HMC processes recycled raw materials, mainly generated in the Tokyo metropolitan area, to recover 16 metals, including rare metals and platinum group metals. In addition, low-grade recycled materials previously processed by the Saganoseki Smelter & Refinery and intermediate products generated during smelting processes are used as inputs for recycling at HMC. HMC recovers the metals through a process that combines hydro- and pyro-metallurgical processes. Some of the metals recovered are used as raw materials in Nippon Mining’s electronic materials operations.

Overseas, Nippon Mining has established a facility in Taiwan for collection and pre-treatment of copper and precious metal-bearing scraps. The collected scraps will be treated at the Saganoseki Smelter & Refinery and HMC.

Electronic Materials

Nippon Mining’s electronic materials segment employs sophisticated technologies, including high purification, high-density sintering, surface treatment and precision rolling and processing, to manufacture electronic materials products. Nippon Mining’s primary electronic materials products are copper foil, thin-film forming materials, compound semiconductor materials, precision rolled materials and precision fabricated materials.

Copper foil is incorporated in the printed circuit boards of computers, mobile phones and other electronic devices. Nippon Mining produces two categories of copper foil: electro-deposited copper foil and treated rolled copper foil. Electro-deposited copper foil is used for rigid printed circuit boards, or rigid PCBs, while treated rolled copper foil is used for flexible printed circuit boards, or flexible PCBs. PCBs are incorporated into a variety of electronic devices, including mobile phones, hard disk drives, optical pickups and flat panel displays.

Nippon Mining believes it has a strong position in global markets for sputtering targets, which are thin-film forming materials used in semiconductors, flat panel displays, storage components and other electronic components. Nippon Mining believes it has a strong position in global markets for high-purity copper sputtering targets for semiconductors, as well as for indium tin oxide targets used to form transparent conductive film of flat-panel displays. Nippon Mining also produces magnetic sputtering targets for magnetic recording media, like hard disks, as well as sputtering targets for compact discs, DVDs and other phase change optical discs.

Nippon Mining also manufactures compound semiconductor materials, which are semiconductors composed of two or more elements. Compound semiconductors feature superior optical and electrical characteristics as compared to single element semiconductors, and thus are useful for various special-function devices.

In July 2009, Nippon Mining began operating a production facility with an annual capacity of 300 metric tons of cathode materials for automotive lithium ion batteries on the site of the Isohara Works in Ibaraki prefecture.

In metal manufacturing operations, Nippon Mining manufactures rolled copper products and other precision rolled materials. Precision rolling operations are carried out principally at the Kurami Works in Kanagawa prefecture. Nippon Mining’s products are widely used as wiring materials for connectors, lead frames and flexible printed circuits in IT equipment, such as computers and mobile phones, and household electronics. Nippon Mining’s precision rolled products offer strength and high electro-conductivity, as well as high thermal resistance, bend formability and bending resistance properties. It has the leading market share in Japan for phosphor bronze used in connectors in a wide range of electrical and electronic devices, according to data published by Japan Copper and Brass Association.

Metal manufacturing operations also include the manufacture of precision fabricated products. In the precision fabricating business, Nippon Mining’s integrated system for the production of gold-plated materials covers not only rolling, plating, and pressing but also designing and producing molds. The gold-plated materials are widely used in IT applications and connectors in automobiles. Nippon Mining’s precision fabrication operations are carried out mainly by a wholly owned subsidiary, Nikko Fuji Electronics Co., Ltd.

Other Operations

Overview

Nippon Mining’s other operations segment, through subsidiaries and affiliates, engages in titanium production, electric wire and cable manufacture, land transport and other businesses. The other operations segment also provides administrative and support services to other Nippon Mining business units. In this segment, major companies include:

•	Toho Titanium, an integrated titanium manufacturer with an extensive product lineup that includes titanium metals, catalysts and electronic materials;

•	Tatsuta Electric Wire & Cable Co., Ltd., an integrated electric wire manufacturer also active in the optical and electronic components markets; and

•	Maruwn Corporation, a comprehensive logistics company.

To increase efficiencies, common administrative tasks of the Nippon Mining group, such as financing, administrative services, environmental management, research and consulting, materials procurement and IT planning and management, are conducted by a range of functional support companies in this segment, including Nippon Mining Finance Co., Ltd.

Research and Development

Nippon Mining engages in research and development activities in a number of areas, including fuel cell systems, petrochemicals, mining technologies, recycling metal resources and photovoltaic power generation. Nippon Mining’s research and development costs were ¥13.2 billion in the fiscal year ended March 31, 2009 and ¥11.8 billion in the fiscal year ended March 31, 2008.

Fuel-Cell Systems

Nippon Mining’s Japan Energy Group participates in large-scale experiments with stationary fuel cells run by the New Energy Foundation. From the project’s start through to March 2009, Japan Energy has installed a total of 144 LPG fuel cell systems in homes and gathered data on their operation.

Japan Energy is developing kerosene desulfurization catalysts and reforming catalysts for hydrogen manufacturing for fuel cells, as well as participating in a development project for an advanced solid oxide fuel cell system.

Japan Energy is also conducting research on energy-efficient, compact “reforming reactors” that use hydrogen separation membranes and an “organic hydride method” of storing and supplying hydrogen in the same way as gasoline.

Petrochemicals

Japan Energy developed the latent heat storage material eCOJOULE®, which utilizes the material properties of normal paraffin, and began sales in July 2008. When normal paraffin undergoes a phase change from liquid to solid

(solidifying) or from solid to liquid (melting), it is able to store or release thermal energy. By utilizing normal paraffin’s phase-change cooling or heating properties, it can be used as an efficient latent heat storage material. This is achieved by producing a material that will undergo a phase change at a certain temperature within the human comfort range. At present, eCOJOULE® in stick form is inserted into existing air-conditioning system water tanks to even out the electricity load, thereby enhancing energy efficiency.

Mining Technologies

Nippon Mining engages in research and development activities relating to smelting and refining technologies, bio-mining application and hydro-metallurgical processes for primary copper sulfide concentrates, recycling processes of scrap metals and other areas. Nippon Mining is developing a hydrometallurgical refining process based on its proprietary method, the Nikko Chloride Process, which enables effective recovery of copper and gold from low-grade copper concentrate. Nippon Mining, in cooperation with Newcrest Mining Limited, is conducting demonstration tests for commercial applications of the process at a pilot plant in Perth, Australia. A joint venture with the Chilean national copper company, Corporacion Nacional del Cobre de Chile, or Codelco, is conducting research on using microorganisms for mining.

Recycling Metal Resources

Nippon Mining is promoting the recycling of metal resources from urban waste by using technologies and know-how accumulated through its mining and smelting and refining operations. In March 2009, Nippon Mining completed construction of new recycling facilities in Hitachi City, Ibaraki prefecture, as part of the HMC project. Taking advantage of its close proximity to the Tokyo metropolitan area, Nippon Mining increased the capacity for the collection of materials for recycling and recovery of 16 different metals, including precious and rare metals by a process combining hydro-metallurgical and pyro-metallurgical processes. The metals recovered at the HMC Works are used as some of the raw materials for Nippon Mining’s electronic materials operations.

Polysilicon for Photovoltaic Power Generation

In January 2007, Nippon Mining, Toho Titanium and Chisso began verification testing of a proprietary zinc-reduction method (the JSS method) for manufacturing polysilicon for photovoltaic power generation. In June 2008, the three partners established Japan Solar Silicon, and the new company plans to construct a plant for the mass production of polysilicon at the Kashima Okunoyahama Industrial Complex in Ibaraki prefecture.

Disaster Recovery Plan

Japan Energy, which operates Nippon Mining’s petroleum business, believes that it is critical to have a strong business continuity plan in case of natural disasters, including earthquakes. Japan Energy has back-up facilities in place in case a disaster disrupts operations at its Tokyo headquarters. Solar generators and other redundancy equipment has been installed at 70 JOMO service stations. Japan Energy has prepared a business continuity plan manual that lays out how important functions are to be maintained in the event of a disaster.

Government Regulations

Nippon Mining’s business activities are subject to various governmental regulations in countries in which it operates, including regulations relating to environmental and recycling requirements, business and investment approvals, consumer protection, export regulations that include regulations related to national security considerations, tariffs, antitrust, intellectual property, consumer and business taxation and exchange controls.

Significant regulations to which Nippon Mining’s business activities are subject include:

•	Law Regarding Stockpiling, etc. of Petroleum: a law designed to secure the stable supply of petroleum in Japan in case of any shortage in the supply of petroleum into Japan. The law and related regulations provide measures for the stockpiling of crude oil and refined petroleum products amounting to 70 days’ equivalent of oil Nippon Mining sold in Japan in the past 12 months. Under the law, Nippon Mining is subject to a range of powers of METI, including the power to inspect and to require the submission of reports and information.

•	Gas Business Act: a law designed to protect the interests of gas users, to achieve the sound development of gas businesses, to ensure public safety and to prevent pollution by regulating the construction, maintenance and operation of gas facilities as well as the manufacturing and sale of gas equipment. As a gas business operator, Nippon Mining is subject to various regulations such as the requirements to keep business records, to report supply plans regarding gases to METI and to maintain appropriate gas facilities.

•	Act Concerning the Maintenance of Quality of Gasoline, etc.: Under this act, businesses that import, produce and distribute gasoline and other petroleum products are responsible for maintaining a prescribed product quality: from the import, production and processing of the petroleum products to its distribution.

•	Fire Service Act: The production, storage, transportation and handling of dangerous material, including crude oil and oil products, requires permission from an administrative agency. Every oil refinery in Japan is subject to this act. In order to obtain permission to produce, store, transport or handle dangerous materials, oil refineries must fulfill strict safety requirements, such as meeting technical standards for facilities and maintaining a safety system, and undergo regular inspections conducted by the administrative agency. Oil refineries are also required to establish a private fire prevention organization in preparation for any disaster.

•	High Pressure Gas Safety Act: The production and storage of high pressure gas, including LPG, comes under a permit system administered by prefectural governors. Every oil refinery in Japan is subject to this act. In order to obtain a permit to produce and store high pressure gas, oil refineries must fulfill strict safety requirements, such as meeting technical standards for facilities and storage and maintaining a safety system, and undergo inspections. However, there is an accreditation system in place that allows those oil refineries that excel at maintaining safety systems to perform their own safety and completion inspections. All of Nippon Mining’s oil refineries have received this accreditation.

•	Act on the Prevention of Disaster in Petroleum Industrial Complexes and Other Petroleum Facilities: The Act designates petroleum industrial complexes as “special disaster prevention zones”, and requires those businesses to implement special countermeasures to prevent the outbreak of disasters and to mitigate disasters that have already occurred in those zones. Businesses within the zones must establish special disaster prevention facilities and a private disaster prevention organization. They are also subject to layout regulations for the positioning of facilities within the zones and to secure roads and passageways for fire-fighting vehicles and evacuation.

•	Electricity Business Act: a law designed to protect the interests of electricity users, to achieve the sound development of electricity businesses and to ensure public safety and prevent pollution by regulating the construction, maintenance and operation of electric facilities. Regulations are also provided to prepare safety regulations for the construction, maintenance and operation of electric facilities at refineries and other plants, to appoint chief engineers who supervise the safety of the construction, maintenance and operation of such electric facilities and to set qualifications for chief electricity engineers.

•	Industrial Safety and Health Act: In order to install boilers (including class one pressure vessels), oil refineries must notify a labor standards officer and obtain an inspection certificate. This inspection certificate must be renewed through performance inspections conducted by the administrative agency. However, there is an accreditation system in place that allows oil refineries that excel at maintaining safety systems to operate continuously. All of Nippon Mining’s oil refineries have received this accreditation.

Environmental Matters

Nippon Mining’s petroleum refining, copper smelting and other operations produce substantial amounts of wastewater, gas and solid waste materials. In connection with such operations, Nippon Mining is subject to extensive environmental protection laws and regulations in Japan and other jurisdictions relating to the storage, discharge and disposal of such waste. Additionally, Nippon Mining is subject to a wide variety of laws and regulations as well as industry standards relating to energy and resource conservation, recycling, global warming, pollution prevention and environmental health and safety. Consistent with Nippon Mining’s commitment to global environmental issues, it has established systems and procedures to prevent and reduce pollution. Nippon Mining has, however, incurred costs in the past in connection with environmental cleanup in Japan and in the United States and there can be no assurance that additional cleanup costs will not be incurred in the future.

Significant environment-related regulations to which Nippon Mining’s business activities are subject include:

•	Law Prohibiting Air Pollution: Under this law, Nippon Mining must limit its emission of harmful gases in accordance with standards set by the Ministry of Environment. Nippon Mining is required to indemnify aggrieved parties against damages and losses caused by its emission of harmful gases irrespective of its fault.

•	Soil Contamination Countermeasures Act: Under this act, owners of land with gas stations or similar facilities must survey their soil to determine the presence of hazardous substances such as lead, arsenic and benzene, and take steps to remove any such contamination, as required.

•	Law Prohibiting Water Pollution: Under this law, Nippon Mining is required to limit its discharge of wastewater in accordance with standards set forth by the Ministry of Environment. Nippon Mining is required to indemnify aggrieved parties against damages and losses caused by its discharge of wastewater irrespective of its fault.

•	Law Regarding Emissions Management and Improvement of Designated Petrochemicals (“PRTR Law”): Under this law, Nippon Mining, as an operator dealing with chemical materials designated by the law, must notify the government of its emission and shipment amounts of those designated chemical materials every year.

•	Law Regarding Cleanup and Disposal of Waste Materials: Under this law, any person or company doing business is required to dispose of industrial wastes by itself or delegate an authorized waste disposer to dispose of the waste in accordance with the relevant government standards.

•	Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”): A law granting the U.S. federal government broad authority to respond directly to releases or threatened releases of hazardous substances that may endanger public health or the environment. CERCLA, commonly known as Superfund, establishes prohibitions and requirements concerning closed and abandoned hazardous waste sites and provides for liability of persons responsible for releases of hazardous waste at these sites. CERCLA also establishes a trust fund to provide for cleanup when no responsible party can be identified.

Nippon Mining, like other Japanese companies in the industry, contributes to the IOPC Funds, which is part of an international regime of liability and compensation for oil pollution damage caused by oil spills from tankers. The IOPC Funds are funded through levies on certain types of oil carried by sea. The levies are paid by the entities receiving the oil after sea transport and normally not by States. Under the regime, the owner of a tanker is liable to pay compensation up to a certain limit for oil pollution damage following an oil spill from a tanker. If that amount does not cover all the admissible claims, further compensation is available from the IOPC Funds. Nippon Mining believes that as single-hull tankers are increasingly replaced with double-hull tankers, the incidence of oil spills, and thus its contribution to the IOPC Funds, will decrease.

While there are currently no material outstanding environmental claims against Nippon Mining in Japan, in the past it has incurred significant environmental cleanup costs related to closed domestic mines and other operations. Nippon Mining has also made contributions to the Center for Eco-Mining, a fund established by Japanese mining industry participants to cover any future cleanup costs stemming from waste emissions of closed mines in Japan with investment returns generated from the fund. For the fiscal year ended March 31, 2009, Nippon Mining contributed approximately ¥61 million to the Center for Eco-Mining. Nippon Mining may make additional contributions to this fund if investment returns generated from the fund are insufficient to cover future cleanup costs. Nippon Mining otherwise has no commitments with respect to environmental compliance in Japan that would individually or in the aggregate have a material adverse effect on Nippon Mining or its consolidated operations.

In relation to environmental problems that arose in the past in its business activities, Gould Electronics Inc., a U.S.-based subsidiary, has received notices from the U.S. Environmental Protection Agency, or EPA and various state environmental protection agencies that it has been identified as a “potentially responsible party,” or PRP, under CERCLA or similar state laws and has been designated to share in the cost of cleanup with respect to certain federal Superfund sites and certain state cleanup sites. Liability under CERCLA and many analogous state laws is strict, meaning that liability may attach regardless of lack or degree of fault. Liability to the EPA generally is joint and several, meaning that a PRP may be responsible for all of the costs incurred in investigating and cleaning up contamination at a site, unless the PRP can demonstrate that harms attributable to its contribution are divisible from those of the other PRPs. However, liability in such matters is typically shared by all of the financially viable PRPs through negotiated agreements. At some cleanup sites, Gould Electronics has not been designated a PRP by the EPA, but one or more PRPs have asserted a private claim for contribution against Gould Electronics. Liability for such contribution claims generally is limited to a PRP’s equitable “fair share” of the costs to address the site. With respect to certain sites, negotiations are ongoing with the EPA, certain state agencies and other PRPs and with respect to other sites, negotiations have concluded and cleanup has commenced or concluded. Negotiations may involve determinations of the actual responsibility of Gould Electronics and the other PRPs at the site, appropriate investigatory and/or remedial actions and allocation of the costs of such activities among the PRPs. The amount of Gould Electronics’ ultimate liability in connection with any specific site may depend on many factors, including the volume and toxicity of material contributed to the site, the number of other PRPs and their financial viability and the remediation methods and technology to be used. Some such potential liabilities are currently reasonably estimable, but others are not yet reasonably estimable.

Organizational Structure

The following table represents Nippon Mining’s significant subsidiaries and affiliates as of September 30, 2009.

	Country of	Percentage of
Name	Incorporation	Voting Rights*	Main Business
		(%)

Japan Energy Corporation	Japan	100.0	Production and sale of petroleum products
Nippon Mining & Metals Co., Ltd.	Japan	100.0	Production and sale of nonferrous metal products and electronic materials
Kashima Oil Co., Ltd.	Japan	70.7	Production and sale of petroleum products
Kashima Aromatics Co., Ltd.	Japan	80.0	Production and sale of petroleum products
JOMO-NET Co., Ltd.	Japan	100.0	Sale of petroleum products
Abu Dhabi Oil Co., Ltd.	Japan	31.5	Petroleum production
United Petroleum Development Co., Ltd.	Japan	35.0	Petroleum production
Japan Energy Development Co., Ltd.	Japan	100.0	Exploration, production and sale of petroleum and natural gas
Japan Gas Energy Corporation	Japan	51.0	Import and wholesale of LPG
Pan Pacific Copper Co., Ltd.	Japan	66.0	Production and sale of nonferrous metal products
Nikko Smelting & Refining Co., Ltd.	Japan	100.0 (1)	Smelting and refining of copper
Hibi Kyodo Smelting Co., Ltd.	Japan	63.5 (2)	Smelting and refining of copper
Nippon Mining of Netherlands B.V.	Netherlands	100.0	Investment in Collahuasi Mine and Los Pelambres Mine
Nippon LP Resources B.V.	Netherlands	60.0	Investment in Los Pelambres Mine
Nikko Shoji Co., Ltd.	Japan	100.0	Sale of nonferrous metal and other products
Nikko Metals Philippines, Inc.	Philippines	100.0	Production and sale of copper foils
Nikko Fuji Electronics Co., Ltd.	Japan	100.0	Production and sale of surface-treated products such as gold plating

	Country of	Percentage of
Name	Incorporation	Voting Rights*		Main Business
		(%)

Toho Titanium Co., Ltd.	Japan	42.6		Production and sale of titanium metals and other products
Nichiyo Engineering Corporation	Japan	100.0	(3)	Planning, practice, supervision and maintenance activities related to machinery, electric works and civil engineering and construction
Tatsuta Electric Wire and Cable Co., Ltd.	Japan	35.2	(4)	Production and sale of electric wires and cables
Maruwn Corporation	Japan	38.8	(5)	Land transportation
Minera Los Pelambres	Chile	25.0	(6)	Copper mining
LS-Nikko Copper Inc.	Korea	49.9	(7)	Production and sale of nonferrous metal products
NTT DATA CCS Corporation	Japan	40.0		Development of software, information processing and sales of systems

*	Equity ownership is the same as percentage of voting rights unless otherwise indicated.

(1)	Nippon Mining’s ultimate ownership interest is 66.0%.

(2)	Nippon Mining’s ultimate ownership interest is 41.9%.

(3)	Nippon Mining’s ultimate ownership interest is 91.8%.

(4)	Nippon Mining’s ultimate ownership interest is 32.6%.

(5)	Nippon Mining’s ultimate ownership interest is 38.7%.

(6)	Refer to diagram on page 128 for information in relation to Nippon Mining’s interest in Minera Los Pelambres.

(7)	Nippon Mining’s ultimate ownership interest is 39.9%.

Property, Plant and Equipment

Nippon Mining’s business operations are conducted primarily at eight plants in Japan. Nippon Mining owns all of the buildings and the land on which its plants are located, with the exception of certain leases of land space of certain subsidiaries. Nippon Mining also owns various facilities in connection with its businesses.

The following table sets out certain information with respect to the main properties owned or leased by Nippon Mining as of September 30, 2009.

Location	Description	Principal Activities	Land Space
			(Thousands
			of square meters)

Kurashiki, Okayama	Mizushima Oil Refinery	Petroleum refining	1,807
Chita, Aichi	Chita Oil Refinery	Producing petrochemicals	1,310
Amagasaki, Hyogo	Amagasaki Oil Storage (and 19 other storage facilities)	Oil storage	395
Chiyoda-ku, Tokyo	Tokyo Branch (and eight other branches)	Service stations	571
Kamisu, Ibaraki	Kashima Oil Refinery	Petroleum refining	2,790
Kamisu, Ibaraki	Kashima Factory	Producing petrochemicals	—
Hitachi, Ibaraki	Hitachi office, HMC Works, Shirogane Works	Metal recycling business, and electronic material processing, etc.	4,981
Kita-ibaraki, Ibaraki	Isohara Works	Producing sputtering targets and compound semiconductor materials	286
Samukawa, Kanagawa	Kurami Works	Producing rolled materials	215
Oita, Oita	Saganoseki Smelter & Refinery	Smelting and refining copper	2,079
Hitachi, Ibaraki	Hitachi Works	Smelting and refining copper	34
Tamano, Okayama	Tamano Smelter & Refinery	Smelting and refining copper	189

Nippon Mining considers its facilities to be well maintained and believes that its plant capacity is adequate for its current needs, assuming that its exports compensate for the trend of lower domestic demand. Nippon Mining regularly improves and upgrades facilities in support of its core business operations. The following table describes current or planned construction, expansion or improvement of Nippon Mining facilities:

			Investment Amount
			(Planned)
				Amount of		Actual or
		Intended		Expenditure	Method of	Estimated	Estimated
Company	Property	Facility Use	Total	Already Paid	Financing	Start Date	Completion Date
			(Millions of yen)

Japan Energy	Tokyo branch, etc.	Service stations	3,000	362	Equity capital, corporate bonds, borrowings	April 2009	March 2010
Nippon Mining & Metals	Hitachi office, etc.	Renovation and consolidation of facilities, infrastructure maintenance, etc.	6,200	5,005	Equity capital, corporate bonds, borrowings	October 2006	March 2010
Nippon Mining & Metals	Isohara Works	Producing thin film forming materials	10,000	8,007	Equity capital, corporate bonds, borrowings	April 2006	March 2010
Nikko Smelting & Refining	Saganoseki Smelter & Refinery	Smelting & refining	5,900	1,949	Equity capital, corporate bonds, borrowings	April 2009	March 2010

As of September 30, 2009, ¥314.3 billion book value of land, buildings and related equipment were subject to mortgages securing ¥121.5 billion of Nippon Mining’s indebtedness.

As of March 31, 2009, ¥318.6 billion book value of land, buildings and related equipment were subject to mortgages securing ¥140.1 billion of Nippon Mining’s indebtedness.

Minera Los Pelambres

Operation Overview

Minera Los Pelambres (“Los Pelambres,” or the “Company”) is the owner of the Los Pelambres mine and mill complex that started production of copper and molybdenum concentrates in the year 2000 at an initial throughput rate of 85,000 tonnes per day (tpd). Production for 2008 was 339,200 tonnes of copper and 7,800 tonnes of molybdenum in concentrate from an average mill throughput of 136,800 tpd. Current proven and probable reserves will support mining for a further 23 years at current and projected production rates. The new El Mauro tailing dam was commissioned in 2008 and will ensure sufficient storage capacity for expected production. The mine is in the process of its second expansion to an average milling rate of 175,000 tpd with commissioning planned for end-2009.

Marketing of concentrates is managed by Antofagasta plc, through its wholly owned subsidiary Antofagasta Minerals S.A. Antofagasta plc owns 60% of the Company. The copper and molybdenum concentrates are sold internationally, principally under contracts with smelters and roasters or traders which may extend for several years. The metal content is normally priced based on market prices (the LME price for copper and Platt’s Metals Week Molybdenum Dealer Oxide price for molybdenum) either at or a number of months after shipment. A smaller proportion of production is sold on spot markets.

Los Pelambres uses a flotation process to produce copper concentrate (containing a small quantity of gold and silver) which is sold to copper smelters, including its Japanese minority shareholders, for conversion through smelting and refining into copper cathode. It also produces molybdenum concentrate as a by-product of the flotation process which is sold to molybdenum roasting plants to produce molybdenum oxide.

Name, Location, Type of Mine and Access

The Los Pelambres mine is located at approximately 3,200 meters above sea level in Chile’s fourth region, 200 kilometers north of Santiago and 100 kilometers east of the coastal town of Los Vilos, adjacent to the border with Argentina. The plant site and processing facilities are 12 kilometers southwest of the mine at an elevation of approximately 1,600 meters above sea level. Ore is transported via conveyor belts and tunnels from the mine to the mill.

The processing facilities are accessible by paved, public roads, while the open pit mine is accessible by an internal gravel road. The El Mauro tailing dam is located 45 kilometers southwest of the plant at an elevation of approximately 800 meters above sea level and is accessible by public gravel roads.

Copper concentrate is transported by pipeline in slurry form to Los Pelambres’ privately owned Punta de Chungo port and load-out facility. Molybdenum concentrates are bagged and transported by truck to local roasters or to port for transport offshore. See the location map below.

Ownership, Operation and Title or Lease

The mine is owned and operated by Los Pelambres. Antofagasta owns through Antofagasta Minerals S.A. and Los Pelambres Investment Company Limited 60% of the Company, while the remaining 40% is owned by two Japanese consortia; the first owns 25% and is comprised of Nippon Mining & Metals Co. Ltd., Marubeni Corporation and Mitsui & Co. Ltd, while the second owns 15% and is comprised of Mitsubishi Material Corporation and the Mitsubishi Corporation. Nippon Mining & Metals has an effective 15% interest in both the Company and Los Pelambres mine.

Los Pelambres holds mining concessions from the Chilean state that remain valid indefinitely, subject to payment of annual fees. The ore reserves are contained within three main mining concessions with a total area of 2,440 hectares (“Ha”): Los Pelambres 1/126 (628 Ha), Protectora 1/176 (880 Ha) and Penon 2 1/104 (932 Ha). Los Pelambres is the owner of a total of 184 mining concessions covering an effective area of over 65,000 Ha, which encompass the orebody, surrounding areas and other infrastructure sites. Total annual cost for maintaining these concessions is in the order of $0.5 million.

History

The existing Los Pelambres mine operation was constructed at an initial capital cost of $1.36 billion during the years 1997 and 1999 with commissioning beginning at the end of 1999 and processing at the design rate of 85,000 tpd reached during March 2000. Plant optimizations increased throughput to 105,000 tpd in 2001, while the installation of a pebble crusher for $35 million in 2003 increased throughput to 126,000 tpd in 2004. The first mill expansion, consisting of repowering the two semi-autogenous grinding “SAG” mills, installation of a fifth ball mill and additional flotation cells was completed in 2006 at a capital cost of $192 million. The El Mauro tailing dam was commissioned in late 2008 at a capital cost of $633 million.

The two Japanese consortia bought the 40% stake in Los Pelambres from Antofagasta in 1997 for $256 million. Prior to this date, from 1992, the orebody was exploited as an underground operation with a milling capacity of approximately 5,500 tpd. The underground operation was closed in April 1998 to allow pit pre-stripping and other construction activities to take place with no interference.

Facilities and Power Source

The Los Pelambres mine operation consists of an open pit with total extraction in 2008 of 126 million tonnes, of which 50 million tonnes was processed through the mill. The concentrator plant currently has two SAG mills, five ball mills and associated flotation facilities to produce copper and molybdenum concentrates. Nominal production capacity is 50 million tonnes per year of ore throughput and is in the process of being expanded to 64 million tonnes per year.

Los Pelambres consumed an average of 110 MW of electricity in 2008, with 10 MW of that provided internally by the co-generating, 12km long ore conveyor belt and the remainder provided through a long-term contract (until end-2012) with the electrical generating company Endesa from the Sistema Interconectado Central (Central Interconnected System ‘SIC’) network of central Chile.

Development Projects

The concentrator plant currently has two SAG mills, five ball mills and associated flotation facilities. A second plant expansion, to increase throughput to 175,000 tpd (64 million tonnes per year), is on track for completion by end-2009 at a capital cost of US$1.0 billion with the installation of a third SAG mill, sixth ball mill, increased mining capacity and associated infrastructure.

Ore Reserves

Ore reserves are estimates of the amount of ore that can be economically and legally extracted and processed from the mining properties. Proven and probable reserves have been estimated in accordance with Industry Guide 7. The reported reserves may differ in some respects to similar information disclosed in accordance with the guidance in other countries.

Ore reserves include diluting materials and allowances for losses, which may occur when the material is mined. Appropriate assessments and studies have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified. Ore reserves are sub-divided in order of increasing confidence into Probable Reserves and Proven Reserves.

A “Probable Reserve” is that part of a mineral deposit for which tonnage, densities, shape, physical characteristics, grade and mineral content can be estimated with a reasonable level of confidence. It is based on exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes. The locations are too widely or inappropriately spaced to confirm geological and/or grade continuity but are spaced closely enough for continuity to be assumed.

A “Proven Reserve” is that part of a mineral deposit for which tonnage, densities, shape, physical characteristics, grade and mineral content can be estimated with a high level of confidence. It is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes. The locations are spaced closely enough to confirm geological and grade continuity.

The Los Pelambres orebody is a large, low grade porphyry copper deposit with associated molybdenum, gold and silver minerals. The main economic minerals for copper are chalcocite, chalcopyrite and bornite. Arsenic is present in small amounts but does not report in penalty levels to the copper or molybdenum concentrates. Gold and silver report to the copper concentrate in small amounts at levels that provide credits to the cost of processing. The orebody has a significant secondary enriched zone as well as primary mineralization at depth.

The Competent Person for ore reserves is Mr. Murray Canfield (P.Eng. Ontario), Technical Manager Operations for Antofagasta Minerals. Mr. Murray Canfield’s relationship to Minera Los Pelambres is as an employee of Antofagasta Minerals, the operating company and 60% owner of Minera Los Pelambres. The table below details the total ore reserves for the Los Pelambres mine.

Minera Los Pelambres Mineral Reserves

	As of March 31, 2009
	Tonnage	Copper	Molybdenum
	(Millions
	of
	tonnes)

Mineral Reserves (cut off grade 0.4%)
Los Pelambres (100% basis):
Proven	600	0.68%	0.022%
Probable	837	0.65	0.016

Total	1,437	0.66%	0.019%

Notes:

1. Three-year trailing average prices for Cu and Mo:

	Cu	Mo
	(Per lb)

2008	$3.15	$27.9

  Test for impairment based on $1.90/lb Cu and $9.00/lb Mo.

2. Approximate drill hole spacings to classify the reserves are:

	Proven	Probable

Secondary sulfides	30m x 30m	70m x 70m
Central primary sulfides	130m x 130m	250m x 250m

3. Metallurgical recoveries for the operation are approximately 90% for copper and 78% for molybdenum.

4.	March 2009 reserves are reported on the basis of a reserve estimate completed in 2008, depleted by subsequent production.

Caserones Copper Deposit

Overview

Nippon Mining is in the process of completing feasibility studies of the Caserones copper deposit in Chile. The Caserones copper deposit is without known reserves and the feasibility study is exploratory in nature. Depending on the results of the studies, environmental impact assessment and regulatory approvals, Nippon Mining intends to construct a copper and molybdenum open-pit mine and related production facilities at Caserones.

The mineralization model for the Caserones copper deposit is that of a copper porphyry deposit. Primary sulfide mineralization associated with the dacite porphyry intrusion is pyrite, chalcopyrite, molybdenite and magnetite. Oxidation of the deposit has mobilized the copper from chalcopyrite and precipitated it as various copper oxides and secondary copper sulfides.

Name, Location and Access

The Caserones copper deposit is at an elevation that varies from about 4,200 to 4,600 meters above sea level. The location is approximately 575 kilometers north of Santiago, Chile in the high Andes Mountains of Region III, approximately 162 kilometers southeast of the city Copiapo and 15 kilometers from the border with Argentina. The Caserones exploration activities encompass approximately 73,132 Ha, covered by 347 mining concessions.

The property is accessed by a paved highway that follows the Copiapo River, followed by a gravel road to the exploration camp and open pit area of the potential mine site. A map of the location is below.

Ownership and Title

Minera Lumina Copper Chile S.A. owns the mining concessions to the Caserones copper deposit along with approximately all the surface rights and necessary easements. Minera Lumina Copper Chile is wholly owned by PPC, a consolidated subsidiary of Nippon Mining of which Nippon Mining owns 66% and Mitsui Mining and Smelting owns the remaining ownership interest. Minera Lumina Copper Chile holds exploration and exploitation mining concessions from the Chilean state that remain valid indefinitely, subject to payment of annual fees, for which Minera Lumina Copper Chile is responsible. Minera Lumina Copper Chile is not required to pay any royalty fees.

According to Chilean mining law, the assignee in an assignment of mining concessions assumes all the duties and rights of the holder of the concession. Management of Minera Lumina Copper Chile believes that the mining concessions assigned to Minera Lumina Copper Chile are in full force and effect under applicable Chilean laws and that Minera Lumina Copper Chile is in compliance with all material terms and requirements applicable to the mining concessions.

History

In 2006, PPC acquired Regalito Copper Corp., which wholly owned Minera Lumina Copper Chile, through PPC Canada Enterprises Corp., wholly owned by PPC. After the acquisition, Minera Lumina Copper Chile started additional exploration and a prefeasibility study. The prefeasibility study was completed in July 2008. Based on the results of the prefeasibility study, Nippon Mining began a feasibility study in September 2008.

Facilities and Power Source

Nippon Mining expects that power for any mining project at Caserones will be supplied from the local grid. The planned production facilities would consist of a copper-ore open pit mine, a flotation concentrator and a dump leach operation.

Development Projects

In December 2009, Nippon Mining expects to complete a feasibility study of the Caserones copper deposit. Depending on the results of the feasibility study and other factors, Nippon Mining will begin construction of an open-pit mine and ore-processing facilities in early 2010, with completion planned in August 2013.

Quechua Copper Deposit

Overview

Nippon Mining is in the process of conducting feasibility studies of the Quechua copper deposit in Peru. The Quechua copper deposit is without known reserves and the feasibility study is exploratory in nature. Main mineralization in Quechua is the porphyry copper type. Copper minerals occur as chalcopyrite veinlets and quartz vein accompanying chalcopyrite in monzonite and its surroundings of the Hualhuani formation. A calcareous part of the Hualhuani formation is skarnized, and sometimes forms high grade skarn ore, but it is small in size. Oxide ore is recognized only near the surface and secondary enrichment is also very weak.

Name, Location and Access

The Quechua copper deposit is at an elevation that ranges from 4,000 to 4,400 meters above sea level. The Quechua Project is located in the Espinar district of the Province of Cuzco, about 700km of the southeast of Peru’s capital, Lima. The Quechua exploration activities encompass approximately 2,600 Ha, covered by 9 mining concessions.

Quechua is accessible from Arequipa or from Cuzco by a combination of paved and gravel roads. There is also an airstrip for small airplanes in Yauri which was constructed by a nearby mine operation. Quechua is 40 minutes from Yauri via four-wheel drive vehicles.

A map of the location is below.

Ownership and Title/Lease

In 2007, PPC acquired the rights to the Quechua copper deposit development project from Mitsui Mining & Smelting for $40 million through a project company named Compania Minera Quechua S.A. in Lima. Compania Minera Quechua was established in 2007 and is a wholly owned subsidiary of PPC. PPC is a consolidated subsidiary of Nippon Mining of which Nippon Mining owns 66% and Mitsui Mining and Smelting owns the remaining ownership interest.

In Peru, as in many other countries, the government retains ownership of all subsurface land and mineral resources. The surface land, however, is owned by individual landowners, and Mitsui Mining and Smelting owns the land where the Quechua copper deposit is located. The right to explore, extract, process and/or produce copper and other metals is granted by the Peruvian government in the form of mining and processing concessions. Compania Minera Quechua holds an exploitation mining concession from the Peruvian state that remains valid indefinitely, subject to payment of annual fees, for which Compania Minera Quechua is responsible.

Compania Minera Quechua will be subject to royalty payments upon commencement of production. The royalty will be calculated based on the revenue from product sales (based on international market prices) less certain refining and transportation expenses. The mining royalty to be paid for ore concentrates with a value (i) up to $60 million per year is 1% of such value, (ii) between $60 million and $120 million is 2% of such value, and (iii) in excess of $120 million is 3% of such value.

There are various laws and regulations governing mining operations in Peru and management of Compania Minera Quechua believes it is in compliance with all such laws and regulations.

History

In 1969, Mitsui Mining & Smelting acquired the mining concession of Quechua and it conducted exploration and engineering activities in phases.

Between 1970 and 1981, Mitsui Mining & Smelting conducted reconnaissance mapping and other surveys of Quechua. In 1981, Mitsui Mining & Smelting mined 1,500 metric tons of high-grade skarn-style mineralization as part of its obligation to maintain its mining claims. From 1995 through 1998, Mitsui Mining & Smelting conducted additional mapping and surveys of Quechua. In 2006, PPC drilled 14 holes at Quechua, primarily to validate data from the prior surveys. In 2007, PPC began a prefeasibility study of Quechua which was completed in November 2009. In December 2009 PPC began the current feasibility study, which it expects to complete in January 2011.

Facilities and Power Source

Nippon Mining expects that power for any mining project at Quechua will be supplied from the local grid. The planned production facilities would consist of a copper-ore open pit mine, a flotation concentrator.

Development Projects

Based on the results of a prefeasibility study on the Quechua copper deposit, Nippon Mining began a feasibility study in December 2009, with an eventual goal of beginning mining operations in the second half of calendar year 2014.

Collahuasi Mine

Collahuasi mine consists of open pit mines and is one of the largest copper mines in the world based on production. The Collahuasi deposit is located in northern Chile approximately 190 kilometers southeast of Iquique at altitudes of approximately 4,300-4,600 meters above sea level.

The infrastructure consists of open pit mines, a concentrator plant, a solvent extraction-electrowinning (SX-EW) plant and a pipeline used to transport concentrate to the port of Punta Patache.

Production began in 1999. In the year ended December 31, 2008, Collahuasi produced approximately 415,000 metric tons of copper in concentrate and approximately 49,000 metric tons of cathodes. Copper produced by Collahuasi is sold to smelters and refiners, including Nippon Mining’s subsidiary PPC.

Nippon Mining’s interest in Collahuasi is through a 30% equity-method investment that owns a direct 12% interest in Collashuasi. Nippon Mining accounts for the investment under the cost method.

Escondida Mine

Escondida mine consists of open pit mines and is the copper mine with the largest production in the world. The Escondida deposit is located in northern Chile approximately 150 kilometers southeast of the city of Antofagasta and at an altitude of approximately 3,100 meters above sea level.

The infrastructure consists of open pit mines, concentrator plants, an electro-winning plant that produces cathodes from oxide and sulphide ore and pipelines that transport copper concentrate to a filter plant.

Production began in 1990. In the year ended June 20, 2009, Escondida produced approximately 750,000 metric tons of copper contained in concentrate and approximately 299,000 metric tons of cathodes. Copper produced by Escondida is sold to smelters and refiners, including Nippon Mining’s subsidiary PPC.

Nippon Mining’s interest in Escondida is through a 20% equity-method investment that owns a direct 10% stake in Escondida. Nippon Mining accounts for the investment under the cost method.

Employees

As of September 30, 2009, Nippon Mining had 10,133 employees, excluding contract and temporary employees, on a consolidated basis, of whom 8,024 were employed in Japan. As of that date, approximately 42.0% were members of labor unions. Nippon Mining considers its labor relations to be good.

Legal Proceedings

Nippon Mining is party to routine litigation incidental to its business, none of which is currently expected to have a material adverse effect on its financial condition or results of operations.

COMPETITION

Nippon Oil and Nippon Mining face intense competition in the refining and marketing industry. Competitive factors in this industry include refined petroleum product quality, price, market share, brand recognition, technological advances and expertise, the number and location of service stations and quality of service. Major competitors are domestic oil refining and marketing companies and subsidiaries of major international oil companies, including ExxonMobil Japan Group, Showa Shell, Idemitsu and Cosmo Oil.

In recent years, demand for refined petroleum products in the Japanese domestic market, including demand for gasoline, has generally declined, reflecting lower domestic economic activity levels and a shift in consumer demand towards products that utilize other energy sources such as gas and electricity. In particular, demand for gasoline is declining as the use of smaller, more fuel-efficient and hybrid vehicles becomes increasingly popular. Demand is declining for fuel for use in shipping and transport due to lower levels of economic activity. Commercial use of refined petroleum products is also decreasing, due to a decrease in manufacturing activity and to a general shift by businesses to other energy sources such as natural gas. Nippon Oil and Nippon Mining believe that these trends have resulted in excess refining capacity within Japan, which further heightens competition in the refining and marketing industry.

In the oil and natural gas exploration and production industry, there is intense competition for customers, production licenses, operatorships, capital and experienced human resources. In recent years the oil and natural gas exploration and production industry has experienced consolidation. Key factors affecting competition in the oil and gas industry are oil and gas prices and demand, the cost of exploration and production, global production levels, substitute fuels and governmental and environmental regulations. The ability to remain competitive will require, among other things, continued focus on reducing unit costs and improving efficiency, maintaining long-term growth in reserves and production through continued technological innovation to improve recovery rates of oil and natural gas and an ability to capture opportunities in areas where competitors may also be actively pursuing exploration and development opportunities.

Competition is bringing increasing challenges in gaining access to new attractive investment opportunities in the oil and natural gas exploration and production industry. This is due to the changing conditions, an increase in the amount of capital chasing, limited exploration and production opportunities and a more cost sensitive environment. Resource nationalism and the focus on energy independence, climate change and local employment, have also fuelled a strong increase in interest in alternatives to conventional upstream oil and natural gas, such as unconventional oil and natural gas and energy efficiency.

In the metals industry, the long-term supply of copper concentrates to the market is becoming increasingly insufficient as a result of such factors as the gradual global decrease in availability of high-quality copper ore and increasing demand from smelters in China, India and other emerging economies. It is possible that supply and demand conditions for copper concentrates will become even more constricted.

Nippon Mining’s metals business competes in East Asian markets, primarily with Chinese smelters and Japanese custom smelters such as Mitsubishi Materials Corporation and Sumitomo Metal Mining Co., Ltd. Nippon Mining also competes with integrated copper producers, such as those in South America, which make significant exports to East Asia. Electronic materials and metal fabrication activities are subject to intense competition from other producers, including Mitsui Mining & Smelting Co., Ltd., Mitsubishi Materials Corp., Fukuda Metal Foil & Powder Co., Ltd., Honeywell International, Inc. and Mitsubishi Electric Metecs Co., Ltd. Competitive factors in these markets include manufacturing capacity, ability to develop new products that meet rapidly changing customer needs and cost efficiency in manufacturing processes.

INFORMATION RELATING TO THE OIL INDUSTRY

Crude Oil and Gasoline

The cost of crude oil is the most significant factor affecting cost of sales in Nippon Oil’s business, and one of the most significant factors affecting Nippon Mining’s business, particularly affecting their refined petroleum products businesses. See “Nippon Oil Management’s Discussion and Analysis of Financial Condition and Results of Operations — Cost and Expenses” and “Nippon Mining Management’s Discussion and Analysis of Financial Condition and Results of Operations — Cost and Expenses.” The cost of crude oil also indirectly affects the cost of sales in the petrochemical business as Nippon Oil and Nippon Mining each produce a substantial portion of naphtha used in producing their petrochemicals. Nippon Oil and Nippon Mining each purchase crude oil from suppliers, mainly in the Middle East. A substantial majority of crude oil procured by Nippon Oil and Nippon Mining is purchased through contracts, which typically have terms of one year subject to automatic renewal, at prices set by a formula based on spot market prices for Dubai crude oil. Therefore, the Dubai crude oil price is the most important benchmark for the crude oil purchased by Nippon Oil and Nippon Mining in each of their refined petroleum products businesses. The remainder of crude oil procured by Nippon Oil and Nippon Mining is purchased on the spot market.

Crude oil prices also affect the oil and natural gas exploration and production business of Nippon Oil and Nippon Mining. Nippon Oil and Nippon Mining sell their crude oil and natural gas at prices linked to the regional spot market price benchmarks used in the region in which they produce crude oil and natural gas. Regional spot market price benchmarks applicable to Nippon Oil’s production include Dubai for Asia, Western Texas Intermediate (WTI) for the United States and Brent for Europe, and the regional spot market price benchmark applicable to Nippon Mining’s production primarily is Dubai. Therefore, increase in the crude oil spot market price has a positive effect on Nippon Oil’s and Nippon Mining’s oil and natural gas exploration and production business, which partially offsets the increase in cost of sales of crude oil purchases in the refined petroleum product and petrochemical businesses.

The price of crude oil has fluctuated historically and has been extremely volatile. Dubai crude oil reached a historical high of approximately $140 per barrel in July 2008, followed by a sharp decline and ended at $47 per barrel at the end of the fiscal year. The Dubai crude oil generally rose from $46 per barrel in the beginning of April to $66 per barrel at the end of September 30, 2009. For the fiscal year ended March 31, 2009, the average Dubai crude oil price was $82.61 per barrel, compared to $76.99 per barrel for the previous fiscal year. For the six months ended September 30, 2009, the average Dubai crude oil price was $63.60 per barrel, compared to $115.11 per barrel for the comparable period of the previous fiscal year.

The following graph sets forth, for the past five fiscal years, the daily average spot market price of Dubai, WTI and Brent crude oil:

Source: Bloomberg

The following graph sets forth, for the periods indicated, the average price per kiloliter of crude oil imported into Japan, and industry averages for the retail price per liter of gasoline in Japan. The figures shown are statistical averages and do not necessarily reflect prices for crude oil paid by Nippon Oil and Nippon Mining, the sales prices of gasoline sales by Nippon Oil and Nippon Mining to independent owners in their service station networks or retail gasoline prices charged by Nippon Oil and Nippon Mining during the periods indicated.

Source for crude oil prices: Petroleum Association of Japan. The figures shown include import taxes or petroleum taxes. Before being eliminated, import taxes were levied at the rate of ¥170 per kiloliter through the year ended March 31, 2006. Petroleum taxes were levied at the current rate of ¥2,040 per kiloliter during the periods indicated.

Source for gasoline prices: The Oil Information Center. Prices shown include gasoline tax of ¥53.8 per liter.

Outlook

Nippon Oil and Nippon Mining expect domestic demand for refined petroleum products to continue to decline in the fiscal year ending March 31, 2010, reflecting the continued global economic downturn and a shift in consumer demand towards products that utilize other energy sources. Crude oil prices have gradually increased from April through November 2009, but Nippon Oil and Nippon Mining expect the average price of crude oil for the fiscal year ending March 31, 2010 to be lower than the average price for the fiscal year ended March 31, 2009.

NIPPON OIL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Nippon Oil’s financial condition and results of operations together with its consolidated financial statements included elsewhere in this prospectus. The discussion as of and for the six months ended September 30, 2009 and 2008 is based on Nippon Oil’s unaudited consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The discussion as of and for the years ended March 31, 2009 and 2008 is based on Nippon Oil’s audited annual consolidated financial statements, which have been prepared in accordance with U.S. GAAP.

Overview

Nippon Oil is an integrated energy company, headquartered in Tokyo, Japan. Nippon Oil divides its business into four operating segments:

•	Refining and marketing. The refining and marketing segment is primarily operated through Nippon Oil and Nippon Petroleum Refining Co., Ltd. The refining and marketing segment mainly consists of two lines of businesses: the refined petroleum products business and the petrochemicals business. Nippon Oil sells its refined petroleum products through the ENEOS service station network, which has an extensive national footprint. The refining and marketing segment generates the largest portion of Nippon Oil’s revenues.

•	Oil and natural gas E&P. The oil and natural gas E&P segment is operated through Nippon Oil Exploration Limited. Nippon Oil primarily engages in the exploration and production of oil and natural gas, focusing on four principal geographic areas: Southeast Asia, the U.S. Gulf of Mexico, the U.K. North Sea and Oceania. Nippon Oil also engages in the processing of oil sands in Canada.

•	Construction. The construction segment is operated through NIPPO Corporation. Nippon Oil engages in road paving, civil engineering, design and construction of petroleum facilities and development and construction of residential and office buildings.

•	Other. The other segment is operated through subsidiaries that engage in retail sales of automotive products such as batteries and fuel additives, sales and leasing of real estate owned by Nippon Oil, marketing, development and operation of information technology systems and administrative and accounting services provided to Nippon Oil.

The global financial crisis and economic downturn in 2008 created a challenging economic environment, and the impact is continuing as the global economy remains weak in 2009. Domestic demand for refined petroleum products has declined, marked by decreased consumer spending, decreased use of automobiles, lower levels of manufacturing activity, increased popularity of fuel-efficient vehicles and increased use of other energy sources such as gas and electricity. In addition, while Nippon Oil expects demand in Asia to grow in the mid to long term, demand for refined petroleum products and petrochemicals in this region has declined due to the impact of the global economic downturn.

The price of crude oil, which is based on international benchmarks of spot market prices, fluctuated significantly during 2008 and 2009. The cost of crude oil is the most significant cost factor that affects Nippon Oil’s business. In the refining and marketing segment, Nippon Oil procures most of its crude oil from the Middle East at prices set by a formula that is generally linked to spot market prices for Dubai crude oil, pursuant to contracts which typically have terms of one year subject to automatic renewal. Dubai crude oil reached a historical high of $140 per barrel in July 2008, followed by a sharp decline and ended at $47 per barrel at the end of the fiscal year. For the fiscal year ended March 31, 2009, average Dubai crude oil price was $82.61 per barrel, compared to $76.99 per barrel for the previous fiscal year. For the six months ended September 30, 2009, Dubai crude oil price generally rose from $46 per barrel in the beginning of April to $66 per barrel at the end of September 2009. For the six months ended September 30, 2009, average Dubai crude oil price was $63.60 per barrel, compared to $115.11 per barrel for the corresponding period of the previous fiscal year. See “Information Relating to the Oil Industry.” In the oil and natural gas E&P segment, Nippon Oil primarily sells its crude oil and natural gas to third parties in the regions of origin at prices linked to the regional spot market price benchmarks. In light of volatile crude oil prices and the continuing impact of the global economic downturn, Nippon Oil has been focusing to enhance profitability through structural reforms that are aimed to make the company a more fully integrated energy group. Nippon Oil’s measures include streamlining refineries in Japan, enhancing the cost competitiveness of its products and focusing on markets with potential for higher growth, most notably in Asia. See “Business of Nippon Oil — Strategy.”

Factors Affecting Nippon Oil’s Financial Results

Nippon Oil’s financial results are driven primarily by the financial results of the refining and marketing segment and the oil and natural gas E&P segment. In the refining and marketing segment, Nippon Oil imports raw materials, in particular crude oil, primarily from the Middle East. Nippon Oil’s refined petroleum products and petrochemicals are sold primarily in Japan, with a portion sold to China, Taiwan, South Korea and other Asian countries. In recent years, Nippon Oil’s exports of refined petroleum products and petrochemicals have increased. In the oil and natural gas E&P segment, Nippon Oil sells oil and natural gas primarily in the regions in which it produces such commodities. The following is a description of key factors that affect Nippon Oil’s results of operations.

Refining and Marketing Segment

Revenues

Sales Prices.  Nippon Oil’s primary refined petroleum products are gasoline, naphtha, middle distillates (kerosene, diesel fuel, jet fuel, fuel oil A) and fuel oil C. In addition, Nippon Oil produces and sells LPG and lubricant oil. Revenues from the refined petroleum products business are determined by sales prices and sales volumes of each refined petroleum product, and by product mix. The Japanese market for refined petroleum products is extremely price competitive. Sales prices of gasoline, kerosene, diesel fuel and fuel oil A are determined by a pricing system that is keyed off of weekly wholesale market prices of refined petroleum products and are based on a formula that sets sales prices in advance. Market prices of these products in turn are driven by the prices of crude oil and inventory levels, as well as changes in supply and demand, inter-dealer markets and overseas market conditions. This pricing system, which Nippon Oil implemented in October 2008, helps management to make timely decisions to adjust production levels and manage excess inventory. Previously, Nippon Oil determined sales prices on a monthly basis based on crude oil costs. Sales prices of other refined petroleum products such as jet fuel and fuel oil C are determined by negotiations with industrial customers, and are influenced by overall market conditions such as market supply and demand.

Nippon Oil’s primary petrochemical products include paraxylene, benzene, propylene and ethylene. Revenues from the petrochemicals business are determined by sales prices and sales volumes of each petrochemical, and by product mix. The market for petrochemicals is extremely price competitive. Nippon Oil’s pricing depends on the product and, for some petrochemicals, depends on whether such products are sold to domestic or overseas customers. For example, sales prices of products such as paraxylene and benzene are based on monthly contract prices that are generally linked to spot market prices and are determined by negotiations with industrial customers. The price of propylene is generally linked to spot market prices and also to the price of naphtha, depending on whether propylene is sold domestically or overseas. The price of ethylene sold in Japan is generally linked to the price of naphtha.

Sales Volumes.  Sales volumes of Nippon Oil’s refined petroleum products generally reflect changes in domestic demand, which is affected by seasonality, weather conditions and economic conditions at a given time. For the fiscal year ended March 31, 2009, sales volumes of each of gasoline, naphtha, middle distillates and fuel oil C decreased compared with the previous fiscal year. In general, this trend has continued in the six months ended September 30, 2009. Demand for refined petroleum products in Japan is expected to continue to decline in the foreseeable future. The business environment in Japan has become increasingly challenging in the past several years reflecting, among other things, a shift in consumer demand towards products that utilize other energy sources such as gas and electricity, and sluggish economic conditions. Nippon Oil expects, however, that demand for refined petroleum products in Asia and other regions, including Australia and New Zealand, will increase in the mid to long term. On balance, Nippon Oil expects overall global demand for refined petroleum products to increase in the mid to long term. Nippon Oil plans to strengthen its operations in Asia, particularly in China, in order to seek growth opportunities.

Sales volumes of Nippon Oil’s petrochemicals generally reflect changes in domestic and global demand. While the Japanese market has historically accounted for the largest portion of Nippon Oil’s revenues in the petrochemicals business, in recent years Nippon Oil has been increasing sales of petrochemicals to China and other Asian countries. Consequently, demand for Nippon Oil’s petrochemicals is affected by economic conditions in Japan and elsewhere in Asia. For the fiscal year ended March 31, 2009, sales volumes of ethylene, paraxylene and propylene decreased compared with the previous fiscal year and the sales volumes of benzene remained flat, primarily reflecting the economic downturn in Japan and Asia. Nippon Oil expects the demand for paraxylene and propylene to increase in the mid to long term particularly in China and demand for benzene to increase in the mid term in Asia. In addition, Nippon Oil expects that while demand for ethylene in Japan will remain weak in the foreseeable future, it plans to continue selling ethylene principally in Japan, while seeking favorable export opportunities. Nippon Oil plans to strengthen its export operations in order to capture these growth opportunities.

Sales volumes of both refined petroleum products and petrochemicals are affected by unscheduled shutdowns of refineries. An unscheduled shutdown could halt or delay the output of refined petroleum products and affect the distribution and sale of the end product. In order to supplement the shortage, Nippon Oil may make procurements from third parties that result in additional costs or may change its production plans and produce refined petroleum products that do not command as high a margin as that of the product originally planned.

Product Mix and Sales Mix.  Nippon Oil endeavors to improve profitability through various efforts including changing the product mix of its refined petroleum products and petrochemicals in response to changes in demand and supply/demand balances. For example, Nippon Oil intends to decrease over time the portion of its production and sale of fuel oil C, which demand has decreased significantly in recent years, and to focus more on lighter refined petroleum products such as gasoline and middle distillates, which generally command higher sales prices. Nippon Oil intends to decrease the portion of its production of fuel oil C, by installing equipment that can extract lighter oil from heavy grade crude oil and using residue as fuel for boilers and electricity generation. Further, Nippon Oil is increasing its focus on its new technology business to develop products and technologies relating to the advanced usage of oil and alternative energy and is engaging in active research and development efforts. See “— Research and Development.” In addition, Nippon Oil may change the sales mix and increase exports when export margins are more favorable. In recent years, Nippon Oil has increased its exports of refined petroleum products and petrochemicals to other Asian countries, such as China, in response to the declining demand in Japan. Nippon Oil intends to continue to assess demand, refining capacity and economic conditions in Japan and overseas and strive to have an optimal geographic sales mix.

Costs and Expenses

Cost of Crude Oil.  The cost of crude oil is the most significant factor affecting cost of sales in Nippon Oil’s business. In particular, the cost of crude oil constitutes a substantial portion of cost of sales in Nippon Oil’s refined petroleum products business. The cost of crude oil also indirectly affects the cost of sales in Nippon Oil’s petrochemical business, as it produces a substantial portion of naphtha used in producing its petrochemicals. Nippon Oil purchases crude oil from suppliers, mainly in the Middle East at prices set by a formula that is generally linked to spot market prices for Dubai crude oil, pursuant to contracts which typically have terms of one year subject to automatic renewal. As such, Dubai crude oil price is the most important benchmark for crude oil that Nippon Oil purchases in the refining and marketing segment. As described above, while the price of crude oil has fluctuated historically, the price of crude oil for the fiscal year ended March 31, 2009 was extremely volatile. For the six months ended September 30, 2009, Dubai crude oil price generally rose from $46 per barrel in the beginning of April to $66 per barrel at the end of September 2009. For more information on crude oil prices, see “— Overview” and for historical spot market prices of Dubai crude oil, see “Information Relating to the Oil Industry — Crude Oil and Gasoline.”

Nippon Oil determines its inventory value and cost of sales based on the average cost method. Under the average cost method, cost of sales is affected by the average price of crude oil, which is determined based on the inventory value at the beginning of the fiscal year and the purchases of crude oil throughout the fiscal year. Inventory value at the beginning of the year includes a government regulated stockpile of crude oil and refined petroleum products amounting to 70 days’ equivalent of oil Nippon Oil sold in Japan in the past 12 months. As a result, Nippon Oil’s average cost of sales per barrel during the fiscal year may be substantially higher or lower than the average cost of crude oil per barrel purchased during the fiscal year. In periods in which the market prices of crude oil increase, the cost of sales generally increases, but more gradually because of the relatively lower inventory value at the beginning of the period. This will usually have a favorable impact on Nippon Oil’s operating income. Conversely, in periods in which the market prices of crude oil decrease, Nippon Oil’s cost of sales decreases more gradually, resulting in an unfavorable impact on its operating income. Cost of sales can also be affected by the lower of cost or market inventory valuation adjustment at each quarter end. These effects are referred to as the “inventory valuation factors.”

Exchange Rate Fluctuations.  Substantially all of Nippon Oil’s crude oil purchases are denominated in U.S. dollars, while the sales of most of its refined petroleum products are denominated in Japanese yen. As a result, the cost of sales in the refining and marketing segment is affected by fluctuations in the exchange rate between the U.S. dollar and the Japanese yen. In general, a weaker Japanese yen results in increased costs of crude oil purchases, while it results in a favorable impact on exports.

The Japanese yen appreciated against the U.S. dollar from an average of ¥115.3 for the fiscal year ended March 31, 2008 to an average of ¥100.6 for the fiscal year ended March 31, 2009. As a result, the exchange rate for the fiscal year ended March 31, 2009 generally had a favorable impact on Nippon Oil’s cost of sales in the refining and marketing segment due to lower cost of crude oil purchases, which was partially offset by an unfavorable impact on exports of petrochemicals. The Japanese yen further appreciated against the U.S. dollar for the six months ended September 30, 2009 to an average of ¥96.5 from an average of ¥105.4 for the corresponding period of the previous fiscal year.

From time to time, Nippon Oil uses foreign currency forward contracts to manage a portion of its exposure to fluctuations in foreign currency exchange rates. For more information, see “— Quantitative and Qualitative Disclosures about Market Risk — Foreign Currency Exchange Rate Risk,” Notes 13 and 14 to Nippon Oil’s audited consolidated financial statements and Notes 7 and 8 to Nippon Oil’s unaudited condensed consolidated financial statements as of and for the six months ended September 30, 2009, included elsewhere in this prospectus.

Refining Costs.  Refining costs include fuel costs and depreciation and, to a lesser extent, maintenance costs, personnel costs, costs of chemicals and additives and other operational expenses. Fuel costs fluctuate depending on the prices of crude oil and production volumes. Depreciation varies by the levels of capital expenditures made, including refinery upgrades and improvements to use raw materials more effectively.

Margins

The profitability of Nippon Oil’s refined petroleum products and petrochemicals is largely dependent upon its ability to preserve margins. Nippon Oil attempts to preserve margins by adjusting, to the extent possible, sales prices of its products to reflect changes in the cost of sales of crude oil. In addition, Nippon Oil may change the sales mix and increase exports when export margins are more favorable. The Japanese market for refined petroleum products is extremely competitive due to excess refinery capacity in the industry and intense competition among service stations. The Japanese market for petrochemicals is also extremely competitive due to excess supply over demand and excess capacity. This price competition, together with economic conditions and other factors, may make it difficult for Nippon Oil to pass on increased costs to its customers in order to preserve margins. Moreover, even when Nippon Oil is able to adjust sales prices of its products to reflect changes in the cost of sales, the change in sales prices may lag the change in the cost of sales. This lag adversely affects Nippon Oil’s ability to preserve margins during periods of sudden or prolonged increases in the price of raw materials. Thus, Nippon Oil may experience declining margins for extended periods of time when prices for raw materials are generally rising. Conversely, during periods of sudden or prolonged decreases in the price of raw materials, the lag generally has positive effects on Nippon Oil’s margins.

Margins for refined petroleum products are largely driven by changes in commodity prices and are a function of the difference between what Nippon Oil pays for raw materials, mainly crude oil, and the sales prices for its refined petroleum products such as gasoline, naphtha, middle distillates and fuel oil C. Prices for crude oil and refined petroleum products are determined by the global marketplace and are influenced by various factors, such as global and regional supply/demand balances, inventory levels, refinery capacity, import/export balances, seasonal demand, weather conditions and geopolitical climate. Margins for Nippon Oil’s petrochemicals are affected by regional supply/demand balances and the cost of producing naphtha. Nippon Oil produces a substantial portion of naphtha it uses in producing its petrochemicals, and the cost of producing naphtha is driven by the price of crude oil. Demand for petrochemicals has historically experienced significant fluctuations, and margins for petrochemicals have been volatile. In periods in which the market price and costs of crude oil purchases increase, the increase in the cost of sales will be more gradual because of inventory valuation factors, and as a result, will usually have a favorable impact on Nippon Oil’s margins. Conversely, in periods in which the market price of crude oil decreases, the cost of sales will not reflect the decrease immediately, which will usually have an unfavorable impact on Nippon Oil’s margins.

Oil and Natural Gas E&P Segment

Revenues

Sales Prices.  Nippon Oil’s revenues in the oil and natural gas E&P segment are derived mostly from sales of crude oil and natural gas produced in U.S. Gulf of Mexico, U.K. North Sea, Vietnam, Papua New Guinea, Myanmar, Malaysia and Australia and oil sands processed in Canada. In general, Nippon Oil sells crude oil and natural gas in the regions in which they are produced. As such, revenues from the oil and natural gas E&P segment generally fluctuate in line with the spot market prices in the regions in which such commodities are sold. For example, the sales prices of crude oil are linked to WTI for sales in the U.S., Brent for sales in the U.K. and Dubai for sales in Asia. Sales prices of natural gas are linked to the regional market prices in which they are sold, such as Henry Hub for the U.S., European Union CIF for Europe and Japan Crude Cocktail (JCC) for East Asia. For the fiscal year ended March 31, 2009, spot market prices of crude oil were extremely volatile and the significant decline in crude oil prices from July 2008 had a substantial negative impact on Nippon Oil’s revenues in the oil and natural gas E&P segment. In the six months ended September 30, 2009, sales prices of crude oil generally rose. In this period, movements in sales prices of natural gas differed among regional markets, as natural gas prices that are linked to crude oil prices such as JCC increased, while the Henry Hub continued to decline. For historical spot market prices of crude oil, see “Information Relating to the Oil Industry — Crude Oil and Gasoline.”

Sales Volumes.  Nippon Oil’s crude oil and natural gas production in the long term depends primarily on the level of proved developed and proved undeveloped reserves in the projects in which Nippon Oil participates and the percentage of its participating interest. Nippon Oil’s results of operations in the short term are affected by the rate at which the consortiums in which it participates produce crude oil and/or natural gas and the technological and management expertise of the consortiums as well as production equipment failures, which may result in delayed production and decreased output.

Costs and Expenses

Operating expenses of Nippon Oil’s oil and natural gas E&P segment are affected by the number of projects which it operates, and the level of its participation and the costs of operating each project. The costs of operating each project include costs of repair and maintenance, labor costs and salaries and wages. Operating expenses also include depreciation, depletion and amortization of exploration and development costs capitalized under the full cost method.

Construction Segment

Revenues

Revenues from Nippon Oil’s construction segment are highly dependent on the level of public works and private capital investment in a given year, as Nippon Oil’s major businesses in this segment are road paving, civil engineering and construction of petroleum facilities. For the fiscal year ended March 31, 2009 and the six months ended September 30, 2009, the business environment was challenging, characterized by decreased spending in public works and lower levels of capital expenditures.

Costs and Expenses

Costs of Raw Materials.  The costs of raw materials, such as asphalt, are significantly affected by the prices of crude oil. During periods of high crude oil prices, Nippon Oil endeavors to pass on to its customers the increased costs of raw materials in order to preserve margins. However, it may not be able to fully pass on increased costs due to various factors that may be beyond Nippon Oil’s control, such as intense competition.

Selling, General and Administrative Expenses

The primary variable components of selling, general and administrative expenses are freight expenses and personnel expenses. Freight expenses are primarily incurred in connection with the transportation of Nippon Oil’s refined petroleum products. In connection with the domestic distribution of gasoline and certain other refined petroleum products, Nippon Oil enters into barter transactions with other oil refiners in various geographic areas of Japan, which reduces Nippon Oil’s freight expenses. For a discussion of barter transactions of petroleum products, see “Nippon Oil’s Business — Refining and Marketing — Sales and Distribution.”

Critical Accounting Policies and Estimates

The audited consolidated financial statements are prepared in accordance with U.S. GAAP. In connection with the preparation of the financial statements, management is required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenues, expenses and the related disclosures. Management bases the assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time Nippon Oil prepares its consolidated financial statements. Management reviews the accounting policies, assumptions, estimates and judgments to ensure that the financial statements are presented fairly and in accordance with U.S. GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ materially from management’s assumptions and estimates.

Nippon Oil’s significant accounting policies are discussed in Note 2 to Nippon Oil’s audited annual consolidated financial statements included elsewhere in this prospectus. Management believes that the following accounting estimates are the most critical in fully understanding and evaluating the reported financial results, and they require management’s most difficult, subjective and complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.

Oil and Natural Gas Reserves

Oil and natural gas reserves cannot be measured exactly. Reserve estimates are based on many factors related to reservoir performance that require evaluation by the engineers interpreting the available data, as well as price and other economic factors. The reliability of these estimates at any point in time depends on both the quality and quantity of the technical and economic data, and the production performance of the reservoirs, and engineering judgment. Consequently, reserve estimates are subject to revision if additional data becomes available during the producing life of a reservoir. When a commercial reservoir is discovered, proved reserves are initially determined based on limited data from the first well or wells. Subsequent data may better define the extent of the reservoir and additional production performance. Well tests and engineering studies will likely improve the reliability of the reserve estimate. The evolution of technology may also result in the application of improved recovery techniques such as supplemental or enhanced recovery projects, or both, which have the potential to increase reserves.

Proved reserve estimates were based on reports prepared by DeGolyer and MacNaughton, an independent engineering consultant. Nippon Oil’s reserve estimates were prepared for each oil and natural gas field within oil and natural gas regions and adjusted for the estimated effects of using prices and costs prevailing at the end of the period. Nippon Oil’s reserve estimates include only crude oil and natural gas, which Nippon Oil believes can be reasonably produced within the current terms of production licenses.

Depreciation, depletion and amortization (DD&A) expense and impairment of capitalized costs are impacted by Nippon Oil’s estimation of proved reserves. Reduction in reserve estimates may result in increased DD&A expense, increased impairment of proved properties and a lower standardized measure of discounted future net cash flows.

Oil and Natural Gas Properties

Nippon Oil uses the full cost method to account for the oil and natural gas properties. Under the full cost method, management is required to conduct the full cost ceiling calculation, which requires that a 10% discount factor be used and that prices in effect as of the last day of the period are held constant upon calculating the net future cash flows. Therefore, the future net revenues associated with the estimated proved reserves is not based on management’s assessment of expected future revenues or the fair value of the properties.

Oil and natural gas prices have historically been volatile. At any period end, prices can be either substantially higher or lower than management’s long-term price forecast. Also, marginal borrowing rates may be well below the required 10% used in the calculation. Rates below 10%, if they could be utilized, would have the effect of increasing the otherwise calculated ceiling amount limitation. Therefore, oil and natural gas property impairments that result from applying the full cost ceiling test are caused primarily by decrease in price as opposed to reductions to the underlying quantities of reserves and should not be viewed as absolute indicators of a reduction of the ultimate value of the related reserves.

At March 31, 2009, Nippon Oil’s net capitalized costs of proved oil and natural gas properties exceeded the estimated future net revenues discounted at 10% net of any consideration, and consequently an impairment loss was recorded predominantly in the U.S. and Southeast Asia. This impairment loss was primarily caused by the decline in commodity prices. Further impairment loss was recognized in the six months ended September 30, 2009 due to declines in natural gas prices. No impairment loss was required to be recorded for the year ended March 31, 2008 and for the six months ended September 30, 2008.

Impairment of Long-Lived Assets

Long-lived assets, other than oil and natural gas properties discussed above, to be held and used or to be disposed of other than by sale are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

An impairment review involves a comparison of the carrying amount of long-lived assets to the aggregate amount of the projected undiscounted cash flow from the asset or asset group. If the aggregate amount of the projected undiscounted cash flow is lower than the carrying amount, an impairment charge is recorded for the amount by which the carrying amount of the long-lived asset exceeds its fair value, which is generally based upon discounted cash flows.

Cash flow projections used to test recoverability and determine fair value are based mainly on management’s internal projections. In these projections, management makes various estimates including the future profitability of products, the use, timing of disposition and salvage value of the asset, the discount rate applied and future economic and business environment. Factors considered vary for each long-lived asset because of the difference in the nature of the assets and in operating circumstances, such as market, profitability and other factors. Due to the significant subjectivity of the assumptions and estimates used to test for recoverability and to determine fair value, changes in market conditions could result in significant impairment charges in the future, thus affecting Nippon Oil’s results of operations.

The overall deterioration of the global economic environment, a significant decrease in the price of land in Japan, and the intensive pricing competition had led to adverse changes in Nippon Oil’s business. As a result, Nippon Oil reviewed its long-lived assets for impairment and recognized impairment losses of ¥12.1 billion and ¥17.8 billion for the fiscal years ended March 31, 2009 and 2008, respectively and ¥5.3 billion and ¥6.5 billion for the six month periods ending September 30, 2009 and 2008, respectively. Nippon Oil’s impairment evaluations are based on assumptions that management deems reasonable.

Impairment on Investments

Nippon Oil records an impairment on investments in marketable securities to net realizable value when a decline in fair value below the carrying value is deemed other-than-temporary. In determining if a decline in value is other-than-temporary, management considers the length of time and the extent to which the fair value has been less than the carrying value, the financial condition, business plans, estimated future cash flows and prospects of the investment company and Nippon Oil’s ability and intent to retain its investment for a period of time sufficient to allow for any anticipated recovery in fair value.

Nippon Oil also reviews the carrying value of investments in non-marketable securities and investments in affiliated companies to assess if an other-than-temporary decline in value has occurred. Impairment review is performed when events or changes in circumstances indicate that the carrying amount of such investment may not be recoverable. Such indicators include sustained decline in market value below carrying value, deteriorating financial condition and decrease in the quality of the investee’s asset without positive near-term prospects, significantly sub-par level of earnings or quality of assets below that of the investee’s peers, severe losses sustained by the investee in the current year or in both current and prior years, and a downgrading of the investee’s debt rating. Fair value is determined based on quoted market prices, projected discounted cash flows or other valuation techniques as appropriate. When the value of such investment is determined to have declined below carrying value on other-than-temporary basis, an impairment loss is recorded for the amount by which the carrying value exceeds its fair value.

The assessment of whether a decline in the value of an investment is other-than-temporary is often subjective in nature and involves certain assumptions and estimates. Accordingly, it is possible that investment securities in Nippon Oil’s portfolio that have had a decline in value that management currently believes to be temporary may be determined to be other-than-temporary in the future based on management’s evaluation of subsequent information such as continued poor operating results and continuing broad declines in the value of worldwide equity markets. As a result, unrealized losses on available for sale investment securities and impairment charges may be recognized, which could have an adverse effect on Nippon Oil’s future results of operations. In addition, assessing the fair value of non-marketable securities and investments in affiliated companies often involves subjective estimates and judgments, and the actual proceeds upon subsequent sale of such investments could differ from the assessed fair value.

Asset Retirement Obligations

Asset retirement obligations are charged to expense over the life of the related assets and are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation and remediation costs.

Nippon Oil owns oil and natural gas exploration and production facilities that require expenditures for plugging the wells and dismantling the facilities, as well as service stations on leased properties that require expenditures to abandon the facilities including removal of underground oil tanks at the end of the lease terms.

Estimating the future asset retirement obligations requires management to make estimates and judgments regarding timing, existence of a liability and what constitutes adequate restoration. Inherent in the present value calculation are assumptions regarding the timing of settlement and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the present value of the existing asset retirement obligation liability, a corresponding adjustment is made to the related asset. To calculate the present value of such future obligations, the discount rate management uses is Nippon Oil’s credit adjusted risk free rate.

Further, there are certain petroleum exploration and development assets which management cannot reasonably estimate the fair value of asset retirement obligations as the specific timing of abandonment is not stipulated by laws or contract. Management also cannot reasonably estimate the fair value of asset retirement obligations relating to certain oil refining facilities, oil storage facilities and company headquarters as Nippon Oil assumes that it will continue to use these assets indefinitely.

Actual costs incurred in future periods could differ from amounts estimated. Additionally, future changes to environmental laws and regulations could increase the extent of reclamation and remediation work required. Any such increases in future costs could materially impact the amounts charged to earnings for reclamation and remediation.

Deferred Income Taxes

Deferred income tax assets and liabilities are established for all temporary differences between the book and the tax bases of assets and liabilities. Net operating loss carryforwards and other deferred tax assets are reviewed periodically for realizability, and if necessary, a valuation allowance is recorded.

Management assesses the likelihood that deferred tax assets will be realized from future taxable income. To the extent management believes that it is more likely than not that some portion or all of the deferred tax assets will not be realized, management establishes a valuation allowance. Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. Deferred tax assets and the respective valuation allowance as of March 31, 2009 and 2008 are as follows:

	March 31,
	2009	2008
	(Millions of yen)

Gross deferred tax assets	¥471,060	¥230,256
Valuation allowance	(149,219)	(100,166)

Total deferred tax assets	¥321,841	¥130,090

Management considers all available evidence, both positive and negative, to determine whether, based on the weight of the evidence, a valuation allowance is needed. Evidence used for the valuation allowance includes information about Nippon Oil’s current financial position and results of operations for the current and preceding years, as well as all currently available information about future years. Factors considered include Nippon Oil’s anticipated future performance, Nippon Oil’s ability to generate sufficient taxable income prior to the expiration of net operating loss carryforwards, the timing of reversal of deferred tax assets and liabilities and tax planning strategies available to Nippon Oil. To the extent that a valuation allowance is established or changed during any period, Nippon Oil recognizes an adjustment within the consolidated tax expense.

Fair Value Hierarchy

The FASB ASC guidance for Fair Value Measurements and Disclosures establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The objective of a fair value measurement is to determine the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Nippon Oil had certain commodity forward contracts used to manage its exposure to long term fixed price sale agreements classified as Level 3, for which management uses valuation models that incorporate certain unobservable inputs. The future settlement price for such derivative instruments may be significantly different from the measurement derived from valuation models. For additional information, see Notes 13 and 14 to Nippon Oil’s audited annual consolidated financial statements and Note 6 to Nippon Oil’s unaudited condensed consolidated financial statements as of and for the six-months ended September 30, 2009, included elsewhere in this prospectus.

Pension Benefit Costs

Employee pension benefit costs and obligations are dependent on certain assumptions including discount rates, retirement rates and mortality rates, which are based upon current statistical data, as well as expected long term rates of return on plan assets and other factors. Specifically, the discount rate and expected long-term rate of return on assets are two critical assumptions in the determination of periodic pension costs and pension liabilities.

Assumptions are evaluated at least annually, or at the time when events occur or circumstances change and these events or changes could have a significant effect on these critical assumptions. Actual results that differ from the assumptions are accumulated and amortized over future periods. While management believes that the assumptions used are appropriate, differences in actual results or changes in assumptions may affect Nippon Oil’s future pension costs and obligations.

Nippon Oil used a discount rate of 2.3% for its pension obligations as of March 31, 2009, which was determined based on currently available information about rates of return on high quality fixed income investments. The discount rate used as of March 31, 2009 was 20 basis points higher than the discount rate of 2.1% used as of March 31, 2008.

Nippon Oil determined the expected long-term rate of return on plan assets at 3.0% as of March 31, 2008 and 2009, based on current and expected asset allocations, as well as historical and expected long-term rate of return on various categories of plan assets. Nippon Oil’s investment strategy for benefit plan assets reflects a long-term view, a careful assessment of the risks inherent in various asset classes and broad diversification to reduce the risk of the portfolio. Nippon Oil primarily invests in funds that follow an index-based strategy to achieve its objectives of diversifying risk while minimizing costs. Studies are periodically conducted to establish the preferred target asset allocation.

The following table illustrates the sensitivity to a change in discount rates and the expected rate of return on plan assets to net periodic pension costs for the fiscal year ending March 31, 2010 and projected benefit obligation (PBO) as of March 31, 2009, holding all other assumptions constant:

	Net Periodic
Change in Assumption	Pension Costs	PBO
	(Billions of yen)

Discount rates
50 basis point decrease	¥1.8	¥12.0
50 basis point increase	(1.7)	(11.4)
Expected long-term rate of return on plan assets
50 basis point decrease	0.8	—
50 basis point increase	(0.8)	—

New Accounting Pronouncements

See Note 2 to Nippon Oil’s audited annual consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this prospectus for a discussion of new accounting pronouncements applicable to Nippon Oil.

Results of Operations

The following table sets forth a summary of Nippon Oil’s results of operations for the six months ended September 30, 2009 and 2008 and the fiscal years ended March 31, 2009 and 2008:

	Six Months Ended September 30,
	2009	2008
	(Millions of yen)

Revenues	¥2,254,237	¥3,743,210
Cost of sales	(2,048,323)	(3,588,700)
Selling, general and administrative expenses	(130,483)	(136,370)
Operating income	56,744	9,997
Income before income taxes and equity in earnings of affiliates	63,719	10,119
Provision for income taxes	(26,944)	(3,862)
Net income attributable to Nippon Oil Corporation	40,530	10,455

	Fiscal Year Ended March 31,
	2009	2008
	(Millions of yen)

Revenues	¥6,368,424	¥6,548,809
Cost of sales	(6,437,691)	(6,031,480)
Selling, general and administrative expenses	(274,522)	(272,825)
Operating (loss) income	(447,815)	232,492
(Loss) income before income taxes, minority interests and equity in earnings of affiliates	(456,131)	218,253
Benefit (provision) for income taxes	148,167	(94,527)
Net (loss) income	(295,990)	128,025

Six Months Ended September 30, 2009 Compared to Six Months Ended September 30, 2008

Revenues

Revenues for the six months ended September 30, 2009 were ¥2,254.2 billion, a decrease of ¥1,489.0 billion, or 39.8%, from the corresponding period of the previous fiscal year. The decrease was primarily due to a decrease in revenues in the refining and marketing segment resulting from decreased sales prices and sales volumes of refined petroleum products and petrochemicals. To a lesser extent, the decrease was also attributable to decreased sales prices and sales volumes in the oil and natural gas E&P segment.

Cost of Sales

The cost of sales for the six months ended September 30, 2009 decreased ¥1,540.4 billion, or 42.9%, from the corresponding period of the previous fiscal year, to ¥2,048.3 billion, primarily due to lower average crude oil prices compared to the corresponding period of the previous fiscal year. Further, the inventory valuation factors in the six months ended September 30, 2009 as explained below were more favorable than the corresponding period of the previous fiscal year. In addition, significant loss positions generated by changes in the fair value of commodity derivative instruments in the six months ended September 30, 2008 were greatly reduced in the six months ended September 30, 2009.

In the six months ended September 30, 2008, the beginning inventory, which mainly consisted of the government regulated stockpile of crude oil, generally reflected crude oil prices of approximately $85 to $100 per barrel (which were the Dubai crude oil prices between January 2008 and March 2008). The Dubai crude oil prices continued to increase and reached a historical high of $140 per barrel in July 2008, followed by a sharp decline to $100 per barrel at the end of September 2008. The continued increase in crude oil prices until July 2008 and the inventory recorded at the time of relatively lower crude oil prices resulted in a lower average cost of inventory and had a favorable impact on Nippon Oil’s cost of sales, which was partially offset by the inventory recorded at a time of relatively higher crude oil prices that resulted in a higher average cost of inventory following the sharp decline in crude oil prices after July 2008. To a lesser extent, the lower of cost or market value inventory adjustment caused by the sharp decline in crude oil prices in July 2008 had an unfavorable impact on the cost of sales.

In the six months ended September 30, 2009, the beginning inventory, which mainly consisted of the government regulated stockpile of crude oil, generally reflected relatively lower crude oil prices of approximately $40 to $50 per barrel (which were the Dubai crude oil prices between January 2009 and March 2009), when compared to the six month period September 30, 2008. Dubai crude oil price generally rose from $46 per barrel in the beginning of April to $66 per barrel at the end of September 2009. The inventory recorded at the time of relatively lower crude oil prices resulted in a lower average cost of inventory.

Gross Margins

The gross margin for the six months ended September 30, 2009 was ¥205.9 billion, an increase of ¥51.4 billion, compared to ¥154.5 billion for the corresponding period of the previous fiscal year. While revenues decreased compared to the six months ended September 30, 2008 primarily due to decreased revenues in the refining and marketing segment, the inventory valuation factors in the six months ended September 30, 2009 were more favorable than in the corresponding period of the previous fiscal year and resulted in a more favorable gross margin. In addition, greatly reduced loss positions generated by changes in the fair value of commodity derivative instruments also contributed to the increase in gross margins.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the six months ended September 30, 2009 was ¥130.5 billion, a decrease of ¥5.9 billion, or 4.3%, compared to ¥136.4 billion in the corresponding period of the previous fiscal year. The decrease was primarily a result of decreases in distribution and transportation costs due to lower fuel costs.

Operating Income

Operating income for the six months ended September 30, 2009 was ¥56.7 billion, an increase of ¥46.7 billion, compared to ¥10.0 billion for the corresponding period of the previous fiscal year. The increase was primarily due to improved gross margins and a decrease in selling, general and administrative expenses as discussed above. Operating income was partially offset by losses on disposition of property, plant and equipment of ¥8.2 billion and impairment of property, plant and equipment and oil and natural gas properties of ¥10.5 billion.

Income Before Income Taxes and Equity in Earnings of Affiliates

Income before income taxes and equity in earnings of affiliates for the six months ended September 30, 2009 was ¥63.7 billion, an increase of ¥53.6 billion, compared to ¥10.1 billion in the corresponding period of the previous fiscal year. Operating income and foreign currency exchange gains attributed to ¥46.8 billion and ¥10.7 billion of the increase, respectively, which was partially offset by a decrease in dividend income of ¥3.9 billion.

Provision for Income Taxes

Income taxes for the six months ended September 30, 2009 increased by ¥23.1 billion compared to the corresponding period of the previous fiscal year. The effective tax rates for the six months ended September 30, 2009 and 2008 were 42.3% and 38.2%, respectively, reflecting the results of operations between the two periods.

Net Income Attributable to Nippon Oil Corporation

Net income attributable to Nippon Oil Corporation for six months ended September 30, 2009 was ¥40.5 billion, an increase of ¥30.1 billion, compared to ¥10.5 billion in the corresponding period of the previous fiscal year.

Fiscal Year Ended March 31, 2009 Compared to Fiscal Year Ended March 31, 2008

Revenues

Revenues for the fiscal year ended March 31, 2009 were ¥6,368.4 billion, a decrease of ¥180.4 billion or 2.8% from the previous fiscal year. The decrease was primarily due to a decrease in revenues in the refining and marketing segment resulting from decreased sales volumes of refined petroleum products and decreased sales prices and sales volumes of petrochemicals. To a lesser extent, the decrease was also attributable to decreased sales volumes in the oil and natural gas E&P segment, which was partially offset by the higher average sales price of crude oil over the previous fiscal year.

Cost of Sales

The cost of sales for the fiscal year ended March 31, 2009 increased ¥406.2 billion, or 6.7%, from the fiscal year March 31, 2008, to ¥6,437.7 billion, due to the inventory valuation factors.

In the fiscal year ended March 31, 2008, the beginning inventory, which mainly consisted of the government regulated stockpile of crude oil, generally reflected crude oil prices of approximately $50 to $60 per barrel, which were the Dubai crude oil prices between January 2007 and March 2007. The crude oil prices increased throughout the year and ended at nearly $100 per barrel at the end of the fiscal year. The inventory recorded at the time of relatively lower crude oil prices resulted in a lower average cost of inventory and had a favorable impact on Nippon Oil’s cost of sales.

In the fiscal year March 31, 2009, the beginning inventory, which mainly consisted of the government regulated stockpile of crude oil, generally reflected crude oil prices of approximately $85 to $100 per barrel, which were the Dubai crude oil prices between January 2008 and March 2008. As discussed previously, the crude oil prices were particularly volatile for the fiscal year ended March 31, 2009. The Dubai crude oil prices continued to increase and reached a historical high of $140 per barrel in July 2008, followed by a sharp decline and ended at $47 per barrel at the end of the fiscal year. In the first quarter of the fiscal year, the continued increase in crude oil prices resulted in a favorable impact on Nippon Oil’s cost of sales. In contrast, in the remaining three quarters of the fiscal year, the inventory recorded at a time of relatively higher crude oil prices resulted in a higher average cost of inventory and had an unfavorable impact on the cost of sales. The negative impact in the last three quarters more than offset the favorable impact in the first quarter of the fiscal year. In addition, the lower of cost or market value inventory adjustment caused by the sharp decline in the crude oil prices also resulted in a higher cost of sales in the fiscal year March 31, 2009.

Gross Margins

The gross margin of ¥517.3 billion in the fiscal year ended March 31, 2008 changed to a negative gross margin of ¥69.3 billion in the fiscal year ended March 31, 2009. Individual product margins of refined petroleum products, such as middle distillates and industrial fuel, experienced improvements from the prior year owing to a lag created by the sharp decline in the prices of crude oil in the latter part of the fiscal year ended March 31, 2009 and the introduction of the new pricing system that is keyed off of weekly wholesale market prices. However, such improvements were not sufficient enough to offset the negative impact that the inventory valuation factors had on the gross margins. To a lesser extent, decreased margins associated with petrochemical products was also attributed to the decline in gross margins in the fiscal year March 31, 2009.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the fiscal year ended March 31, 2009 increased by ¥1.7 billion, or 0.6%, from ¥272.8 billion in the previous fiscal year, to ¥274.5 billion. This was primarily due to increases in lease payments and repair and maintenance of refineries, partially offset by a decrease in transportation costs.

Operating (Loss) Income

Operating loss for the fiscal year ended March 31, 2009 was ¥447.8 billion, a change of ¥680.3 billion from operating income of ¥232.5 billion in the previous fiscal year. Operating loss was primarily due to decreased revenues caused by the economic downturn, increased cost of sales due to inventory valuation factors and the loss on impairment of oil and natural gas properties of ¥97.6 billion. The impairment loss on oil and natural gas properties resulted from the application of the ceiling test, which was attributed primarily to the decline in the market price of crude oil at March 31, 2009 compared to March 31, 2008.

(Loss) Income Before Income Taxes, Minority Interests and Equity in Earnings of Affiliates

Loss before income taxes, minority interests and equity in earnings of affiliates for the fiscal year ended March 31, 2009 was ¥456.1 billion, a decrease of ¥674.4 billion from income of ¥218.3 billion in the previous fiscal year due to the operating loss and impairment of investment securities, partially offset by gains resulting from changes in the fair value of derivative instruments.

Benefit (provision) for Income Taxes

Income taxes for the fiscal year ended March 31, 2009 decreased by ¥242.7 billion as compared to the previous fiscal year. The effective tax rates for the fiscal years ended March 31, 2009 and 2008 were (32.5)% and 43.3%, respectively, reflecting the results of operation between the two periods.

Net (Loss) Income

Net loss for the fiscal year ended March 31, 2009 was ¥296.0 billion, a decrease of ¥424.0 billion from net income of ¥128.0 billion in the previous fiscal year.

Segment Information

Under the FASB ASC guidance for Segment Reporting, operating segments are defined as components of an enterprise about which discrete financial information is available that is regularly evaluated or reviewed by the chief operating decision maker in deciding how to allocate resources in assessing performance.

The business of Nippon Oil is divided into four operating segments:  refining and marketing; oil and natural gas E&P; construction; and other. Nippon Oil evaluates the performance of its operating segments based on the measure of ordinary income, which is determined in accordance with Japan GAAP. Ordinary income is a widely used measure in Japan for evaluating the core profitability of a company’s operations, and forms the basis of the internal reporting which is used by senior management to make resource allocation decisions. Ordinary income is defined as a segment’s net income before extraordinary gains and losses, taxes and minority interest. Ordinary income is calculated by subtracting segment operating expenses from segment revenues (before the elimination of inter-segment transactions); and adding or deducting non-operating income and expense. A reconciliation to U.S. GAAP of the information in the tables below for the six months ended September 30, 2009 and 2008 and for the years ended March 31, 2009 and 2008 is presented in Note 15 to Nippon Oil’s unaudited condensed consolidated financial statements and Note 22 to Nippon Oil’s audited consolidated financial statements, respectively, included elsewhere in this prospectus.

Six Months Ended September 30, 2009 Compared to Six Months Ended September 30, 2008

The following table summarizes revenues and ordinary income (loss) for the six months ended September 30, 2009 and 2008 by operating segments. This information is derived from Nippon Oil’s management reports. For more information, see Note 15 to Nippon Oil’s unaudited condensed consolidated financial statements included elsewhere in this prospectus.

	Refining	Oil and				Segments
Six Months Ended	and	Natural				Total After	GAAP	Consolidated
September 30, 2009	Marketing	Gas E&P	Construction	Other	Eliminations	Eliminations	Adjustments	Total
(Millions of yen)

Revenues from third parties	¥2,382,387	¥66,533	¥136,835	¥32,319	—	¥2,618,074	¥(363,837)	¥2,254,237
Ordinary income	57,335	22,182	3,540	4,213	405	87,675	N/A	N/A

	Refining	Oil and				Segments
Six Months Ended	and	Natural				Total After	GAAP	Consolidated
September 30, 2008	Marketing	Gas E&P	Construction	Other	Eliminations	Eliminations	Adjustments	Total
(Millions of yen)

Revenues from third parties	¥3,993,320	¥128,978	¥139,006	¥22,325	—	¥4,283,629	¥(540,419)	¥3,743,210
Ordinary income (loss)	36,161	21,875	(1,573)	1,913	(220)	58,156	N/A	N/A

Refining and Marketing

Revenues from the refining and marketing segment for the six months ended September 30, 2009 decreased by 40.3%, from ¥3,993.3 billion to ¥2,382.4 billion compared with the corresponding period of the previous fiscal year. Revenues decreased due to decreased sales prices and sales volumes of refined petroleum products and petrochemicals. The decrease in sales prices of refined petroleum products was primarily due to lower average crude oil prices compared to the six months ended September 30, 2008. The decrease in sales volumes of refined petroleum products was mainly due to decreased demand for industrial fuel mainly in Japan. To a lesser extent, the decrease in sales volumes of refined petroleum products was attributed to decreased exports, reflecting the ongoing global economic weakness.

The refining and marketing segment recorded an ordinary income of ¥57.3 billion for the six months ended September 30, 2009 compared with ¥36.2 billion for the corresponding period of the previous fiscal year. The inventory valuation factors more than offset the negative impact of the decreased sales volumes described above and the decline in individual product margins of refined petroleum products. In the six months ended September 30, 2009, the impact of the inventory valuation factors on cost of sales was more favorable than the corresponding period in the previous fiscal year, primarily due to the lower of cost or market value inventory adjustment recorded in the corresponding period of the previous fiscal year; no such adjustment was required to be recorded in the six months ended September 30, 2009. For a detailed discussion of the inventory valuation factors, see “— Results of Operations — Six Months Ended September 30, 2009 Compared to Six Months Ended September 30, 2008 — Cost of Sales.”

For the six months ended September 30, 2009, margins for refined petroleum products decreased significantly compared to the corresponding period of the previous fiscal year. Margins on export sales decreased due to decreased margins in Asia reflecting the ongoing global economic weakness. The prolonged general increase in crude oil prices during the period and the lag of sales prices to reflect such increase also negatively affected margins. In addition, individual product margins, in particular middle distillates, decreased primarily due to declining demand in the domestic market reflecting the continuing impact of the economic downturn and a shift in consumer demand towards products that utilize other energy sources such as gas and electricity.

For the six months ended September 30, 2009, margins for petrochemicals improved compared to the corresponding period of the previous fiscal year primarily due to lower fuel costs in the manufacture of petrochemicals as a result of lower average crude oil costs compared to the corresponding period of the previous fiscal year.

Oil and Natural Gas E&P

Revenues from the oil and natural gas E&P segment for the six months ended September 30, 2009 decreased by 48.4% to ¥66.5 billion compared with the corresponding period of the previous fiscal year. The decrease was primarily due to a decrease in sales prices caused by lower average crude oil prices compared to the six months ended September 30, 2008 and a decrease in production and sales volumes that resulted from temporary production decline due to periodic shutdowns of production facilities for maintenance and repairs. To a lesser extent, the decrease was due to the adverse translation effect of the stronger Japanese yen against the U.S. dollar.

Ordinary income from the oil and natural gas E&P segment for the six months ended September 30, 2009 increased by 1.4% to ¥22.2 billion compared with the corresponding period of the previous fiscal year. This was mainly due to the greatly reduced loss positions generated by changes in the fair value of commodity derivative instruments, offset by decreases in revenues that resulted from decreased sales prices and sales volumes and loss on impairment of oil and natural gas properties.

Construction

Revenues from the construction segment for the six months ended September 30, 2009 decreased by 1.6% to ¥136.8 billion compared with the corresponding period of the previous fiscal year. The decrease was due to the general decrease in public works and capital expenditures reflecting the continuing impact of the economic downturn.

Ordinary income in the construction segment for the six months ended September 30, 2009 was ¥3.5 billion compared to an ordinary loss of ¥1.6 billion in the corresponding period of the previous fiscal year. This was primarily due to a decrease in cost of sales resulting from lower costs of raw materials and cost reduction measures.

Other

Revenues from the other segment for the six months ended September 30, 2009 increased by 44.8% to ¥32.3 billion compared to the corresponding period of the previous fiscal year. The increase was primarily due to an increase in revenues from the real estate business.

Ordinary income in the other segment for the six months ended September 30, 2009 increased to ¥4.2 billion from ¥1.9 billion. This increase was primarily due to increase in revenues from the real estate business.

Fiscal Year Ended March 31, 2009 Compared to Fiscal Year Ended March 31, 2008

The following table summarizes revenues and ordinary (loss) income for the fiscal years ended March 31, 2009 and 2008 by operating segments. This information is derived from Nippon Oil’s management reports. For more information, see Note 22 to Nippon Oil’s audited annual consolidated financial statements included elsewhere in this prospectus.

		Oil and				Segments
Fiscal Year Ended	Refining and	Natural				Total After	GAAP	Consolidated
March 31, 2009	Marketing	Gas E&P	Construction	Other	Eliminations	Eliminations	Adjustments	Total
(Millions of yen)

Revenues from third parties	¥6,760,526	¥218,623	¥356,540	¥53,545	—	¥7,389,234	¥(1,020,810)	¥6,368,424
Ordinary (loss) income	(411,301)	121,078	8,599	6,249	(74)	(275,449)	N/A	N/A

	Refining	Oil and				Segments
Fiscal Year Ended	and	Natural				Total After	GAAP	Consolidated
March 31, 2008	Marketing	Gas E&P	Construction	Other	Eliminations	Eliminations	Adjustments	Total
(Millions of yen)

Revenues from third parties	¥6,862,068	¥234,889	¥370,975	¥56,058	—	¥7,523,990	¥(975,181)	¥6,548,809
Ordinary (loss) income	153,950	111,300	7,163	5,207	(1,953)	275,667	N/A	N/A

Refining and Marketing

Revenues from the refining and marketing segment for the fiscal year ended March 31, 2009 decreased by 1.5% to ¥6,760.5 billion compared with the previous fiscal year. Revenues decreased primarily due to decreased sales volumes of refined petroleum products and decreased sales prices and sales volumes of petrochemicals, partially offset by revenues from the operations of Kyushu Oil, which was acquired by Nippon Oil in October 2008. While sales prices of refined petroleum products in Japan generally increased, sales volumes of refined petroleum products decreased. The increase in sales prices of refined petroleum products in Japan primarily reflected the increase in the average crude oil price for the fiscal year. The decreased sales volumes of refined petroleum products were primarily due to the economic downturn in Japan and a shift in consumer demand towards products that utilize other energy sources such as gas and electricity, but were partially offset by increased sales volumes derived from the operations of Kyushu Oil. Sales prices and sales volumes of petrochemicals decreased as supply exceeded demand and demand decreased due to the economic downturn in Japan. In addition, the appreciation of the Japanese yen against the U.S. dollar from an average of ¥115.3 for the fiscal year ended March 31, 2008 to an average of ¥100.6 for the fiscal year ended March 31, 2009 generally had a favorable impact because of lower cost of crude oil purchases, but was partially offset by an unfavorable impact on exports of petrochemicals.

The refining and marketing segment recorded an ordinary loss of ¥411.3 billion for the fiscal year ended March 31, 2009 compared with an ordinary income of ¥154.0 billion for the fiscal year ended March 31, 2008. This was primarily due to an increase in the cost of sales reflecting inventory valuation factors, which was partially offset by improvements in individual product margins of refined petroleum products such as middle distillates and industrial fuel.

For the fiscal year ended March 31, 2009, margins for refined petroleum products improved significantly compared to the previous fiscal year. While the average crude oil market price increased, the lag created by the sharp decline in crude oil price from August 2008 had a positive effect on Nippon Oil’s refining margins. Margins for middle distillates increased primarily due to improved supply/demand balances in the domestic market resulting from increased exports and downward adjustments of production levels. Margins for industrial fuel also increased due to the lag associated with the sudden decline in crude oil prices from August 2008. These increases in margins offset decreased margins for gasoline and decreased demand. The new pricing system also contributed to improved refining margins during the period of sharp decline in crude oil prices. In addition, to a lesser extent, products such as asphalt and sulfur contributed to improved margins.

For the fiscal year ended March 31, 2009, margins for petrochemicals declined compared to the previous fiscal year. The decline in margin was due to a decrease in average global market prices for petrochemicals including paraxylene, benzene and propylene, to which the sales prices are linked, and an increase in the average crude oil price for the fiscal year ended March 31, 2009. While the sales prices of petrochemicals generally increased in the first half of the fiscal year, the sales prices decreased in the second half of the fiscal year resulting from the global economic downturn, decreased demand and a steep decline in the market prices of crude oil.

Oil and Natural Gas E&P

Revenues from the oil and natural gas E&P segment for the fiscal year ended March 31, 2009 decreased by 6.9% to ¥218.6 billion compared with the previous fiscal year. The decrease was primarily due to a decrease in sales volumes and to a lesser extent the adverse translation effect of the stronger Japanese yen against the U.S. dollar, which was partially offset by an increase in the average crude oil price for the fiscal year. The decreased sales volumes were primarily due to production equipment failures in Australia and Malaysia.

Ordinary income from the oil and natural gas E&P segment increased by 8.8% to ¥121.1 billion compared with the previous fiscal year. Despite a decrease in revenues, an increase in other income consisting of gains from the changes in the fair value of derivative financial instruments and a decrease in depreciation, depletion and amortization led to an increase in ordinary income when compared to the prior fiscal year.

Construction

Revenues from the construction segment for the fiscal year ended March 31, 2009 decreased by 3.9% to ¥356.5 billion compared with the previous fiscal year. The decrease was due to the general decrease in public works and capital expenditures due to the economic downturn.

Ordinary income in the construction segment for the fiscal year ended March 31, 2009 increased by 20.0% to ¥8.6 billion compared with the previous fiscal year. This was primarily due to a decrease in cost of sales resulting from lower costs of raw materials attributed to the sharp decline in crude oil prices in the fourth quarter of the fiscal year, which was partially offset by an increase in costs of raw materials in the first to third quarters of the fiscal year.

Other

Revenues from the other segment for the fiscal year ended March 31, 2009 decreased by 4.5% to ¥53.5 billion compared with the previous fiscal year. The decrease was primarily due to decreased sales of goods and decreased trading volumes resulting from the economic downturn, which was partially offset by an increase in rental income due to increased volume of new leases.

Ordinary income in the other segment for the fiscal year ended March 31, 2009 increased 20.0% to ¥6.2 billion. This increase was primarily due to an increase in rental income due to increased volume of new leases.

Geographic Information

Fiscal Year Ended March 31, 2009 Compared to Fiscal Year Ended March 31, 2008

The following tables summarize for the periods shown Nippon Oil’s revenues and property, plant, equipment and oil and natural gas properties, net, by geographic areas. For the purpose of presenting its operations in geographic areas below, Nippon Oil attributes revenues from external customers to individual countries in each area based on where products are sold and services are provided, and attributes assets based on where assets are located. Information by geographic segment is based upon U.S. GAAP.

As of and for the Fiscal Year Ended March 31, 2009	Japan	Overseas	Consolidated Total
	(Millions of yen)

Revenues	¥5,529,867	¥838,557	¥6,368,424
Property, plant, equipment and oil and natural gas properties, net	1,343,682	204,452	1,548,134

As of and for the Fiscal Year Ended March 31, 2008	Japan	Overseas	Consolidated Total
	(Millions of yen)

Revenues	¥5,814,583	¥734,226	¥6,548,809
Property, plant, equipment and oil and natural gas properties, net	1,287,189	339,468	1,626,657

Outlook

Nippon Oil expects domestic demand for refined petroleum products to continue to decline in the fiscal year ending March 31, 2010, reflecting the continued low business activity levels resulting from the ongoing global economic weakness and a shift in consumer demand towards products that utilize other energy sources such as gas and electricity. Further, while Nippon Oil expects that crude oil prices will gradually increase throughout the fiscal year ending March 31, 2010, it expects that the average price of crude oil for the fiscal year ending March 31, 2010 will be lower than the average price for the fiscal year ended March 31, 2009. Margins of refined petroleum products are expected to remain weak for the fiscal year ended March 31, 2010 due to decreased sales prices in both the domestic and overseas markets. Nippon Oil expects, however, that margins of refined petroleum products will increase in the mid to long term as a result of increased demand primarily from export markets such as China and India. Margins of petrochemicals are expected to increase due to decreased supply in the industry resulting from production level adjustments and increased demand in the export markets.

In the oil and natural gas E&P segment, sales volumes are expected to be flat compared to the fiscal year ended March 31, 2009, while sales prices are expected to decrease significantly due to the expected lower average crude oil and gas prices. As a result, Nippon Oil expects revenues to decrease significantly in the fiscal year ended March 31, 2010 compared to the previous fiscal year. However, Nippon Oil anticipates that its earnings will improve significantly and will generate operating income and net income, as cost of sales is expected to be lower due to a favorable impact on inventory valuation factors, which is expected to be caused primarily by the gradual increase in crude oil prices.

Financial Condition

September 30, 2009 Compared to March 31, 2009

Nippon Oil’s total assets as of September 30, 2009 were ¥3,963.0 billion, a decrease of ¥23.8 billion, or 0.6%, compared to March 31, 2009. Total current assets as of September 30, 2009 decreased slightly to ¥1,742.6 billion from ¥1,800.4 billion as of March 31, 2009. The principal factors causing the decrease were decreases in cash and cash equivalents of ¥39.8 billion, short term investments of ¥20.0 billion, deferred income taxes of ¥7.5 billion and other accounts and notes receivable of ¥91.0 billion, which were partially offset by an increase in inventories of ¥114.8 billion due to higher crude oil prices as at September 30, 2009.

Total liabilities as of September 30, 2009 were ¥3,024.8 billion, a decrease of ¥78.3 billion, or 2.5%, from March 31, 2009. Total current liabilities as of September 30, 2009 decreased ¥30.5 billion, or 1.6%, to ¥1,914.3 billion. The decrease in current liabilities was primarily due to a decrease in excise taxes payable of ¥61.8 billion, which was partially offset by increases in outstanding short-term debt resulting from higher working capital requirements due to the increase in crude oil prices. Non-current liabilities as of September 30, 2009 decreased ¥47.7 billion, or 4.1%, to ¥1,110.5 billion. The decrease in non-current liabilities was primarily due to a decrease in long-term debt, less current portion of ¥37.0 billion.

Nippon Oil requires substantial funds for working capital. Nippon Oil’s working capital needs are primarily for operating expenses, including the purchase of crude oil, manufacturing expenses, employee expenses, advertising, rent, property, building and equipment maintenance and research and development. Because the purchase of crude oil comprises a large part of Nippon Oil’s working capital needs, working capital generally fluctuates with changes in crude oil prices. Nippon Oil requires working capital to procure crude oil and to pay for its transportation costs prior to receiving revenues generated from it, and to also maintain certain inventory levels at all times in order to satisfy Japanese law and regulations by storing a stockpile of crude oil and refined petroleum products amounting to 70 days’ equivalent of oil it sold in Japan in the past 12 months. As of September 30, 2009, Nippon Oil’s working capital deficiency, defined as the excess of current liabilities over current assets, was ¥171.7 billion, an increase in working capital deficiency of ¥27.3 billion, compared to March 31, 2009 as the decrease in current assets exceeded the decrease in current liabilities due to the reasons explained above.

Total equity attributable to Nippon Oil Corporation increased 6.9%, or ¥55.2 billion, to ¥857.5 billion as of September 30, 2009, primarily due to the net income for the period of ¥40.5 billion and the decrease in accumulated other comprehensive loss comprised of ¥15.3 billion of unrealized gains on securities and ¥10.6 billion of foreign currency translation adjustments, partially offset by ¥14.6 billion of dividend payments.

As a result of the decrease in total liabilities and the increase in equity attributable to Nippon Oil Corporation, the stockholders’ equity ratio increased by 1.5 percentage points as of September 30, 2009, to 21.6%. In addition, the current ratio decreased from 0.93 to 0.91.

March 31, 2009 Compared to March 31, 2008

Nippon Oil’s total assets as of March 31, 2009 were ¥3,986.8 billion, a decrease of ¥732.4 billion, or 15.5%, compared to March 31, 2008. Total current assets as of March 31, 2009 decreased ¥708.8 billion, or 28.2%, to ¥1,800.4 billion. Principal factors causing the decrease included a decrease in inventories of ¥489.5 billion and a decrease in trade accounts and notes receivable of ¥350.6 billion, each of which was due to the decrease in crude oil prices during the latter part of the fiscal year.

Total liabilities as of March 31, 2009 were ¥3,103.1 billion, a decrease of ¥247.9 billion, or 7.4%, from March 31, 2008. Total current liabilities as of March 31, 2009 decreased ¥368.0 billion, or 15.9%, to ¥1,944.8 billion. Principal factors causing the decrease included a decrease in accounts and notes payable of ¥353.2 billion and a decrease in outstanding commercial paper resulting from lower working capital requirements due to the decrease in crude oil prices during the latter part of the fiscal year. Non-current liabilities as of March 31, 2009 increased ¥120.0 billion, or 11.6%, to ¥1,158.3 billion. Principal factors causing increase of non-current liabilities included the increase in long-term debt, less current portion of ¥169.1 billion, which was primarily due to increased borrowings and bond issuances, the proceeds of which were used mainly for capital expenditures.

As of March 31, 2009, Nippon Oil’s working capital deficiency, defined as the excess of current liabilities over current assets, was ¥144.4 billion, compared with the excess working capital of ¥196.4 billion as of March 31, 2008. This change in working capital was primarily due to decreased inventory value reflecting lower crude oil prices at the end of the fiscal year.

Total stockholders’ equity decreased 36.5%, or ¥461.2 billion, to ¥802.3 billion in the fiscal year ended March 31, 2009, primarily due to the net loss for the period, a decrease in unrealized gains on securities and foreign currency translation adjustments.

As a result of the decrease in total liabilities and decrease in stockholders’ equity, the stockholders’ equity ratio decreased by 6.7 percentage points as of the fiscal year ended March 31, 2009, to 20.1%. In addition, the current ratio decreased from 1.08 to 0.93.

Liquidity and Capital Resources

Cash Flows

The following table shows Nippon Oil’s cash flow data for the six months ended September 30, 2009 and 2008 and the fiscal years ended March 31, 2009 and 2008:

	Six Months Ended September 30,		Fiscal Year Ended March 31,
	2009	2008	2009	2008
	(Millions of yen)

Cash and cash equivalents at beginning of period/year	¥217,091	¥203,535	¥203,535	¥303,227
Net cash provided by (used in) operating activities	10,201	(124,885)	461,694	111,684
Net cash used in investing activities	(102,265)	(148,976)	(325,138)	(272,349)
Net cash provided by (used in) financing activities	41,162	353,189	(86,059)	65,848
Effect of exchange rate changes on cash and cash equivalents	11,059	(9,709)	(36,941)	(4,875)
Net (decrease) increase in cash and cash equivalents	(39,843)	69,619	13,556	(99,692)
Cash and cash equivalents at end of period/year	177,248	273,154	217,091	203,535

Six Months Ended September 30, 2009 Compared to Six Months Ended September 30, 2008

Net cash provided by operating activities for the six months ended September 30, 2009 totaled ¥10.2 billion, compared with net cash used in operating activities of ¥124.9 billion in the corresponding period of the previous fiscal year. The change was primarily due to increased net income and decreased working capital requirements including an increase in inventories of ¥114.5 billion, reflecting lower crude oil prices compared to the corresponding period of the previous fiscal year.

Net cash used in investing activities for the six months ended September 30, 2009 totaled ¥102.3 billion, compared with ¥149.0 billion in the corresponding period of the previous fiscal year. In the six months ended September 30, 2008, more cash was used in connection with the acquisition of Kyushu Oil.

Net cash provided in financing activities for the six months ended September 30, 2009 totaled ¥41.2 billion, compared with ¥353.2 billion in the corresponding period of the previous fiscal year. The decrease principally reflected a decrease in short-term debt due to decreased working capital requirements as a result of lower average crude oil prices compared to the corresponding period of the previous fiscal year, which was partially offset by an increase in dividends.

Cash and cash equivalents totaled ¥177.2 billion as of September 30, 2009, compared with ¥273.2 billion as of September 30, 2008. Cash and cash equivalents are held primarily in Japanese yen.

Fiscal Year Ended March 31, 2009 Compared to Fiscal Year Ended March 31, 2008

Net cash provided by operating activities for the fiscal year ended March 31, 2009 totaled ¥461.7 billion, compared with ¥111.7 billion in the previous fiscal year. The increase was primarily due to a decrease in inventories of ¥580.4 billion and a decrease in accounts and notes receivable of ¥415.0 billion, which was partially offset by a decrease in accounts and notes payable of ¥323.1 billion, each of which was due to lower crude oil prices at the end of the fiscal year.

Net cash used in investing activities during the fiscal year ended March 31, 2009 totaled ¥325.1 billion, compared with ¥272.3 billion in the previous fiscal year. The increase primarily reflected an increase in investment in the oil and natural gas E&P segment, including additional investments in an affiliate to indirectly acquire interests in natural gas fields in Papua New Guinea, which was partially offset by a decrease in capital expenditures.

Net cash used in financing activities for the fiscal year ended March 31, 2009 totaled ¥86.1 billion, compared with ¥65.8 billion of cash provided by financing activities in the previous fiscal year. This principally reflected a decrease in short-term borrowings and commercial paper due to the repayment of outstanding commercial paper during the fiscal year ended March 31, 2009 as Nippon Oil’s working capital requirements decreased as a result of lower crude oil prices during the latter part of the fiscal year, an increase in dividends and changes in long-term debt.

Cash and cash equivalents totaled ¥217.1 billion as of March 31, 2009, compared with ¥203.5 billion as of March 31, 2008. Cash and cash equivalents are held primarily in Japanese yen.

Capital expenditures were ¥173.6 billion and ¥262.7 billion for the fiscal year ended March 31, 2009 and March 31, 2008, respectively. Capital expenditures for the fiscal year ended March 31, 2009 consisted principally of expenditures related to the improvement and expansion of sales network, capital improvement at refineries and additional development investments in the oil and natural gas E&P segment. For the fiscal year ended March 31, 2009, capital expenditures in the four operating segments, per management reports as disclosed in Note 22 to Nippon Oil’s audited consolidated financial statements included elsewhere in this prospectus, were as follows: refining and marketing (¥94.7 billion); oil and natural gas E&P (¥75.2 billion); construction (¥8.7 billion); and other (¥1.0 billion).

In the refining and marketing segment, Nippon Oil invested in service stations to improve and expand its sales network. In addition, Nippon Oil invested to increase the production of petrochemicals and constructed a high efficiency power generation facility in order to increase the effectiveness of utilizing heavy oil and residue, to conserve energy and to retail electric power.

In the oil and natural gas E&P segment, Nippon Oil purchased interests in oil and natural gas fields in production, made additional development investments in oil and natural gas fields and conducted exploration operations.

In the construction segment, Nippon Oil improved and updated construction equipment in order to increase construction capability and reduce construction costs. Nippon Oil also updated manufacturing equipment in order to increase production efficiency.

In the fiscal year ending March 31, 2010, Nippon Oil plans to invest ¥150 billion in capital expenditures, including investments in exploration and production of oil and natural gas fields, refineries, and construction and improvement of service stations. As of September 30, 2009, ¥76.1 billion in capital expenditures has been invested.

Nippon Oil believes that funds generated internally from operations, borrowings from financial institutions and proceeds from issuances of unsecured debt will be sufficient to meet its present cash requirements, including working capital, capital expenditures, investments and debt service.

Dividends and Other Distributions to Shareholders

Nippon Oil paid total dividends of ¥14.6 billion (¥10 per share) and ¥8.8 billion (¥6 per share) during the six months ended September 30, 2009 and 2008, respectively. Nippon Oil declared interim dividends of ¥10 per share (payable in December 2009) and ¥10 per share for the six months ended September 30, 2009 and 2008, respectively.

Nippon Oil paid total dividends of ¥23.4 billion (¥16 per share) and ¥17.6 billion (¥12 per share) during the fiscal years ended March 31, 2009 and 2008, respectively. Nippon Oil declared dividends of ¥20 per share and ¥12 per share for the fiscal years ended March 31, 2009 and 2008, respectively.

Nippon Oil considers returning profits to its shareholders a priority. Nippon Oil aims to increase its dividend level in the mid to long term, balancing such factors as a consistent payment of dividends and the amount of retained earnings needed in order to invest to realize its growth strategies and to increase corporate value. In addition, Nippon Oil will consider repurchasing its common stock from time to time to enhance shareholder value and, if it determines to do so, will execute repurchases pursuant to the resolution of the board of directors.

Nippon Oil normally pays dividends twice per year, a year-end dividend and an interim dividend. Year end dividends are proposed for approval at the ordinary general shareholders’ meeting each year. Interim dividends are declared by the board of directors with a record date of September 30 each year, pursuant to Nippon Oil’s articles of incorporation.

During the fiscal year ended March 31, 2009, Nippon Oil repurchased 4.4 million shares of common stock at a cost of ¥2.2 billion. The repurchases were made in the open market and in connection with the acquisition of

Kyushu Oil, which held 2.7 million shares of Nippon Oil’s common stock. For the six months ended September 30, 2009, Nippon Oil repurchased 0.1 million shares of common stock at a cost of ¥80 million.

For more information related to dividends of Nippon Oil, see “Comparative Per Share Market Price Data and Dividend Information” and “The Joint Share Transfer Agreement — Distribution of Dividends.”

Financing Activities

Nippon Oil finances a portion of its capital requirements with the proceeds of short-term borrowings and long-term debt.

As of September 30, 2009, the balance of Nippon Oil’s total indebtedness was ¥1,631.0 billion, an increase of ¥55.1 billion, or 3.4%, from March 31, 2009 and was primarily due to the increase in short-term debt reflecting higher working capital requirements as a result of increased prices of crude oil.

As of March 31, 2009, Nippon Oil’s outstanding indebtedness was ¥1,575.8 billion, an increase of ¥45.1 billion, or 2.9%, from March 31, 2008. This change was primarily due to an increase in long-term debt of approximately ¥169.1 billion, primarily due to increased borrowings and bond issuances, which was partially offset by a decrease in outstanding commercial paper due to reduced working capital requirements. Nippon Oil’s short term borrowings and long-term debt are primarily denominated in Japanese yen.

A portion of Nippon Oil’s short-term borrowings and long-term debt have restrictions on the use of proceeds, including low-interest loans it receives from government-owned entities such as Japan Bank for International Cooperation, the Development Bank of Japan, and Japan Oil, Gas and Metals National Corporation. Such loans may only be used for development of oil and natural gas fields, capital investments in refineries and financings of the government regulated stockpile.

Nippon Oil’s funding and treasury policy is generally flexible and raises necessary funds through short term borrowings, long-term debt or otherwise, depending on the working capital needs, market conditions and terms and conditions made available to Nippon Oil.

Long Term Debt

	March 31,
	2009	2008
	(Millions of yen)

Loans from banks, life insurance companies and government agencies, due through March 2022 at interest rates ranging from 0.10% to 5.68%
Secured	¥18,615	¥78,786
Unsecured	635,556	452,597
Unsecured bonds denominated in yen, due through June 2018, at interest rates ranging from 0.90% to 2.48%	220,000	170,000
Unsecured Eurobonds denominated in yen, due through April 2013, at interest rates ranging from 1.16% to 1.62%	5,021	5,047
Financing obligation associated with sale and leaseback (Note 6)
Secured	40,174	41,860
Capital lease obligations
Due March 2009 to March 2016 with a weighted-average interest rate of 2.3%	14,152	11,199

	933,518	759,489
Less current portion	(90,167)	(85,233)

	¥843,351	¥674,256

Nippon Oil’s long-term loans have a maturity of 2 to 22 years, and accrue interest on either a fixed or floating rate basis. As of March 31, 2009, the weighted-average interest rate of Nippon Oil’s long-term indebtedness was

1.55%. As of March 31, 2009, Nippon Oil had capital lease obligations of ¥14.2 billion with a weighted-average interest rate of 2.3%.

As of September 30, 2009 and March 31, 2009, Nippon Oil’s assets pledged as collateral for its long-term debt or other debt amounted to ¥550.7 billion and ¥615.1 billion, respectively.

Short-Term Borrowings and Commercial Paper

Nippon Oil’s short-term borrowings are primarily unsecured and generally represent borrowings from banks, with a weighted-average interest rate of 1.3% and 2.2% for the fiscal year ended March 31, 2009 and 2008, respectively. Nippon Oil’s commercial paper had a weighted average interest rate of 0.6% and 0.7% for the fiscal years ended March 31, 2009 and 2008, respectively. Nippon Oil’s outstanding short-term borrowings were ¥400.3 billion and ¥343.3 billion as of March 31, 2009 and 2008, respectively. Nippon Oil’s outstanding commercial paper was ¥242.0 billion and ¥428.0 billion as of March 31, 2009 and 2008, respectively.

Nippon Oil has a commitment line contract with a syndicate of five banks in the amount of ¥100.0 billion that can be used for general corporate purposes and another commitment line contract with a bank in the amount of ¥50.0 billion in case of major earthquakes that may affect its facilities until March 2012. There were no borrowings under these commitment lines as of September 30, 2009. In addition, Nippon Oil Corporation and three foreign subsidiaries have a commitment line contract with a syndicate of three banks in the amount of $200 million that can be used for general corporate purposes until March 2011. There were no borrowings under these commitment lines as of September 30, 2009.

Contractual Obligations and Commitments

As of March 31, 2009, Nippon Oil’s contractual obligations were as follows:

Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(Millions of yen)

Long-term debt obligations	¥919,366	¥87,771	¥166,644	¥191,920	¥473,031
Capital lease obligations(1)	14,435	2,396	4,306	3,829	3,904
Operating lease obligations(1)	6,062	1,068	1,440	1,059	2,495
Purchase obligations(2)	59,521	36,925	12,374	3,364	6,858
Total	¥999,384	¥128,160	¥184,764	¥200,172	¥486,288

(1)	Nippon Oil leases buildings, machinery, and equipment pursuant to capital lease and operating lease transactions.

(2)	A purchase obligation is an enforceable and legally binding agreement to purchase goods or services that specifies significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transactions. In the ordinary course of business, Nippon Oil has various purchase obligations, mainly related to the acquisition of property, plant, and equipment, and maintenance agreements for refinery equipment. The purchase obligations amounts in the table above are based on the minimum quantities to be purchased at an agreed price or estimated prices to be paid based on current market conditions. Accordingly, the actual amounts to be paid may vary significantly from the amounts presented.

There have been no material changes in Nippon Oil’s contractual obligations since March 31, 2009.

Research and Development

Nippon Oil engages in various research and development activities relating to lubricants, specialty chemicals, sulfur-free gasoline, HS-FCC, fuel cells, solar cells, carbon electrode materials for capacitors and other areas. Nippon Oil focuses its research and development on technologies for the development of high margin and high value-added businesses relating to the advanced usage of oil and alternative energy.

Nippon Oil’s research and development costs were ¥12.3 billion in the fiscal year ended March 31, 2009 and ¥12.7 billion in the fiscal year ended March 31, 2008.

Off-Balance Sheet Arrangements

Nippon Oil provides guarantees for bank loans of its employees and affiliates. The guarantees for the employees are principally made for their housing loans with a contract period of two to thirty years. The guarantees to the affiliates and other companies are principally made for their net operating cash flows and project financing with contract period ranging from one to fifteen years. Nippon Oil is required to make payments to the guaranteed parties in the events that the borrowers fail to fulfill the obligations under the contracts and Nippon Oil is exposed to a maximum potential future payment of ¥48.6 billion and ¥65.2 billion as of March 31, 2009 and 2008, respectively. The carrying amounts of the liability for Nippon Oil’s obligation under these guarantees were not significant as of March 31, 2009 and 2008.

Quantitative and Qualitative Disclosures about Market Risk

Nippon Oil is exposed to market risk from changes in commodity price, foreign currency exchange rates, interest rates and equity security markets. In order to manage the risk arising from changes in commodity price, foreign exchange rates and interest rates, Nippon Oil enters into certain derivative financial instruments, which it does not hold or issue for trading purposes or to generate income. Nippon Oil monitors and manages these financial exposures as an integral part of the its overall risk management program, which recognizes the unpredictability of financial markets and seeks to reduce the potential adverse effect on Nippon Oil’s operating results.

Nippon Oil’s refining and marketing segment operates in a highly competitive environment which affects margins. Earnings from the refining and marketing segment are primarily determined by margin capture rather than absolute price levels of products sold. Refining margins are a function of the difference between what a refiner pays for its raw materials, primarily crude oil, and the market prices for the range of refined petroleum products produced. These prices in turn depend on global and regional supply/demand balances, inventory levels, refinery capacities, import/export balances, seasonal demand, weather conditions and geopolitical climate.

Commodity Price Risk

Nippon Oil is exposed to fluctuations in the prices of crude oil whose prices are determined by reference to international market prices. Prices for crude oil fluctuate and are influenced by global as well as regional supply and demand conditions. When prices for crude oil are volatile, the volatility will have a significant effect on Nippon Oil’s cost of sales and net income.

Due to the volatility of oil and natural gas prices, from time to time, Nippon Oil uses commodity derivative instruments to seek to achieve a more predictable cash flow as well as to reduce exposure to commodity price fluctuations. In particular, Nippon Oil uses commodity derivative instruments that do not receive hedge accounting treatment to manage its exposure to price volatility on a portion of its refinery feedstock purchases and refined petroleum product sales, and to manage its exposure to long term fixed price sale agreements. In addition, Nippon Oil uses crude oil forward sales contracts in its oil and gas E&P segment to secure predictable cash inflows. These derivative instruments are considered economic hedges for which changes in their fair value are recorded currently in income.

Foreign Currency Exchange Rate Risk

A portion of Nippon Oil’s business in the refining and marketing segment and oil and natural gas E&P segment is conducted in currencies other than the Japanese yen, primarily in U.S. dollars. As such, fluctuations in foreign exchange rates may affect the value of assets, liabilities, receipts and payments when converted into Japanese yen. In addition, fluctuations in foreign exchange rates may also have a material impact when the financial statements of overseas consolidated subsidiaries are converted into Japanese yen. Purchases from overseas suppliers accounted for approximately ¥3,402 billion or 52.8% of total cost of sales for the fiscal year ended March 31, 2009. Sales to overseas customers accounted for approximately ¥838.6 billion, or 13.2% of total revenues for the fiscal year ended March 31, 2009.

Nippon Oil enters into foreign currency exchange purchase and sale contracts to manage its exposure to exchange rate fluctuations. Changes in the fair value of these contracts are recognized currently in income and are intended to offset the income effect of translating the foreign currency denominated transactions that they are intended to hedge.

As of March 31, 2009, Nippon Oil had commitments to purchase U.S. dollars equivalent ¥0.59 billion and Euro equivalent ¥0.094 billion, and to sell U.S. dollars equivalent ¥2.01 billion. Nippon Oil’s market risk was minimal on these contracts, as they mature on or before April 30, 2010, resulting in a gain of ¥0.28 billion in fiscal year ended March 31, 2009.

Interest Rate Risk

Nippon Oil is exposed to market risk from changes in interest rates. At March 31, 2009, Nippon Oil’s outstanding indebtedness was ¥1,575.8 billion, of which approximately 68% was variable-rate debt with interest rates mainly based on Inter-bank Offered Rate quoted in Tokyo (TIBOR) or London (LIBOR). The use of floating rate debt instruments provides a benefit when interest rates decrease but exposes Nippon Oil to future increases in interest rates. For the year ended March 31, 2009, outstanding borrowings and interest rates between 0.10% and 5.68% applied to various borrowings, a 1% change in these interest rates would result in an increase or decrease in interest expense of approximately ¥4 billion on an annual basis.

Nippon Oil manages its exposure to interest rates by entering into interest rate swap agreements which convert certain floating rate debt to fixed rate.

Equity Securities Price Risk

Nippon Oil has marketable equity securities which are subject to equity price risk arising from changes in their market prices, none of which are classified as trading securities. As of March 31, 2009, Nippon Oil held marketable equity securities with an acquisition cost of ¥154.0 billion and fair value of ¥189.2 billion. The potential change in the fair value of these investments, assuming a 10% change in prices, would be approximately ¥18.9 billion as of March 31, 2009.

There have been no material changes to Nippon Oil’s market risks during the six months ended September 30, 2009.

NIPPON MINING MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Nippon Mining’s financial condition and results of operations together with its consolidated financial statements included elsewhere in this prospectus. The discussion as of and for the six months ended September 30, 2009 and 2008 is based on Nippon Mining’s unaudited consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The discussion as of and for the fiscal years ended March 31, 2009 and 2008 is based on Nippon Mining’s audited annual consolidated financial statements, which have been prepared in accordance with U.S. GAAP.

Overview

Nippon Mining is a diversified holding company that has three main business areas: petroleum, metals and other operations. Nippon Mining further divides the petroleum business into three operating segments and the metals business into four operating segments.

The global financial crisis and economic downturn that deepened significantly in September 2008, due in part to the collapse of a major U.S. financial institution in that month, created extremely challenging conditions for Nippon Mining. These conditions were marked by volatile crude oil and copper prices, the most important raw materials required by Nippon Mining. The global economic slowdown also led to lower consumer demand for a variety of electronic products; as a consequence, Nippon Mining has experienced a substantial decline in demand for electronic materials.

In the fiscal year ended March 31, 2009, the Japanese economy slowed in the first half due in part to rapidly increasing raw material costs and the effects of the subprime loan crisis in the United States. In the second half of that year, the Japanese economy declined further as the effects of the financial crisis, which had largely been limited to the United States and Europe, spread to other parts of the world, adversely affecting the global economy. Over the course of that year, the Japanese economy also deteriorated rapidly due to significant reductions in capital investment, stemming from worsening corporate earnings, as well as substantial decreases in demand, including export demand. Examples of the effect on Japan, where the vast majority of Nippon Mining’s operations are located, include:

•	exports from Japan and other parts of Asia declined rapidly due to the economic slowdown in the United States and Europe and the Japanese yen continues to maintain its strength against other currencies;

•	on November 17, 2008, the Japanese government announced that Japan had entered a recession, and, according to the Cabinet Office, Japan’s real gross domestic product contracted in each quarter of the fiscal year ended March 31, 2009. Cabinet Office data shows that Japan’s real gross domestic product contracted 0.7% in the first quarter of the fiscal year ended March 31, 2009, 1.3% in the second quarter and 3.4% in the third quarter and 3.3% in the fourth quarter. Preliminary figures show growth of 0.6% for the first quarter of the fiscal year ending March 31, 2010;

•	the Nikkei 225 Index decreased by 27.5% to 12,525.54 during the fiscal year ended March 31, 2008, and by another 35.3% to 8,109.53 during the fiscal year ended March 31, 2009; the index has increased to 10,034.74 as of October 30, 2009; and

•	according to Teikoku Databank Ltd., a Japanese research institution, there were approximately 11,300 corporate bankruptcies involving approximately ¥5.5 trillion in total liabilities in Japan in the fiscal year ended March 31, 2008, approximately 13,200 corporate bankruptcies involving approximately ¥13.7 trillion in total liabilities in the fiscal year ended March 31, 2009, and approximately 6,700 corporate bankruptcies involving approximately ¥2.5 trillion in total liabilities in the six months ended September 30, 2009.

In the six months ended September 30, 2009, the world economy leveled out as a result of various governments’ economic stimulus packages. However, economic and market conditions were still marked by extremely low levels of consumption and production. While the Chinese economy experienced rapid growth, spurred by massive government spending, the United States, European and other industrialized economies continued to weaken as unemployment rates rose and personal incomes fell. The Japanese economy also leveled out as a result of government spending and resurgent exports to China. Production and exports in the six months ended September 30, 2009 both increased in comparison to the six months ended March 31, 2009. However, the Japanese economy still suffers from low levels of consumer spending and investment in housing, falling capital investment and increased unemployment.

Factors Affecting Nippon Mining’s Financial Results

The following describes key factors that have materially affected Nippon Mining’s results of operations for each of its businesses in the six months ended September 30, 2009 and 2008, and in the fiscal years ended March 31, 2009 and March 31, 2008.

Petroleum

The petroleum business accounts for most of Nippon Mining’s revenues. Based on management reports, for the six months ended September 30, 2009 the petroleum business accounted for 74.2% of Nippon Mining’s revenue, before eliminations and adjustments. The key factors affecting Nippon Mining’s results of operations from its petroleum business are those related to the petroleum refining and marketing segment, in particular the refining margin it earns from the production and sale of gasoline and other refined petroleum products, as well as its petrochemical products. Nippon Mining’s refined petroleum products, mainly gasoline, are sold primarily to Japanese consumers; its petrochemical products are sold primarily to customers in Asia, mainly China, Korea and Taiwan. Nippon Mining’s results of operations from its petroleum business are also affected generally by changes in revenues, cost of sales and selling, general and administrative expenses.

Refining Margin

Refining margin is the primary determinant of Nippon Mining’s earnings and cash flows from operations and refers to the difference between the prices earned by Nippon Mining from sales of its refined petroleum and petrochemical products and the prices paid by Nippon Mining to purchase the raw materials for such products, primarily crude oil. Crude oil is an internationally traded commodity, prices of which reflect global demand and have historically fluctuated widely, whereas short term changes in retail prices for Nippon Mining’s refined petroleum products are caused mainly by domestic factors, including domestic and regional demand, competition, inventory levels, refinery capacities, seasonal demand and weather conditions. See “Information Relating to the Oil Industry — Crude Oil and Gasoline” for a comparison of the average price of crude oil imported into Japan and the average retail price of gasoline sold in Japan since 2005.

Time Lag of Sales Prices Compared to Crude Oil Prices.  Fluctuations in crude oil prices can have a material impact on Nippon Mining’s refining margins, and accordingly its results of operations, depending on the extent to which prices for refined petroleum and petrochemical products are not adjusted to reflect such fluctuations in related costs. In order to preserve its refining margins, Nippon Mining strives to raise its sales prices when crude oil prices are increasing and to maintain current sales prices when crude oil prices are decreasing. However, due to price competition, excess supply of or weak demand for refined petroleum products in the Japanese market and other factors, it is not always possible for Nippon Mining to raise or maintain refined petroleum and petrochemical product prices in response to fluctuations in the price of crude oil. Furthermore, product price changes may lag changes in Nippon Mining’s cost of sales for crude oil and other raw materials. This time lag adversely affects Nippon Mining’s ability to preserve margins during periods of sudden or prolonged increases in the price of crude oil and other raw materials. Thus, Nippon Mining may experience declining margins in its businesses for extended periods of time when crude oil and other raw material prices are generally rising. In November 2008, Nippon Mining introduced a pricing system that is keyed off of weekly wholesale market prices for refined petroleum products and is based on a formula that sets sales prices in advance. Market prices for gasoline and other refined petroleum products in turn are driven by crude oil prices and inventory levels, as well as changes in supply and demand, inter-dealer markets and overseas market conditions. This pricing system helps management to make timely decisions to adjust the volume of petroleum products procured from other refiners and to strike an appropriate balance between domestic sales and exports. Previously, Nippon Mining had updated its sales prices monthly based on its crude oil costs.

Revenues

The primary determinants of Nippon Mining’s revenues in its petroleum business are the prices earned by Nippon Mining on sales of its refined petroleum and petrochemical products, the levels of demand for such products and its product mix and distribution channels.

Sales Prices for Refined Petroleum Products.  Gasoline prices in Japan have tended to fluctuate from year to year. Retail gasoline prices in Japan decreased from August 2008 through January 2009, generally in line with crude oil prices. The decrease in gasoline prices was also attributable to declining domestic demand for gasoline, as a result of improvements in automobile fuel efficiency, the increasing popularity of smaller vehicles, which tend to be more fuel-efficient and a general trend toward energy conservation, and, to a lesser extent, by overcapacity in domestic refining. Generally lower prices for crude oil have been insufficient to offset the effects of decreasing domestic demand for gasoline. Since January 2009, gasoline prices in Japan have been gradually increasing, owing to increases in prices for crude oil; however, because of the intense competition in the market for refined petroleum products and excess capacity in petroleum refiners Nippon Mining has been unable to fully pass on the price increases to its customers at times when crude oil prices are rising. For the six months ended September 30, 2009, the average price per liter of regular gasoline in Japan was ¥122.0 as compared to ¥167.5 for the six months ended September 30, 2008. For the fiscal year ended March 31, 2009, the average price per liter of regular gasoline in Japan was ¥145.8 as compared to ¥145.6 for the fiscal year ended March 31, 2008. See “Information Relating to the Oil Industry” for more information on gasoline prices.

Demand for Refined Petroleum and Petrochemical Products.  Nippon Mining’s revenues in its petroleum business are closely tied to demand for refined petroleum products in Japan, Nippon Mining’s core marketing area. Demand for petrochemical products comes mainly from overseas.

Domestic demand for refined petroleum products has been decreasing due to lower economic activity and energy conservation trends. The increasing popularity of smaller, more fuel-efficient cars and the start of an expected long-term decline in Japan’s population is contributing to a decline in demand for gasoline. Demand is declining for fuel for use in shipping and transport due to lower levels of economic activity. Commercial use of refined petroleum products is decreasing, due to a decrease in manufacturing activity and a general shift by businesses to clean-energy resources like natural gas. Nippon Mining believes this energy conservation trend will persist as companies try to reduce their carbon dioxide emissions and improve their corporate image.

Nippon Mining’s revenues in its petroleum business are also affected by changes in climate and weather conditions from year to year. Levels of demand and prices for petroleum products used in heating such as kerosene are particularly susceptible to fluctuations in prevailing climate and weather conditions. Although demand for refined petroleum products in Japan typically experiences seasonal fluctuations in demand within any particular year, such variations typically follow consistent patterns from year to year and have little impact on Nippon Mining’s overall revenues.

Petroleum business revenues are also affected by demand for refined petroleum and petrochemical products in foreign markets. High transportation and storage costs for crude oil and refined petroleum products limit the impact of foreign demand on domestic prices, but substantial price disparities between geographic markets can create arbitrage and export opportunities.

Product Mix and Distribution Channels.  The mix of products that Nippon Mining refines and sells, and the channels through which it distributes its products, can materially affect its overall refining margin.

Nippon Mining is engaging in various efforts to improve the refining margin it earns in its petroleum business, including by:

•	decreasing, over time, its production of fuel oil C, used for heating, machinery and power generation, which generally has lower sales prices and correspondingly lower refining margins;

•	increasing its production of lighter refined petroleum products, particularly kerosene and gas oil used for diesel fuel and heating, which generally have higher sales prices and correspondingly higher refining margins; and

•	increasing its production of petrochemical products, which generally have higher refining margins and which are currently experiencing rising prices as a result of current strong demand in Asia, particularly China.

Nippon Mining is also improving its purchasing processes in order to better take advantage of lower prices for raw materials, using longer lasting and higher performance catalysts in its refining operations and forming alliances with other companies, which decrease distribution costs and improve operational efficiency.

The distribution channels that Nippon Mining uses to sell its gasoline and certain other refined petroleum products can also affect its refining margins. Nippon Mining is generally able to achieve higher margins on gasoline distributed through, and greater revenues from, its wholly owned subsidiaries and a network of independently owned service stations. During the six months ended September 30, 2009 Nippon Mining distributed 34.3% by volume of its gasoline products through this distribution network which compared to 32.9% in the six months ended September 30, 2008. During the fiscal year ended March 31, 2009 Nippon Mining distributed 33.8% by volume of its gasoline products through this distribution network which compared to 33.1% in the fiscal year ended March 31, 2008. The remainder of its gasoline products are distributed through a network of other retailers doing business under distribution arrangements with Nippon Mining. Nippon Mining believes that it is building a competitive sales network among the other retailers that it partners with by focusing on retailers who share a similar customer service philosophy and use the JOMO brand.

Cost and Expenses

Nippon Mining’s cost of sales in its petroleum business consists primarily of crude oil costs. Refining costs is another significant component of cost of sales.

Crude Oil Prices.  The cost of crude oil comprises most of Nippon Mining’s cost of sales in the petroleum business. See “Information Relating to the Oil Industry — Crude Oil and Gasoline.” Nippon Mining primarily purchases its oil through term contracts with suppliers in the Middle East, primarily Saudi Arabia, and buys the remainder in the spot market. Nippon Mining expects to purchase approximately 80% of its crude oil through term contracts in calendar year 2009 compared to approximately 85% for the previous calendar year. Lower demand for petroleum products is increasing the availability of oil in the spot market. In calendar year 2009, Nippon Mining is reducing the proportion of oil it purchases through term contracts due to its expectation of decreased product demand over the same period and because the decision by members of the Organization of the Petroleum Exporting Countries to lower their production has caused a reduction in the amount of oil that Nippon Mining can procure through term contracts.

Refining Costs.  Nippon Mining continues its efforts to reduce overall refining costs. Particular areas of focus have included reduction of costs by forming alliances with other oil refiners and reduction of personnel costs. Nippon Mining is also attempting to reduce some of the variable costs associated with its petroleum operations, such as through energy conservation and through savings in facilities maintenance expenditures.

Utilization Rate.  In addition to its other cost reduction efforts, Nippon Mining has sought to improve the utilization rate of its refining facilities, which indicates the efficiency of its refining operations. The impact of changes in the utilization rate of Nippon Mining’s refining facilities on its costs and profitability is particularly significant due to the relatively high fixed cost base of the petroleum business. The following table sets forth for the periods indicated the average refining capacity per day, average refining volume per day and utilization rates of Nippon Mining’s petroleum refining facilities.

			Fiscal Year Ended
	Six Months Ended September 30,		March 31,
	2009	2008	2009	2008	2007
		(Barrels, except percentage data)

Average refining capacity per day	485,173	475,200	475,200	437,367	407,768
Average refining volume per day	361,725	359,238	394,085	388,915	371,513
Utilization rate	74.56%	75.60%	82.93%	88.92%	91.11%

Over the two fiscal years ended March 31, 2009, Nippon Mining expanded its refining capacity through the construction of a new petrochemical complex, used mainly for producing aromatics, at the Kashima Oil Refinery. Despite Nippon Mining’s efforts to improve the utilization rate of its refining facilities, utilization rates have been decreasing recently in conjunction with overall economic and social trends in Japan. The worsening of the Japanese economy has resulted in lower levels of commercial activity and, at the same time, Japanese consumers are becoming more environmentally conscious and concerned about energy consumption. Nippon Mining’s utilization rates have decreased in line with the lower levels of demand. Part of the year-to-year decline in utilization rate from the fiscal year ended March 31, 2008 to the fiscal year ended March 31, 2009 and from the fiscal year ended March 31, 2007 to the fiscal year ended March 31, 2008 were due to machinery problems at refineries and natural hazards.

Average Cost Method Inventory.  Nippon Mining maintains substantial inventories of crude oil and refined petroleum and petrochemical products, carried on an average cost basis, and the cost of crude oil used during a fiscal period reflects the average costs of all crude oil in inventory, including the cost of crude oil purchased in prior fiscal years. Under the average cost method, cost of sales and inventory value are calculated based on the weighted average of the inventory value at the beginning of the fiscal year (which includes a government regulated stockpile of crude oil and refined petroleum products amounting to 70 days’ equivalent of the crude oil Nippon Mining sold in Japan in the past 12 months) and the inventory purchased during the year. As a result, when the market prices for crude oil increase relative to crude oil value reflected in inventory, existing inventory absorbs some of the impact of the increased crude oil prices, resulting in lower cost of sales and higher operating income. In contrast, when market prices for crude oil decrease relative to crude oil costs reflected in inventory, cost of sales will not entirely reflect the decrease in crude oil costs, resulting in lower operating income. Cost of sales can also be affected by the lower of cost or market inventory valuation adjustment performed at each quarter end.

Selling, General and Administrative Expenses.  The primary variable cost components of selling, general and administrative expenses in Nippon Mining’s petroleum business are shipping, handling and distribution costs and sales commissions. Shipping, handling and distribution costs are primarily incurred in connection with the transportation of Nippon Mining’s petroleum products, while sales commissions consist primarily of refueling fees incurred in connection with payments to third-party vendors that provide jet fueling services at airports. Nippon Mining’s shipping, handling and distribution costs have been significantly reduced through business tie-ups and alliances with domestic refiners by sharing, for example, oil terminals, oil tankers and refinery export facilities.

Other selling, general and administrative expenses, including personnel expenses and rental expenses incurred in connection with building leases, are generally fixed and Nippon Mining does not expect any significant fluctuations of such expenses.

Exchange Rate Fluctuations

Substantially all of Nippon Mining’s crude oil purchases are denominated in U.S. dollars, while the sales of most of its refined petroleum products are denominated in Japanese yen. As a result, the cost of sales in its petroleum business is affected by fluctuations in the exchange rate between the U.S. dollar and the Japanese yen, with a weaker Japanese yen resulting in increased costs and a stronger yen reducing costs.

During the fiscal year ended March 31, 2009 and through the six months ended September 30, 2009, the slowdown in the U.S. economy contributed to a rapid appreciation of the Japanese yen against the U.S. dollar, which recently appreciated to approximately ¥89.49 per U.S. dollar as of September 30, 2009. For the six months ended September 30, 2009, the exchange rate had a favorable impact on Nippon Mining’s cost of sales in its petroleum business as the Japanese yen appreciated against the U.S. dollar from an average of ¥106 for the six months ended September 30, 2008 to an average of ¥95 for the six months ended September 30, 2009.

For the fiscal year ended March 31, 2009, the exchange rate had a favorable impact on Nippon Mining’s cost of sales in its petroleum business as the Japanese yen appreciated against the U.S. dollar from an average of ¥114 for the fiscal year ended March 31, 2008 to an average of ¥101 for the fiscal year ended March 31, 2009.

Similar to changes in the price of crude oil, the effect of exchange rate fluctuations on Nippon Mining’s refining margin primarily depends on the extent to which and speed with which the prices of Nippon Mining’s refined petroleum and petrochemical products adjust to reflect such fluctuations. Although changes in exchange rates affect Japanese domestic prices for refined products, the effect is indirect and can be subject to substantial delay and competitive factors.

To hedge against the effects of currency fluctuations on its crude oil costs arising from differences in exchange rates between the recording date and the cash settlement date of crude oil purchases, Nippon Mining utilizes derivative instruments. For more information, see “— Impact of Foreign Currency Fluctuations” and “— Quantitative and Qualitative Disclosures about Market Risk — Foreign Currency Risk.”

Operating Income

Nippon Mining’s operating income in its petroleum business typically is closely tied to demand for refined petroleum products in Japan. When overseas demand for certain refined petroleum and petrochemical products is strong, thereby affecting export prices as well as prices in the domestic market, operating income in Nippon Mining’s petroleum business is positively affected. Operating income derived from petrochemical sales has historically fluctuated significantly, however, and, if the Japanese yen’s relative strength continues during the current fiscal year, it may have an adverse effect on the petroleum business’ operating income derived from the petrochemical sales. Overseas sales of Nippon Mining’s main petrochemical product, aromatics, on a volume basis accounted for 72.5% of its overall sales of aromatics for the six months ended September 30, 2009. Combined overseas sales of paraxylene and benzene on a volume basis accounted for 81.1% of its overall combined sales of those two products for the six months ended September 30, 2009. Overseas sales of Nippon Mining’s main petrochemical product, aromatics, on a volume basis accounted for 75.8% of its overall sales of aromatics for the fiscal year ended March 31, 2009. In the same period, combined overseas sales of paraxylene and benzene on a volume basis accounted for 85.3% of its overall combined sales of those two products.

Metals

Based on management reports, the metals business is Nippon Mining’s second largest business in terms of revenues. The metals business encompasses copper resource development, copper smelting & refining, recycling & environmental services and other and electronic materials. For the six months ended September 30, 2009 the metals business accounted for 23.8% of Nippon Mining’s revenues, before eliminations and adjustments. The key factors affecting results of operations in Nippon Mining’s metals business are worldwide market prices for nonferrous metals, particularly copper, foreign exchange rates, particularly the strength of the Japanese yen relative to the U.S. dollar and worldwide supply of and demand for copper concentrate and refined copper. Other factors affecting Nippon Mining’s results of operations in its metals business include cyclicality of demand for, prices of and technological improvements in electronic materials.

Nippon Mining’s results of operations in its metals business are also affected by its equity in earnings of affiliated companies, which affects primarily the results of its copper resource development segment, as well as the levels of its selling, general and administrative expenses in the business.

Revenues

Based on management reports, approximately 69% of Nippon Mining’s metals business revenues in the six months ended September 30, 2009 came from sales of refined copper and copper by-products, including gold, silver and sulfuric acid, compared to 65% for the six months ended September 30, 2008. Based on management reports, approximately 64% of Nippon Mining’s metals business revenues in the fiscal year ended March 31, 2009 came from sales of refined copper and copper by-products, including gold, silver and sulfuric acid, compared to 67% for the fiscal year ended March 31, 2008. Nippon Mining’s subsidiary PPC coordinates all of its sales of these products.

Refined Copper Prices.  The substantial majority of the refined copper produced by Nippon Mining is sold under annual contracts to clients who have long-term relationships with Nippon Mining, mainly companies in the copper wire and rolled copper products industries. The LME is the world’s leading market for copper, aluminum, nickel and other nonferrous metals. Copper prices on the LME are used widely as the reference price in related industries, including Nippon Mining’s smelting and refining operations. Nippon Mining sells its refined copper products generally at prices equal to the prevailing average LME price for the month of delivery, plus sales premiums established through negotiations with customers. Domestic sales prices are translated from U.S. dollars into Japanese yen, generally using the average exchange rate for the month of delivery. LME copper prices in the fiscal year ended March 31, 2009 declined in part due to the global economic slowdown but began to recover toward the end of the fiscal year. LME copper prices have generally risen through the first half of the fiscal year ending March 31, 2010.

Copper demand and prices tend to follow economic cycles, and copper prices have historically fluctuated significantly. The following table sets forth for the periods indicated the average daily LME price per pound of refined copper.

Average LME Price
Fiscal Year Ended/Ending March 31,	per Pound(1)
(U.S. dollars)

2005	$1.361
2006	1.858
2007	3.162
2008	3.440
2009:
April 2008	3.939
May 2008	3.802
June 2008	3.747
July 2008	3.817
August 2008	3.463
September 2008	3.171
October 2008	2.234
November 2008	1.686
December 2008	1.393
January 2009	1.461
February 2009	1.504
March 2009	1.701
Full year	2.660
2010:
April 2009	1.999
May 2009	2.072
June 2009	2.274
July 2009	2.366
August 2009	2.797
September 2009	2.811
October 2009	2.853
November	3.029

(1)	Source: London Metal Exchange.

Copper prices in the first half of the fiscal year ended March 31, 2009 were buoyed by increased demand for copper in the economies of Brazil, Russia, India and, most notably, China. The LME price for copper, the main reference price used in the nonferrous metal industry, rose as high as $4.08 per pound during July 2008. In conjunction with the global economic slowdown, prices fell as low as $1.26 per pound for a brief time in December 2008, before recovering to $1.83 per pound as of March 31, 2009. The average copper price for the fiscal year ended March 31, 2009 was $2.66 per pound, compared with $3.44 per pound during the previous year. The average copper price for the six months ended September 30, 2009 was $2.39 per pound, compared with $3.66 per pound for the same period the year earlier.

Sales premiums are established by reference to various factors, including demand for refined copper, import tariffs and other importation costs.

Demand and Sales Volume.  Sales volume in Nippon Mining’s metals business depend largely on the demand for refined copper, which is principally affected by conditions in the various markets in which copper electrical wire and wrought copper products are used. In the six months ended September 30, 2009, PPC sold approximately 301,000 metric tons of refined copper and generated sales of ¥155.1 billion, compared to approximately 307,000 metric tons of refined copper and sales of ¥264.1 billion for the six months ended September 30, 2008. In the six months ended September 30, 2009, PPC sold approximately 54% of its total refined copper sales volume to domestic customers, mainly in the electrical wire and wrought copper products industries, compared to approximately 69% in the six months ended September 30, 2008. In the fiscal year ended March 31, 2009, PPC sold approximately 615,000 metric tons of refined copper and generated sales of ¥577.2 billion, compared to approximately 663,000 metric tons of refined copper and sales of ¥754.2 billion for the fiscal year ended March 31, 2008. In the fiscal year ended March 31, 2009, PPC sold approximately 60% of its total refined copper sales volume to domestic customers, mainly in the electrical wire and wrought copper products industries, compared to approximately 68% in the fiscal year ended March 31, 2008.

The majority of the worldwide supply of refined copper is used to make copper electrical wire, which is widely used in the construction, electrical applications, communications and transportation industries, and to make wrought copper, which is widely used in industrial machinery, automobiles, and home and other electrical applications.

Because refined copper is a critical component of the world’s infrastructure, demand for refined copper ultimately reflects rates of growth in key markets, particularly in the manufacturing, construction and, increasingly, information technology industries. Nippon Mining expects growth in these end markets, primarily in East Asia, to be the primary drivers of demand for its refined copper products. Demand for refined copper has in recent years been increasing due primarily to growth in China and other emerging economies. In 2002, China overtook the United States as the leading consumer of refined copper in the world. Nippon Mining expects demand from China, India and other countries in East Asia with large populations to increase over the medium- and long-term, in conjunction with their economic growth.

Cyclicality of Demand for Electronic Materials.  Nippon Mining’s primary customers for its electronic materials segment are manufacturers of parts and components such as semiconductors, flat panel displays and other electronic parts that are incorporated into mobile phones, personal computers and other types of electric and electronic appliances and products. The markets for these products are, to varying degrees, cyclical and have historically experienced periodic downturns. These economic and industry downturns have been characterized by diminished product demand, excess manufacturing capacity and, in some cases, lower average selling prices.

During the six months ended September 30, 2009, Nippon Mining experienced a modest increase in sales volumes for copper foil, thin-film forming materials, including sputtering targets used in semiconductors, and fabricated copper products, when compared to the sharply reduced sales volumes for those products during the second half of the fiscal year ended March 31, 2009. However, sales volumes for the six months ended September 30, 2009 did not recover to the levels of the corresponding period in the prior year. Nippon Mining believes that, with the exception of some countries, most of the customers for its electronic materials have finished adjusting their production and inventory levels in response to the economic slowdown. Nippon Mining believes that the general outlook for demand for its electronic materials is uncertain, despite the presence of certain bright spots, including continued demand for large flat-panel televisions in the United States and Europe, and China’s implementation of economic stimulus measures.

Technological Enhancements in Electronic Materials.  Nippon Mining’s operating margins in its electronic materials segment depend not only upon market supply and demand levels but also upon Nippon Mining’s ability to implement technological enhancements in its products that successfully meet the changing needs of customers for products of higher quality, with higher value added, at lower costs.

Cost and Expenses

The most significant component of Nippon Mining’s cost of sales is costs for copper concentrate, the raw material for refined copper. Production costs also represent a significant component of cost of sales.

Copper Concentrate Costs.  Nippon Mining, like most other Japanese custom smelters, obtains most of its supply of copper concentrate under long-term supply contracts with copper concentrate producers, under which price terms are negotiated annually, usually at the end of each calendar year. Under these contracts, Nippon Mining pays each supplier a price per refined pound that represents a discount from the LME price calculated in dollars on a monthly average basis. The amount of this discount agreed between Nippon Mining and the supplier consists of two components: a dollar amount of treatment charges per dry metric ton of copper concentrate, and a dollar amount of refining charges per refined pound. The total of these two components, commonly expressed as a combined treatment charge per refined pound, significantly affects gross margins of Nippon Mining’s metal business.

Nippon Mining’s ability to achieve favorable combined treatment charges in these negotiations principally depends upon supply and demand in the market for copper concentrate. Oversupply in the copper concentrate market tends to result in higher combined treatment charges, while supply shortages typically result in lower combined treatment charges. In recent years, the supply of copper concentrate has generally been constrained, as demand from custom smelters in China and India has increased and consolidation among the major suppliers of copper concentrate has put downward pressure on smelter margins in the copper concentrate market.

In its recycling operations, Nippon Mining collects scrap containing copper and precious metals and uses it as a raw material in its copper smelting and refining operations in order to help offset any shortages in the supply of copper concentrate. Thus, prices for copper, as well as for precious metals, are key factors affecting the profitability of Nippon Mining’s results of operations in its recycling and environmental services segment.

Because the sales prices for Nippon Mining’s refined metals products are established principally by reference to dollar prices quoted on the LME and amounts paid for copper concentrate are denominated in dollars, the effect of changes in exchange rates on Nippon Mining’s revenues are generally offset by the effect of such changes on Nippon Mining’s cost of sales. On a net basis, a weaker Japanese yen increases metals business earnings, while a stronger Japanese yen decreases metals business earnings, since Nippon Mining’s treatment and refining charges and sales premiums are established by reference to dollar amounts, while most of its operating costs other than amounts paid for copper concentrate are denominated in Japanese yen. The average exchange rate was ¥95 per U.S. dollar during the six months ended September 30, 2009, as compared to ¥106 per U.S. dollar during the six months ended September 30, 2008. The average exchange rate was ¥101 per U.S. dollar during the fiscal year ended March 31, 2009, as compared to ¥114 per U.S. dollar during the fiscal year ended March 31, 2008.

Production Costs.  The principal components of production costs are employee compensation, depreciation and maintenance costs, which are generally fixed in amount, and energy costs, which generally vary with levels of production.

Technological innovations affect the variable costs in Nippon Mining’s electronic materials operations because Nippon Mining must develop production techniques that meet the changing demands of corporate customers for high product quality and improvements to product value.

Production costs in Nippon Mining’s recycling and environmental services operations are affected by the technologies used to efficiently recover and process metals from a wide variety of scrap.

Selling, General and Administrative Expenses.  The primary components of selling expenses in Nippon Mining’s metal business are transportation expenses incurred in connection with the transportation of refined copper, copper by-product (such as sulfuric acid) and other Nippon Mining products, which vary depending on sales volumes and the regions in which those products are sold. General and administrative costs, including personnel expenses, generally do not vary with sales volumes, and Nippon Mining does not expect any significant fluctuations of such expenses, although contingencies could increase such expenses.

Equity in Earnings of Affiliated Companies

The earnings of Nippon Mining’s equity method affiliate Minera Los Pelambres, a Chilean copper mining company in which Nippon Mining has a 25% ownership interest, has the most significant impact on Nippon Mining’s equity in income of affiliates, as reflected in income before special items. Thus, the performance of Minera Los Pelambres affects the results of operations of Nippon Mining’s metal business. The level of the LME copper price is the principal determinant of earnings for Minera Los Pelambres.

Other Operations

Based on management reports, other operations accounted for 2.0% of Nippon Mining’s revenues, before eliminations and adjustments, for the six months ended September 30, 2009.

Other Significant Factors Affecting Results of Operations

Nippon Mining’s results of operations in recent periods have been significantly affected by interest expenses and write-down of investment securities.

Interest Expenses

In recent periods, interest expenses have been a significant component of other expenses. Nippon Mining is making efforts to reduce its interest expenses by paying down its interest-bearing debt. During the six months ended September 30, 2009, Nippon Mining’s interest expenses totaled ¥5.3 billion, compared to interest expenses of ¥7.4 billion for the six months ended September 30, 2008. During the fiscal year ended March 31, 2009, Nippon Mining’s interest expenses totaled ¥14.0 billion, compared to interest expenses of ¥15.0 billion for the fiscal year ended March 31, 2008. Approximately 85% and 88% of Nippon Mining’s long-term debt had fixed rates of interest and the remainder had variable interest rates as of March 31, 2009 and September 30, 2009, respectively.

Write-down of Investments in Securities

Nippon Mining invests in equity securities for liquidity management, investment and strategic purposes. As of September 30, 2009, Nippon Mining held investment securities of ¥56.9 billion. Nippon Mining recorded impairment losses on other-than-temporary declines in market value of investment securities of ¥0.2 billion during the six months ended September 30, 2009, a decrease from the loss of ¥0.4 billion for the six months ended September 30, 2008. As of March 31, 2009, Nippon Mining held investment securities of ¥50.0 billion. Nippon Mining recorded impairment losses on other-than-temporary declines in market value of investment securities of ¥9.6 billion during the fiscal year ended March 31, 2009, an increase from the loss of ¥0.5 billion for the fiscal year ended March 31, 2008. The impairment losses on other-than-temporary declines in market value of investment securities were primarily due to the depressed stock market in Japan.

Critical Accounting Policies and Estimates

Nippon Mining’s consolidated financial statements are prepared in accordance with U.S. GAAP. In connection with the preparation of the financial statements, management is required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenues, expenses and the related disclosures. Management bases the assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time the Nippon Mining prepares its consolidated financial statements. Management reviews the accounting policies, assumptions, estimates and judgments to ensure that the financial statements are presented fairly and in accordance with U.S. GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ materially from management’s assumptions and estimates.

Nippon Mining’s significant accounting policies are discussed in Note 2 to Nippon Mining’s audited consolidated financial statements included elsewhere in this prospectus. Management believes that the following accounting estimates are the most critical in fully understanding and evaluating the reported financial results, and they require management’s most difficult, subjective and complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.

Impairment of Long-Lived Assets

Long-lived assets to be held and used or to be disposed of other than by sale are reviewed for impairment quarterly or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

An impairment review involves a comparison of the carrying amount of long-lived assets to the aggregate amount of the projected undiscounted cash flow from the asset or asset group. If the aggregate amount of the projected undiscounted cash flow is lower than the carrying amount, an impairment charge is recorded for the amount by which the carrying amount of the long-lived asset exceeds its fair value.

Cash flow projections used to test recoverability are based mainly on business plans authorized by management. In these plans, management makes estimates, which include, but are not limited to, assumptions about the use or disposition of the asset, its estimated remaining life, profitability of products, and future economic and business environment. In order to determine fair value, management makes estimates and assumptions including among other factors, projected cash flows and discount rates that could significantly impact the fair value of the asset being tested for impairment. Factors considered vary for each long-lived asset because of the difference in the nature of the assets and in operating circumstances, such as market, profitability and other factors.

Due to the significant subjectivity of the assumptions used to test for recoverability and to determine fair value, changes in market conditions could result in significant impairment charges in the future, thus affecting Nippon Mining’s results of operations.

The overall deterioration of the global economic environment, a significant decrease in the price of land in Japan, and the intensive pricing competition have led to adverse changes in Nippon Mining’s business. As a result, Nippon Mining reviewed its long-lived assets for impairment and recognized impairment losses of ¥5.9 billion and ¥1.3 billion for the fiscal years ended March 31, 2009 and 2008, respectively.

Impairment on Investments

Nippon Mining records an impairment on investments in marketable securities to net realizable value when a decline in fair value below the carrying value is deemed other-than-temporary. In determining if a decline in value is other-than-temporary, management considers the length of time and the extent to which the fair value has been less than the carrying value, the financial condition, business plans, estimated future cash flows and prospects of the investment company and Nippon Mining’s ability and intent to retain its investment for a period of time sufficient to allow for any anticipated recovery in fair value. Nippon Mining recognized an impairment loss of ¥0.11 billion and ¥0.34 billion, for the six months ended September 30, 2009 and 2008, respectively, and ¥9.0 billion and ¥0.10 billion, for the fiscal years ended March 31, 2009 and 2008, respectively, on available-for-sale securities to reflect the decline in market value considered to be other-than-temporary.

Nippon Mining also reviews the carrying value of investments in non-marketable securities and investments in affiliated companies to assess if an other-than-temporary decline in value has occurred. Impairment review is performed when events or changes in circumstances indicate that the carrying amount of such investment may not be recoverable. Such indicators include sustained decline in market value below carrying value, deteriorating financial condition and decrease in the quality of the investee’s asset without positive near-term prospects, and significantly sub-par level of earnings or quality of assets below that of the investee’s peers, severe losses sustained by the investee in the current year or in both current and prior years. Fair value is determined based on quoted market prices, if available, projected discounted cash flows or other valuation techniques as appropriate. When the value of such investment is determined to have declined below carrying value on an other-than-temporary basis, an impairment loss is recorded for the amount by which the carrying value exceeds its fair value. Nippon Mining recognized impairment losses of ¥0.11 billion and ¥0.03 billion for the six months ended September 30, 2009 and 2008, respectively, and ¥0.63 billion and ¥0.37 billion, for the fiscal years ended March 31, 2009 and 2008, respectively, for investments in unlisted companies as the decline in estimated fair value were considered to be other-than-temporary.

The assessment of whether a decline in the value of an investment is other-than-temporary is often subjective in nature and involves certain assumptions and estimates. Accordingly, it is possible that investment securities in Nippon Mining’s portfolio that have had a decline in value that management currently believes to be temporary may be determined to be other-than-temporary in the future based on management’s evaluation of subsequent information such as continued poor operating results and continuing broad declines in the value of worldwide equity markets. As a result, unrealized losses on available-for-sale investment securities and impairment charges may be recognized, which could have an adverse effect on Nippon Mining’s future results of operations. In addition, assessing the fair value of non-marketable securities and investments in affiliated companies often involves subjective estimates and judgments, and the actual proceeds upon subsequent sale of such investments could differ from the assessed fair value.

Environmental Liability

Nippon Mining’s petroleum refining, copper smelting and other operating activities are subject to extensive laws and regulations governing the protection of the environment, and compliance with those laws require significant expenditures. Accounting for environmental obligations represents a critical accounting estimate because changes to environmental laws and regulations and/or circumstances affecting Nippon Mining’s operations, could result in changes to management’s estimates, which could have an adverse affect on Nippon Mining’s results of operations.

As of September 30, 2009, Nippon Mining recorded an accrual of ¥6.7 billion for environmental remediation and restoration costs. As of March 31, 2009 and 2008, the environmental liability accruals were ¥6.8 billion and ¥8.4 billion, respectively.

Management reviews changes in facts and circumstances associated with the environmental obligations on a periodic basis. Judgments and estimates are based upon available facts, existing technology, presently enacted laws and regulations, remediation experience, whether or not a Nippon Mining U.S. subsidiary is a PRP, the ability of other PRPs to pay their allocated portions and take into consideration reasonably possible outcomes. Management’s estimates can change substantially as additional information becomes available regarding the nature or extent of site contamination, required remediation methods and actions by or against governmental agencies or private parties.

Asset Retirement Obligations

Asset retirement obligations are charged to expense over the life of the related assets and are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation and remediation costs.

As of March 31, 2009 and 2008, Nippon Mining recorded an accrual of ¥9.6 billion and ¥11.9 billion, respectively, for asset retirement obligations, primarily related to service stations on leased properties that require expenditures to abandon the facilities, including the removal of underground oil tanks, at the end of the lease terms.

Estimating the future asset retirement obligations requires management to make estimates and judgments regarding timing, existence of a liability and what constitutes adequate restoration. Inherent in the present value calculation are assumptions regarding the timing of settlement and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the present value of the existing asset retirement obligation liability, a corresponding adjustment is made to the related asset. The discount rate management uses is the risk-free rate adjusted by Nippon Mining’s credit rating, which is estimated quoted interest rate it would be charged for incremental borrowings, to calculate the present value of such future obligations.

Further, there are certain petroleum exploration and development assets for which management cannot reasonably estimate the fair value of asset retirement obligations as the specific timing of abandonment is not stipulated by laws or contract. Management also cannot reasonably estimate the fair value of asset retirement obligations relating to certain petroleum refining facilities, oil storage facilities and company headquarters as Nippon Mining assumes that it will continue to use these assets indefinitely.

Actual costs incurred in future periods could differ from amounts estimated. Additionally, future changes to environmental laws and regulations could increase the extent of reclamation and remediation work required. Any such increases in future costs could materially impact the amounts charged to earnings for reclamation and remediation.

Deferred Income Taxes

Deferred income tax assets and liabilities are established for all temporary differences between the book and the tax bases of assets and liabilities. Net operating loss carryforwards and other deferred tax assets are reviewed periodically for recoverability, and if necessary, a valuation allowance is recorded.

Management assesses the likelihood that deferred tax assets will be recovered from future taxable income. To the extent management believes that a more than 50% probability exists that some portion or all of the deferred tax assets will not be realized, management establishes a valuation allowance. Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. Deferred tax assets and the respective valuation allowance as of March 31, 2009 and 2008 are as follows:

	As of March 31,
	2009	2008
	(Millions of yen)

Total deferred tax assets	¥228,153	¥151,857
Valuation allowance	(88,787)	(83,407)

Deferred tax assets — net	¥139,366	¥68,450

Management considers all available evidence, both positive and negative, to determine whether, based on the weight of the evidence, a valuation allowance is needed. Evidence used for the valuation allowance includes information about Nippon Mining’s current financial position and results of operations for the current and preceding years, as well as all currently available information about future years. Factors considered include Nippon Mining’s anticipated future performance, Nippon Mining’s ability to generate sufficient taxable income prior to the expiration of net operating loss carryforwards, the reversal of deferred tax assets and liabilities and tax planning strategies available to Nippon Mining. To the extent that a valuation allowance is established or changed during any period, Nippon Mining recognizes a charge within the consolidated tax expense.

Pension Benefit Costs

Employee pension benefit costs and obligations are dependent on certain assumptions including discount rates, retirement rates and mortality rates, which are based upon current statistical data, as well as expected long-term rates of return on plan assets and other factors. Specifically, the discount rate and expected long-term rate of return on assets are two critical assumptions in the determination of periodic pension costs and pension liabilities. Assumptions are evaluated at least annually, or at the time when events occur or circumstances change and these events or changes could have a significant effect on these critical assumptions. Actual results that differ from the assumptions are accumulated and amortized over future periods. While management believes that the assumptions used are appropriate, differences in actual results or changes in assumptions may affect Nippon Mining’s future pension costs and obligations.

Nippon Mining used weighted-average discount rates of 2.1 – 2.35 percent for its pension obligations as of March 31, 2009, which was determined based on currently available information about rates of return on high quality fixed income investments. The discount rates used as of March 31, 2009 were 15 – 30 basis points higher than 1.8 – 2.2 percent used as of March 31, 2008.

Nippon Mining determined the expected long-term rate of return on plan assets at 2.5 percent as of March 31, 2009 and 2008, based on current and expected asset allocations, as well as historical and expected long-term rate of return on various categories of plan assets. Nippon Mining’s investment strategy for benefit plan assets reflects a long-term view, a careful assessment of the risks inherent in various asset classes and broad diversification to reduce the risk of the portfolio. Nippon Mining primarily invests in funds that follow an index-based strategy to achieve its objectives of diversifying risk while minimizing costs. Studies are periodically conducted to establish the preferred target asset allocation.

The following table illustrates the sensitivity to a change in discount rates and the expected rate of return on plan assets to net periodic pension costs for the year ending March 31, 2010 and projected benefit obligation (PBO) as of March 31, 2009, holding all other assumptions constant:

Change in Assumption	Net Periodic Pension Costs	PBO
	(Billions of yen)

Discount rates
50 basis point decrease	¥0.5	¥4.1
50 basis point increase	0.1	(3.8)
Expected long-tem rate of return on plan assets
50 basis point decrease	0.1	—
50 basis point increase	(0.1)	—

Recent Accounting Pronouncements

See Note 2 to Nippon Mining’s audited annual consolidated financial statements and unaudited consolidated financial statements included elsewhere in this prospectus for a discussion of recent accounting pronouncements applicable to Nippon Mining.

Results of Operations

The following table sets forth a summary of Nippon Mining’s consolidated results of operations for the six months ended September 30, 2009 and 2008:

	Six Months Ended September 30,
	2009	2008
	(Millions of yen)

Revenues	¥1,244,037	¥2,106,536
Cost of sales	1,106,691	1,966,429
Selling, general and administrative expenses	85,484	87,468
Operating income	49,892	48,424
Equity in earnings of affiliated companies, net	10,633	46,442
Income before income taxes	55,957	90,272
Provision for income taxes	20,679	28,602
Net income attributable to noncontrolling interests	7,169	9,137
Net income attributable to Nippon Mining Holdings, Inc.	28,109	52,533

Six Months Ended September 30, 2009 Compared to Six Months Ended September 30, 2008

Revenues

Nippon Mining had revenues of ¥1,244.0 billion for the six months ended September 30, 2009, a decrease of ¥862.5 billion, or 40.9%, from ¥2,106.5 billion for the six months ended September 30, 2008.

In the petroleum business, revenues were ¥876.1 billion for the six months ended September 30, 2009, a decrease of ¥661.3 billion, or 43.0%, from revenues of ¥1,537.5 billion for the six months ended September 30, 2008. The decline was due primarily to lower sales prices and sales volume for fuel oil. Sales prices for fuel oil decreased reflecting weak domestic demand, and lower crude oil prices, which led to a ¥442.0 billion decrease in revenues. Sales volume of fuel oil declined 11.8% from the corresponding period in the prior year to 10.2 million kiloliters, which led to a ¥125.5 billion decrease in revenues.

In the metals business, revenues were ¥354.0 billion for the six months ended September 30, 2009, a decrease of ¥204.5 billion, or 36.6%, from revenues of ¥558.5 billion for the six months ended September 30, 2008. Revenues from electrolytic copper were ¥155.1 billion for the six months ended September 30, 2009, a decrease of ¥109.0 billion compared to the corresponding period in the prior year, mostly due to lower sales prices. Revenues from electronic materials declined to ¥56.2 billion, a decrease of ¥44.5 billion compared to the six months ended September 30, 2008, due mainly to lower sales prices and sales volume caused by decreased demand.

Cost of Sales

Cost of sales for the six months ended September 30, 2009 decreased ¥859.7 billion, or 43.7%, to ¥1,106.7 billion as compared to the corresponding period in the prior year. In the petroleum business, cost of sales for the six months ended September 30, 2009 decreased ¥643.8 billion, or 44.7%, to ¥796.1 billion from ¥1,439.9 billion for the six months ended September 30, 2008, primarily caused by the decline in prices for crude oil. In the metals business, cost of sales for the six months ended September 30, 2009 decreased ¥219.0 billion, or 42.2%, to ¥300.4 billion from ¥519.4 billion for the six months ended September 30, 2008, mainly in line with decreases in sales prices and volumes. Another factor contributing to the decrease in cost of sales in the metals business was the effect of changes in fair values of commodity derivatives from loss positions of ¥12.2 billion in the six months ended September 30, 2008 to gain positions of ¥23.3 billion in the six months ended September 30, 2009.

Gross profit for the six months ended September 30, 2009 decreased ¥2.8 billion compared to the corresponding period in the prior year, or 2.0%, to ¥137.3 billion. In the petroleum business, gross profit decreased ¥17.5 billion, or 18.0%, to ¥80.1 billion for the six months ended September 30, 2009. In the metals business, gross profit increased ¥14.5 billion, or 37.2%, to ¥53.6 billion for the six months ended September 30, 2009, due mainly to the favorable impact of commodity derivatives on cost of sales as explained above.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the six months ended September 30, 2009 were ¥85.5 billion, or a decrease of 2.3% year-on-year from ¥87.5 billion of expenses for the six months ended September 30, 2008. The decline was attributable mainly to continued cost cutting efforts in retail marketing and advertising expenditures, primarily those incurred by Japan Energy related to retail petroleum products, such as gasoline, kerosene and gas oil. During the six months ended September 30, 2009, selling, general and administrative expenses accounted for 6.9%, of revenues, compared to 4.2% for the six months ended September 30, 2008.

Operating Income

Nippon Mining’s operating income was ¥49.9 billion for the six months ended September 30, 2009, an increase of 3.0% compared to operating income of ¥48.4 billion in the six months ended September 30, 2008.

Equity in Earnings of Affiliated Companies, Net

Equity in earnings of affiliated companies, net, for the six months ended September 30, 2009 was ¥10.6 billion, a decrease of ¥35.8 billion, or 77.1%, compared to ¥46.4 billion for the six months ended September 30, 2008. This decrease was due mainly to a decrease in earnings of Minera Los Pelambres, driven primarily by a decline in copper prices. The average LME price for copper in June 2009 was $2.27 per pound, or 39.5% lower than the average price of $3.75 per pound in June 2008.

Income Before Income Taxes

Nippon Mining recorded ¥56.0 billion income before income taxes for the six months ended September 30, 2009, after recording ¥90.3 billion income before income taxes for the six months ended September 30, 2008.

Provision for Income Taxes

The provision for income taxes decreased by ¥7.9 billion to ¥20.7 billion for the six months ended September 30, 2009 from ¥28.6 billion in the corresponding period in the prior year.

Net Income Attributable to Nippon Mining Holdings, Inc.

Net income attributable to Nippon Mining Holdings, Inc., was ¥28.1 billion for the six months ended September 30, 2009, as compared to net income attributable to Nippon Mining Holdings, Inc., of ¥52.5 billion in the six months ended September 30, 2008.

Fiscal Year Ended March 31, 2009 Compared to Fiscal Year Ended March 31, 2008

The following table sets forth a summary of Nippon Mining’s consolidated results of operations for the fiscal years ended March 31, 2009 and 2008:

	Fiscal Year Ended March 31,
	2009	2008
	(Millions of yen)

Revenues	¥3,494,853	¥3,803,926
Cost of sales	3,425,076	3,499,505
Selling, general and administrative expenses	179,244	185,791
Operating (loss) income	(123,891)	115,813
Equity in earnings of affiliated companies, net	59,356	92,112
(Loss) income before income taxes and minority interest	(90,574)	205,291
Provision for income taxes	(75,961)	79,094
Minority interest in consolidated subsidiaries	9,726	25,272
Net (loss) income	(24,339)	100,925

Revenues

Nippon Mining had revenues of ¥3,494.9 billion for the fiscal year ended March 31, 2009, a decrease of ¥309.1 billion, or 8.1% from ¥3,803.9 billion for the fiscal year ended March 31, 2008.

In the petroleum business, revenues declined from ¥2,647.9 billion in 2008 to ¥2,562.0 billion in 2009, a decrease of ¥85.9 billion, primarily caused by lower domestic demand. Sales volume of fuel oil declined 3.4% year-on-year to 24.1 million kiloliters, which led to a ¥62.5 billion decrease in revenues.

In the metals business, revenues declined from ¥1,124.5 billion in 2008 to ¥909.2 billion in 2009, a decrease of ¥215.3 billion, or 19.1% year-on-year due to:

•	decreased demand for copper wire and other fabricated copper products resulting in a 7.2% year-on-year decline in sales volumes of electrolytic copper from approximately 663,000 metric tons in the fiscal year ended March 31, 2008 to approximately 615,000 metric tons in the fiscal year ended March 31, 2009, which resulted in a 29.5% year-on-year decrease in revenues of ¥169.4 billion;

•	lower copper sales prices due to a decline in average international market prices and the strength of the Japanese yen against the U.S. dollar. The average LME price for the fiscal year ended March 31, 2009 was $2.66 per pound, compared to $3.44 per pound for the fiscal year ended March 31, 2008, whereas the average exchange rate of the Japanese yen against the U.S. dollar was ¥101 for the fiscal year ended March 31, 2009, compared to ¥114 for the fiscal year ended March 31, 2008; and

•	a general decrease in sales volumes for Nippon Mining’s electronic materials caused by the global economic slowdown in international markets in the second half of the fiscal year ended March 31, 2009, which resulted in a 17.9% year-on-year decrease in revenues of ¥33.3 billion.

Cost of Sales

Cost of sales for the fiscal year ended March 31, 2009 decreased ¥74.4 billion, or 2.1%, to ¥3,425.1 billion as compared to the prior year. In the petroleum business, cost of sales for the fiscal year ended March 31, 2009 increased ¥71.0 billion, or 2.9% year-on-year, to ¥2,519.7 billion, primarily caused by the effect of the fluctuation of oil prices on inventory as explained below.

In the fiscal year ended March 31, 2008, beginning inventory, which mainly consisted of the government regulated stockpile of crude oil, generally reflected Dubai crude oil prices of approximately $50 to $60 per barrel. The crude oil prices increased throughout the year and ended at nearly $100 per barrel at the end of the fiscal year. The inventory recorded at a time of relatively lower crude oil prices resulted in a lower average cost of inventory and had a favorable impact on Nippon Mining’s cost of sales.

In the fiscal year ended March 31, 2009, the beginning inventory, which mainly consisted of the government regulated stockpile of crude oil, generally reflected Dubai crude oil prices of approximately $85 to $100 per barrel.

Crude oil prices were particularly volatile for the fiscal year ended March 31, 2009. Dubai crude oil prices increased and reached a historical high of more than $140 per barrel in July 2008, followed by a sharp decline and then ended at $47 per barrel at the end of the fiscal year. In the first quarter of the fiscal year, the continued increase in crude oil prices resulted in a favorable impact on Nippon Mining’s cost of sales. In contrast, in the remaining three quarters of the fiscal year, the inventory recorded at a time of relatively higher crude oil prices resulted in a higher average cost of inventory and had an unfavorable impact on the cost of sales. The negative impact in the last three quarters more than offset the favorable impact in the first quarter of the fiscal year. In addition, the lower of cost or market value inventory adjustment caused by the sharp decline in crude oil prices also contributed to a higher cost of sales in the fiscal year ended March 31, 2009.

The increase in the cost of sales in the petroleum business was offset by a decrease in cost of sales in the metals business: cost of sales in the metals business decreased ¥140.9 billion, or 13.7% year-on-year to ¥888.8 billion, primarily as a result of the decline in both copper sales volume and prices as discussed earlier.

Gross profit for the fiscal year ended March 31, 2009 decreased ¥234.6 billion compared to the prior period, or 77.1%, to ¥69.8 billion. In the petroleum business, gross profit decreased ¥156.9 billion, or 78.8% year-on-year, to ¥42.3 billion. In the metals business, gross profit decreased ¥74.4 billion, or 78.5% year-on-year to ¥20.4 billion.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the fiscal year ended March 31, 2009 were ¥179.2 billion, or 3.5% below the ¥185.8 billion of expenses for the fiscal year ended March 31, 2008. A reduction in retail marketing and advertising expenditures, primarily those incurred by Japan Energy related to retail petroleum products, such as gasoline, kerosene and gas oil, was the main reason for the year-on-year decline. During the fiscal year ended March 31, 2009, selling, general and administrative expenses accounted for 5.1%, of revenues, compared to 4.9% for the fiscal year ended March 31, 2008.

Operating (Loss) Income

Nippon Mining’s operating loss of ¥123.9 billion for the fiscal year ended March 31, 2009, compared to operating income of ¥115.8 billion the previous fiscal year, was due mainly to the deterioration of gross profit in the petroleum and metals businesses as described above.

Equity in Earnings of Affiliated Companies, Net

Equity in earnings of affiliated companies, net, for the fiscal year ended March 31, 2009 was ¥59.3 billion, a decrease of ¥32.8 billion, or 35.6%, compared to ¥92.1 billion for the fiscal year ended March 31, 2008. This decrease was due mainly to a decrease in the earnings of Minera Los Pelambres, driven primarily by a decline in copper prices. The average LME price for copper in December 2008 was $1.39 per pound, or 53.5% lower than the average price of $2.99 per pound in December 2007. For the year ended December 31, 2008, Minera Los Pelmabres net income was $1.0 billion, compared to $1.7 billion the year earlier.

(Loss) Income Before Income Taxes and Minority Interest

Nippon Mining recorded a ¥90.6 billion loss before income taxes and minority interest for the fiscal year ended March 31, 2009, after recording ¥205.3 billion income before income taxes and minority interest for the fiscal year ended March 31, 2008.

Provision for Income Taxes

The provision for income taxes decreased by ¥155.1 billion from the previous year to a tax benefit of ¥76.0 billion during the fiscal year ended March 31, 2009 due to the loss before income taxes and minority interest. Nippon Mining’s effective tax rates for the fiscal years ended March 31, 2009 and March 31, 2008 were (83.9)% and 38.5%, respectively. Other than the large swing in Nippon Mining’s results of operations from income before income taxes for the fiscal year ended March 31, 2008 and applicable statutory rate of 40.7% to a loss before income taxes for the year ended March 31, 2009 and applicable statutory rate of (40.7)%, the change in the effective tax rate was driven primarily by the following:

•	(25.1) percentage points was caused by a change in Japan’s tax law in 2009 that resulted in certain deferred tax liabilities previously provided on undistributed earnings of foreign subsidiaries and affiliates being reversed as of March 31, 2009;

•	a non-recurring tax benefit resulting from net losses in a foreign subsidiary that became deductible in 2009 attributed to (13.5) percentage points of the change; and

•	an increase in the valuation allowance of 13 percentage points partially offset the changes explained above.

Net (Loss) Income

Nippon Mining had a net loss of ¥24.3 billion for the fiscal year ended March 31, 2009, as compared to net income of ¥100.9 billion the prior fiscal year.

Geographic Information

Fiscal Year Ended March 31, 2009 Compared to Fiscal Year Ended March 31, 2008

The following tables summarize for the periods shown Nippon Mining’s revenues and long-lived assets by geographic area. For the purpose of presenting its operations in geographic areas below, Nippon Mining attributes revenues from external customers to individual countries in each area based on where products are sold and services are provided, and attributes assets based on where assets are located. Information by geographic segment is based upon U.S. GAAP.

As of and for Fiscal Year Ended March 31, 2009	Japan	Overseas	Consolidated Total
	(Millions of yen)

Revenues	¥2,816,712	¥678,141	¥3,494,853
Long-lived assets	645,145	69,634	714,779

As of and for Fiscal Year Ended March 31, 2008	Japan	Overseas	Consolidated Total
	(Millions of yen)

Revenues	¥3,143,317	¥660,609	¥3,803,926
Long-lived assets	649,787	79,223	729,010

Segment Information

The FASB ASC guidance for segment reporting defines operating segments as components of an enterprise about which discrete financial information is available that is regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The operating segments are managed separately as each segment represents a strategic business unit that offers different products and serves different markets.

Nippon Mining operates on a worldwide basis with the following main operating segments:

•	The petroleum business is divided into the following operating segments:

•	Petroleum Exploration & Development — consists of exploration, development and production of oil and gas, mainly through equity method investments.

•	Petroleum Refining & Marketing — consists of petroleum refining and production of various petroleum products at refineries, as well as the supplying of petroleum-related products and services through Nippon Mining’s service station network.

•	Petrochemicals — consists of production and marketing of petrochemicals, ranging from basic chemical products to specialty chemical products, propylene and aromatic products for use as raw materials in synthetic fibers and resins.

•	The metals business is divided into the following operating segments:

•	Copper Resource Development — is primarily made up of Nippon Mining’s equity method investments in copper mines in South America, and also includes mines in the development stage.

•	Copper Smelting & Refining — engages in the smelting and refining of copper and other nonferrous metals at refineries located in Japan. This segment also incorporates an equity method investment in a smelter in Korea.

•	Recycling & Environmental Services and Other — consists of recycling of nonferrous metals and environmental services, such as disposal of industrial waste, as well as other related activities.

•	Electronic Materials — consists of sales of IT-related and other electronic materials, such as copper foil, sputtering targets, compound semiconductor materials and rolled copper products.

•	Other operations:

•	Other Operations — consists of manufacturing of titanium products, engineering and electronic cables businesses, as well as corporate divisions and subsidiaries bearing support functions.

Nippon Mining evaluates the performance of its operating segments based on the measure of income (loss) before special items determined in accordance with Japanese GAAP. Income (loss) before special items is a widely used measure in Japan for evaluating the core profitability of a company’s operations, and forms the basis of the internal reporting used by senior management to make resource allocation decisions. It is defined as a segment’s income before extraordinary and unusual gains and losses (as defined under Japanese GAAP), taxes and minority interest. Segment income (loss) before special items is calculated by subtracting segment operating expenses from segment revenues (before the elimination of inter-segment transactions); and adding or deducting non-operating income and expense.

Six Months Ended September 30, 2009 Compared to Six Months Ended September 30, 2008

The following tables summarize for the periods shown financial information that is periodically reviewed by Nippon Mining’s chief operating decision makers and which is derived from management reports. Such management reports contain certain financial information related to Nippon Mining’s eight operating segments and also contain other information related to Nippon Mining’s three businesses, which is also reviewed by management. A reconciliation to U.S. GAAP of the information in the tables below for the six months ended September 30, 2009 and 2008 is presented in Note 13 to Nippon Mining’s unaudited consolidated financial statements included elsewhere in this prospectus.

	Petroleum	Petroleum		Total
	Exploration &	Refining &		Petroleum
	Development	Marketing	Petrochemicals	Business
	(Millions of yen)

Six Months Ended September 30, 2009
Income before special items	¥3,146	¥9,837	¥4,896	¥17,879
Six Months Ended September 30, 2008
Income (loss) before special items	¥7,215	¥32,048	¥(12,848)	¥26,415

			Recycling &
	Copper	Copper	Environmental		Total
	Resource	Smelting &	Services	Electronic	Metals
	Development	Refining	and Other	Materials	Business
	(Millions of yen)

Six Months Ended September 30, 2009
Income (loss) before special items	¥8,348	¥(723)	¥3,191	¥4,345	¥15,161
Six Months Ended September 30, 2008
Income before special items	¥29,559	¥11,959	¥5,286	¥7,479	¥54,283

			Other		Segment
	Petroleum	Metals	Operations	Eliminations	Total
	(Millions of yen)

Six Months Ended September 30, 2009
Revenues	¥1,101,182	¥353,773	¥29,730	¥(15,254)	¥1,469,431
Income before special items	17,879	15,161	814	(1,107)	32,747
Six Months Ended September 30, 2008
Revenues	¥1,797,825	¥557,403	¥39,414	¥(16,133)	¥2,378,509
Income before special items	26,415	54,283	7,063	(223)	87,538

Petroleum

In the six months ended September 30, 2009, the petroleum business recorded a 38.7% year-on-year decline in revenues before eliminations and adjustments, to ¥1,101.2 billion, and income before special items and eliminations and adjustments of ¥17.9 billion, compared with income before special items and eliminations and adjustments of ¥26.4 billion in the six months ended September 30, 2008. Despite reductions in energy costs in the Petroleum Refining & Marketing segment and Petrochemicals segment, as well as product margin improvements in the Petrochemicals segment, the decrease in income before special items in the overall petroleum business was attributable largely to the product margin deterioration in the Petroleum Refining & Marketing segment. Product margins deteriorated in the Petroleum Refining & Marketing segment due to an inability to fully pass along to customers the increase in prices for crude oil. Nippon Mining expects that domestic demand for refined petroleum products will continue to decline due to structural factors, such as the increasing popularity of hybrid and fuel-efficient automobiles, and that low levels of demand will contribute to low margins in its refined petroleum operations. Nippon Mining expects that a recovery in demand for petrochemicals in other parts of Asia will continue to help improve margins in its petrochemical operations. See “Information Relating to the Oil Industry — Outlook” for a discussion of other significant trends affecting Nippon Mining’s petroleum business.

Petroleum exploration & development.  Income before special items was ¥3.1 billion for the six months ended September 30, 2009, a 56.4% decrease from ¥7.2 billion for the previous period. The decrease in income before special items was primarily attributable to the decline in crude oil prices and lower sales volumes over the course of the period ended September 30, 2009 of ¥4.6 billion and ¥2.4 billion, respectively. The decline in crude oil prices and sales volumes was partially offset by favorable foreign currency translation effects of ¥2.9 billion in the six months ended September 30, 2009, as compared with the corresponding period in the prior year.

Petroleum refining & marketing.  The petroleum refining & marketing segment had income before special items of ¥9.8 billion for the six months ended September 30, 2009, compared to income before special items of ¥32.0 billion for the corresponding period in the prior fiscal year. The decrease was mainly due to the deterioration of product margins of ¥29.8 billion caused by an inability to fully pass along to customers the increase in crude oil prices.

Petrochemicals.  The petrochemicals segment had income before special items of ¥4.9 billion for the six months ended September 30, 2009, compared to a loss before special items of ¥12.8 billion in the corresponding period in the prior year. The improvement from a loss to income was mainly due to declining energy costs in line with lower crude oil prices and improved product margins.

Metals

Owing to the difficult business environment, the metals business revenues before eliminations and adjustments for the six months ended September 30, 2009 declined 36.5% from the corresponding period in the prior fiscal year to ¥353.8 billion. Income before special items and eliminations and adjustments fell 72.1% over the same period to ¥15.2 billion, largely as a result of lower copper prices, lower sales of electronic materials, margin deterioration in sulfuric acid products and refined copper.

The earnings of Nippon Mining’s equity-method affiliates have had a significant impact on the results of its metals business. During the six months ended September 30, 2009, total equity in earnings of affiliated companies was ¥10.8 billion, of which ¥8.4 billion, or 77.7%, was from affiliates in Nippon Mining’s metals business. This compares to total equity in earnings of affiliated companies of ¥43.3 billion for the six months ended September 30, 2008, of which ¥39.2 billion, or 90.4% was from affiliates in Nippon Mining’s metals business. Equity in earnings of affiliated companies, net mainly relates to Nippon Mining’s investment in Minera Los Pelambres, a Chilean copper mining company. Decreases in equity in earnings of Nippon Mining’s equity method affiliates are attributable primarily to a decline in the earnings of Minera Los Pelambres caused by lower copper prices.

Nippon Mining expects export demand from China for refined copper to balance the weak recovery in domestic demand. Product prices have been rising in conjunction with increases in the LME price for copper but Nippon Mining expects treatment and refining charges to remain at low levels. Electronic materials sales volumes have improved since the beginning of the current fiscal year partly because customers have been making purchases to compensate for inventory adjustments they made in response to the drop in demand in the second half of 2008. If the United States and European economies recover, then Nippon Mining expects the business environment for its electronic materials to improve.

Copper resource development.  Income before special items decreased ¥21.2 billion, or 71.8%, compared to the corresponding period in the prior year to ¥8.3 billion for the six months ended September 30, 2009. Approximately ¥18.8 billion of the decrease was attributable to the decrease in copper prices.

Copper smelting & refining.  Loss before special items was ¥0.7 billion for the six months ended September 30, 2009, compared to income before special items of ¥12.0 billion in the corresponding period in the prior year. The swing from income to loss was attributable to margin deterioration of approximately ¥5.2 billion in sulfuric acid products and lower copper prices of ¥2.5 billion.

Recycling & environmental services and other.  Income before special items decreased ¥2.1 billion, or 39.6%, compared to the corresponding period in the prior year to ¥3.2 billion for the six months ended September 30, 2009, mainly due to lower metal prices.

Electronic materials.  Income before special items decreased ¥3.1 billion, or 41.9%, to ¥4.3 billion for the six months ended September 30, 2009, compared to income before special items of ¥7.5 billion in the corresponding period in the prior year. During the six months ended September 30, 2009, Nippon Mining experienced a modest increase in sales volumes for copper foil, thin-film forming materials, including sputtering targets used in semiconductors, and fabricated copper products, when compared to the sharply reduced sales volumes for those products during the second half of the fiscal year ended March 31, 2009. However, sales volumes for the six months ended September 30, 2009 did not recover to the levels of the corresponding period in the prior year.

Other Operations

For the six months ended September 30, 2009, revenues from other operations were ¥29.7 billion, a 24.6% decrease compared to the six months ended September 30, 2008, while income before special items was ¥0.8 billion, an 88.5% decrease compared to the six months ended September 30, 2008. The decrease in revenues and income before special items for other operations was due primarily to a decrease in revenues and loss before special items generated by Toho Titanium, which were mainly attributable to decreases in the demand for titanium by aircraft manufacturers.

Fiscal Year Ended March 31, 2009 Compared to Fiscal Year Ended March 31, 2008

The following tables summarize for the periods shown financial information that is periodically reviewed by Nippon Mining’s chief operating decision makers and which is derived from management reports. Such management reports contain certain financial information related to Nippon Mining’s eight operating segments and also contain other information related to Nippon Mining’s three businesses, which is also reviewed by management. A reconciliation to U.S. GAAP of the information in the tables below is in Note 21 to Nippon Mining’s audited annual consolidated financial statements included elsewhere in this prospectus.

	Petroleum	Petroleum		Total
	Exploration &	Refining &		Petroleum
	Development	Marketing	Petrochemicals	Business
	(Millions of yen)

Fiscal Year Ended March 31, 2009
Income (loss) before special items	¥9,307	¥(102,033)	¥(12,424)	¥(105,150)
Equity in earnings of affiliated companies, net	4,697	—	—	4,697
Fiscal Year Ended March 31, 2008
Income (loss) before special items	¥12,885	¥55,270	¥(308)	¥67,847
Equity in earnings (loss) of affiliated companies, net	7,654	(524)	—	7,130

			Recycling &
	Copper	Copper	Environmental		Total
	Resource	Smelting &	Services	Electronic	Metals
	Development	Refining	and Other	Materials	Business
	(Millions of yen)

Fiscal Year Ended March 31, 2009
Income (loss) before special items	¥26,458	¥14,234	¥4,889	¥(17,069)	¥28,512
Equity in earnings of affiliated companies, net	33,707	10,014	(28)	(13)	43,680
Fiscal Year Ended March 31, 2008
Income (loss) before special items	¥57,275	¥42,869	¥14,309	¥(1,058)	¥113,395
Equity in earnings of affiliated companies, net	66,123	14,765	16	19	80,923

			Other		Segment	GAAP	Consolidated
	Petroleum	Metals	Operations	Eliminations	Total	Adjustments	Total
	(Millions of yen)

Fiscal Year Ended March 31, 2009
Revenues	¥3,116,129	¥902,127	¥84,710	¥(37,907)	¥4,065,059	¥(570,206)	¥3,494,853
Income (loss) before special items	(105,150)	28,512	9,666	(461)	(67,433)	N/A	N/A
Depreciation and amortization	45,271	29,570	5,718	31	80,590	(19,917)	60,673
Equity in earnings of affiliated companies, net	4,697	43,680	520	—	48,897	10,459	59,356
Capital expenditures	32,035	42,303	22,990	143	97,471	(22,536)	74,935
Total assets	1,091,869	600,939	681,884	(488,609)	1,886,083	(40,971)	1,845,112
Fiscal Year Ended March 31, 2008
Revenues	¥3,193,934	¥1,119,645	¥76,538	¥(50,645)	¥4,339,472	¥(535,546)	¥3,803,926
Income before special items	67,847	113,395	11,254	(470)	192,026	N/A	N/A
Depreciation and amortization	35,725	26,506	519	113	62,863	(10,132)	52,731
Equity in earnings of affiliated companies, net	7,130	80,923	3,874	—	91,927	185	92,112
Capital expenditures	68,773	30,943	645	487	100,848	4,811	105,659
Total assets	1,409,106	769,690	677,197	(604,785)	2,251,208	(17,009)	2,234,199

Petroleum

In the fiscal year ended March 31, 2009, the petroleum business recorded a 2.4% year-on-year decline in revenues before eliminations and adjustments, to ¥3,116.1 billion, and a loss before special items and eliminations and adjustments of ¥105.2 billion, compared with income before special items and eliminations and adjustments of ¥67.8 billion in the fiscal year ended March 31, 2008. Despite improved product margins on fuel oil products, the swing from profit to loss in the overall petroleum business was attributable largely to the Petroleum Refining & Marketing segment where cost of sales increased because of the effect of the decline in crude oil prices on inventory as previously discussed.

Petroleum exploration & development.  Income before special items was ¥9.3 billion for the fiscal year ended March 31, 2009, a 27.8% decrease from ¥12.9 billion for the previous fiscal year. The decline in crude oil prices over the course of the year ended March 31, 2009, and the effect of a stronger Japanese yen against the U.S. dollar, were the main reasons why income before special items decreased year-on-year.

Petroleum refining & marketing.  The segment incurred a loss before special items of ¥102.0 billion for the fiscal year ended March 31, 2009, compared to income before special items of ¥55.3 billion for the prior fiscal year. The previously discussed effect of the fluctuation of oil prices on inventory attributed to ¥204.5 billion of the decline. Also, domestic fuel oil sales declined year-on-year owing to an aggressive switch by consumers to cheaper fuels in response to rapidly rising crude oil prices in the first half of the fiscal year ended March 31, 2009. This resulted in a deterioration of Nippon Mining’s margins due to an inability to fully pass along to customers the increase in crude oil prices. Furthermore, demand for petroleum products contracted in the second half of the year in response to the global economic slowdown. Crude oil prices fell significantly from September 2008, after having risen sharply in the first half of the fiscal year ended March 31, 2009, which led to an improvement in product margins in the second half. Overall, the net improvement in product margins was ¥48.2 billion.

Petrochemicals.  The petrochemicals segment had a loss before special items of ¥12.4 billion for the fiscal year ended March 31, 2009, compared to a loss before special items of ¥0.3 billion the year before. Prices and sales volume for petrochemical products declined, particularly for aromatic products, in the wake of a fall off in demand for synthetic fibers and resins. The petrochemical segment’s margins worsened owing to rapidly rising feedstock prices and the sharp drop in demand for aromatics. Depreciation expense related to the commencement of sales by Kashima Aromatics also contributed to the segment loss before special items.

Metals

Owing to the difficult business environment, the metals business revenues before eliminations and adjustments for the fiscal year ended March 31, 2009 declined 19.4% from the prior year to ¥902.1 billion. Income before special items and eliminations and adjustments fell 74.9% over the same period to ¥28.5 billion, largely as a result of the strength of the Japanese yen against other currencies, lower copper prices, a worsening of contractual terms on copper concentrate purchases and lower sales of electronic materials.

The earnings of Nippon Mining’s equity-method affiliates have had a significant impact on the results of its metals business. During the fiscal year ended March 31, 2009, total equity in earnings of affiliated companies was ¥48.9 billion, of which ¥43.7 billion, or 89.3%, was from affiliates in Nippon Mining’s metals business. This compares to total equity in earnings of affiliated companies of ¥91.9 billion for the fiscal year ended March 31, 2008, of which ¥80.9 billion, or 88.0% was from affiliates in Nippon Mining’s metals business. Equity in earnings of affiliated companies, net, mainly relates to Nippon Mining’s investment in Minera Los Pelambres, a Chilean copper mining company. Decreases in equity in earnings of Nippon Mining’s equity method affiliates are attributable primarily to a decline in the earnings of Minera Los Pelambres caused by lower copper prices.

Copper resource development.  Income before special items decreased ¥30.8 billion, or 53.8% year-on-year, to ¥26.5 billion for the fiscal year ended March 31, 2009. Approximately ¥18.2 billion of the decrease was attributable to the decrease in copper prices and approximately ¥4.2 billion was due to the strengthening of the exchange rate of the Japanese yen. These factors predominantly relate to the results of operations of Minera Los Pelambres.

Copper smelting & refining.  Income before special items declined ¥28.6 billion, or 66.8% from the previous year to ¥14.2 billion for the fiscal year ended March 31, 2009. Within the metals business, sales volume of refined copper declined year-on-year due to decreased demand for both copper wire and other fabricated copper products, caused by the slowdown in international markets in the second half of the fiscal year ended March 31, 2009. Product prices also fell year-on-year due to a decline in the LME copper price and the Japanese yen’s appreciation against the U.S. dollar. Moreover, contractual terms on copper concentrate purchases worsened by ¥21.1 billion, reflecting the tightening of the supply-demand balance at the time the terms were determined due in part to the increasing demand for copper concentrate from China and India.

Recycling & environmental services and other.  Income before special items decreased ¥9.4 billion, or 65.8% year-on-year to ¥4.9 billion for the fiscal year ended March 31, 2009. Recycling and environmental services operations benefited from rising metal prices in the first half of the fiscal year ended March 31, 2009, but in the second half of the year metal prices and collected scrap volumes both declined in the wake of the global economic downturn, and segment performance deteriorated sharply.

Electronic materials.  Loss before special items increased ¥16.0 billion to ¥17.1 billion for the fiscal year ended March 31, 2009, compared to loss before special items of ¥1.1 billion the year before. In the electronic materials segment, sales volume declined generally, due in part to a sharp decline in the second half of the fiscal year ended March 31, 2009 in demand from digital and IT-related products for copper foil, thin-film forming materials, including sputtering targets used in semiconductor and FPD production, and fabricated copper products, including phosphor bronze, Corson alloys and titanium copper alloys. Product prices were flat generally, except for a decline in prices of sputtering targets for FPDs, owing to a decline in the price of indium, a key raw material.

Other Operations

For the fiscal year ended March 31, 2009 revenues from other operations increased 10.7% year-on-year to ¥84.7 billion, while income before special items decreased 14.1% to ¥9.7 billion. The increase in revenues was due primarily to Toho Titanium, which in June 2008 became a consolidated subsidiary of Nippon Mining (under

U.S. GAAP, Toho Titanium is an equity-method affiliate). Income before special items decreased mainly because of a decline in income of subsidiaries, particularly Nichiyo Engineering, and equity-method affiliates.

Financial Condition

September 30, 2009 Compared to March 31, 2009

Nippon Mining’s total assets as of September 30, 2009, amounted to ¥1,919.5 billion, an increase of ¥74.4 billion, or 4.0%, compared to ¥1,845.1 billion as of March 31, 2009. The increase was mainly due to an increase in current assets of ¥66.6 billion compared to March 31, 2009, owing mainly to increases in accounts receivable and inventories, and partially offset by decreases in cash and cash equivalents and other current assets. Inventories increased ¥95.3 billion and accounts receivable increased ¥56.3 billion due primarily to increases in prices for crude oil and metals compared to prices at March 31, 2009. Cash and cash equivalents decreased ¥48.2 billion and other current assets decreased ¥25.5 billion.

Total liabilities as of September 30, 2009 amounted to ¥1,306.6 billion, an increase of ¥27.8 billion, or 2.2%, compared to ¥1,278.8 billion as of March 31, 2009. Total current liabilities increased ¥50.3 billion, or 6.6%, owing mainly to increases in trade accounts payable due to increases in prices for crude oil and metals in comparison to those prices at March 31, 2009. Short-term borrowings and current portion of long-term debt also increased resulting from higher working capital requirements due to increases in prices for crude oil and metals, however, the increases were partially offset by a ¥22.5 billion decrease in non-current liabilities.

Equity attributable to Nippon Mining Holdings, Inc. increased 6.3%, or ¥31.6 billion, to ¥537.3 billion in the six months ended September 30, 2009 owing primarily to the increase in retained earnings, which was due to results of operations.

As a result of the increase in total liabilities and equity attributable to Nippon Mining Holdings, Inc., the stockholders’ equity ratio as of the six months ended September 30, 2009 was 28.0%, an increase of 0.6 percentage points from March 31, 2009. In addition, Nippon Mining’s current ratio increased from 1.03:1 to 1.05:1.

March 31, 2009 Compared to March 31, 2008

Nippon Mining’s total assets as of March 31, 2009, amounted to ¥1,845.1 billion, a decrease of ¥389.1 billion, or 17.4%, compared to March 31, 2008. The decrease was due mainly to a decrease in current assets of ¥390.7 billion compared to March 31, 2008, owing mainly to large declines in inventories and accounts receivable. Inventories decreased ¥236.6 billion, due to declines in prices for crude oil and metals, compared to prices at the end of the previous fiscal year, and accounts receivable decreased ¥188.6 billion due to large declines in product sales.

Total liabilities as of March 31, 2009 amounted to ¥1,278.8 billion, down ¥288.5 billion, or 18.4%, from the previous year-end. Total current liabilities declined ¥310.3 billion, or 28.8%, while long-term liabilities remained generally unchanged. Principal factors contributing to the change in total current liabilities included a decline in trade accounts payable of ¥129.1 billion, which led to a decrease in short-term borrowings of ¥158.6 billion. See “Cash Flows” below for further discussion of trade accounts payable and short-term borrowings.

Stockholders’ equity declined 15.2%, or ¥90.7 billion, to ¥505.6 billion in the fiscal year ended March 31, 2009. This was due primarily to an increase in accumulated other comprehensive loss by ¥51.5 billion and a ¥39.2 billion decrease in retained earnings, owing to the results of operations for the period.

As a result of the decrease in total liabilities and decrease in stockholders’ equity, the stockholders’ equity ratio was up 0.7 percentage points at the fiscal year-end, to 27.4%. In addition, the current ratio declined from 1.10:1 to 1.03:1.

Cash Flows

	Six Months Ended September 30,		Fiscal Year Ended March 31,
	2009	2008	2009	2008
	(Millions of yen)

Cash and cash equivalents at beginning of period/year	¥113,947	¥65,151	¥65,151	¥46,729
Net cash provided by (used in) operating activities	(57,513)	(27,762)	281,000	65,107
Net cash used in investing activities	(36,140)	(33,984)	(75,600)	(114,391)
Net cash (used in) provided by financing activities	44,693	62,242	(152,646)	67,274
Effect of exchange rate changes on cash and cash equivalents	786	(1,251)	(3,958)	432
Net increase (decrease) in cash and cash equivalents	(48,174)	(755)	48,796	18,422
Cash and cash equivalents at end of period/year	65,773	64,396	113,947	65,151

Six Months Ended September 30, 2009 Compared to Six Months Ended September 30, 2008

Net cash used in operating activities for the six months ended September 30, 2009 increased by ¥29.8 billion to ¥57.5 billion from ¥27.8 billion in the corresponding period in the prior year. The change was attributable mainly to decreased net income.

Net cash used in investing activities during the six months ended September 30, 2009 totaled ¥36.1 billion, compared to ¥34.0 billion of net cash used in investing activities in the corresponding period in the prior year. This increase primarily reflected cash used for acquisition of investment securities and property, plant and equipment.

Net cash provided by financing activities for the six months ended September 30, 2009 totaled ¥44.7 billion, compared to ¥62.2 billion in the corresponding period in the prior year. This decrease principally reflected the decreased cash inflow from short-term borrowings and commercial paper, which declined from ¥74.3 billion in the previous period to ¥46.5 billion.

As a result, cash and cash equivalents as of September 30, 2009 amounted to ¥65.8 billion, relatively unchanged from ¥64.4 billion as of September 30, 2008.

Fiscal Year Ended March 31, 2009 Compared to Fiscal Year Ended March 31, 2008

Net cash provided by operating activities for the fiscal year ended March 31, 2009 increased ¥215.9 billion to ¥281.0 billion. The increase was attributable mainly to increased cash flow from a decrease in inventories of ¥299.4 billion and a decrease in accounts receivable of ¥275.7 billion, which was partially offset by a decrease in accounts payable of ¥144.9 billion. Lower market demand for oil and metal products during the fiscal year ended March 31, 2009, caused primarily by the economic downturn and a decline in crude oil prices during the latter part of the year, resulted in the reduction of sales and related accounts receivable at the fiscal year ended March 31, 2009 when compared to March 31, 2008. This had an effect on inventory and accounts payable, as lower demand led Nippon Mining to reduce its purchases of oil and metal raw materials, resulting in lower levels of inventory on hand and lower accounts payable, which was further affected by the decrease in crude oil prices during the latter part of the fiscal year.

Net cash used in investing activities during the fiscal year ended March 31, 2009 totaled ¥75.6 billion, compared to ¥114.4 billion of net cash used in investing activities in the previous fiscal year. The decrease in investing activities primarily stems from the relative higher level of capital expenditures during fiscal year ended March 31, 2008 of ¥105.7 billion compared to ¥74.9 billion in the fiscal year ended March 31, 2009. This decrease was primarily due to the completion of certain projects in 2008 and management’s decision in 2009 to delay certain other projects due to the economic downturn. Capital expenditures for the fiscal year ended March 31, 2009 primarily related to replacing refinery facilities and replacing and renovating service station facilities in the petroleum business, and in the metals business, replacing and renovating smelting and refining facilities, new investments in environmental and recycling operations, and expenditures to boost the competitiveness of Nippon Mining’s electronic materials.

Net cash used in financing activities for the fiscal year ended March 31, 2009 totaled ¥152.6 billion, whereas financing activities provided net cash of ¥67.3 billion the previous fiscal year. This principally reflected the decrease in short-term borrowings and commercial paper from a cash inflow of ¥92.5 billion in the fiscal year ended March 31, 2008 to a cash outflow of ¥153.5 billion in the fiscal year ended March 31, 2009. Nippon Mining decreased borrowings because it determined that less funds were needed for its daily operations owing to the declines in prices for crude oil and metals as explained above.

As a result, cash and cash equivalents at the end of the fiscal year ended March 31, 2009 amounted to ¥113.9 billion, an increase of ¥48.8 billion from ¥65.2 billion at the fiscal year ended March 31, 2008.

Dividends

Nippon Mining declared an interim dividend of ¥7.5 per share for the six months ended September 30, 2009. Nippon Mining paid an ¥8 interim dividend per share and a ¥6 year-end dividend per share for the fiscal year ended March 31, 2009. This represented an overall decrease of ¥2 per share compared to the fiscal year ended March 31, 2008, when the interim dividend was ¥8 per share and the year-end dividend was ¥8 per share. Nippon Mining paid dividends for the fiscal year ended March 31, 2009 totaling ¥13.0 billion.

Liquidity and Capital Resources

Nippon Mining’s principal sources of funds in recent periods have been borrowings from financial institutions, the issuance of bonds, operating activities and proceeds from its investment portfolio. In the six months ended September 30, 2009, Nippon Mining financed its operations principally from cash reserves and increased borrowings.

Nippon Mining seeks to manage its liquidity and capital resources to provide adequate funds for current and future financial obligations. As of September 30, 2009, Nippon Mining also had unused committed credit lines of ¥105 billion available for borrowing.

Nippon Mining requires substantial funds for debt service, working capital, payment of dividends, stock repurchases and capital expenditures.

Liquidity

As of September 30, 2009, Nippon Mining’s working capital surplus, defined as the excess of current assets over current liabilities, was ¥40.6 billion, compared to ¥24.4 billion as of March 31, 2009. The increase was due mainly to an increase in current assets of ¥66.6 billion compared to March 31, 2009, owing mainly to increases in accounts receivable and inventories, which was partially offset by a decrease in cash and cash equivalents and other current assets. Accounts receivable increased by ¥56.3 billion and inventories increased by ¥95.3 billion, due primarily to increases in prices for crude oil and metals compared to prices at March 31, 2009. Cash and cash equivalents decreased ¥48.2 billion and other current assets decreased ¥25.5 billion.

As of March 31, 2009, Nippon Mining’s working capital surplus, defined as the excess of current assets over current liabilities, was ¥24.4 billion, a decrease of ¥80.4 billion, or 76.7%, as compared to March 31, 2008. The decrease was due primarily to declines in inventories and accounts receivable, which were partially offset by a decline in trade accounts payable and in short-term borrowings. This was primarily due to the ¥158.6 billion decrease in short-term borrowings and commercial paper and a decrease in accounts receivables of ¥188.6 billion and in inventories of ¥236.6 billion. The decline in oil prices resulted in less cash required via short-term borrowings and commercial paper for oil purchases, which also had the effect of decreasing accounts receivables. Similarly, the value of Nippon Mining’s inventory decreased in line with the decline in oil prices.

In June 2009, Nippon Mining renewed its committed credit facility totaling ¥105 billion with a group of Japanese banks. Nippon Mining currently has not drawn down any outstanding balances on this credit facility. Cash and cash equivalents, together with a committed credit facility available to Nippon Mining, were ¥170.8 billion as of September 30, 2009. This is equivalent to 0.82 times the average monthly revenues for the six months ended September 30, 2009. Nippon Mining may lose access to credit under its committed credit facilities in the event that it fails to maintain its credit ratings or net assets at or above specified thresholds. As of September 30, 2009, Nippon Mining was not in violation of any of these covenants, nor does it expect to be in violation in the near future.

Nippon Mining believes that funds generated internally from operations, borrowings from financial institutions and proceeds from issuances of unsecured bonds will be sufficient to meet its cash requirements, including debt service, working capital, payment of dividends, stock repurchases and capital expenditures, for at least the next twelve months. However, there can be no assurance that Nippon Mining will have access to financing on the terms or in the amounts that it may require in the future.

Borrowings

Nippon Mining finances some of its capital requirements with the proceeds of short-term borrowings and long-term debt. As of September 30, 2009, the balance of Nippon Mining’s total indebtedness was ¥786.3 billion, an increase of ¥52.3 billion, or 7.1%, from March 31, 2009. The change was due primarily to an increase in short-term borrowings due to higher working capital requirements in line with the increase in prices for crude oil. Conversely, in the fiscal year ended March 31, 2009, lower working capital requirements in line with lower prices for crude oil resulted in a decrease of total indebtedness by ¥132.5 billion, or 15.3%, from ¥866.5 billion as of March 31, 2008. The change was due primarily to a decrease in short-term borrowings.

Some bank loan agreements provide that Nippon Mining is required to obtain the consent of lenders before effecting any merger or any increase or decrease of its capital, issuing any bonds or selling or transferring any part of its business. As is typical in the Japanese market, loan agreements relating to short-term and long-term debt from Japanese financial institutions provide that Nippon Mining may be required to pledge its assets as collateral against these borrowings upon request by its lenders if it is reasonably necessary for them to secure their claims. To date, Nippon Mining has not been refused any consents nor received any requests of these kinds from its lenders. In general, there are no restrictions on use of borrowings.

Long-term Debt

Nippon Mining’s long-term debt consists primarily of loans from financial institutions bearing interest at market rates. Its long-term debt also includes bonds denominated in Japanese yen that generally have maturities of four to nine years. Generally, Nippon Mining’s long-term loans have a maturity of two to ten years, and accrue interest on a fixed-rate basis. As of September 30, 2009, the weighted-average rate of Nippon Mining’s long-term loans from banks was 1.50%. As of March 31, 2009, the weighted-average rate of Nippon Mining’s long-term loans from banks was 1.59%. As is customary in Japan, bank loans are made under general agreements which provide that under certain circumstances, security and guarantees for present and future indebtedness will be given upon request of the bank, and that the bank shall have the right, as the obligations become due, or in the event of their default.

Nippon Mining’s long-term debt as of March 31, 2009 and 2008 was comprised of the following:

	March 31,
	2009	2008
	(Millions of yen)

Unsecured bonds, due through June 2018 at interest rates ranging from 1.37% to 2.32%	¥35,000	¥15,000
Loans from banks, life insurance companies and government agencies, due through March 2019 at interest rates ranging from 0.71% to 6.97%
Secured	45,627	62,280
Unsecured	270,139	246,688
Financing obligation associated with the sale and leaseback of the headquarters property secured	48,995	47,304
Capital lease obligations	20,876	23,300

	420,637	394,572
Less current portion	(45,612)	(66,299)

Total	¥375,025	¥328,273

As of March 31, 2009, Nippon Mining’s secured loans were secured by certain assets with a net book value of ¥237.0 billion. There were no significant changes to the amount of pledged assets as of September 30, 2009.

Short-Term Borrowings

Nippon Mining’s short-term borrowings are principally unsecured and generally represent bank overdrafts and commercial paper. The weighted-average interest rate for Nippon Mining’s short-term borrowings was 0.6% for the six months ended September 30, 2009 and 1.1% for the six months ended September 30, 2008. The balance of Nippon Mining’s short-term borrowings, including the current portion of long-term debt, was ¥423.0 billion as of September 30, 2009, representing 53.8% of total debt on the same date.

The weighted-average interest rate for Nippon Mining’s short-term borrowings was 0.9% for the fiscal year ended March 31, 2009 and 1.2% for the fiscal year ended March 31, 2008. The balance of Nippon Mining’s short-term borrowings, including the current portion of long-term debt, was ¥358.9 billion as of March 31, 2009, representing 48.9% of total debt on the same date.

Debt Servicing

Net proceeds of long-term debt amounted to ¥1.3 billion in the six months ended September 30, 2009 and ¥4.7 billion in the six months ended September 30, 2008. As of September 30, 2009, total annual maturities of long-term debt, including the current portion, amounted to ¥423.6 billion.

Net proceeds of long-term debt amounted to ¥23.8 billion in the fiscal year ended March 31, 2009 and ¥6.9 billion in the fiscal year ended March 31, 2008. As of March 31, 2009, total annual maturities of long-term debt, including the current portion, amounted to ¥420.6 billion.

Working Capital

Nippon Mining’s working capital needs are primarily for operating expenses, including research and development, manufacturing expenses, employee expenses, advertising, rent, and property, building and equipment maintenance. Nippon Mining leases machinery and other equipment principally pursuant to capital lease transactions. Total future minimum lease payments under such leases as of March 31, 2009 were approximately ¥4.8 billion within one year and ¥16.6 billion for over one year.

Payment of Dividends

Payments of dividends require cash outlays, which may fluctuate in accordance with Nippon Mining’s results of operation and financial conditions. In the fiscal year ended March 31, 2009, Nippon Mining paid total dividends of ¥16 per share, for aggregate payments of ¥14.8 billion, and in the fiscal year ended March 31, 2008, it paid total dividends of ¥16 per share, for aggregate payments of ¥14.8 billion.

Research and Development

Nippon Mining engages in various research and development activities relating to fuel cell systems, petrochemicals, mining technologies, recycling metal resources, photovoltaic power generation and other technologies.

Nippon Mining’s research and development costs were ¥13.2 billion in the fiscal year ended March 31, 2009 and ¥11.8 billion in the fiscal year ended March 31, 2008.

Impact of Foreign Currency Fluctuations

Some portion of Nippon Mining’s business is conducted in currencies other than Japanese yen, primarily in U.S. dollars, and mainly in connection with its resource development activities in the petroleum business and copper smelting and refining operations in the metals business. Overseas sales accounted for approximately ¥678.1 billion of total revenues, or 19.4%, for the fiscal year ended March 31, 2009 and approximately ¥660.6 billion, or 17.4% of total revenues for the fiscal year ended March 31, 2008.

A portion of Nippon Mining’s receipts and payments arise from business transactions denominated in foreign currencies, and it also has substantial assets and liabilities denominated in foreign currencies. Consequently, fluctuations in foreign exchange rates may affect the value of assets, liabilities, receipts and payments when converted into Japanese yen. In addition, fluctuations in foreign exchange rates may also have a material impact when the financial statements of overseas consolidated subsidiaries or affiliated companies accounted for by the equity method are converted into Japanese yen.

Nippon Mining uses derivatives, primarily foreign exchange forward contracts with terms ranging up to 12 months to reduce its exposure to movements in the exchange rates applicable to firm funding commitments denominated in currencies other than Japanese yen. The aggregate notional amounts of derivative financial instruments outstanding as of March 31, 2009 and March 31, 2008 were as follows:

	March 31,
	2009	2008
	(Billions of yen)

Notional amounts of derivative financial instruments outstanding:
Foreign exchange	¥145.9	¥234.3
Commodity	165.7	194.0
Interest rate	141.2	147.1

Total	¥452.8	¥575.4

There have been no material changes to the impact of foreign currency fluctuation during the six months ended September 30, 2009.

Off-Balance Sheet Arrangements

Nippon Mining provides guarantees in relation to certain obligations of its employees, affiliates and other companies. Guarantees provided to employees relate mainly to mortgage loans with contract periods of two months to 23 years. Guarantees provided to the affiliates and other companies relate mainly to project financing arrangements as well as borrowings used to finance their working capital, with contract periods ranging from three months to six years. Nippon Mining is liable for making payments on behalf of the guaranteed parties in the event they fail to fulfill their obligations under the contracts. Nippon Mining was exposed to maximum potential future payments of ¥5.8 billion as of March 31, 2009, and ¥4.5 billion as of March 31, 2008. The carrying amounts of the liability for Nippon Mining’s obligation under these guarantees were immaterial as of March 31, 2009 and March 31, 2008.

Contractual Obligations

As of March 31, 2009, Nippon Mining’s contractual obligations were as follows:

	Payments Due by Period
		Less than 1			More than 5
Contractual Obligation	Total	Year	1-3 Years	3-5 Years	Years
	(Millions of yen)

Long-term debt obligations	¥399,761	¥40,860	¥116,458	¥174,033	¥68,410
Capital lease obligations(1)	21,378	4,752	6,317	3,292	7,017
Operating lease obligations(1)	23,095	4,366	4,987	3,794	9,948
Purchase obligations(2)(3)	1,215,781	658,202	390,472	129,558	37,549

Total	¥1,660,015	¥708,180	¥518,234	¥310,677	¥122,924

(1)	Nippon Mining leases buildings, machinery, equipment and software licenses pursuant to capital lease and operating lease transactions.

(2)	A purchase obligation is an enforceable and legally binding agreement to purchase goods or services that specifies significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transactions. Nippon Mining has various obligations to purchase in the ordinary course of business, mainly related to the acquisition of copper concentrate, crude oil and refined products. Other not significant purchase obligations relate to transportation and distribution services; properties, plants and equipment; and utilities such as electricity and industrial water. Most of Nippon Mining’s purchase obligations are based on market prices or formulas based on market prices and generally include fixed or minimum volume requirements. The purchase obligation amounts in the table above are based on the minimum quantities to be purchased at estimated prices to be paid based on current market conditions. Accordingly, the actual amounts to be paid may vary significantly from the amounts presented.

(3)	Purchase obligations of ¥29,242 million within one year and ¥73,312 million within one to three years pertain to obligations to purchase copper from Nippon Mining’s equity method affiliate, Minera Los Pelambres.

There have been no material changes in Nippon Mining’s contractual obligations since March 31, 2009.

Quantitative and Qualitative Disclosures about Market Risk

Nippon Mining is exposed to commodity prices, variability in foreign currency exchange rates, changes in interest rates and equity security markets. Nippon Mining utilizes derivative financial instruments for supply-demand adjustment and/or for arbitration, not for speculation, in accordance with its internal policy. All derivative financial instruments are carried at fair value and reported as other current assets or other current liabilities, with changes in the fair value charged to current earnings in accordance with the FASB ASC guidance for derivatives and hedging.

Nippon Mining’s petroleum refining & marketing segment operates in a highly competitive environment which affects margins. Earnings from the petroleum refining & marketing segment are primarily determined by margin capture rather than absolute price levels of products sold. Refining margins are a function of the difference between what a refiner pays for its raw materials, primarily crude oil, and the market prices for the range of refined petroleum products produced. These prices in turn depend on global and regional supply/demand balances, inventory levels, refinery capacities, import/export balances, seasonal demand, weather conditions and geopolitical climate.

Foreign Currency Risk

A portion of Nippon Mining’s receipts and payments arise from business transactions denominated in foreign currencies, and it also has substantial assets and liabilities denominated in foreign currencies. Consequently, fluctuations in foreign exchange rates may affect the value of assets, liabilities, receipts and payments when converted into Japanese yen.

In addition, fluctuations in foreign exchange rates may also have a material impact when the financial statements of overseas consolidated subsidiaries or affiliated companies accounted for by the equity method are converted into Japanese yen. All asset and liability accounts of foreign subsidiaries and affiliates are translated into Japanese yen at appropriate year-end current exchange rates and all income and expense accounts are translated at the average exchange rates for the period.

Because sales prices for Nippon Mining’s refined metals products are established principally by reference to U.S. dollar prices quoted on the LME and amounts paid for copper concentrate are denominated in dollars, the effect of changes in exchange rates on Nippon Mining’s revenues is generally offset by the effect of such changes on Nippon Mining’s cost of sales. On a net basis, a weaker Japanese yen increases earnings, while a stronger Japanese yen decreases earnings, since Nippon Mining’s treatment and refining charges and sales premiums are established by reference to dollar amounts, while most of its operating costs other than amounts paid for copper concentrate are denominated in Japanese yen. The average exchange rate was ¥101 = $1 during the fiscal year ended March 31, 2009, as compared to ¥114 = $1 during the fiscal year ended March 31, 2008.

To hedge against the effects of currency fluctuations on its copper concentrate costs arising from differences in exchange rates between the recording date and the cash settlement date of copper concentrate purchases, Nippon Mining utilizes derivative instruments, primarily currency forward contracts. The table below provides information about Nippon Mining’s material derivative financial instruments relating to U.S. dollar/Japanese yen foreign exchange forward contracts as of March 31, 2009:

	March 31, 2009
Average Contractual Rates	Contract Amounts	Estimated Fair Value
	(Millions of yen)

$1.00 = ¥96.8	¥145,943	¥345

Commodity Price Risk

Nippon Mining is exposed to fluctuations in the price of commodities, particularly crude oil and copper, whose prices are determined by reference to international market prices. Prices for crude oil and copper can be volatile and are influenced by global as well as regional supply and demand conditions. This volatility has a significant effect on Nippon Mining’s revenues and net income.

Due to the volatility of oil and copper prices, from time to time, Nippon Mining uses commodity derivative instruments to seek to achieve a more predictable cash flow as well as to reduce exposure to commodity price fluctuations. In particular, Nippon Mining uses commodity derivative instruments that do not receive hedge accounting treatment to manage its exposure to price volatility on a portion of its purchase of raw materials and sale of products. Nippon Mining utilizes commodity forward contracts and commodity swap contracts. These derivative instruments are considered economic hedges for which changes in their fair value are recorded currently in income.

Interest Rate Risk

Nippon Mining is exposed to market risk from changes in interest rates. At March 31, 2009, Nippon Mining had total debt of ¥734.0 billion, of which approximately 50% was short- and long-term variable-rate debt with interest rates based mainly on the Inter-bank Offered Rate quoted in Tokyo (TIBOR). The use of floating rate debt instruments provides a benefit when interest rates decrease but exposes Nippon Mining to future increases in interest rates. For the year ended March 31, 2009, outstanding borrowings and interest rates between 0.1 percent and 6.8 percent applied to various borrowings, and after hedging, a 100-basis-point change in these interest rates would result in an increase or decrease in interest expense of approximately ¥3.7 billion on an annual basis.

Nippon Mining manages its exposure to interest rates by entering into interest rate swap agreements in order to reduce the adverse impact of fluctuations in interest rates on certain of its long-term debt.

Equity Securities Price Risk

Nippon Mining has marketable equity securities which are subject to price risk arising from changes in their market prices. Nippon Mining does not own any marketable securities for trading purposes. As of March 31, 2009, Nippon Mining held marketable equity securities with an acquisition cost of ¥28.9 billion and fair value of ¥36.3 billion. The potential change in the fair value of these investments, assuming a 10% change in prices, would be approximately ¥3.6 billion as of March 31, 2009.

There have been no material changes to Nippon Mining’s market risks during the six months ended September 30, 2009.

DIRECTORS AND MANAGEMENT OF JX HOLDINGS
FOLLOWING THE JOINT SHARE TRANSFER

The following provides information about those individuals who are expected to serve in general capacities indicated for JX Holdings, including members of Nippon Oil’s or Nippon Mining’s current board of directors and management.

From Nippon Oil

			Number of
			Nippon Oil Shares
			Owned as of	Percentage
Name	Proposed Position at JX Holdings	Date of Birth	November 15, 2009	Ownership

Shinji Nishio	Representative Director and Chairman of the Board	October 23, 1940	105,000	*
Shigeo Hirai	Director, Executive Vice President	May 30, 1948	61,000	*
Yukio Yamagata	Director, Managing Executive Officer	September 20, 1949	23,525	*
Junichi Kawada	Director, Managing Executive Officer	September 26, 1955	14,000	*
Yasushi Kimura	Director (Part-time) and President of JX Nippon Oil & Energy Corporation	February 28, 1948	43,000	*
Makoto Koseki	Director (Part-time) and President of JX Nippon Oil & Gas Exploration Corporation	July 23, 1946	34,000	*
Hideo Tabuchi	Standing Corporate Auditor	April 16, 1950	25,000	*

*	Shares held represent less than 1% of the total number of outstanding shares of common stock of Nippon Oil.

Shinji Nishio joined Nippon Oil in April 1964 and was elected to the board of directors in June 1995. Mr. Nishio has served in various positions within Nippon Oil including Director and Comptroller and Managing Director. Mr. Nishio was appointed as a Representative Director and Executive Vice President in 2002 before being appointed to President in June 2005.

Shigeo Hirai joined Nippon Oil in April 1971. Mr. Hirai was elected to the board of directors in June 2002. Mr. Hirai became a Senior Vice President and Executive Director of Corporate Management Division I in June 2005.

Yukio Yamagata joined Nippon Oil in April 1972. Mr. Yamagata was appointed Executive Officer of Nippon Oil in June 2004 and became President and Representative Director of Nippon Oil Business Services Co., Ltd. in June 2006. Mr. Yamagata was appointed Senior Vice President and Executive Director of the Corporate Management Division II in April 2008 and was elected to the board of directors in June 2008.

Junichi Kawada joined Nippon Oil in April 1978 and was appointed Executive Officer in June 2007. Mr. Kawada was appointed General Manager of the General Administration Department in the Corporate Management Division II in June 2004.

Yasushi Kimura joined Nippon Oil in April 1970. Mr. Kimura was elected to the board of directors in June 2002 and has served in the Kyushu Branch Office as well as in the Lubricants & Specialties Business Division. Mr. Kimura became a Senior Vice President and Executive Director of the Energy Solution Division in June 2007.

Makoto Koseki joined Nippon Oil in April 1969. Mr. Koseki was elected to the board of directors in June 2002 and became an Executive Officer in June 2004. Mr. Koseki has served as President and Representative Director of Nippon Oil Exploration Limited since March 2008.

Hideo Tabuchi joined Nippon Oil in April 1974 and has served in various departments including Investor Relations and Corporate Social Responsibility. Mr. Tabuchi was elected to the board of directors in June 2007 and was appointed Standing Corporate Auditor in June 2008.

As of November 15, 2009, Nippon Oil individuals listed in the table above owned, in the aggregate, less than 1% of the aggregate amount of outstanding shares of Nippon Oil common stock and none of the Nippon Oil individuals listed above owned any shares of Nippon Mining common stock.

From Nippon Mining

			Number of Nippon
			Mining Shares
			Owned as of
			November 15,	Percentage
Name	Proposed Position at JX Holdings	Date of Birth	2009	Ownership

Mitsunori Takahagi	Representative Director and President, President and Executive Officer	December 3, 1940	81,770	*
Kiyonobu Sugiuchi	Director, Senior Executive Officer	May 16, 1949	22,770	*
Kazuo Kagami	Director, Managing Executive Officer	December 4, 1951	12,705	*
Ichiro Uchijima	Director, Managing Executive Officer	February 9, 1952	10,000	*
Isao Matsushita	Director (Part-time) and Executive Vice President of JX Nippon Oil & Energy Corporation	April 3, 1947	33,000	*
Masanori Okada	Director (Part-time) and President of JX Nippon Mining & Metals Corporation	September 27, 1946	44,500	*
Fumio Ito	Standing Corporate Auditor	January 5, 1949	28,770	*

*	Shares held represent less than 1% of the total number of outstanding shares of common stock of Nippon Mining.

Mitsunori Takahagi joined Nippon Mining in April 1964 and was elected to its Board of Directors in June 1994. From such time, Mr. Takahagi served in various positions, including as the head of Japan Energy from April 2003 through June 2006. Mr. Takahagi was elected to Nippon Mining’s board of directors in September 2002 and appointed President and Chief Executive Officer in June 2006.

Kiyonobu Sugiuchi joined Nippon Mining in April 1973 and served in various positions within Nippon Mining before his election to the board of directors in June 2004. Mr. Sugiuchi became Managing Director in June 2007, and is currently in charge of various departments, including Finance, IR, Planning & Management Group and Internal Control Promotion.

Kazuo Kagami joined Nippon Mining in April 1975. Mr. Kagami has held various positions in Nippon Mining & Metals until he was appointed to the board of directors in June 2009. Mr. Kagami was also placed in charge of general affairs at General Administration Group and appointed Secretary-General of the Nippon Mining Management College in June 2009.

Ichiro Uchijima joined Japan Energy in April 1976. In April 2004, Mr. Uchijima became a manager of its Corporate Planning Department. Mr. Uchijima was appointed to supervisor of Japan Energy’s Corporate Planning and Finance & Control departments in April 2007, and as an Executive Corporate Officers in April 2008.

Isao Matsushita joined Nippon Mining in April 1970. Mr. Matsushita became a member of board of directors in June 2006 and also appointed President and Representative Director of Japan Energy that month. Mr. Matsushita has also served as Representative Director of Japan Energy Development since June 2007.

Masanori Okada joined Nippon Mining in April 1970. Mr. Okada has held various positions in Nippon Mining, including at the electronic materials group. Mr. Okada was appointed to the board of directors in September 2002. Mr. Okada also has served as Director of Japan Energy September 2002 and President and Chief Executive Officer of Nippon Mining & Metals since June 2005.

Fumio Ito joined Nippon Mining in April 1971. Mr. Ito was elected to the board of directors in September 2002 and further appointed to Managing Director in June 2007. Mr. Ito is in charge of audit at the Auditing Group, legal affairs at the General Administration Group, and the Internal Control Promotion Department.

As of November 15, 2009, the individuals listed in the table below held options issued by Nippon Mining. Each option gives the holder the right to purchase 500 shares of common stock of Nippon Mining. The exercise price is ¥500 per option, or ¥1.0 per share of Nippon Mining common stock The options are exercisable within three years from the day immediately following the date of the holder’s termination of service as either director, senior officer or auditor of Nippon Mining, or as director, executive officer, corporate officer, senior manager or auditor of Japan Energy, Nippon Mining & Metals, or other designated subsidiaries. Any options held by auditors were issued during their terms as directors of Nippon Mining or its subsidiaries. Nippon Mining plans to extinguish all its options between the period after the conclusion of the business integration agreement and by the day of the establishment of JX Holdings.

Grantee	Date of Grant	Number	Exercise Price

Mitsunori Takahagi	July 2005	24	¥12,000
	July 2006	18	¥9,000
	August 2007	18	¥9,000
	August 2008	75	¥37,500
Kiyonobu Sugiuchi	July 2005	15	¥7,500
	July 2006	10	¥5,000
	August 2007	9	¥4,500
	August 2008	41	¥20,500
Kazuo Kagami	July 2005	10	¥5,000
	July 2006	7	¥3,500
	August 2007	8	¥4,000
	August 2008	38	¥19,000
Ichiro Uchijima	August 2007	8	¥4,000
	August 2008	35	¥17,500
Isao Matsushita	July 2005	18	¥9,000
	July 2006	14	¥7,000
	August 2007	15	¥7,500
	August 2008	60	¥30,000
Masanori Okada	July 2005	21	¥10,500
	July 2006	15	¥7,500
	August 2007	15	¥7,500
	August 2008	60	¥30,000
Fumio Ito	July 2005	16	¥8,000
	July 2006	10	¥5,000
	August 2007	10	¥5,000
	August 2008	41	¥20,500

As of November 15, 2009, the Nippon Mining individuals listed in the table above owned, in the aggregate, less than 1% of the aggregate amount of outstanding shares of Nippon Mining common stock and none of the Nippon Mining individuals listed above owned any shares of Nippon Oil common stock.

Outside Directors

			Number of Nippon
			Oil or Nippon
			Mining Shares
			Owned as of
			November 15,	Percentage
Name	Position	Date of Birth	2009	Ownership

Etsuhiko Shoyama	Outside Director	March 9, 1936	5,000	*
Juichi Takamura	Outside Director	January 24, 1938	8,000	*
Masahiro Sakata	Outside Director	September 20, 1943	1,000	*
Hiroshi Komiyama	Outside Director	December 15, 1944	10,000	*

*	Shares held represent less than 1% of the total number of outstanding shares of common stock of Nippon Oil or Nippon Mining.

Etsuhiko Shoyama has served in various positions and is currently Advisor at Hitachi, Ltd. Mr. Shoyama became an Outside Director of Nippon Mining in June 2007.

Juichi Takamura was elected as an Outside Director of Nippon Mining in June 2008. Mr. Takamura has taught at various universities and is currently Professor Emeritus at Musashino University.

Masahiro Sakata joined Nippon Oil in June 2008 as a Corporate Auditor. Mr. Sakata also currently serves as an independent auditor at Tokio Marine & Nichido Fire Insurance Co., Ltd. and at The Nishi-Nippon City Bank Ltd. Mr. Sakata is an attorney-at-law and a former Director-General of Cabinet Legislation Bureau.

Hiroshi Komiyama joined Nippon Oil in June 2009 as an Outside Director. Mr. Komiyama also currently serves as Chairman of Mitsubishi Research Institute, Inc. Mr. Komiyama is a former President of the University of Tokyo.

Director Compensation

JX Holdings’ proposed articles of incorporation provide that the aggregate compensation of JX Holdings’ directors will not exceed ¥1.1 billion per fiscal year, excluding compensation that may be paid to them in their capacity as officers if they concurrently hold such positions.

MAJOR SHAREHOLDERS

Nippon Oil

The following is information regarding shareholders of record as of November 15, 2009 that held 5% or more of Nippon Oil’s outstanding common stock:

	Number of Nippon Oil	Percentage of Outstanding
	Shares Owned as of	Nippon Oil Shares Owned
Name	November 15, 2009	as of November 15, 2009
	(Thousands of shares)

Japan Trustee Services Bank, Ltd. (Trust Unit)	77,944	5.38
The Master Trust Bank of Japan, Ltd. (Trust Unit)	73,440	5.07

Notes:

1.	Nippon Oil understands that Japan Trustee Services Bank, Ltd. (Trust Unit) and The Master Trust Bank of Japan, Ltd. (Trust Unit) are not the beneficial owners of Nippon Oil’s common stock. The shares of common stock are held in trust accounts, which do not disclose the names of beneficiaries.

2.	Nippon Oil received from Mizuho Corporate Bank, Ltd. a report on changes in substantial shareholding dated May 22, 2009 pursuant to the Financial Instruments and Exchange Law of Japan, to the effect that such entity, together with three of its related entities, held approximately 85,238 thousand shares of common stock of Nippon Oil (approximately 5.88% of the outstanding shares of Nippon Oil) as of May 15, 2009. Based on the report, Mizuho Corporate Bank, Ltd. held 47,298 thousand shares (3.26% of the outstanding shares); Mizuho Bank, Ltd. held 9,991 thousand shares (0.69% of the outstanding shares); Mizuho Trust & Banking Co., Ltd. held 22,855 thousand shares (1.58% of the outstanding shares); and Mizuho Asset Management Co., Ltd. held 5,094 thousand shares (0.35% of the outstanding shares). Nippon Oil was unable to confirm such shareholding other than those held by Mizuho Corporate Bank, Ltd. and Mizuho Bank, Ltd. as of November 15, 2009.

3.	Nippon Oil received from Mitsubishi UFJ Financial Group, Inc. a report on change in substantial shareholding dated February 2, 2009 pursuant to the Financial Instruments and Exchange Law of Japan, to the effect that four of its related entities held approximately 95,128 thousand shares of common stock of Nippon Oil (approximately 6.56% of the outstanding shares of Nippon Oil) as of January 26, 2009. Based on the report, The Bank of Tokyo-Mitsubishi UFJ, Ltd. held 30,617 thousand shares (2.11% of the outstanding shares); Mitsubishi UFJ Trust and Banking Corporation held 53,014 thousand shares (3.66% of the outstanding shares); Mitsubishi UFJ Securities Co., Ltd. held 1,680 thousand shares (0.12% of the outstanding shares); and Mitsubishi UFJ Asset Management Co., Ltd. held 9,816 thousand shares (0.68% of the outstanding shares). Nippon Oil was unable to confirm such shareholding other than those held by The Bank of Tokyo-Mitsubishi UFJ, Ltd. as of November 15, 2009.

During the fiscal year ended March 31, 2007, Japan Trustee Services Bank, Ltd. (Trust Unit) increased its ownership in Nippon Oil by 3,302 thousand shares and The Master Trust Bank of Japan, Ltd. (Trust Unit) increased its ownership in Nippon Oil by 619 thousand shares.

During the fiscal year ended March 31, 2008, Japan Trustee Services Bank, Ltd. (Trust Unit) decreased its ownership in Nippon Oil by 9,416 thousand shares and The Master Trust Bank of Japan, Ltd. (Trust Unit) decreased its ownership in Nippon Oil by 6,782 thousand shares.

During the fiscal year ended March 31, 2009, Japan Trustee Services Bank, Ltd. (Trust Unit) increased its ownership in Nippon Oil by 45,029 thousand shares and The Master Trust Bank of Japan, Ltd. (Trust Unit) increased its ownership in Nippon Oil by 28,154 thousand shares. In addition, Japan Trustee Services Bank, Ltd. (Trust Unit 4G) acquired 74,601 thousand shares of Nippon Oil.

During the period between April 1, 2009 and November 15, 2009, Japan Trustee Services Bank, Ltd. (Trust Unit) decreased its ownership in Nippon Oil by 31,730 thousand shares and The Master Trust Bank of Japan, Ltd. (Trust Unit) decreased its ownership in Nippon Oil by 20,103 thousand shares. In addition, Japan Trustee Services Bank, Ltd. (Trust Unit 4G) decreased its ownership in Nippon Oil by 74,601 thousand shares.

The major shareholders of Nippon Oil do not have different voting rights from any other common shareholder of Nippon Oil. To its knowledge, Nippon Oil is not owned or controlled by another corporation, any foreign government or any other natural or legal person, either severally or jointly. There are no arrangements known to Nippon Oil the operation of which may result in a change of control of the company, except the proposed joint share transfer with Nippon Mining.

As of November 15, 2009, 143,337,592 shares, representing 9.89% of Nippon Oil’s outstanding common stock, were owned by 160 shareholders of record who are resident in the United States.

Nippon Mining

The following table provides information regarding shareholders of record as of November 15, 2009 that held 5% or more of Nippon Mining’s outstanding common stock based on Nippon Mining’s share register. It is not necessarily the case that a shareholder recorded on the share register beneficially owns shares of common stock of Nippon Mining.

	Number of Nippon Mining	Percentage of Outstanding
	Shares Owned as of	Nippon Mining Shares
Name	November 15, 2009	Owned as of November 15, 2009
	(Thousands of shares)

Japan Trustee Services Bank, Ltd. (Trust Unit)	91,889	9.91
The Master Trust Bank of Japan, Ltd. (Trust Unit)	90,542	9.77

Notes:

1.	Nippon Mining understands that Japan Trustee Services Bank, Ltd. (Trust Unit), The Master Trust Bank of Japan, Ltd. (Trust Unit) and Japan Trustee Services Bank, Ltd. (Trust Unit 4G) are not the beneficial owners of Nippon Mining’s common stock. The shares of common stock are held in trust accounts, which do not disclose the names of beneficiaries.

2.	Nippon Mining received a copy of a report on changes in substantial shareholdings dated July 21, 2009 pursuant to the Financial Instruments and Exchange Law of Japan, to the effect that AllianceBernstein L.P., together with three other companies, held approximately 46,647 thousand shares of common stock of Nippon Mining (approximately 5.04% of the outstanding shares of Nippon Mining) as of July 15, 2009. Based on the report, AllianceBernstein held 27,989 thousand shares (3.02% of the outstanding shares); AXA Rosenberg Investment Management Ltd. held 8,842 thousand shares (0.95% of the outstanding shares); AXA Life Insurance Co., Ltd. held 1,025 thousand shares (0.11% of the outstanding shares); and AllianceBernstein Japan Ltd. held 8,790 thousand shares (0.95% of the outstanding shares). Nippon Mining was unable to confirm the shareholding as of November 15, 2009.

3.	Nippon Mining received a copy of a report on substantial shareholdings dated June 15, 2009 pursuant to the Financial Instruments and Exchange Law of Japan, to the effect that The Bank of Tokyo-Mitsubishi UFJ, Ltd., together with five other companies, held approximately 66,669 thousand shares of common stock of Nippon Mining (approximately 7.20% of the outstanding shares of Nippon Mining) as of June 8, 2009. Based on the report, The Bank of Tokyo-Mitsubishi UFJ held 6,159 thousand shares (0.66% of the outstanding shares); Mitsubishi UFJ Trust and Banking Corporation held 48,400 thousand shares (5.22% of the outstanding shares); Mitsubishi UFJ Securities Co., Ltd. held 1,745 thousand shares (0.19% of the outstanding shares); Mitsubishi UFJ Asset Management Co., Ltd. held 5,953 thousand shares (0.64% of the outstanding shares); MU Investments Co., Ltd. held 3,132 thousand shares (0.34% of the outstanding shares) and Mitsubishi UFJ Asset Management (UK) Ltd. held 1,279 thousand shares (0.14% of the outstanding shares). Nippon Mining was unable to confirm the shareholding as of November 15, 2009

4.	Nippon Mining received a copy of a report on substantial shareholdings dated April 22, 2009 pursuant to the Financial Instruments and Exchange Law of Japan, to the effect that Mizuho Corporate Bank, Ltd., together with two other companies, held approximately 58,118 thousand shares of common stock of Nippon Mining (approximately 6.27% of the outstanding shares of Nippon Mining) as of April 15, 2009. Based on the report, Mizuho Corporate Bank held 22,172 thousand shares (2.39% of the outstanding shares); Mizuho Trust & Banking Co., Ltd. held 31,769 thousand shares (3.43% of the outstanding shares); and Mizuho Asset

Management Co., Ltd. held 4,176 thousand shares (0.45% of the outstanding shares). Nippon Mining was unable to confirm the shareholding as of November 15, 2009.

5.	Nippon Mining received a copy of a report on substantial shareholdings dated December 3, 2008 pursuant to the Financial Instruments and Exchange Law of Japan, to the effect that JPMorgan Asset Management (Japan) Limited, together with two other companies, held approximately 47,702 thousand shares of common stock of Nippon Mining (approximately 5.15% of the outstanding shares of Nippon Mining) as of November 28, 2008. Based on the report, JPMorgan Asset Management (Japan) held 41,274 thousand shares (4.46% of the outstanding shares); J.P. Morgan Whitefriars Inc. held 5,488 thousand shares (0.59% of the outstanding shares); and J.P. Morgan Securities Ltd. held 939 thousand shares (0.10% of the outstanding shares). Nippon Mining was unable to confirm the shareholding as of November 15, 2009.

During the fiscal year ended March 31, 2007 Japan Trustee Services Bank, Ltd. (Trust Unit) decreased its ownership in Nippon Mining by 2,399 thousand shares and The Master Trust Bank of Japan, Ltd. (Trust Unit) increased its ownership in Nippon Mining by 6,575 thousand shares.

During the fiscal year ended March 31, 2008 Japan Trustee Services Bank, Ltd. (Trust Unit) increased its ownership in Nippon Mining by 5,621 thousand shares and The Master Trust Bank of Japan, Ltd. (Trust Unit) increased its ownership in Nippon Mining by 14,915 thousand shares.

During the fiscal year ended March 31, 2009 Japan Trustee Services Bank, Ltd. (Trust Unit) increased its ownership in Nippon Mining by 40,580 thousand shares and The Master Trust Bank of Japan, Ltd. (Trust Unit) decreased its ownership in Nippon Mining by 10,796 thousand shares. In addition, Japan Trustee Services Bank, Ltd. (Trust Unit 4G) acquired 71,356 thousand shares of Nippon Mining.

During the period between April 1, 2009 and November 15, 2009, Japan Trustee Services Bank, Ltd. (Trust Unit) decreased its ownership in Nippon Mining by 30,228 thousand shares and The Master Trust Bank of Japan, Ltd. (Trust Unit) increased its ownership in Nippon Mining by 18,114 thousand shares. In addition, Japan Trustee Services Bank, Ltd. (Trust Unit 4G) decreased its ownership in Nippon Mining by 71,356 thousand shares.

The major shareholders of Nippon Mining do not have different voting rights from any other common shareholder of Nippon Mining. To its knowledge, Nippon Mining is not owned or controlled by another corporation, any foreign government or any other natural or legal person, either severally or jointly. There are no arrangements known to Nippon Mining the operation of which may result in a change of control of the company, except the proposed joint share transfer with Nippon Oil.

As of November 15, 2009, 79,800,065 shares, representing 8.61% of Nippon Mining’s outstanding stock, were owned by 68 shareholders of record who are resident in the United States.

JX Holdings

Based on the information regarding the ten largest shareholders of record of each of Nippon Oil and Nippon Mining as of November 15, 2009, which is the latest such information publicly disclosed in Japan, if the record ownership by those shareholders remains unchanged through the date of the joint share transfer, the following would provide relevant information regarding shareholders that would hold 5% or more of JX Holdings’ outstanding common stock immediately after the joint share transfer:

		Percentage of Outstanding
	Number of Shares of JX	Shares of JX Holdings
	Holdings to be received in	Following the Joint Share
Name	the Joint Share Transfer	Transfer
	(Thousands of shares)

Japan Trustee Services Bank, Ltd. (Trust Unit)	175,289	7.07
The Master Trust Bank of Japan, Ltd. (Trust Unit)	169,123	6.83

DESCRIPTION OF JX HOLDINGS COMMON STOCK

The following information relates to the shares of JX Holdings common stock, including summaries of certain provisions of JX Holdings’ proposed articles of incorporation and share handling regulations, the Companies Act of Japan, and the Law Concerning Book-Entry Transfer of Corporate Bonds, Shares, etc. of Japan (Law No. 75 of 2001, as amended) (together with the regulations promulgated thereunder, the “Book-Entry Law”) relating to joint stock corporations (kabushiki kaisha).

General

JX Holdings will be a joint stock corporation under the Companies Act. The rights of shareholders of a joint stock corporation are represented by shares of capital stock in the corporation and shareholders’ liability is limited to the amount of subscription for the shares. The authorized share capital of JX Holdings will be as provided in its articles of incorporation and consist of 8,000,000,000 shares of common stock immediately after the effectiveness of the joint share transfer. Of this number, it is anticipated that there will initially be 2,486,154,122 outstanding shares of common stock.

On January 5, 2009, a new central clearing system for shares of Japanese listed companies was established pursuant to the Book-Entry Law, and the shares of all Japanese companies listed on any Japanese stock exchange became subject to this new system. JX Holdings shares, which are expected to be listed on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange, will also be subject to this new system. Under the new clearing system, in order for any person to hold, sell or otherwise dispose of shares of Japanese listed companies, the person must have an account at an account managing institution unless such person has an account at the Japan Securities Depository Center, Inc. (“JASDEC”). “Account managing institutions” are securities firms, banks, trust companies, and certain other financial institutions which meet the requirements prescribed by the Book-Entry Law, and only those financial institutions that meet further requirements of the Book-Entry Law can open accounts directly at JASDEC.

Under the Book-Entry Law, any transfer of shares is effected through book entry. Unless the transferee has an account at JASDEC, the title to the shares passes to the transferee at the time the transferred number of shares is recorded in the transferee’s account at an account managing institution, and the holder of an account at an account managing institution is presumed to be the legal owner of the shares held in such account. In cases where the transferee has an account at JASDEC, the title to the shares passes to the transferee at the time the transferred number of shares is recorded in the transferee’s account at JASDEC, and the holder of an account at JASDEC is presumed to be the legal owner of the shares credited to its proprietary account at JASDEC.

Under the Companies Act, in order to assert shareholders’ rights against JX Holdings, the transferee must have its name and address registered in JX Holdings’ register of shareholders, except in limited circumstances. Under the new clearing system, JX Holdings generally makes such registration based on the information provided in a general shareholders notification (soukabunushi tsuchi) issued by JASDEC. For the purpose of the general shareholders notification, shareholders are required to file their names and addresses with JX Holdings’ transfer agent through the account managing institution and JASDEC. See “— Register of Shareholders” for more information.

Non-resident shareholders are required to appoint a standing proxy in Japan or provide a mailing address in Japan. Each such shareholder must give notice of their standing proxy or provide a mailing address to the relevant account managing institution. Such notice will be forwarded to JX Holdings’ transfer agent through JASDEC. Japanese securities firms and commercial banks customarily act as standing proxies and provide related services for standard fees. Notices from JX Holdings to non-resident shareholders are delivered to the standing proxies or mailing addresses in Japan.

Dividends

General

Under the Companies Act, a joint stock corporation may distribute dividends in cash and/or in kind to its shareholders any number of times per fiscal year, subject to certain limitations described in “— Restriction on Dividends” below.

Under the proposed articles of incorporation of JX Holdings and the Companies Act, JX Holdings may:

•	following approval at JX Holdings’ general meeting of shareholders, distribute annual dividends in cash and/or in kind to shareholders of record as of March 31 of each year;

•	by resolution of JX Holdings’ board of directors, distribute interim dividends in cash to shareholders of record as of September 30 of each year; and

•	following approval at JX Holdings’ general meeting of shareholders, distribute dividends in cash and/or in kind to shareholders of a record date to be fixed for such distribution from time to time.

Dividends may be distributed in cash and/or in kind in proportion to the number of shares held by each shareholder. A resolution of the general meeting of shareholders or board of directors authorizing the payment of dividends must specify the kind and aggregate book value of the assets to be distributed, the manner of allocation of such assets to shareholders, and the effective date of the dividend. If dividends are to be paid in kind, JX Holdings may grant its shareholders the right to require JX Holdings to pay such dividends in cash instead of in kind. If no such right is granted to shareholders, the payment of dividends in kind must be approved by a special resolution of a general meeting of shareholders. Under its proposed articles of incorporation, JX Holdings is not obligated to pay any dividends in cash that remain unclaimed for a period of three years after the first payable date of such dividends.

Restrictions on Dividends

In order to pay dividends, JX Holdings must, until the aggregate amount of JX Holdings’ capital surplus reserve and earned surplus reserve reaches one quarter of its stated capital, set aside in its capital surplus reserve and/or earned surplus reserve the lesser of (i) the amount equal to one-tenth of the amount paid out as surplus, as defined below, and (ii) an amount equal to one quarter of its stated capital less the aggregate amount of its capital surplus reserve and earned surplus reserve as of the date of such dividends.

Under the Companies Act, as of the effective date of the distribution, provided that net assets are not less than ¥3 million, the amount of dividends may not exceed:

the sum of:

(a) the amount of surplus, as described below; and

(b) in the event that provisional financial statements are prepared and approved, the aggregate amount of (i) the net income for the relevant period as provided for by an ordinance of the Ministry of Justice , and (ii) the amount of consideration that JX Holdings received for the treasury stock that JX Holdings disposed of during such period;

over the sum of:

(c) the book value of treasury stock;

(d) in the event that JX Holdings disposed of treasury stock after the end of the last fiscal year, the amount of consideration that JX Holdings received for such treasury stock;

(e) in the event described in (b) in this paragraph, the amount of net loss for such period described in the statement of income constituting the provisional financial statements; and

(f) certain other amounts set forth in ordinances of the Ministry of Justice, including (if the sum of one-half of JX Holdings’ goodwill and deferred assets exceeds the total of its stated capital, capital surplus reserve and earned surplus reserve, each such amount as it appears on the balance sheet as of the end of the last fiscal year) all or a certain part of such excess amount as calculated in accordance with the ordinances of the Ministry of Justice.

The amount of surplus stated in (a) above is the excess of:

the sum of:

(i) the aggregate of other capital surplus and other retained earnings at the end of the last fiscal year;

(ii) in the event that JX Holdings disposed of treasury stock after the end of the last fiscal year, the difference between the book value of such treasury stock and the consideration that JX Holdings received for such treasury stock;

(iii) in the event that JX Holdings reduced JX Holdings’ stated capital after the end of the last fiscal year, the amount of such reduction less the portion thereof that has been transferred to capital surplus reserve and/or earned surplus reserve (if any); and

(iv) in the event that capital surplus reserve and/or earned surplus reserve were reduced after the end of the last fiscal year, the amount of such reduction less the portion thereof that has been transferred to stated capital (if any);

over the sum of:

(v) in the event that JX Holdings canceled treasury stock after the end of the last fiscal year, the book value of such treasury stock;

(vi) in the event that JX Holdings distributed surplus after the end of the last fiscal year, the aggregate of the following amounts:

a. the aggregate amount of the book value of the distributed assets, excluding the book value of such assets that would be distributed to shareholders but for their exercise of the right to receive dividends in cash instead of dividends in kind;

b. the aggregate amount of cash distributed to shareholders who exercised the right to receive a distribution in cash instead of a distribution in kind; and

c. the aggregate amount of cash paid to shareholders holding fewer shares than the shares that were required in order to receive a distribution in kind; and

(vii) the aggregate amounts of a. through d. below, less e. and f. below:

a. in the event that the amount of surplus was reduced and transferred to capital surplus reserve, earned surplus reserve and/or stated capital after the end of the last fiscal year, the amount so transferred;

b. in the event that JX Holdings paid dividends after the end of the last fiscal year, the amount set aside in JX Holdings’ capital surplus reserve and/or earned surplus reserve;

c. in the event that JX Holdings disposed of treasury stock in the process of (x) a merger in which JX Holdings acquired all rights and obligations of a company, (y) a corporate split in which JX Holdings acquired all or a part of the rights and obligations of a split company or (z) a share exchange in which JX Holdings acquired all shares of a company after the end of the last fiscal year, the difference between the book value of such treasury stock and the consideration that JX Holdings received for such treasury stock;

d. in the event that the amount of surplus was reduced in the process of a corporate split in which JX Holdings transferred all or a part of JX Holdings’ rights and obligations after the end of the last fiscal year, the amount so reduced;

e. in the event of (x) a merger in which JX Holdings acquired all rights and obligations of a company, (y) a corporate split in which JX Holdings acquired all or a part of the rights and obligations of a split company or (z) a share exchange in which JX Holdings acquired all shares of a company after the end of the last fiscal year, the aggregate amount of (i) the amount of JX Holdings’ other capital surplus after such merger, corporate split or share exchange, less the amount of its other capital surplus before such merger, corporate split or share exchange, and (ii) the amount of its other retained earnings after such merger, corporate split or share exchange, less the amount of its other retained earnings before such merger, corporate split or share exchange; and

f. in the event that an obligation to cover a deficiency, such as the obligation of a person who subscribed to newly issued shares with an unfair amount to be paid in, was fulfilled after the end of the last fiscal year, the amount of other capital surplus increased by such payment.

Capital and Reserves

Under the Companies Act, the paid-in amount of any newly issued shares of common stock is required to be accounted for as stated capital, although JX Holdings may account for an amount not exceeding one-half of such paid-in amount as capital surplus reserve. JX Holdings may generally reduce capital surplus reserve and/or earned surplus reserve by resolution of a general meeting of shareholders, and transfer such amounts in whole or in part to stated capital by the same resolution of a general meeting of shareholders. JX Holdings may also transfer all or any part of the surplus as described in “— Dividends” above to stated capital, capital surplus reserve or earned surplus reserve by resolution of a general meeting of shareholders, subject to certain restrictions. JX Holdings may generally reduce its stated capital by a special resolution of a general meeting of shareholders and, if so decided by the same resolution, JX Holdings may transfer such amounts in the whole or in part to capital surplus reserve or earned surplus reserve.

Share Splits

JX Holdings may at any time split the outstanding shares of common stock into a greater number of shares of common stock by resolution of the board of directors. When a share split is effected, so long as JX Holdings’ only class of outstanding shares is common stock, JX Holdings may increase the number of authorized shares in the same ratio as that of such share split by amending its articles of incorporation, which may be effected by a resolution of the board of directors without shareholder approval.

Under the new clearing system, on the effective date of the share split, the numbers of shares recorded in all accounts held by JX Holdings’ shareholders at account managing institutions will be increased in accordance with the applicable ratio.

Reverse Share Split

JX Holdings may at any time consolidate its shares into a smaller number of shares by a special resolution of the general meeting of shareholders. JX Holdings must disclose the reason for the reverse share split at the general meeting of shareholders. When a reverse share split is effected, JX Holdings must give public notice of the reverse share split, at least two weeks prior to the effective date of the reverse share split.

Under the new clearing system, on the effective date of the reverse share split, the numbers of shares recorded in all accounts held by JX Holdings’ shareholders at account managing institutions will be decreased in accordance with the applicable ratio.

Unit Share System

Under the proposed article of incorporation of JX Holdings and the Companies Act, 100 shares of common stock constitute one unit. The shareholders of JX Holdings who hold shares constituting less than one unit do not have voting rights at a general meeting of shareholders.

A shareholder of JX Holdings who holds shares constituting less than one unit may at any time demand that JX Holdings purchase its shares of less than one unit. In addition, the proposed articles of incorporation of JX Holdings provide that a shareholder who holds shares constituting less than one unit may at any time demand that JX Holdings sell to it from any available treasury stock the number of shares as may be necessary to raise its share ownership to a whole unit. The price at which shares constituting less than one unit will be purchased or sold by JX Holdings pursuant to such a demand will be equal to (a) the closing price of shares of JX Holdings reported by the Tokyo Stock Exchange on the day when the demand is received by JX Holdings’ transfer agent or (b) if no sales take place on the Tokyo Stock Exchange on that day, the price at which the sale of shares is executed on such stock exchange immediately thereafter. Under the new clearing system, such demand must be made to JX Holdings through the relevant account management institution.

General Meetings of Shareholders

The annual general meeting of JX Holdings’ shareholders is held within the three-month period after March 31 of each year. An extraordinary general meeting of shareholders may be held whenever necessary. Notice of a general meeting of shareholders stating the date, time, and place of the general meeting of shareholders, and any matter with respect to the agenda of the general meeting of shareholders (if any), among other things, must be given to each shareholder of common stock with voting rights (or, in the case of a shareholder not resident in Japan, to its standing proxy or mailing address in Japan) at least two weeks prior to the scheduled date of the meeting.

Any shareholder or group of shareholders holding at least three percent of JX Holdings’ total voting rights for a period of six months or more may request, with an individual shareholder notice (as described in “— Register of Shareholders” below), the convocation of a general meeting of shareholders for a particular purpose. Unless such general meeting of shareholders is convened without delay or a convocation notice to hold a meeting no later than eight weeks from the date of such request is dispatched, the requesting shareholder may, upon obtaining court approval, convene such general meeting of shareholders.

Any shareholder or group of shareholders holding at least 300 voting rights or one percent of JX Holdings’ total voting rights for a period of six months or more may propose a matter to be included in the agenda of a general meeting of shareholders, and may propose to describe such matter together with a summary of the proposal to be submitted by such shareholder in a notice to JX Holdings’ shareholders, by submitting a request to a director at least eight weeks prior to the date set for such meeting, with an individual shareholder notice.

Voting Rights

A holder of shares of common stock constituting one or more unit is entitled to one vote for each unit, except for a shareholder prescribed by the applicable ordinance of the Ministry of Justice as an entity over whom JX Holdings may have substantial control through the ownership of one quarter or more of the votes of all shareholders of such entity or for other reasons.

Except as otherwise provided by the Companies Act, under the proposed articles of incorporation of JX Holdings, the resolution of a shareholders’ meeting must be passed by an affirmative vote of at least a majority of the voting rights of the shareholders represented at the meeting.

However, except as otherwise provided by the Companies Act, under the proposed articles of incorporation of JX Holdings, a resolution of a shareholders’ meeting regarding important matters (including the following matters) can be adopted only by special resolution, which requires an affirmative vote of at least two-thirds of the voting rights of the shareholders represented at the meeting where a quorum of one-third of the total voting rights is present. Examples of such important matters include the following:

(a) any amendment to JX Holdings’ articles of incorporation (except for amendments that may be authorized solely by the board of directors under the Companies Act);

(b) a reduction of stated capital, subject to certain exceptions, such as a reduction of stated capital for the purpose of replenishing capital deficiencies;

(c) a dissolution, merger or consolidation, subject to certain exceptions under which a shareholders’ resolution is not required;

(d) the transfer of all or a substantial part of JX Holdings’ business, subject to certain exceptions under which a shareholders’ resolution is not required;

(e) the taking over of the whole of the business of any other corporation, subject to certain exceptions under which a shareholders’ resolution is not required;

(f) a corporate split, subject to certain exceptions under which a shareholders’ resolution is not required;

(g) a share exchange or share transfer for the purpose of establishing a 100 percent parent-subsidiary relationships, subject to a certain exceptions under which a shareholders’ resolution is not required;

(h) any issuance of new shares or transfer of existing shares held by JX Holdings as treasury stock at a specially favorable price and any issuance of stock acquisition rights or bonds with stock acquisition rights at a specially favorable price or on specially favorable conditions to any persons other than shareholders;

(i) any acquisition by JX Holdings of its own shares from specific persons other than JX Holdings’ subsidiaries;

(j) a reverse share split; or

(k) the removal of a corporate auditor.

Liquidation Rights

In the event of liquidation of JX Holdings, the assets remaining after payment of all the debts, liquidation expenses, and taxes will be distributed among shareholders of common stock in proportion to the respective number of shares which they hold.

Subscription Rights

Shareholders of JX Holdings have no preemptive rights. Authorized but unissued shares may be issued at such times and upon such terms as the board of directors determines, subject to the limitations as to the issuance of new shares at a “specially favorable” price described in (h) of the “— Voting Rights” above. The board of directors may, however, determine that shareholders be given subscription rights with respect to new shares. In that case, such subscription rights must be given on identical terms to all shareholders as of a record date upon not less than two weeks’ prior public notice. Each of the shareholders to whom such rights are given must also be given at least two weeks’ prior notice of the date on which such rights expire.

Stock Acquisition Rights

JX Holdings may issue stock acquisition rights or bonds with stock acquisition rights. Upon the exercise of stock acquisition rights, JX Holdings will be obligated to either issue the required number of new shares or, alternatively, to transfer the necessary number of shares from treasury stock. The issuance of stock acquisition rights and bonds with stock acquisition rights may be authorized by the board of directors unless it is made under a specially favorable condition described in (h) of the “— Voting Rights” above.

Register of Shareholders

The registration of names, addresses and other information of shareholders in JX Holdings’ register of shareholders will be made by JX Holdings upon the receipt of the general shareholders notification given to JX Holdings by JASDEC based on information provided by the account managing institutions to JASDEC. In the event of the issuance of new shares, JX Holdings will register the names, addresses and other information of shareholders in JX Holdings’ register of shareholders without the general shareholders notification. A general shareholders notification will be made only in cases prescribed under the Book-Entry Law such as when the company fixes the record date and when the company makes requests to JASDEC for any justifiable reason. Therefore, a shareholder may not assert shareholders’ rights against the company immediately after the shareholder acquires shares, unless the shareholder’s name and address are registered in JX Holdings’ register of shareholders upon receipt of the general shareholders’ notification, except that, with respect to the exercise of minority shareholders’ rights defined under the Book-Entry Law, the shareholder may exercise such rights upon giving the company a notice of individual shareholders (kobetsukabunushi tsuchi) through JASDEC during a certain period prescribed under the Book-Entry Law.

Record Date

Under the proposed articles of incorporation of JX Holdings, March 31 will be the record date for JX Holdings’ year-end dividends and the determination of shareholders entitled to vote at the annual general meeting of shareholders. In addition, by a resolution of the board of directors, and after giving at least two weeks’ prior public notice, JX Holdings may at any time set a record date in order to determine the shareholders who are entitled to certain rights pertaining to the common stock.

Under the Book-Entry Law, JX Holdings is required to give notice of each record date to JASDEC at least two weeks prior to each record date. JASDEC is required to promptly give JX Holdings notice of the names and addresses of JX Holdings’ shareholders, the number of shares held by them and other relevant information as of each record date.

Repurchase by JX Holdings of Common Stock

JX Holdings may repurchase its shares of common stock:

(a) by way of purchase on any stock exchange on which its shares are listed or by way of a tender offer under the Financial Instruments and Exchange Act of Japan (the “FIEA”);

(b) by soliciting all shareholders to offer to sell the shares held by them pursuant to a resolution of the general meeting of shareholders;

(c) by purchase from a specific party other than any of its subsidiaries, pursuant to a special resolution of a general meeting of shareholders; and

(d) by purchase from any of its subsidiaries, pursuant to the resolution of the board of directors.

In the case of (c) above, any other shareholders may request that they be added to the specific shareholders mentioned in (c) above for the proposal for the general meeting of shareholders, unless the purchase price or any other consideration will not exceed the greater of either: (i) the market price on the day immediately preceding the date on which the resolution mentioned in (c) above was adopted (or, if there is no trading in the shares on the stock exchange, or if the stock exchange is not open for business on such day, the price at which the shares are first traded on such stock exchange thereafter); or (ii) if the tender offer is made for the shares on the day immediately preceding the date on which the resolution mentioned in (c) above was adopted, the purchase price of the shares provided in the agreement regarding such tender offer.

In general, the total price of the shares to be repurchased by JX Holdings may not exceed the amount that JX Holdings may distribute as surplus. For more details regarding surplus, see “— Dividends” above.

Transfer Agent

JX Holdings’ transfer agent, as set forth in the proposed share handling regulations of JX Holdings, is expected to be The Chuo Mitsui Trust and Banking Company, Limited. The transfer agent maintains JX Holdings’ register of shareholders.

Reporting of Shareholders

The FIEA and its related regulations, in general, requires any person who has become, beneficially and solely or jointly, a holder of more than 5% of the total issued shares of a company listed on any Japanese stock exchange or whose shares are traded on the over-the-counter market in Japan to file with the Director of an appropriate Local Finance Bureau of the Ministry of Finance, within five business days, a report concerning such shareholdings. A similar report must also be made in respect of any subsequent change of one percent or more in any such holding ratio or any change in material matters set out in any previous filed reports. For this purpose, shares issuable to such person upon exercise of stock acquisition rights (including those incorporated in bonds with stock acquisition rights) are taken into account in determining both the number of shares held by such holder and the issuer’s total issued share capital. A holder must file the report electronically and furnish copies thereof to the issuer of such shares and to all the Japanese stock exchanges on which the shares are listed. The report is then disclosed via the Internet.

JAPANESE FOREIGN EXCHANGE AND CERTAIN OTHER REGULATIONS

Japanese Foreign Exchange Controls

The Foreign Exchange and Foreign Trade Law of Japan (Law No. 228 of 1949, as amended) and the cabinet orders and ministerial ordinances thereunder, collectively known as the Foreign Exchange Regulations, set forth, among other things, regulations relating to the receipt by Exchange Non-Residents of payment with respect to shares to be issued by JX Holdings and the acquisition and holding of shares by Exchange Non-Residents and Foreign Investors, both as defined below. In general, the Foreign Exchange Regulations as currently in effect do not affect transactions using non-Japanese currencies between Exchange Non-Residents who purchase or sell JX Holdings’ shares outside Japan.

The Foreign Exchange Regulations define “Exchange Residents” as:

•	individuals who are resident in Japan; or

•	corporations whose principal offices are located inside Japan.

The Foreign Exchange Regulations define “Exchange Non-Residents” as:

•	individuals who are not resident in Japan; or

•	corporations whose principal offices are located outside Japan. Generally, branches and other offices of non-resident corporations within Japan are regarded as residents of Japan, and branches and other offices of Japanese corporations located outside Japan are regarded as non-residents of Japan.

The Foreign Exchange Regulations define “Foreign Investors” as:

•	individuals who are not resident in Japan;

•	corporations organized under the laws of foreign countries or whose principal offices are located outside Japan; or

•	corporations (i) not less than 50% of the voting rights of which are held, directly or indirectly, by individuals and/or corporations falling within the definition of “foreign investors” above or (ii) a majority of the directors or other officers (or directors or other officers having the power of representation) of which are individuals who are not resident in Japan.

Acquisition of Shares

In general, the acquisition of shares of a Japanese company listed on any Japanese stock exchange by an Exchange Non-Resident from an Exchange Resident may be made without any restriction on the Exchange Non-Resident, except for cases where such acquisition constitutes an “Inward Direct Investment” described below. Exchange Residents who acquire or transfer such shares from or to an Exchange Non-Resident must file a retroactive report to the Minister of Finance following such acquisition or transfer, unless:

•	the aggregate purchase price of the relevant shares is ¥100 million or less;

•	the transfer is made through any securities firm, bank or other entity prescribed by the Exchange Regulations acting as an agent or intermediary; or

•	the acquisition constitutes an Inward Direct Investment described below.

Inward Direct Investment

Acquisition of shares in a listed Japanese corporation by a Foreign Investor from any other person constitutes an inward direct investment if such Foreign Investor directly or indirectly will hold 10% or more of the total issued shares of such corporation upon completion of the proposed acquisition. Any Foreign Investor who intends to acquire shares as a result of which it will directly or indirectly hold 10% or more of the total issued shares of a listed Japanese corporation that engages in any of the specific businesses designated by the Foreign Exchange Regulations (including, but not limited to, the petroleum refinery business to be conducted by JX Holdings) must in general give prior notification to the Minister of Finance and other relevant ministers. In this case, such a proposed acquisition may not be completed until 30 days have passed from the date of the filing as a general rule. The Ministers may recommend any modification or abandonment of the proposed acquisition and, if such recommendation is not accepted, they may order the modification or abandonment of such acquisition.

Acquisition of shares by Foreign Investors by way of a share split is not subject to any notification or reporting requirements.

Dividends and Proceeds of Sales

Under the Foreign Exchange Regulations, dividends paid on, and the proceeds of sales in Japan of, shares of common stock held by Exchange Non-Residents may in general be converted into any foreign currency and repatriated abroad.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Upon the effectiveness of the joint share transfer, the shareholders of Nippon Oil and Nippon Mining will become shareholders of JX Holdings. Each of Nippon Oil and Nippon Mining is, and JX Holdings will be, a joint stock corporation organized under the laws of Japan, and the common stock of each of Nippon Oil and Nippon Mining is, and of JX Holdings will be, listed on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange in Japan. In addition, the description of the attributes of shares of common stock in the articles of incorporation of each of Nippon Oil and Nippon Mining, and the expected articles of incorporation of JX Holdings, are substantially similar. As a result, there are no material differences in the legal rights of holders of JX Holdings common stock as compared to either that of Nippon Oil or Nippon Mining common stock.

TAXATION

You are urged to consult your own tax advisor regarding the United States federal, state and local and the Japanese and other tax consequences of the joint share transfer and of owning and disposing of JX Holdings shares in your particular circumstances.

Japanese Tax Consequences

Following is a summary of the principal Japanese tax consequences of the joint share transfer and the ownership and disposition of JX Holdings shares to non-resident individuals of Japan or non-Japanese corporations without a permanent establishment in Japan which hold Nippon Oil or Nippon Mining shares. The statements regarding Japanese tax laws set out below are based on the laws in force and interpreted by the Japanese taxation authorities as of the date hereof and are subject to changes in the applicable Japanese laws or tax treaties, conventions or agreements or in the interpretation thereof after this date. This summary is not exhaustive of all possible tax considerations which may apply to a particular shareholder and shareholders are urged to consult their own tax advisors as to the overall tax consequences of the joint share transfer and the ownership and disposition of JX Holdings shares, including specifically the tax consequences under Japanese law, the laws of the jurisdiction in which they are resident, and any tax treaty, convention or agreement between Japan and their country of residence.

A “non-resident holder” means a holder of Nippon Oil shares, Nippon Mining shares or JX Holdings shares, as the case may be, who is a non-resident individual of Japan or a non-Japanese corporation without a permanent establishment in Japan.

The Joint Share Transfer

In the opinion of Nishimura & Asahi, Japanese counsel to Nippon Oil on Japanese tax matters, and Mori Hamada & Matsumoto, Japanese counsel to Nippon Mining on Japanese tax matters, as long as shareholders of Nippon Oil or Nippon Mining receive only JX Holdings shares in exchange for Nippon Oil or Nippon Mining shares in the joint share transfer, they will not recognize any gain for Japanese tax purposes. If they receive any cash in lieu of fractional shares of JX Holdings shares, such cash is deemed to be sales proceeds for such fractional shares and, consequently, shareholders of Nippon Oil or Nippon Mining may recognize capital gains for Japanese tax purposes depending on their respective tax basis for Nippon Oil or Nippon Mining shares exchanged for such fractional shares. However, non-resident holders are generally not subject to Japanese taxation with respect to such gains derived from Japanese corporation stock. A U.S. holder (as defined below) that is entitled to benefits under the Treaty (as defined below) is generally exempt from Japanese taxation, if any, on such gains.

Ownership and Disposition of JX Holdings Shares

Generally, a non-resident holder of JX Holdings shares will be subject to Japanese withholding tax on dividends paid by JX Holdings unless some special exemption is applicable to such non-resident holder under Japanese income tax law, and JX Holdings will withhold such tax upon payment of dividends.

Under Japanese tax law, the rate of Japanese withholding tax applicable to dividends paid by a Japanese corporation to non-resident holders of its shares is in principle, 20%. However, with respect to dividends paid on shares issued by a Japanese corporation and traded on any qualified stock exchange or over-the-counter market to non-resident holders, except for any individual shareholder who holds 5% or more of the total issued shares of the relevant Japanese corporation, the aforementioned 20% withholding tax rate is reduced to (i) 7% for dividends due and payable on or before December 31, 2011, and (ii) 15% for dividends due and payable on or after January 1, 2012. Accordingly, so long as JX Holdings shares are and remain listed on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange or other qualified stock exchange or over-the-counter market, the above-mentioned reduced withholding tax rate will be applied with respect to dividends to be paid on JX Holdings shares to any non-resident holder, except for dividends paid to any individual shareholder holding 5% or more of the total issued shares of JX Holdings, in which case the applicable rate is 20%.

Under the Convention Between the Government of Japan and the Government of the United States for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the

“Treaty”), a maximum withholding tax rate of 10% rather than a rate of 15% will be generally applicable to dividends paid to non-resident holders of JX Holdings shares who are U.S. resident portfolio investors, except that dividends paid to pension funds which are qualified U.S. residents eligible to enjoy the Treaty benefits will be exempt from Japanese income taxation by way of withholding or otherwise unless such dividends are derived from the carrying on of a business, directly or indirectly, by such pension funds. For purposes of this paragraph, a portfolio investor means a shareholder who holds less than 10% of the voting shares of the relevant company. Furthermore, the maximum rate is 5% of the gross amount distributed if the recipient is a corporation and owns directly or indirectly, on the date on which entitlement to the dividends is determined, at least 10% of the voting shares of the relevant company. Whether a non-resident holder of JX Holdings shares qualifies for the full benefits of the Treaty depends on such non-resident holder’s individual circumstances and on whether such non-resident holder satisfies a number of conditions, including conditions specified in Article 22 (with respect to limitation of benefits) of the Treaty. Likewise, whether a non-resident holder of JX Holdings shares qualifies for the full benefits of any other treaty depends on such non-resident holder’s individual circumstances and on whether such non-resident holder satisfies a number of conditions specified in the relevant treaty.

A non-resident holder of JX Holdings shares who will be entitled, under an applicable income tax treaty, to a reduced rate of, or exemption from, Japanese withholding tax with respect to the dividends to be paid by JX Holdings on its shares is required to submit an Application Form for Income Tax Convention Regarding Relief from Japanese Income Tax on Dividends, together with any required forms and documents, in advance through JX Holdings to the relevant Japanese tax authority prior to the time the dividend is paid. Any such non-resident holder who fails to submit the required application in advance of the applicable dividend payment will be subject to withholding but will be entitled to claim the refund of withholding taxes withheld in excess of the rate under an applicable tax treaty (if such non-resident holder is entitled to a reduced treaty rate under the applicable tax treaty) or the full amount of tax withheld (if such non-resident holder is entitled to an exemption under the applicable tax treaty), as the case may be, from the relevant Japanese tax authorities, by complying with certain subsequent filing procedures. JX Holdings does not assume any responsibility to ensure withholding at the reduced treaty rate, or exemption therefrom, for non-resident holders who would be eligible under an applicable tax treaty but who do not follow the required procedures as stated above.

Share splits without any cash payment or delivery of other assets generally are not subject to Japanese income taxation, as they are characterized as an increase in the number of shares (as opposed to an increase in the value of shares) from a Japanese tax perspective.

Gains derived from the sale or other disposition of JX Holdings shares within or outside Japan by a non-resident holder will not generally be subject to Japanese income tax or corporation tax. In addition, a U.S. holder (as defined below) that qualifies for the benefits of the Treaty will be generally exempt from Japanese income tax and corporation tax with respect to gains derived from the sale or other disposition of JX Holdings shares.

Japanese inheritance tax or gift tax at progressive rates may be payable by an individual who has acquired JX Holdings shares from another individual as a legatee, heir or donee even if the individual is not a Japanese resident.

U.S. Federal Income Tax Consequences

The following discussion sets forth the material U.S. federal income tax consequences to the U.S. holders described below of the joint share transfer and of holding JX Holdings shares following the joint share transfer. This discussion is the opinion of Shearman & Sterling LLP, U.S. tax counsel to Nippon Oil, and the opinion of Davis Polk & Wardwell LLP, U.S. tax counsel to Nippon Mining. The discussion is applicable to a U.S. holder that has held Nippon Oil shares or Nippon Mining shares as capital assets within the meaning of Section 1221 of the Code, and will hold JX Holdings shares as capital assets following the joint share transfer.

Except where noted, this discussion does not deal with holders that are subject to special rules, such as the following:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons liable for the alternative minimum tax;

•	certain financial institutions;

•	tax-exempt entities;

•	insurance companies;

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes;

•	persons holding Nippon Oil, Nippon Mining, or JX Holdings shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	persons owning (directly or indirectly) 10% or more of the voting shares of Nippon Oil or Nippon Mining;

•	except as specifically described below, U.S. holders (as defined below) of Nippon Oil shares or Nippon Mining shares that will own (directly or indirectly) 5% or more of either the total voting power or the total value of the shares of JX Holdings immediately after the joint share transfer (“5% Transferee Shareholders”); or

•	persons whose “functional currency” is not the U.S. dollar.

In addition, the following discussion is based on the provisions of the Code, U.S. Treasury regulations, rulings and judicial decisions issued under the Code at the date of this registration statement. These authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. The opinions of Shearman & Sterling LLP and Davis Polk & Wardwell LLP are also based on certain representations made by Nippon Oil and Nippon Mining. None of Nippon Oil, Nippon Mining, or JX Holdings has requested a ruling from the IRS with respect to any of the U.S. federal income tax consequences of the joint share transfer or any of the other matters discussed herein and, as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described below, or that such conclusions, if challenged, will be upheld by a court.

This discussion does not contain a detailed description of all the U.S. federal income tax consequences to U.S. holders in light of their particular circumstances and does not address the effects of any state, local or non-U.S. tax laws (or other U.S. federal tax consequences, such as U.S. federal estate or gift tax consequences). U.S. holders are urged to consult their own tax advisors concerning the U.S. federal income tax consequences of the joint share transfer and the ownership or disposition of JX Holdings shares in light of their particular circumstances, as well as any consequences arising under the laws of any other taxing jurisdiction.

A “U.S. holder” is a beneficial owner of Nippon Oil shares or Nippon Mining shares that receives JX Holdings shares in the joint share transfer and is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) it is subject to the supervision of a court within the United States and one or more U.S. persons have the authority to control any substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds either Nippon Oil or Nippon Mining shares and will hold JX Holdings shares after the joint share transfer, the tax treatment of a partner will depend upon the status of the partner and the activities of the partnership. Partners of a partnership holding such shares should consult their own tax advisors regarding the U.S. federal tax treatment of the joint share transfer and of holding JX Holdings shares.

The Joint Share Transfer

Treatment of the Joint Share Transfer

The joint share transfer has not been structured to achieve a particular treatment for U.S. federal income tax purposes, and Nippon Oil and Nippon Mining have no obligation to structure the joint share transfer in a manner that is tax-free to U.S. holders. As structured, however, the joint share transfer will qualify as a non-recognition transaction described in Section 351(a) of the Code.

Consequences of the Joint Share Transfer

Subject to the discussion under “— Passive Foreign Investment Company” below, the material U.S. federal income tax consequences of the joint share transfer to a U.S. holder will be as follows:

•	except with respect to any cash received in lieu of fractional JX Holdings shares, no gain or loss will be recognized by a U.S. holder on the exchange of Nippon Oil shares or Nippon Mining shares for JX Holdings shares pursuant to the joint share transfer;

•	cash received in lieu of a fractional JX Holdings share will be treated as a payment in exchange for the fractional JX Holdings share, resulting in gain or loss equal to the difference between the amount of cash received for the fractional JX Holdings share and the U.S. holder’s adjusted tax basis attributable to the fractional JX Holdings share;

•	the aggregate tax basis of the JX Holdings shares received by the U.S. holder in exchange for Nippon Oil or Nippon Mining shares (as applicable) will equal the aggregate tax basis of the U.S. holder’s Nippon Oil or Nippon Mining shares (as applicable) exchanged in the joint share transfer, reduced by any tax basis attributable to fractional JX Holdings shares treated as exchanged for cash;

•	the holding period of the JX Holdings shares received in the joint share transfer will include the holding period of the Nippon Oil or Nippon Mining shares (as applicable) exchanged for the JX Holdings shares; and

•	if the U.S. holder acquired different blocks of Nippon Oil or Nippon Mining shares (as applicable) at different times and at different prices, the tax basis and holding period of the JX Holdings shares the U.S. holder received in the joint share transfer will be determined separately with respect to each block of the Nippon Oil or Nippon Mining shares (as applicable) exchanged for the JX Holdings shares and the JX Holdings shares received by the U.S. holder will be allocated pro rata to each such block of shares.

Any gain recognized by a U.S. holder of Nippon Oil or Nippon Mining shares upon the joint share transfer will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Nippon Oil or Nippon Mining shares exceeds one year. Long-term capital gains of certain non-corporate U.S. holders, including individuals, currently are subject to reduced rates of taxation. See “Ownership and Disposition of JX Holdings Shares — Taxation of Capital Gains” below. Any gain realized by a U.S. holder will be treated as U.S. source income for U.S. foreign tax credit purposes. The deductibility of capital losses is subject to complex limitations under the Code.

A U.S. holder that exercises appraisal rights with respect to Nippon Oil shares or Nippon Mining shares will recognize taxable capital gain or loss based upon the difference between the amount of cash received by such U.S. holder and the U.S. holder’s tax basis in the shares of Nippon Oil or Nippon Mining shares exchanged. Such gain or loss will be treated as described in the preceding paragraph.

Additional, special rules will apply to a U.S. holder that is a 5% Transferee Shareholder following the joint share transfer. A 5% Transferee Shareholder will need to enter into a gain recognition agreement in accordance with applicable U.S. Treasury regulations. In addition, the 5% Transferee Shareholder will be required to file certain annual information statements with its U.S. federal income tax returns for each of the first five full taxable years following the taxable year of the joint share transfer. U.S. holders that may be 5% Transferee Shareholders following the joint share transfer should consult their own tax advisors regarding the requirements that may apply to them.

U.S. holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the joint share transfer.

Records and Reporting Requirements

A U.S. holder that is a “significant holder” within the meaning of U.S. Treasury Regulation Section 1.351-3(d)(1) will be required to attach a statement to its tax return for the year in which the joint share transfer occurs that contains the information listed in U.S. Treasury Regulation Section 1.351-3(a), including the U.S. holder’s tax basis in its Nippon Oil or Nippon Mining shares and the fair market value of the U.S. holder’s Nippon Oil or Nippon Mining shares immediately before they were exchanged for JX Holdings shares. A “significant holder” includes a holder of at least 1% (by vote or value) of the stock of a corporation if the stock is not publicly traded on a U.S. securities exchange or a holder of securities of a corporation with a basis of $1 million or more. All U.S. holders should keep records regarding the number, basis and fair market value of their Nippon Oil or Nippon Mining shares exchanged for JX Holdings shares. All U.S. holders, including any potential 5% Transferee Shareholders, should consult their own tax advisors regarding any record-keeping and reporting requirements applicable to them in respect of the joint share transfer.

Ownership and Disposition of JX Holdings Shares

Taxation of Dividends

Subject to the discussion under “— Passive Foreign Investment Company” below, the gross amount of dividends paid to a U.S. holder with respect to JX Holdings shares, including any Japanese tax withheld, will be treated as dividend income to the extent paid out of JX Holdings’ current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividend income will be includible in gross income on the day it is actually or constructively received. These dividends will not be eligible for the dividends received deduction allowed to corporations under the Code in respect of dividends received from other U.S. corporations. To the extent amounts paid with respect to JX Holdings shares exceed JX Holdings’ current and accumulated earnings and profits, those amounts will instead be treated first as a tax-free return of capital to the extent of the U.S. holder’s basis in the JX Holdings shares, and thereafter as capital gain. Since JX Holdings is not expected to determine its earnings and profits under U.S. federal income tax principles, U.S. holders should expect any distributions to be reported as dividends.

Subject to the discussion below under “— Passive Foreign Investment Company,” for taxable years beginning before January 1, 2011, dividends paid by a qualified foreign corporation to certain non-corporate U.S. holders, including individuals, are subject to reduced rates of taxation, provided certain holding period requirements are satisfied. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of an income tax treaty with the United States that meets certain requirements. The U.S. Treasury Department has determined that the Treaty meets these requirements and it is expected that JX Holdings will be eligible for the benefits of the Treaty. U.S. holders should consult their own tax advisors regarding the availability of the reduced tax rate on dividends in their particular circumstances.

The amount of any dividend paid in Japanese yen will equal the U.S. dollar value of the Japanese yen received calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. holder, regardless of whether the Japanese yen are converted into U.S. dollars such date. If the Japanese yen received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. holder will have a basis in the Japanese yen equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Japanese yen will be treated as U.S. source ordinary income or loss.

Subject to certain limitations, Japanese tax withheld on dividends will be treated as a foreign tax eligible for credit or deduction against a U.S. holder’s U.S. federal income tax. See “Japanese Tax Consequences — Ownership and Disposition of JX Holdings Shares” for a discussion of the Japanese withholding tax and, if applicable, how to obtain the reduced withholding tax rate. Special rules apply in determining the U.S. foreign tax credit limitation with respect to dividends received by certain non-corporate U.S. holders that are subject to the reduced rates of taxation described above. The decision to claim either a credit or a deduction must be made each year, and will apply to all foreign taxes paid by a U.S. holder to any foreign country with respect to that year. Dividends paid on JX Holdings shares will be treated as income from sources outside the United States and will constitute “passive income” or, in certain circumstances, “general category income” for U.S. foreign tax credit purposes. The rules relating to the determination of the U.S. foreign tax credit are complex and U.S. holders should consult their tax advisors to determine whether and to what extent a credit would be available in their particular circumstances.

Taxation of Capital Gains

Subject to the discussion under “— Passive Foreign Investment Company” below, a U.S. holder will recognize taxable gain or loss on any taxable sale or exchange of JX Holdings shares in an amount equal to the difference between the amount realized for the JX Holdings shares and such U.S. holder’s tax basis in the JX Holdings shares. The gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the JX Holdings shares exceeds one year. Long-term capital gains of certain non-corporate U.S. holders, including individuals, that are recognized in taxable years beginning before January 1, 2011 are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gain or loss recognized by a U.S. holder on the JX Holdings shares will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Considerations

Special, generally unfavorable, U.S. federal income tax rules will apply to U.S. holders that have held Nippon Oil or Nippon Mining shares (as applicable) or will hold JX Holdings shares if Nippon Oil, Nippon Mining or JX Holdings (as applicable) has been or is a PFIC at any time during which the U.S holder has held or holds Nippon Oil, Nippon Mining or JX Holdings shares (as applicable), and may change the treatment of distributions on and dispositions of JX Holdings shares described above and the treatment of the exchange of Nippon Oil or Nippon Mining shares (as applicable) pursuant to the joint share transfer. A non-U.S. corporation is classified as a PFIC for U.S. federal income tax purposes in any taxable year if (i) at least 75% of its gross income is “passive” income or (ii) at least 50% of the gross value of its assets (based on an average of the quarterly values of the assets) is attributable to assets that produce passive income or are held for the production of passive income.

Neither Nippon Oil nor Nippon Mining believes that it was a PFIC for the fiscal year ended March 31, 2005 or any subsequent completed fiscal year, and neither Nippon Oil nor Nippon Mining expects to be a PFIC for the fiscal year ending March 31, 2010, based on the expected composition of their income and assets. Neither Nippon Oil nor Nippon Mining has made a determination of whether it was a PFIC for any fiscal year prior to the fiscal year ended March 31, 2005. Accordingly, there can be no assurances regarding the PFIC status of either company. JX Holdings is not currently expected to be a PFIC in the taxable year of the joint share transfer or in future taxable years. However, because this conclusion is a factual determination that cannot be made until after the close of each taxable year and is subject to change on an annual basis, there can be no assurances that Nippon Oil, Nippon Mining or JX Holdings will not be a PFIC for the current taxable year or any future taxable year. If Nippon Oil or Nippon Mining (as applicable) has been a PFIC at any time during the holding period of a U.S. holder, assuming that JX Holdings is not a PFIC in the taxable year of the joint share transfer, as expected, such a U.S. holder would, under proposed regulations which are proposed to be effective from April 11, 1992, recognize gain (but not loss) upon the exchange of its Nippon Oil shares or Nippon Mining shares for JX Holdings shares pursuant to the joint share transfer. The gain will be equal to the difference between the amount realized for the Nippon Oil shares or Nippon Mining shares exchanged and the U.S. holder’s tax basis in the Nippon Oil shares or Nippon Mining shares exchanged. Further, if JX Holdings were a PFIC at any time during the holding period of a U.S. holder, gain on disposition of JX Holdings shares and any distribution in excess of 125% of the average of the annual distributions on JX Holdings shares received by the U.S. holder during the preceding three years or the U.S. holder’s holding period (whichever is shorter) will be subject to the PFIC rules. In each case, in the absence of certain elections, the gain and any excess distributions will be allocated ratably to each day that the U.S. holder held the Nippon Oil shares, Nippon Mining or JX Holding shares (as applicable). Amounts allocated to the current taxable year and to any taxable years before Nippon Oil, Nippon Mining or JX Holdings (as applicable) became a PFIC will be treated as ordinary income in the U.S. holder’s current taxable year. In addition, amounts allocated to each other taxable year beginning with the taxable year that Nippon Oil, Nippon Mining or JX Holdings (as applicable) became a PFIC will be taxed at the highest rate in effect for that taxable year on ordinary income. The tax will be subject to an interest charge at the rate applicable to underpayments of income tax.

U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences if Nippon Oil, Nippon Mining or JX Holdings (as applicable) has been, is or becomes a PFIC.

Information Reporting and Backup Withholding

Information reporting requirements will apply to (i) cash payments received, if any, in the joint share transfer, (ii) dividends in respect of JX Holdings shares, and (iii) the proceeds received on the sale, exchange or redemption of JX Holdings shares within the United States, and, in some cases, outside of the United States by a U.S. holder unless such U.S. holder is an exempt recipient, such as a corporation. In addition, backup withholding may apply to such amounts if a U.S. holder fails to provide an accurate taxpayer identification number or fails either to report dividends required to be shown on U.S. federal income tax returns or to make certain certifications. The amount of any backup withholding from a payment may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

EXPERTS

The consolidated financial statements and schedule of Nippon Oil as of March 31, 2009 and 2008, and for each of the years then ended, appearing in this prospectus and registration statement have been audited by Ernst & Young ShinNihon LLC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedule of Nippon Mining as of March 31, 2009 and 2008, and for each of the years then ended, appearing in this prospectus and registration statement have been audited by Ernst & Young ShinNihon LLC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, which is based in part on the report of Deloitte Auditores y Consultores Limitada, independent registered public accounting firm. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The financial statements of Minera Los Pelambres included in this prospectus have been audited by Deloitte Auditores y Consultores Limitada, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to: 1) accounting principles in Chile varying in certain significant respects from accounting principles generally accepted in the United States of America and 2) the financial statements have been translated into English solely for the convenience of readers outside of Chile). Such financial statements are included upon the authority of said firm as experts in accounting and auditing.

Certain information included in this prospectus regarding estimated quantities of Nippon Oil’s oil and natural gas reserves is based on estimates of the reserves prepared by DeGolyer and MacNaughton, independent petroleum engineering firm, and all such information has been so included in reliance on the authority of such firm as experts regarding the matters contained in its report.

Certain information included in this prospectus regarding estimated quantities of Minera Los Pelambres’ ore reserves as of March 31, 2009 is based on estimates of the reserves prepared by Mr. Murray Canfield (P.Eng. Ontario), Technical Manager Operations for Antofagasta Minerals S.A., and all such information has been so included in reliance on his authority as an expert regarding the matters contained in his technical reports.

LEGAL MATTERS

The legality of the JX Holdings common stock offered hereby will be passed upon for Nippon Oil by Nishimura & Asahi and for Nippon Mining by Mori Hamada & Matsumoto. Certain U.S. federal income tax matters will be passed upon for Nippon Oil by Shearman & Sterling LLP and for Nippon Mining by Davis Polk & Wardwell LLP.

WHERE YOU CAN FIND MORE INFORMATION

Each of Nippon Oil and Nippon Mining is a “foreign private issuer” and, under the rules adopted under the Exchange Act, is exempt from some of the requirements of that Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act.

Neither Nippon Oil nor Nippon Mining has previously had a reporting obligation in the United States under the Securities Exchange Act of 1934. Following the date of this prospectus until the effectiveness of the joint share transfer, Nippon Oil and Nippon Mining will be, and following the effectiveness of the joint share transfer, JX Holdings will be, subject to reporting obligations and any filings they make will be available via the website of the United States Securities and Exchange Commission, or SEC, at www.sec.gov. You may also read and copy any reports, statements or other information filed by Nippon Mining, Nippon Oil and, after the joint share transfer, JX Holdings at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains filings by reporting companies, including those filed by Nippon Oil, Nippon Mining and, after the joint share transfer, JX Holdings, at http://www.sec.gov. You may also access the SEC filings and obtain other information about Nippon Oil and Nippon Mining through the websites maintained by each of them, which are http://www.eneos.co.jp/english and http://www.shinnikko-hd.co.jp/english/, respectively. The information contained in those websites is not incorporated by reference into this prospectus.

Each of Nippon Oil and Nippon Mining files, and following the effectiveness of the joint share transfer, JX Holdings will file, annual and semi-annual securities reports and other reports, in Japanese, under the Financial Instruments and Exchange Act of Japan with the applicable local finance bureau in Japan.

Neither Nippon Oil nor Nippon Mining has authorized anyone to give any information or make any representation about the joint share transfer that is different from, or in addition to, that contained in this prospectus or in any of the materials that are incorporated by reference into this prospectus. Therefore, if anyone does give you any other information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date hereof unless the information specifically indicates that another date applies.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Nippon Oil Corporation

We have audited the accompanying consolidated balance sheets of Nippon Oil Corporation (the “Company”) as of March 31, 2009 and 2008, and the related consolidated statements of operations, cash flows, and stockholders’ equity for the years then ended. Our audits also included the financial statement schedule listed in the accompanying Index to Financial Statements. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nippon Oil Corporation at March 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/  Ernst & Young ShinNihon LLC

Tokyo, Japan
September 2, 2009

NIPPON OIL CORPORATION

CONSOLIDATED BALANCE SHEETS

	Yen in millions
	March 31
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	217,091	203,535
Short-term investments	40,000	—
Accounts and notes receivable, net:
Trade	598,149	948,761
Other	176,153	98,571
Inventories	630,083	1,119,596
Deferred income taxes	58,866	51,870
Prepaid expenses	2,638	3,329
Other current assets	77,391	83,537

Total current assets	1,800,371	2,509,199

Non-current assets:
Property, plant, equipment and oil and natural gas properties, net	1,548,134	1,626,657
Investment in affiliates	138,975	75,537
Investment securities:
Securities available for sale — carried at fair value	189,754	292,813
Securities being held to maturity — carried at amortized cost	5,862	46,087
Non-marketable equity securities — carried at cost	23,138	25,758
Deferred income taxes	166,470	3,829
Other non-current assets	114,111	139,297

Total non-current assets	2,186,444	2,209,978

Total assets	3,986,815	4,719,177

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts and notes payable:
Trade	366,516	671,455
Other	227,551	275,849
Short-term borrowings	400,298	343,259
Commercial paper	242,000	428,000
Current portion of long-term debt	90,167	85,233
Accrued expenses	43,504	42,121
Excise taxes payable	324,299	217,391
Income taxes payable	29,796	61,035
Customer deposits	81,944	75,764
Deferred income taxes	8,906	2,948
Other current liabilities	129,832	109,708

Total current liabilities	1,944,813	2,312,763

Non-current liabilities:
Long-term debt, less current portion	843,351	674,256
Pension and severance benefits	75,818	58,880
Deferred income taxes	156,093	200,206
Other non-current liabilities	83,001	104,910

Total non-current liabilities	1,158,263	1,038,252

Total liabilities	3,103,076	3,351,015

Minority interests	81,460	104,671
Commitments and contingencies
Stockholders’ equity:
Common stock, no par value (5,000,000 thousand shares authorized, 1,464,508 thousand shares issued)	139,437	139,437
Capital surplus	275,699	275,783
Retained earnings	480,454	799,827
Accumulated other comprehensive (loss) income	(85,238)	54,723
Treasury stock, at cost (15,097 thousand shares and 11,256 thousand shares at March 31, 2009 and 2008 respectively)	(8,073)	(6,279)

Total stockholders’ equity	802,279	1,263,491

Total liabilities and stockholders’ equity	3,986,815	4,719,177

The accompanying notes are an integral part of these consolidated financial statements.

NIPPON OIL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Yen in millions
	Year Ended March 31
	2009	2008

Revenues	6,368,424	6,548,809
Cost of sales	(6,437,691)	(6,031,480)
Selling, general and administrative expenses	(274,522)	(272,825)
Gain on disposition of property, plant and equipment, net	5,725	5,813
Loss on impairment of oil and natural gas properties	(97,627)	—
Loss on impairment of property, plant and equipment	(12,124)	(17,825)

Operating (loss) income	(447,815)	232,492
Interest expense, net	(21,127)	(23,313)
Foreign currency exchange gains, net	14,103	13,193
Gain on sales of investment securities, net	44	8,007
Loss on impairment of investment securities	(32,443)	(3,435)
Dividend income	15,168	5,558
Other income (loss), net	15,939	(14,249)

(Loss) income before income taxes, minority interests and equity in earnings of affiliates	(456,131)	218,253
Benefit (provision) for income taxes
Current	(43,394)	(88,915)
Deferred	191,561	(5,612)

	148,167	(94,527)
Minority interests	1,612	(3,375)
Equity in earnings of affiliates	10,362	7,674

Net (loss) income	(295,990)	128,025

	Yen

Net (loss) income per share	(204.01)	88.12

The accompanying notes are an integral part of these consolidated financial statements.

NIPPON OIL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Yen in millions
	Year Ended March 31
	2009	2008

Cash flows from operating activities:
Net (loss) income	(295,990)	128,025
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	172,083	150,483
Gain on disposition of property, plant and equipment, net	(5,725)	(5,813)
Loss on impairment of oil and natural gas properties	97,627	—
Loss on impairment of property, plant and equipment	12,124	17,825
Gain on sales of investment securities, net	(44)	(8,007)
Loss on impairment of investment securities	32,443	3,435
Equity in earnings of affiliates, net of dividends received	(2,299)	723
Minority interests	(1,612)	3,375
Deferred income taxes	(191,561)	5,612
Changes in assets and liabilities:
Accounts and notes receivable — trade, net	414,964	(69,234)
Inventories	580,432	(276,748)
Accounts and notes payable — trade	(323,120)	152,494
Pension and severance benefits	(10,555)	(12,327)
Income taxes payable	(52,968)	17,142
Other	35,895	4,699

Net cash provided by operating activities	461,694	111,684
Cash flows from investing activities:
Acquisition of investment securities and investment in affiliates	(168,962)	(36,210)
Proceeds from sales of investment securities	963	17,603
Purchases of property, plant, equipment and oil and natural gas properties	(173,620)	(262,650)
Proceeds from sales of property, plant and equipment	21,012	21,248
Acquisition of Kyushu Oil Co., Ltd., net of cash acquired	(13,169)	—
Other	8,638	(12,340)

Net cash used in investing activities	(325,138)	(272,349)
Cash flows from financing activities:
(Decrease) increase in short-term borrowings and commercial paper, net	(196,630)	93,564
Proceeds from issuance of long-term debt	279,887	89,005
Payments of long-term debt	(126,032)	(91,469)
Net purchases of treasury stock	(1,878)	(99)
Cash dividends paid to common stock	(23,383)	(17,562)
Cash dividends paid to minority interests	(18,023)	(7,591)

Net cash (used in) provided by financing activities	(86,059)	65,848
Effect of exchange rate changes on cash and cash equivalents	(36,941)	(4,875)

Net increase (decrease) in cash and cash equivalents	13,556	(99,692)
Cash and cash equivalents at beginning of year	203,535	303,227

Cash and cash equivalents at end of year	217,091	203,535

Supplemental data:
Cash paid during the year for
Interest paid	(28,976)	(28,968)
Income taxes paid	(101,663)	(76,858)
Non-cash investing and financing activities
Obtaining assets by entering into capital leases	6,595	3,079

The accompanying notes are an integral part of these consolidated financial statements.

NIPPON OIL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Shares of		Yen in millions
	Common Stock					Accumulated
	(In thousands)					Other
		Held in	Common	Capital	Retained	Comprehensive	Treasury
	Issued	Treasury	Stock	Surplus	Earnings	Income (Loss)	Stock	Total

Balance at April 1, 2007	1,464,508	11,210	139,437	275,761	689,364	105,364	(6,158)	1,203,768
Shares purchased		1,128					(1,151)	(1,151)
Shares reissued		(1,082)		22			1,030	1,052
Dividends on common stock					(17,562)			(17,562)
Comprehensive income (loss):
Net income					128,025			128,025
Other comprehensive income (loss), net of taxes:
Unrealized losses on securities						(34,287)		(34,287)
Pension liability adjustment						(15,065)		(15,065)
Foreign currency translation adjustments						(1,289)		(1,289)

Total comprehensive income								77,384

Balance at March 31, 2008	1,464,508	11,256	139,437	275,783	799,827	54,723	(6,279)	1,263,491

Shares purchased		4,440					(2,191)	(2,191)
Shares reissued		(599)		(84)			397	313
Dividends on common stock					(23,383)			(23,383)
Comprehensive income (loss):
Net loss					(295,990)			(295,990)
Other comprehensive income (loss), net of taxes:
Unrealized losses on securities						(45,563)		(45,563)
Pension liability adjustment						(14,420)		(14,420)
Foreign currency translation adjustments						(79,978)		(79,978)

Total comprehensive loss								(435,951)

Balance at March 31, 2009	1,464,508	15,097	139,437	275,699	480,454	(85,238)	(8,073)	802,279

The accompanying notes are an integral part of these consolidated financial statements.

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

1.	Nature of Operations

Nippon Oil Corporation (“the Company”) and its consolidated subsidiaries (collectively, “Nippon Oil”) deliver a wide range of energy through operations in oil and natural gas exploration and production (“E&P”), and refining and marketing. The refining and marketing consists of two lines of operations, refined petroleum products business and petrochemical business. In addition to the above, Nippon Oil has construction operations in which it is engaged in road paving, civil engineering, design and construction of petroleum facilities and development and construction of residential and office buildings.

On December 4, 2008, Nippon Oil and Nippon Mining Holdings, Inc. reached a basic agreement to integrate the management of both companies through a joint transfer of common stocks. Nippon Oil and Nippon Mining Holdings, Inc. expect to complete the joint transfer in April 2010.

2.	Summary of Significant Accounting Policies

Financial statements presentation

The accompanying consolidated financial statements are the responsibility of the management of Nippon Oil. The Company and its domestic subsidiaries maintain their books of account in conformity with the financial accounting standards of Japan, and its foreign subsidiaries in conformity with those of the countries of their domicile. Certain adjustments and reclassifications have been incorporated in the accompanying consolidated financial statements to conform with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These adjustments were not recorded in the statutory books.

The accompanying consolidated financial statements are stated in Japanese yen, the currency of the country in which the Company is incorporated and principally operates.

Principles of consolidation

The consolidated financial statements include the accounts of the Company, its majority-owned domestic and foreign subsidiaries and any variable interest entities (“VIEs”) where the Company or one of its subsidiaries is a primary beneficiary. VIEs are defined by the Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46 (R), “Consolidation of Variable Interest Entities (revised December 2003) — an Interpretation of ARB No. 51.” See Note 10 for a further discussion of VIEs. Unincorporated joint ventures in which Nippon Oil owns an undivided interest in the assets and is severally liable for their share of each liability are consolidated on a proportionate basis in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-1, “Investor Balance Sheet and Income Statement Display under the Equity Method for Investments in Certain Partnerships and Other Ventures.” Intercompany transactions and accounts are eliminated in consolidation.

Investments in affiliates comprise entities which are 20% to 50% owned over which Nippon Oil has the ability to exercise significant influence. At March 31, 2009 and 2008, such affiliates are mainly engaged in oil and natural gas E&P and refining and marketing operations which are insignificant individually and in aggregate. Investments in affiliates are accounted for under the equity method, after appropriate adjustments for intercompany profits and dividends. The differences between the cost of such investments and the equity in the underlying fair value of the net assets at the dates of acquisition are recognized as goodwill as a component of the investment balance. For other than a temporary decline in the value of investments in affiliates below the carrying amount, the investment is reduced to its fair value and an impairment loss is recognized in accordance with APB No. 18 “The Equity Method of Accounting for Investments in Common Stock.”

Certain subsidiaries, especially those engaged in oil and natural gas E&P, with a fiscal year-end on or after December 31, but prior to the Company’s fiscal year-end of March 31, are included on the basis of the subsidiaries’ respective fiscal year-ends. Fiscal year ends differ mainly due to local statutory requirements or for facilitation of

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

timely financial reporting. There were no significant events that occurred during the intervening period that would require adjustments to or disclosures in the accompanying consolidated financial statements.

Use of estimates

The preparation of financial statements requires management to make a number of estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. The accounting estimates that require most significant, difficult, and subjective judgment include:

•	the assessments of oil and natural gas reserves which affect the calculation of depreciation, depletion and amortization and the ceiling test under full cost method of accounting for oil and natural gas reserves,

•	the recognition and measurement of asset retirement obligations,

•	the measurement of financial assets and liabilities at fair value and

•	the recognition and measurement of current and deferred income tax assets and liabilities (including the measurement of uncertain tax benefit).

Actual results could differ from those estimates.

Foreign currency translation

Financial statements of foreign entities are prepared using the functional currency of each entity and translated into Japanese yen for consolidation purposes. Monetary assets and liabilities denominated in foreign currencies are translated at appropriate year-end exchange rates and the resulting translation gains or losses are reflected in operations.

All asset and liability accounts of foreign subsidiaries and affiliates are translated into Japanese yen at appropriate year-end exchange rates and all income and expense accounts are translated using average exchange rates for the period. The resulting difference in translation adjustments is included in accumulated other comprehensive income (loss).

Cash and cash equivalents

Cash and cash equivalents are comprised of cash on hand, demand deposits in banks and all highly liquid investments with insignificant risk of changes in value which have original maturities of three months or less.

Allowance for doubtful accounts

Allowance for doubtful accounts is Nippon Oil’s best estimate of the amount of probable credit losses in their existing receivables and other assets. The allowance is determined based on, but not limited to, historical write off experience adjusted for the effects of the current economic environment, assessment of inherent risks, and aging and financial performance of customers. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

Allowance for doubtful accounts was recorded as an offsetting amount of the following balance sheet items:

	March 31
	2009	2008

Accounts and notes receivable, net	3,286	3,748
Other non-current assets	6,656	5,888

Total	9,942	9,636

Inventories

Inventories are stated at the lower of cost or market. Cost is generally determined by the average cost method.

Inventory cost comprises direct purchase costs, cost of production, transportation and manufacturing expenses. Nippon Oil recognizes estimated write-down of inventories for excess, slow-moving and obsolete inventories.

Property, plant and equipment

Property, plant and equipment are carried at cost. Maintenance and repairs, including minor renewals and improvements are expensed, while major renewals and improvements are capitalized.

Buildings are depreciated using the straight line method, and machinery and equipment are depreciated mainly using the declining balance method. The estimated useful lives are as summarized below:

Buildings	2 to 50 years
Oil tanks	10 to 15 years
Machinery and equipment	7 to 15 years

When assets are sold or otherwise disposed of, the profits or losses thereon, computed on the basis of the difference between depreciated costs and proceeds, are credited or charged to operations in the year of disposal, and costs and accumulated depreciation are removed from the accounts.

Oil and natural gas properties

Nippon Oil uses the full cost method to account for its oil and natural gas properties. Under the full cost method, all costs associated with the acquisition, exploration and development of oil and natural gas reserves are capitalized and accumulated into full cost pools, on a country by country basis. Costs capitalized are those directly attributable to these activities, and do not include costs related to production, general corporate overhead or similar activities.

The sum of capitalized costs net of accumulated amortization, estimated future expenditures to be incurred in developing proved reserves, and estimated dismantlement and abandonment costs, net of estimated salvage values within each cost center, is amortized on a unit-of-production basis using estimates of proved oil and gas reserves.

Certain of the costs of investments in unproved properties and major development projects that entail significant costs to ascertain the quantities of proved reserves are excluded from capitalized costs to be amortized, until the project is evaluated.

Under the full cost method in accordance with SEC Regulation S-X Rule 4-10, capitalized costs less accumulated amortization and related deferred income taxes, shall not exceed a cost center ceiling. The cost center ceiling is defined as the sum of (i) present value of estimated future net revenues from proved reserves based on oil and gas prices as of the date of the latest balance sheet presented, less estimated future expenditures to be incurred in developing and producing the proved reserve, discounted at 10% per annum, (ii) the capitalized cost related to unproved properties not being amortized, (iii) the lower of cost or market value of unproved properties included in the cost being amortized, less (iv) income tax effects related to differences between the book and tax basis of (ii) and

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

(iii) therein. If the capitalized cost less accumulated amortization and related deferred income taxes exceed the cost center ceiling, the excess are charged to operations.

Asset retirement obligations

Nippon Oil owns oil and natural gas properties that require expenditures to plug and abandon the wells when the oil and natural gas reserves in the wells are depleted, and also owns sales facilities (service stations) on leased properties that require expenditures to abandon the facilities including removal of underground oil tanks at the end of the lease terms. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 143 “Accounting for Asset Retirement Obligations”, these expenditures are recorded in the period in which the liability is incurred. Nippon Oil recognizes a liability for an asset retirement obligation at fair value in the period in which the obligation is incurred. Nippon Oil initially capitalizes the associated asset retirement costs (“ARC”) by increasing the related long-lived asset by the same amount as the liability and depreciates the ARC based on the estimated useful life of the asset using the unit of production method, straight-line method or declining-balance method as applicable.

Certain ARC capitalized are subject to the full cost ceiling. With the adoption of SFAS No. 143, the future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet are excluded from the computation of the present value of estimated future net revenues for purposes of the full cost ceiling test calculation. Obligations for expected asset retirement costs that have not been accrued under SFAS No. 143 are included in the full cost ceiling test calculation in accordance with SEC Regulation S-X Rule 4-10(c)(4).

Estimating the future asset retirement obligations requires management to make estimates and judgments regarding timing, existence of a liability and what constitutes adequate restoration. Inherent in the present value calculation rates are the timing of settlement and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the present value of the existing asset retirement obligation liability, a corresponding adjustment is made to the related asset. Periodic accretion expense of the estimated liability is recorded in the consolidated statements of operations.

Impairment of long-lived assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” Nippon Oil reviews its long-lived assets and intangible assets with finite useful lives for impairment periodically. These properties are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.

Long-lived assets and intangible assets with finite useful lives are considered to be impaired when the expected undiscounted cash flow from the asset group is less than its carrying value. Assets are grouped at the lowest levels for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. Impairment loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived assets and intangible assets with finite useful lives. Fair value is generally determined using a discounted cash flow analysis.

Intangible assets that have finite useful lives are amortized by the straight-line method over their useful lives of 8 to 30 years.

Investment securities

Debt and marketable equity securities

Nippon Oil classifies debt and marketable equity securities, at acquisition, into one of three categories: held-to-maturity securities, available-for-sale securities or trading securities in accordance with SFAS No. 115,

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

“Accounting for Certain Investments in Debt and Equity Securities.” Debt securities classified as held-to-maturity are carried at amortized cost only if Nippon Oil has the positive intent and ability to hold those securities to maturity. Premiums and discounts amortized in the period are included in interest expense, net. Debt and marketable equity securities other than those classified as held-to-maturity are classified as available-for-sale and carried at fair value with related unrealized gains and losses reported in accumulated other comprehensive income (loss) on a net-of-tax basis.

Individual debt and equity securities are written down to fair value when management judges a decline in estimated fair value below the cost is other-than-temporary. The amount of the reduction is reported as a loss for the year in which such determination is made. In determining other-than-temporary declines in fair value to be recognized as an impairment loss, Nippon Oil considers various factors, such as the extent which the cost exceeds the market value, the duration of the market decline, the financial condition and near-term prospects of the issuer, and the intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value.

The cost of debt and marketable equity securities sold is determined based on the moving-average cost method.

Non-marketable equity securities

Non-marketable equity securities are carried at cost. When an other-than-temporary decline in the value of such securities below their cost occurs, the investment is reduced to its fair value and an impairment loss is recognized. Various factors, such as the financial condition and near-term prospects of the issuer, are reviewed to judge whether the impairment is other-than-temporary.

The cost of non-marketable equity securities sold is determined based on the moving-average cost method.

Derivative financial instruments and hedging activities

Nippon Oil utilizes various derivative financial instruments to manage its exposure to fluctuations in commodity prices, variability in foreign currency exchange rates and changes in interest rates. Nippon Oil also utilizes derivative financial instruments for supply-demand adjustment and/or for arbitrage, not for speculation, in accordance with Nippon Oil’s internal policy. All derivatives are carried at fair value and are reported as other current assets or other current liabilities with changes in the fair value charged to operations in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities an Amendment of FASB Statement No. 133.” Changes in the fair values of (i) foreign exchange forward contracts are recognized currently in foreign currency exchange gains, net, (ii) interest rate swaps are recognized in other income (loss), net and (iii) commodity related derivatives are recognized in cost of sales. The fair values of derivative contracts are presented on a gross basis.

Environmental liabilities

Liabilities for environmental costs are recognized when it is probable that obligations have been incurred and the associated costs can be reasonably estimated. These liabilities are not reduced by possible recoveries from third parties and projected cash expenditures are not discounted.

Pension and severance benefits

Pension and severance benefits are accounted for in accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” Gains and losses included in accumulated other comprehensive income (loss) are amortized using the straight-line method over five years when net gains and

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

losses exceed ten percent of the greater of the projected benefit obligation or the market-related value of plan assets as of the beginning of the year.

Revenue recognition

Nippon Oil sells crude oil, natural gas and petroleum and chemical products generally under short-term agreements at prevailing market prices, net of royalties, discounts and allowance, as applicable. In some cases (e.g., natural gas), products may be sold under long-term agreements, with periodic price adjustments. In all cases, revenues are recognized when the products are delivered, which occurs when the customer has taken title and has assumed the risks and rewards of ownership, prices are fixed or determinable and collectability is reasonably assured.

Nippon Oil enters into buy/sell and similar arrangements with other domestic oil companies when crude oil and other petroleum products are held at one location but are needed at a different location. The terms of the arrangements require Nippon Oil to pay or receive the barter price per the agreement, although the balances are ultimately settled by physical shipment of the products of similar grade. In accordance with EITF Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty”, Nippon Oil accounts for such transactions on a net basis in its consolidated statements of operations.

Nippon Oil reports excise taxes on sales transactions on a gross basis in the consolidated statements of operation. Excise taxes of 713,604 million yen and 776,546 million yen for the years ended March 31, 2009 and 2008, respectively, are included in revenues.

Nippon Oil recognizes construction contract revenue using the percentage-of-completion method, measured by the percentage of contract cost incurred to date compared to total estimated contract cost. Changes to total estimated contract cost or losses, if any, are recognized in the period in which they are determined. Pre-contract costs are expensed as incurred. Revenue recognized in excess of amounts billed is classified as current assets under other current assets. Amounts billed to customers in excess of revenue recognized to date are classified as current liabilities under other current liabilities. Nippon Oil anticipates that substantially all costs and estimated earnings in excess of billings on uncompleted contracts at the balance sheet date will be billed and collected in the following year.

Shipping and handling costs

Costs incurred for shipping and handling of products are included in selling, general and administrative expenses in the consolidated statements of operations.

Research and development costs

Research and development costs are expensed as incurred.

Income taxes

Nippon Oil accounts for income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes.” Deferred income taxes are provided to reflect the future tax consequences of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements (see Note 19). A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefits will not be realized. The effect on deferred income tax assets and liabilities of a change in tax rates and laws is recognized in income from continuing operations in the period in which such changes are enacted.

Nippon Oil accounts for uncertain tax positions in accordance with FIN No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

Following adoption of FIN 48 related to amounts accrued for unrecognized tax benefits, Nippon Oil included accrued interest and accrued penalties in income taxes payable.

Earnings per share

Earnings per share is computed based on the weighted average number of shares outstanding during each period.

New accounting pronouncements

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a framework for measuring fair value, clarifies the definition of fair value, and expands disclosures about the use of fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. In February 2008, the FASB issued FASB Staff Positions (“FSP”) No. SFAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” and FSP No. SFAS 157-2, “Effective Date of FASB Statement No. 157.” FSP No. SFAS 157-1 removes certain leasing transactions from the scope of SFAS No. 157. FSP No. SFAS 157-2 delays the effective date of SFAS No. 157 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in an entity’s financial statements on a recurring basis, until April 1, 2009 for Nippon Oil. In October 2008, the FASB issued FSP No. SFAS 157-3, “Determining the Fair Value of Financial Asset When the Market for That Asset Is Not Active.” FSP No. SFAS 157-3 clarifies the application of SFAS No. 157 in a market that is not active, and was effective upon issuance. Nippon Oil adopted SFAS No. 157 on April 1, 2008 with regards to financial assets and liabilities. The adoption of SFAS No. 157 as it relates to financial assets and liabilities did not have a material impact on Nippon Oil’s consolidated results of operations and financial position. The adoption of SFAS No. 157 for nonfinancial assets and liabilities recognized or disclosed at fair value in Nippon Oil’s financial statements on a nonrecurring basis is not expected to have a material impact on Nippon Oil’s consolidated results of operations and financial position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits companies to voluntarily choose to measure, on an instrument-by-instrument basis, financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The fair value measurement election is irrevocable and subsequent changes in a fair value must be recorded in earnings. Nippon Oil adopted SFAS No. 159 on April 1, 2008. Nippon Oil did not elect the fair value option for any asset or liability, which was not previously carried at fair value. Accordingly, the adoption of SFAS No. 159 had no impact on Nippon Oil’s consolidated financial statements. However, its effects on future periods will depend on the nature of instruments to be held by Nippon Oil and its elections under the provisions of SFAS No. 159.

In January 2009, the FASB issued FSP No. EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20.” FSP No. EITF 99-20-1 amends the impairment guidance in Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets” to make the guidance consistent between EITF Issue No. 99-20 and SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” FSP No. EITF 99-20-1 is effective for interim and annual reporting periods ending after December 15, 2008, and is applied prospectively. The adoption of FSP No. EITF 99-20-1 did not have a material impact on Nippon Oil’s results of operations and financial position.

In December 2008, the FASB issued FSP No. SFAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.” It amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, to require additional disclosures about transfers of financial assets. It also amends FIN No. 46 (Revised), “Consolidation of Variable Interest Entities — an Interpretation of Accounting Research Bulletin No. 51”, to require additional disclosures about involvement with VIEs. Nippon Oil adopted FSP

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

No. SFAS 140-4 and FIN 46(R)-8 for disclosures related to the fiscal year ended March 31, 2009 and 2008. Since this standard impacts disclosures only, the adoption of FSP No. SFAS 140-4 and FIN 46(R)-8 did not have a material impact on Nippon Oil’s results of operations and financial position.

In December 2007, the FASB ratified EITF Issue No. 07-1, “Accounting for Collaborative Arrangements.” EITF Issue No. 07-1 defines collaborative arrangements and requires that transactions with third parties that do not participate in the arrangement be reported in the appropriate income statement line items pursuant to the guidance in EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” Income statement classification of payments made between participants of a collaborative arrangement is to be based on other applicable authoritative accounting literature. EITF Issue No. 07-1 is effective for Nippon Oil as of April 1, 2009, and requires retrospective application to all prior periods presented for all collaborative arrangements existing as of the effective date. Nippon Oil is currently evaluating the impact of adopting EITF Issue No. 07-1.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” which applies for Nippon Oil prospectively to business combinations for which the acquisition date is on or after April 1, 2009. SFAS No. 141(R) requires that the acquisition method of accounting be applied to a broader range of business combinations, amends the definition of a business combination, provides a definition of a business, requires an acquirer to recognize an acquired business at its fair value at the acquisition date, and requires the assets acquired and liabilities assumed in a business combination to be measured and recognized at their fair values as of the acquisition date, with limited exceptions. The effect of these changes on future periods will primarily depend on the nature and significance of any acquisitions subject to SFAS No. 141(R). Also, under SFAS No. 141(R), changes in deferred tax asset valuation allowances and acquired income tax uncertainties after the acquisition date will generally affect income tax expense in periods subsequent to the acquisition date. Adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to April 1, 2009 would also apply the provisions of SFAS No. 141(R).

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133.” SFAS No. 161 requires enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The significant additional disclosures required by SFAS No. 161 include (1) a tabular summary of the fair values of derivative instruments and their gains and losses, (2) disclosure of credit-risk related contingent features in order to provide more information regarding an entity’s liquidity from using derivatives and (3) cross-referencing within footnotes to make it easier for financial statement users to locate important information about derivative instruments. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008, with early application encouraged. SFAS No. 161 will only affect Nippon Oil’s disclosures of derivative instruments, and will not affect its results of operations and financial position.

In April 2008, the FASB issued FSP No. SFAS 142-3, “Determination of the Useful Life of Intangible Assets,” which amends the list of factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS No. 142, “Goodwill and Other Intangible Assets.” The new guidance applies to (1) intangible assets that are acquired individually or with a group of other assets and (2) intangible assets acquired in both business combinations and asset acquisitions. Under FSP No. SFAS 142-3, entities estimating the useful life of a recognized intangible asset must consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension. FSP No. SFAS 142-3 will require Nippon Oil to provide certain additional disclosures in future periods after the effective date of April 1, 2009, and will also require application to the useful life estimates prospectively for intangible assets acquired after March 31, 2009. The adoption of FSP No. SFAS 142-3 is not expected to have a material impact on Nippon Oil’s results of operations and financial position.

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

In November 2008, the FASB ratified EITF Issue No. 08-6, “Equity Method Investment Accounting Considerations”, which addresses certain effects of SFAS No. 141(R) and 160 on an entity’s accounting for equity-method investments. The consensus indicates, among other things, that transaction costs for an investment should be included in the cost of the equity-method investment (and not expensed) and shares subsequently issued by the equity-method investee that reduce the investor’s ownership percentage should be accounted for as if the investor had sold a proportionate share of its investment, with gains or losses recorded through earnings. EITF Issue No. 08-6 is effective for Nippon Oil as of April 1, 2009 and its effects on future periods will depend on the nature and significance of any transactions subject to EITF Issue No. 08-6.

In December 2008, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.” SFAS No. 160 requires a company to clearly identify and present ownership interests in subsidiaries held by parties other than the parent in the consolidated financial statements within the equity section but separate from the parent’s equity. It also requires the following changes: (1) the amount of consolidated net income attributable to the parent and to the noncontrolling interest should be clearly identified and presented on the face of the consolidated statements of operations; (2) changes in parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary should be accounted for as equity transactions; and (3) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary should be measured at fair value. SFAS No. 160 is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 with early adoption prohibited. Nippon Oil has not completed the study of what effect SFAS No. 160 will have on its results of operations and financial position.

In December 2008, the FASB issued an FSP on SFAS No. 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.” The FSP contains amendments to SFAS No. 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets”, that are intended to enhance the transparency surrounding the types of assets and associated risks in an employer’s defined benefit pension or other postretirement plan. This FSP expands the disclosures set forth in SFAS No. 132(R)-1 by adding required disclosures about: (1) how investment allocation decisions are made by management, (2) major categories of plan assets, and (3) significant concentrations of risk. Additionally, the FSP requires an employer to disclose information about the valuation of plan assets similar to that required under SFAS No. 157. The new disclosures are required to be included in financial statements for fiscal years ending after December 15, 2009 with early application permitted. This FSP only requires additional disclosures, and will not affect Nippon Oil’s results of operations and financial position.

In December 2008, the SEC released Final Rule, “Modernization of Oil and Gas Reporting.” The new disclosure requirements include provisions that permit the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volumes. The new requirements also will allow companies to disclose their probable and possible reserves to investors. In addition, the new disclosure requirements require that companies 1) report the independence and qualifications of its reserves preparer or auditor, 2) file reports when a third party is relied upon to prepare reserves estimates or conduct a reserves audit, 3) report oil and gas reserves using an average price based upon the prior 12-month period rather than year-end prices. The new disclosure requirements are effective for financial statements for fiscal years ending on or after December 31, 2009. Early adoption is not permitted. Nippon Oil is currently assessing the impact, if any, that the adoption of the rule will have on its results of operations and financial position.

In April 2009, the FASB staff issued an FSP on SFAS No. 115-2 and SFAS No. 124-2, “Recognition and Presentation of Other-Than-Temporary Impairment.” This FSP amends the other-than-temporary impairment guidance for debt securities and improves the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This FSP requires an entity to recognize other-than-temporary impairment of a debt security if the entity has the intent to sell the debt security or if it is more likely than not the entity will be required to sell the debt security before recovery of its amortized cost basis. In addition, this FSP requires an entity to recognize the credit component of other-than-temporary impairment of a debt security in

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

earnings and the noncredit component in other comprehensive income when the entity does not intend to sell the debt security and if it is more likely than not that the entity will not be required to sell the debt security before recovery of its amortized cost basis. This FSP also requires additional disclosures regarding the calculation of credit losses, as well as factors considered in reaching a conclusion that an investment is not other than temporarily impaired. This FSP is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Nippon Oil has not completed the study of what effect this FSP will have on its results of operations and financial position.

In April 2009, the FASB staff issued an FSP on SFAS No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” This FSP provides an additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased and includes a guidance on identifying circumstances that indicate a transaction is not orderly. This FSP also amends the disclosure provisions of SFAS No. 157-4 to require entities to disclose on interim and annual periods the inputs and valuation techniques used to measure fair value. This FSP is effective prospectively for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Nippon Oil has not completed the study of what effect this FSP will have on its results of operations and financial position.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events.” SFAS No. 165 distinguishes between the date that the financial statements are issued from the date that the financial statements are available to be issued and requires disclosure of the date through which an entity has evaluated subsequent events on that basis. This disclosure should also highlight that an entity has not evaluated subsequent events after that date. SFAS No. 165 shall be effective for interim or annual financial periods ending after June 15, 2009. Nippon Oil does not expect SFAS No. 165 to have a significant impact on its results of operations and financial position.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R).” SFAS No. 167 changes the current FIN No. 46(R) guidance by modifying the characteristics for assessing a primary beneficiary to include entities that have the power to direct the activities of the variable interest entity which significantly impact its economic performance and the right to absorb losses or receive benefits that could potentially be significant to the entity. This must be reassessed on an ongoing basis. In addition, SFAS No. 167 amends the identification of variable interest entities by eliminating the scope exception for qualified special purpose entities and adding an additional reconsideration event for determining whether an entity is a variable interest entity. SFAS No. 167 is effective for the first annual reporting period beginning after November 15, 2009, and interim periods within that year. Early adoption is prohibited. Nippon Oil has not completed the study of what effect this FSP will have on its results of operations and financial position.

3.	Inventories

The components of inventory stated at the lower of cost or market are:

	March 31
	2009	2008

Merchandise and finished products	158,957	257,240
Crude oil	146,197	240,499
Crude oil and others in transit	101,188	328,862
Work in process	148,702	212,867
Raw materials and supplies	51,312	57,521
Real estate for sale	23,727	22,607

Total	630,083	1,119,596

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

For the years ended March 31, 2009 and 2008, inventories presented above are net of lower of cost or market adjustments of 30,027 million yen and 3,690 million yen, respectively, which were included in cost of sales in the consolidated statements of operations.

4.	Property, Plant, Equipment and Oil and Natural Gas Properties and Asset Retirement Obligations

Property, plant, equipment and oil and natural gas properties consist of the following:

	March 31
	2009		2008
		Accumulated		Accumulated
	Gross	Depreciation,	Gross	Depreciation,
	Carrying	Depletion and	Carrying	Depletion and
	Amount	Amortization	Amount	Amortization

Oil and natural gas properties
Subject to depreciation, depletion and amortization	467,449	333,154	439,056	240,882
Not subject to depreciation, depletion and amortization	20,940	—	59,258	—

Total oil and natural gas properties	488,389	333,154	498,314	240,882

Property, plant and equipment
Land	625,957	—	614,826	—
Buildings	881,049	589,337	843,321	570,959
Oil tanks	279,311	245,809	268,008	236,396
Machinery and equipment	1,812,472	1,398,739	1,679,588	1,280,997
Construction in progress	27,995	—	51,834	—

Total property, plant and equipment	3,626,784	2,233,885	3,457,577	2,088,352

Total	4,115,173	2,567,039	3,955,891	2,329,234

Depreciation, depletion and amortization expenses for the years ended March 31, 2009 and 2008 are 172,083 million yen and 150,483 million yen, respectively.

The following is a summary of Nippon Oil’s oil and natural gas properties not subject to depreciation, depletion and amortization as of March 31, 2009. Evaluation of most of these properties, and therefore the inclusion of their costs in the “full cost pool”, is expected to be completed within 5 years.

	Costs Incurred in the Year Ended March 31
	2009	2008	2007	Prior to 2007	Total

Acquisition costs	—	9,467	—	—	9,467
Exploration costs	3,060	5,244	2,523	646	11,473

Total oil and natural gas properties not subject to depreciation, depletion and amortization	3,060	14,711	2,523	646	20,940

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

Asset retirement obligations

The asset retirement obligations consist primarily of costs related to the disposal of assets. The following table summarizes changes in asset retirement obligations for the years ended March 31, 2009 and 2008:

Refining and marketing

Balance at April 1, 2007	9,297
Liabilities incurred	4,306
Accretion expense	80
Liabilities settled	(1,000)

Balance at March 31, 2008	12,683
Less current portion	(300)

Long-term portion	12,383

Balance at April 1, 2008	12,683
Liabilities incurred	1,975
Accretion expense	98
Liabilities settled	(1,000)

Balance at March 31, 2009	13,756
Less current portion	(200)

Long-term portion	13,556

Oil and natural gas E&P

Balance at April 1, 2007	37,745
Liabilities incurred	3,035
Accretion expense	1,804
Liabilities settled	(760)
Exchange difference	850

Balance at March 31, 2008	42,674
Less current portion	(1,271)

Long-term portion	41,403

Balance at April 1, 2008	42,674
Liabilities incurred	4,097
Revisions to cash flow estimates	739
Accretion expense	1,889
Liabilities settled	(1,158)
Exchange difference	(13,231)

Balance at March 31, 2009	35,010
Less current portion	(2,188)

Long-term portion	32,822

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

Nippon Oil cannot reasonably estimate the fair value of asset retirement obligations for certain oil and natural gas E&P assets as the specific timing of abandonment is not stipulated by laws or contract. Nippon Oil also cannot reasonably estimate the fair value of refining and marketing asset retirement obligations relating to certain oil refining facilities, oil storage facilities and company headquarters as Nippon Oil assumes that it will continue to use these assets indefinitely.

Included in the refining and marketing asset retirement obligations are those relating to service stations located on leased properties. Asset retirement obligations in relation to service stations are recorded based on the estimated costs that will be incurred at the time the lease periods are completed. Service stations subject to asset retirement obligations are stipulated in the lease agreements and Nippon Oil is required to return the leased properties in good condition at the end of lease terms. Included in the oil and natural gas E&P asset retirement obligations are costs of plugging the wells, and dismantling and removing oil and natural gas production facilities.

For assets that are expected to be sold in the future, asset retirement obligations are accrued based on the sale and purchase agreements at the time when the agreements are entered.

The current portions of asset retirement obligations were included in other current liabilities and the long-term portions were included in other non-current liabilities.

5.	Leases

Capital leases

Nippon Oil leases buildings, machinery and equipment under capital leases. Leased assets held under capital leases as of March 31, 2009 and 2008 are included in property, plant and equipment as follows:

	March 31
	2009	2008

Buildings	7,885	7,884
Machinery and equipment	15,740	10,984
Less accumulated amortization	(10,930)	(10,653)

Total	12,695	8,215

The following is a schedule by year of future minimum lease payments required under capital leases together with the present value of the net minimum lease payments as of March 31, 2009:

For the years ending March 31:
2010	2,396
2011	2,205
2012	2,101
2013	1,976
2014	1,853
2015 and thereafter	3,904

Total minimum lease payments	14,435
Less amounts representing interest	(283)
Present value of net minimum lease payments included in long-term debt	14,152

Less current portion	(2,396)

Long-term capital lease obligations	11,756

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

Amortization of leased assets under capital leases for the years ended March 31, 2009 and 2008 was 2,262 million yen and 1,888 million yen, respectively.

Operating leases

The following is a schedule by year of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease term in excess of one year as of March 31, 2009:

For the years ending March 31:
2010	1,068
2011	769
2012	671
2013	542
2014	517
2015 and thereafter	2,495

Total minimum rental payments	6,062

Rental expenses under operating leases for the years ended March 31, 2009 and 2008 were 17,428 million yen and 13,555 million yen, respectively.

6.	Sale and Leaseback Transaction

On January 31, 2008, Nippon Oil entered into a sale and leaseback of certain real estates properties held for rental purposes. The properties were sold to a consortium of investors for 42,319 million yen in total. Nippon Oil has accounted for this transaction in accordance with SFAS No. 98 “Accounting for Leases” and SFAS No. 66 “Accounting for Sales of Real Estate.” As part of the transaction, Nippon Oil provided non-recourse financing in the amount of 500 million yen to the acquiring entity in the form of a partnership interest. This interest represents a prohibited form of continuing involvement under SFAS No. 98. As a result, Nippon Oil accounted for the transaction using the financing method under SFAS No. 66.

Under the financing method, the book values of the real estate properties and related accumulated depreciation remain on the balance sheets and no sale was recognized. Instead, the sales prices of the properties were recorded as financing obligations and lease payments have been recognized as principal repayments and interest expenses associated with the financing obligations.

In accordance with the terms of the lease agreement, Nippon Oil is required to maintain restricted cash balances totaling 221 million yen with the landlord as rent deposits throughout the term of the lease agreement. The lease agreement and the sublease agreements between Nippon Oil and the third-party tenants of the properties are cancellable at any time.

7.	Loss on Impairment of Long-lived Assets

In accordance with the full cost method of accounting, Nippon Oil performs the ceiling test for oil and natural gas properties included in the full cost pool. At March 31, 2009, Nippon Oil’s net capitalized costs of proved oil and natural gas properties exceeded the estimated future net revenues discounted at 10% net of any consideration, and consequently an impairment loss was recorded predominantly in the United States of America and Southeast Asia. This impairment loss was primarily caused by the decline in commodity prices as of March 31, 2009 compared with March 31, 2008. No impairment loss was required to be recorded for the year ended March 31, 2008.

In connection with the overall deterioration of the economic environment during 2009 and 2008, Nippon Oil evaluated its long-lived assets (other than oil and gas properties) for impairment. These assets are grouped at the

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

lowest level for which there is identifiable cash flows that are largely independent of the cash flows of other groups of assets. For these assets, Nippon Oil performs impairment tests using available quoted market prices and present value techniques, if appropriate, based on the estimated future cash flows expected to result from the use of the assets and their eventual disposition. In measuring the amounts of impairment charges, the carrying amounts of the assets are compared to the present value of the expected future cash flows of the assets, as well as information about sales and purchases of similar assets in the same geographic area.

Nippon Oil recorded impairment losses on its land due to the continuous drop in the price of land in Japan in 2009 and 2008. Loss on impairment of long-lived assets other than oil and natural gas properties was primarily related to certain service stations that were closed down, idle and those service stations which were suffering from operating losses.

The impairment losses for the years ended March 31, 2009 and 2008 are as follows:

	Year Ended March 31
	2009	2008

Oil and natural gas properties
Properties based on full cost method of accounting	97,627	—

	97,627	—

Property, plant and equipment
Land	9,974	12,469
Buildings	1,055	5,241
Other	1,095	115

	12,124	17,825

Total impairment loss on long-lived assets	109,751	17,825

8.	Investment Securities

Debt and marketable equity securities

Available-for-sale securities are recorded at fair value, with unrealized gains and losses reported in other comprehensive income (loss) on a net of tax basis and held-to-maturity securities are recorded at amortized cost.

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

Investments in debt and marketable equity securities at March 31, 2009 and 2008 included in short-term investments (current assets) and investment securities (non-current assets) are summarized as follows:

	March 31
	2009				2008
			Gross	Gross			Gross	Gross
		Aggregate	Unrealized	Unrealized		Aggregate	Unrealized	Unrealized
	Cost*	Fair Value	Gains	Losses	Cost*	Fair Value	Gains	Losses

Current:
Held-to-maturity securities:
Debt securities	40,000	39,408	—	592	—	—	—	—

Total short-term investments in debt securities	40,000	39,408	—	592	—	—	—	—

Non-current:
Available-for-sale securities:
Debt securities	550	522	—	28	500	496	—	4
Equity securities	154,029	189,232	37,944	2,741	178,276	292,317	114,848	807

Total available-for-sale securities	154,579	189,754	37,944	2,769	178,776	292,813	114,848	811
Held-to-maturity securities:
Debt securities	5,862	6,318	456	—	46,087	46,360	489	216

Total held-to-maturity securities	5,862	6,318	456	—	46,087	46,360	489	216

Total investments in debt and equity securities	160,441	196,072	38,400	2,769	224,863	339,173	115,337	1,027

At March 31, 2009, the contractual maturities of available-for-sale and held-to-maturity securities are summarized as follows:

	March 31, 2009
	Available-for-Sale		Held-to-Maturity
		Aggregate		Aggregate
	Cost*	Fair Value	Cost*	Fair Value

Due in one year or less	—	—	40,000	39,408
Due after one year through five years	20	20	5,862	6,318
Due after five years through ten years	30	30	—	—
Due after ten years	500	472	—	—

	550	522	45,862	45,726

*	Cost represents amortized cost for held-to-maturity securities and acquisition cost for available-for-sale securities. The cost basis of the individual securities is written down to fair value as a new cost basis when an other-than-temporary impairment is recognized. See discussion below.

At March 31, 2009, debt securities classified as held-to-maturity mainly consist of corporate bonds and Japanese government bonds with maturities of five years. 40,000 million yen of corporate bonds included in those debt securities have been placed in an irrevocable trust, for the sole purpose of funding payments of principal and interest

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

of 40,000 million yen of unsecured bonds maturing in August 2009 (20,000 million yen) and December 2009 (20,000 million yen.)

Proceeds from sales of available-for-sale securities and the related gross realized gains and losses for the years ended March 31, 2009 and 2008 are as follows:

	Year Ended March 31
	2009	2008

Proceeds from sales of available-for-sale securities	760	9,604
Gross realized gains	34	7,739
Gross realized losses	12	12

Nippon Oil’s available-for-sale securities, classified by length of unrealized loss position at March 31, 2009 and 2008 follows:

	March 31, 2009
	Less Than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Aggregate	Unrealized	Aggregate	Unrealized	Aggregate	Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Debt securities	522	28	—	—	522	28
Equity securities	25,967	2,741	—	—	25,967	2,741

Total	26,489	2,769	—	—	26,489	2,769

	March 31, 2008
	Less Than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Aggregate	Unrealized	Aggregate	Unrealized	Aggregate	Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Debt securities	496	4	—	—	496	4
Equity securities	14,867	807	—	—	14,867	807

Total	15,363	811	—	—	15,363	811

Nippon Oil’s investment in available-for-sale securities in an unrealized holding loss position consisted of companies in various industries. The severity of decline in fair value below cost was 3% to 30% and the duration was less than 5 months. As a result of its evaluation of the individual severities and duration of these declines, Nippon Oil believes the fair value of these securities will recover in the near term. Based on that evaluation and Nippon Oil’s intent and ability to hold these investments for a reasonable period of time sufficient for a forecasted recovery of fair value, Nippon Oil did not consider these investments to be other-than-temporarily impaired at March 31, 2009.

For the years ended March 31, 2009 and 2008, Nippon Oil recorded realized losses of 32,065 million yen and 3,115 million yen, respectively, on write-downs of available-for-sale securities to reflect the decline in market value considered to be other-than-temporary for a portion of its marketable equity securities.

Non-marketable equity securities

Non-marketable equity securities representing investments in unlisted companies are carried at cost; however, if the fair value of an investment has declined and such decline is judged to be other-than-temporary, the investment is written down to its estimated fair value. Loss on write-downs of these investments recognized to reflect declines in

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

fair value considered to be other-than-temporary were 378 million yen and 320 million yen for the years ended March 31, 2009 and 2008, respectively.

Aggregate carrying amount of non-marketable equity securities accounted for the cost method totaled 23,138 million yen and 25,758 million yen as of March 31, 2009 and 2008, respectively. Investments with an aggregate carrying amount of 23,126 million yen at March 31, 2009 were not evaluated for impairment because it is not practicable to estimate the fair value of the investments due to lack of a market price and difficulty in estimating fair value without incurring excessive cost, and Nippon Oil did not identify any events or changes in circumstances that might have had significant adverse effects on their fair value.

9.	Business Combination

Kyushu Oil Co., Ltd.

Nippon Oil held 10% of the outstanding shares of Kyushu Oil Co., Ltd. (“Kyushu Oil”), which was engaged in the production, refining, and sale of petrochemical products. Kyushu Oil had one refinery and engaged in service station operations and sale of petrochemical products in the Kyushu region in Japan. On September 30, 2008, in order to strengthen Nippon Oil’s relationship with Kyushu Oil and competitiveness on a global basis, Nippon Oil acquired the remaining 90% interest in Kyushu Oil for 15,235 million yen in cash.

The results of operations of Kyushu Oil have been included in Nippon Oil’s consolidated statement of operations since the acquisition date.

Nippon Oil accounted for the acquisition under the purchase method. The purchase price of Kyushu Oil was allocated to the assets acquired and liabilities assumed based on the estimated fair values as of the acquisition date. Fair value of net assets acquired amounted to 17,195 million yen. The difference between fair value of net assets acquired and the purchase price resulted in an excess over cost of 1,960 million yen, which was allocated as a pro rata reduction of the amounts that otherwise would have been assigned to non-current assets acquired.

Supplemental pro forma information of revenue, income before extraordinary items, net income (loss), and earnings (loss) per share with assumed acquisition dates of Kyushu Oil as of April 1, 2008 and 2007 would not materially differ from the amounts reported in the accompanying consolidated statements of operations for the years ended March 31, 2009 and 2008.

10.	Variable Interest Entities

Nippon Oil participates in the Indonesian Tangguh LNG Project which engages in exploration, development, production, and marketing of natural gas products. In March 2006, a project finance corporation in which Nippon Oil provided 26.5% of capital investment was established in order to raise funds and execute financing to the project. The project finance corporation is funded by borrowing from banks to which Nippon Oil and other project participants who hold beneficial interests in the project provide guarantees. The project finance corporation is a variable interest entity because it was established with a nominal amount of equity, which was considered insufficient relative to the total amount of funds raised. Nippon Oil is not the primary beneficiary of the project finance corporation as Nippon Oil does not hold variable interests that absorb a majority of the expected losses or the expected residual returns.

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

The total assets of the project finance corporation and the carrying amount of Nippon Oil’s capital investment in the project finance corporation as of March 31, 2009 and 2008 are shown in the table below. Also Nippon Oil extended a guarantee for the project. The principal amounts of the guarantee and maximum exposure as of March 31, 2009 and 2008 were as follows:

	March 31
	2009			2008
		On-Balance			On-Balance
		Sheet Assets			Sheet Assets
		and Liabilities			and Liabilities
	Total		Maximum	Total		Maximum
	Assets	Investments	Exposure	Assets	Investments	Exposure

Project finance	97,977	3	3	114,155	3	3
Guarantees	—	—	20,764	—	—	13,733

Total	97,977	3	20,767	114,155	3	13,736

The differences between the amounts of the on-balance-sheet assets and liabilities and the maximum exposure to loss mainly comprised the difference between the principal amounts of the guarantee and the liabilities recognized in Nippon Oil’s balance sheets.

The amount of maximum exposure to loss was determined based on the carrying amounts of the on-balance-sheet assets and any off-balance-sheet exposure associated with the project finance corporation. These amounts represent maximum loss that Nippon Oil could incur and do not necessarily reflect likelihood or possibility of loss.

11.	Construction Contracts

Costs and estimated earnings and billings on uncompleted contracts as of March 31, 2009 and 2008 are as follows:

	Year Ended March 31
	2009	2008

Costs incurred on uncompleted contracts	37,048	46,783
Estimated earnings	1,580	3,729

	38,628	50,512
Less billings to date	(21,820)	(31,434)

	16,808	19,078
Included in accompanying balance sheets under the following captions:
Other current assets	21,417	24,897
Other current liabilities	(4,609)	(5,819)

	16,808	19,078

12.	Related Party Transactions

Nippon Oil did not have any material related party transactions as of and for the years ended March 31, 2009 and 2008.

Dividends received from affiliates accounted for the equity method for the years ended March 31, 2009 and 2008 were 8,063 million yen and 8,397 million yen, respectively.

Nippon Oil owns a 29% interest in Japan Oil Transportation Co., Ltd., a listed company on the Tokyo Stock Exchange, and accounts for this investment using the equity method. Nippon Oil also owns a 31% interest in Kyogoku Unyu Shoji Co., Ltd., a listed company on the JASDAQ, and also accounts for this investment using the equity method. The total market values of these investments at March 31, 2009 and 2008 were 2,121 million yen and

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

2,525 million yen, respectively and the total carrying amounts of these investments at March 31, 2009 and 2008 were 3,832 million yen and 4,111 million yen, respectively. As Nippon Oil intends to hold these investments indefinitely and expects the fair value to recover, the decline in fair value below the affiliates’ carrying amounts is deemed to be temporary.

13.	Fair Value

Effective April 1, 2008, Nippon Oil adopted SFAS No. 157, “Fair Value Measurements”, for all financial assets and liabilities measured and disclosed on a fair value basis. In accordance with FSP SFAS No. 157-2, “Effective date of SFAS No. 157”, the nonrecurring non financial assets and non financial liabilities for which Nippon Oil has not applied the provisions of SFAS No. 157 include property, plant and equipment which is measured at fair value for impairment.

SFAS No. 157 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, Nippon Oil considers the principal or most advantageous market in which Nippon Oil would transact and assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

Fair value hierarchy

SFAS No. 157 establishes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

For Nippon Oil, Level 1 inputs are used to measure marketable equity securities. When quoted prices are available in an active market, Nippon Oil uses the quoted market prices to measure the fair values of these marketable equity securities.

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data for substantially the full term of the assets or liabilities.

For Nippon Oil, Level 2 inputs are used to measure debt securities plain interest rate swaps, foreign currency forward contracts, certain commodity forward contracts, commodity options, and commodity swaps. Derivative contracts entered into by Nippon Oil are traded over-the-counter and valued using quotes obtained from counterparties or third parties, which are periodically validated by pricing models using observable market inputs. The valuation models and inputs vary depending on the types and contractual terms of the derivatives. The key inputs include interest rate yield curve, foreign currency exchange rate, volatility, credit quality of the counterparty or Nippon Oil and spot price of the underlying. These models are commonly accepted in the financial industry and key inputs to the models are readily observable from an actively quoted market.

Level 3 — Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

For Nippon Oil, Level 3 inputs are used to measure certain commodity forward contracts that are valued using non-binding quotes obtained from independent broker-dealers, where corroborated data is not available for all significant inputs into their proprietary valuation models that are based on discounted cash flows. The non-binding quotes from independent broker-dealers are validated by pricing models that include estimates

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

developed by using correlation to crude oil related indices, such as NYMEX WTI. Derivatives that are valued based on models with significant unobservable input are classified in Level 3 of the valuation hierarchy.

Assets/liabilities measured at fair value on a recurring basis

Assets and liabilities measured at fair value on a recurring basis, excluding accrued interest components, consisted of the following instruments as of March 31, 2009:

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in	Significant Other	Significant
	Active Markets for	Observable	Unobservable
	Identical Instruments	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total Balance

Assets
Marketable equity securities	189,232	—	—	189,232
Debt securities	—	522	—	522
Derivatives	—	3,082	22,298	25,380

Total assets measured at fair value	189,232	3,604	22,298	215,134

Liabilities
Derivatives	—	9,829	1,198	11,027

Total liabilities measured at fair value	—	9,829	1,198	11,027

The table below presents a reconciliation for all assets and liabilities measured at fair value on a recurring basis, excluding accrued interest components, using significant unobservable inputs (Level 3) for the year ended March 31, 2009:

Fair Value
Measurements Using
Significant Unobservable
Inputs (Level 3)
Derivatives

Balance at April 1, 2008	44,556
Total net losses (realized and unrealized) included in earnings	(8,842)
Purchase and settlements, net	(14,614)

Balance at March 31, 2009	21,100

The amount of total net losses for the period included in earnings attributable to the changes in unrealized gains or losses relating to assets and liabilities still held as of March 31, 2009	(28,013)

Gains and losses (realized and unrealized) from the derivatives classified in Level 3 of the valuation hierarchy included in earnings for the year ended March 31, 2009 are reported in cost of sales in the consolidated statement of operations.

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

14.	Fair Value of Financial Instruments

Summarized below is a comparison of the carrying amounts and fair value amounts of derivatives and other financial instruments as at March 31, 2009 and 2008. The following summary excludes cash and cash equivalents, time deposits, accounts receivable, short-term borrowings, and accounts payable where the differences between the carrying amounts and the fair values are not significant. The summary also excludes Investment securities which are disclosed in Note 8.

	March 31
	2009		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Foreign currency forward contracts	227	227	(1,165)	(1,165)
Interest rate swaps	(8,294)	(8,294)	(4,789)	(4,789)
Commodity related derivatives	22,420	22,420	18,339	18,339
Long-term debt (including current portion)	(933,518)	(935,516)	(759,489)	(761,403)

The following assumptions are used to estimate the fair value of the financial instruments in the above table.

Derivative financial instruments

The assumptions used to estimate derivative financial instruments, including foreign currency forward contracts, interest rate swaps, commodity related derivatives are discussed in Note 13.

Long-term debt (including current portion)

For certain unsubordinated and subordinated debt, the fair values are estimated based on quoted market prices of the debt instruments. The fair values of other long-term debt are estimated using a discounted cash flow model based on rates applicable to Nippon Oil for debt with similar terms and remaining maturities.

15.	Short-term Borrowings, Commercial Paper and Long-term Debt

Short-term borrowings are principally unsecured and generally represent borrowings from banks with the weighted-average interest rates of 1.3% and 2.2% for the year ended March 31, 2009 and 2008, respectively. The weighted-average interest rates of commercial paper are 0.6% and 0.7% for the year ended March 31, 2009 and 2008, respectively.

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

Long-term debt as of March 31, 2009 and 2008 is comprised of the following:

	March 31
	2009	2008

Loans from banks, life insurance companies and government agencies, due through March 2022 at interest rates ranging from 0.10% to 5.68%
Secured	18,615	78,786
Unsecured	635,556	452,597
Unsecured bonds denominated in yen, due through June 2018, at interest rates ranging from 0.90% to 2.48%	220,000	170,000
Unsecured Eurobonds denominated in yen, due through April 2013, at interest rates ranging from 1.16% to 1.62%	5,021	5,047
Financing obligation associated with sale and leaseback (Note 6)
Secured	40,174	41,860
Capital lease obligations
Due March 2009 to March 2016 with a weighted-average interest rate of 2.3%	14,152	11,199

	933,518	759,489
Less current portion	(90,167)	(85,233)

	843,351	674,256

Aggregate amounts of maturities of long-term debt during the next five years and thereafter are as follows:

Year Ending March 31,
2010	90,167
2011	90,504
2012	80,345
2013	101,946
2014	93,713
Thereafter	476,843

933,518

Pledged assets

As is customary in Japan, both short-term and long-term bank loans are made under general agreements that provide that securities and guarantees for present and future indebtedness will be given upon request of the bank, and that the bank shall have the right, as the obligations become due, or in the event of their default, to offset cash deposits against such obligations.

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

Assets pledged as of March 31, 2009 and 2008 as collateral for long-term debt or other debt are as follows:

	March 31
	2009	2008

Accounts and notes receivable, net	—	129
Land	256,783	223,386
Other property, plant and equipment, net	356,780	256,879
Investment securities	451	100,282
Long-term receivables (included in other non-current assets)	1,074	1,588

	615,088	582,264

Credit facilities

Nippon Oil has secured a commitment line contract with a syndicate of five banks in the amount of 100,000 million yen that can be used for general corporate purposes and another commitment line contract with a bank in the amount of 50,000 million yen in case of major earthquakes that may affect its facilities until March 2012. There were no borrowings under the commitment lines as of March 31, 2009. In addition, the Company and three foreign subsidiaries have secured a commitment line contract with a syndicate of three banks in the amount of US$200 million that can be used for general corporate purposes until March 2011. There were no borrowings under the commitment line as of March 31, 2009.

16.	Pension and Severance Benefits

Nippon Oil has defined benefit pension plans for the domestic employees who are entitled to receive lump-sum indemnities or/and pension payments upon retirement. The majority of pension plans of Nippon Oil are based on the “point-based benefits system.” Under the point-based benefits system, benefits are calculated based on the accumulated points allocated to the employees each year according to their job classifications and the length of service.

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

Reconciliations of beginning and ending funded status of the benefit obligation and the fair value of plan assets are as follows:

	Year Ended March 31
	2009	2008

Change in benefit obligation:
Benefit obligation at beginning of year	248,770	250,032
Service cost	6,348	6,279
Interest cost	5,081	5,264
Effect of newly acquired consolidated subsidiaries	6,967	—
Benefits paid	(15,048)	(14,729)
Actuarial (gains) losses	(11,573)	1,924

Benefit obligation at end of year	240,545	248,770

Change in plan assets:
Fair value of plan assets at beginning of year	189,904	204,326
Actual return on plan assets	(31,807)	(18,181)
Employer contributions	15,251	15,570
Effect of newly acquired consolidated subsidiary	3,734	—
Benefits paid	(12,355)	(11,811)

Fair value of plan assets at end of year	164,727	189,904

Funded status	75,818	58,866

Amounts included in the consolidated balance sheets as of March 31, 2009 and 2008 are as follows:

	March 31
	2009	2008

Other non-current assets	—	14

Pension and severance benefits	75,818	58,880

Nippon Oil uses its year-end as a measurement date.

Weighted-average assumptions used to determine benefit obligations:
Discount rate	2.3%	2.1%

Nippon Oil’s contributions for the year ending March 31, 2010 are expected to be approximately 15 billion yen.

Information for pension plans with accumulated benefit obligations in excess of plan assets and pension plans with project benefit obligations in excess of plan assets is as follows:

	March 31
	2009	2008

Plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligations	234,504	241,671
Plan assets	164,727	189,170
Plans with projected benefit obligations in excess of plan assets:
Projected benefit obligations	240,545	248,051
Plan assets	164,727	189,170

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

The weighted-average assumptions used to determine the net periodic benefit cost for the years ended March 31, 2009 and 2008 are as follows:

	Year Ended March 31
	2009	2008

Weighted-average assumptions:
Discount rate	2.1%	2.2%
Expected long-term return on plan assets	3.0%	3.0%

Net periodic benefit cost for pension plans for the year ended March 31, 2009 and 2008 consists of the following components:

	Year Ended March 31
	2009	2008

Service cost	6,348	6,279
Interest cost	5,081	5,264
Expected return on plan assets for the period	(4,497)	(5,334)
Recognized actuarial loss	474	—

Net periodic benefit cost	7,406	6,209

In addition to the net periodic benefit cost in the table above, Nippon Oil recorded charges of 2,765 million yen and 825 million yen for the year ended March 31, 2009 and 2008, respectively, due to voluntary termination benefits provided to employees related to early retirements.

The estimated net actuarial loss that will be amortized from accumulated other comprehensive (loss) income into net periodic benefit cost during the year ending March 31, 2010 is 5,234 million yen.

At March 31, 2009 and 2008, actuarial loss recognized in accumulated other comprehensive (loss) income but not recognized in net periodic pension cost are 49,695 million yen and 25,438 million yen, respectively.

To determine the expected long-term rate of return on plan assets, Nippon Oil considers current and expected asset allocations, as well as historical and expected long-term rate of return on various categories of plan assets. Nippon Oil’s investment strategy for benefit plan assets reflects a long-term view, a careful assessment of the risks inherent in various asset classes and broad diversification to reduce the risk of the portfolio. Nippon Oil primarily invests in funds that follow an index-based strategy to achieve its objectives of diversifying risks while minimizing costs. Studies are periodically conducted to establish the preferred target asset allocation.

Weighted-average pension plan asset allocations based on the fair value of such assets at March 31, 2009 and 2008 and target allocation by asset category are as follows:

	Year Ended March 31		Target
	2009	2008	Allocation

Domestic equity securities	19%	21%	22%
Domestic debt securities	51%	50%	49%
Foreign equity securities	11%	14%	14%
Foreign debt securities	14%	13%	11%
Other	5%	2%	4%

Total	100%	100%	100%

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

The expected benefit payments for Nippon Oil’s pension plans are as follows:

Year ending March 31,
2010	15,603
2011	15,559
2012	15,944
2013	16,553
2014	16,154
2015 through 2019	75,005

17.	Commitments and Contingencies

Litigation

Nippon Oil is subject to several legal proceedings and claims which have arisen in the ordinary course of business and have not been finally adjudicated. While the management of Nippon Oil believes that these actions will not have a material effect on its consolidated results of operations or financial position, ultimate liabilities from these actions, if any, cannot be estimated. Accordingly, no accrual for potential losses has been provided.

Purchase commitments

Following table shows a schedule of purchase commitments as of March 31, 2009.

	Payments Due by Year Ending March 31
	2010	2011-2014	2015-Beyond	Total

Firm capital commitments	25,864	7,325	—	33,189
Other purchase commitments	11,061	8,413	6,858	26,332

The firm capital commitments of 33,189 million yen relate to the commitment for the purchase of property, plant and equipment. Other purchase commitments of 26,332 million yen mainly pertain to short-term and long-term maintenance agreements for refinery equipment.

This table excludes commodity purchase obligations (volumetric commitments but no fixed or minimum price) which are processed into refined petroleum products or petrochemical products that are sold in Nippon Oil’s ordinary course of business.

Additionally, Nippon Oil has numerous long-term sales and purchase commitments in various business activities, all of which are expected to be fulfilled with no significant adverse consequences to Nippon Oil’s operations or financial condition. Nippon Oil did not have any other material unconditional purchase obligations that are noncancelable or cancelable under certain conditions.

Environmental liabilities

Nippon Oil is subject to extensive environmental protection laws and regulations in Japan and other jurisdictions, and compliance with existing and anticipated laws and regulations increases the overall cost of operating Nippon Oil’s businesses, including remediation, operating costs and capital costs to construct, maintain and upgrade equipment and facilities. However the existing laws and regulations did not result in significant liabilities or loss contingencies for remediation being recorded on Nippon Oil’s balance sheets as of March 31, 2009 and 2008.

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

Other contingencies

Nippon Oil provides guarantees in relation to certain obligations of its employees and affiliates. Guarantees provided to employees mainly relate to mortgage loans with contract periods of two to thirty years. Guarantees provided to affiliates mainly relate to project financing arrangements as well as borrowings used to finance their working capital, with contract periods ranging from one to fifteen years. Nippon Oil is liable for making payments on behalf of the guaranteed parties in the event they fail to fulfill the obligations under the contracts. Nippon Oil is exposed to a maximum potential future payment of 48,623 million yen and 65,232 million yen as of March 31, 2009 and 2008, respectively. The carrying amounts of the liability for Nippon Oil’s obligation under these guarantees were immaterial as of March 31, 2009 and 2008.

18.	Stockholders’ Equity

The Companies Act of Japan provides that an amount equal to 10% of distributions from retained earnings paid by the Company and its Japanese subsidiaries should be appropriated as a legal reserve. No further appropriations are required when the total amount of the capital surplus and the legal reserve equals 25% of their respective stated capital. The Companies Act of Japan also provides that capital surplus and legal reserve are available for appropriations by the resolution of the stockholders.

The amount available for dividends under the Companies Act of Japan is based on the amount recorded in Nippon Oil’s books of account in accordance with financial accounting standards of Japan. Such amount was 286,605 million yen and 297,129 million yen at March 31, 2009 and 2008, respectively.

Retained earnings at March 31, 2009 do not reflect current year-end dividends in the amount of 14,600 million yen which were approved at the Ordinary General Shareholders’ Meeting, held on June 23, 2009.

Cash dividends per share for the years ended March 31, 2009 and 2008 were 20 yen and 12 yen, respectively, based on dividends declared with respect to earnings for the periods.

Retained earnings at March 31, 2009 include 21,609 million yen relating to equity in undistributed earnings of companies accounted for by the equity method.

Changes in each component of accumulated other comprehensive income (loss) including income tax effects for the years ended March 31, 2009 and 2008 are comprised of the following:

	Year Ended March 31
	2009	2008

Unrealized gains (losses) on securities:
Balance at beginning of year	60,265	94,552
Unrealized losses on securities, net	(48,087)	(46,834)
Tax effects	19,817	18,894

Adjustments for year	(28,270)	(27,940)

Reclassification adjustments	(29,157)	(10,701)
Tax effects	11,864	4,354

Adjustments for year	(17,293)	(6,347)

Balance at end of year	14,702	60,265

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

	Year Ended March 31
	2009	2008

Pension liability adjustment:
Balance at beginning of year	(15,065)	—
Pension liability adjustment	(24,879)	(25,517)
Tax effects	10,179	10,452

Adjustments for year	(14,700)	(15,065)

Reclassification adjustments	474	—
Tax effects	(194)	—

Adjustments for year	280	—

Balance at end of year	(29,485)	(15,065)

Foreign currency translation adjustments:
Balance at beginning of year	9,523	10,812
Foreign currency translation adjustments	(82,691)	(1,262)
Tax effects	2,713	(27)

Adjustments for year	(79,978)	(1,289)

Balance at end of year	(70,455)	9,523

Accumulated other comprehensive (loss) income — Total:
Balance at beginning of year	54,723	105,364
Accumulated other comprehensive (loss) income — Total	(184,340)	(84,314)
Tax effects	44,379	33,673

Adjustments for year	(139,961)	(50,641)

Balance at end of year	(85,238)	54,723

Amounts allocable to the minority interests in the equity of a subsidiary are deducted from the net-of-tax amount for unrealized gains (losses) and the pension liability adjustment arising during the period.

19.	Income Taxes

Nippon Oil is subject to a number of different income tax rates, which, in the aggregate, resulted in a statutory tax rate in Japan of approximately 40.7% in the fiscal years ended March 31, 2009 and 2008.

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

The (loss) income before income taxes, minority interest, and equity income by domestic and foreign source and income tax expense (benefit) for the years ended March 31, 2009 and 2008 consisted of the following:

	Year Ended March 31
	2009	2008

(Loss) income before income taxes, minority interest and equity in earnings of affiliates:
Domestic	(489,709)	124,346
Foreign	33,578	93,907

Total	(456,131)	218,253

Income taxes-current:
Domestic	(8,614)	(53,350)
Foreign	(34,780)	(35,565)

Sub total	(43,394)	(88,915)

Income taxes-deferred:
Domestic	200,877	(4,585)
Foreign	(9,316)	(1,027)

Sub total	191,561	(5,612)

(Benefit) provision for income taxes	148,167	(94,527)

Reconciliations of the differences between the statutory tax rates and the effective tax rates are as follows:

	Year Ended March 31
	2009	2008

Statutory tax rate	(40.7)%	40.7%
Increase (decrease) in taxes resulting from:
Non-deductible expenses	0.7	1.1
Non-taxable dividend income	(1.1)	(1.7)
Difference in statutory tax rates	0.6	1.8
Changes in valuation allowance	9.3	0.9
Other	(1.3)	0.5

	(32.5)%	43.3%

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

The tax effects of temporary differences and tax loss carryforwards which result in deferred tax assets and liabilities at March 31, 2009 and 2008, are as follows:

	Year Ended March 31
	2009	2008

Deferred tax assets:
Impairment of property, plant and equipment and oil and natural gas properties	77,336	51,872
Pension and severance benefits	31,386	24,130
Net operating loss carryforwards	233,703	24,199
Impairment of investment securities	36,342	22,253
Depreciation	9,809	10,795
Allowance for doubtful accounts	5,080	3,411
Other	77,404	93,596

Gross deferred tax assets	471,060	230,256
Less valuation allowance	(149,219)	(100,166)

Total deferred tax assets	321,841	130,090

Deferred tax liabilities:
Business combinations	(84,297)	(76,590)
Net unrealized appreciation on securities	(29,191)	(60,788)
Tax reserves taken against differences in basis for depreciation and other properties	(50,669)	(57,763)
Derivatives	(6,673)	(15,371)
Excess amounts over the tax basis of investments in foreign subsidiaries and affiliates	(5,468)	(8,369)
Depreciation	(15,490)	(5,753)
Other	(69,716)	(52,911)

Gross deferred tax liabilities	(261,504)	(277,545)

Net deferred tax assets (liabilities)	60,337	(147,455)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and net operating losses available to be utilized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that Nippon Oil will realize the benefits of these deductible differences and net operating loss carryforwards, net of the existing valuation allowances at March 31, 2009 and 2008. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

The valuation allowance mainly relates to deferred tax assets of certain consolidated subsidiaries with operating loss carryforwards and tax credit carryforwards for tax purposes that are not expected to be realized.

At March 31, 2009, Nippon Oil had a total valuation allowance against its deferred tax assets of 149,219 million yen. 1,910 million yen of the valuation allowance relates to acquired deferred tax assets for which subsequently

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

recognized tax benefits will be allocated to reduce goodwill or other non-current intangible assets. The net changes in the total valuation allowance for the years ended March 31, 2009 and 2008 was an increase of 49,053 million yen and a decrease of 1,792 million yen, respectively. Foreign subsidiaries are subject to income taxes of the countries in which they operate.

As of March 31, 2008, deferred income taxes have not been recognized for excess amounts over the tax basis of investments in foreign subsidiaries that are considered to be reinvested indefinitely, because such differences will not reverse in the foreseeable future totaling 91,884 million yen. The unrecognized deferred tax liabilities as of March 31, 2008 for such temporary differences can not be determined.

At March 31, 2009, the Company and certain domestic subsidiaries had operating loss carryforwards aggregating approximately 565,333 million yen, which expire as follows:

	Loss	Tax Credit
	Carryforwards	Carryforwards

Year ending March 31
2010	10,580	1,074
2011	13,775	502
2012	2,374	—
2013	188	—
2014	4,709	—
2015	4,588	—
2016 and thereafter	529,119	—
No definite expiration date	—	—

Total	565,333	1,576

Foreign subsidiaries had net operating loss carryforwards of approximately 14,887 million yen, which expire in varying amounts through the year 2028. These net operating loss carryforwards which expire within 1 to 5 years, 6 to 10 years and thereafter are 3,925 million yen, 518 million yen and 10,444 million yen, respectively.

A summary of the activities associated with Nippon Oil’s FIN No. 48 reserve for unrecognized tax benefits, interest and penalties follows:

	Unrecognized
	Tax Benefits	Interest	Penalties

Balance at April 1, 2007	41	1	3
Additions based on tax positions related to the current year	744	—	55
Additions for tax positions of prior years	—	1	—

Balance at March 31, 2008	785	2	58

Additions for tax positions of prior years	—	10	—
Settlements	(489)	—	(36)

Balance at March 31, 2009	296	12	22

Although Nippon Oil believes its estimates and assumptions of unrecognized tax benefits are reasonable, given the uncertainty regarding when tax authorities will complete their examinations, the items subject to their examinations and the possible outcomes of their examinations, an accurate estimate of significant increases or decreases that may occur within the next twelve months cannot be made at this time. Based on the items of which Nippon Oil is aware at

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

March 31, 2009, any change to the unrecognized tax benefits that, if recognized, would affect the effective tax rate is not expected to be significant.

Nippon Oil remains subject to examinations by the tax authorities of the various jurisdictions including Japan (from fiscal year 2003), the United States of America (from fiscal year 2005), Malaysia (from fiscal year 2006) and the other countries (from fiscal year 2001).

20.	Research and Development Costs

Research and development costs incurred for the years ended March 31, 2009 and 2008 are as follows:

	Year Ended March 31
	2009	2008

Refining and marketing	11,447	11,740
Others	864	953

Total research and development costs	12,311	12,693

21.	Earnings per Share

Earnings per share amounts are calculated by dividing net (loss) income applicable to common stock by the weighted average number of shares outstanding during the year. The average number of shares outstanding excludes treasury shares. A reconciliation of the numerators and denominators of the basic net income per share computation is as follows:

	Year Ended March 31
	2009	2008

Net (loss) income available to common shareholders (millions of yen)	(295,990)	128,025
Weighted average common shares outstanding (thousands of shares)	1,450,858	1,452,836

Net (loss) income per share (yen)	(204.01)	88.12

Diluted net income per share is not calculated herein since Nippon Oil had no potential common shares, which have dilutive effect issuable upon conversion of convertible bonds, outstanding for the years ended March 31, 2009 and 2008.

22.	Segment Information

Nippon Oil’s business is divided into the following four operating segments: Refining and Marketing, Oil and Natural Gas E&P (Exploration and Production), Construction, and Other which have been identified in accordance with SFAS No. 131. “Disclosures about Segments of an Enterprise and Related Information.” The Refining and Marketing segment engages in the manufacturing and sales of gasoline, naphtha, kerosene, diesel fuel, heavy fuels, petrochemical products (paraxylene, benzene), plastics and others; the Oil and Natural Gas E&P segment engages in the exploration and production of oil, including Canadian oil sands, and natural gas; the Construction segment engages in paving, civil engineering and construction; and the Other segment is comprised of various other businesses such as leasing, finance, insurance, data processing and others.

These operating segments engage in activities (a) from which revenues are earned and expenses are incurred; (b) whose operating results are regularly reviewed by the chief operating decision maker (“CODM”), who makes decisions about resources to be allocated to the segments and to assess their performance; and (c) for which discrete financial information is available.

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

Nippon Oil evaluates the performance of its operating segments based on the measure of ordinary income, which is determined in accordance with the accounting principles generally accepted in Japan (“Japan GAAP”). Ordinary income is a widely used measure in Japan for evaluating the core profitability of a company’s operations, and forms the basis of the internal reporting which is used by senior management to make resource allocation decisions. It is defined as a segment’s net income before extraordinary and unusual gains and losses (as such terms are defined under Japan GAAP), taxes and minority interest and is calculated by subtracting segment operating expenses from segment revenues (before the elimination of inter-segment transactions); and adding or deducting non-operating income and expense.

Inter-segment revenues are at prices that approximate market prices.

No single customer accounted for 10 percent or more of Nippon Oil’s consolidated revenues for the years ended March 31, 2009 and 2008.

The business and geographical segment information of Nippon Oil for the years ended March 31, 2009 and 2008 is summarized as follows:

	Refining	Oil and				Segments
	and	Natural				Total after	GAAP	Consolidated
	Marketing	Gas E&P	Construction	Other	Eliminations	Eliminations	Adjustments	Total

Year ended March 31, 2009
Revenues from third parties	6,760,526	218,623	356,540	53,545	—	7,389,234	(1,020,810)	6,368,424
Depreciation, depletion and amortization	123,881	39,711	6,318	767	(571)	170,106	1,977	172,083
Ordinary (loss) income	(411,301)	121,078	8,599	6,249	(74)	(275,449)	N/A	N/A
Capital expenditures	94,688	75,163	8,675	991	—	179,517	(5,897)	173,620
Total assets	3,218,078	489,758	359,281	51,549	(148,936)	3,969,730	17,085	3,986,815
Year ended March 31, 2008
Revenues from third parties	6,862,068	234,889	370,975	56,058	—	7,523,990	(975,181)	6,548,809
Depreciation, depletion and amortization	95,989	45,229	5,805	5,579	(252)	152,350	(1,867)	150,483
Ordinary income	153,950	111,300	7,163	5,207	(1,953)	275,667	N/A	N/A
Capital expenditures	86,555	125,822	10,650	4,364	—	227,391	35,259	262,650
Total assets	3,711,223	583,122	395,324	46,483	(141,955)	4,594,197	124,980	4,719,177

The GAAP adjustments to reconcile segment revenues, depreciation and amortization, ordinary (loss) income and total assets from management reports information shown above, to U.S. GAAP amounts included in the accompanying consolidated financial statements are explained as follows:

GAAP adjustments to reconcile revenues

The GAAP reconciliation adjustment to reconcile revenues from third parties to revenues recorded in the consolidated statements of operations primarily relates to the netting of buy/sell transactions of petroleum products. In accordance with U.S. GAAP, these transactions are presented on a net basis.

GAAP adjustments to reconcile depreciation, depletion and amortization

The GAAP reconciliation adjustment to reconcile depreciation, depletion and amortization to depreciation, depletion and amortization recorded in the consolidated statements of operations primarily relates to the change in the useful lives of assets and the depreciation method.

NIPPON OIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

GAAP and other adjustments to reconcile ordinary income to consolidated (loss) income before income taxes, minority interest and equity in earnings of affiliates

The reconciliation of total segments ordinary loss (income) to loss (income) before income taxes, minority interests and equity in earnings of affiliates for the years ended March 31, 2009 and 2008 is presented below.

	Year Ended March 31
	2009	2008

Ordinary (loss) income	(275,449)	275,667
GAAP adjustments or reclassifications:
Impairment of oil and natural gas properties	(97,627)	—
Depreciation, depletion and amortization of oil and natural gas properties	(20,064)	(12,927)
Other than temporary impairment of investment securities	(24,581)	(2,916)
Unrealized loss on derivative financial instruments, net	(21,067)	(4,924)
Sale and leaseback transaction	—	(14,261)
Equity in earnings of affiliates included in ordinary income	(10,362)	(7,674)
Impairment of property, plant and equipment	(12,124)	(17,825)
Other GAAP adjustment or reclassifications	5,143	3,113

Consolidated (loss) income before income taxes, minority interest and equity in earnings of affiliates	(456,131)	218,253

GAAP adjustments to reconcile Total assets

The GAAP adjustments to reconcile segment Total assets to the consolidated Total assets in the consolidated balance sheets primarily relate to the purchase accounting for acquisitions, the recognition of the securitization of trade accounts receivable, the accounting for securities investments and the change in the depreciation method.

Geographic information

Revenues

	Year Ended March 31
	2009	2008

Japan	5,529,867	5,814,583
Overseas	838,557	734,226

Total	6,368,424	6,548,809

Revenues are attributed to each region based on where the customers are located.

Property, plant, equipment and oil and natural gas properties, net

	Year Ended March 31
	2009	2008

Japan	1,343,682	1,287,189
Overseas	204,452	339,468

Total	1,548,134	1,626,657

NIPPON OIL CORPORATION

SUPPLEMENTAL INFORMATION ON OIL AND NATURAL GAS
EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)
(Yen amounts in tables stated in millions)

The supplementary information on oil and natural gas exploration and production activities is presented as required by SFAS No. 69, “Disclosures about Oil and Gas Producing Activities” and the regulations of the U.S. Securities and Exchange Commission. The supplemental information includes capitalized costs relating to oil and natural gas producing activities; costs incurred in oil and natural gas property acquisition, exploration and development activities; and the results of operations from oil and natural gas producing activities. Supplemental information is also provided for oil and natural gas reserves; the standardized measure of discounted future net cash flows associated with proved oil and natural gas reserves; and a summary of the changes in the standardized measure of discounted future net cash flows associated with proved oil and natural gas reserves.

Capitalized costs relating to oil and natural gas producing activities

	Year Ended March 31
	2009	2008

Oil and natural gas properties
Proved	460,265	431,351
Unproved	28,124	66,963

Total oil and natural gas properties	488,389	498,314

Less accumulated depreciation and depletion	(333,154)	(240,882)

Net oil and natural gas properties capitalized costs	155,235	257,432

Proportional interest of net capitalized costs of equity companies	80,608	16,442

Costs incurred in oil and natural gas property acquisition, exploration and development activities

		United	United	Southeast		Other
	Total	States	Kingdom	Asia	Oceania	International*

During the year ended March 31, 2008
Property acquisition costs
Proved	21,039	21,039	—	—	—	—
Unproved	50,350	50,350	—	—	—	—
Exploration costs	34,418	22,088	840	6,970	371	4,149
Development costs	21,578	—	3,446	14,260	3,872	—

Total costs incurred for consolidated subsidiaries	127,385	93,477	4,286	21,230	4,243	4,149

Proportional interest of costs incurred of equity companies	5,088	—	4,079	28	981	—

During the year ended March 31, 2009
Property acquisition costs
Proved	—	—	—	—	—	—
Unproved	—	—	—	—	—	—
Exploration costs	38,131	26,445	2,588	7,037	1,304	757
Development costs	33,177	—	2,388	29,055	1,734	—

Total costs incurred for consolidated subsidiaries	71,308	26,445	4,976	36,092	3,038	757

Proportional interest of costs incurred of equity companies	86,657	—	916	577	85,164	—

*	Other International primarily represents Nippon Oil’s exploration and development activities in Mid East and Africa.

NIPPON OIL CORPORATION

SUPPLEMENTAL INFORMATION ON OIL AND NATURAL GAS
EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)
(Yen amounts in tables stated in millions except for per Barrel of oil equivalent data)

Results of operations for oil and natural gas producing activities

		United	United	Southeast
	Total	States	Kingdom	Asia	Oceania

Year ended March 31, 2008
Revenue
Sales to third parties	162,809	28,965	17,363	92,904	23,577

Production costs	(26,519)	(7,635)	(5,395)	(11,357)	(2,132)
Depreciation and depletion	(52,289)	(17,164)	(3,714)	(23,868)	(7,543)
Income tax expenses	(30,641)	(1,458)	(4,127)	(20,885)	(4,171)

Results of producing activities for consolidated subsidiaries	53,360	2,708	4,127	36,794	9,731

Proportional interest in results of producing activities of equity companies	5,888	—	3,411	1,719	758

Depreciation, depletion and amortization per Barrel of oil equivalent in yen	1,375	3,802	1,422	840	3,027

Impairment due to full cost ceiling	—	—	—	—	—

Year ended March 31, 2009
Revenue
Sales to third parties	168,982	27,494	26,848	105,332	9,308

Production costs	(40,773)	(8,124)	(8,989)	(19,367)	(4,293)
Depreciation and depletion	(52,596)	(15,983)	(8,227)	(24,847)	(3,539)
Income tax expenses	(27,891)	(1,185)	(4,132)	(22,131)	(443)

Results of producing activities for consolidated subsidiaries	47,722	2,202	5,500	38,987	1,033

Proportional interest in results of producing activities of equity companies	5,223	—	2,699	1,929	595

Depreciation, depletion and amortization per Barrel of oil equivalent in yen	1,590	4,890	2,117	996	3,793

Impairment due to full cost ceiling	97,627	86,325	698	7,951	2,653

NIPPON OIL CORPORATION

SUPPLEMENTAL INFORMATION ON OIL AND NATURAL GAS
EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

Oil and natural gas reserves

Oil and natural gas proved reserves cannot be measured exactly. Reserve estimates are based on many factors related to reservoir performance that require evaluation by the engineers interpreting the available data, as well as price and other economic factors. The reliability of these estimates at any point in time depends on both the quality and quantity of the technical and economic data, and the production performance of the reservoirs, and engineering judgment. Consequently, reserve estimates are subject to revision if additional data becomes available during the producing life of a reservoir. When a commercial reservoir is discovered, proved reserves are initially determined based on limited data from the first well or wells. Subsequent data may better define the extent of the reservoir and additional production performance. Well tests and engineering studies will likely improve the reliability of the reserve estimate. The evolution of technology may also result in the application of improved recovery techniques such as supplemental or enhanced recovery projects, or both, which have the potential to increase reserves.

Proved oil and natural gas reserves are the estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. Proved developed reserves are those reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are those reserves which are expected to be recovered from new wells on undrilled acreage or from existing wells where relatively major expenditure is required.

Proved reserve estimates were based on reports prepared by DeGolyer and MacNaughton, an independent engineering consultant. Nippon Oil’s reserve estimates were prepared for each oil and natural gas field within oil and natural gas regions and adjusted for the estimated effects of using prices and costs prevailing at the end of the period. Nippon Oil’s reserve estimates include only crude oil and natural gas, which Nippon Oil believes can be reasonably produced within the current terms of production licenses.

NIPPON OIL CORPORATION

SUPPLEMENTAL INFORMATION ON OIL AND NATURAL GAS
EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)
(Yen amounts in tables stated in millions, expect for per Barrel of oil equivalent data)

Estimated quantities of net proved oil and natural gas reserves and of changes in net quantities of proved developed and undeveloped reserves for each of the periods indicated are as follows:

	Total		United States		United Kingdom		Southeast Asia		Oceania
	Oil and	Natural	Oil and	Natural	Oil and	Natural	Oil and	Natural	Oil and
	NGL	Gas	NGL	Gas	NGL	Gas	NGL	Gas	NGL
	(Mbbl)	(MMcf)	(Mbbl)	(MMcf)	(Mbbl)	(MMcf)	(Mbbl)	(MMcf)	(Mbbl)

Net proved developed and undeveloped reserves
April 1, 2007	42,218	1,552,756	5,358	111,249	6,758	30,137	26,083	1,411,370	4,019
Revisions	4,954	31,095	425	2,279	36	5,299	4,255	23,517	238
Purchases of minerals in place	10,306	6,185	10,306	6,185	—	—	—	—	—
Extensions and discoveries	560	107,326	—	—	—	—	560	107,326	—
Production	(11,539)	(208,793)	(2,268)	(17,037)	(1,128)	(5,150)	(6,087)	(186,606)	(2,056)

March 31, 2008	46,499	1,488,569	13,821	102,676	5,666	30,286	24,811	1,355,607	2,201
Revisions	1,688	6,003	129	2,684	350	(6,980)	932	10,299	277
Purchases of minerals in place	7,424	9,566	—	—	7,424	9,566	—	—	—
Production	(11,145)	(122,554)	(1,324)	(11,571)	(2,650)	(7,162)	(6,093)	(103,821)	(1,078)

March 31, 2009	44,466	1,381,584	12,626	93,789	10,790	25,710	19,650	1,262,085	1,400

Proportional interest in proved reserves of equity companies
As of March 31, 2008	6,538	117,207	—	—	3,712	4,783	1,785	112,424	1,041

As of March 31, 2009	9,986	101,266	—	—	—	—	1,812	101,266	8,174

Proved developed reserves, included above, as of March 31, 2008
Consolidated subsidiaries	33,231	547,388	5,947	67,669	4,784	29,788	20,299	449,931	2,201

Equity companies	5,760	92,108	—	—	3,550	4,703	1,455	87,405	755

Proved developed reserves, included above, as of March 31, 2009
Consolidated subsidiaries	32,990	529,682	4,783	59,949	9,325	25,591	17,482	444,142	1,400

Equity companies	7,824	77,884	—	—	—	—	1,462	77,884	6,362

NIPPON OIL CORPORATION

SUPPLEMENTAL INFORMATION ON OIL AND NATURAL GAS
EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)
(Yen amounts in tables stated in millions)

Standardized measure of discounted future cash flows

As required by the SFAS No. 69, the standardized measure of discounted future net cash flows is computed by applying year-end prices, costs and legislated tax rates and discounting the net cash flows at 10 percent to net proved reserves. The standardized measure includes costs for future dismantlement, abandonment and rehabilitation obligations. The standardized measure is determined based on factors prescribed by the Financial Accounting Standards Board and therefore does not reflect Nippon Oil’s expected future cash flows to be obtained from the development and production of its oil and natural gas properties or of the value of its proved oil and natural gas reserves. The standardized measure is prepared on the basis of certain prescribed assumptions including year-end prices, which represent a single point in time and therefore may cause significant variability in cash flows from year to year as prices change.

		United	United	Southeast
	Total	States	Kingdom	Asia	Oceania

March 31, 2008
Future cash inflows	956,804	234,937	77,135	621,465	23,267
Future production and development costs	(300,225)	(79,170)	(34,586)	(171,586)	(14,883)
Future income tax expenses	(233,286)	—	(24,752)	(202,635)	(5,899)

Future net cash flows	423,293	155,767	17,797	247,244	2,485
10% annual discount for estimated timing of cash flows	(142,213)	(47,502)	(3,085)	(92,242)	616

Standardized measure of discounted future net cash flows	281,080	108,265	14,712	155,002	3,101

Proportional interest in standardized measure of discounted future net cash flows of equity companies	33,153	—	16,507	13,098	3,548

March 31, 2009
Future cash inflows	473,113	93,179	62,846	309,856	7,232
Future production and development costs	(215,573)	(69,303)	(33,748)	(105,644)	(6,878)
Future income tax expenses	(102,448)	—	(10,337)	(90,500)	(1,611)

Future net cash flows	155,092	23,876	18,761	113,712	(1,257)
10% annual discount for estimated timing of cash flows	(47,460)	(6,174)	(2,036)	(40,014)	764

Standardized measure of discounted future net cash flows	107,632	17,702	16,725	73,698	(493)

Proportional interest in standardized measure of discounted future net cash flows of equity companies	20,155	—	—	12,087	8,068

NIPPON OIL CORPORATION

SUPPLEMENTAL INFORMATION ON OIL AND NATURAL GAS
EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)
(Yen amounts in tables stated in millions)

The following are the principal sources of change in the standardized measure of discounted future net cash flows:

	Year Ended March 31
	2009	2008

Present value, beginning of the period	281,080	163,382
Sales and transfers of oil and gas produced, net of production costs	(108,347)	(100,943)
Net changes in prices and production costs	(276,910)	183,094
Extensions, discoveries and improved recovery	—	29,505
Development costs incurred during the period	39,343	14,657
Revisions of previous quantity estimates	(4,288)	48,858
Change in estimated development costs	11,557	(62,995)
Purchase or (sales) of minerals in place	33,127	57,751
Accretion of discount	57,673	36,139
Net change in income taxes	76,900	(33,476)
Other	(2,503)	(54,892)

End of the period	107,632	281,080

SCHEDULE II

NIPPON OIL CORPORATION

VALUATION AND QUALIFING ACCOUNTS
(Yen amounts in tables stated in millions)

	Balance at	Additions
	Beginning of	Charged to	Bad Debts	Balance at
	Year	Expenses	Written off	End of Year

Year ended March 31, 2009
Allowance for doubtful accounts	9,636	2,344	(2,038)	9,942

Year ended March 31, 2008
Allowance for doubtful accounts	11,200	1,485	(3,049)	9,636

	Balance at
	Beginning of				Balance at
	Year	Additions	Deductions	Other	End of Year

Year ended March 31, 2009
Valuation allowance — Deferred tax assets	100,166	50,388	(8,705)	7,370	149,219

Year ended March 31, 2008
Valuation allowance — Deferred tax assets	101,958	2,744	(4,536)	—	100,166

NIPPON OIL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	Yen in millions
	September 30,	March 31,
	2009	2009

ASSETS
Current assets:
Cash and cash equivalents	177,248	217,091
Short-term investments	20,000	40,000
Accounts and notes receivable, net:
Trade	590,741	598,149
Other	85,171	176,153
Inventories	744,869	630,083
Deferred income taxes	51,402	58,866
Other current assets	73,189	80,029

Total current assets	1,742,620	1,800,371

Non-current assets:
Property, plant, equipment and oil and natural gas properties, net	1,540,194	1,548,134
Investment in affiliates	151,976	138,975
Investment securities	252,923	218,754
Deferred income taxes	157,069	166,470
Other non-current assets	118,203	114,111

Total non-current assets	2,220,365	2,186,444

Total assets	3,962,985	3,986,815

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts and notes payable	373,745	366,516
Short-term debt	725,729	642,298
Current portion of long-term debt	98,898	90,167
Accrued expenses	38,998	43,504
Excise taxes payable	262,453	324,299
Income taxes payable	35,680	29,796
Other current liabilities	378,767	448,233

Total current liabilities	1,914,270	1,944,813

Non-current liabilities:
Long-term debt, less current portion	806,335	843,351
Pension and severance benefits	68,548	75,818
Deferred income taxes	144,787	156,093
Other non-current liabilities	90,867	83,001

Total non-current liabilities	1,110,537	1,158,263

Total liabilities	3,024,807	3,103,076

Commitments and contingencies
Stockholders’ equity:
Common stock, no par value (5,000,000 thousand shares authorized, 1,464,508 thousand shares issued)	139,437	139,437
Capital surplus	275,698	275,699
Retained earnings	506,383	480,454
Accumulated other comprehensive loss	(55,852)	(85,238)
Treasury stock, at cost (15,225 thousand shares and 15,097 thousand shares at September 30 and March 31, 2009, respectively)	(8,140)	(8,073)

Equity attributable to Nippon Oil Corporation	857,526	802,279
Noncontrolling interests	80,652	81,460

Total equity	938,178	883,739

Total liabilities and equity	3,962,985	3,986,815

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NIPPON OIL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Yen in millions
	Six Months Ended September 30
	2009	2008

Revenues	2,254,237	3,743,210
Cost of sales	(2,048,323)	(3,588,700)
Selling, general and administrative expenses	(130,483)	(136,370)
Loss on disposition of property, plant and equipment, net	(8,185)	(1,636)
Loss on impairment of property, plant, equipment and oil and natural gas properties	(10,502)	(6,507)

Operating income	56,744	9,997
Interest expense, net	(9,972)	(12,284)
Foreign currency exchange gain, net	12,466	1,808
Dividend income	4,444	8,332
Other income, net	37	2,266

Income before income taxes and equity in earnings of affiliates	63,719	10,119
Provision for income taxes	(26,944)	(3,862)
Equity in earnings of affiliates	5,601	4,674

Net income	42,376	10,931
Less: Net income attributable to noncontrolling interests	(1,846)	(476)

Net income attributable to Nippon Oil Corporation	40,530	10,455

	Yen

Net income per share attributable to Nippon Oil Corporation:	27.96	7.20

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NIPPON OIL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Yen in millions
	Six Months Ended September 30
	2009	2008

Cash flows from operating activities:
Net income	42,376	10,931
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	76,122	82,124
Loss on impairment of property, plant, equipment and oil and natural gas properties	10,502	6,507
Equity in earnings of affiliates, net of dividends received	(1,684)	1,682
Changes in assets and liabilities:
Accounts and notes receivable — trade, net	7,783	58,951
Inventories	(114,507)	(201,501)
Trade accounts and notes payable	5,145	(74,574)
Pension and severance benefits	(4,916)	(5,373)
Other	(10,620)	(3,632)

Net cash provided by (used in) operating activities	10,201	(124,885)
Cash flows from investing activities:
Acquisition of investment securities and investment in affiliates	(14,684)	(62,417)
Purchases of property, plant, equipment and oil and natural gas properties	(78,261)	(81,242)
Proceeds from sales of property, plant and equipment	1,912	4,203
Acquisition of Kyushu Oil Co., Ltd., net of cash acquired	—	(13,169)
Other	(11,232)	3,649

Net cash used in investing activities	(102,265)	(148,976)
Cash flows from financing activities:
Increase in short-term debt, net	68,988	262,280
Proceeds from issuance of long-term debt	9,258	161,831
Payments of long-term debt	(21,294)	(59,043)
Cash dividends paid to common stock	(14,600)	(8,783)
Other	(1,190)	(3,096)

Net cash provided by financing activities	41,162	353,189
Effect of exchange rate changes on cash and cash equivalents	11,059	(9,709)

Net (decrease) increase in cash and cash equivalents	(39,843)	69,619
Cash and cash equivalents at beginning of period	217,091	203,535

Cash and cash equivalents at end of period	177,248	273,154

Supplemental data:
Cash paid during the period for
Interest paid	(12,602)	(15,905)
Income taxes paid	(4,013)	(54,978)
Non-cash investing and financing activities
Obtaining assets by entering into capital leases	1,743	3,826

The accompanying notes are an integral part of these unauidted condensed consolidated financial statements.

NIPPON OIL CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

1.	Nature of Operations

Nippon Oil Corporation (“the Company”) and its consolidated subsidiaries (collectively, “Nippon Oil”) deliver a wide range of energy through operations in oil and natural gas exploration and production (“E&P”), and refining and marketing. The refining and marketing consists of two lines of operations, refined petroleum products business and petrochemical business. In addition to the above, Nippon Oil has construction operations in which it is engaged in road paving, civil engineering, design and construction of petroleum facilities and development and construction of residential and office buildings.

On December 4, 2008, Nippon Oil and Nippon Mining Holdings, Inc. reached a basic agreement to integrate the management of both companies through a joint share transfer. The final joint shares transfer agreement was signed on October 30, 2009. The joint share transfer is subject to the approval at each of the companies’ extraordinary general shareholders’ meetings, and it is expected to be completed at the beginning of the fiscal year ending March 31, 2011.

2.	Summary of Significant Accounting Policies

Financial statements presentation

The accompanying unaudited condensed consolidated financial statements are the responsibility of the management of Nippon Oil and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial statements. Accordingly, they do not include all of the information and footnotes disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In management’s opinion, all adjustments considered necessary for a fair presentation have been included. These unaudited condensed consolidated financial statements have been prepared on a basis that is consistent with the accounting principles applied in the audited consolidated financial statements for the year ended March 31, 2009 and should be read in conjunction with them. Operating results for the six months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ending March 31, 2010.

The accompanying unaudited condensed consolidated financial statements are stated in Japanese yen, the currency of the country in which the Company is incorporated and principally operates.

Nippon Oil has evaluated subsequent events requiring recognition or disclosure in the condensed consolidated financial statements during the period from October 1, 2009 through December 28, 2009, the date of issuance of these condensed consolidated financial statements.

Recently issued guidance

In June 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (“ASC”) and the hierarchy of Generally Accepted Accounting Principles (“GAAP”). The ASC is the single official source of authoritative GAAP, applicable for all nongovernmental entities, with the exception of guidance issued by the Securities and Exchange Commission. The ASC did not change GAAP, but organized it into an online research system sorted by individual accounting topics, which are further divided into subtopics. The FASB now issues new standards in the form of Accounting Standards Updates. The ASC is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of the ASC did not have an impact on the Nippon Oil’s consolidated results of operation or financial position.

Effective for the six months period ended September 30, 2009, Nippon Oil retrospectively adopted the new FASB ASC guidance for noncontrolling interests in subsidiaries. This guidance requires noncontrolling interests, previously called minority interests, to be presented as a separate item in the equity section of the consolidated balance sheet. It also requires the amount of consolidated net income attributable to noncontrolling interests to be

NIPPON OIL CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

clearly presented on the face of the consolidated statements of operations. Additionally, this guidance clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions, and that deconsolidation of a subsidiary requires gain or loss recognition in net income based on the fair value on the deconsolidation date. This guidance was applied prospectively with the exception of presentation and disclosure requirements, which were applied retrospectively for all periods presented, and did not significantly change the presentation of the condensed consolidated financial statements.

Effective April 1, 2009, Nippon Oil implemented the new FASB ASC guidance for “Derivative and Hedging.” This guidance did not affect amounts reported in the financial statements; it only expands the disclosure requirements for derivative instruments and hedging activities. In addition, Nippon Oil now must include an indication of the volume of derivative activity by category (e.g. interest rate, commodity and foreign currency) and derivative gains and losses by category, for the periods presented in the condensed consolidated financial statements. See Note 8 - Derivative Instruments, for additional information.

Effective April 1, 2009, Nippon Oil adopted the new FASB ASC guidance for “Fair Value Measurements and disclosures”, with respect to non-financial assets and liabilities. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The adoption of this guidance did not have a material effect on the Nippon Oil’s condensed consolidated financial statements. See Note 6 — Fair Value, for additional information.

Effective April 1, 2009, Nippon Oil adopted the new FASB ASC guidance which amends the other-than-temporary impairment guidance for debt securities and improves the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This guidance requires an entity to recognize other-than-temporary impairment of a debt security if the entity has the intent to sell the debt security or if it is more likely than not the entity will be required to sell the debt security before recovery of its amortized cost basis. In addition, this guidance requires an entity to recognize the credit component of other-than-temporary impairment of a debt security in earnings and the noncredit component in other comprehensive income when the entity does not intend to sell the debt security and if it is more likely than not that the entity will not be required to sell the debt security before recovery of its amortized cost basis. This guidance also requires additional disclosures regarding the calculation of credit losses, as well as factors considered in reaching a conclusion that an investment is not other than temporarily impaired. This guidance did not have a material impact on Nippon Oil’s condensed consolidated results of operations and financial position.

For more information regarding significant accounting policies, refer to Nippon Oil’s audited consolidated financial statements as of and for the years ended March 31, 2009 and 2008 included elsewhere in this prospectus.

3.	Inventories

The components of inventories are as follows:

	2009
	September 30	March 31

Merchandise and finished goods	179,952	158,957
Crude oil	170,868	146,197
Crude oil and others in transit	151,641	101,188
Work in process	167,544	148,702
Raw materials and supplies	57,300	51,312
Real estate for sale	17,564	23,727

Total	744,869	630,083

NIPPON OIL CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

4.	Loss on Impairment of Long-lived Assets

In accordance with the full cost method of accounting, Nippon Oil performs the ceiling test for oil and natural gas properties. At September 30, 2009, Nippon Oil’s net capitalized costs of proved oil and natural gas properties exceeded the estimated future net revenues discounted at 10% net of any consideration, and recorded impairment losses of 5,156 million yen on its oil and natural gas properties. This impairment loss was primarily caused by the decline in the future cash inflows due to the drop in the price of natural gas as of September 30, 2009 compared with March 31, 2009. No such impairment loss of oil and natural gas properties was incurred for the six months ended September 30, 2008.

In connection with the overall deterioration of the economic environment, Nippon Oil also evaluated its long-lived assets other than oil and natural gas properties for impairment in accordance with the FASB guidance for the impairment or disposal of long-lived assets. For the six months ended September 30, 2009 and 2008, Nippon Oil recorded impairment losses of 5,346 million yen and 6,507 million yen, respectively, on write-downs of long-lived assets other than oil and natural gas properties. For the six months ended September 30, 2009, long-lived assets other than oil and natural gas properties, with a carrying amount of 8,680 million yen were written down to their fair value of 3,334 million yen. This impairment loss was primarily related to land and buildings of certain service stations that were closed down during the six months ended September 30, 2009 and to a lesser extent to land of service stations that were not in use at the beginning of the period for which fair value was affected due to a continuous drop in the price of land in Japan. The fair value of these assets was determined by using unobservable inputs such as information derived by utilizing sales and purchases of similar assets in the same geographic area.

5.	Investment Securities

Debt and marketable equity securities

Available-for-sale securities are recorded at fair value, with unrealized gains and losses reported in other comprehensive income (loss) on a net of tax basis and held-to-maturity securities are recorded at amortized cost.

NIPPON OIL CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

Investments in debt and marketable equity securities at September 30 and March 31, 2009 included in short-term investments (current assets) and investment securities (non-current assets) are summarized as follows:

	2009
	September 30				March 31
			Gross	Gross			Gross	Gross
		Aggregate	Unrealized	Unrealized		Aggregate	Unrealized	Unrealized
	Cost*	Fair Value	Gains	Losses	Cost*	Fair Value	Gains	Losses

Current:
Held-to-maturity securities:
Debt securities	20,000	19,992	—	8	40,000	39,408	—	592

Total short-term investments in debt securities	20,000	19,992	—	8	40,000	39,408	—	592

Non-current:
Available-for-sale securities:
Debt securities	581	567	—	14	550	522	—	28
Equity securities	154,910	218,088	64,409	1,231	154,029	189,232	37,944	2,741

Total available-for- sale securities	155,491	218,655	64,409	1,245	154,579	189,754	37,944	2,769
Held-to-maturity securities:
Debt securities	5,897	5,971	74	—	5,862	6,318	456	—

Total held-to- maturity securities	5,897	5,971	74	—	5,862	6,318	456	—

Total investments in debt and equity securities	161,388	224,626	64,483	1,245	160,441	196,072	38,400	2,769

At September 30, 2009, the contractual maturities of available-for-sale and held-to-maturity debt securities are summarized as follows:

	September 30, 2009
	Available-for-Sale		Held-to-Maturity
		Aggregate		Aggregate
	Cost*	Fair Value	Cost*	Fair Value

Due in one year or less	—	—	20,000	19,992
Due after one year through five years	81	81	5,897	5,971
Due after five years through ten years	—	—	—	—
Due after ten years	500	486	—	—

Total	581	567	25,897	25,963

*	Cost represents amortized cost for held-to-maturity securities and acquisition cost for available-for-sale securities. The cost basis of the individual securities is written down to fair value as a new cost basis when an other-than-temporary impairment is recognized.

At September 30, 2009, debt securities classified as held-to-maturity mainly consist of corporate bonds and Japanese government bonds with maturities of five years or less. 20,000 million yen of corporate bonds included in those debt securities have been placed in an irrevocable trust, for the sole purpose of funding payments of principal and interest of 20,000 million yen of unsecured bonds maturing in December 2009.

NIPPON OIL CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

Proceeds from sales of available-for-sale securities and the related gross realized gains and losses for the six months ended September 30, 2009 and 2008 are as follows:

	Six Months Ended September 30
	2009	2008

Proceeds from sales of available-for-sale securities	41	8
Gross realized gains	28	0
Gross realized losses	—	1

Nippon Oil’s available-for-sale securities, classified by length of unrealized loss position at September 30 and March 31, 2009, are as follows:

	September 30, 2009
	Less Than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Aggregate	Unrealized	Aggregate	Unrealized	Aggregate	Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Debt securities	567	14	—	—	567	14
Equity securities	9,024	1,231	—	—	9,024	1,231

Total	9,591	1,245	—	—	9,591	1,245

	March 31, 2009
	Less Than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Aggregate	Unrealized	Aggregate	Unrealized	Aggregate	Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Debt securities	522	28	—	—	522	28
Equity securities	25,967	2,741	—	—	25,967	2,741

Total	26,489	2,769	—	—	26,489	2,769

At September 30, 2009, Nippon Oil’s investment in available-for-sale securities in an unrealized holding loss position consisted of companies in various industries. The severity of decline in fair value below cost was 1% to 36% and the duration was less than eight months. As a result of its evaluation of the individual severities and duration of these declines, Nippon Oil believes the fair value of these securities will recover in the near term. Based on that evaluation and Nippon Oil’s intent and ability to hold these investments for a reasonable period of time sufficient for a forecasted recovery of fair value, Nippon Oil did not consider these investments to be other-than-temporarily impaired at September 30, 2009.

For the six months ended September 30, 2009 and 2008, Nippon Oil recorded realized losses of 225 million yen and 229 million yen, respectively, on write-downs of available-for-sale securities during the respective periods to reflect the decline in market value considered to be other-than-temporary for a portion of its marketable equity securities.

Non-marketable equity securities

Non-marketable equity securities representing investments in unlisted companies are carried at cost; however, if the fair value of an investment has declined and such decline is judged to be other-than-temporary, the investment is written down to its estimated fair value. Loss on write-downs of these investments recognized to reflect declines in fair value considered to be other-than-temporary were 567 million yen and 374 million yen for the six months ended September 30, 2009 and 2008, respectively.

NIPPON OIL CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

Aggregate carrying amount of non-marketable equity securities accounted for the cost method totaled 28,371 million yen and 23,138 million yen as of September 30 and March 31, 2009, respectively. Investments with an aggregate carrying amount of 28,320 million yen and 23,126 million yen as of September 30 and March 31, 2009 were not evaluated for impairment because it is not practicable to estimate the fair value of the investments due to lack of a market price and difficulty in estimating fair value without incurring excessive cost, and Nippon Oil did not identify any events or changes in circumstances that might have had significant adverse effects on their fair value.

6.	Fair Value

The FASB guidance for fair value measurements defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, Nippon Oil considers the principal or most advantageous market in which Nippon Oil would transact and assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

Fair value hierarchy

The FASB guidance for fair value measurements establishes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

For Nippon Oil, Level 1 inputs are used to measure marketable equity securities. When quoted prices are available in an active market, Nippon Oil uses the quoted market prices to measure the fair values of these marketable equity securities.

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data for substantially the full term of the assets or liabilities.

For Nippon Oil, Level 2 inputs are used to measure debt securities plain interest rate swaps, foreign currency forward contracts, certain commodity forward contracts, commodity options, and commodity swaps. Derivative contracts entered into by Nippon Oil are traded over-the-counter and valued using quotes obtained from counterparties or third parties, which are periodically validated by pricing models using observable market inputs. The valuation models and inputs vary depending on the types and contractual terms of the derivatives. The key inputs include interest rate yield curve, foreign currency exchange rate, volatility, credit quality of the counterparty or Nippon Oil and spot price of the underlying. These models are commonly accepted in the financial industry and key inputs to the models are readily observable from an actively quoted market.

Level 3 — Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

For Nippon Oil, Level 3 inputs are used to measure certain commodity forward contracts that are valued using non-binding quotes obtained from independent broker-dealers, where corroborated data is not available for all significant inputs into their proprietary valuation models that are based on discounted cash flows. The non-binding quotes from independent broker-dealers are validated by pricing models that include estimates developed by using correlation to crude oil related indices, such as NYMEX WTI. Derivatives that are valued based on models with significant unobservable input are classified in Level 3 of the valuation hierarchy.

NIPPON OIL CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

Assets/liabilities measured at fair value on a recurring basis

Assets and liabilities measured at fair value on a recurring basis, excluding accrued interest components, consisted of the following types of instruments as of September 30 and March 31, 2009:

	Fair Value Measurements as of September 30, 2009 Using
	Quoted Prices in	Significant Other	Significant
	Active Markets for	Observable	Unobservable
	Identical Instruments	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total Balance

Assets:
Marketable equity securities	218,088	—	—	218,088
Debt securities	—	567	—	567
Derivatives	—	778	23,849	24,627

Total assets measured at fair value	218,088	1,345	23,849	243,282

Liabilities:
Derivatives	—	14,158	1,034	15,192

Total liabilities measured at fair value	—	14,158	1,034	15,192

	Fair Value Measurements as of March 31, 2009 Using
	Quoted Prices in	Significant Other	Significant
	Active Markets for	Observable	Unobservable
	Identical Instruments	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total Balance

Assets:
Marketable equity securities	189,232	—	—	189,232
Debt securities	—	522	—	522
Derivatives	—	3,082	22,298	25,380

Total assets measured at fair value	189,232	3,604	22,298	215,134

Liabilities:
Derivatives	—	9,829	1,198	11,027

Total liabilities measured at fair value	—	9,829	1,198	11,027

NIPPON OIL CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

The table below presents a reconciliation of all assets and liabilities measured at fair value on a recurring basis, excluding accrued interest components, using significant unobservable inputs (Level 3) for the six months ended September 30, 2009:

Fair Value
Measurements Using
Significant Unobservable
Inputs (Level 3)
Derivatives

Balance at April 1, 2009	21,100
Total net gains (realized and unrealized) included in earnings	4,312
Purchases and settlements, net	(2,597)

Balance at September 30, 2009	22,815

The amount of total net gains for the period included in earnings attributable to the changes in unrealized gains or losses relating to assets and liabilities still held as of September 30, 2009	1,715

Net gains (realized and unrealized) from the derivatives classified in Level 3 of the valuation hierarchy included in earnings for the six months ended September 30, 2009 are reported in cost of sales in the condensed consolidated statement of operations.

Assets measured at fair value on a non-recurring basis

Non-marketable equity securities with a carrying amount of 618 million yen were written down to their evaluated fair value of 51 million yen, resulting in an other-than-temporary impairment charge of 567 million yen, which was included in earnings for the six months ended September 30, 2009. These are primarily valued by unobservable inputs (Level 3) based on financial information obtained from investees or third parties.

The long-lived assets which were written down to their fair value, resulting in an impairment charge is discussed on Note 4 — Loss on Impairment of Long-lived Assets.

7.	Fair Value of Financial Instruments

Summarized below is a comparison of the carrying amounts and fair value amounts of derivatives and other financial instruments as at September 30 and March 31, 2009. The following summary excludes cash and cash equivalents, time deposits, accounts receivable, short-term borrowings, and accounts payable where the differences between the carrying amounts and the fair values are not significant. The summary also excludes investment securities which are disclosed in Note 5 — Investment Securities.

	2009
	September 30		March 31
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Foreign currency forward contracts	(1,472)	(1,472)	227	227
Interest rate swaps	(9,473)	(9,473)	(8,294)	(8,294)
Commodity related derivatives	20,380	20,380	22,420	22,420
Long-term debt (including current portion)	(905,233)	(912,373)	(933,518)	(935,516)

The following assumptions are used to estimate the fair value of the financial instruments in the above table.

NIPPON OIL CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

Derivative financial instruments

The assumptions used to estimate derivative financial instruments, including foreign currency forward contracts, interest rate swaps and commodity related derivatives are discussed in Note 6 — Fair Value.

Long-term debt (including current portion)

For certain unsubordinated and subordinated debt, the fair values are estimated based on quoted market prices of the debt instruments. The fair values of other long-term debt are estimated using a discounted cash flow model based on rates applicable to Nippon Oil for debt with similar terms and remaining maturities.

8.	Derivative Instruments

Nippon Oil implemented the new FASB ASC disclosure requirement for derivative and hedging, as of April 1, 2009. Implementation of this guidance for derivative and hedging did not have any effect on Nippon Oil’s results of operations, financial position, nor any effect on Nippon Oil’s use of derivative instruments. However, this guidance amended and expanded the disclosures required in order to provide an enhanced understanding of how and why Nippon Oil uses derivative instruments, how derivative instruments are accounted for, and how derivative instruments affect Nippon Oil’s consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows.

In the normal course of business, Nippon Oil recognizes several types of risk and uses various types of derivative instruments to manage those risks. Nippon Oil’s derivative instruments primarily include debt securities interest rate swaps, foreign currency forward contracts, certain commodity forward contracts, commodity options, and commodity swaps.

Nippon Oil is mainly exposed to market risk from changes in commodity prices, foreign currency exchange rates and interest rates. In order to manage the risk arising from changes in commodity prices, foreign exchange rates and interest rates, Nippon Oil enters into certain derivative financial instruments, which it does not hold or issue for trading purposes or to generate income, and manages these financial exposures as an integral part of the its overall risk management strategy.

The following table summarizes the notional amount and open position of derivative contracts outstanding as of September 30, 2009:

September 30, 2009
Notional Amounts

Foreign currency forward contracts:
To sell foreign currencies (millions of US$)	251
To buy foreign currencies (millions of US$)	1,660
Interest rate swaps (millions of yen)	264,694

September 30, 2009
Open Position

Commodity related derivatives:
Crude oil and refined products (barrels)	1,392,000
Refined products (kiloliters)	965,126

NIPPON OIL CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

Derivative instruments measured at fair value as of September 30, 2009, and their classification on the condensed consolidated balance sheet and the condensed consolidated statements of operations are as follows:

Consolidated balance sheet: fair value of derivatives not designated as hedging instruments

		September 30, 2009		September 30, 2009
	Balance Sheet	Asset Derivatives	Balance Sheet	Liability Derivatives
Type of Derivative Instruments	Classification	— Fair Value *	Classification	— Fair Value *

Foreign currency forward contracts:	Other current assets	712	Other current liabilities	(2,184)
Interest rate swaps:	Other current assets	7	Other current liabilities	(7,467)
	Other non-current assets	41	Other non-current liabilities	(2,054)
Commodity related derivatives:	Other current assets	6,783	Other current liabilities	(1,058)
	Other non-current assets	17,084	Other non-current liabilities	(2,429)

Total		24,627		(15,192)

*	The fair value of derivative instruments is presented on a gross basis. Cash collateral receivable and payable associated with derivative instruments is not added to or netted against the fair value amounts.

Consolidated statement of operations: the effect of derivatives not designated as hedging instruments

		Six Months Ended
Type of Derivative Contract	Statement of Operations Classification	September 30, 2009

Foreign currency forward contracts:	Foreign currency exchange gain (loss), net	(12,109)
Interest rate swaps:	Other income (loss), net	(261)
Commodity related derivatives:	Cost of sales	2,396

	Total	(9,974)

9.	Variable Interest Entities

Nippon Oil participates in the Indonesian Tangguh LNG Project which engages in exploration, development, production, and marketing of natural gas products. In March 2006, a project finance corporation in which Nippon Oil provided 26.5% of capital investment was established in order to raise funds and execute financing to the project. The project finance corporation is funded by borrowing from banks to which Nippon Oil and other project participants who hold beneficial interests in the project provide guarantees. The project finance corporation is a variable interest entity because it was established with a nominal amount of equity, which was considered insufficient relative to the total amount of funds raised. Nippon Oil is not the primary beneficiary of the project finance corporation as Nippon Oil does not hold variable interests that absorb a majority of the expected losses or the expected residual returns.

NIPPON OIL CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

The total assets of the project finance corporation and the carrying amount of Nippon Oil’s capital investment in the project finance corporation as of September 30 and March 31, 2009 are shown in the table below. Also Nippon Oil extended a guarantee for the project. The principal amounts of the guarantee and maximum exposure as of September 30 and March 31, 2009 were as follows:

	2009
	September 30			March 31
		On-Balance			On-Balance
		Sheet Assets			Sheet Assets
		and Liabilities			and Liabilities
	Total		Maximum	Total		Maximum
	Assets	Investments	Exposure	Assets	Investments	Exposure

Project finance	105,945	3	3	97,977	3	3
Guarantees	—	—	20,830	—	—	20,764

Total	105,945	3	20,833	97,977	3	20,767

The differences between the amounts of the on-balance-sheet assets and liabilities and the maximum exposure to loss mainly comprised the difference between the principal amounts of the guarantee and the liabilities recognized in Nippon Oil’s balance sheets.

The amount of maximum exposure to loss was determined based on the carrying amounts of the on-balance-sheet assets and any off-balance-sheet exposure associated with the project finance corporation. These amounts represent the maximum loss that Nippon Oil could incur and do not necessarily reflect the likelihood or possibility of loss.

10.	Pension and Severance Benefits

Nippon Oil has defined benefit pension plans for domestic employees who are entitled to receive lump-sum indemnities and/or pension payments upon retirement. The majority of pension plans of Nippon Oil are based on the “point-based benefits system.” Under the point-based benefits system, benefits are calculated based on the accumulated points allocated to the employees each year according to their job classifications and the length of service.

The table below presents the components of net periodic benefit cost for the six months ended September 30, 2009 and 2008:

	Six Months Ended September 30
	2009	2008

Service cost	3,129	3,175
Interest cost	2,680	2,495
Expected return on plan assets for the period	(2,041)	(2,220)
Recognized actuarial loss	2,420	237

Net periodic benefit cost	6,188	3,687

11.	Excise Taxes

Nippon Oil reports excise taxes on sales transactions on a gross basis in the condensed consolidated statements of operations. Excise taxes of 406,616 million yen and 333,236 million yen for the six months ended September 30, 2009 and 2008, respectively, are included in revenues.

NIPPON OIL CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

12.	Supplemental Equity and Comprehensive Income Information

A reconciliation of the beginning and ending carrying amounts of stockholders’ equity, noncontrolling interests, and total equity for the six months ended September 30, 2009 and 2008 is shown below.

	Six Months Ended September 30, 2009
	Stockholders’	Noncontrolling
	Equity	Interests	Total Equity

Balance at April 1, 2009	802,279	81,460	883,739
Dividends	(14,600)	(1,129)	(15,729)
Equity transactions and other	(69)	(162)	(231)
Comprehensive income (loss):
Net income	40,530	1,846	42,376
Other comprehensive income (loss), net of taxes:
Unrealized gains on securities	15,268	781	16,049
Pension liability adjustment	3,528	(2,129)	1,399
Foreign currency translation adjustments	10,590	(15)	10,575

Total comprehensive income	69,916	483	70,399

Balance at September 30, 2009	857,526	80,652	938,178

	Six Months Ended September 30, 2008
	Stockholders’	Noncontrolling
	Equity	Interests	Total Equity

Balance at April 1, 2008	1,263,491	104,671	1,368,162
Dividends	(8,783)	(2,236)	(11,019)
Equity transactions and other	(2,265)	(149)	(2,414)
Comprehensive income (loss):
Net income	10,455	476	10,931
Other comprehensive income (loss), net of taxes:
Unrealized gains on securities	(25,001)	(637)	(25,638)
Pension liability adjustment	1,765	(1,119)	646
Foreign currency translation adjustments	(16,046)	(1,559)	(17,605)

Total comprehensive loss	(28,827)	(2,839)	(31,666)

Balance at September 30, 2008	1,223,616	99,447	1,323,063

There was no material effect on stockholders’ equity from changes in Nippon Oil’s ownership interest in its subsidiaries for the six months ended September 30, 2009 and 2008.

NIPPON OIL CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

13.	Earnings and Dividends per Share

Earnings per share amounts are calculated by dividing net income applicable to common stock by the weighted average number of shares outstanding during the period. The average number of shares outstanding excludes treasury shares. A reconciliation of the numerators and denominators of the basic net income per share computation is as follows:

	Six Months Ended September 30
	2009	2008

Net income per share:
Net income attributable to Nippon Oil Corporation (millions of yen)	40,530	10,455
Weighted-average number of shares outstanding (thousands of shares)	1,449,343	1,451,725

Net income attributable to Nippon Oil Corporation per share (yen)	27.96	7.20

Dividends declared per share (yen)	10	10

Diluted net income per share is not calculated herein since Nippon Oil had no potential common shares, which have dilutive effect issuable upon conversion of convertible bonds, outstanding for the six months ended September 30, 2009 and 2008.

14.	Commitments and Contingencies

Litigation

Nippon Oil is subject to several legal proceedings and claims which have arisen in the ordinary course of business and have not been finally adjudicated. While the management of Nippon Oil believes that these actions will not have a material effect on its consolidated results of operations or financial position, ultimate liabilities from these actions, if any, cannot be estimated. Accordingly, no accrual for potential losses has been provided.

Pledged assets

As is customary in Japan, both short-term and long-term bank loans are made under general agreements that provide that securities and guarantees for present and future indebtedness will be given upon request of the bank, and that the bank shall have the right, as the obligations become due, or in the event of their default, to offset cash deposits against such obligations.

Assets pledged as of September 30 and March 31, 2009 as collateral for long-term debt or other debt are as follows:

	2009
	September 30	March 31

Land	239,973	256,783
Other property, plant and equipment, net	309,456	356,780
Investment securities	479	451
Long-term receivables (included in other non-current assets)	816	1,074

	550,724	615,088

NIPPON OIL CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

Purchase commitments

Following table shows a schedule of purchase commitments as of September 30, 2009:

	Payments Due by Period
	In One	After One Year	After
	Year or Less	Through Five Years	Five Years	Total

Firm capital commitments	20,522	6,935	—	27,457
Other purchase commitments	6,265	9,495	7,772	23,532

The firm capital commitments of 27,457 million yen relate to the commitment for the purchase of property, plant and equipment. Other purchase commitments of 23,532 million yen mainly pertain to short-term and long-term maintenance agreements for refinery equipment.

This table excludes commodity purchase obligations (volumetric commitments but no fixed or minimum price) which are processed into refined petroleum products or petrochemical products that are sold in Nippon Oil’s ordinary course of business.

Additionally, Nippon Oil has numerous long-term sales and purchase commitments in various business activities, all of which are expected to be fulfilled with no significant adverse consequences to Nippon Oil’s operations or financial condition. Nippon Oil did not have any other material unconditional purchase obligations that are noncancelable or cancelable under certain conditions.

Environmental liabilities

Nippon Oil is subject to extensive environmental protection laws and regulations in Japan and other jurisdictions, and compliance with existing and anticipated laws and regulations increases the overall cost of operating Nippon Oil’s businesses, including remediation, operating costs and capital costs to construct, maintain and upgrade equipment and facilities. However the existing laws and regulations did not result in significant liabilities or loss contingencies for remediation being recorded on Nippon Oil’s balance sheets as of September 30 and March 31, 2009.

Other contingencies

Nippon Oil provides guarantees in relation to certain obligations of its employees and affiliates. Guarantees provided to employees mainly relate to mortgage loans with contract periods of two to thirty years. Guarantees provided to affiliates mainly relate to project financing arrangements as well as borrowings used to finance their working capital, with contract periods ranging from one to fifteen years. Nippon Oil is liable for making payments on behalf of the guaranteed parties in the event they fail to fulfill the obligations under the contracts. Nippon Oil is exposed to a maximum potential future payment of 50,324 million yen and 48,623 million yen as of September 30 and March 31, 2009, respectively. The carrying amounts of the liability for Nippon Oil’s obligation under these guarantees were immaterial as of September 30 and March 31, 2009.

15.	Segment Information

Nippon Oil’s business is divided into the following four operating segments: Refining and Marketing, Oil and Natural Gas E&P (Exploration and Production), Construction, and Other. The Refining and Marketing segment engages in the manufacturing and sales of gasoline, naphtha, kerosene, diesel fuel, heavy fuels, petrochemical products (paraxylene, benzene), plastics and others; the Oil and Natural Gas E&P segment engages in the exploration and production of oil, including Canadian oil sands, and natural gas; the Construction segment engages in paving, civil engineering and construction; and the Other segment is comprised of various other businesses such as leasing, finance, insurance, data processing and others.

NIPPON OIL CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

These operating segments engage in activities (a) from which revenues are earned and expenses are incurred; (b) whose operating results are regularly reviewed by the chief operating decision maker (“CODM”), who makes decisions about resources to be allocated to the segments and to assess their performance; and (c) for which discrete financial information is available.

Nippon Oil evaluates the performance of its operating segments based on the measure of ordinary income, which is determined in accordance with the accounting principles generally accepted in Japan (“Japan GAAP”). Ordinary income is a widely used measure in Japan for evaluating the core profitability of a company’s operations, and forms the basis of the internal reporting which is used by senior management to make resource allocation decisions. It is defined as a segment’s net income before extraordinary and unusual gains and losses (as such terms are defined under Japan GAAP), taxes and noncontrolling interest and is calculated by subtracting segment operating expenses from segment revenues (before the elimination of inter-segment transactions); and adding or deducting non-operating income and expense.

The business segment information of Nippon Oil for the six months ended September 30, 2009 and 2008 is summarized as follows:

	Refining	Oil and				Segment
	and	Natural				Total after	GAAP	Consolidated
	Marketing	Gas E&P	Construction	Other	Eliminations	Elimination	Adjustments	Total

Six months ended September 30, 2009
Revenues from third parties	2,382,387	66,533	136,835	32,319	—	2,618,074	(363,837)	2,254,237
Ordinary income	57,335	22,182	3,540	4,213	405	87,675	N/A	N/A
Six months ended September 30, 2008
Revenues from third parties	3,993,320	128,978	139,006	22,325	—	4,283,629	(540,419)	3,743,210
Ordinary income (loss)	36,161	21,875	(1,573)	1,913	(220)	58,156	N/A	N/A

The GAAP adjustments to reconcile segment revenues and ordinary income from management reports information shown above, to U.S. GAAP amounts included in the accompanying condensed consolidated financial statements are explained as follows:

GAAP adjustments to reconcile revenues

The GAAP reconciliation adjustment to reconcile revenues from third parties to revenues recorded in the condensed consolidated statements of operations primarily relates to the netting of buy/sell transactions of petroleum products. In accordance with U.S. GAAP, these transactions are presented on a net basis.

NIPPON OIL CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share and per share amounts)

GAAP and other adjustments to reconcile ordinary income to consolidated income before income taxes and equity in earnings of affiliates

The reconciliation of total segments ordinary income to income before income taxes and equity in earnings of affiliates for the six months ended September 30, 2009 and 2008 is presented below:

	Six Months Ended
	September 30
	2009	2008

Ordinary income	87,675	58,156
GAAP adjustments and reclassifications:
Impairment of oil and natural gas properties	(5,156)	—
Depreciation, depletion and amortization of oil and natural gas properties	(2,221)	(6,745)
Unrealized gain (loss) on derivative financial instruments, net	1,885	(13,025)
Equity in earnings of affiliates included in ordinary income	(5,601)	(4,674)
Extraordinary loss, net, not included in ordinary income under Japan GAAP	(16,865)	(14,406)
Other GAAP adjustments	4,002	(9,187)

Consolidated income before income taxes and equity in earnings of affiliates	63,719	10,119

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Nippon Mining Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Nippon Mining Holdings, Inc. (the “Company”) as of March 31, 2009 and 2008, and the related consolidated statements of operations, cash flows, and stockholders’ equity for the years then ended. Our audits also included the financial statement schedule listed in the accompanying Index to Financial Statements. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits. The financial statements of Minera Los Pelambres (a corporation in which the Company has a 25% interest), have been audited by other auditors whose report has been furnished to us, and our opinion on the consolidated financial statements, insofar as it relates to the amounts included for Minera Los Pelambres, is based solely on the report of the other auditors. In the consolidated financial statements, the Company’s investment in Minera Los Pelambres is stated at 41.7 billion Japanese yen and 56.5 billion Japanese yen, respectively, at March 31, 2009 and 2008, and the Company’s equity in earnings of Minera Los Pelambres is stated at 26.7 billion Japanese yen and 51.5 billion Japanese yen, for the years then ended.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nippon Mining Holdings, Inc. at March 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/  Ernst & Young ShinNihon LLC

Tokyo, Japan
September 3, 2009

NIPPON MINING HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS
(Millions of yen)

	March 31
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	113,947	65,151
Time deposits	2,332	1,186
Trade accounts receivable, net	220,301	408,884
Inventories	330,008	566,650
Deferred income taxes	22,447	19,787
Prepaid expenses	3,259	3,184
Other current assets	98,948	117,099

Total current assets	791,242	1,181,941
Non-current assets:
Property, plant and equipment, net	713,582	726,888
Investments in affiliated companies	158,183	196,850
Investment securities:
Securities available for sale — carried at fair value	36,270	58,475
Non-marketable equity securities — carried at cost	13,732	13,789
Deferred income taxes	79,572	4,847
Other non-current assets	52,531	51,409

Total non-current assets	1,053,870	1,052,258

Total assets	1,845,112	2,234,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	185,112	314,187
Other payables and accrued expenses	79,657	99,293
Accrued income taxes	4,542	19,044
Excise taxes payable	70,742	54,062
Short-term borrowings	313,323	471,932
Current portion of long-term debt	45,612	66,299
Deferred income taxes	45	4,004
Other current liabilities	67,852	48,379

Total current liabilities	766,885	1,077,200

Non-current liabilities:
Long-term debt, less current portion	375,025	328,273
Defined benefit pension plans	65,675	67,315
Deferred income taxes	49,505	69,340
Other non-current liabilities	21,723	25,232

Total non-current liabilities	511,928	490,160

Total liabilities	1,278,813	1,567,360

Commitments and contingent liabilities
Minority interest in consolidated subsidiaries	60,683	70,481
Stockholders’ equity:
Common stock, no par value	73,920	73,920
2009 and 2008 — Shares authorized: 3,000,000 thousand Shares issued: 928,462 thousand
Capital surplus	314,397	314,270
Retained earnings	175,741	214,920
Accumulated other comprehensive loss	(57,559)	(6,035)
Treasury stock, at cost	(883)	(717)
2009 — 2,091 thousand shares
2008 — 1,649 thousand shares

Total stockholders’ equity	505,616	596,358

Total liabilities and stockholders’ equity	1,845,112	2,234,199

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

NIPPON MINING HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions of yen, except for per share data)

	Year Ended March 31
	2009	2008

Revenues	3,494,853	3,803,926
Costs and expenses, net:
Cost of sales	3,425,076	3,499,505
Selling, general and administrative expenses	179,244	185,791
Loss on disposition of property, plant and equipment, net	8,548	1,549
Loss on impairment of property, plant and equipment	5,876	1,268

Total costs and expenses, net	3,618,744	3,688,113

Operating (loss) income	(123,891)	115,813
Interest expenses, net	(12,474)	(12,305)
Dividends received	2,425	1,929
Impairment loss on securities	(9,625)	(473)
Foreign currency exchange (losses) gains, net	(1,186)	4,156
Equity in earnings of affiliated companies, net	59,356	92,112
Other (expense) income, net	(5,179)	4,059

(Loss) income before income taxes and minority interest	(90,574)	205,291
Provision for income taxes:
Current	15,684	58,272
Deferred	(91,645)	20,822

(Loss) income before minority interest	(14,613)	126,197
Minority interest in consolidated subsidiaries	9,726	25,272

Net (loss) income	(24,339)	100,925

Net (loss) income per share:	Yen	Yen

Basic	(26.26)	108.89
Diluted	(26.26)	108.81

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

NIPPON MINING HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of yen)

	Year Ended March 31
	2009	2008

Cash flows from operating activities:
Net (loss) income	(24,339)	100,925
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	60,673	52,731
Loss on disposition of property, plant and equipment, net	8,548	1,549
Loss on impairment of property, plant and equipment	5,876	1,268
Loss on impairment of investment securities	9,625	473
Equity in earnings of affiliated companies, net of dividends received	(4,531)	(26,247)
Minority interest in consolidated subsidiaries	9,726	25,272
Deferred income taxes	(91,645)	20,822
Changes in assets and liabilities:
Accounts receivable	198,137	(77,606)
Inventories	236,503	(62,862)
Accounts payable	(104,869)	40,015
Accrued income taxes	(14,269)	(5,803)
Other, net	(8,435)	(5,430)

Net cash provided by operating activities	281,000	65,107
Cash flows from investing activities:
Payments for acquisition of investment securities	(2,137)	(8,859)
Payments for acquisition of investments in affiliated companies	—	(11,272)
Proceeds from sales and maturities of investment securities	466	9,260
Payments for acquisition of property, plant and equipment	(71,534)	(112,008)
Proceeds from sales of property, plant and equipment	4,256	6,126
Other, net	(6,651)	2,362

Net cash used in investing activities	(75,600)	(114,391)
Cash flows from financing activities:
(Decrease) increase in short-term borrowings and commercial paper, net	(153,483)	92,470
Proceeds from issuance of long-term debt	88,770	120,185
Repayments of long-term debt	(64,973)	(113,291)
Cash dividends paid:
Common stock	(14,840)	(14,841)
Minority shareholders	(10,842)	(18,448)
Other, net	2,722	1,199

Net cash (used in) provided by financing activities	(152,646)	67,274
Effect of exchange rate changes on cash and cash equivalents	(3,958)	432

Net increase in cash and cash equivalents	48,796	18,422
Cash and cash equivalents at beginning of year	65,151	46,729

Cash and cash equivalents at end of year	113,947	65,151

Supplemental data:
Cash paid during the year for:
Interest	14,705	15,921
Income taxes	45,583	64,075
Non-cash investing and financing activities:
Capital leases	2,157	990

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

NIPPON MINING HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Millions of yen, except for share information)

					Accumulated
	Shares of				Other
	Common				Comprehensive	Treasury Stock
	Stock	Common	Capital	Retained	Income	Shares
	(Thousand)	Stock	Surplus	Earnings	(Loss)	(Thousand)	At Cost	Total

Balance at March 31, 2007	928,462	73,920	314,093	129,007	26,440	1,553	(570)	542,890
Cumulative effect from the adoption of FIN 48				(171)				(171)
Shares purchased						207	(204)	(204)
Shares issued			12			(64)	33	45
Exercise of stock options			(24)			(47)	24	—
Share-based compensation			189					189
Cash dividends				(14,841)				(14,841)
Comprehensive income (loss):
Net income				100,925				100,925
Other comprehensive loss, net of taxes:
Unrealized losses on investment securities, net					(15,015)			(15,015)
Pension liability adjustment					(3,325)			(3,325)
Foreign currency translation adjustments					(14,135)			(14,135)

Total comprehensive income								68,450

Balance at March 31, 2008	928,462	73,920	314,270	214,920	(6,035)	1,649	(717)	596,358

Shares purchased						634	(265)	(265)
Shares issued			(8)			(112)	57	49
Exercise of stock options			(42)			(80)	42	—
Share-based compensation			177					177
Cash dividends				(14,840)				(14,840)
Comprehensive income (loss):
Net loss				(24,339)				(24,339)
Other comprehensive loss, net of taxes:
Unrealized losses on investment securities, net					(8,037)			(8,037)
Pension liability adjustment					(1,933)			(1,933)
Foreign currency translation adjustments					(41,554)			(41,554)

Total comprehensive loss								(75,863)

Balance at March 31, 2009	928,462	73,920	314,397	175,741	(57,559)	2,091	(883)	505,616

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

1.	Nature of operations

Nippon Mining Holdings, Inc. (“Nippon Mining” or the “Company”) and its subsidiaries (collectively, the “Group”) are mainly engaged in two core businesses; the petroleum business and the metals business.

The Group’s petroleum business is engaged in the exploration and development of petroleum, refining and marketing of petroleum products and production and marketing of petrochemical products. The petroleum exploration and development activities are mainly conducted through the Group’s equity method affiliates.

The Group’s metals business is engaged in the exploration and development of copper resources, smelting and refining of metal resources, manufacturing and marketing of electronic materials and recycling and environmental services. The Group’s copper exploration and development activities are mainly conducted by a 25% owned equity method affiliate located in Chile. The Group also has two other mining projects in South America, which are currently under feasibility studies.

On December 4, 2008, the Company and Nippon Oil Corporation reached a basic agreement to integrate the management of both companies through a joint transfer of common stocks. The Company and Nippon Oil Corporation expect to complete the joint transfer in April 2010.

2.	Summary of significant accounting policies

Financial statements presentation

The accompanying consolidated financial statements are the responsibility of the management of the Company. The Company and its domestic subsidiaries keep their books of account in accordance with the financial accounting standards of Japan and its foreign subsidiaries in accordance with those of the countries of their domicile. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and reflect adjustments which are necessary to conform the local statutory accounts into U.S. GAAP.

The accompanying consolidated financial statements are stated in Japanese yen, the currency of the country in which Nippon Mining is incorporated and principally operates.

Principles of consolidation

The consolidated financial statements include the accounts of the Company, its majority-owned domestic and foreign subsidiaries and variable interest entities where the Group is a primary beneficiary. All significant inter-company transactions and balances are eliminated in consolidation.

Certain subsidiaries with a year-end on or after December 31, but prior to the Company’s year-end of March 31, are included on the basis of the subsidiaries’ respective year-ends. The reasons why these subsidiaries use different year-end are mainly for local statutory requirements or for facilitation of timely reporting. There were no significant events that occurred during the intervening period that would require adjustment to or disclosure in the accompanying consolidated financial statements.

Investments in affiliated companies comprise companies owned 20% to 50% and certain companies owned less than 20% over which the companies have the ability to exercise significant influence and corporate joint ventures. Investments in affiliated companies are accounted for under the equity method, after appropriate adjustments for inter-company profits and dividends. The differences between the cost of such investments and the companies’ equity in the underlying fair value of the net assets at the dates of acquisition are recognized as goodwill as a component of the investment balance. Investments in which the Group has little or no influence are accounted for using the cost method.

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as the disclosure of contingencies at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual outcomes could differ from those estimates. Material estimates that are particularly susceptible to significant change primarily relate to asset retirement obligations, impairment of long-lived assets, deferred tax assets, investment securities and pension liabilities.

Foreign currency translation

Financial statements of foreign entities are prepared using the functional currency of each entity and translated into Japanese yen for consolidation purposes. All asset and liability accounts of foreign subsidiaries and affiliated companies are translated into Japanese yen at appropriate year-end exchange rates and all income and expense accounts are translated at the average exchange rates for each year. The resulting translation adjustments are accumulated as a component of Accumulated other comprehensive loss.

Monetary assets and liabilities denominated in foreign currencies are translated at appropriate year-end exchange rates and the resulting translation gains or losses are included in Foreign currency exchange (losses) gains, net.

Cash and cash equivalents

Cash and cash equivalents are comprised of cash on hand, demand deposits in banks and short-term, highly liquid investments with original maturities of three months or less.

Allowance for doubtful accounts

An allowance for doubtful accounts is reserved for potentially uncollectible receivables. The Group reviews accounts receivable by customers which are past due to identify doubtful receivables with known disputes or collectibility issues. In determining the amount of the reserve, the Group aggregates amounts of individually estimated credit losses for doubtful receivables and an amount calculated using historical write-off experience for receivables other than doubtful receivables.

As of March 31, 2009, allowance for doubtful accounts amounted to 3,086 million yen, of which 1,502 million yen was included in Trade accounts receivable, net and 1,584 million yen was included in Other non-current assets. As of March 31, 2008, allowance for doubtful accounts amounted to 2,059 million yen, of which 1,083 million yen was included in Trade accounts receivable, net and 976 million yen was included in Other non-current assets.

Investment securities

Marketable equity securities

All marketable equity securities are classified as available-for-sale and are carried at fair value, with unrealized gains and losses reported in accumulated other comprehensive loss in stockholders’ equity on a net of tax basis.

When management judges a decline in estimated fair value below the cost is other-than-temporary for individual equity securities, the amount of the reduction is reflected as a loss for the year in the accompanying statements of operations. In determining other-than-temporary declines in fair value to be recognized as an impairment loss, the Group considers various factors, such as the extent which the cost exceeds the market value, the duration of the market decline, the financial condition and near-term prospects of the issuer, and the intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value. See Note 9 for a further discussion of other-than-temporary impairment.

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

For the purpose of computing gains and losses, the cost of marketable securities is determined by the moving-average cost method.

Non-marketable equity securities

Non-marketable equity securities are carried at cost. When other-than-temporary decline in the value of such securities below their cost occurs, the investment is reduced to its fair value and an impairment loss is recognized. Various factors, such as the financial condition and near-term prospects of the issuer, are reviewed to judge whether it is other-than-temporary.

For the purpose of computing gains and losses, the cost of non-marketable securities is determined by the moving-average method.

Inventories

Inventories are stated at the lower of cost or market. Crude oil and petroleum products are valued based on the average cost method. Metals are measured using the first-in first-out method. Inventory cost includes expenditures and other charges (including depreciation) incurred in bringing the inventory to its existing condition and location. Selling, general and administrative expenses are reported as period costs and excluded from inventory cost. The Group recognizes estimated write-down of inventories for excess, slow-moving and obsolete inventories.

Property, plant and equipment, net and depreciation

Property, plant and equipment are carried at cost less accumulated depreciation. Maintenance and repairs, including minor renewals and improvements, and small purchases of equipment are expensed as incurred, while major renewals and improvements are capitalized.

Depreciation of property, plant and equipment is primarily calculated based on the straight-line method and is provided over the estimated useful lives of related assets as summarized below:

Buildings	7-60 years
Oil tanks	7-15 years
Machinery and equipment	3-15 years

When assets are sold or otherwise disposed of, the profits or losses, computed on the basis of the difference between the net carrying value and proceeds, are credited or charged to income in the year of disposal.

Mineral rights are the legal rights to explore, extract, and retain at least a portion of the benefits from mineral deposits and are amortized using the unit-of-production method on the proven and probable reserves.

Mining exploration costs are expensed as incurred until feasibility studies indicate that the mining project is commercially viable. Once established as commercially viable, costs are capitalized as development costs and are amortized using the unit-of-production method on the proven and probable reserves.

In accordance with EITF Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry” (EITF 04-6), stripping costs (i.e., the costs of removing overburden and waste material to access mineral deposits) incurred during the production phase of a mine are considered variable production costs and are included as a component of inventory produced during the period in which stripping costs are incurred. However, during the development of a mine, before production commences, such costs are generally capitalized as part of the development costs and are amortized using the unit-of-production method based on the proven and probable reserves of the related ore body.

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

Impairment of long-lived assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Group reviews its long-lived assets to be held and used or to be disposed of other than by sale, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. A long-lived asset is considered to be impaired when its carrying value exceeds the sum of the future undiscounted net cash flows expected to be generated by the asset. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value. Fair value is generally determined using valuation techniques such as estimated discounted future cash flows. For purpose of recognition and measurement of an impairment loss, a long-lived asset or assets are grouped with other assets and liabilities at the lowest level with independent and identifiable cash flows.

Goodwill

Goodwill resulting from business combination transactions are not amortized but tested for impairment annually or more frequently if events or changes in circumstances indicate that goodwill is impaired. As of March 31, 2009 and 2008, goodwill (allocated to the Copper Smelting & Refining segment) amounted to 4,396 million yen. Goodwill balance is included in Other non-current assets.

Asset retirement obligations

The Group records a liability or an asset retirement obligation for the estimated cost to retire a tangible long-lived asset at the time the liability is incurred. Asset retirement obligations are recorded at fair value on a discounted basis, when the Group has a legal obligation to incur costs to retire the asset and when a reasonable estimate of fair value of the liability can be made. The costs associated with the liability are capitalized as part of the related asset and depreciated. Over time, the liability is accreted for the change in its present value.

The Group’s asset retirement obligations mainly relate to leased properties where gas service stations are located.

Estimating future asset retirement obligations requires management to make estimates and judgments regarding timing, existence of a liability and what constitutes adequate restoration. Inherent in the present value calculation are the rate and the timing of settlement. To the extent future revisions to these assumptions impact the present value of the recorded asset retirement obligation liability, a corresponding adjustment is made to the related asset.

Derivative financial instruments and hedging activities

The Group utilizes various derivative financial instruments for supply-demand adjustment, not for speculation, in accordance with the Group’s internal policy to manage its exposure to fluctuating commodity prices, variability in foreign currency exchange rates and changes in interest rates. All derivatives are carried at fair value and are reported as Other current assets or Other current liabilities with changes in the fair value charged to current income in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities an Amendment of FASB Statement No. 133.”

Changes in the fair value of foreign exchange forward contracts are recognized in Foreign currency exchange gains (losses), net, interest rate swaps are recognized in Other (expense) income, net, and changes in the fair value of commodity derivatives are recognized in Cost of sales. Changes in value of derivative instruments are recorded in Other, net, within operating activities in the consolidated statements of cash flows.

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

Environmental liabilities

Liabilities for environmental costs are recognized when it is probable that obligations have been incurred and the associated costs can be reasonably estimated. Such liabilities are adjusted as further information develops or circumstances change, and not reduced by possible recoveries from third parties. Such liabilities are principally based upon discounted projected cash outflows.

Defined benefit pension plans

Accrued retirement benefits are stated principally at the amount calculated based on the present value of the retirement benefit obligation and the fair value of the pension plan assets, as adjusted for unrecognized actuarial gain or loss, and unrecognized prior service cost. Actuarial gain or loss is amortized commencing in the subsequent period using the corridor approach. The unrecognized actuarial gains and losses are amortized when the net gains and losses exceed 10% of the greater of the value of plan assets or pension obligations at the beginning of the year.

Share-based compensation

The Group accounts for share-based compensation using the fair value method in accordance with FAS No. 123(R), “Share-Based Payment.”

Revenue recognition

The Group’s petroleum and chemical products are sold under short-term agreements at prevailing market prices. The Group’s refined copper is sold under annual contracts, and its revenue is determined based on the monthly average of prevailing commodity prices according to the terms of the contracts. Sales of products associated with electronic materials are based on annual or shorter-term agreements. In all cases, revenue is recognized when products are delivered, at which point, title is transferred and customers assume the risks and rewards of ownership, prices are fixed or determinable and collectibility is reasonably assured.

The Group enters into buy/sell and similar arrangements when petroleum products are held at one location but are needed at a different location. The Group pays or receives the barter unit price which is the same amount for both purchases and sales as per the agreement. In accordance with EITF Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty,” the Group accounts for such transactions on a net basis in its consolidated statements of operations.

The Group reports excise taxes on sales transactions on a gross basis in the consolidated statements of operations (included in both revenues and costs). Revenues and Cost of sales include excise taxes of 324,557 million yen for 2009 and 359,652 million yen for 2008.

Shipping and handling costs

Costs incurred for shipping and handling of products for an amount of 43,628 million yen and 44,470 million yen for the years ended March 31, 2009 and 2008, respectively, are included in Selling, general and administrative expenses in the consolidated statements of operations.

Research and development costs

Research and development costs are expensed as incurred. Research and development costs incurred for the years ended March 31, 2009 and 2008 are 13,182 million yen and 11,759 million yen, respectively.

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

Income Taxes

The Group accounts for income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes.” Deferred income taxes are provided to reflect the future tax consequences of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements (see Note 19). A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefits will not be realized. The effect on deferred income tax assets and liabilities of a change in tax rates and laws is recognized in income in the period in which such changes are enacted.

The Group accounts for uncertain tax positions in accordance with FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 prescribe a recognition threshold and measurement attribute for the financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Upon adoption of FIN 48, the Group recorded a cumulative effect adjustment of 171 million yen to decrease Retained earnings as of April 1, 2007. Following adoption of FIN 48, the Group included accrued interest and accrued penalties in provision for income taxes.

Earnings per share

Basic earnings per share is computed based on the weighted average number of shares outstanding during each period. Diluted earnings per share assumes the dilution that could occur if all stock options were exercised and resulted in the issuance of common stock.

Cash dividends per share are those declared with respect to the earnings for the respective periods for which dividends are proposed by the Board of Directors. Dividends are charged to retained earnings in the year in which they are declared.

Recent accounting pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a framework for measuring fair value, clarifies the definition of fair value, and expands disclosures about the use of fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. In February 2008, the FASB issued FASB Staff Positions (“FSP”) No. FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” and FSP No. FAS 157-2, “Effective Date of FASB Statement No. 157.” FSP No. FAS 157-1 removes certain leasing transactions from the scope of FAS No. 157. FSP No. FAS 157-2 delays the effective date of FAS No. 157 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in an entity’s financial statements on a recurring basis, until April 1, 2009 for the Group. In October 2008, the FASB issued FSP No. FAS 157-3, “Determining the Fair Value of Financial Asset When the Market for That Asset Is Not Active.” FSP No. FAS 157-3 clarifies the application of SFAS No. 157 in a market that is not active, and was effective upon issuance. The Group adopted SFAS No. 157 on April 1, 2008 with regards to financial assets and liabilities. The adoption of SFAS No. 157 as it relates to financial assets and liabilities did not have a material impact on the Group’s consolidated results of operations and financial position. The adoption of SFAS No. 157 as it relates to nonfinancial assets and liabilities that are recognized or disclosed at fair value in the Group’s financial statements on a nonrecurring basis is not expected to have a material impact on the Group’s consolidated results of operations and financial position.

In December 2007, the FASB ratified EITF Issue No. 07-1, “Accounting for Collaborative Arrangements.” EITF Issue No. 07-1 defines collaborative arrangements and requires that transactions with third parties that do not

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

participate in the arrangement be reported in the appropriate statements of operations line items pursuant to the guidance in EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” Statements of operations classification of payments made between participants of a collaborative arrangement is to be based on other applicable authoritative accounting literature. EITF Issue No. 07-1 is effective for the Group as of April 1, 2009, and requires retrospective application to all prior periods presented for all collaborative arrangements existing as of the effective date. The Group is currently evaluating the impact of adopting EITF Issue No. 07-1.

In December 2007, the FASB issued FAS No. 141(R), “Business Combinations,” which applies for the Group prospectively to business combinations for which the acquisition date is on or after April 1, 2009. FAS No. 141(R) requires that the acquisition method of accounting be applied to a broader range of business combinations, amends the definition of a business combination, provides a definition of a business, requires an acquirer to recognize an acquired business at its fair value at the acquisition date, and requires the assets acquired and liabilities assumed in a business combination to be measured and recognized at their fair values as of the acquisition date, with limited exceptions. The effect of these changes on future periods will depend primarily on the nature and significance of any acquisitions subject to FAS No. 141(R).

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosures about (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The significant additional disclosures required by SFAS No. 161 include (1) a tabular summary of the fair values of derivative instruments and their gains and losses; (2) disclosure of credit-risk related contingent features in order to provide more information regarding an entity’s liquidity from using derivatives; and (3) cross-referencing within footnotes to make it easier for financial statements users to locate important information about derivative instruments. SFAS No. 161 is effective for years beginning after November 15, 2008, with early application encouraged. SFAS No. 161 will only affect the Group’s disclosures of derivative instruments and will not affect its financial position and results of operations.

In November 2008, the FASB ratified EITF Issue No. 08-6, “Equity Method Investment Accounting Considerations,” which addresses certain effects of FAS No. 141(R) and 160 on an entity’s accounting for equity-method investments. The consensus indicates, among other things, that transaction costs for an investment should be included in the cost of the equity-method investment (and not expensed) and shares subsequently issued by the equity-method investee that reduce the investor’s ownership percentage should be accounted for as if the investor had sold a proportionate share of its investment, with gains or losses recorded through earnings. EITF Issue No. 08-6 is effective for the Group as of April 1, 2009 and its effects on future periods will depend on the nature and significance of any transactions subject to EITF Issue No. 08-6.

In December 2008, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 requires a company to clearly identify and present ownership interests in subsidiaries held by parties other than the parent in the consolidated financial statements within the equity section but separate from the parent’s equity. It also requires the following changes: (1) the amount of Consolidated net income attributable to the parent and to the noncontrolling interest should be clearly identified and presented on the face of the consolidated statements of operations; (2) changes in parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary should be accounted for as equity transactions; and (3) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary should be measured at fair value. SFAS No. 160 is effective for financial statements issued for years beginning on or after December 15, 2008 with early adoption prohibited. The Group has not completed the study of what effect SFAS No. 160 will have on its financial position and results of operations.

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

In December 2008, the FASB issued an FSP on SFAS No. 132R, “Employers’ Disclosures about Postretirement Benefit Plan Assets” (“FSP SFAS No. 132R-1”). The FSP contains amendments to SFAS No. 132R, “Employers’ Disclosures about Postretirement Benefit Plan Assets” that are intended to enhance the transparency surrounding the types of assets and associated risks in an employer’s defined benefit pension or other postretirement plan. This FSP expands the disclosures set forth in SFAS No. 132R by adding required disclosures about: (1) how investment allocation decisions are made by management, (2) major categories of plan assets, and (3) significant concentrations of risk. Additionally, the FSP requires an employer to disclose information about the valuation of plan assets similar to that required under SFAS No. 157. The new disclosures are required to be included in financial statements for years ending after December 15, 2009 with early application permitted. This FSP only requires additional disclosures, and will no affect the Group’s financial position and results of operations.

In December 2008, the SEC released Final Rule, “Modernization of Oil and Gas Reporting.” The new disclosure requirements include provisions that permit the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volumes. The new requirements also will allow companies to disclose their probable and possible reserves to investors. In addition, the new disclosure requirements require that companies 1) report the independence and qualifications of its reserves preparer or auditor, 2) file reports when a third party is relied upon to prepare reserves estimates or conduct a reserves audit, 3) report oil and gas reserves using an average price based upon the prior twelve-month period rather than year-end prices. The new disclosure requirements are effective for financial statements for years ending on or after December 31, 2009. Early adoption is not permitted. The Group does not expect the adoption of this rule to have a significant impact on its financial position and results of operations.

In April 2009, the FASB staff issued an FSP on SFAS No. 115 and SFAS No. 124, “Recognition and Presentation of Other-Than-Temporary Impairment” (“FSP SFAS No. 115-2 and SFAS No. 124-2”). This FSP amends the other-than-temporary impairment guidance for debt securities and improves the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This FSP requires additional disclosures regarding the calculation of credit losses, as well as factors considered in reaching a conclusion that an investment is not other than temporarily impaired. This FSP is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Group has not completed the study of what effect this FSP will have on its financial position and results of operations.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events.” SFAS No. 165 distinguishes between the date that the financial statements are issued and the date that the financial statements are available to be issued and requires that the disclosure identify the date through which an entity has evaluated subsequent events on that basis. This disclosure should also highlight that an entity has not evaluated subsequent events after that date. SFAS No. 165 shall be effective for interim or annual financial periods ending after June 15, 2009. The Group does not expect SFAS No. 165 to have a significant impact on its financial position and results of operations.

3.	Securitization

The Group transfers trade accounts receivable of its principal operating entities on a regular basis to securitization vehicles that are managed and administered by commercial banks. These vehicles obtain financing from the sponsoring commercial banks or third-party investors to fund their purchases of trade accounts receivable and other financial assets from the sponsoring commercial banks’ clients that include the Group. This trade accounts receivable is short-term in nature and is due within six months or less. The Group did not have any continuing involvement with the trade accounts receivable transferred other than servicing of them in a fiduciary capacity, except for certain limited cases where the Group had no continuing involvement whatsoever. Accordingly, the Group accounts for such transfers as sales.

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

During the years ended March 31, 2009 and 2008, the Group transferred trade accounts receivable and received proceeds amounting to 210,243 million yen and 223,018 million yen, net of securitization fees in the amount of 243 million yen and 501 million yen, respectively. The Group did not recognize any material gain or loss as a result of these transactions except for the securitization fees. Of these trade accounts receivable, 13,707 million yen and 54,757 million yen remained outstanding as of March 31, 2009 and 2008, respectively.

4.	Inventories

The components of inventories stated at the lower of cost or market are as follows:

	March 31
	2009	2008

Merchandise and finished goods	86,195	140,388
Raw materials	126,664	240,495
Work in process	106,534	173,411
Supplies	10,615	12,356

Total	330,008	566,650

For the years ended March 31, 2009 and 2008, inventories presented above are net of a lower of cost or market adjustment of 75,939 million yen and 17,485 million yen, respectively, which is included in Cost of sales in the consolidated statements of operations. Lower of cost or market adjustment for the years ended March 31, 2009 and 2008 mainly relate to the declines in prices of oil and metal at the end of the respective fiscal year end.

5.	Property, plant and equipment, net

Property, plant and equipment, net, consist of the following:

	March 31
	2009		2008
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Land	204,696	—	211,587	—
Buildings and oil tanks	483,091	301,210	474,807	300,048
Machinery and equipment	894,848	626,694	880,268	602,565
Construction in progress	14,273	—	11,558	—
Mineral rights	35,801	3,438	43,518	3,557
Others	43,252	31,037	42,366	31,046

Total	1,675,961	962,379	1,664,104	937,216

Depreciation and amortization expenses of property, plant and equipment for the years ended March 31, 2009 and 2008 amounted to 60,673 million yen and 52,731 million yen, respectively.

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

6.	Asset retirement obligations

The following table summarizes changes in asset retirement obligations for the years ended March 31, 2009 and 2008:

Balance at March 31, 2007	10,942
Liabilities incurred	1,618
Accretion	56
Settlement	(736)

Balance at March 31, 2008	11,880
Less current portion	(3,260)

Long-term portion	8,620

Balance at March 31, 2008	11,880
Liabilities incurred	407
Accretion	64
Settlement	(2,737)

Balance at March 31, 2009	9,614
Less current portion	(2,692)

Long-term portion	6,922

The Group cannot reasonably estimate the fair value of asset retirement obligations for certain petroleum exploration and development assets as the specific timing of abandonment is not stipulated by laws or contract. The Group also cannot reasonably estimate the fair value of asset retirement obligations relating to certain oil refining facilities, oil storage facilities and company headquarters as the Group assumes that it will continue to use these assets indefinitely.

7.	Loss on impairment of long-lived assets

The overall deterioration of the global economic environment, a significant decrease in the price of land in Japan, and a significant decrease in oil and metal prices combined with the intensive pricing competition have led to adverse changes in the Group’s business. As such, the Group evaluated its long-lived assets for impairment in the years ended March 31, 2009 and 2008, which resulted in the recognition of impairment charges as described below.

The Group’s impairment analysis includes several assumptions in the determination of estimated future cash flows including near and long-term oil and metal prices, oil and metal commodity prices, production costs, reserve estimates and the use of appropriate discount rates. In measuring the amount of impairment charges, the carrying amount of the asset is compared to the present value of the expected future cash flows generated by the corresponding asset as well as available market information for similar properties in the same geographic area, in the case of real estate properties.

The Group recorded impairment loss on land where service stations that were closed down, idle or were suffering from operating losses were located. In relation to buildings, the Group recorded an impairment loss mainly due to a continuous drop in the price of real estate properties in Japan in 2009 and 2008. An impairment loss on machinery and equipment mainly relate to certain machinery used to manufacture copper foil products sold in Europe and the United States of America, for which product demand and market size significantly deteriorated, as customers followed the global trend of moving manufacturing operation to regions such as Asia, with lower production costs.

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

An impairment loss on machinery and equipment was also recognized for certain equipment used to manufacture new products for which initial future estimated cash flows was revised based on actual results.

The impairment loss recorded as of March 31, 2009 and 2008 is as follows:

	Year Ended March 31
	2009	2008

Land	968	498
Buildings and oil tanks	730	25
Machinery and equipment	4,172	745
Others	6	—

Total impairment loss on long-lived assets	5,876	1,268

The impairment loss occurred mainly from the operating segment of Electronic materials and Petroleum refining & marketing.

8.	Investments in affiliated companies

A list of significant affiliated companies as of March 31, 2009, together with the Group’s percentage of voting rights, is detailed below:

		The Group’s
		Percentage
		of Voting
Name of Significant Affiliated Companies	Nature of Business	Rights

Abu Dhabi Oil Co., Ltd.	Oil production	31.50%
United Petroleum Development Co., Ltd.	Oil production	35.00%
Minera Los Pelambres	Copper mining	25.00%
Japan Collahuasi Resources B.V.	Investment in Collahuasi Mine	30.00%
JECO Corporation	Investment in Escondida Mine	20.00%
LS-Nikko Copper Inc.	Smelting, refining and sales of copper	49.90%
Hitachi Wire Rod Co., Ltd.	Production and sale of copper wire rods	20.00%
Poongsan-Nikko Tin Plating Corporation	Production of rolled materials	40.00%
COFCO, Ltd.	Financing for Collahuasi Mine	30.00%
Japan Escondida Finance Corporation	Financing for Escondida Mine	20.00%
Tatsuta Electric Wire and Cable Co., Ltd.	Production and sale of electric wires and cables	35.19%
Toho Titanium Co., Ltd.	Production and sale of titanium metals and other products	42.64%
Maruwn Corporation	Land transportation	38.84%
NTT DATA CCS Corporation	Development of software, information processing and sales systems	40.00%

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

Summarized financial information for significant affiliated companies, excluding Minera Los Pelambres whose financial statements are separately disclosed in accordance with Rule 3-09 of Regulation S-X, is shown below.

	March 31, 2009
		United
		Petroleum
	Abu Dhabi	Development	LS-Nikko
	Oil Co., Ltd.	Co., Ltd.	Copper Inc.	Others	Total

Current assets	56,210	35,310	119,589	67,359	278,468
Non-current assets	25,227	8,846	42,958	118,104	195,135

Total assets	81,437	44,156	162,547	185,463	473,603

Current liabilities	8,055	3,248	71,856	46,911	130,070
Non-current liabilities	7,271	4,182	7,308	40,541	59,302
Stockholders’ equity	66,111	36,726	83,383	98,011	284,231

Total liabilities and stockholders’ equity	81,437	44,156	162,547	185,463	473,603

	Year Ended March 31, 2009
		United
		Petroleum
	Abu Dhabi	Development	LS-Nikko
	Oil Co., Ltd.	Co., Ltd.	Copper Inc.	Others	Total

Revenues	72,632	48,491	526,094	132,312	779,529
Gross profit	50,451	35,151	57,929	12,453	155,984
Net income	23,738	14,882	19,676	37,903	96,199

	March 31, 2008
		United
		Petroleum
	Abu Dhabi	Development	LS-Nikko
	Oil Co., Ltd.	Co., Ltd.	Copper Inc.	Others	Total

Current assets	62,067	31,004	170,935	62,519	326,525
Non-current assets	30,087	13,447	60,590	100,080	204,204

Total assets	92,154	44,451	231,525	162,599	530,729

Current liabilities	24,292	5,027	100,769	37,183	167,271
Non-current liabilities	8,252	5,567	6,963	22,932	43,714
Stockholders’ equity	59,610	33,857	123,793	102,484	319,744

Total liabilities and stockholders’ equity	92,154	44,451	231,525	162,599	530,729

	Year Ended March 31, 2008
		United
		Petroleum
	Abu Dhabi	Development	LS-Nikko
	Oil Co., Ltd.	Co., Ltd.	Copper Inc.	Others	Total

Revenues	70,353	43,772	638,545	130,083	882,753
Gross profit	45,202	28,308	44,358	17,562	135,430
Net income	16,571	11,529	29,920	67,297	125,317

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

The carrying value of investments in affiliated companies exceeds the Group’s equity interest in the underlying net assets of such affiliated companies by 6,993 million yen and 7,086 million yen as of March 31, 2009 and 2008, respectively. Such excess is mainly due to fair value adjustments recorded as a result of the application of the purchase method upon the acquisition of such investments.

Investments in affiliated companies which have quoted market values at March 31, 2009 and 2008 compared with related carrying amounts are as follows:

	March 31
	2009	2008

Carrying amount	36,951	36,157
Market value	39,160	74,918

Nippon Mining reviews the carrying value of investments in affiliated companies to assess if an other-than-temporary decline in value has occurred. Impairment reviews are performed when events or changes in circumstances indicate that the carrying amount of such investment may not be recoverable. Such indicators include sustained decline in market value below carrying value, deteriorating financial condition and decrease in the quality of the investee’s asset without positive near-term prospects, significantly sub-par level of earnings or quality of assets below that of the investee’s peers, and severe losses sustained by the investee in the current year or in both current and prior years. Fair value is determined based on quoted market prices, projected discounted cash flows or other valuation techniques as appropriate. When the value of investment in an affiliated company is determined to have declined below carrying value on an other-than-temporary basis, an impairment loss is recorded for the amount by which the carrying value exceeds its fair value. The Group did not recognize any impairment loss for investments in affiliated companies for the years ended March 31, 2009 and 2008.

9.	Investment securities

Marketable equity securities

Investments in marketable equity securities as of March 31, 2009 and 2008 are summarized as follows:

	March 31
	2009				2008
			Gross	Gross			Gross	Gross
		Aggregate	Unrealized	Unrealized		Aggregate	Unrealized	Unrealized
	Cost	Fair Value	Gains	Losses	Cost	Fair Value	Gains	Losses

Available-for-sale securities:
Equity securities	28,869	36,270	7,526	125	38,114	58,475	22,487	2,126

Cost represents acquisition cost for available-for-sale securities. The cost basis of the individual securities is written down to fair value as a new cost basis when an impairment is recognized.

Proceeds from sales of available-for-sale securities and the related gross realized gains and losses for the years ended March 31, 2009 and 2008 are as follows:

	Year Ended March 31
	2009	2008

Proceeds from sales of available-for-sale securities	466	8,709
Gross realized gains	190	7,598
Gross realized losses	1	—

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

For the years ended March 31, 2009 and 2008, losses of 8,997 million yen and 104 million yen, respectively, were recognized on write-downs of available-for-sale securities to reflect the decline in market value considered to be other-than-temporary.

The Group’s available-for-sale securities were classified by length of unrealized loss position as of March 31, 2009 and 2008 as follows:

	March 31, 2009
	Less Than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Aggregate	Unrealized	Aggregate	Unrealized	Aggregate	Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Equity securities	502	125	—	—	502	125

Total	502	125	—	—	502	125

	March 31, 2008
	Less Than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Aggregate	Unrealized	Aggregate	Unrealized	Aggregate	Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Equity securities	4,319	2,126	—	—	4,319	2,126

Total	4,319	2,126	—	—	4,319	2,126

At March 31, 2009, the Group held certain securities with unrealized holding losses in its available-for-sale portfolio. The unrealized losses on these securities, consisting of entities in various industries, were principally due to a decline in the stock market. The severity of decline in fair value below cost was 10% to 21% and the duration of the impairment was less than four months. Based on the evaluation of the severity and duration of decline in value of these securities, the Group concluded that the fair value of these securities is recoverable. As a result of the Group’s intent and ability to hold these investments for a reasonable period of time sufficient for a forecasted recovery of fair value, the Group did not consider these investments to be other-than-temporarily impaired at March 31, 2009.

Non-marketable equity securities

Non-marketable equity securities representing investments in unlisted companies are carried at cost; however, if the fair value of an investment has declined and such decline is judged to be other-than-temporary, the investment is written down to its estimated fair value. Losses on write-downs of these investments recognized to reflect declines in fair value considered to be other-than-temporary were 628 million yen and 369 million yen for the years ended March 31, 2009 and 2008, respectively.

Aggregate cost of non-marketable equity securities accounted for under the cost method totaled 13,732 million yen and 13,789 million yen at March 31, 2009 and 2008, respectively. Investments with an aggregate cost of 13,682 million yen at March 31, 2009 were not evaluated for impairment because (a) the Group did not estimate the fair value of those investments as it was not practicable to estimate the fair value of the investments and (b) the Group did not identify any events or changes in circumstances that might have had significant adverse effects on the fair value of those investments.

10.	Fair value

Effective April 1, 2008, the Group adopted SFAS No. 157 for all financial assets and liabilities measured and disclosed on a fair value basis. In accordance with FSP SFAS No. 157-2, the nonrecurring nonfinancial assets and

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

nonfinancial liabilities for which the Group has not applied the provisions of SFAS No. 157 mainly include property, plant and equipment, intangible assets and goodwill measured at fair value for impairment.

SFAS No. 157 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which the Group would transact and assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

Fair Value Hierarchy

SFAS No. 157 establishes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

For the Group, Level 1 inputs are used to measure marketable equity securities. When quoted prices are available in an active market, the Group uses the quoted market prices to measure the fair values of these marketable equity securities, and such securities are classified in Level 1 of the valuation hierarchy.

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data for substantially the full term of the assets or liabilities.

For the Group, Level 2 inputs are used to measure plain interest rate swaps, foreign currency forward contracts, certain commodity forward contracts and commodity swaps. Derivative contracts entered into by the Group are traded over-the-counter and valued using quotes obtained from counterparties or third parties, which are periodically validated by pricing models using observable market inputs. The valuation models and inputs vary depending on the types and contractual terms of the derivatives. The key inputs include interest rate yield curve, foreign currency exchange rate, volatility, credit quality of the counterparty or the Group and spot price of the underlying. These models are commonly accepted in the financial industry and key inputs to the models are readily observable from an actively quoted market. Derivatives valued by such models and inputs are generally classified within Level 2 of the valuation hierarchy.

Level 3 — Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

For the Group, Level 3 inputs are used to measure certain commodity forward contracts that are valued using non-binding quotes obtained from independent broker-dealers, where corroborated data is not available for all significant inputs into their proprietary valuation models that are based on discounted cash flow. The non-binding quotes from independent broker-dealers are validated by pricing models that include estimates developed by using correlation to crude oil related indices, such as NYMEX WTI. Derivatives that are valued based on models with significant unobservable input are classified in Level 3 of the valuation hierarchy.

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

Assets/Liabilities Measured at Fair Value on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis, excluding accrued interest components, consisted of the following types of instruments as of March 31, 2009:

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in	Significant Other	Significant
	Active Markets for	Observable	Unobservable
	Identical Instruments	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Assets
Marketable equity securities	36,270	—	—	36,270
Derivatives	—	7,386	1,554	8,940

Total assets measured at fair value	36,270	7,386	1,554	45,210

Liabilities
Derivatives	—	31,073	—	31,073

Total liabilities measured at fair value	—	31,073	—	31,073

Cash collateral provided to the Group’s counterparties in relation to derivative liabilities, which was included in Other current assets, was 11,994 million yen and nil as of March 31, 2009 and 2008, respectively.

The table below presents a reconciliation for all assets and liabilities measured at fair value on a recurring basis, excluding accrued interest components, using significant unobservable inputs (Level 3) for the year ended March 31, 2009:

Commodity
Derivatives

Balance at April 1, 2008	(4,019)
Total net gains (realized and unrealized) included in earnings	8,271
Purchases and settlements, net	(2,698)

Balance at March 31, 2009	1,554

Gains and losses (realized and unrealized) from the derivatives classified in Level 3 of the valuation hierarchy included in earnings for the year ended March 31, 2009 are reported in Cost of sales in the consolidated statements of operations.

The Group is generally not exposed to significant concentration of credit risks to any counterparties or any specific region.

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

11.	Fair value of financial instruments

Summarized below are fair value and carrying value of financial instruments as of March 31, 2009 and 2008. The following summary excludes Cash and cash equivalents, Time deposits, Trade accounts receivable, Short-term borrowings, and Trade accounts payable where the differences between the carrying amounts values and the fair values are not significant. The summary also excludes Investment securities which are disclosed in Note 9.

	March 31
	2009		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Assets/(Liabilities)
Foreign currency forward contracts	319	319	485	485
Interest rate swaps	(1,666)	(1,666)	(1,456)	(1,456)
Commodity related derivatives	(20,786)	(20,786)	7,453	7,453
Long-term debt (including current portion)	(420,637)	(416,087)	(394,572)	(394,485)

The following assumptions are used to estimate the fair value of the financial instruments in the above table.

Derivative financial instruments

The assumptions used to estimate derivative financial instruments, including foreign currency forward contracts, interest rate swaps, commodity related derivatives, are discussed in Note 10. Fair value.

Long-term debt (including current portion)

For certain unsubordinated and subordinated debt, the fair values are estimated based on quoted market prices of the debt instruments. The fair values of other long-term debt are estimated using a discounted cash flow model based on rates applicable to the Group for debt with similar terms and remaining maturities.

12.	Short-term borrowings and long-term debt

Short-term borrowings are principally unsecured and generally represent bank overdrafts and commercial paper with weighted-average interest rates of approximately 0.9% and 1.2% for the years ended March 31, 2009 and 2008, respectively. The bank overdrafts amounted 233,578 million yen and 241,769 million yen at March 31, 2009 and 2008, respectively, and the commercial paper amounted nil and 126,000 million yen at March 31, 2009 and 2008, respectively.

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

Long-term debt as of March 31, 2009 and 2008 is comprised of the following:

	March 31
	2009	2008

Unsecured bonds, due through June 2018, at interest rates ranging from 1.37% to 2.32%	35,000	15,000
Loans from banks, life insurance companies and government agencies, due through March 2019 at interest rates ranging from 0.71% to 6.97%
Secured	45,627	62,280
Unsecured	270,139	246,688
Financing obligation associated with the sale and leaseback of the corporate headquarters property (See Note 13)
Secured	48,995	47,304
Capital lease obligations	20,876	23,300

	420,637	394,572
Less current portion	(45,612)	(66,299)

	375,025	328,273

Assets pledged as of March 31, 2009 and 2008 as collateral for long-term debt are as follows:

	March 31
	2009	2008

Property, plant and equipment, net	233,146	248,963
Investment securities	3,893	6,327

	237,039	255,290

Aggregate amounts of maturities of long-term debt during the next five years are as follows:

Year ending March 31,
2010	45,612
2011	81,257
2012	41,518
2013	104,462
2014	72,863
Thereafter	74,925

420,637

As is customary in Japan, both short-term and long-term bank loans are made under general agreements that provide that securities and guarantees for present and future indebtedness will be given upon request of the bank, and that the bank shall have the right, as the obligations become due, or in the event of their default, to offset cash deposits against such obligations.

As of March 31, 2009, the Group had unused committed credit lines amounting to 100,000 million yen, which were due in June 2009. Such committed credit lines have been extended for an additional twelve-month period and the committed amount was increased to a total of 105,000 million yen.

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

13.	Leases

As lessee

(i) Capital leases

The Group leases buildings, machinery, equipment and software under capital leases. Leased assets held under capital leases as of March 31, 2009 and 2008 are included in Property, plant and equipment, net as follows:

	March 31
	2009	2008

Buildings and oil tanks	17,875	15,338
Machinery and equipment	13,178	15,143
Others	402	685
Less accumulated amortization	(18,184)	(17,141)

Total	13,271	14,025

The following is a schedule by year of the future minimum lease payments required under capital leases together with the present value of the net minimum lease payments as of March 31, 2009:

Year ending March 31,
2010	4,752
2011	3,571
2012	2,746
2013	1,967
2014	1,325
Thereafter	7,017

Total minimum lease payments	21,378
Less amounts representing interest	(502)

Present value of net minimum lease payments included in Long-term debt	20,876
Less current portion	(4,752)

Long-term capital lease obligations	16,124

Amortization of assets under capital leases for the years ended March 31, 2009 and 2008 amounted to 3,186 million yen and 3,311 million yen, respectively.

Minimum lease payments have not been reduced by minimum sublease income of 5,453 million yen due in the future under non-cancelable subleases.

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

(ii) Operating leases

The following is a schedule by year of the minimum future rental payments required under operating leases that have an initial or remaining non-cancelable lease term in excess of one year as of March 31, 2009:

Year ending March 31,
2010	4,366
2011	2,796
2012	2,191
2013	1,998
2014	1,796
Thereafter	9,948

Total minimum future rentals	23,095

Rental expense related to operating leases for the years ended March 31, 2009 and 2008 amounted to 8,641 million yen and 8,448 million yen, respectively.

Sale and leaseback transaction

On March 31, 1999, the Group sold its corporate headquarters property to a consortium formed by third-party investors for 69,000 million yen. The Group simultaneously entered into a non-cancelable, ten-year leaseback agreement with the consortium for approximately the same floor space of the property, which expired on March 31, 2009. The Group extended the lease agreement for additional two years at the expiration, which is cancelable at any time. The lease agreement requires the Company to maintain a cash deposit with the landlord, which amounted to 2,221 million yen and 5,752 million yen as of March 31, 2009 and 2008, respectively. The cash deposit effectively represents non-recourse financing to the consortium. Accordingly, the Group has accounted for the transaction under the financing method pursuant to SFAS No. 66.

Under the financing method, the book values of the property and related accumulated depreciation remain on the Group’s consolidated balance sheets and the Group continues to depreciate the property based on its economic useful life. The sales proceeds of the property are recorded as a financing obligation and the lease payments are recognized as principal repayments and interest expenses associated with the financing obligation.

14.	Environmental liabilities

The Group is subject to various laws and regulations governing the protection of the environment. The Group conducts and believes its operations are in compliance with applicable laws and regulations in all material respects. The Group has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures.

As of March 31, 2009 and 2008, the Group recorded an accrual of 6,808 million yen and 8,421 million yen, respectively, for environmental remediation and restoration associated costs. These amounts include environmental obligations accrued by the Company’s wholly-owned subsidiary, Gould Electronics Inc. (“Gould Electronics,”) for an amount of 5,436 million yen and 6,521 million yen as of March 31, 2009 and 2008, respectively. Gould Electronics is a U.S.-based subsidiary, which has received notices from the U.S. Environmental Protection Agency and various state environmental protection agencies that it has been identified as a “potential responsible party” (“PRP”) under certain U.S. state laws and has been designated to share in the cost of cleanup with respect to certain federal Superfund sites and certain state cleanup sites. The amount of Gould Electronics’ ultimate liability in connection with any specific site may depend on many factors, including the volume and toxicity of material

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

contributed to the site, the number of other PRPs and their financial viability and the remediation methods and technology to be used.

The Group believes that it has adequately provided for its environmental exposures with the accruals referred to above. Environmental liabilities are difficult to assess and estimate due to unknown factors such as the timing and extent of remediation, the determination of the Group’s obligation in proportion to other parties, improvements in remediation technologies, and the extent to which environmental laws and regulations may change in the future.

15.	Pension plans

The Group has defined benefit pension plans for the domestic employees who will receive lump-sum indemnities or pension payments upon retirement. The pension plans are based on a “point-based benefits system.” Under the point-based benefits system, benefits are calculated based on the accumulated points allocated to employees each year according to their job classification and years of service.

For non-U.S. plans, SFAS No. 87, “Employers’ Accounting for Pensions” (“SFAS No. 87”), was effective for years beginning after December 15, 1988. Due to the unavailability of certain data, the Group adopted SFAS No. 87 from the year beginning April 1, 2007 for the purpose of these consolidated financial statements. The transition obligation of 36,391 million yen (net of taxes) was charged directly to retained earnings in its entirety on April 1, 2007.

The Group also adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment to FASB Statements Nos. 87, 88, 106 and 132(R)” as of April 1, 2007. The projected benefit obligation, the accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were as follows:

	Year Ended March 31
	2009	2008

Projected benefit obligation	82,944	89,075
Accumulated benefit obligation	82,366	88,141
Fair value of plan assets	19,436	23,518

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

The changes in the benefit obligation and plan assets as well as the funded status and composition of amounts recognized in the consolidated balance sheets were as follows:

	Year Ended March 31
	2009	2008

Change in benefit obligation:
Benefit obligation at April 1	89,075	86,359
Service cost	2,059	2,563
Interest cost	1,523	1,706
Effect from the sale of a subsidiary	(2,548)	—
Benefits paid	(6,228)	(4,230)
Actuarial (gains) losses	(937)	2,677

Benefit obligation at March 31	82,944	89,075

Change in plan assets:
Fair value of plan assets at April 1	23,518	25,002
Actual return on plan assets	(3,442)	(2,092)
Employer contributions	3,499	3,228
Effect from the sale of a subsidiary	(910)	—
Benefits paid	(3,229)	(2,620)

Fair value of plan assets at March 31	19,436	23,518

Funded status	63,508	65,557

Weighted-average assumptions used to determine benefit obligation (percent):
Discount rate	2.1-2.35%	1.8-2.2%
Rate of compensation increase	2.97-3.57%	2.97-3.86%

All pension liabilities are included in Defined benefit pension plans in Non-current liabilities.

Employer’s contributions for the year ending March 31, 2010 are expected to approximate 3 billion yen.

The weighted-average assumptions used to determine net periodic benefit cost and the components of net periodic benefit cost for the years ended March 31, 2009 and 2008 follow:

	Year Ended March 31
	2009	2008

Weighted-average assumptions:
Discount rate	1.8-2.2%	2.1-2.25%
Expected return on plan assets	2.5%	2.5%
Rate of compensation increase	2.97-3.86%	2.97-3.93%
Service cost	2,059	2,563
Interest cost	1,523	1,706
Expected return on plan assets	(527)	(578)

Net periodic benefit cost	3,055	3,691

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

As of March 31, 2009 and 2008, unrecognized actuarial losses of 8,200 million yen and 5,346 million yen (excluding tax effect), respectively, are included in accumulated other comprehensive loss, but have not been recognized in net periodic pension cost.

To determine the expected long-term rate of return on plan assets, the Group considers current and expected asset allocations, as well as historical and expected long-term rate of return on various categories of plan assets. The Group’s investment strategy for benefit plan assets reflects a long-term view, a careful assessment of the risks inherent in various asset classes and broad diversification to reduce the risk of the portfolio. The Group primarily invests in funds that follow an index-based strategy to achieve its objectives of diversifying risk while minimizing costs. Studies are periodically conducted to establish the preferred target asset allocation.

The pension plan weighted-average asset allocations as of March 31, 2009 and 2008 were as follows:

	March 31		Target
	2009	2008	Allocation

Domestic equity securities	19%	24%	20%
Domestic debt securities	31%	30%	32%
Foreign equity securities	14%	14%	13%
Foreign debt securities	8%	8%	8%
Deposit, call loan and other	28%	24%	27%

Total	100%	100%	100%

Domestic equity securities include common stock of the Company for an amount of 1.8 million yen and 15.6 million yen, as of March 31, 2009 and 2008, respectively.

The expected future benefit payments of the Group are as follows:

Year ending March 31,
2010	7,367
2011	6,971
2012	5,963
2013	5,685
2014	4,910
Thereafter	24,013

16.	Share-based compensation

In June 2005, the Group’s stockholders approved a share-based compensation plan (“the plan”) for board members and executive officers. The total number of shares authorized for awards of equity share options is 1,116,000 shares. The Group believes that such awards better align the interests of its senior executives with those of its stockholders.

Under the plan, stock option awards are granted with an exercise price 1 yen per share. The vesting term is generally less than one-year of continuous service as the option awards vest at the end of the year in which they are granted. The options have a twenty-year contractual term and can only be exercised within a three-year period upon retirement.

The total compensation cost expensed in Selling, general and administrative expenses for the plan was 177 million yen and 189 million yen for the years ended March 31, 2009 and 2008, respectively. The total income tax benefit recognized in the statements of operations for share-based compensation arrangements was 72 million yen and

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

77 million yen for the years ended March 31, 2009 and 2008, respectively. The Group did not capitalize any share-based compensation costs during the years ended March 31, 2009 and 2008.

A summary of options outstanding and changes during the year ended March 31, 2009 is as follow:

			Weighted-
		Weighted-	Average	Aggregate
		Average	Remaining	Intrinsic
	Number of	Exercise Price	Contractual	Value
	Shares	(Yen)	Term (Years)	(Millions of Yen)

Balance at March 31, 2008	708,500	1
Granted	339,500	1
Exercised	(79,500)	1
Expired/Forfeited	—	—

Balance at March 31, 2009	968,500	1	17.0	377

Exercisable at March 31, 2009	54,000	1	1.9	21

The fair value of each option award is estimated at the date of grant using the Black-Scholes option valuation model. Expected volatilities are based on historical volatility of the Group’s stock. The Group uses historical data to estimate board members and executive officers termination within the valuation model. The expected term of options granted is estimated based on the assumption that option rights are exercised at the beginning of the exercise period. The expected dividend rate is calculated as the annual dividend payments divided by the stock price at the grant date. The risk-free rate is based on Japanese government bond yield curve in effect for bonds with maturity dates similar to the expected term of the option at the grant date. The weighted-average assumptions used to value stock option awards during the years ended March 31, 2009 and 2008 are as follows:

	Year Ended March 31
	2009	2008

Expected volatility	40%	38%
Expected term (in years)	4.0	4.0
Expected dividend rate	2.744%	1.618%
Risk-free rate	1.363%	1.452%

The grant-date fair value of option awards granted during the years ended March 31, 2009 and 2008 was 521 yen and 926 yen per share, respectively. The total intrinsic value of options exercised during the years ended March 31, 2009 and 2008 was 45 million yen and 42 million yen, respectively. The total fair value of shares vested during the years ended March 31, 2009 and 2008 was 132 million yen and 108 million yen, respectively.

17.	Stockholders’ equity

The Companies Act of Japan provides that an amount equal to 10% of distributions from retained earnings paid by the Company be appropriated as a legal reserve. However, no further appropriations are required when the total amount of capital surplus plus legal reserve equals to 25% of the Company’s common stock.

Retained earnings at March 31, 2009 do not reflect current year-end dividends in the amount of 5,562 million yen which were paid in June 2009 as approved by the board of directors’ meeting held on May 15, 2009.

The amount available for dividend distribution under the Companies Act of Japan is based on the amount determined in accordance with financial accounting standards in Japan. Such amount was 98,960 million yen as of March 31, 2009, which included Capital surplus of 80,201 million yen.

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

Retained earnings at March 31, 2009 include 113,275 million yen relating to equity in undistributed earnings of companies accounted for by the equity method.

Changes in each component of Accumulated other comprehensive (loss) income including income taxes (charged) credited directly to Stockholders’ equity for the years ended March 31, 2009 and 2008 are comprised of the following:

	Year Ended March 31
	2009	2008

Unrealized holding gains (losses) on securities:
Balance at beginning of year	12,171	27,186
Pre-tax amount of unrealized holding losses on securities, net	(18,208)	(19,569)
Deferred income taxes	7,329	7,204

Adjustments for year (after income tax effect)	(10,879)	(12,365)

Pre-tax amount of reclassification adjustments	4,999	(4,524)
Deferred income taxes	(2,157)	1,874

Adjustments for year (after income tax effect)	2,842	(2,650)

Balance at end of year	4,134	12,171

Pension liability adjustment:
Balance at beginning of year	(2,243)	1,082
Pre-tax amount of pension liability adjustment	(3,123)	(5,438)
Deferred income taxes	1,190	2,113

Adjustments for year (after income tax effect)	(1,933)	(3,325)

Balance at end of year	(4,176)	(2,243)

Foreign currency translation adjustments:
Balance at beginning of year	(15,963)	(1,828)
Pre-tax amount of translation adjustments	(46,515)	(16,193)
Deferred income taxes	4,974	2,058

Adjustments for year (after income tax effect)	(41,541)	(14,135)

Pre-tax amount of reclassification adjustments	(13)	—

Adjustments for year (after income tax effect)	(13)	—

Balance at end of year	(57,517)	(15,963)

Accumulated other comprehensive (loss) income-total:
Balance at beginning of year	(6,035)	26,440
Pre-tax amount	(62,860)	(45,724)
Deferred income taxes	11,336	13,249

Other comprehensive loss for year (after income tax effect)	(51,524)	(32,475)

Balance at end of year	(57,559)	(6,035)

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

Amounts allocable to the Minority interest in the equity of subsidiaries are deducted from the net-of-tax amount for Unrealized holding gains (losses) on securities, Pension liability adjustment and Foreign currency translation adjustments arising during the year.

18.	Related party transactions

In the ordinary course of business, the Group enters into transactions with affiliated companies mainly related to the purchase of crude oil and copper concentrate.

Balances and transactions with affiliated companies are presented below:

	March 31
	2009	2008

Trade accounts receivable	351	948
Loan receivable	—	1,002
Trade accounts payable	5,661	7,392

	Year Ended March 31
	2009	2008

Revenues	24,499	28,386
Purchases	107,633	164,798

There are no significant provisions for doubtful accounts relating to these balances.

Dividends received from affiliates accounted for under the equity method for the years ended March 31, 2009 and 2008 were 54,825 million yen and 65,865 million yen, respectively.

19.	Income taxes

The Group is subject to a number of different income taxes which in the aggregate resulted in a statutory tax rate of approximately 40.7% for the years ended March 31, 2009 and 2008.

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

(Loss) income before income taxes and minority interest by domestic and foreign sources and income tax expense (benefit) for the years ended March 31, 2009 and 2008, consisted of the following:

	Year Ended March 31
	2009	2008

(Loss) income before income taxes and minority interest:
Japan	(106,992)	156,250
Foreign	16,418	49,041

Total	(90,574)	205,291

Provision for income taxes-current:
Japan	8,664	47,004
Foreign	7,020	11,268

Total	15,684	58,272

Provision for income taxes-deferred:
Japan	(88,358)	13,686
Foreign	(3,287)	7,136

Total	(91,645)	20,822

Total income tax expense (benefit)	(75,961)	79,094

Reconciliations of the differences between the statutory tax rates and the effective tax rates are as follows:

	Year Ended March 31
	2009	2008

Statutory tax rate	(40.7)%	40.7%
Increase (reduction) in taxes resulting from:
Change in deferred tax liabilities on undistributed earnings of subsidiaries and affiliates*	(14.4)	10.7
Effect of equity in earnings of affiliated companies**	(25.4)	(18.2)
Elimination of dividend income	2.4	1.6
Different tax rate applied to income from foreign subsidiaries	(0.7)	(0.7)
Unrecognized tax benefits	(2.7)	1.0
Tax benefit resulting from net losses in a foreign subsidiary***	(13.5)	—
Change in valuation allowances	15.0	2.0
Other	(3.9)	1.4

Effective income tax rate	(83.9)%	38.5%

*	In March 2009, under the FY2009 Tax Reform in Japan, a new tax law for dividends received from foreign subsidiaries and affiliates was enacted, which treats 95% of the dividends paid by foreign subsidiaries and affiliates as non-taxable income in place of an indirect foreign tax credit system. As a consequence of the enactment of the new tax law, certain deferred tax liabilities previously provided on undistributed earnings of foreign subsidiaries and affiliates in conformity with previous tax law were reversed as of March 31, 2009.

**	Relates to the effect of equity in earnings of affiliated companies included in (Loss) income before income taxes and minority interest.

***	Non-recurring tax benefit resulting from net losses in a foreign subsidiary that became deductible in 2009 as provided by the corporate tax law in Japan.

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

The effects of temporary differences that give rise to Deferred tax assets and liabilities at March 31, 2009 and 2008 are as follows:

	March 31
	2009	2008

Deferred tax assets:
Operating loss carryforwards	109,446	36,493
Accrued pension and severance costs	25,848	26,658
Impairment of lands	22,117	22,279
Unrealized losses on securities	11,264	9,577
Sale and leaseback	15,316	15,841
Property, plant and equipment	5,186	3,725
Inventories	2,782	7,373
Accrued bonus	2,721	3,070
Losses on derivative instruments	8,291	—
Other	25,182	26,841

Gross deferred tax assets	228,153	151,857
Less valuation allowance	(88,787)	(83,407)

Total deferred tax assets	139,366	68,450

Deferred tax liabilities:
Business combinations	(36,436)	(37,739)
Undistributed earnings of foreign subsidiaries and affiliates	(18,069)	(42,747)
Property, plant and equipment	(13,061)	(10,976)
Unrealized gains on securities	(7,158)	(15,404)
Tax purpose reserves regulated by Japanese tax laws	(5,068)	(4,675)
Gains on derivative instruments	—	(2,690)
Other	(7,105)	(2,929)

Gross deferred tax liabilities	(86,897)	(117,160)

Net deferred tax assets (liabilities)	52,469	(48,710)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and tax carryforwards are utilizable. Management considered the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Group will realize the benefits of these deductible differences, net of the existing valuation allowances at March 31, 2009.

The valuation allowance mainly relates to deferred tax assets of certain consolidated subsidiaries with operating loss carryforwards and tax credit carryforwards for tax purposes that are not expected to be realized. The net changes in the total valuation allowance for the years ended March 31, 2009 and 2008 were an increase of 5,380 million yen and a decrease of 7,834 million yen, respectively. Foreign subsidiaries are subject to income taxes of the countries in which they operate.

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

Net deferred tax assets (liabilities) are included in the accompanying consolidated balance sheets as follows:

	March 31
	2009	2008

Current assets:
Deferred income taxes	22,447	19,787
Non-current assets:
Deferred income taxes	79,572	4,847
Current liabilities:
Deferred income taxes	(45)	(4,004)
Non-current liabilities:
Deferred income taxes	(49,505)	(69,340)

Net deferred tax assets (liabilities)	52,469	(48,710)

At March 31, 2009, the Company and certain subsidiaries have operating loss carryforwards of 285,092 million yen, which will be available as an offset against future taxable income on tax returns in various tax jurisdictions. The total operating loss carryforwards expire at various dates within 1 to 20 years depending on the jurisdictions.

Tax credit carryforwards for tax purposes at March 31, 2009 amounted to 726 million yen with no expiration period.

A summary of the activities associated with the Group’s FIN 48 reserve for unrecognized tax benefits, interest and penalties is as follows:

	Unrecognized
	Tax Benefits	Interest	Penalties

Balance at April 1, 2007	163	2	6
Additions based on tax positions related to the current year	2,314	—	172
Additions for tax positions of prior years	—	2	—

Balance at March 31, 2008	2,477	4	178

Balance at April 1, 2008	2,477	4	178
Additions based on tax positions related to the current year	—	—	—
Additions for tax positions of prior years	—	59	—
Settlements	(994)	—	(68)

Balance at March 31, 2009	1,483	63	110

Although the Group believes its estimates and assumptions of unrecognized tax benefits are reasonable, given the uncertainty regarding when tax authorities will complete their examinations, the items subject to their examinations and the possible outcomes of their examinations, an accurate estimate of significant increases or decreases that may occur within the next twelve months cannot be made at this time. Based on the items of which the Group is aware at March 31, 2009, any change to the unrecognized tax benefits that, if recognized, would affect the effective tax rate is not expected to be significant.

The Group remains subject to examinations by the tax authorities in various jurisdictions including Japan for the year ended March 31, 2009.

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

20.	Earnings per share

Basic earnings per share amounts are calculated by dividing Net income for the year attributable to ordinary stockholders by the weighted-average number of shares outstanding during the year. The average number of shares outstanding excludes treasury stock.

For the diluted earnings per share calculation, the weighted-average number of shares outstanding during the year is adjusted for the number of shares that would be issued in connection with stock options using the treasury stock method.

	Year Ended March 31
	2009	2008

Net income per share
Net (loss) income	(24,339)	100,925
Weighted-average number of shares outstanding (thousands of shares)	926,698	926,832
Net (loss) income per share (yen)	(26.26)	108.89
Net income per share — assuming dilution
Net (loss) income	(24,339)	100,925
Weighted-average number of shares outstanding (thousands of shares)	926,698	926,832
Effect of stock options	—	662

Weighted-average number of common shares outstanding — assuming dilution	926,698	927,494

Net (loss) income per share (yen)	(26.26)	108.81

Potential shares of common stock upon the exercise of stock options which were excluded from the computation of diluted earnings per share for the year ended March 31, 2009, was 862 thousand. The potential shares were excluded as anti-dilutive due to the Group incurring a net loss for the year ended March 31, 2009.

21.	Segment information

The Group’s operations are classified into three businesses consisting of Petroleum, Metals and Other operations. The Petroleum business is comprised of three operating segments; Petroleum exploration and development, Petroleum refining and marketing, and Petrochemicals. The Metals business is comprised of four operating segments; Copper resource development, Copper smelting & refining, Recycling & environmental services and other, and Electronic materials. Thus, the Group has eight operating segments including Other operations, all of which are organized and managed according to the type of products and services.

These operating segments engage in activities (a) from which revenues are earned and expenses are incurred; (b) whose operating results are regularly reviewed by the chief operating decision maker (“CODM”), who makes decisions about resources to be allocated to the segments and to assess their performance; and (c) for which discrete financial information is available.

The Group evaluates the performance of its operating segments based on the measure of income (loss) before special items, which is determined in accordance with the accounting principles generally accepted in Japan (“Japan GAAP.”) Income (loss) before special items is a widely used measure in Japan for evaluating the core profitability of a company’s operations, and forms the basis of the internal reporting which is used by senior management to make resource allocation decisions. It is defined as a segment’s income before extraordinary and unusual gains and losses (as defined under Japan GAAP), taxes and minority interest. Segment income (loss) before special items is calculated by subtracting segment operating expenses from segment revenues (before the elimination of inter-segment transactions); and adding or deducting non-operating income and expense.

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

Below is a description of the Group’s operating segments:

Petroleum business

•	Petroleum exploration & development — consists of exploration, development and production of oil and gas, mainly through equity method investments.

•	Petroleum refining & marketing — consists of oil refining and production of various petroleum products at refineries, as well as the supplying of petroleum-related products and services through the Group’s service station network.

•	Petrochemicals — consists of production and marketing of petrochemicals, ranging from basic chemical products to specialty chemical products, propylene and aromatic products for use as raw materials in synthetic fibers and resins.

Metals business

•	Copper resource development — is primarily made up of the Group’s equity method investments in copper mines in South America, and also includes mines in the development stage.

•	Copper smelting & refining — engages in the smelting and refining of copper and other nonferrous metals as refineries located in Japan. This segment also incorporates an equity method investment in a smelter in South Korea.

•	Recycling & environmental services and other — consists of recycling of nonferrous metals and environmental services such as disposal of industrial waste as well as other related activities.

•	Electronic materials — consists of sales of IT-related and other electronic materials, such as precision rolling of copper alloy, special steel, and foil products.

Other operations

•	Other operations — consists of manufacturing of titanium products, engineering and electronic cables businesses, as well as corporate divisions and the subsidiaries bearing support functions.

Inter-segment sales are at prices that approximate market prices.

No single customer accounts for more than 10 percent of the consolidated revenues.

The tables below present financial information that is periodically reviewed by the Group’s CODM and which derives form management reports. Such management reports contain certain financial information related to the Group’s eight operating segments and also contain other information related to the Group’s three businesses which is also reviewed by management.

	Petroleum	Petroleum		Total
	Exploration &	Refining &		Petroleum
	Development	Marketing	Petrochemicals	Business

Year ended March 31, 2009
Income (loss) before special items	9,307	(102,033)	(12,424)	(105,150)
Equity in earnings of affiliated companies, net	4,697	—	—	4,697

Year ended March 31, 2008
Income (loss) before special items	12,885	55,270	(308)	67,847
Equity in earnings of affiliated companies, net	7,654	(524)	—	7,130

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

	Copper	Copper	Recycling &		Total
	Resource	Smelting &	Environmental	Electronic	Metals
	Development	Refining	Services And Other	Materials	Business

Year ended March 31, 2009
Income (loss) before special items	26,458	14,234	4,889	(17,069)	28,512
Equity in earnings of affiliated companies, net	33,707	10,014	(28)	(13)	43,680

Year ended March 31, 2008
Income (loss) before special items	57,275	42,869	14,309	(1,058)	113,395
Equity in earnings of affiliated companies, net	66,123	14,765	16	19	80,923

			Other		Segment	GAAP	Consolidated
	Petroleum	Metals	Operations	Eliminations	Total	Adjustments	Total

Year ended March 31, 2009
Revenues	3,116,129	902,127	84,710	(37,907)	4,065,059	(570,206)	3,494,853
Income (loss) before special items	(105,150)	28,512	9,666	(461)	(67,433)	N/A	N/A
Depreciation and amortization	45,271	29,570	5,718	31	80,590	(19,917)	60,673
Equity in earnings of affiliated companies, net	4,697	43,680	520	—	48,897	10,459	59,356
Capital expenditures	32,035	42,303	22,990	143	97,471	(22,536)	74,935
Total assets	1,091,869	600,939	681,884	(488,609)	1,886,083	(40,971)	1,845,112

Year ended March 31, 2008
Revenues	3,193,934	1,119,645	76,538	(50,645)	4,339,472	(535,546)	3,803,926
Income before special items	67,847	113,395	11,254	(470)	192,026	N/A	N/A
Depreciation and amortization	35,725	26,506	519	113	62,863	(10,132)	52,731
Equity in earnings of affiliated companies, net	7,130	80,923	3,874	—	91,927	185	92,112
Capital expenditures	68,773	30,943	645	487	100,848	4,811	105,659
Total assets	1,409,106	769,690	677,197	(604,785)	2,251,208	(17,009)	2,234,199

The GAAP adjustments to reconcile segment revenues, segment (loss) income before special items, depreciation and amortization, equity in earnings of affiliated companies, net and total assets from management reports information shown above, to U.S. GAAP amounts included in the accompanying consolidated financial statements are explained as follows:

GAAP adjustments to reconcile segment revenues to Consolidated revenues

The GAAP adjustments mainly relate to barter transactions of petroleum products. In accordance with U.S. GAAP, these transactions are presented on a net basis.

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

GAAP adjustments to reconcile segment (loss) income before special items to Consolidated income before income taxes and minority interest

The reconciliation of total segments (loss) income before special items to (loss) income before income taxes and minority interest for the years ended March 31, 2009 and 2008 is presented below.

	Year Ended March 31
	2009	2008

Total segments (loss) income before special items	(67,433)	192,026
GAAP adjustments and reclassifications:
Depreciation and depletion of property, plant and equipment	11,166	6,258
Derivative financial instruments	(27,026)	(2,761)
Capitalized cost of mining properties	3,179	4,959
Reversal for land revaluation	3,140	2,082
(Loss) gain on sales of investment securities	(49)	4,191
Pension plan	5,830	3,056
Loss on disposition of property, plant and equipment, net	(8,548)	(1,549)
Loss on impairment of property, plant and equipment	(5,876)	(1,268)
Impairment loss on securities	(9,625)	(473)
Other GAAP adjustment and reclassifications	4,668	(1,230)

Consolidated (loss) income before income taxes and minority interest	(90,574)	205,291

GAAP adjustments to reconcile segment depreciation and amortization to Consolidated depreciation and amortization

The GAAP adjustments mainly related to differences in the depreciation method.

GAAP adjustments to reconcile segment equity in earnings of affiliated companies, net, to Consolidated equity in earnings of affiliated companies, net

The GAAP adjustments mainly relate to adjustments related to the determination of functional currency and hedge accounting.

GAAP adjustments to reconcile segment total assets to Consolidated total assets

The GAAP adjustments mainly relate to land revaluation, accounting for business combinations, scope of consolidation, sale and leaseback transactions and other items.

Geographic information

Revenues

	Year Ended March 31
	2009	2008

Japan	2,816,712	3,143,317
Overseas	678,141	660,609

Total	3,494,853	3,803,926

NIPPON MINING HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

Revenues from external customers are attributed to geographic areas based on selling location.

Long-lived assets

	March 31
	2009	2008

Japan	645,145	649,787
Overseas	69,634	79,223

Total	714,779	729,010

22.	Contingencies

Pledged assets

Assets pledged as of March 31, 2009 and 2008 as collateral for liabilities other than derivative liabilities (see Note 10) and long-term debt (see Note 12) are as follows:

	March 31
	2009	2008

Time deposits	930	1,153
Property, plant and equipment, net*	85,469	89,439
Investment securities and Investments in affiliated companies	5,689	9,114
Other non-current assets	366	338

	92,454	100,044

*	In order to guarantee the payment of excise taxes for the sale of gasoline, the tax authorities have pledged predominantly all of the carrying values described above.

Purchase commitments

As of March 31, 2009, the Group has certain purchase commitments to acquire property, plant and equipment and other assets for an amount of 11,587 million yen, most of which will be purchased within one year.

Other contingencies

The Group provides guarantees in relation to certain obligations of its employees, affiliates, and other companies. Guarantees provided to employees mainly relate to mortgage loans with contract periods of two months to twenty three years. Guarantees provided to the affiliates and other companies mainly relate to project financing arrangements as well as borrowings used to finance their working capital, with contract periods ranging from three months to six years. The Group was liable for making payments on behalf of the guaranteed parties in the event they fail to fulfill their obligations under the contracts. The Group was exposed to a maximum potential future payment of 5,833 million yen and 4,452 million yen as of March 31, 2009 and 2008, respectively. The carrying amounts of the liability for the Group’s obligation under these guarantees were immaterial as of March 31, 2009 and 2008.

NIPPON MINING HOLDINGS, INC.

(Yen amounts in tables stated in millions, except for share amounts)

SUPPLEMENTAL INFORMATION ON OIL PRODUCING ACTIVITIES (UNAUDITED)

Nippon Mining’s oil exploration, development and production activities are mainly conducted through equity method investments.

1.	Net capitalized costs relating to oil producing activities

	Year Ended March 31
	2009	2008

Proportionate interest in net capitalized costs of equity method investments	13,727	16,892

2.	Cost incurred in oil property acquisition, exploration and development activities

	Year Ended March 31
	2009	2008

Proportionate interest in costs incurred of equity method investments	31	269

3.	Results of operations for oil producing activities

	Year Ended March 31
	2009	2008

Proportionate interest in results of oil producing activities of equity method investments	9,077	8,181

4.	Reserve quantity information

Reserve information has been determined in accordance with Rule 4-10 (a) of Regulation S-X.

	March 31
	2009	2008
	(Millions of barrels of crude oil)

Proportionate interest in proved reserves of equity method investments	24	28

5.	Standardized measure of discounted future cash flows

The standardized measure of discounted future net cash flows is computed by applying year-end prices, costs and legislated tax rates and a discount factor of 10 percent to net proved reserves. This is a standardized measure of expected future cash flows to be obtained from the development and production of oil and gas properties and of the value of proved oil and gas reserves. The standardized measure is prepared on the basis of certain prescribed assumptions including year-end prices, which represent a single point in time and therefore may cause significant variability in cash flows from year to year as prices change.

	March 31
	2009	2008

Proportionate interest in standardized measure of discounted future net cash flows related to proved reserves of equity method investments	6,189	49,149

NIPPON MINING HOLDINGS, INC.
(Yen amounts in tables stated in millions, except for share amounts)

SCHEDULE II

Valuation and qualifying accounts

	Balance at
	Beginning of	Charged to	Bad Debts	Balance at
	Period	Expenses	Written off	End of Period

Year ended March 31, 2009
Allowance for doubtful accounts	2,059	1,155	(128)	3,086
Year ended March 31, 2008
Allowance for doubtful accounts	2,183	194	(318)	2,059

	Balance at
	Beginning of			Translation	Balance at
	Period	Additions	Deductions	Adjustment	End of Period

Year ended March 31, 2009
Valuation allowance — Deferred tax assets	83,407	23,479	(10,755)	(7,344)	88,787
Year ended March 31, 2008
Valuation allowance — Deferred tax assets	91,241	3,605	(10,008)	(1,431)	83,407

NIPPON MINING HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	Yen in millions
	September 30,	March 31,
	2009	2009

ASSETS
Current assets:
Cash and cash equivalents	65,773	113,947
Time deposits	2,066	2,332
Trade accounts receivable, net	276,586	220,301
Inventories	425,317	330,008
Deferred income taxes	9,313	22,447
Prepaid expenses	5,376	3,259
Other current assets	73,423	98,948

Total current assets	857,854	791,242

Non-current assets:
Property, plant and equipment, net	711,420	713,582
Investments in affiliated companies	175,938	158,183
Investment securities:
Securities available for sale — carried at fair value	43,360	36,270
Non-marketable equity securities — carried at cost	13,550	13,732
Deferred income taxes	60,009	79,572
Other non-current assets	57,341	52,531

Total non-current assets	1,061,618	1,053,870

Total assets	1,919,472	1,845,112

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	212,648	185,112
Other payables and accrued expenses	74,956	79,657
Accrued income taxes	3,285	4,542
Excise taxes payable	66,288	70,742
Short-term borrowings	362,694	313,323
Current portion of long-term debt	60,272	45,612
Other current liabilities	37,073	67,897

Total current liabilities	817,216	766,885

Non-current liabilities:
Long-term debt, less current portion	363,332	375,025
Defined benefit pension plans	64,908	65,675
Deferred income taxes	38,536	49,505
Other non-current liabilities	22,622	21,723

Total non-current liabilities	489,398	511,928

Total liabilities	1,306,614	1,278,813

Commitments and contingent liabilities
Stockholders’ equity:
Common stock, no par value (3,000,000 thousand shares authorized, 928,462 thousand shares issued)	73,920	73,920
Capital surplus	315,379	314,397
Retained earnings	198,288	175,741
Accumulated other comprehensive loss	(49,440)	(57,559)
Treasury stock, at cost	(888)	(883)
At September 30, 2009 — 2,102 thousand shares
At March 31, 2009 — 2,091 thousand shares

Equity attributable to Nippon Mining Holdings, Inc.	537,259	505,616
Noncontrolling interests	75,599	60,683

Total equity	612,858	566,299

Total liabilities and equity	1,919,472	1,845,112

The accompanying Notes to the Unaudited Consolidated Financial Statements are an integral part of these financial statements.

NIPPON MINING HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Yen in millions
	Six Months Ended September 30,
	2009	2008

Revenues	1,244,037	2,106,536
Costs and expenses, net:
Cost of sales	1,106,691	1,966,429
Selling, general and administrative expenses	85,484	87,468
Loss on disposition of property, plant and equipment, net	1,306	3,205
Loss on impairment of property, plant and equipment	664	1,010

Total costs and expenses, net	1,194,145	2,058,112

Operating income	49,892	48,424
Interest expenses, net	(4,918)	(6,498)
Dividends received	1,345	1,270
Impairment loss on securities	(211)	(366)
Foreign currency exchange losses, net	(222)	(356)
Equity in earnings of affiliated companies, net	10,633	46,442
Other (expense) income, net	(562)	1,356

Income before income taxes	55,957	90,272
Provision for income taxes	20,679	28,602

Net income	35,278	61,670
Less: Net income attributable to noncontrolling interests	7,169	9,137

Net income attributable to Nippon Mining Holdings, Inc.	28,109	52,533

Per share data:
Net income attributable to Nippon Mining Holdings, Inc.:

	Yen	Yen

Basic	30.34	56.68
Diluted	30.31	56.63
Dividends declared	7.50	8.00

The accompanying Notes to the Unaudited Consolidated Financial Statements are an integral part of these financial statements.

NIPPON MINING HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Yen in millions
	Six Months Ended September 30,
	2009	2008

Cash flows from operating activities:
Net income	35,278	61,670
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, depletion and amortization	29,830	29,872
Loss on disposition of property, plant and equipment, net	1,306	3,205
Loss on impairment of property, plant and equipment	664	1,010
Loss on impairment of investment securities	211	366
Equity in earnings of affiliated companies, net of dividends received	(10,374)	(13,224)
Deferred income taxes	16,968	10,391
Changes in assets and liabilities:
Accounts receivable	(31,852)	28,383
Inventories	(91,453)	(136,054)
Accounts payable	15,641	(9,280)
Accrued income taxes	(222)	(9,699)
Other, net	(23,510)	5,598

Net cash used in operating activities	(57,513)	(27,762)
Cash flows from investing activities:
Payments for acquisition of investment securities	(5,101)	(1,084)
Proceeds from sales and maturities of investment securities	3,005	216
Payments for acquisition of property, plant and equipment	(35,044)	(32,430)
Proceeds from sales of property, plant and equipment	4,762	2,185
Other, net	(3,762)	(2,871)

Net cash used in investing activities	(36,140)	(33,984)
Cash flows from financing activities:
Increase in short-term borrowings and commercial paper, net	46,522	74,324
Proceeds from issuance of long-term debt	27,900	39,208
Repayments of long-term debt	(26,594)	(34,472)
Cash dividends paid:
Common stock	(5,562)	(7,420)
Noncontrolling interests	(675)	(9,356)
Other, net	3,102	(42)

Net cash provided by financing activities	44,693	62,242
Effect of exchange rate changes on cash and cash equivalents	786	(1,251)

Net decrease in cash and cash equivalents	(48,174)	(755)
Cash and cash equivalents at beginning of period	113,947	65,151

Cash and cash equivalents at end of period	65,773	64,396

The accompanying Notes to the Unaudited Consolidated Financial Statements are an integral part of these financial statements.

NIPPON MINING HOLDINGS, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

1.	Nature of operations

Nippon Mining Holdings, Inc. (“Nippon Mining” or the “Company”) and its subsidiaries (collectively, the “Group”) are mainly engaged in two core businesses; the petroleum business and the metals business.

The Group’s petroleum business is engaged in the exploration and development of petroleum, refining and marketing of petroleum products and production and marketing of petrochemical products. The petroleum exploration and development activities are mainly conducted through the Group’s equity method affiliates.

The Group’s metals business is engaged in the exploration and development of copper resources, smelting and refining of metal resources, manufacturing and marketing of electronic materials and recycling and environmental services. The Group’s copper exploration and development activities are mainly conducted by a 25% owned equity method affiliate located in Chile. The Group also has two other mining projects in South America, which are currently under feasibility studies.

On December 4, 2008, the Company and Nippon Oil Corporation reached a basic agreement to integrate the management of both companies through a joint share transfer. The final joint share transfer agreement was signed on October 30, 2009. The joint share transfer is subject to the approval at each of the companies’ extraordinary general shareholders’ meetings. The joint share transfer is expected to be completed at the beginning of the fiscal year ending March 31, 2011.

2.	Summary of significant accounting policies

Financial statements presentation

The accompanying unaudited consolidated financial statements are the responsibility of the Company and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial statements. Accordingly, they do not include all of the information and footnotes disclosures normally included in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America. In management’s opinion, all adjustments considered necessary for a fair presentation have been included. These unaudited consolidated financial statements have been prepared on a basis that is consistent with the accounting principles applied in the audited consolidated financial statements for the year ended March 31, 2009 and should be read in conjunction with them. Operating results for the six months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ending March 31, 2010.

The accompanying unaudited consolidated financial statements are stated in Japanese yen, the currency of the country in which the Company is incorporated and principally operates.

The Company has evaluated subsequent events requiring recognition or disclosure in the financial statements during the period from October 1, 2009 through December 28, 2009, the date of issuance of these interim financial statements.

Recently issued guidance

In June 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (“ASC”) and the hierarchy of Generally Accepted Accounting Principles (“GAAP”). The ASC is the single official source of authoritative GAAP, applicable for all nongovernmental entities, with the exception of guidance issued by the Securities and Exchange Commission. The ASC did not change GAAP, but organized it into an online research system sorted by individual accounting topics, which are further divided into subtopics. The FASB now issues new standards in the form of Accounting Standards Updates. The ASC is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of the ASC did not have an impact on the Group’s consolidated results of operation or financial position.

Effective for the six month period ended September 30, 2009, the Group retrospectively adopted the new FASB ASC guidance for noncontrolling interests in subsidiaries. This guidance requires noncontrolling interests,

NIPPON MINING HOLDINGS, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

previously called minority interests, to be presented as a separate item in the equity section of the consolidated balance sheets. It also requires the amount of consolidated net income attributable to noncontrolling interests to be clearly presented on the face of the consolidated statements of operations. Additionally, this guidance clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions, and that deconsolidation of a subsidiary requires gain or loss recognition in net income based on the fair value on the deconsolidation date. This guidance was applied prospectively with the exception of presentation and disclosure requirements, which were applied retrospectively for all periods presented, and did not significantly change the presentation of the consolidated financial statements.

Effective April 1, 2009, the Group implemented the new FASB ASC guidance for “Derivative and Hedging.” This guidance did not affect amounts reported in the financial statements; it only expands the disclosure requirements for derivative instruments and hedging activities. In addition, the Group now must include an indication of the volume of derivative activity by category (e.g. interest rate, commodity and foreign currency) and derivative gains and losses by category, for the periods presented in the financial statements. See Note 7 Derivative instruments, for additional information.

Effective April 1, 2009, the Group adopted the new FASB ASC guidance for “Fair Value Measurements and disclosure,” with respect to non-financial assets and liabilities. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The adoption of this guidance did not have a material effect on the Group’s financial statements.

For more information regarding the Group’s significant accounting policies, refer to the audited financial statements as of and for the years ended March 31, 2009 and 2008 included elsewhere in this prospectus.

3.	Inventories

The components of inventories are as follows:

	2009
	September 30	March 31

Merchandise and finished goods	119,390	86,195
Raw materials	148,633	126,664
Work in process	146,795	106,534
Supplies	10,499	10,615

Total	425,317	330,008

4.	Investment securities

Marketable equity securities

Investments in marketable equity securities as of September 30 and March 31, 2009 are summarized as follows:

2009
	September 30				March 31
			Gross	Gross			Gross	Gross
		Aggregate	Unrealized	Unrealized		Aggregate	Unrealized	Unrealized
	Cost	Fair Value	Gains	Losses	Cost	Fair Value	Gains	Losses

Available-for-sale securities:
Equity securities	28,868	43,360	14,614	122	28,869	36,270	7,526	125

Cost represents acquisition cost for available-for-sale securities. The cost basis of the individual securities is written down to fair value as a new cost basis when an impairment is recognized.

NIPPON MINING HOLDINGS, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

For the six months ended September 30, 2009 and 2008, losses of 105 million yen and 338 million yen, respectively, were recognized on write-downs of available-for-sale securities to reflect the decline in market value considered to be other-than-temporary.

The Group’s available-for-sale securities, classified by length of unrealized loss position as of September 30 and March 31, 2009, are as follows:

September 30, 2009
	Less Than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Aggregate	Unrealized	Aggregate	Unrealized	Aggregate	Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Equity securities	441	122	—	—	441	122

March 31, 2009
	Less Than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Aggregate	Unrealized	Aggregate	Unrealized	Aggregate	Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Equity securities	502	125	—	—	502	125

At September 30, 2009, the Group held certain securities with unrealized holding losses in its available-for-sale portfolio. The unrealized losses on these securities, consisting of entities in various industries, were principally due to a decline in the stock market. The severity of decline in fair value below cost was 3% to 25% and the duration of the impairment was less than four months. Based on the evaluation of the severity and duration of decline in value of these securities, the Group concluded that the fair value of these securities is recoverable. As a result of the Group’s intent and ability to hold these investments for a reasonable period of time sufficient for a forecasted recovery of fair value, the Group did not consider these investments to be other-than-temporarily impaired at September 30, 2009.

Non-marketable equity securities

Non-marketable equity securities representing investments in unlisted companies are carried at cost; however, if the fair value of an investment has declined and such decline is judged to be other-than-temporary, the investment is written down to its estimated fair value. Losses on write-downs of these investments recognized to reflect declines in fair value considered to be other-than-temporary were 106 million yen and 28 million yen for the six months ended September 30, 2009 and 2008, respectively.

Aggregate cost of non-marketable equity securities accounted for under the cost method totaled 13,550 million yen and 13,732 million yen at September 30 and March 31, 2009 respectively. Investments with an aggregate cost of 13,517 million yen at September 30, 2009 were not evaluated for impairment because (a) the Group did not estimate the fair value of those investments as it was not practicable to estimate the fair value of the investments and (b) the Group did not identify any events or changes in circumstances that might have had significant adverse effects on the fair value of those investments.

5.	Fair value

The FASB guidance for fair value measurements defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which the Group would transact and assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

NIPPON MINING HOLDINGS, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

Fair Value Hierarchy

The FASB guidance for fair value measurements establishes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

For the Group, Level 1 inputs are used to measure marketable equity securities. When quoted prices are available in an active market, the Group uses the quoted market prices to measure the fair values of these marketable equity securities, and such securities are classified in Level 1 of the valuation hierarchy.

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data for substantially the full term of the assets or liabilities.

For the Group, Level 2 inputs are used to measure plain interest rate swaps, foreign currency forward contracts, certain commodity forward contracts and commodity swaps. Derivative contracts entered into by the Group are traded over-the-counter and valued using quotes obtained from counterparties or third parties, which are periodically validated by pricing models using observable market inputs. The valuation models and inputs vary depending on the types and contractual terms of the derivatives. The key inputs include interest rate yield curve, foreign currency exchange rate, volatility, credit quality of the counterparty or the Group and spot price of the underlying. These models are commonly accepted in the financial industry and key inputs to the models are readily observable from an actively quoted market. Derivatives valued by such models and inputs are generally classified within Level 2 of the valuation hierarchy.

Level 3 — Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

For the Group, Level 3 inputs are used to measure certain commodity forward contracts that are valued using non-binding quotes obtained from independent broker-dealers, where corroborated data is not available for all significant inputs into their proprietary valuation models that are based on discounted cash flow. The non-binding quotes from independent broker-dealers are validated by pricing models that include estimates developed by using correlation to crude oil related indices, such as NYMEX WTI. Derivatives that are valued based on models with significant unobservable input are classified in Level 3 of the valuation hierarchy.

Assets/Liabilities Measured at Fair Value on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis, excluding accrued interest components, consisted of the following types of instruments as of September 30 and March 31, 2009:

	Fair Value Measurements as of September 30, 2009 Using
	Quoted Prices in	Significant Other	Significant
	Active Markets for	Observable	Unobservable
	Identical Instruments	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Assets
Marketable equity securities	43,360	—	—	43,360
Derivatives	—	4,806	812	5,618

Total assets measured at fair value	43,360	4,806	812	48,978

Liabilities
Derivatives	—	6,256	—	6,256

Total liabilities measured at fair value	—	6,256	—	6,256

NIPPON MINING HOLDINGS, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

	Fair Value Measurements as of March 31, 2009 Using
	Quoted Prices in	Significant Other	Significant
	Active Markets for	Observable	Unobservable
	Identical Instruments	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Assets
Marketable equity securities	36,270	—	—	36,270
Derivatives	—	7,386	1,554	8,940

Total assets measured at fair value	36,270	7,386	1,554	45,210

Liabilities
Derivatives	—	31,073	—	31,073

Total liabilities measured at fair value	—	31,073	—	31,073

Cash collateral provided to the Group’s counterparties in relation to derivative liabilities, which was included in Other current assets, was 5,930 million yen and 11,994 million yen as of September 30 and March 31, 2009 respectively.

The table below presents a reconciliation of all assets and liabilities measured at fair value on a recurring basis, excluding accrued interest components, using significant unobservable inputs (Level 3) for the six months ended September 30, 2009:

Commodity
Derivatives

Balance at April 1, 2009	1,554
Total net gains (realized and unrealized) included in earnings	972
Purchases and settlements, net	(1,714)

Balance at September 30, 2009	812

Gains and losses (realized and unrealized) from the derivatives classified in Level 3 of the valuation hierarchy included in earnings for the six months ended September 30, 2009 are reported in Cost of sales in the consolidated statements of operations.

The Group is generally not exposed to significant concentration of credit risks to any counterparties or any specific region.

6.	Fair value of financial instruments

Summarized below are fair value and carrying value of financial instruments as of September 30 and March 31, 2009. The following summary excludes Cash and cash equivalents, Time deposits, Trade accounts receivable, Short-term borrowings, and Trade accounts payable where the differences between the carrying amounts and the fair values are not significant. The summary also excludes Investment securities which are disclosed in Note 4 Investment securities.

NIPPON MINING HOLDINGS, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

	2009
	September 30		March 31
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Assets/(Liabilities)
Foreign currency forward contracts	(1,046)	(1,046)	319	319
Interest rate swaps	(2,020)	(2,020)	(1,666)	(1,666)
Commodity related derivatives	2,428	2,428	(20,786)	(20,786)
Long-term debt (including current portion)	(423,604)	(420,798)	(420,637)	(416,087)

The following assumptions are used to estimate the fair value of the financial instruments in the above table.

Derivative financial instruments

The assumptions used to estimate derivative financial instruments, including foreign currency forward contracts, interest rate swaps, commodity related derivatives, are discussed in Note 5 Fair value.

Long-term debt (including current portion)

For certain unsubordinated and subordinated debt, the fair values are estimated based on quoted market prices of the debt instruments. The fair values of other long-term debt are estimated using a discounted cash flow model based on rates applicable to the Group for debt with similar terms and remaining maturities.

7.	Derivative instruments

The Group implemented the new FASB disclosure guidance, as of April 1, 2009. Implementation of the new FASB disclosure guidance for derivative instruments did not have any effect on the Group’s results of operations, financial position, nor any effect on the Group’s use of derivative instruments. However, this guidance amended and expanded the disclosures required in order to provide an enhanced understanding of how and why the Group uses derivative instruments, how derivative instruments are accounted for, and how derivative instruments affect the Group’s consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows.

In the normal course of business, the Group recognizes several types of risk and uses various types of derivative instruments to manage those risks. The Group’s derivative instruments principally include plain interest rate swaps, foreign currency forward contracts, certain commodity forward contracts and commodity swaps.

The Group is exposed to mainly market risk from changes in commodity prices, foreign currency exchange rates and interest rates. In order to manage the risk arising from changes in commodity prices, foreign exchange rates and interest rates, the Group enters into certain derivative financial instruments, which it does not hold or issue for trading purposes or to generate income and manages these financial exposures as an integral part of the its overall risk management strategy.

NIPPON MINING HOLDINGS, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

The following table summarizes the notional amount and open position of derivative contracts outstanding as of September 30, 2009:

	Notional Amount
	September 30, 2009
	Sell	Buy

Foreign currency forward contracts
Millions of US$	682	873
Millions of TW$	30	—

	Notional Amount
	September 30, 2009
	Pay Fix/	Pay Float/
	Receive Float	Receive Fix

Interest rate swaps
Millions of Yen	140,759	—

	Open Position
	September 30, 2009
	Long	Short

Commodity related derivatives
Gold and silver (thousands of tozs)	—	5,616
Copper (thousands of tons)	57	64
Liquefied petroleum gas (thousands of tons)	—	50
Crude oil and refined products (thousands of kiloliters)	56	266

The following table summarizes fair value information on derivative instruments that are recorded on the Group’s consolidated balance sheet as of September 30, 2009.

Consolidated balance sheets: fair value of derivatives not designated as hedging instruments

		September 30, 2009		September 30, 2009
		Asset		Liability
Type of Derivative	Balance Sheets	Derivatives —	Balance Sheets	Derivatives —
Instruments	Classification	Fair Value *	Classification	Fair Value *

Foreign currency forward contracts	Other current assets	425	Other current liabilities	1,471
Interest rate swaps	Other current assets	—	Other current liabilities	2,020
Commodity related derivatives	Other current assets	5,193	Other current liabilities	2,765

	Total	5,618	Total	6,256

Notes:

*	The fair value of derivative instruments is presented on a gross basis. Cash collateral receivable and payable associated with derivative instruments are not added to or netted against the fair value amounts.

NIPPON MINING HOLDINGS, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

The following table provides detailed information regarding the derivative-related statements of operations impact by accounting designation for the six months ended September 30, 2009.

Consolidated statements of operations: the effect of derivatives not designated as hedging instruments

		Six Months Ended
		September 30, 2009
Type of Derivative Contract	Statements of Operations Classification	Gain/(Loss)

Foreign currency forward contracts	Foreign currency exchange losses, net	(6,171)
Interest rate swaps	Other expense, net	(889)
Commodity related derivatives	Cost of sales	8,977

	Total	1,917

8.	Environmental liabilities

The Group is subject to various laws and regulations governing the protection of the environment. The Group conducts and believes its operations are in compliance with applicable laws and regulations in all material respects. The Group has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures.

As of September 30 and March 31, 2009, the Group recorded an accrual of 6,651 million yen and 6,808 million yen, respectively, for environmental remediation and restoration associated costs. These amounts include environmental obligations accrued by the Company’s wholly-owned subsidiary, Gould Electronics Inc. (“Gould Electronics,”) for an amount of 5,377 million yen and 5,436 million yen as of September 30 and March 31, 2009, respectively. Gould Electronics is a U.S.-based subsidiary, which has received notices from the U.S. Environmental Protection Agency and various state environmental protection agencies that it has been identified as a “potential responsible party” (“PRP”) under certain U.S. state laws and has been designated to share in the cost of cleanup with respect to certain federal Superfund sites and certain state cleanup sites. The amount of Gould Electronics’ ultimate liability in connection with any specific site may depend on many factors, including the volume and toxicity of material contributed to the site, the number of other PRPs and their financial viability and the remediation methods and technology to be used.

The Group believes that it has adequately provided for its environmental exposures with the accruals referred to above. Environmental liabilities are difficult to assess and estimate due to unknown factors such as the timing and extent of remediation, the determination of the Group’s obligation in proportion to other parties, improvements in remediation technologies, and the extent to which environmental laws and regulations may change in the future.

9.	Pension plans

The Group has defined benefit pension plans for the domestic employees who will receive lump-sum indemnities or pension payments upon retirement. The pension plans are based on a “point-based benefits system.” Under the point-based benefits system, benefits are calculated based on the accumulated points allocated to employees each year according to their job classification and years of service.

NIPPON MINING HOLDINGS, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

The table below presents the components of net periodic benefit cost for the six months ended September 30, 2009 and 2008:

	Six Months Ended September 30
	2009	2008

Service cost	1,219	1,236
Interest cost	845	757
Expected return on plan assets for the period	(229)	(261)
Recognized actuarial loss	84	—

Net periodic benefit cost	1,919	1,732

10.	Excise taxes

The Group reports excise taxes on sales transactions on a gross basis in the consolidated statements of operations. Excise taxes of 166,133 million yen and 160,588 million yen for the six month ended September 30, 2009 and 2008, respectively, are included in Revenues and Cost of sales.

11.	Supplemental equity and comprehensive income information

A reconciliation of the beginning and ending carrying amounts of stockholders’ equity, noncontrolling interests, and total equity for the six months ended September 30, 2009 is shown below.

	Six Months Ended September 30, 2009
	Stockholders’	Noncontrolling
	Equity	Interests	Total Equity

Balance at March 31, 2009	505,616	60,683	566,299
Dividends	(5,562)	(675)	(6,237)
Equity transactions and other	977	7,249	8,226
Comprehensive income:
Net income	28,109	7,169	35,278
Other comprehensive income, net of taxes:
Unrealized income on investment securities, net	4,150	16	4,166
Pension liability adjustment	17	—	17
Foreign currency translation adjustments	3,952	1,157	5,109

Total comprehensive income	36,228	8,342	44,570

Balance at September 30, 2009	537,259	75,599	612,858

NIPPON MINING HOLDINGS, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

A reconciliation of the beginning and ending carrying amounts of stockholders’ equity, noncontrolling interests, and total equity for the six months ended September 30, 2008 is shown below.

	Six Months Ended September 30, 2008
	Stockholders’	Noncontrolling
	Equity	Interests	Total Equity

Balance at March 31, 2008	596,358	70,481	666,839
Dividends	(7,420)	(9,356)	(16,776)
Equity transactions and other	50	182	232
Comprehensive income:
Net income	52,533	9,137	61,670
Other comprehensive loss, net of taxes:
Unrealized losses on investment securities, net	(3,789)	(8)	(3,797)
Pension liability adjustment	(21)	—	(21)
Foreign currency translation adjustments	(8,905)	(3,738)	(12,643)

Total comprehensive income	39,818	5,391	45,209

Balance at September 30, 2008	628,806	66,698	695,504

There was no material effect on stockholders’ equity from changes in Nippon Mining’s ownership interest in its subsidiaries for the six months ended September 30, 2009 and 2008.

12.	Earnings per share

Basic earnings per share amounts are calculated by dividing Net income attributable to Nippon Mining Holdings, Inc. by the weighted-average number of shares outstanding during the period. The average number of shares outstanding excludes treasury stock.

For the diluted earnings per share calculation, the weighted-average number of shares outstanding during the period is adjusted for the number of shares that would be issued in connection with stock options using the treasury stock method.

	Six Months Ended September 30,
	2009	2008

Net income per share
Net income attributable to Nippon Mining Holdings, Inc.	28,109	52,533
Weighted-average number of shares outstanding (thousands of shares)	926,364	926,829
Net income per share attributable to Nippon Mining Holdings, Inc. (yen)	30.34	56.68
Net income per share — assuming dilution
Net income attributable to Nippon Mining Holdings, Inc.	28,109	52,533
Weighted-average number of shares outstanding (thousands of shares)	926,364	926,829
Effect of stock options	1,090	755

Weighted-average number of common shares outstanding — assuming dilution	927,454	927,584

Net income per share attributable to Nippon Mining Holdings, Inc. (yen)	30.31	56.63

NIPPON MINING HOLDINGS, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

13.	Segment information

The Group’s operations are classified into three businesses consisting of Petroleum, Metals and Other operations. The Petroleum business is comprised of three operating segments; Petroleum exploration and development, Petroleum refining and marketing, and Petrochemicals. The Metals business is comprised of four operating segments; Copper resource development, Copper smelting & refining, Recycling & environmental services and other, and Electronic materials. Thus, the Group has eight operating segments including Other operations, all of which are organized and managed according to the type of products and services.

These operating segments engage in activities (a) from which revenues are earned and expenses are incurred; (b) whose operating results are regularly reviewed by the chief operating decision maker (“CODM”), who makes decisions about resources to be allocated to the segments and to assess their performance; and (c) for which discrete financial information is available.

The Group evaluates the performance of its operating segments based on the measure of income (loss) before special items, which is determined in accordance with the accounting principles generally accepted in Japan (“Japan GAAP.”) Income (loss) before special items is a widely used measure in Japan for evaluating the core profitability of a Group’s operations, and forms the basis of the internal reporting which is used by senior management to make resource allocation decisions. It is defined as a segment’s income before extraordinary and unusual gains and losses (as defined under Japan GAAP) and taxes. Segment income (loss) before special items is calculated by subtracting segment operating expenses from segment revenues (before the elimination of inter-segment transactions); and adding or deducting non-operating income and expense.

Below is a description of the Group’s operating segments:

Petroleum business

•	Petroleum exploration & development — consists of exploration, development and production of oil and gas, mainly through equity method investments.

•	Petroleum refining & marketing — consists of oil refining and production of various petroleum products at refineries, as well as the supplying of petroleum-related products and services through the Group’s service station network.

•	Petrochemicals — consists of production and marketing of petrochemicals, ranging from basic chemical products to specialty chemical products, propylene and aromatic products for use as raw materials in synthetic fibers and resins.

Metals business

•	Copper resource development — is primarily made up of the Group’s equity method investments in copper mines in South America, and also includes mines in the development stage.

•	Copper smelting & refining — engages in the smelting and refining of copper and other nonferrous metals as refineries located in Japan. This segment also incorporates an equity method investment in a smelter in South Korea.

•	Recycling & environmental services and other — consists of recycling of nonferrous metals and environmental services such as disposal of industrial waste as well as other related activities.

•	Electronic materials — consists of sales of IT-related and other electronic materials, such as precision rolling of copper alloy, special steel, and foil products.

NIPPON MINING HOLDINGS, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

Other operations

•	Other operations — consists of manufacturing of titanium products, engineering and electronic cables businesses, as well as corporate divisions and the subsidiaries bearing support functions.

The tables below present financial information that is periodically reviewed by the Group’s CODM and which is derived from management reports. Such management reports contain certain financial information related to the Group’s eight operating segments and also contain other information related to the Group’s three businesses, which is also reviewed by management.

	Petroleum	Petroleum		Total
	Exploration &	Refining		Petroleum
	Development	& Marketing	Petrochemicals	Business

Six months ended September 30, 2009
Income before special items	3,146	9,837	4,896	17,879

Six months ended September 30, 2008
Income (loss) before special items	7,215	32,048	(12,848)	26,415

			Recycling &
	Copper	Copper	Environmental		Total
	Resource	Smelting &	Services	Electronic	Metals
	Development	Refining	and Other	Materials	Business

Six months ended September 30, 2009
Income (loss) before special items	8,348	(723)	3,191	4,345	15,161

Six months ended September 30, 2008
Income before special items	29,559	11,959	5,286	7,479	54,283

			Other		Segment
	Petroleum	Metals	Operations	Eliminations	Total

Six months ended September 30, 2009
Revenues	1,101,182	353,773	29,730	(15,254)	1,469,431
Income before special items	17,879	15,161	814	(1,107)	32,747

Six months ended September 30, 2008
Revenues	1,797,825	557,403	39,414	(16,133)	2,378,509
Income before special items	26,415	54,283	7,063	(223)	87,538

NIPPON MINING HOLDINGS, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

GAAP adjustments to reconcile segment income before special items to Consolidated income before income taxes.

The reconciliation of total segments income before special items to income before income taxes for the six months ended September 30, 2009 and 2008 is presented below.

	Six Months Ended September 30
	2009	2008

Total segments income before special items	32,747	87,538
GAAP adjustments and reclassifications:
Derivative financial instruments	22,008	(5,586)
Depreciation and depletion of property, plant and equipment	5,747	5,284
Reversal for land revaluation	4,983	1,612
Fair value adjustment	(3,580)	(230)
Loss on disposition of property, plant and equipment, net	(1,306)	(3,205)
Loss on impairment of property, plant and equipment	(664)	(1,010)
Impairment loss on securities	(211)	(366)
Other GAAP adjustments and reclassifications	(3,767)	6,235

Consolidated income before income taxes	55,957	90,272

14.	Contingencies

Pledged assets

Assets pledged as of September 30 and March 31, 2009 as collateral for liabilities are as follows:

	2009
	September 30	March 31

Time deposits	1,032	930
Property, plant and equipment, net*	314,290	318,615
Investment securities and Investments in affiliated companies	10,827	9,582
Other non-current assets	317	366

Total	326,466	329,493

*	In order to guarantee the payment of excise taxes for the sale of gasoline, the tax authorities have pledged predominantly all of the carrying values described above.

Purchase commitments

As of September 30, 2009, the Group has certain purchase commitments to acquire property, plant and equipment and other assets for an amount of 8,845 million yen.

NIPPON MINING HOLDINGS, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Yen amounts in tables stated in millions, except for share amounts)

Other contingencies

The Group provides guarantees in relation to certain obligations of its employees, affiliates, and other companies. Guarantees provided to employees mainly relate to mortgage loans with contract periods of two months to twenty three years. Guarantees provided to the affiliates and other companies mainly relate to project financing arrangements as well as borrowings used to finance their working capital, with contract periods ranging from two months to six years. The Group was liable for making payments on behalf of the guaranteed parties in the event they fail to fulfill their obligations under the contracts. The Group was exposed to a maximum potential future payment of 4,797 million yen and 5,833 million yen as of September 30 and March 31, 2009, respectively. The carrying amounts of the liability for the Group’s obligation under these guarantees were immaterial as of September 30 and March 31, 2009.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Minera Los Pelambres

We have audited the accompanying balance sheets of Minera Los Pelambres (the “Company”) as of December 31, 2008, and 2007 and the related statements of income and of cash flows for each of the three years in the period ended December 31, 2008. These financial statements (including the related notes) are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Minera Los Pelambres at December 31, 2008 and 2007 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in Chile.

Accounting principles generally accepted in Chile vary in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). Information relating to the nature and effect of such differences is presented in Note 17 to the financial statements.

The accompanying financial statements have been translated into English solely for the convenience of readers outside Chile.

/s/

September 2, 2009
Deloitte
Chile — Santiago

Una Firm mimbro de
Deloitte Touche Tohmatsu

MINERA LOS PELAMBRES

BALANCE SHEETS AT DECEMBER 31, 2008 AND 2007

	2008	2007
	ThUS$	ThUS$
	(In thousands of United States Dollars — ThUS$)

ASSETS
CURRENT ASSETS:
Cash at bank and in hand	821	722
Time deposits	221,926	59,557
Money market funds	103,114	103,907
Trade debtors — net		290,623
Sundry debtors	7,898	20,135
Notes receivable	231	326
Accounts receivable from related companies	1	4
Inventories — net	85,479	74,585
Refundable taxes	92,503	77,634
Prepaid expenses	11,686	11,909
Deferred taxes	59,776	15,506
Other current assets	14	18

Total current assets	583,449	654,926

FIXED ASSETS:
Land	4,969	4,969
Construction and infrastructure	1,557,199	864,549
Machinery and equipment	838,187	718,660
Other fixed assets	341,181	691,386

Subtotal	2,741,536	2,279,564
Accumulated depreciation	(594,219)	(520,704)

Total fixed assets — net	2,147,317	1,758,860

OTHER ASSETS:
Intangibles — net	123,220	128,712
Other	12,057	14,530

Total other assets	135,277	143,242

TOTAL ASSETS	2,866,043	2,557,028

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank loans	225,007
Bank loans: short-term portion of long-term debt	76,826	82,032
Accounts payable	115,198	100,142
Sundry creditors	1,421	73
Accounts payable to related companies	1,322	1,230
Accruals	10,810	21,484
Withholdings	3,231	44,089
Advance payments from customers	274,168

Total current liabilities	707,983	249,050

LONG-TERM LIABILITIES:
Bank loans	76,667	153,333
Accounts payable to related company	157	165
Accruals	15,880	15,725
Deferred taxes	239,238	153,492

Total long-term liabilities	331,942	322,715

SHAREHOLDERS’ EQUITY:
Paid-in capital	373,820	373,820
Retained earnings:
Retained earnings	1,611,443	1,476,460
Net income for the year	1,020,855	1,741,392
Interim dividends	(1,180,000)	(1,606,409)

Total shareholders’ equity, net	1,826,118	1,985,263

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	2,866,043	2,557,028

The accompanying notes are an integral part of these financial statements

MINERA LOS PELAMBRES

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
	ThUS$	ThUS$	ThUS$
	(In thousands of United States
	Dollars — ThUS$)

REVENUES	2,170,255	2,656,846	2,726,880
OPERATING COSTS	(669,540)	(470,893)	(403,715)

OPERATING MARGIN	1,500,715	2,185,953	2,323,165
ADMINISTRATIVE AND SELLING EXPENSES	(148,200)	(92,875)	(77,121)

OPERATING INCOME	1,352,515	2,093,078	2,246,044

OTHER INCOME (EXPENSES):
Other income	30	7,827	808
Financial income	10,793	29,897	36,125
Financial expenses	(11,734)	(18,102)	(21,890)
Other expenses	(5,455)	(2,345)	(2,029)
Foreign currency exchange differences	(58,013)	30,445	4,794

Other (expense) income — net	(64,379)	47,722	17,808

INCOME BEFORE INCOME TAX	1,288,136	2,140,800	2,263,852
INCOME TAX	(267,281)	(399,408)	(419,140)

NET INCOME FOR THE YEAR	1,020,855	1,741,392	1,844,712

The accompanying notes are an integral part of these financial statements

MINERA LOS PELAMBRES

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
	ThUS$	ThUS$	ThUS$
	(In thousands of United States Dollars — US$)

NET CASH PROVIDED BY OPERATING ACTIVITIES:
Net income for the year	1,020,855	1,741,392	1,844,712
Charges (credits) to income not representing cash flows:
Depreciation and amortization	80,838	78,711	72,207
Obsolescence accrual	(1,335)	6,599
Accruals and other long-term	7,163	(168)	2,090
Accrued interest	1,166	590	1,056
Project write offs	1,150	195	53
Loss (profit) on sale of fixed assets	1	(7,132)	(609)
Foreign currency exchange differences	58,013	(30,445)	(4,794)
Other	(553)	(231)	960
(Increase) decrease in assets:
Trade debtors — net mark to market	287,263	30,026	(93,204)
Sundry debtors	12,237	14,194	14,757
Accounts receivable from related companies	3		25
Inventories	(10,894)	(34,595)	1,440
Refundable taxes	(80,033)	(42,198)	(1,761)
Other assets	(927)	(678)	(10,348)
Increase (decrease) in liabilities :
Accounts payable	1,186	(9,600)	34,861
Accounts payable to related companies	92	(344)	467
Accruals	(6,495)	(582)	(4,592)
Withholdings	(40,858)	6,075	17,663
Income tax payable	41,476	(88,316)	23,345
Advance payments from customers	274,168	(684)	(1,488)

Net cash provided by operating activities	1,644,516	1,662,809	1,896,840

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets — net	(445,459)	(303,379)	(442,250)
Sale of fixed assets	60	7,301	1,426

Net cash used in investing activities	(445,399)	(296,078)	(440,824)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loans obtained	224,000
Payment of dividends	(1,180,000)	(1,606,409)	(1,450,000)
Loan repayments	(81,442)	(81,442)	(81,442)

Net cash used in financing activities	(1,037,442)	(1,687,851)	(1,531,442)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	161,675	(321,120)	(75,426)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	164,186	485,306	560,732

CASH AND CASH EQUIVALENTS AT END OF YEAR	325,861	164,186	485,306

SUPPLEMENTAL INFORMATION:
Interest paid	9,477	17,039	20,443

The accompanying notes are an integral part of these financial statements

MINERA LOS PELAMBRES

NOTES TO THE FINANCIAL STATEMENTS
(In thousand of US dollars — ThUS$)

1.	INCORPORATION OF THE COMPANY

Minera Los Pelambres is a contractual mining enterprise that started operations on June 4, 1996. The corporate purpose is exploring, developing and exploiting its mining properties, principally for the purpose of producing and selling copper concentrate, and performing all the business activities associated with the mining industry.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of presentation — The financial statements as of December 31, 2008, 2007, and 2006 have been prepared in accordance with accounting principles generally accepted in Chile.

b. Basis of preparation — The Company keeps its official accounting records in United States dollars (hereinafter US$) due to the granting of a special authorization from the Chilean Internal Revenue Service.

Therefore, Chilean peso transactions have been converted into US$ amounts using the observed foreign currency exchange rate on the date of each transaction. Asset and liability balances for accounts recorded in local currency have been converted to US$ amounts using the closing foreign currency exchange rate at each year-end:

		2008	2007	2006

Closing foreign currency exchange rate (Chilean peso/US dollar)	Ch$	636.45	496.89	532.39
Unidad de Fomento (inflation index — linked units of account)	Ch$	21,452.57	19,622.66	18,336.38

Foreign currency exchange differences are recognized in the determination of net income for the year.

c. Time deposits — Time deposits and other instruments are stated at original investment amount plus accrued interest at the close of the year.

d. Money Market Funds — Money market funds are investments in funds presented at their market value and cash surpluses managed by Asset Managers, who manage a portfolio of instruments with a strategy to achieving a return on such surpluses. The values are stated at their redemption value and are adjusted to their fair value at year-end, according to Technical Bulletin No76 of the Chilean Institute of Accountants.

e. Inventories — In-process and processed mineral inventories are stated at weighted average cost in conformity with the method of full absorption, that is including indirect manufacturing overhead and depreciation of fixed assets related to Company production units.

Raw and other materials, as well as supplies and spare parts in the warehouse, are stated at average purchase cost. At each year end, this item is presented net of obsolescence provision.

The cost of inventories does not exceed their net realizable value.

f. Prepaid expenses — Prepaid expenses mainly include the prepaid portion of insurance policies contracted to cover operating, transportation, civil liability, air and harbor handling risks, with premiums including brokerage commissions.

g. Fixed assets — Fixed assets are stated at purchase cost. Depreciation has been calculated based on production technical units, for assets subject to depreciation in accordance with the proper technical indicators. For other fixed assets, depreciation is calculated using the straight-line method over the estimated useful life of the assets.

Mining assets are stated at acquisition cost.

Prestripping and preparation and development of the mine relates to the accumulated cost during the project’s construction period and/or its capitalizable expansions or optimizations, and to other geological and mining

MINERA LOS PELAMBRES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

development costs incurred during the pre-operating stage, including planning, engineering, support equipment, maintenance, and supply costs, etc. necessary to dispose of waste and prepare the pit for exploitation.

Mining properties and prestripping costs are amortized based on the extraction of proven and probable ore reserves.

h. Intangibles — Intangible assets are mainly pre-operating costs including original feasibility studies and others aimed at increasing production capacity, as well as costs associated with management and support units incurred during project development. Costs involved in obtaining original project financing in the pre-operating phase are also included. These costs are amortized based on the extraction of proven and provable ore reserves.

i. Vacations — The annual cost of employee vacations is included in the determination of income on the accrual basis.

j. Income taxes and deferred taxes — The Company calculates its first category income and specific mining tax provisions based on Net Taxable Income and Operating Taxable Income respectively, calculating them as provided for in the Chilean Income Tax and Specific Mining Tax Law.

The effects of deferred taxes on temporary differences, tax losses and other items that create differences between the tax and accounting basis of assets and liabilities are recorded following the standards set by Technical Bulletins N°60 and complements of the Chilean Institute of Accountants.

k. Severance indemnities — The Company has employees whose individual employment contract stipulates payment of severance indemnities and also the Board of Directors has the authority to grant severance indemnities to non-union employees. The severance indemnities are structured based on the years of service provided by the employee and their salary upon resignation. The severance indemnities are payable upon voluntary or involuntary resignation by the employee. The Company records the severance indemnity at net present value and as a long-term liability under the “Accruals” item.

l. Mine closure — The Company records mine closure cost and abandonment of installations at net present value pursuant to the Company’s policies and legal environment obligations with government offices. Such accruals are recorded in long-term liabilities under the “Accruals” item.

m. Cash equivalents — For cash flow statement purposes, cash equivalents include time deposits and readily determinable financial investments maturing within 90 days, including money market funds and the investments with Asset Managers who manage the short-term portfolio, according to the Company’s defined cash surplus investment policies.

n. Revenue — Copper concentrate sales are initially recognized upon shipment using the provisional price indicated in the sales contract, net of treatment and refining charges. At year end, provisional revenues are compared to expected final revenues (estimated using the expected final price of copper as of the date for calculating final prices indicated in the sales contract, usually 3 to 4 months after shipment). When the expected final revenue is less than the recorded provisional revenue, the provisional revenue is reduced. Provisional revenue is never increased if the expected final prices are higher. Also, estimated losses resulting from the arbitration of disputed invoiced quantities are recorded.

MINERA LOS PELAMBRES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

3.	TIME DEPOSITS

The detail of time deposits is as follows:

	Currency	2008	2007
		ThUS$	ThUS$

Foreign time deposits	US$	131,833	52,911
Local time deposits	US$	81,510
Local time deposits	Ch$	8,583	6,646

Total time deposits		221,926	59,557

4.	MONEY MARKET FUNDS

The detail of money market funds are as follows:

	Currency	2008	2007
		ThUS$	ThUS$

A.M. Deutsche Foreign Investments (*)	US	$37,547	45,886
A.M. Blackrock Foreign Investment (*)	US	$37,298	45,957
Money market funds	US$/Ch	$28,269	12,064

Total investments in money market funds		103,114	103,907

(*)	Recording this portfolio at fair value at December 31, 2008 resulted in a charge of ThUS$3 to income (charge of ThUS$279 in 2007).

MINERA LOS PELAMBRES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

5.	TRADE DEBTORS — NET

The balance of trade debtors, segregated by geographical area, are as follows:

	2008	2007
	ThUS$	ThUS$

Foreign debtors
Europe	46,543	78,450
Asia Pacific	17,148	26,481
Asia Pacific — related parties (*)	85,986	162,490
Latin America	459
North America		56,515
Mark to market estimate and metal content adjustment	(271,180)	(73,544)
Final liquidations (**)	(181,006)	(9,974)

Total foreign debtors	(302,050)	240,418

Local debtors	27,882	50,205

Total (***)	(274,168)	290,623

(*)	Invoicing for the sale of product to foreign customers either directly or indirectly related to Company shareholders, Nippon LP Resources B.V. and MM LP Holding B.V.

(**)	As a result of the decrease in the prices of copper and molybdenum, at the 2008 year-end final sales prices of these products were known and less than the amount already invoiced at year-end. As such, amounts represent known credits that are to be applied to customer accounts or refunded accordingly.

(***)	At December 31, 2008, the net balance is presented as advance payment from customers, within current liabilities.

6.	INVENTORIES

The detail of inventories are as follows:

	2008	2007
	ThUS$	ThUS$

Finished products	8,041	7,569
Work in progress	47,259	39,823
Raw materials	37,781	36,130
Provision for obsolescence of materials	(7,602)	(8,937)

Total	85,479	74,585

MINERA LOS PELAMBRES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

7.	FIXED ASSETS

Fixed assets are recorded as outlined in Note 2g. The detail is as follows:

	2008	2007
	ThUS$	ThUS$

Land	4,969	4,969

Construction and infrastructure:
Buildings and construction	690,210	622,764
Infrastructure	847,050	224,892
Installations	19,939	16,893

Total construction and infrastructure	1,557,199	864,549

Machinery and equipment:
Machinery and equipment	739,582	625,366
Furniture and fixtures	3,617	3,617
Information technology and communication equipment	20,299	18,360
Mobile equipment	74,390	71,018
Vehicles	299	299

Total machinery and equipment	838,187	718,660

Other fixed assets:
Works in progress El Mauro dam	23,982	531,533
Works in progress Re-powering II	212,414	51,588
Projects in progress	47,158	50,595
Mining properties	12,643	12,643
Prestripping	44,824	44,824
Fixed assets for disposal	160	203

Total other fixed assets	341,181	691,386

Total fixed assets, gross	2,741,536	2,279,564

Accumulated depreciation of construction and infrastructure	(253,655)	(228,262)
Accumulated depreciation of machinery and equipment	(323,027)	(277,246)
Amortization of mining properties and prestripping	(17,537)	(15,196)

Total accumulated depreciation and amortization	(594,219)	(520,704)

Total fixed assets — net	2,147,317	1,758,860

MINERA LOS PELAMBRES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

8.	INTANGIBLES

As described in Note 2h, intangible assets are mainly start-up costs incurred prior to the operation of the original project and other minor intangible costs, as follows:

	2008	2007
	ThUS$	ThUS$

Capitalized interest during start-up stage	90,249	90,249
Administrative and management cost capitalized during start-up stage	76,644	76,644
Easements, water rights, software, trade marks, patents and other rights	10,695	10,695

Total intangibles	177,588	177,588
Accumulated amortization	(54,368)	(48,876)

Total intangibles — net	123,220	128,712

9.	BANK LOANS

The Company has long-term financing from banking institutions denominated in US dollars. This loan will be repaid in 12 semi-annual installments, which mature every June 15 and every December 15 of each year, starting on June 15, 2005.

Up-front commissions of ThUS$2,070 were paid to acquire the financing, which were deferred and are being amortized over the term of the loan.

In addition, the Company obtained short-term bank financing in 2008 as follows:

At December 31, 2008:

	Interest Rate	2008
	%	ThUS$

Financial Institutions
Santander	5.8000	80,516
Chile	5.9688	30,199
Scotiabank	5.2875	50,110
Santander	6.0000	25,063
BICE	7.3432	39,119

Total		225,007

	Interest Rate	Short-Term	Long-Term
	%	ThUS$	ThUS$

Financial Institutions
Citibank and others	2.4900	76,826	76,667

Total		76,826	76,667

MINERA LOS PELAMBRES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

At December 31, 2007:

	Interest Rate	Short-Term	Long-Term
	%	ThUS$	ThUS$

Financial Institutions
Citibank and others	5.1150	77,124	153,333
BBVA Banco Bhif	5.7463	4,908

Total		82,032	153,333

10.	ACCOUNTS PAYABLE

The detail of accounts payable is as follows:

	2008	2007
	ThUS$	ThUS$

Invoices payable	95,745	79,793
Withholdings from contractors	8,233	4,440
Insurance policies payable	11,220	15,495
Other		414

Total	115,198	100,142

11.	ACCRUALS

The detail of accruals are as follows:

	2008	2007
	ThUS$	ThUS$

Short-term:
Personnel benefits	10,608	21,053
Sundry	202	431

Total	10,810	21,484

	2008	2007
	ThUS$	ThUS$

Long-term:
Severance indemnity	12,257	12,947
Mine closure costs	3,623	2,778

Total	15,880	15,725

MINERA LOS PELAMBRES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

12.	INCOME AND DEFERRED TAXES

a.	Recoverable taxes include the following:

	2008	2007
	ThUS$	ThUS$

Current assets:
Specific tax on petroleum products	375	498
Value added tax	26,346	12,647
Monthly Provisional Payments and income tax credit, net	65,626	64,481
Other withholding taxes recoverable	156	8

Total short-term	92,503	77,634

Other assets (long term):
Additional tax for advisory services	4,919	5,661

Total long-term	4,919	5,661

The long-term recoverable tax is included in Other under Other long-term assets.

b.	Income tax

The provision for first category income tax at December 31, 2008 and 2007 was 17% of the taxable income of ThUS$995,736 and ThUS$1,983,629, respectively, calculated as provided for in the Chilean Income Tax Law. In 2006, a law was enacted which established an additional specific mining tax of 2% of the net operating taxable income for years 2006 and 2007. Subsequently, the specific mining tax increased to 4%. The provision for the specific mining tax at December 31, 2008 and 2007 was 4% and 2% of the net operating taxable income of ThUS$1,415,092 and ThUS$1,986,500, respectively.

At December 31, 2008 and 2007 as monthly provisional payments were higher than the income tax calculated for the year, the surplus of ThUS$65,626 (ThUS$64,481 in 2007) has been reclassified to refundable taxes, as indicated in Note 12a).

	2008	2007
	ThUS$	ThUS$

Income tax provision	(169,275)	(337,217)
Specific mining tax provision	(56,604)	(39,730)
Monthly provisional payments	223,817	374,985
Technical consulting services additional tax	381	396
Refundable training expenses	157	166
Credits from donations	1,486	1,366
Credits from purchases of fixed assets	38	34

Income and specific mining tax payable	—	—

MINERA LOS PELAMBRES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

c.	Deferred taxes

At December 31, 2008 and 2007, the detail of accumulated deferred tax balances was as follows:

	2008				2007
	Asset		Liability		Asset		Liability
	Short-	Long-	Short-	Long-	Short-	Long-	Short-	Long-
	Term	Term	Term	Term	Term	Term	Term	Term
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$

Trade debtors	48,808				12,601		219
Inventories	1,296		2,431		1,559		1,963
Fixed assets- depreciation				201,507				124,464
Intangibles				32,372				27,645
Accruals	775	2,673			603	2,616
Specific mining tax	11,957	484	571	8,457	3,450	504	513	4,386
Other			58	59	47		59	117

Total deferred taxes	62,836	3,157	3,060	242,395	18,260	3,120	2,754	156,612

The net asset of ThUS$59,776 (ThUS$15,506 in 2007) for short-term deferred taxes is presented in current assets.

The net liability of ThUS$239,238 (ThUS$153,492 in 2007) for long-term deferred taxes is presented in long-term liabilities.

The breakdown of income tax expense is as follows:

	2008	2007	2006
	ThUS$	ThUS$	ThUS$

Current tax expense:
Provision for income tax for the year	(169,275)	(337,217)	(387,574)
Surplus of prior year income tax provision	38	65	(973)
Provision for specific mining tax	(56,604)	(39,730)	(45,660)
Surplus (deficit) of prior year specific mining tax	36	(131)
Deferred taxes:
Changes in deferred taxes during the year	(45,833)	(21,730)	13,550
Deferred taxes for specific mining tax	4,357	(665)	1,517

Income tax expense	(267,281)	(399,408)	(419,140)

MINERA LOS PELAMBRES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

13.	SHAREHOLDERS’ EQUITY, NET

a. The following are the equity movements during 2008, 2007 and 2006:

	Paid-in	Retained
Items	Capital	Earnings	Total
	ThUS$	ThUS$	ThUS$

Balance at January 1, 2006	373,820	1,081,748	1,455,568
Net income for the year		1,844,712	1,844,712
Interim dividends		(1,450,000)	(1,450,000)

Balance at December 31, 2006	373,820	1,476,460	1,850,280

Balance at January 1, 2007	373,820	1,476,460	1,850,280
Net income for the year		1,741,392	1,741,392
Interim dividends		(1,606,409)	(1,606,409)

Balance at December 31, 2007	373,820	1,611,443	1,985,263

Balance at January 1, 2008	373,820	1,611,443	1,985,263
Net income for the year		1,020,855	1,020,855
Interim dividends		(1,180,000)	(1,180,000)

Balance at December 31, 2008	373,820	1,452,298	1,826,118

b. Shareholdings of the subscribed and paid-in capital are as follows at December 31, 2008:

		Subscribed and
	Number of	Paid-in Capital
Shareholders	Shares	ThUS$	%

LP Investment Co. Ltd.	191,379,489	191,380	51.20
Nippon LP Resources BV	93,454,920	93,455	25.00
MM LP Holding BV	56,072,952	56,073	15.00
Antofagasta Minerals S.A.	32,912,319	32,912	8.80

Total	373,819,680	373,820	100.00

c. The Board of Directors approved the interim dividends paid to the Company’s shareholders in 2008, in the Ordinary meetings N° 124, dated March 26, 2008; N°125, dated May 16, 2008; Extraordinary meeting held on July 30, 2008 and Ordinary meeting N° 126, dated August 28, 2008, for ThUS$300,000, ThUS$300,000, ThUS$420,000 and ThUS$160,000, respectively.

d. The Board of Directors approved the interim dividends paid to the Company’s shareholders in 2007, in Ordinary meeting N°117, dated May 23, 2007; Extraordinary meeting dated August 10, 2007 and Ordinary meetings N°120, dated September 27, 2007 and N°122, dated November 29, 2007, for ThUS$700,000, ThUS$186,409, ThU$370,000 and ThUS$350,000, respectively.

MINERA LOS PELAMBRES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

14.	BALANCES AND TRANSACTIONS WITH RELATED PARTIES

The following is a detail of transactions and balances with related parties. Antofagasta Minerals S.A., LP Investment Co. Ltd., Nippon LP Resources BV, and MM LP Holding BV are shareholders of the Company. The others companies are related to the Company through common owners.

At December 31, 2008:

			Effect on
			Income
		Transaction	Charge
Related Party	Transaction Description	Amount	(Credit)	Asset	Liability
		ThUS$	ThUS$	ThUS$	ThUS$

Antofagasta Minerals S.A.	Administrative services received	870	731		709
	Technical support received	1,595	1,340		300
	Recovery of expenses	694	583		190
	Rental of offices in Apoquindo	65	55		65
	Water rights				8
	Expense collection	591	(573)
Minera Los Pelambres Foundation	Donation	3,384	3,384
Minera Michilla S.A.	Rental of offices in Santiago	201	201
Minera El Tesoro	Expenses collection	200	(168)
	Purchase of materials	89	75
Minera Esperanza	Expenses collection	12	(10)
Serv. de Trans. Integrado Ltda.	Services of transport	50	42		50
Other related companies	Services and others	1	1	1
LP Investment Co. Ltd.	20% withholding on disallowed expenses	250	250
Nippon LP Resources BV	20% withholding on disallowed expenses	122	122
MM LP Holding BV	20% withholding on disallowed expenses	73	73

Total short-term				1	1,322

Antofagasta Minerals S.A.	Water rights				157

Total long-term					157

MINERA LOS PELAMBRES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

At December 31, 2007:

			Effect on
			Income
		Transaction	Charge
Related Party	Transaction Description	Amount	(Credit)	Asset	Liability
		ThUS$	ThUS$	ThUS$	ThUS$

Antofagasta Minerals S.A.	Administrative services received	1,688	1,418		813
	Technical support received	1,576	1,324		145
	Recovery of expenses	1,582	1,317		233
	Expense collection	90	(46)	4
Minera Los Pelambres Foundation	Donation	1,498	1,498
Minera Michilla S.A.	Rental of offices in Santiago	212	212		19
	Expenses collection	17	(14)
Minera El Tesoro	Expenses collection	267	(171)
	Purchase of materials	20			20
Other related	Services and others	2	2
LP Investment Co. Ltd.	20% withholding on disallowed expenses	61	61
Nippon LP Resources BV	20% withholding on disallowed expenses	30	30
MM LP Holding BV	20% withholding on disallowed expenses	18	18

Total short-term				4	1,230

Antofagasta Minerals S.A.	Water rights				165

Total long-term					165

MINERA LOS PELAMBRES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

At December 31, 2006:

			Effect on
			Income
		Transaction	Charge
Related Party	Transaction Description	Amount	(Credit)	Asset	Liability
		ThUS$	ThUS$	ThUS$	ThUS$

Antofagasta Minerals S.A.	Administrative services received	2,410	2,017		1,037
	Technical support received	1,517	1,273		128
	Recovery of expenses	646	528		194
	Oficce rentals	3	3		3
	Expense collection	46	(39)	4
Minera Michilla S.A.	Rental of offices in Santiago	201	201		17
	Expenses collection	3	(2)
Madeco	Purchase of materials for projects	2,556	357		195
Banco de Chile	Financial expenses and others	13,278	3
Minera El Tesoro	Expenses collection	204	(171)
Other related	Recovery of expenses and others	2	2
LP Investment Co. Ltd.	20% withholding on disallowed expenses	31	31
Nippon LP Resources BV	20% withholding on disallowed expenses	15	15
MM LP Holding BV	20% withholding on disallowed expenses	9	9

Total short-term				4	1,574

Antofagasta Minerals S.A.	Water rights				165

Total long-term					165

MINERA LOS PELAMBRES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

15.	OTHER INCOME AND EXPENSES

The detail of other income and expenses is as follows:

	2008	2007	2006
	ThUS$	ThUS$	ThUS$

Other income:
Gain on sale of fixed asset		7,132	609
Other income	30	695	199

Total	30	7,827	808

Other expenses:
Contribution to Minera Los Pelambres Foundation	3,384	1,498
Deferred charge			1,645
Project write-offs	1,150	195	31
Withholdings write-off	445
Provision for write off-of housing loans	131	128	210
Loss on sale of fixed assets	1
Other expenses	344	524	143

Total	5,455	2,345	2,029

16.	CONTINGENCIES, GUARANTEES AND ENCUMBRANCES

I. LAWSUITS:

The Company concluded the following proceedings reported in prior Financial Statements, via an out-of-court transaction memorialized and executed by public deed signed in the presence of Santiago Notary Public Ivan Torrealba Acevedo on October 23, 2008:

Plaintiff	:	Sociedad Agrícola y Comercial Mauro Ltda.
Defendant	:	(I) Principal defendants: Muñoz Navarrete, Arnoldo, Jorge and Germán Muñoz C; (ii) defendant: Minera Los Pelambres
Trial No.	:	690-2002, Twelfth Civil Court of Santiago
Subject	:	Annulment of Purchase and Sale Contract

As a result of this settlement, the Company obtained a reversal of the following legal injunctions, which had been previously reported, by a court ruling dated October 24, 2008:

•	Legal injunction prohibiting acts and contracts from being entered into under No. 4 of article 298 of the Civil Procedures Code, in Case record 690-2002 referred to above.

•	Legal injunctions prohibiting the deposit of tailings or waste in the El Mauro Tailings Dam, decreed in the aforementioned proceeding.

Likewise, as a result of this out-of-court settlement related to Case N° 690-02 at the 12th Civil Court of Santiago, the presence of an inapplicability measure due to unconstitutionality regarding this case was terminated, which was a claim that had been filed with the Constitutional Court under N° 1118/2008/INA.

MINERA LOS PELAMBRES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Additionally, at year-end there was pending litigation as follows:

Subject	:	Challenge of New Construction Work at El Mauro Dam.
Parties	:	Flores Tapia, Cristián Andrés and others v/s Minera Los Pelambres.
Trial No.	:	7,957-2008, Court of First Instance of Los Vilos.
Amount	:	There is no amount calculated. Therefore, it is not possible to indicate a potential loss amount.
Status	:	On December 4, 2008 the court issued an injunction for the temporary stoppage of the construction work at El Mauro Dam. This stoppage has not had a major impact as the construction work was already completed at that date. The plea and evidence stage was performed on January 26, 2009. On the same date Minera Los Pelambres responded to the challenge and requested that the court notify and summon the 3 plaintiffs to testify and answer questions. Also, the inspection by the court is pending.

The Company’s Management is aware of legal disputes in which Minera Los Pelambres is either the main or secondary defendant, or the plaintiff, which to the best of its knowledge does not significantly affect these financial statements.

II. ENCUMBRANCES:

The Company’s assets are not subject to any mortgages, encumbrances or prohibitions.

III. OTHER GUARANTEES

Guarantees Provided:

•	The Company has issued performance bonds through banks for ThUS$12,655 on behalf of the Water Board of the Chilean Ministry of Public Works as collateral for any possible costs incurred in an possible abandonment of the construction and operation of the Los Quillayes tailings dam. Such bonds are in effect until July 4, 2010.

•	The Company has issued performance bonds through banks for ThUS$4,877 on behalf of the Water Board of the Chilean Ministry of Public Works as collateral for any possible costs incurred in an possible abandonment of the construction and operation of the El Mauro tailings dam. Such bonds are in effect until October 26, 2009.

•	The Company has issued bank guarantees to the Water Board of the Chilean Ministry of Public Works, as collateral for any possible costs incurred for any possible abandonment of tailings dam systems and re-circulation of water of the El Mauro tailings Dam project for UF17,526, equivalent to ThUS$591 as a requirement for river flows modification permits.

Guarantees received:

•	To date, performance bonds and letters of credits, issued by foreign or local banks to the Company, have been provided by contractors and suppliers for an approximate total amount of ThUS$95,281 to guarantee compliance with contracts and, in the case of equipment, their quality and performance.

IV. RESTRICTIONS TO OPERATIONS OR LIMITS

The new bank loan contract resulting from the refinancing outlined in Note 9 includes certain restrictions regarding indebtedness, dividend distribution and hedging operations.

MINERA LOS PELAMBRES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

V. MINERAL SALE AGREEMENTS

The mineral sale agreements correspond to the contracts entered into with domestic and foreign clients, valued at the selling prices in effect at year-end. Such prices are agreed on FOB or CIF terms, as appropriate, and are negotiated annually.

The sale agreements of minerals in accordance with the agreed contracts amount to:

Year	ThUS$

2009	626,000
2010	568,000

17.  SUMMARY OF PRINCIPAL DIFFERENCES BETWEEN CHILEAN GAAP AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“US GAAP”)

These financial statements have been prepared in accordance with Chilean generally accepted accounting principles (“Chilean GAAP”). Material variations in the accounting principles, practices and methods used in preparing these financial statements from principles, practices and methods accepted by US GAAP are described and quantified below.

The impact of US GAAP on the income statements is as follows:

	2008	2007
	ThUS$	ThUS$

Net income under Chilean GAAP	1,020,855	1,741,392
Provisional Pricing (i)	1,755	(4,943)
Debt issuance costs (ii)	(313)	3
Employee benefit adjustment (iii)	(992)	750
Maintenance provisions (iv)		(8,886)
Capitalization of expenses (v)	3,024	4,534
Easements and water rights amortization (vi)	99	85
Amortization of interest capitalized (vii)	768	703
Capitalized interest-subsequent to start-up (vii)	9,955	16,578
Depreciation of interest capitalized (vii)	(1,076)	(854)

Subtotal	1,034,075	1,749,362
Tax effect of reconciling items (viii)	(2,776)	(1,360)

Net income attributable to common shareholders under US GAAP	1,031,299	1,748,002

MINERA LOS PELAMBRES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

The impact of US GAAP on the balance sheets is as follows:

	2008	2007
	ThUS$	ThUS$

ASSETS:
Total assets under Chilean GAAP	2,866,043	2,557,028
Provisional Pricing (i)	4,460	2,705
Capitalization of expenses (v)	(58,438)	(61,462)
Easements and water rights amortization (vi)	686	587
Capitalized interest-start-up costs (vii)	3,797	3,029
Capitalized interest-subsequent to start-up (vii)	58,603	48,648
Amortization of interest capitalized (vii)	(3,924)	(2,848)
Reclassification of debt issuance costs (ii)	(690)	(1,035)
Reclassification of mine closure cost (ix)	6,983	2,622

Total assets under US GAAP	2,877,520	2,549,274

LIABILITIES:
Total liabilities under Chile an GAAP	1,039,925	571,765
Deferred debt issuance costs (ii)	743	430
Employee benefit adjustment (iii)	(1,002)	(1,994)
Maintenance provisions (iv)
Deferred tax adjustment (viii)	1,143	(1,633)
Reclassification of debt issuance costs (ii)	(690)	(1,035)
Reclassification of mine closure cost (ix)	6,983	2,622

Total liabilities under US GAAP	1,047,102	570,155

SHAREOLDERS’ EQUITY UNDER CHILEAN GAAP:	1,826,118	1,985,263
Provisional Pricing (i)	4,460	2,705
Deferred debt issuance costs (ii)	(743)	(430)
Employee benefit adjustment (iii)	1,002	1,994
Maintenance provisions (iv)
Capitalization of expenses (v)	(58,438)	(61,462)
Easements and water rights amortization (vi)	686	587
Amortization of interest capitalized (vii)	3,797	3,029
Capitalized interest-subsequent to start-up (vii)	54,679	45,800
Deferred tax adjustment (viii)	(1,143)	1,633

Shareholders’ equity under US GAAP	1,830,418	1,979,119

Total liabilities and shareholders’ equity under US GAAP	2,877,520	2,549,274

Explanation of adjustments and GAAP differences

(i) Provisional pricing — The Company recognizes revenue from sale of copper concentrates under Chilean GAAP as described in Note 2.n. For US GAAP purposes, as the sales contract requires the buyer to make initial payment based on a provisional price on the shipment date, and to pay or receive payment from the Company within 3 to 4 months from shipment date (based on a price adjustment calculated per the sales contract), the Company’s

MINERA LOS PELAMBRES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

right to receive or obligation to pay the price adjustment under the sales contract meets the definition of a derivative under SFAS 133 “accounting for derivative instruments and hedging activities”. Thus, under US GAAP, the fair value of the price adjustment is recorded upon shipment of the copper concentrates and re-measured at fair value at each balance sheet with the changes in fair value included in determining operating income. The adjustments to net income and shareholders’ equity under Chilean GAAP represents the difference between the recorded provisional revenues under Chilean GAAP as described in Note 2.n and the fair value of the outstanding price adjustments relating to outstanding sales contracts whose expected final prices exceed the provisional prices.

The aggregate adjustments to the initially recorded provisional revenues under Chilean GAAP included in Revenue were (ThUS$214,514) and ThUS$42,336 for the years ended December 31, 2008 and 2007, respectively.

(ii) Debt issuance costs — The Company paid up-front commissions to a third party in connection with services received in arranging for the bank loan (see Note 9). The Company accounts for debt issue costs as a reduction in the loan balance (contra-liability) under Chilean GAAP and amortized it over the life of the loan using the straight line method. Under US GAAP, debt issue cost is recorded as an asset and amortized by the interest method over the life of the loan to which they related.

(iii) Employee benefit adjustment — For US GAAP purposes long term employee benefits, severance indemnities in the case of the Company, are accounted for under SFAS 87 “employers’ accounting for pensions” and SFAS 158 “employers’ accounting for defined benefit pension and other postretirement plans”. Under Chilean GAAP severance indemnities are recorded at net present value. SFAS 158 requires that certain actuarial costs be recorded directly to equity and other comprehensive income which for purposes herein, are not material and considered in the determination of net income.

(iv) Maintenance provisions — Under US GAAP maintenance is expensed as incurred. Until December 31, 2007, the Company recorded a maintenance provision for the maintenance of plant and equipment scheduled for the following year.

(v) Expenses Incurred Prior to the Start of Commercial Operations — The Company under Chilean GAAP capitalized certain general and administrative costs (such as salaries) incurred prior to the start of its commercial operations amounting to ThUS$76.644 as intangible assets (see Note 8) and amortized using the straight-line method over the life of specified mines. Under US GAAP, American Institute of Accountants (AICPA) Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities, such general and administrative costs are expensed as incurred.

The adjustment to Chilean GAAP net income represents the reversal of the amortization of the intangible asset while the adjustment to Chilean GAAP shareholders’ equity represents the carrying amount of the intangible assets under Chilean GAAP.

(vi) Easements and Water Rights — The Company paid third parties compensation for land easements and water rights. The Company recorded such payments as intangible assets under Chilean GAAP (see Note 8) and amortized them over the estimated period of the related mine to which such easements and water rights are associated,

For US GAAP purposes, these intangible assets have indefinite lives and thus should not be amortized but subject to annual impairment reviews.

(vii) Capitalized Interest — The Company had interest on bank loans it incurred prior to the start of its commercial operations in 2000 amounting to ThUS$90,249 Under Chilean GAAP, the Company capitalized the foregoing interest as an intangible asset (see Note 8) and amortized such intangible asset over the life of the mine (which ranges from 40 years to 42 years). Subsequent to the start of its commercial operations, the Company ceased capitalizing any interest expense incurred on loans.

MINERA LOS PELAMBRES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Under US GAAP, SFAS No. 34, Capitalization of Interest Costs, requires capitalization of interest incurred associated with assets that are constructed or otherwise produced for an enterprise’s own use (including assets constructed or produced for the enterprise by others for which deposits or progress payments have been made). The amount of interest cost to be capitalized is the portion of the interest cost incurred during the assets’ acquisition periods that theoretically could have been avoided if expenditures for the assets had not been made. The amount capitalized is determined by applying an interest rate (“the capitalization rate”) to the average amount of accumulated expenditures for the asset during the period. The capitalization rates used is based on the rates applicable to borrowings outstanding during the period. In order to determine the U.S. GAAP income, interest capitalized as an intangible asset was reclassified to qualifying assets under construction and amortized according to the related the assets’ useful life.

(viii) Deferred tax adjustment — Relates to the deferred tax effect resulting from the change in the financial basis of the assets and liabilities as a result of these U.S. GAAP adjustments. Other than the deferred tax impact of the U.S. GAAP adjustments, there are no material differences for accounting for income taxes resulting from the application of U.S. GAAP.

(ix) Asset Retirement Obligation — Mine Closure Costs — The Company has a legal obligation (pursuant to laws of the Republic of Chile) and constructive obligations related to the decommissioning of the mine and surrounding areas. The Company’s accounting for the foregoing asset retirement obligation is described in Note 2.1. The discount rate in determining the present value of the obligation is based on the Company’s risk free rate which approximates the yield on 20 year Chilean government bonds.

Under US GAAP, SFAS No. 143, Accounting for Asset Retirement Obligations (ARO), requires the Company to classify the asset retirement cost as part of the carrying amount of the associated long-lived asset. Further, the fair value of the asset retirement obligation considers a market risk premium to reflect what a third-party might require to assume the ARO. The impact of the market risk premium on the fair value of the ARO is not material.

(x) Inventory obsolescence provision — Chilean GAAP permits the use of general inventory provisions to state inventory at the lower of cost or market. For U.S. GAAP purposes, American Institute of Accountants (AICPA) Accounting Research Bulletin (ARB) No. 43 requires the Company to adjust inventory directly for obsolescence, thus creating a new cost basis for the inventory. No adjustment was recorded for this GAAP difference as the effect on the financial statements is not material.

(xi) Guarantees — For U.S. GAAP purposes, the Company must record the fair value of guarantees granted in accordance with FIN 45: Guarantor’s Accounting and Disclosure Requirements for Guarantees. No similar authoritative literature exists under Chilean GAAP however no adjustment was recorded for this GAAP difference as the effect on the financial statements is not material.

(xii) Statement of Comprehensive Income — U.S.GAAP requires the completion and inclusion of a statement of Comprehensive Income in accordance with SFAS 130 “reporting comprehensive income”. This statement was not included herein as the Company did not have material comprehensive income, which was materially consistent with net income.

18.	SUBSEQUENT EVENTS

Between January 1 and September 2, 2009, the date on which these financial statements were issued, there have been no subsequent events that could materially affect them.

* * * * * *

APPENDIX A

ENGLISH TRANSLATION OF THE JOINT SHARE TRANSFER AGREEMENT

App. A-1

(Translation)

Business Integration Agreement
(Joint Share Transfer Agreement)

Nippon Oil Corporation (“Nippon Oil”) and Nippon Mining Holdings, Inc. (“Nippon Mining”) hereby enter into this agreement (the “Agreement”) with respect to the business integration of Nippon Oil and its subsidiaries (collectively, the “Nippon Oil Group”) with Nippon Mining and its subsidiaries (collectively, the “Nippon Mining Group”, and together with the Nippon Oil Group, the “Groups”) as follows.

Chapter I: General

Article 1  (Definitions)

In this Agreement, the following terms shall have the meanings set forth below:

(1) “Business Integration” means the integration of businesses and management of the Groups.

(2) “Share Transfer Plan” means the share transfer plan to be prepared by Nippon Oil and Nippon Mining on the date of execution of this Agreement, attached hereto as Attachment 1.

(3) “Share Transfer” means a joint share transfer to be conducted in accordance with the provisions of the Share Transfer Plan.

(4) “Exchange Ratio” means the number of shares of the Holding Company to be allotted for each share of common stock of Nippon Oil and Nippon Mining upon the Share Transfer.

(5) “Holding Company” means the new company to be incorporated through the Share Transfer.

(6) “Integrated Group” means the group consisting of the Holding Company and its subsidiaries.

(7) “Petroleum Refining and Marketing Business Company” means the wholly-owned core operating subsidiary of the Holding Company operating the petroleum refining and marketing business of the Integrated Group.

(8) “Oil and Natural Gas Exploration and Production Business Company” means the wholly-owned core operating subsidiary of the Holding Company operating the petroleum exploration and production business of the Integrated Group.

(9) “Metals Business Company” means the wholly-owned core operating subsidiary of the Holding Company operating the metals business of the Integrated Group.

(10) “Core Business Company” means each of the Petroleum Refining and Marketing Business Company, the Oil and Natural Gas Exploration and Production Business Company, and the Metals Business Company.

(11) “Other Group Company” means any company within the Integrated Group, other than the Holding Company and the Core Business Companies.

(12) “Listed Subsidiary” means any Other Group Company whose shares are listed on a financial instruments exchange.

(13) “Functional Subsidiary” means Other Group Company that supports common functions of each company of the group such as finance, purchase, and business service.

(14) “Independent Business Company” means Other Group Company that conducts business independent from, and without relation to, the businesses of any of the Core Business Companies.

(15) “Nippon Petroleum Refining” refers to Nippon Petroleum Refining Company, Limited.

(16) “Nippon Oil Exploration” refers to Nippon Oil Exploration Limited.

App. A-2

(17) “Japan Energy” refers to Japan Energy Corporation.

(18) “Nippon Mining & Metals” refers to Nippon Mining & Metals Co., Ltd.

(19) “Japan Energy Development” refers to Japan Energy Development Co., Ltd.

(20) “Basic Agreement Date” means December 4, 2008, the date on which Nippon Oil and Nippon Mining agreed to the Business Integration.

(21) “Base Year End” means March 31, 2009.

(22) “Base Year” means the fiscal year that ended on the Base Year End.

(23) “Laws and Regulations, Etc.” refers to laws, cabinet orders, ministerial ordinances and prefectural ordinances (regardless of the name) promulgated by a national or local government, as well as rules promulgated by financial instruments exchanges or other self-regulatory organizations, within and outside of Japan.

(24) “Holding Company Establishment Date” means April 1, 2010, or such other date as may be agreed by Nippon Oil and Nippon Mining upon consultation, for any procedural purpose or other reasons.

(25) “Core Business Company Establishment Date” means July 1, 2010, or such other date as may be agreed by Nippon Oil and Nippon Mining upon consultation, for any procedural purpose or other reasons.

(26) “Existing Stock Acquisition Rights” means stock acquisition rights that were issued and outstanding at the time of execution of this Agreement.

(27) “Nippon Oil Financial Statements” refers to the consolidated financial statements and non-consolidated financial statements of Nippon Oil for the Base Year.

(28) “Nippon Mining Financial Statements” refers to the consolidated financial statements and non-consolidated financial statements of Nippon Mining for the Base Year.

(29) “Japanese GAAP” means accounting principles generally accepted in Japan.

(30) “Confidential Information” means any of the information listed in each Item of Article 25, Paragraph 1 hereof (but excluding information that falls under any of the Items of Article 25, Paragraph 2).

Article 2  (Business Integration)

1. Nippon Oil and Nippon Mining shall effect the Business Integration in accordance with the provisions of this Agreement.

2. Pursuant to the Share Transfer Plan, Nippon Oil and Nippon Mining shall establish the Holding Company; integrate the petroleum refining and marketing businesses, the petroleum exploration and production businesses and the metals businesses of the Groups to establish the Core Business Companies; and integrate and reorganize Other Group Companies.

3. Companies or organizations engaged in any common business, function or affairs in the Groups shall be integrated to the extent practicable.

Article 3  (Objectives of Business Integration and Basic Concepts)

1. In order to anticipate future structural changes in the business environment in each of the energy, resources and materials industries, and to be successful amidst intensifying competition, Nippon Oil and Nippon Mining will conduct a full-scale Business Integration for the purpose of further strengthening their management base and progressing under a new management philosophy, leading to a stable and efficient supply of energy, resources and materials domestically and internationally.

App. A-3

2. The basic concept for the Business Integration is as follows:

(1) The Groups will, on an equal footing, fully integrate their management functions across all their business operations, and the Groups aim to become one of the world’s leading integrated energy, resources and materials groups, operating in the areas of petroleum refining and marketing, oil exploration and production, and metals by combining their management resources and utilizing their combined strength to the fullest extent possible.

(2) The Integrated Group will develop and pursue aggressive strategies for global growth, with efforts focused on maximizing corporate value by allocating management resources to the operations with highest profitability under the concept of “Best Practices.”

(3) The Integrated Group will, at an early stage, effect a comprehensive restructuring of the petroleum refining and marketing sector, in a way that would not have been possible without the Business Integration.

Chapter II: Schedule and Method of Business Integration

Article 4  (Business Integration Schedule)

1. The schedule for the Business Integration shall be as follows. Provided, however, that the schedule may be changed upon consultation between Nippon Oil and Nippon Mining if such change is deemed necessary in accordance with the progress of the Business Integration.

October 30, 2009	Meeting of the board of directors to approve and authorize the execution of this Agreement and the preparation of the Share Transfer Plan;
Execution of this Agreement and preparation of the Share Transfer Plan
October 31, 2009	Public notice of the record date for the extraordinary general meeting of shareholders
November 15, 2009	Record date of the extraordinary general meeting of shareholders
January 27, 2010	Extraordinary general meeting of shareholders for the approval of the Share Transfer Plan
March 29, 2010	Date of delisting of shares
April 1, 2010	Holding Company Establishment Date (incorporation registration date);
Date of listing of the Holding Company’s shares
July 1, 2010	Core Business Company Establishment Date

Article 5  (Incorporation of Holding Company, Exchange Ratio, and Amendments to the Articles of Incorporation)

1. Nippon Oil and Nippon Mining shall establish the Holding Company through the Share Transfer. Nippon Oil and Nippon Mining shall become wholly-owned subsidiaries of the Holding Company upon the establishment of the Holding Company.

2. The Exchange Ratio of the Share Transfer in the preceding paragraph shall be as follows. Any fraction constituting less than one (1) share shall be handled in accordance with Article 4, Paragraph 3 of the Share Transfer Plan.

(1) 1.07 shares of common stock of the Holding Company per one (1) share of common stock of Nippon Oil

(2) 1.00 share of common stock of the Holding Company per one (1) share of common stock of Nippon Mining

3. Nippon Oil and Nippon Mining confirm that the Exchange Ratio has been determined based on the assumptions set forth below and based on negotiation. If any of the events set forth in each Item of Article 27,

App. A-4

Paragraph 2 occurs after the execution of this Agreement and before the establishment of the Holding Company, the parties shall consult in good faith as to whether or not it is necessary to revise the Exchange Ratio and details.

(1) Between the date of execution of this Agreement and the establishment of the Holding Company, no action shall be taken by either Nippon Oil or Nippon Mining which leads to a change in the total number of issued shares of such company (including the issuance of stock acquisition rights or bonds with stock acquisition rights, and other acts which are likely to indirectly lead to a change in the total number of issued shares), except for the issuance of new shares of Nippon Mining upon the exercise of Existing Stock Acquisition Rights.

(2) No resolution shall be passed for the distribution of surplus for a record date between the date of execution of this Agreement and the date of establishment of the Holding Company, except for the distribution of surplus set forth in Article 8 of the Share Transfer Plan.

4. Nippon Oil and Nippon Mining shall convene their respective extraordinary general meetings of shareholders on January 27, 2010, setting November 15, 2009 as the record date, to approve the Share Transfer Plan, to amend the articles of incorporation (details of which are set forth in the following paragraph) and to resolve any other matters necessary for the Share Transfer; provided, however, that the record date or the date of the extraordinary general meetings of shareholders may be changed upon consultation between Nippon Oil and Nippon Mining if such change is deemed necessary in accordance with the progress of the Share Transfer or for any other reason.

5. Nippon Oil and Nippon Mining shall, at their respective extraordinary general meetings of shareholders described in the preceding paragraph, resolve to delete the provision regarding the record date of the ordinary general meetings of shareholders provided in their respective articles of incorporation as of March 31, 2010 (on the condition that the Share Transfer Plan remains effective until the day prior to March 31, 2010, and that the Share Transfer is not suspended).

Article 6  (Establishment of the Petroleum Refining and Marketing Business Company)

1. Nippon Oil and Nippon Mining shall establish the Petroleum Refining and Marketing Business Company as follows:

(1) Nippon Oil and Japan Energy shall enter into a merger agreement on or after the Holding Company Establishment Date, and Nippon Oil shall effect an absorption merger (kyushu-gappei) with Japan Energy as of the Core Business Company Establishment Date.

(2) Nippon Oil and Nippon Petroleum Refining shall enter into a merger agreement on or after the Holding Company Establishment Date, and Nippon Oil shall effect an absorption merger (kyushu-gappei) with Nippon Petroleum Refining as of the Core Business Company Establishment Date. The absorption merger (kyushu-gappei) prescribed in this Item shall be subject to the effectiveness of the merger described in Item (1) above.

(3) Nippon Oil and the Holding Company shall enter into an absorption demerger (kyushu-bunkatsu) agreement on or after the Holding Company Establishment Date, and the rights and obligations held by Nippon Oil relating to the subsidiaries’ management functions, etc. shall be transferred to the Holding Company thought an absorption demerger (kyushu-bunkatsu) pursuant to the provisions of Article 9, Item (2) (such transfer shall include the shares of Nippon Oil Exploration and the shares of Japan Energy Development acquired from Japan Energy through the merger described in Item (1) above, as well as shares of the Listed Subsidiaries, the Functional Subsidiaries, and the Independent Business Companies, but excluding rights and obligations transferred to Nippon Oil from Nippon Oil Exploration through the absorption demerger (kyushu-bunkatsu) prescribed in Item (4) below) as of the Core Business Company Establishment Date. The absorption demerger (kyushu-bunkatsu) shall be subject to the effectiveness of the merger described in Item (2) above.

(4) Nippon Oil and Nippon Oil Exploration shall enter into an absorption demerger (kyushu-bunkatsu) agreement on or after the Holding Company Establishment Date, and the rights and obligations held by Nippon Oil relating to the oil exploration and production business, etc. (including the oil exploration and production

App. A-5

business acquired by Nippon Oil from Japan Energy pursuant to the merger described in Item (1) above) shall be transferred to Nippon Oil Exploration from Nippon Oil as of the Core Business Company Establishment Date, through an absorption demerger (kyushu-bunkatsu). The absorption demerger (kyushu-bunkatsu) prescribed in this Item shall be subject to the effectiveness of the absorption demerger (kyushu-bunkatsu) described in Item (3) above.

2. After the effectiveness of the absorption demerger (kyushu-bunkatsu) described in Item (4) of Paragraph 1 above, Nippon Oil shall become the Petroleum Refining and Marketing Business Company.

Article 7  (Establishment of the Oil and Natural Gas Exploration and Production Business Company)

1. Nippon Oil and Nippon Mining shall establish the Oil and Natural Gas Exploration and Production Business Company as follows:

(1) Pursuant to Article 6, Paragraph 1, Item (4), Nippon Oil shall transfer the rights and obligations described therein to Nippon Oil Exploration as of the Core Business Company Establishment Date.

(2) Nippon Oil Exploration and Japan Energy Development shall enter into a merger agreement on or after the Holding Company Establishment Date, and Nippon Oil Exploration shall effect an absorption merger (kyushu-gappei) with Japan Energy Development as of the Core Business Company Establishment Date. The absorption merger (kyushu-gappei) described in this Item shall be subject to the effectiveness of the absorption demerger (kyushu-bunkatsu) described in Item (1) above.

2. After the merger described in Item (2) of Paragraph 1 above is effected, Nippon Oil Exploration shall become the Oil and Natural Gas Exploration and Production Business Company.

Article 8  (Establishment of the Metals Business Company)

1. Nippon Oil and Nippon Mining shall establish the Metals Business Company as follows:

(1) Nippon Mining and Nippon Mining & Metals shall enter into a merger agreement on or after the Holding Company Establishment Date, and Nippon Mining shall effect an absorption merger (kyushu-gappei) Nippon Mining & Metals as of the Core Business Company Establishment Date.

(2) Nippon Mining and the Holding Company shall enter into an absorption demerger (kyushu-bunkatsu) agreement on or after the Holding Company Establishment Date, and Nippon Mining shall transfer rights and obligations relating to the subsidiaries’ management functions, etc. to the Holding Company (including the shares of the Listed Subsidiaries, the Functional Subsidiaries, and the Independent Business Companies) through the absorption demerger (kyushu-bunkatsu) pursuant to the provisions of Article 9, Item (2) as of the Core Business Company Establishment Date. The absorption demerger (kyushu-bunkatsu) prescribed in this Item shall be subject to the effectiveness of the merger prescribed in Item (1) above.

2. After the absorption demerger (kyushu-bunkatsu) described in Item (2) of Paragraph 1 above is effected, Nippon Mining shall become the Metals Business Company.

Article 9  (Restructure of Other Group Companies)

Nippon Oil and Nippon Mining shall restructure Other Group Companies pursuant to the following principles:

(1) Companies engaging in businesses relating to the petroleum refining and marketing business, the oil and natural gas exploration and production business, or the metals business shall become subsidiaries of the respective Core Business Company. However, the Listed Subsidiaries shall be treated pursuant to the provisions of Item (2) below.

(2) Listed Subsidiaries, Functional Companies, and Independent Business Companies shall become direct subsidiaries of the Holding Company.

App. A-6

Article 10  (Inheritance of Assets and Liabilities by the Holding Company)

Nippon Oil and Nippon Mining shall, in principle, transfer to the Holding Company their respective assets and liabilities that relate to the operation of the whole Integrated Group or the businesses of more than one of the Core Business Companies through a absorption demerger (kyushu-bunkatsu) described in Article 6, Paragraph 1, Item (3) and Article 8, Paragraph 1, Item (2).

Chapter III: Philosophy and Business Strategy, etc. of the Integrated Group

Article 11  (Basic Philosophy and Objectives of the Integrated Group)

Following the establishment of the Holding Company, the Integrated Group shall operate under the basic philosophy and objectives set out below:

(1) in the business areas of “energy, resources, and materials,” the Integrated Group shall seek harmony with the global environment and coexist with society and establish sound and transparent corporate governance and an appropriate and expeditious business operation; thereby contributing to the creation and development of a sustainable economy and society; and

(2) pursue stable and efficient supply and creativity and innovation in all aspects of energy, resources and materials under a vertically integrated operating structure.

Article 12  (Basic Roles of the Companies Comprising the Integrated Group)

1. The Holding Company shall, to maximize the corporate value of the group companies, establish mid- to long-term group strategies and strategically distribute management resources to realize such strategies, and pursue the business development and innovation of the whole group and synergies with the Core Business Companies and Other Group Companies.

2. The Core Business Companies shall, as the core of the business operations of the Integrated Group, promote the petroleum refining and marketing business, the oil and natural gas exploration and production business, and the metals business.

3. Nippon Oil and Nippon Mining shall discuss such matters as may be necessary to smoothly operate the Integrated Group, and agree to such matters in writing by the Holding Company Establishment Date.

Article 13  (Basic Business Strategies of the Integrated Group)

The basic business strategies of the Integrated Group are described in Attachment 2.

Article 14  (Business Goals of the Integrated Group)

1. Following the execution of this Agreement, Nippon Oil and Nippon Mining shall conduct a review of the expected future business environment, the competitiveness of the Integrated Group, the strategy and profitability of each business, and the optimal distribution of management resources for the future, etc., and shall formulate a long-term vision and a mid-term management plan for the Integrated Group for the three (3) years beginning with the Fiscal Year 2010. The vision and the plan shall be announced by the Holding Company around April 2010.

2. The long-term vision and the mid-term management plan described in Paragraph 1 above shall include the goal of achieving, at an early stage, a return on equity of at least ten (10) per cent on a consolidated basis, and a debt to equity ratio of not more than 1.0 on a consolidated basis.

Article 15  (Reduction of Refining Capacity)

1. After the Core Business Company Establishment Date, the Integrated Group shall reduce its petroleum refining capacity by approximately 400 thousand BPSD by March 31, 2011, as compared to the refining capacity on the Basic Agreement Date. A detailed breakdown of and the method for such reduction shall be determined following discussion between Nippon Oil and Nippon Mining.

App. A-7

2. In addition to the matter prescribed in Paragraph 1 above, the Integrated Group shall further reduce its petroleum refining capacity by 200 thousand BPSD by March 31, 2015, at the latest. The specific method for such reduction shall be determined in the future.

Article 16  (Synergies)

1. During the period between the establishment of the Holding Company in April 2010 and March 31, 2013, Nippon Oil and Nippon Mining will proceed on the understanding that the Integrated Group will realize synergies of 60 billion yen or more per year from the Business Integration, the breakdown of which shall be as follows:

(1) Refinery division:	14 billion yen
(2) Crude Oil Procurement/Supply Coordination/Transportation division:	13 billion yen
(3) Purchase division:	10 billion yen
(4) Reduction of other costs:	23 billion yen

2. The Integrated Group shall proceed to seek to increase the amount of the synergies referred to in Paragraph 1 above by 40 billion yen per year by March 31, 2015, with the aim of achieving synergies of a total annual amount of 100 billion yen or more.

Chapter IV: The Management Structure of the Holding Company
and the Core Business Companies

Article 17  (Corporate Governance of the Holding Company and the Core Business Companies)

The organizational structure of the Holding Company and the Core Business Companies shall be as follows:

(1) The Holding Company shall be a company with a board of directors and a board of auditors.

(2) The Core Business Companies shall be companies with a board of directors and auditors.

(3) The Holding Company and the Core Business Companies shall adopt executive officer system.

(4) The Holding Company shall elect executive officers by a resolution of the board of directors pursuant to the provisions of its articles of incorporation.

(5) The Holding Company shall elect one (1) president and executive officer, and executive vice president(s), senior executive officer(s), and managing executive officer(s) by a resolution of the board of directors pursuant to the provisions of its articles of incorporation.

(6) The Holding Company shall elect one president of each Core Business Company as its part-time director.

(7) Each Core Business Company shall elect a standing corporate auditor of the Holding Company as its auditor.

App. A-8

Article 18  (Structure of Executive Officers of the Holding Company and the Core Business Companies)

1. The directors and auditors at the time of establishment of the Holding Company shall be as prescribed in Article 3 of the Share Transfer Plan, and the structure of executive officers as of the Holding Company Establishment Date shall be as follows:

Representative Director and Chairman of the Board	Shinji Nishio
Representative Director and President, President and Executive Officer	Mitsunori Takahagi
Director, Executive Vice President	Shigeo Hirai
Director, Senior Executive Officer	Kiyonobu Sugiuchi
Director, Managing Executive Officer	Yukio Yamagata
Director, Managing Executive Officer	Kazuo Kagami
Director, Managing Executive Officer	Ichiro Uchijima
Director, Managing Executive Officer	Junichi Kawada
Director (Part-time)	Yasushi Kimura (concurrent serving as the President of Petroleum Refining and Marketing Business Company)
Director (Part-time)	Isao Matsushita (concurrent serving as the Executive Vice President of Petroleum Refining and Marketing Business Company)
Director (Part-time)	Makoto Koseki (concurrent serving as the President of Oil and Natural Gas Exploration and Production Business Company)
Director (Part-time)	Masanori Okada (concurrent serving as the President of Metals Business Company)
Outside Director	Etsuhiko Shoyama
Outside Director	Juichi Takamura
Outside Director	Masahiro Sakata
Outside Director	Hiroshi Komiyama
Standing Corporate Auditor	Fumio Ito
Standing Corporate Auditor	Hideo Tabuchi
Outside Corporate Auditor	Masao Fujii
Outside Corporate Auditor	Hidehiko Haru
Outside Corporate Auditor	Hiroyasu Watanabe
Outside Corporate Auditor	Mitsudo Urano

2. The representative director and president of each Core Business Company as of the Core Business Company Establishment Date shall be as follows:

(1)	Petroleum Refining and Marketing Business Company Representative Director and President	Yasushi Kimura
(2)	Oil and Natural Gas Exploration and Production Business Company Representative Director and President	Makoto Koseki
(3)	Metals Business Company Representative Director and President	Masanori Okada

App. A-9

Article 19  (Organization of the Holding Company)

The Holding Company shall establish the following departments and offices, which shall have approximately 90 personnel in total:

(1) Clerk’s Office for Auditors

(2) Secretary Department

(3) CSR Promotion Department

(4) Audit Department

(5) Integration Promotion Department

(6) Planning Department No. 1

(7) Planning Department No. 2

(8) General Affairs Department

(9) Legal Affairs Department

(10) Accounting Department

(11) Finance/IR Department

Article 20  (Trade Names and Locations of Head Offices of the Holding Company and the Core Business Companies, and Name of the group)

1. The trade names of the Holding Company and the Core Business Companies, and the name of the Integrated Group shall be as follows:

(1) Holding Company
JX Holdings Kabushiki Kaisha
(English name: JX Holdings, Inc.)

(2) Petroleum Refining and Marketing Business Company
JX Nikko Nisseki Energy Kabushiki Kaisha
(English name: JX Nippon Oil & Energy Corporation)

(3) Oil and Natural Gas Exploration and Production Business Company
JX Nikko Nisseki Kaihatsu Kabushiki Kaisha
(English name: JX Nippon Oil & Gas Exploration Corporation)

(4) Metals Business Company
JX Nikko Nisseki Kinzoku Kabushiki Kaisha
(English name: JX Nippon Mining & Metals Corporation)

(5) Name of the Integrated Group
JX Group
(English name: JX Group)

2. The location of head offices of the Holding Company and each of the Core Business Companies shall be 6-3, Otemachi 2-chome, Chiyoda-ku, Tokyo.

Article 21  (Listing of Shares and the Shareholder Register Administrator)

1. The shares to be issued by the Holding Company shall be listed on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange on the Holding Company Establishment Date.

2. The administrator of the shareholder register of the Holding Company shall be The Chuo Mitsui Trust and Banking Company, Limited.

App. A-10

Article 22  (Dividends and Business Management Fees to the Holding Company)

Dividends and business management fees to be received by the Holding Company from the Core Business Companies and Other Group Companies shall be as follows:

(1) The Holding Company shall receive dividends from the Core Business Companies and Other Group Companies, and shall allocate such dividends for resources for external payment of dividends, internal reserve, and funds for capital investment of each of the group companies, etc.

(2) The operating costs of the Holding Company shall be borne by the Core Business Companies on a pro-rata basis, and the Holding Company shall receive payment from the Core Business Companies as a management administration fee.

(3) The policies regarding the dividends prescribed in Item (1) above and the details of the business management fee prescribed in Item (2) above shall be decided upon consultation between Nippon Oil and Nippon Mining.

Chapter V: General Clauses

Article 23  (Obligations relating to the Business Integration)

1. Nippon Oil and Nippon Mining shall ensure that the Integration Preparatory Committee and each ad hoc committee comprising officers and employees of the Groups continue to exist and discuss matters necessary for the Business Integration.

2. In order to implement the Business Integration lawfully and smoothly, Nippon Oil and Nippon Mining shall, upon mutual consultation, timely and properly follow procedures and take measures deemed necessary under domestic or foreign competition laws, including prior consultation with the Japan Fair Trade Commission.

3. In order to implement the Business Integration lawfully and smoothly, Nippon Oil and Nippon Mining shall, upon mutual consultation, timely and properly follow procedures and take measures deemed necessary under Laws and Regulations, Etc., in addition to those provided in the preceding paragraph.

4. Nippon Oil and Nippon Mining shall, during the period after the execution of this Agreement and before the establishment of the Holding Company and upon the request of the other party, disclose or provide any requested documents or information relating to the Nippon Oil Group or the Nippon Mining Group, to the extent deemed necessary for lawful and smooth implementation of the Business Integration.

5. In the Share Transfer, the Holding Company shall not deliver to the holders of Existing Stock Acquisition Rights any stock acquisition right of the Holding Company as substitute for the Existing Stock Acquisition Rights, and Nippon Mining shall cancel all Existing Stock Acquisition Rights during the period after the execution of this Agreement and before the establishment of the Holding Company.

6. If any of the events set forth in each Item of Paragraph 1 or Paragraph 2 of Article 27 occurs, or is found to be likely to occur, to either Nippon Oil or Nippon Mining after the execution of this Agreement and before the establishment of the Holding Company, such party shall immediately notify the other party of such event.

7. Prior to the implementation of the Business Integration, Nippon Oil and Nippon Mining shall use their best efforts to obtain all third-party consents to the implementation of the Business Integration required under any material agreement of such party, or under any material agreement that may be terminated as a result of the Business Integration. For purposes of this provision, “material agreement” means an agreement, the termination of which would materially affect the business or financial conditions of the Nippon Oil Group or the Nippon Mining Group, the implementation of the Business Integration, or the performance of the obligations hereunder by the Nippon Oil Group or the Nippon Mining Group.

8. Between the date of execution of this Agreement and the date of the establishment of the Holding Company, neither Nippon Oil nor Nippon Mining may, without the other party’s prior written consent, engage in any act which leads to a change in the assumptions set forth in each Item of Article 5, Paragraph 3.

App. A-11

9. In addition to the actions specified in the preceding paragraphs, Nippon Oil and Nippon Mining shall, or shall cause their subsidiaries or the Holding Company or the Core Business Companies to, execute any necessary agreements, pass resolutions at their board of directors or other bodies, exercise voting rights at general meetings of shareholders, or take other necessary procedures stipulated by Laws and Regulations, Etc., or internal rules, in order to implement the Business Integration in accordance with the provisions of this Agreement.

Article 24  (Representation and Warranty)

1. Nippon Oil hereby represents and warrants that the matters specified in each of the following Items are true and accurate as of the date of execution of this Agreement:

(1) Nippon Oil is a joint stock corporation (kabushiki kaisha) lawfully and validly incorporated and lawfully and validly existing in compliance with the laws of Japan, and has the power and authority required to conduct its businesses as of the date of execution of this Agreement;

(2) Nippon Oil has the power and authority required to lawfully and validly execute and perform this Agreement. Nippon Oil’s execution and performance of the Agreement are acts within the scope of the purposes specified in Nippon Oil’s articles of incorporation. Nippon Oil has taken all of the procedures required by the Laws and Regulations, Etc., or its articles of incorporation or any other internal rules in connection with the execution of this Agreement;

(3) The execution and performance of this Agreement by Nippon Oil does not violate (a) the Laws and Regulations, Etc., (b) the articles of incorporation or any other internal rules of Nippon Oil, or (c) any adjudication, decision, order, or any other judgment made by a court, administrative organ, or self-regulatory institution that binds Nippon Oil;

(4) Nippon Oil has, on or before the date of this Agreement, disclosed all the information regarding Nippon Oil that would materially affect the implementation or conditions of the Business Integration to Nippon Mining, or its legal counsels, certified public accountants, tax attorneys, consultants, financial advisers, or other outside professionals, in accordance with the agreement made between Nippon Oil and Nippon Mining. Such information disclosed by Nippon Oil, other than information relating to future prospects or projections, is true and accurate in any material respects and is not misleading with respect to any material facts;

(5) The Nippon Oil Financial Statements were duly prepared in accordance with Japanese GAAP, and accurately and properly show Nippon Oil’s financial conditions and business results as of the Base Year End and the Base Year in all material respects;

(6) Nippon Oil owes no material debt or obligation (whether determined or contingent, whatever the reason, and whether or not Japanese GAAP requires that material debt or obligation be stated or reflected in the balance sheet) other than those stated or reflected in the Nippon Oil Financial Statements or those which were incurred in the ordinary course of business and stated in its accounting books after the Base Year End;

(7) The annual securities reports, quarterly reports and extraordinary reports that Nippon Oil filed in accordance with the Financial Instruments and Exchange Act and the documents that Nippon Oil disclosed in accordance with the rules of the relevant financial instruments exchange during the period from the Base Year End to the date of execution of this Agreement contain no false statement in any material respects, and contain, without omission, material matters that should be stated and material facts that are necessary to be stated in order to make them not misleading;

(8) Nippon Oil Group complies with applicable Laws and Regulations, Etc. and internal rules in all material respects in its business. Nippon Oil Group is not party to any agreement, and has no other similar relation with any anti-social force or corporate racketeer, under which Nippon Oil Group provides monetary benefits or other favors, or any assistance or benefits to the anti-social force or corporate racketeer; and

(9) There is no litigation or other dispute pending or in process that would materially affect Nippon Oil Group’s business or financial conditions or the implementation of the Business Integration or the performance

App. A-12

of its obligations under this Agreement. Additionally, to the best of Nippon Oil’s knowledge, there is no potential litigation or other dispute.

2. Nippon Mining hereby represents and warrants that the matters specified in each of the following Items are true and accurate as of the date of execution of this Agreement:

(1) Nippon Mining is a joint stock corporation (kabushiki kaisha) lawfully and validly incorporated, and lawfully and validly existing in compliance with the laws of Japan, and has the power and authority required to conduct its businesses as of the date of execution of this Agreement;

(2) Nippon Mining has the power and authority required to lawfully and validly execute and perform this Agreement. Nippon Mining’s execution and performance of the Agreement are acts within the scope of the purposes specified in Nippon Mining’s articles of incorporation. Nippon Mining has taken all of the procedures required by the Laws and Regulations, Etc., or its articles of incorporation or any other internal rules in connection with the execution of this Agreement;

(3) The execution and performance of this Agreement by Nippon Mining does not violate (a) the Laws and Regulations, Etc., (b) the articles of incorporation or any other internal rules of Nippon Mining, or (c) any adjudication, decision, order, or any other judgment made by the relevant court, administrative organ, or self-regulatory institution that binds Nippon Mining;

(4) Nippon Mining has, on or before the date of this Agreement, disclosed all the information regarding Nippon Mining that would materially affect the implementation or conditions of the Business Integration to Nippon Oil, or its legal counsels, certified public accountants, tax attorneys, consultants, financial advisers, or other outside professionals, in accordance with the agreement made between Nippon Oil and Nippon Mining. Such information disclosed by Nippon Mining, other than information relating to future prospects or projections, is true and accurate in any material respects and is not misleading with respect to any material facts;

(5) The Nippon Mining Financial Statements were duly prepared in accordance with Japanese GAAP, and accurately and properly show Nippon Mining’s financial conditions and business results as of the Base Year End and the Base Year in all material respects;

(6) Nippon Mining owes no material debt or obligation (whether determined or contingent, whatever the reason, and whether or not Japanese GAAP requires that material debt or obligation be stated or reflected in the balance sheet) other than those stated or reflected in the Nippon Mining Financial Statements or those which were incurred in the ordinary course of business and stated in its accounting books after the Base Year End;

(7) The annual securities reports, quarterly reports and extraordinary reports that Nippon Mining filed in accordance with the Financial Instruments and Exchange Act and the documents that Nippon Mining disclosed in accordance with the rules of the relevant financial instruments exchange during the period from the Base Year End to the date of execution of this Agreement contain no false statement in any material respects, and contain, without omission, material matters that should be stated and material facts that are necessary to be stated in order to prevent make them not misleading;

(8) Nippon Mining Group complies with applicable Laws and Regulations, Etc. and internal rules in all material respects in its business. Nippon Mining Group is not party to any agreement, and has no other similar relation with any anti-social force or corporate racketeer, under which Nippon Mining Group provides monetary benefits or other favors, or any assistance or benefits to the anti-social force or corporate racketeer; and

(9) There is no litigation or other dispute pending or in process that would materially affect Nippon Mining Group’s business or financial conditions or the implementation of the Business Integration or the performance of its obligations under this Agreement. Additionally, to the best of Nippon Mining’s knowledge, there is no potential litigation or other dispute.

App. A-13

Article 25  (Confidentiality)

1. Each of Nippon Oil and Nippon Mining shall keep strictly confidential the information set forth in each of the following items, and shall not use such information for any purpose other than for the execution and performance of this Agreement, or disclose or divulge such information to any third party:

(1) the terms of this Agreement and of the transaction contemplated under this Agreement; or

(2) any information that has been disclosed or will be disclosed by the other party during deliberation and negotiation of this Agreement or the Business Integration, implementation of this Business Integration, execution of rights or performance of obligations under this Agreement, or implementation of the transactions contemplated under this Agreement.

2. Confidential information shall not include information that:

(1) is already publicly known at the time of the disclosure of information by the disclosing party;

(2) becomes publicly-known through no fault of the receiving party after the disclosure to the receiving party;

(3) is already in the possession of the receiving party at the time of disclosure by the disclosing;

(4) is disclosed by a third party who is duly authorized to make such disclosure; or

(5) is developed independently without the use of confidential information disclosed by the disclosing party.

3. Notwithstanding Paragraph 1, if any of the following conditions occur, Nippon Oil and Nippon Mining may disclose confidential information of each other only to the extent set forth in each of the following Items:

(1) when the confidential information is required to be disclosed under applicable Laws and Regulations, Etc.; provided, however, that the party who discloses the confidential information hereunder shall, in consultation with the other party make reasonable efforts to limit the disclosure to the minimum necessary, after giving written notice to the other parties to whom the confidential information is disclosed including the content within the scope of the Laws and Regulation, Etc. as soon as the party becomes aware of this requirement to disclose;

(2) when a party discloses the confidential information to its officers and employees, subsidiaries or affiliated companies, or its legal counsels, certified public accountants, tax attorneys, consultants, financial advisers, or other outside professionals to the extent necessary for the implementation of Business Integration, the execution of the rights or performance of the obligations under this Agreement, or the implementation of the transactions contemplated by this Agreement; provided that the party to whom the confidential information is disclosed shall comply with the same restrictions on the use and disclosure of such confidential information as are set forth in this Article; or

(3) when the other party gives prior written approval.

4. The confidentiality obligations of each party set forth in this Article shall continue to be effective for 10 years after this Agreement is terminated.

5. The confidentiality agreement (including a memorandum incidental and related thereto) entered into by and between Nippon Oil and Nippon Mining as of November 12, 2008, shall be void as of the execution of this Agreement.

Article 26  (Duty of Care of a Good Manager)

From the date of execution of this Agreement until the establishment of the Holding Company, Nippon Oil and Nippon Mining shall each conduct their respective businesses and manage and operate their respective assets with the due care required of a good manager, and any acts which may have a material influence on the assets and rights and obligations shall only be taken after consultation between the companies held in good faith.

App. A-14

Article 27  (Cancellation of this Agreement)

1. Nippon Oil and Nippon Mining may immediately cancel this Agreement by providing written notice to the other party prior to the establishment of the Holding Company if any of the following events occur:

(1) if any petition for the commencement of bankruptcy proceedings, civil rehabilitation proceedings, or corporate reorganization proceedings with respect to the other party is made, or if the other party passes a resolution of dissolution; or

(2) if the other party is unable to pay its debts, suspends payments or falls into a financial condition with liabilities in excess of assets.

2. Nippon Oil and Nippon Mining may immediately cancel this Agreement by providing written notice to the other party if any of the following events occur and if, within 30 days after providing written notice and to the other party of such occurrence, the other party fails to cure such event or and Nippon Oil and Nippon Mining do not reach an agreement on actions that may be taken in lieu of curing the event (including reviewing the Exchange Ratio prescribed in accordance with Article 5, Paragraph 3):

(1) any material breach of this Agreement by the other party;

(2) the other party’s representations or warranties in Article 24 of this Agreement are proved to have been, or have become, incorrect or misleading in any material respect; or

(3) a material adverse effect on the conditions of the business, the assets, or the liabilities of the other party occurs, or in any other circumstances that make it extremely difficult to achieve the purpose of the Business Integration with respect to the other party;

3. The cancellation of this Agreement in accordance with the first paragraph or the preceding paragraph shall not preclude claims for damages against the other party and in such a case the extent of damage the other party shall compensate for shall include expenses incurred in preparing and executing the Business Integration from the Basic Agreement Date to the cancellation of this Agreement.

Article 28  (Change of Terms and Conditions of the Business Integration, and Cessation of the Business Integration)

From the date of the execution of this Agreement until the formation of the Holding Company, Nippon Oil and Nippon Mining may change the terms and conditions of the Business Integration and other matters set forth in this Agreement or cease the Business Integration by mutual consent after consultation in good faith in the case where the assets or the financial health of Nippon Oil or Nippon Mining have materially changed, where either Nippon Oil or Nippon Mining does not obtain approvals, etc. necessary for the Business Integration from the relevant governmental authorities, etc. under Laws and Regulation, Etc., where either Nippon Oil or Nippon Mining does not obtain shareholders’ approval for the Share Transfer Plan at its extraordinary general meeting of shareholders described in Article 5, Paragraph 4 or where a judgment confirming the rescission, nullity or absence of the resolution of the shareholder’s meeting approving the Share Transfer Plan has become final and binding, or in other cases where circumstances that significantly impede the execution of the Business Integration occur, or it becomes clear that they will occur.

Article 29  (Termination of this Agreement)

1. This Agreement shall terminate automatically if any of the following conditions occur:

(1) Nippon Oil and Nippon Mining decide to cease the Business Integration in accordance with the preceding article; or

(2) this Agreement is cancelled in accordance with Article 27.

2. Nippon Oil and Nippon Mining agree to terminate the Share Transfer Plan if this Agreement is terminated in accordance with the preceding paragraph.

3. Article 25, Article 27, Paragraph 3, and Article 32 shall survive the termination of this Agreement.

App. A-15

Article 30  (Publication)

1. Nippon Oil and Nippon Mining shall make a joint announcement immediately after the execution of this Agreement, the content of which shall be agreed in advance.

2. If Nippon Oil and Nippon Mining shall make a joint announcement regarding the Business Integration in addition to that contemplated in the preceding paragraph, Nippon Oil and Nippon Mining shall do so upon reaching agreement after prior consultation.

Article 31  (Restriction of Assignment, etc.)

Neither Nippon Oil nor Nippon Mining may assign, transfer to any third party, cause any third party to assume, or otherwise dispose of this Agreement or any right or obligation under this Agreement, without the prior written consent of the other party.

Article 32  (Governing Law • Court with Jurisdiction)

1. This Agreement shall be governed by, and interpreted in accordance with, the laws of Japan.

2. The parties agree that the Tokyo District Court shall be the court of first instance having exclusive jurisdiction over any disputes relating to this Agreement.

Article 33  (Matters to be Consulted)

With respect to any matter not set forth in this Agreement or any uncertainties regarding the interpretation of any provision in this Agreement, Nippon Oil and Nippon Mining shall, in each case, settle such matters upon mutual consultation in good faith.

App. A-16

IN WITNESS WHEREOF, Nippon Oil and Nippon Mining hereto have executed this Agreement in duplicate by placing their signatures and seals thereon, and each party shall keep one original.

October 30, 2009

Nippon Oil	3-12, Nishi Shimbashi 1-chome, Minato-ku, Tokyo Nippon Oil Corporation Representative Director and President	Shinji Nishio

Nippon Mining	10-1, Toranomon 2-chome, Minato-ku, Tokyo Nippon Mining Holdings, Inc. President and Chief Executive Officer	Mitsunori Takahagi

App. A-17

Attachment 1 to the Joint Share Transfer Agreement

(Translation)

Share Transfer Plan

Nippon Oil Corporation (“Nippon Oil”) and Nippon Mining Holdings, Inc. (“Nippon Mining”) hereby agree to conduct a joint share transfer and jointly prepare this share transfer plan (the “Plan”).

Article 1  (Share Transfer)

In accordance with this Plan, Nippon Oil and Nippon Mining shall conduct a joint share transfer (the “Share Transfer”) in which all of the issued shares of Nippon Oil and Nippon Mining will be acquired by the newly established holding company (the “Holding Company”).

Article 2  (Purpose, corporate name, address of head office and total number of authorized shares of the Holding Company and any other matters specified by the Articles of Incorporation)

Purpose, corporate name, address of head office and total number of authorized shares of the Holding Company shall be provided in the following items.

(1) Purpose

The purpose of the Holding Company shall be as described in Article 2 of the Articles of Incorporation attached hereto.

(2) Corporate name

The name of the Holding Company shall be “JX Holdings Kabushiki Kaisha,” and “JX Holdings, Inc.” in English.

(3) Location of head office

The location of the head office of the Holding Company shall be Chiyoda-ku, Tokyo and its address shall be 6-3, Otemachi 2-chome, Chiyoda-ku, Tokyo.

(4) Total number of authorized shares

The total number of authorized shares issuable by the Holdings Company shall be 8,000,000,000.

2. In addition to what is prescribed in the preceding paragraph, matters to be prescribed in the Articles of Incorporation of the Holdings Company are stipulated in the Articles of Incorporation attached hereto.

Article 3  (Names of directors, corporate auditors and accounting auditor of the Holding Company at the time of incorporation)

Names of the directors of the Holding Company at the time of incorporation shall be as follows:

Shinji Nishio, Mitsunori Takahagi, Shigeo Hirai, Kiyonobu Sugiuchi, Yukio Yamagata, Kazuo Kagami, Ichiro Uchijima, Junichi Kawada, Yasushi Kimura, Isao Matsushita, Makoto Koseki, Masanori Okada, Etsuhiko Shoyama, Juichi Takamura, Masahiro Sakata, Hiroshi Komiyama

2. Names of the corporate auditors of the Holding Company at the time of incorporation shall be as follows:

Fumio Ito, Hideo Tabuchi, Masao Fujii, Hidehiko Haru, Hiroyasu Watanabe, Mitsudo Urano

3. Name of the accounting auditor of the Holding Company at the time of incorporation shall be as follows:

Ernst & Young ShinNihon LLC.

App. A-18

Article 4  (The shares of common stock to be issued by the Holding Company upon the Share Transfer and the allotment of such shares)

The number of shares of common stock of the Holding Company to be issued to the shareholders of Nippon Oil and Nippon Mining upon the Share Transfer in exchange for the shares of common stock of Nippon Oil or Nippon Mining shall be the total sum of the numbers set forth in the following items.

(1) The number obtained by multiplying the total number of the issued shares of common stock of Nippon Oil at the end of the day immediately preceding the Date of Incorporation of the Holding Company (as defined in Article 6; the same shall apply hereinafter) by 1.07.

(2) The number obtained by multiplying the total number of the issued shares of common stock of Nippon Mining at the end of the day immediately preceding the Date of Incorporation of the Holding Company by 1.00.

2. Upon the Share Transfer, the Holding Company shall allot the shares of common stock of the Holding Company to the shareholders of Nippon Oil or Nippon Mining whose names appear on the latest registers of shareholders as of the day immediately preceding the Date of Incorporation of the Holding Company at the ratios set forth in the following items, respectively.

(1) 1.07 shares of common stock of the Holding Company per one (1) share of common stock of Nippon Oil to the shareholder of Nippon Oil.

(2) 1.00 shares of common stock of the Holding Company per one (1) share of common stock of Nippon Mining to the shareholder of Nippon Mining.

3. In the calculations set forth in the preceding two paragraphs, if a fraction constituting less than one share of common stock will be allotted, it shall be handled in accordance with Article 234 of the Companies Act and other applicable laws and regulations.

Article 5  (Matters regarding amount of capital and reserves of the Holding Company)

The amount of capital and reserves of the Holding Company on the Date of Incorporation shall be as provided in each of the following items.

(1) Amount of capital
100,000,000,000 yen

(2) Amount of capital reserve
25,000,000,000 yen

(3) Amount of retained earnings reserve
0 yen

Article 6  (The scheduled date of incorporation of the Holding Company)

The scheduled date for the registration of incorporation of the Holding Company (the “Date of Incorporation”) shall be April 1, 2010; provided, however, that Nippon Oil and Nippon Mining may change such date, by consultation between them, if necessary, to proceed with the Share Transfer or for any other reason.

Article 7  (Management of corporate assets, etc.)

From the preparation of this Plan until the Date of Incorporation of the Holding Company, Nippon Oil and Nippon Mining shall each conduct their respective businesses and manage and operate their respective assets with the due care required of a good manager, and any acts which may have a material influence on the assets and rights and obligations shall only be taken after consultation between the companies held in good faith.

App. A-19

Article 8  (Distribution of surplus)

Nippon Oil may make a distribution of surplus up to 14,600,000,000 yen in total and 10 yen per one (1) share of common stock of Nippon Oil to their shareholders and registered pledgees whose names appear on the latest register of shareholders as of September 30, 2009.

2. Nippon Oil may make a distribution of surplus up to 11,800,000,000 yen in total and 8 yen per one (1) share of common stock of Nippon Oil to their shareholders and registered pledgees whose names appear on the latest register of shareholders as of March 31, 2010.

3. Nippon Mining may make a distribution of surplus up to 7, 000,000,000 yen in total and 7.5 yen per one (1) share of common stock of Nippon Mining to their shareholders and registered pledgees whose names appear on the latest register of shareholders as of September 30, 2009.

4. Nippon Mining may make a distribution of surplus up to 7, 000,000,000 yen in total and 7.5 yen per one (1) share of common stock of Nippon Mining to their shareholders and registered pledgees whose names appear on the latest register of shareholders as of March 31, 2010.

5. Nippon Oil and Nippon Mining shall not pass any resolution for distribution of surplus to set the record date for a payment of dividends to the day on and prior to the Date of Incorporation after the preparation of this Plan except for as set forth in each of the preceding paragraphs.

Article 9  (Change of terms and conditions of the Share Transfer, and termination of the Share Transfer)

Nippon Oil and Nippon Mining may change the terms and conditions of the Share Transfer and other matters prescribed in the Plan or cease the Share Transfer by mutual consent upon mutual consultation in good faith in cases where the assets or the financial health of Nippon Oil or Nippon Mining have materially changed or in cases where circumstances that significantly impede the execution of the Share Transfer occur, or it becomes clear that they will occur, or any other circumstances that it is found to be extremely difficult to achieve the purpose of the Share Transfer, during the period from the preparation of this Plan to the Date of Incorporation of the Company.

Article 10  (Effectiveness of this Plan)

This Plan shall cease to be effective,

(1) if either Nippon Oil or Nippon Mining does not obtain shareholders’ approval for this Plan at its general meeting of shareholders, or

(2) if either Nippon Oil or Nippon Mining does not obtain statutory approvals, etc. necessary for the Share Transfer from the relevant governmental authorities, etc.

Article 11  (Matters to be consulted in good faith)

With respect to any matter not set forth in this Plan or any uncertainties regarding the interpretation of any provision in this Plan, Nippon Oil and Nippon Mining shall, in each case, settle such matters upon mutual consultation in good faith.

App. A-20

IN WITNESS WHEREOF, Nippon Oil and Nippon Mining hereto have executed this Plan in duplicate by placing their respective signatures and seals thereon, and each party shall keep one original.

October 30, 2009

Nippon Oil	3-12, Nishi Shimbashi 1-chome, Minato-ku, Tokyo Nippon Oil Corporation Representative Director and President	Shinji Nishio

Nippon Mining	10-1, Toranomon 2-chome, Minato-ku, Tokyo Nippon Mining Holdings, Inc. President and Chief Executive Officer	Mitsunori Takahagi

App. A-21

Attachment to the Share Transfer Plan

(Translation)

ARTICLES OF INCORPORATION
of
JX Holdings, Kabushiki Kaisha

CHAPTER I — GENERAL PROVISIONS

(CORPORATE NAME)

ARTICLE 1 — The name of the Company shall be JX Holdings, Kabushiki Kaisha, and in English JX Holdings, Inc..

(PURPOSES)

ARTICLE 2 — The purposes of the Company shall be, by means of holding shares, to manage and control companies engaged in the following businesses and to conduct any other business incidental to such purpose:

(1) To explore, develop, recover, refine, process, store, purchase and sell and transport petroleum, natural gas and other energy resources and by-products thereof;

(2) To manufacture, process, purchase and sell petrochemical products and other chemical products;

(3) To supply electricity;

(4) To develop, manufacture, purchase and sell fuel cells, solar cells, electric storage devices, cogeneration systems and other distributed energy systems;

(5) To develop, manufacture, purchase and sell biotechnology-related products;

(6) To purchase and sell automobiles and automotive supplies and to service and repair automobiles;

(7) To explore, develop, recover, refine, process, store, purchase and sell and transport metal and other mineral resources and by-products thereof;

(8) To process metal and to manufacture, purchase and sell electronic materials and the raw materials thereof;

(9) To engage in the resource recycling business, soil cleanup business and waste disposal business;

(10) To purchase and sell and lease, whether as lessor or lessee or both, real estate and to act as intermediaries or administrators of real estate;

(11) To engage in the financing business and to act as casualty insurance agent and life insurance broker;

(12) To undertake development, sales and purchase, lease and operation of computer system and software, and to provide information services;

(13) To contract combined and facility engineering work;

(14) To engage in the transportation business;

(15) To manufacture, purchase and sell general machinery and instrument, electrical machinery and instrument, and precision machinery and instrument;

(16) To engage in non-destructive inspection business, staffing business, environmental assessment business, travel business and travel agency business;

(17) To manage athletic facilities;

App. A-22

(18) To purchase and sell daily commodities;

(19) To do any and all other businesses incidental or relating to any of the foregoing items.

2. The Company may conduct any business stipulated in each items of the preceding paragraph.

(LOCATION OF HEAD OFFICE)

ARTICLE 3 — The head office of the Company shall be located in Chiyoda-ku, Tokyo.

(CORPORATE BODIES)

ARTICLE 4 — The Company shall have the following organizations in addition to the general meeting of shareholders and directors:

(1) Board of Directors

(2) Executive Officers

(3) Corporate Auditors

(4) Board of Corporate Auditors

(5) Accounting Auditors

(METHOD OF PUBLIC NOTICE)

ARTICLE 5 — Public notices of the Company shall be given electronically; provided, however, that in the event the Company is unable to give electronic public notice due to an accident or any other unavoidable reason, public notices of the Company shall be given in the Nihon Keizai Shimbun newspaper.

CHAPTER II — SHARES

(TOTAL NUMBER OF AUTHORIZED SHARES )

ARTICLE 6 — The total number of authorized shares issuable by the Company shall be eight (8) billion.

(ACQUISITION OF THE COMPANY’S OWN SHARES)

ARTICLE 7 — The Company may, by a resolution of the Board of Directors, acquire its own shares pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act.

(NUMBER OF SHARES CONSTITUTING ONE UNIT OF SHARES)

ARTICLE 8 — The number of shares constituting one unit of shares of the Company shall be one hundred (100).

(RIGHTS PERTAINING TO SHARES OF LESS THAN ONE UNIT)

ARTICLE 9 — A shareholder of the Company is not entitled to exercise any right with respect to shares constituting less than one unit held by such shareholder except for any of the following rights:

1. Rights stipulated in each item of Article 189, Paragraph 2 of the Companies Act;

2. Right to allotment of offered shares and offered stock acquisition rights, in proportion to the number of shares held by the shareholder; and

3. Right to demand sale of additional shares constituting less than one unit as provided in the following Article.

App. A-23

(DEMAND FOR SALE OF SHARES BY SHAREHOLDERS HOLDING SHARES CONSTITUTING LESS THAN ONE UNIT)

ARTICLE 10 — Shareholders of the Company may, pursuant to the Share Handling Regulations set forth in Article 12 hereof, demand that the Company sell to the shareholder a number of shares that, together with shares constituting less than one unit held by the shareholder will constitute one unit.

(SHAREHOLDER REGISTER ADMINISTRATOR)

ARTICLE 11 — The Company shall have an administrator of the Shareholder Register for share administration.

2. The Company shall, by a resolution of the Board of Directors, appoint an administrator of the Shareholder Register and designate the place to perform his duties as such, and the Company shall give public notice of such appointment and designation.

3. All administration services relating to the Register of Shareholders and the ledger of stock acquisition rights of the Company (hereinafter collectively referred to as “Register of Shareholders, etc.”) including but not limited to preparation and keeping of the Register of Shareholders, etc. shall not be performed by the Company but shall be delegated to the administrator of the Shareholder Register.

(SHARE HANDLING REGULATIONS)

ARTICLE 12 — All share administration procedures and the fees thereof shall be subject to the Share Handling Regulations determined by a resolution of the Board of Directors, except as provided by laws, ordinances or this Articles of Incorporation.

CHAPTER III — GENERAL MEETING OF SHAREHOLDERS

(CONVENING)

ARTICLE 13 — An Ordinary General Meeting of Shareholders shall be convened within three (3) months after the end of each fiscal year and an Extraordinary General Meeting of Shareholders may be convened whenever necessary.

(RECORD DATE OF ORDINARY GENERAL MEETING OF SHAREHOLDERS)

ARTICLE 14 — The record date of the Ordinary General Meeting of Shareholders of the Company shall be March 31 of each year. The Company shall deem shareholders whose names are recorded in the Register of Shareholders on March 31 of each fiscal year to be the shareholders entitled to exercise their voting rights at the Ordinary General Meeting of Shareholders.

(ELECTRONIC DISCLOSURE OF REFERENCE MATERIAL FOR THE GENERAL MEETING OF SHAREHOLDERS, ETC. AND DEEMED PROVISION)

ARTICLE 15 — The Company may, at the time of convocation of a General Meeting of Shareholders, deem to have provided shareholders with the Reference Material for the General Meeting of Shareholders, business reports, non-consolidated and consolidated financial documents (hereinafter collectively referred to as “Reference Material for the General Meeting of Shareholders, etc.”) by disclosing information with respect to matters which shall be stated or indicated in Reference Material for the General Meeting of Shareholders, etc. to shareholders through electronic means as provided for in the ordinances of the Ministry of Justice.

(CHAIRMAN)

ARTICLE 16 — The President shall act as Chairman at the General Meetings of Shareholders. If the President is unable to act as Chairman at a General Meeting of Shareholders, a Director shall act in his or her place in accordance with the order determined in advance by a resolution of the Board of Directors.

App. A-24

(ADOPTION OF RESOLUTIONS)

ARTICLE 17 — All resolutions at a General Meeting of Shareholders shall be adopted by a majority of the voting rights held by the shareholders present who are entitled to exercise voting rights.

2. Notwithstanding the foregoing paragraph, resolutions to be adopted at a General Meeting of Shareholders pursuant to each item of Article 309, Paragraph 2 of the Companies Act shall be adopted by no less than two thirds (2/3) of the voting rights held by the shareholders present at the meeting, at which no less than one third (1/3) of the voting rights of all shareholders entitled to exercise voting rights are present.

(EXERCISE OF VOTING RIGHTS BY PROXY)

ARTICLE 18 — A shareholder may exercise his or her voting right(s) by appointing one (1) person to serve as a proxy who shall be a shareholder of the Company entitled to exercise voting right(s).

(MINUTES)

ARTICLE 19 — Minutes shall be prepared at each General Meeting of Shareholders as provided for in the ordinances of the Ministry of Justice.

CHAPTER IV — DIRECTORS, BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

(NUMBER AND ELECTION OF DIRECTORS)

ARTICLE 20 — The Company shall have no more than twenty (20) Directors, who shall be elected by a resolution of a General Meeting of Shareholders.

2. Resolutions to elect Directors shall be adopted by a majority vote of the shareholders present at the General Meeting of Shareholders where the shareholders holding one third (1/3) or more of the voting rights of the shareholders entitled to exercise their voting rights are present.

3. Cumulative voting shall not be used in adapting a resolution for election of Directors.

(TERM OF OFFICE OF DIRECTORS)

ARTICLE 21 — The term of office of a Director shall expire at the close of the Ordinary General Meeting of Shareholders for the last fiscal year ending within one (1) year after his or her appointment.

2. The term of office of a Director elected to increase the number of Directors or fill the vacancy of the Board created by earlier termination of a Director shall be the remainder of the term of office of the other Directors.

(REMUNERATION, ETC. OF DIRECTORS)

ARTICLE 22 — Remuneration, bonuses and other financial benefits of Directors received from the Company in consideration for the execution of the duties, (hereinafter referred to as “Remunerations, etc.”) shall be determined by a resolution of a General Meeting of Shareholders.

(AGREEMENT LIMITING LIABILITY OF OUTSIDE DIRECTORS)

ARTICLE 23 — Pursuant to the provisions of Article 427, paragraph 1 of the Companies Act, the Company may enter into an agreement with outside directors to limit their liabilities under Article 423, paragraph 1 of the Companies Act to the amount provided by laws and ordinances.

(CONVOCATION OF MEETINGS OF THE BOARD OF DIRECTORS)

ARTICLE 24 — Notice of a Meeting of the Board of Directors shall be given to each Director and Corporate Auditor at least three (3) days before the day of the Meeting; provided, however, that in case of emergency such notice period may be shortened.

App. A-25

(REPRESENTATIVE DIRECTORS AND DIRECTORS WITH SPECIAL TITLES)

ARTICLE 25 — Representative Directors of the Company shall be appointed by a resolution of the Board of Directors.

2. The Board of Directors may, by resolution, appoint one (1) President, and one (1) Chairman and one (1) Vice Chairman of the Board of Directors.

(REGULATIONS OF THE BOARD OF DIRECTORS)

ARTICLE 26 — Except as provided by laws, ordinances or this Articles of Incorporation, the Board of Directors shall be administered in accordance with the Regulations of the Board of Directors which shall be adopted by a resolution of the Board of Directors.

(DEEMED ADOPTION OF A RESOLUTION OF THE BOARD OF DIRECTORS)

ARTICLE 27 — If a Director makes a proposal on any agenda item at the Board of Directors and all Directors who are authorized to participate in the voting on such agenda item unanimously agree to his or her proposal in writing or by electromagnetic records, the Company shall deem that such proposal is adopted by a resolution at a meeting of the Board of Directors unless one (1) or more Corporate Auditors object.

(EXECUTIVE OFFICERS AND EXECUTIVE OFFICERS WITH SPECIAL TITLES)

ARTICLE 28 — The Company shall elect Executive Officers by a resolution of the Board of Directors.

2. The Board of Directors may, by resolution, appoint one (1) President and Executive Officer, and several Executive Vice Presidents, Senior Executive Officers and Senior Vice Presidents.

(REGULATIONS FOR EXECUTIVE OFFICERS)

ARTICLE 29 — Responsibilities, obligations and other matters of Executive Officers shall be administered in accordance with the Regulations for Executive Officers which shall be adopted by a resolution of the Board of Directors.

CHAPTER V — CORPORATE AUDITORS, BOARD OF CORPORATE AUDITORS AND
ACCOUNTING AUDITORS

(NUMBER AND ELECTION OF CORPORATE AUDITORS)

ARTICLE 30 — The Company shall have no more than eight (8) Corporate Auditors, who shall be elected by a resolution of a General Meeting of Shareholders.

2. Resolutions to elect Corporate Auditors shall be adopted by a majority vote of the shareholders present at the General Meeting of Shareholders where the shareholders holding one third (1/3) or more of the voting rights of the shareholders entitled to exercise their voting rights are present.

(TERM OF OFFICE OF CORPORATE AUDITORS)

ARTICLE 31 — The term of office of a Corporate Auditor shall expire at the close of the Ordinary General Meeting of Shareholders for the last fiscal year ending within four (4) years after his or her appointment.

2. The term of office of a Corporate Auditor elected to fill the vacancy created by earlier termination of a Corporate Auditor shall be the remainder of the term of office of the Corporate Auditor being replaced.

(REMUNERATIONS, ETC. OF CORPORATE AUDITORS)

ARTICLE 32 — Remunerations, etc. of Corporate Auditors shall be determined by resolution of a General Meeting of Shareholders.

App. A-26

(AGREEMENT LIMITING LIABILITIES OF OUTSIDE CORPORATE AUDITORS)

ARTICLE 33 — Pursuant to the provision of Article 427, paragraph 1 of the Companies Act, the Company may enter into an agreement with an outside Corporate Auditor to limit their liabilities under Article 423, paragraph 1, of the Companies Act to the amount required by laws and ordinances.

(CONVOCATION OF MEETINGS OF THE BOARD OF CORPORATE AUDITORS)

ARTICLE 34 — Notice of a Meeting of the Board of Corporate Auditors shall be given to each Corporate Auditor at least three (3) days prior to the date of the Meeting; provided, however, that in case of emergency such notice period may be shortened.

(STANDING CORPORATE AUDITOR)

ARTICLE 35 — Standing Corporate Auditor(s) shall be appointed among Corporate Auditors by a resolution of the Board of Corporate Auditors.

(REGULATIONS OF THE BOARD OF CORPORATE AUDITORS)

ARTICLE 36 — Except as provided by laws, ordinances or this Articles of Incorporation, the Board of Corporate Auditors shall be administered in accordance with the Regulations of the Board of Corporate Auditors which shall be adopted by a resolution of the Board of Corporate Auditors.

(ESTABLISHMENT AND ELECTION OF ACCOUNTING AUDITORS)

ARTICLE 37 — The Company shall elect Accounting Auditors by a resolution of a General Meeting of Shareholders.

CHAPTER VI — ACCOUNTING

(FISCAL YEAR)

ARTICLE 38 — The fiscal year of the Company shall begin on April 1 of each year and end on March 31 of the following year.

(YEAR-END DIVIDENDS)

ARTICLE 39 — The record date of year-end dividends shall be March 31 of each year. The Company may, by a resolution of the General Meeting of Shareholders, declare and distribute surplus in any year as year-end dividends to shareholders or registered pledgees whose names are recorded in the Register of Shareholders on the record date each year.

(INTERIM DIVIDENDS)

ARTICLE 40 — The record date of interim dividends shall be September 30 of each year. The Company may, by a resolution of the Board of Directors, declare and distribute surplus in any year as interim dividends pursuant to the provisions of Article 454, paragraph 5 of the Companies Act to shareholders or registered pledgees whose names are recorded in the Register of Shareholders on the record date of that year.

(NEGATIVE PRESCRIPTION)

ARTICLE 41 — The Company shall be released from its obligation to pay any cash dividends which remain unclaimed for a period of three (3) years or more from the first payable date.

App. A-27

CHAPTER VII — SUPPLEMENTAL PROVISION

(INITIAL REMUNERATIONS, ETC. OF DIRECTORS AND CORPORATE AUDITORS)

ARTICLE 42 — Notwithstanding Article 22 and Article 32 hereof, the Remunerations, etc. of the Company’s Directors and Corporate Auditors for the period from the establishment of the Company to the first Ordinary General Meeting of Shareholders shall be as follows:

(1) The total amount of Remunerations, etc. of the Company’s Directors shall be no more than 1.1 billion yen per one (1) fiscal year; provided, however, that such amount shall not include the compensation and bonus to be paid as employee if a Director serves concurrently as an employee; and

(2) The total amount of Remunerations, etc. of the Company’s Corporate Auditors shall be no more than 200 million yen per one (1) fiscal year.

(DELETION OF SUPPLEMENTAL PROVISION)

ARTICLE 43 — This Supplemental provision shall be deleted as of the close of the first Ordinary General Meeting of Shareholders.

App. A-28

Attachment 2 to the Joint Share Transfer Agreement

Business Strategy of the Integrated Group

1.	Basic Strategy of the Integrated Group

(1) Aim to become one of the largest “integrated energy, resources and materials business groups” in the world.

(2) Maximize corporate value by prioritizing the distribution of management resources in areas offering the highest profitability.

(3) Promote projects that assist in the creation of a better global environment and innovation of new technologies, and contribute to the development of a sustainable economy and society.

2.	Individual Business Strategies of the Core Businesses

Petroleum Refining & Marketing Business

(1) Undertake fundamental structural reforms that anticipate future changes in the business environment.

•	Maintain and improve the competitiveness of oil refineries by decreasing oil refining capacity in anticipation of predicted future decreases in the domestic demand for petroleum products and increasing efficiency of and value-added by refining facilities, responding to changes in the demand structure.

•	Through a comprehensive review of the value chain from refining through marketing, significantly improve cost competitiveness, maximizing synergies and realizing economies of scale.

•	Actively pursue the global expansion of businesses, focusing on the growing Asian market.

(2) Strive to be an integrated energy company that responds to our customers’ needs.

•	Through the implementation of best practices, improve customer satisfaction and strengthen the brand value.

•	In anticipation of a low carbon-emission society, actively engage in new energy businesses such as fuel cells and photovoltaic power generation.

Oil and Natural Gas E&P Business

(1) Aim for sustainable growth while responding flexibly to changes in the business environment.

•	Become a global oil and natural gas exploration and production company by actively making investments, as well as carrying out thorough risk management, while responding flexibly to changes in the business environment. Changes in business environment may include rapid fluctuations in the price of crude oil, increased resource nationalism, heightened competition for resources and growing environmental awareness.

(2) Strengthen our operating base on a global scale through our accumulated technology and trusted relationships with governments of oil-producing countries and business partners.

•	Accumulate technology by conducting carefully implemented operations using the combined knowledge and know-how of the two companies. In addition, generate promising business opportunities by strengthening relationships with governments of oil-producing countries and business partners.

Metals Business

(1) Aim to establish a global integrated production system centered on the copper business.

•	Because the demand for copper is expected to continue to increase in the mid- to long-term while procurement of copper concentrates will become more difficult, actively develop copper mines and improve the equity base entitlement volume and improve investment returns.

App. A-29

•	Secure new supplies of resources through the development of new and innovative copper-smelting technologies.

(2) Aim to have one of the top market shares in areas in which significant growth is expected

•	With respect to the electronic materials business, through sophisticated technological capabilities and close cooperation with clients, introduce high-functionality materials to the market in a timely manner.

•	By actively promoting the recycling and environmental services business, contribute to the realization of a society that reuses resources and stabilize the procurement of rare metals used in IT and environmentally-friendly products.

•	Develop into new core businesses the titanium products business, which is expected to grow, and the business of manufacturing polysilicon for photovoltaic power generation, which is expected to play a major role in the energy business in the future.

App. A-30

APPENDIX B

ENGLISH TRANSLATION OF FAIRNESS OPINION DELIVERED BY
MIZUHO SECURITIES CO., LTD.

App. B-1

[Translation]

October 30, 2009

To:	Board of Directors of NIPPON OIL CORPORATION 3-12, Nishi Shimbashi 1-Chome, Minato-ku, Tokyo 105-8412, Japan

We understand that NIPPON OIL CORPORATION (“Nippon Oil”) is considering the establishment of a holding company (the “Holding Company”), as of April 1, 2010, with NIPPON MINING HOLDINGS, INC. (“Nippon Mining”; together with Nippon Oil the “Companies” and each individually a “Company”) by way of a joint share transfer, as a result of which each Company would become a wholly-owned subsidiary of the Holding Company (the “Transaction”). The Companies anticipate entering into a Joint Share Transfer Agreement (“Keiei Togo Keiyakusho”) as of October 30, 2009 (the “Joint Share Transfer Agreement”) providing for the exchange ratio at which 1.07 shares and 1 share of the Holding Company shall be exchanged for each share of Nippon Oil and Nippon Mining, respectively (the “Exchange Ratio”).

You, Nippon Oil, have requested that we, Mizuho Securities Co., Ltd., provide our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Nippon Oil common shares.

In arriving at our opinion, we have, among other things, analyzed and reviewed the materials and information set forth below (the following documents and materials include those of each Company’s subsidiaries and affiliates (as defined in Article 8 of the Regulations concerning the Terminology, Style and Method for Preparing Financial Statements, etc. (Ministry of Finance Ordinance No. 59 of 1963); collectively, “Affiliates”):

1. the annual and quarterly securities reports of each Company and other disclosed financial information;

2. certain materials prepared by each Company concerning its business and financial condition, including past results and future prospects;

3. financial forecasts relating to the businesses, earnings, cash flow, assets, liabilities, capital and prospects of Nippon Oil prepared by, and furnished to, us by the senior management of Nippon Oil (“Nippon Oil Management Projections”);

4. certain information prepared by Nippon Oil regarding the Nippon Oil Management Projections, including answers to the questions made by us to Nippon Oil;

5. financial forecasts relating to the businesses, earnings, cash flow, assets, liabilities, capital and prospects of Nippon Mining prepared by the senior management of Nippon Mining and furnished to us by the senior management of Nippon Oil (“Nippon Mining Management Projections”);

6. certain materials prepared by Nippon Mining regarding the Nippon Mining Management Projections, including responses to questions made by us to Nippon Mining;

7. the results of interviews with the management of each Company with respect to the business and financial condition of each Company, including past results and future prospects;

8. responses to questions made by us to the management of each Company with respect to the projected effect of the Transaction on the business and financial condition of each Company, including future revenue and expenditure projections, expected cost savings and integration synergies;

9. various due diligence reports regarding financial, tax, legal or other aspects of the Transaction, as prepared by outside experts and furnished by Nippon Oil to us:

10. historical market share prices and trading multiples for shares of common stock of each Company;

11. publicly available financial data, market share prices and trading multiples of publicly held companies that we deemed generally comparable to each Company;

12. the publicly available transaction terms and historical share price performance relating to certain past transactions which we deemed generally comparable to the Transaction;

App. B-2

[Translation]

13. a draft, dated October 30, 2009, of the Joint Share Transfer Agreement prepared by Nippon Oil and Nippon Mining and received by us from Nippon Oil; and

14. such other materials received by us from the Companies or obtained through our general investigation as we considered necessary and appropriate.

In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all public information that was reviewed by us and all financial and other information that was provided to or discussed with us by the Companies and formed a substantial basis for this opinion, and we have not independently verified, nor have we assumed responsibility or liability for independently verifying, or for the accuracy or completeness of, any such information. The conclusion expressed herein could potentially differ if there are matters that would make the information provided to us or discussed between us and the Companies materially incorrect, or if there is a fact or circumstance not disclosed at the time of delivery of this opinion, or which occurs subsequent to delivery of this opinion (including facts which potentially existed at the time this opinion was delivered but became apparent subsequently). We have assumed that the management of each Company is unaware of any fact that would make the information provided to or discussed with us incomplete or misleading. In addition, we have not conducted an independent valuation or appraisal of any assets or liabilities (including derivatives, off-balance sheet assets and liabilities and other contingent liabilities), or the reserves of either Company or its Affiliates, and we have not been independently provided with, nor have we made any request to a third party for, any such valuation or appraisal. We have not assumed any obligation to conduct any inspection of the properties or facilities of either Company or its affiliates, nor have we evaluated the capitalization, solvency or fair value of either Company or its Affiliates under any law relating to bankruptcy, insolvency or similar matters.

With respect to any information we requested in connection with the preparation of our opinion that was not provided or disclosed to us by the Companies, or could not otherwise be used by us as a basis of our evaluation, with the consent of Nippon Oil, we have used assumptions we believe to be reasonable and appropriate, and we have not verified the effect on either Company’s future financial condition in the event that such assumptions prove to be materially inaccurate.

With respect to the financial forecasts and other forward-looking information provided to us, including future revenue and expenditure projections, expected cost savings and integration synergies, we have assumed that such information was reasonably prepared by the management of each Company on a basis reflecting the best currently available estimates and judgments of management as to the expected future results of operations and financial condition of the Companies and the Holding Company. However, in preparing this opinion, while the Nippon Oil Management Projections and Nippon Mining Management Projections were modified with Nippon Oil’s consent based on advice provided by Nippon Oil’s external counsels, technical advisors and consultants, we have relied on the assumptions of such advice and forecasts, and both Projections (as modified as described above, the same shall apply hereinafter) without independent verification of the feasibility of such assumptions and forecasts, and the projections on which such modifications are based, and we express no view as to any analyses or forecasts referred to herein or the assumptions on which they are based. We further express no opinion as to the future prospects, plans or viability of the Companies, independently or combined. We are not a legal, regulatory, or tax expert and have therefore relied on the assessments made by advisors to the Companies with respect to such issues. We have further assumed that the Transaction will qualify as a tax-free reorganization for Japanese corporate tax purposes.

We have assumed, without independent verification, that the Transaction will be consummated in a timely manner and that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Companies or the expected benefits of the Transaction, and such consents and approvals will not have any effect on the Exchange Ratio. We have also assumed that each Company and its Affiliates have not entered, and will not enter, into any contract, agreement or other instrument that may materially affect the Exchange Ratio, and that the consummation of the Transaction will not breach, or give rise to any right to terminate or declare a default or exercise any remedy under, any material agreement binding either Company or any of its Affiliates. We have assumed with your consent that, except as disclosed by the Companies and having a material adverse effect on the

App. B-3

[Translation]

Exchange Ratio, there are no litigation, dispute, etc.-related contingent liabilities, or environmental, tax or intellectual property, etc.-related off-balance sheet liabilities, of either Company or its Affiliates.

We have acted as financial advisor to Nippon Oil in connection with the Transaction and expect to receive from Nippon Oil a fee for our services, including a fee contingent on the consummation of the Transaction. Nippon Oil has agreed to indemnify us for certain liabilities arising out of our engagement, including in connection with our provision of this opinion. During the two years preceding the date hereof, we and our group companies have had financial advisory, investment banking and commercial relationships with the Companies, for which we have received compensation, including acting as a financial advisor to Nippon Oil in connection with the securitization of real estate assets with a market value of ¥42.3 billion by Nippon Oil and its group company in January 2008, and we anticipate that we will continue to provide such financial advisory, investment banking and commercial services to the Companies and that such services will result in the payment of compensation to us. In addition, in the ordinary course of business, we and our group companies may hold or sell certain equity, debt and other securities and various types of financial instruments, including derivatives, of either Company or their Affiliates for our own accounts or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We and our group companies may also from time to time act as a counterparty to either Company or its Affiliates and receive compensation for such activities.

We have not been requested to provide an opinion as to, and our opinion does not in any manner address, Nippon Oil’s underlying business decision to proceed with or effect the Transaction, nor were we asked to provide, and have not provided herein, any opinion as to any transaction other than the Transaction or as to the relative merits of the Transaction in comparison to any other transaction. We are under no obligation to Nippon Oil or its Board of Directors to solicit indications of interest from any third party in connection with the Transaction, nor did we make any such solicitations.

We were not involved with any negotiations between the Companies in connection with the Joint Share Transfer Agreement or with respect to any other matter related to the Transaction, and our involvement in the Transaction has been limited. Our opinion stated in this letter is necessarily based on financial, economic, market and other conditions as they exist and can be evaluated, and the information available to us as of, the date hereof. Although our opinion may be affected by changes in future conditions, we do not assume any responsibility to modify, update, supplement or reaffirm this opinion.

Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Nippon Oil common shares as of the date hereof, and we express no opinion as to the fairness of the Transaction to the holders of any other class of securities, creditors or other constituencies of Nippon Oil. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any directors, executive officers or employees of either Company, or any class of such persons, relative to the Transaction or with respect to the fairness of any such compensation.

Our opinion stated in this letter is for the use and benefit of the Board of Directors of Nippon Oil in its consideration of the Transaction and may not be used or relied upon by any other party or for any other purpose. This letter may not, in whole or in part, be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that a reproduction, summary, attachment or citation of this letter may be included if required in any disclosure document or in the convocation notice of Nippon Oil’s general shareholders meeting pursuant to laws or regulations, at the request of any regulatory authority or stock exchange or at the request of Nippon Oil’s Board of Directors, provided that we have expressly approved all statements in any such documents relating to us or this letter. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of us or any of our group companies to Nippon Oil, the Board of Directors of Nippon Oil or any other party. This letter is not an expression of an opinion regarding the prices at which the common stock of either Company will or should be traded prior to the consummation of the Transaction or of the value or trading prices of the shares of common stock of the Holding Company to be issued to Nippon Oil shareholders. We were not asked to provide, and do not provide herein, any opinion as to any of the premises or assumptions upon which the determination of the Exchange Ratio was based or the structure of the Transaction. The

App. B-4

[Translation]

opinion set forth in this letter is not intended to be and does not constitute a recommendation to the members of Nippon Oil’s Board of Directors as to whether they should approve the Exchange Ratio or the Transaction, nor does it constitute a recommendation as to how any Nippon Oil shareholder should vote or act with respect to any matter relating to the Transaction. Our opinion has been approved and authorized for issuance by the Fairness Opinion Committee of Mizuho Securities Co., Ltd.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Nippon Oil common shares.

Mizuho Securities Co., Ltd.

App. B-5

APPENDIX C

ENGLISH TRANSLATION OF FAIRNESS OPINION DELIVERED BY
JPMORGAN SECURITIES JAPAN CO., LTD.

App. C-1

[English Translation]

October 29, 2009

The Board of Directors
Nippon Oil Corporation
3-12, Nishi Shimbashi 1-chome, Minato-ku, Tokyo
105-8412 Japan

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of common stock (the “Company Common Stock”) of Nippon Oil Corporation (the “Company”) of the Exchange Ratio (as defined below) in the proposed establishment of a joint holding company (the “Holding Company”) by way of “Kyodo Kabushiki Iten” (the “Transaction”) with Nippon Mining Holdings, Inc. (the “Merger Partner”). Pursuant to the joint share transfer agreement, dated as of October 30, 2009 (“Keiei Togo Keiyakusho”, hereinafter the “Agreement”), by and between the Company and the Merger Partner, the Company and the Merger Partner will establish the Holding Company and become wholly-owned subsidiaries of the Holding Company. Also pursuant to the Agreement, each outstanding share of Company Common Stock will be converted into 1.07 shares of common stock of the Holding Company (the “Holding Company Common Stock”), and each outstanding share of common stock of the Merger Partner (the “Merger Partner Common Stock”) will be converted into one share of the Holding Company Stock (the “Exchange Ratio”).

In arriving at our opinion, we have (i) reviewed a draft dated October 22, 2009 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Merger Partner relating to their respective businesses; and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the managements of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for Japanese income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and any related agreements are and will be true and correct in all respects material to our analysis, and that the Company will have no exposure under any indemnification obligations contained within the Agreement or any related agreements in any amount material

App. C-2

to our analysis. We have relied as to all legal matters relevant to the rendering of our opinion upon the advice of counsel. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock or the Company Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to any combination of all or part of the Company with any other party or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company for which we and such affiliates have received customary compensation. In such period, we acted as financial advisor to the Company with respect to the acquisition of Kyushu Oil in 2008 and are currently retained as financial advisor to the Company in connection with the sale of a portion of its Osaka refinery. In addition, our commercial banking affiliates receive customary compensation or other financial benefits from the Company for treasury services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of JPMorgan Securities Japan Co., Ltd. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever, or disclosed publicly in any manner, except with our prior written approval.

Very truly yours,

JPMORGAN SECURITIES JAPAN CO., LTD.

GID:

App. C-3

APPENDIX D

ENGLISH TRANSLATION OF FAIRNESS OPINION DELIVERED BY
NOMURA SECURITIES CO., LTD.

App. D-1

ENGLISH TRANSLATION OF OPINION DELIVERED IN JAPANESE

[Letterhead of Nomura Securities Co., Ltd.]

Personal and Confidential

October 29, 2009
Board of Directors
Nippon Oil Corporation
3-12, Nishi Shimbashi 1-chome,
Minato-ku, Tokyo 105-8412
Japan

Members of the Board:

In regards to the joint share transfer of Nippon Oil Corporation (“Nippon Oil”) and Nippon Mining Holdings, Inc. (“Nippon Mining”) expected to occur on April 1, 2010 (the “Proposed Transaction”), you, Nippon Oil, have requested us, Nomura Securities Co., Ltd. (“Nomura”), to provide our opinion as to the fairness of the proposed share transfer ratio (the “Exchange Ratio”) between each share of Nippon Oil and Nippon Mining and shares of a joint holding company (the “Joint Holding Company”) established in the Proposed Transaction, set forth in the proposed draft joint share transfer agreement (the “Draft Agreement”) that is planned to be entered into by and between Nippon Oil and Nippon Mining on October 30, 2009.

In the Proposed Transaction, shareholders of each of Nippon Oil and Nippon Mining respectively will receive shares in the Joint Holding Company and transfer shares of Nippon Oil and Nippon Mining respectively to the Joint Holding Company, and as a result, Nippon Oil and Nippon Mining will each become a wholly-owned subsidiary of the Joint Holding Company.

According to the Draft Agreement, the Exchange Ratio in the Proposed Transaction will be 1.07 shares of the Joint Holding Company for each share of Nippon Oil and one share of the Joint Holding Company for each share of Nippon Mining.

In preparing this opinion, we have, among other things:

(i) reviewed and analyzed the Draft Agreement;

(ii) reviewed and analyzed financial information, such as financial statements, and business descriptions contained in the annual securities reports and other disclosure materials, of Nippon Oil and Nippon Mining respectively;

(iii) reviewed and analyzed financial information and share related information publicly available from various information providers;

(iv) reviewed and analyzed business plans, projected synergies and related information of each of Nippon Oil and Nippon Mining for each of the fiscal years ending March 31, 2010 through March 31, 2014 received from Nippon Oil;

(v) interviewed the management of Nippon Oil and Nippon Mining with respect to the business and financial condition and the financial projections of Nippon Oil and Nippon Mining and the effect of the Proposed Transaction on the business;

(vi) reviewed and analyzed market share price and market trading activities for shares of both Nippon Oil common stock and Nippon Mining common stock;

(vii) reviewed and analyzed financial data and market share price comparisons of publicly held companies in businesses comparable to those of Nippon Oil and Nippon Mining;

App. D-2

(viii) reviewed reports on due diligence on Nippon Mining including those drafted by legal and accounting and tax advisors retained by Nippon Oil; and

(ix) reviewed and analyzed such other facts received from Nippon Oil in response to our request or obtained ourselves through our general investigation as we considered appropriate and necessary.

Nomura has acted as financial advisor to Nippon Oil in connection with the Proposed Transaction and expects to receive from Nippon Oil a fee for its services, including a fee contingent on the consummation of the Proposed Transaction. In addition, Nomura will also expect to receive from Nippon Oil reimbursement of certain expenses incurred by Nomura and its affiliates. In rendering this opinion, the waiver and indemnity clauses specified in the agreement between Nomura and Nippon Oil are applicable. Nomura and its affiliates may have provided in the past and may in the future provide investment banking or other financial services to Nippon Oil, Nippon Mining or their affiliates, for which Nomura and its affiliates would expect to receive compensation. In the ordinary course of business, Nomura and its affiliates may from time to time also acquire, hold or sell certain equity, debt and other securities and various types of financial instruments, including derivatives, of Nippon Oil, Nippon Mining or their affiliates for Nomura’s own account or Nomura’s clients’ accounts.

This letter is not an expression of an opinion regarding the prices at which the common stock of Nippon Oil, Nippon Mining or the Joint Holding Company will or should be traded or issued. The opinion expressed herein is provided for the information of the Board of Directors of Nippon Oil in connection with its evaluation of the Exchange Ratio. We were not asked to provide, and do not provide herein, any opinion on any of the premises or assumptions upon which the determination of the Exchange Ratio was based or the underlying business decision of Nippon Oil to proceed with the Proposed Transaction. The opinion set forth in this letter does not constitute a recommendation as to how any holder of shares of Nippon Oil common stock should vote or act on any matter relating to the Proposed Transaction. Except as otherwise specifically permitted under the agreement between Nippon Oil and us, the opinion expressed herein may not be disclosed to any other person or used for any purpose other than as originally intended, and Nippon Oil may not disclose, refer to, transmit or use this letter, in whole or in part, without our prior consent.

We have assumed the accuracy and completeness of all public information reviewed by us and all financial and other information provided to us for purposes of rendering this opinion. We have not verified or assumed any responsibility to independently verify the accuracy or completeness of any such information. In addition, we have not made any independent valuation, appraisal or assessment of any of the assets or liabilities (including derivatives, off-balance sheet assets and liabilities, and other contingent liabilities) of Nippon Oil, Nippon Mining or their affiliates, nor have we made any request to a third party for any such appraisal or assessment. With respect to the financial projections and other forward-looking information on Nippon Oil and Nippon Mining provided to us, we have assumed that such information was reasonably prepared by the managements of Nippon Oil and Nippon Mining on a basis reflecting the best currently available estimates and judgments of Nippon Oil and Nippon Mining and that the future financial condition of the Joint Holding Company will be consistent with such projections. In preparing this opinion, we have relied on these projections and related materials without independent verification. We have assumed, without independent verification and assumption of any responsibility thereof, that the Proposed Transaction will be carried out lawfully and validly in accordance with the terms set forth in the Draft Agreement and that the Proposed Transaction will not have any tax consequences different from the assumptions provided to us. In addition, we have assumed, without independent verification and assumption of any responsibility thereof, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the contemplated benefits of the Proposed Transaction and that the Proposed Transaction will be consummated in accordance with the terms of the Draft Agreement, without waiver, modification or amendment of any material term or agreement therein. We were not asked to provide, and have not provided, any opinion on any transaction other than the Proposed Transaction or on the relative merits of the Proposed Transaction as compared to any other transaction. We are under no obligation to Nippon Oil or its Board of Directors to solicit indications of interest from any third party in connection with the Proposed Transaction, nor did we make any such solicitations.

App. D-3

Our opinion stated in this letter is based on financial, economic, market and other conditions as they exist on the date hereof, and relies upon information available to us as of the date hereof. We had limited involvement in the negotiations in connection with the Draft Agreement or any other matters related to the Proposed Transaction. Although our opinion stated in this letter may be affected by changes in future conditions, we do not assume any responsibility to modify, change or supplement this opinion in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Nippon Oil from a financial point of view.

Nomura Securities Co., Ltd.

App. D-4

APPENDIX E

ENGLISH TRANSLATION OF FAIRNESS OPINION DELIVERED BY
UBS SECURITIES JAPAN LTD

App. E-1

[Translation]

[UBS Letterhead]

October 30, 2009

The Board of Directors
Nippon Mining Holdings, Inc.
10-1, Toranomon 2-chome
Minato-ku, Tokyo 105-0001, Japan

Dear Members of the Board of Directors:

We understand that Nippon Mining Holdings, Inc. (“Nippon Mining” or the “Company”) and Nippon Oil Corporation (“Nippon Oil”) are considering a transaction whereby Nippon Mining and Nippon Oil will jointly establish a holding company (the “Holding Company”) pursuant to the terms of a business integration agreement and a share transfer plan for the incorporation of the Holding Company, draft dated as of October 29, 2009 (collectively, the “Agreement”), between Nippon Mining and Nippon Oil. Pursuant to the Agreement, the Holding Company will own one hundred percent of each of Nippon Mining and Nippon Oil through a share transfer in which each outstanding share of common stock of Nippon Mining (the “Nippon Mining Shares”) will be converted into the right to receive one share of the common stock of the Holding Company (the “Holding Company Shares”) and each outstanding share of common stock of Nippon Oil (the “Nippon Oil Shares”) will be converted into the right to receive 1.07 Holding Company Shares (the “Exchange Ratio”) (the “Transaction”).

The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Nippon Mining Shares of the Exchange Ratio provided for in the Transaction.

UBS Securities Japan Ltd (“UBS”) has acted as lead financial advisor to the Company in connection with the Transaction and will receive a fee for its services, a portion of which was paid prior to the date hereof and a significant portion of which is contingent upon approval of the Transaction by the shareholders of each of Nippon Mining and Nippon Oil. In the past, UBS and its affiliates have provided investment banking services to the Company unrelated to the proposed Transaction, for which UBS and its affiliates received compensation, including having acted as a financial advisor to Pan Pacific Co., Ltd., an affiliate of Nippon Mining, on its acquisition of Regalito Copper Corp., and as an underwriter and sole book-runner for the issuance by the Company of senior unsecured bonds due in 2018. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and Nippon Oil and their respective affiliates and, accordingly, may at any time hold a long or short position in such securities. In addition, an affiliate of UBS has in the past entered into various currency exchange transactions with Nippon Mining and Nippon Oil and/or their respective affiliates for which it received transaction related fees and may in the future enter into such transactions with Nippon Mining, Nippon Oil and/or the Holding Company and their respective affiliates. The issuance of this opinion was approved by a committee authorized by UBS.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Exchange Ratio to the extent expressly specified herein, of the Agreement or the form of the Transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio. We express no opinion as to the price at which Nippon Mining Shares will trade following the announcement of the Agreement or what the value of Holding Company Shares will be when issued pursuant to the Transaction or the prices at which Holding Company Shares will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, (ii) the parties to the

App. E-2

The Board of Directors
Nippon Mining Holdings, Inc.
October 30, 2009

Agreement will comply with all material terms of the Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company, Nippon Oil, the Holding Company or the Transaction. We have not been authorized to solicit and have not solicited indications of interest in a transaction with the Company from any party.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company and Nippon Oil; (ii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of the Company that were not publicly available, including financial forecasts and estimates (including internal oil and gas reserve, ore reserve and production estimates) prepared by the management of the Company that you have directed us to utilize for purposes of our analysis; (iii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of Nippon Oil that were not publicly available, including financial forecasts and estimates (including internal oil and gas reserve and production estimates) prepared by the management of Nippon Oil as adjusted by the management of Nippon Mining that you have directed us to utilize for purposes of our analysis; (iv) conducted discussions with members of the senior managements of the Company and of Nippon Oil concerning the businesses and financial prospects of the Company and Nippon Oil; (v) performed discounted cash flow analyses of the Company and Nippon Oil in which we analyzed the future cash flows of the Company and Nippon Oil using financial forecasts and estimates referred to above that you have directed us to utilize for purposes of our analysis; (vi) reviewed current and historical market prices of Nippon Mining Shares and Nippon Oil Shares; (vii) reviewed the Agreement; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

As you are aware, the financial and operating characteristics of Nippon Mining and Nippon Oil cause their financial results to have limited comparability, for valuation purposes, to those of other companies and transactions that we have reviewed and, accordingly, we have relied primarily on a discounted cash flow analysis of the forecasts and estimates referred to above for purposes of our opinion.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Nippon Oil. With respect to internal oil and gas reserve, ore reserve and production estimates referred to above, we are not experts in the engineering, evaluation or appraisal of oil and gas properties or mining deposits and we have relied, without independent verification, upon the estimates prepared by the management of Nippon Mining and the management of Nippon Oil as adjusted by the management of Nippon Mining. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the respective companies. In addition, we have assumed with your approval that the financial forecasts and estimates referred to above will be achieved at the times and in the amounts projected. We have not reviewed any financial information prepared by the Company or Nippon Oil in accordance with generally accepted accounting principles in the United States (“US GAAP”) for the purpose of our analyses and have not taken account of any differences between generally accepted accounting principles in Japan and US GAAP in our analyses. We also have assumed, with your consent, that the Transaction will qualify as a tax-free reorganization for Japanese income tax and corporate tax purposes. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to the holders of Nippon Mining Shares.

App. E-3

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its evaluation of the Exchange Ratio provided for in the Transaction.

Very truly yours,

UBS Securities Japan Ltd

App. E-4

APPENDIX F

ENGLISH TRANSLATION OF FAIRNESS OPINION DELIVERED BY
MERRILL LYNCH JAPAN SECURITIES CO., LTD.

App. F-1

[Translation]

October 30, 2009

Board of Directors
Nippon Mining Holdings, Inc
10-1, Toranomon 2-chome,
Minato-ku, Tokyo

Members of the Board of Directors:

Nippon Mining Holdings, Inc. (the “Company”) and Nippon Oil Corporation (“Nippon Oil”) propose to enter into a business integration agreement to be dated October 30, 2009 (the “Agreement”) and have prepared a share transfer plan (the “Share Transfer Plan”) pursuant to which the Company and Nippon Oil will establish a joint shareholding company (the “Holding Company”) that owns one hundred percent of each of the Company and Nippon Oil through a joint share transfer (the “Share Transfer”) in which each outstanding share of Nippon Oil’s common stock (the “Nippon Oil Shares”) will be converted into the right to receive 1.07 shares of the common stock of the Holding Company (the “Holding Company Shares”), and each outstanding share of the Company’s common stock (the “Company Shares”) will be converted into the right to receive one Holding Company Share (the “Exchange Ratio”).

You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares (other than Nippon Oil and its subsidiaries and affiliated companies (the “Affiliated Companies”)).

In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company and Nippon Oil that we deemed to be relevant;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company (the “Company Management Forecasts”), including internal oil, gas, and ore reserve and production estimates of the Company;

(3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Nippon Oil (the “Nippon Oil Management Forecasts”, and together with the Company Management Forecasts, the “Management Forecasts”), including internal oil and gas reserve and production estimates of Nippon Oil;

(4) Reviewed the amount and timing of the cost savings and related expenses, revenue enhancements and synergies expected to result from the Share Transfer (the “Expected Synergies”) and planned subsequent reorganization furnished to us by the Company;

(5) Conducted discussions with members of senior management of the Company and Nippon Oil concerning the matters described in clauses 1 through 3 above;

(6) Reviewed the market prices and valuation multiples for the Company Shares and the Nippon Oil Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(7) Reviewed the results of operations of the Company and Nippon Oil and compared them with those of certain publicly traded companies that we deemed to be relevant;

(8) Reviewed the potential pro forma impact of the Share Transfer;

(9) Reviewed the relative financial contributions of the Company and Nippon Oil to the future financial performance of the Holding Company on a pro forma basis;

App. F-2

(10) Reviewed a draft dated October 26, 2009 of the Agreement and the Share Transfer Plan; and

(11) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In arriving at our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have relied upon the assurances of the managements of the Company and Nippon Oil that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. We have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or Nippon Oil, nor have we evaluated the solvency or fair value of the Company or Nippon Oil under any Japanese or foreign laws relating to bankruptcy, insolvency or similar matters. With respect to the internal oil and gas reserve, ore reserve and production estimates mentioned above, we are not experts in the engineering, evaluation or appraisal of oil and gas properties or mining deposits and, with your consent, we have relied, without independent verification, upon the estimates of management of the Company. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Nippon Oil. With respect to the Management Forecasts and the Expected Synergies, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of the Company’s management as to the expected future financial performance of the Company or Nippon Oil and the Expected Synergies. We have also assumed, with your consent, that the Share Transfer will qualify as a tax-free reorganization for Japanese income tax and Japanese corporate tax purposes for both companies and their respective shareholders, and that the Share Transfer will be consummated in accordance with the terms of the Agreement and the Share Transfer Plan, without waiver, modification or amendment of any material term, condition or agreement. Our opinion is based upon financial information prepared in accordance with generally accepted accounting principles in Japan (“Japanese GAAP”) which was supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available. We have not reviewed any financial information prepared by the Company or Nippon Oil in accordance with generally accepted accounting principles in the United States (“US GAAP”) and have not taken account of any differences between Japanese GAAP and US GAAP. We have also assumed that the final form of the Agreement and the Share Transfer Plan will be substantially similar to the last draft reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary governmental, regulatory or other approvals, consents, releases and waivers (contractual or otherwise) for the Share Transfer, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the Company or Nippon Oil or the contemplated benefits of the Share Transfer.

In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

We have acted as financial advisor to the Company with respect to the Share Transfer and will receive a fee for our services all of which is contingent upon the execution of the Agreement. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

We have, in the past, provided financing and other financial services to the Company and received fees for such services. In addition, we may, in the future, provide financial services including financial advisory and financing services to the Company, Nippon Oil and their affiliates and may receive fees for the rendering of such services. In the ordinary course of our business, we or our affiliates may engage in derivative or commodities transactions with the Company, Nippon Oil and their affiliates and may actively trade the Company Shares and other securities of the Company, as well as securities of Nippon Oil, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company. We were not requested to, and we did not, participate in the negotiation of the terms of the Share Transfer, and we were not requested to, and we did

App. F-3

not, provide any advice or services in connection with the Share Transfer other than the delivery of this opinion. Our opinion does not address the merits of the underlying decision by the Company to engage in the Share Transfer in comparison to other strategies or transactions that might be available to it or otherwise. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Share Transfer (or whether any opposing shareholder should exercise its statutory opposition rights of appraisal in respect of) or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares. In rendering this opinion, we express no view or opinion with respects to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the Share Transfer, or any class of such persons, relative to the Exchange Ratio.

Our opinion has been authorized for issuance by the Fairness Opinion Committee of Merrill Lynch Japan Securities Co., Ltd.

We are not expressing any opinion herein as to what the value of the Holding Company Shares will be when issued or the prices at which the Company Shares or the Nippon Oil Shares will trade at any time, including following the announcement or consummation of the Share Transfer.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares (other than Nippon Oil and its Affiliated Companies).

Very truly yours,

MERRILL LYNCH JAPAN
SECURITIES CO., LTD.

App. F-4

APPENDIX G

ENGLISH TRANSLATION OF FAIRNESS OPINION DELIVERED BY
DAIWA SECURITIES SMBC CO. LTD.

App. G-1

[Translation]

October 30, 2009

Board of Directors
Nippon Mining Holdings, Inc.

10-1, Toranomon 2-Chome

Minato-ku, Tokyo 105-0001

Japan

Members of the Board of Directors:

We, Daiwa Securities SMBC Co. Ltd., understand that Nippon Mining Holdings, Inc. (“Nippon Mining”) and Nippon Oil Corporation (“Nippon Oil”) resolved at the respective meetings of their Boards of Directors held on December 4, 2008 to enter into a memorandum dated December 4, 2008 (the “Integration Memorandum”) and will consider at the respective meetings of their Boards of Directors to be held on October 30, 2009 entering into an agreement to be dated October 30, 2009 (the “Joint Share Transfer Agreement”) and preparing a business integration plan (the “Business Integration Plan”), pursuant to which Nippon Mining and Nippon Oil will jointly establish a holding company (the “Holding Company”) as a parent company that owns one hundred percent of each of Nippon Oil and Nippon Mining through a share transfer (the “Joint Share Transfer”) whereby each outstanding share of the common stock of Nippon Mining (the “Nippon Mining Common Shares”) will be converted into the right to receive one share of the common stock of the Holding Company and each outstanding share of Nippon Oil’s common stock will be converted into the right to receive 1.07 shares (the “Exchange Ratio”) of the common stock of the Holding Company. In addition, we understand that the Transaction shall be submitted for approval by holders of Nippon Mining Common Shares and Nippon Oil’s common stock at the respective meetings of shareholders of Nippon Mining and Nippon Oil to be held on January 27, 2010.

We are issuing this opinion to you at your request solely for the purposes of serving as reference material in connection with your consideration of the Exchange Ratio, and to express our opinion of whether the Exchange Ratio is fair from a financial point of view to the shareholders of the common stock of Nippon Mining (the “Opinion Purposes”). In arriving at our opinion set forth below, we have, among other things:

(i) Reviewed the reported market prices and trading activity for the past 6 months for the Nippon Mining Common Shares and the common stock of Nippon Oil;

(ii) Reviewed annual reports (yuka-shoken hokokusho) for the most recent three fiscal years (for the period from April 1, 2006 through March 31, 2009) relating to Nippon Mining and Nippon Oil, as well as interim reports (shi-hanki hokokusho) for the first quarter of the current fiscal year, publicly available pursuant to the Securities Exchange Laws of Japan;

(iii) Reviewed certain information relating to the businesses of Nippon Mining, including various financial forecasts and other data furnished to us by Nippon Mining, including internal oil, gas and ore reserve and production estimates of management of Nippon Mining;

(iv) Reviewed certain information relating to the businesses of Nippon Oil , including various financial forecasts (as adjusted by Nippon Mining) and other data furnished to us by Nippon Oil, including internal oil and gas reserve and production estimates of management of Nippon Oil;

(v) Conducted discussions with members of the management of Nippon Mining and Nippon Oil concerning their respective businesses and prospects, including internal reserve and production estimates, before and after giving effect to the Joint Share Transfer;

(vi) Reviewed the contents of legal, accounting and business due diligence reports of Nippon Mining’s lawyers, accountants and consultants;

App. G-2

[Translation]

(vii) Reviewed a final draft of the Joint Share Transfer Agreement and the Business Integration Plan (together, the “Business Integration Documents”);

(viii) Reviewed such other financial studies, surveys and analyses and took into account such other matters as we deemed necessary or appropriate; and

(ix) Conducted an exchange ratio valuation analysis based on the foregoing.

In reviewing the above described information, we have assumed and relied on the accuracy and completeness of such information, and we have not assumed any responsibility for independently verifying such information. We have not undertaken an independent evaluation or appraisal of any of the assets or liabilities of Nippon Mining or Nippon Oil, including any contingent, derivative or off-balance-sheet assets or liabilities. With respect to the internal oil, gas and ore reserve and production estimates of Nippon Mining mentioned above, we are not experts in the engineering evaluation or appraisal of oil and gas properties or mining deposits and, with your consent, we have relied, without independent verification, upon the internal reserve estimates of management of Nippon Mining. With respect to the internal oil and gas reserve and production estimates of Nippon Oil mentioned above, we are not experts in the engineering evaluation or appraisal of oil and gas properties and, with your consent, we have relied, without independent verification, upon the internal reserve estimates of management of Nippon Oil (as adjusted by Nippon Mining). In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of Nippon Mining or Nippon Oil. Our opinion does not address any legal, regulatory, tax or accounting matters, as to which matters we understand Nippon Mining has received such advice as it deems necessary from qualified professionals. With respect to the financial forecast information furnished to us by Nippon Mining, we have assumed, with your consent, that they have been reasonably prepared and reflect the best currently available estimates and judgment of the management of Nippon Mining (including adjustments made by Nippon Mining to the forecasts of Nippon Oil) as to the expected future financial performance of Nippon Mining and Nippon Oil. We have not assumed any responsibility for such forecasts or any of the underlying information on which they are based, nor do we express any opinion as to such information. Our valuation analysis was done on a stand-alone basis for each of Nippon Mining and Nippon Oil, and therefore our opinion does not take into consideration the effects of any expected synergies or tax effects arising as a result of the Joint Share Transfer.

This opinion addresses only the fairness from a financial point of view to the holders of the outstanding shares of the common stock of Nippon Mining, as of the date hereof, of the Exchange Ratio to be agreed upon in connection with the Joint Share Transfer. We do not express any view on, and our opinion does not address, any other term or aspect of the Joint Share Transfer or the Business Integration Documents. We were not requested to, and we did not, participate in the negotiation of the terms of the Joint Share Transfer, and we were not requested to, and we did not, provide any advice or services in connection with the Joint Share Transfer other than the delivery of this opinion. We are not expressing any opinion as to the prices at which the shares of common stock of Nippon Mining will trade at any time. Our opinion is necessarily based upon economic, market and other conditions as they exist, and the information made available to us as of the date hereof. Our opinion may be affected by changes in the situations relating Nippon Mining or Nippon Oil, however we do not assume any obligation to amend, revise or supplement, or reaffirm our opinion. Further, we do not evaluate the decision of Nippon Mining with respect to its execution of the Joint Share Transfer or the relative merits of the Joint Share Transfer as compared to any strategic alternatives that may be available to Nippon Mining. In connection with the preparation of this opinion, we have not been authorized by Nippon Mining or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of Nippon Mining.

In expressing our opinion, we have assumed that the Joint Share Transfer shall be performed pursuant to the terms and conditions set forth in the Business Integration Documents without any waiver or amendment of, or delay in the fulfillment of, any terms or conditions set forth in the Business Integration Documents or any subsequent development related to the Joint Share Transfer and have assumed that obtaining the necessary regulatory or other consents or approvals for the Joint Share Transfer would not result in an adverse effect on Nippon Mining or Nippon Oil. We have also assumed that the Joint Share Transfer will be accounted for as a purchase method under generally accepted accounting principles in Japan (“Japanese GAAP”), which differ in certain respects from accounting

App. G-3

[Translation]

principles generally accepted in other countries, and that it will qualify as a tax-free reorganization for Japanese income tax and Japanese corporate tax purposes for both companies and their respective shareholders. Our opinion is based upon financial information prepared in accordance with Japanese GAAP which is supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available. We have not based any of our analyses upon any financial information prepared by Nippon Mining or Nippon Oil under generally accepted accounting principles in the United States (“US GAAP”) and have not taken account of any differences between Japanese GAAP and US GAAP.

We are acting as financial advisor to Nippon Mining in connection with the Joint Share Transfer, and Nippon Mining has agreed to pay us a fee for our services. We have been paid a portion of our fee prior to the date hereof, and an additional portion of the fee will become payable following delivery of this opinion. In addition, Nippon Mining has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided investment banking services including financing services to Nippon Mining and Nippon Oil and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we and our affiliates may actively trade or hold the shares and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Nippon Mining, Nippon Oil and any of their respective affiliates, or any currency or commodity that may be related to the businesses of Nippon Mining and Nippon Oil, for our own account and for the accounts of customers.

This opinion is for the use and benefit of the Board of Directors of Nippon Mining. Our opinion does not address the merits of the underlying decisions by Nippon Mining or Nippon Oil to engage in the Joint Share Transfer and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Joint Share Transfer. In addition, we express no view or opinion with respects to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the Joint Share Transfer, or any class of such persons, relative to the Exchange Ratio.

Our opinion has been authorized for issuance by the fairness opinion approval committee of Daiwa Securities SMBC Co. Ltd.

This opinion is delivered to you for the Opinion Purposes. In addition, other than disclosure of our opinion in a registration statement to be filed pursuant to the regulations of the United States Securities Exchange Commission which is to be consented to by us in writing, we do not assume disclosure of our opinion to any third parties, and our prior written consent is required when you wish to disclose our opinion to third parties.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the common stock of Nippon Mining.

DAIWA SECURITIES SMBC CO. LTD.

App. G-4

APPENDIX H

ENGLISH TRANSLATION OF
SELECTED ARTICLES OF THE COMPANIES ACT OF JAPAN

App. H-1

Dissenting Shareholders’ Right to Demand Purchase of Shares

Article 806

(1) In the case of a Consolidation-type Merger, etc.1, any dissenting shareholder may demand that the non-surviving company etc.2 purchase his or her shares at fair value, except in the following cases:

(i) in cases prescribed in Paragraph 2 of Article 804; and

(ii) in cases prescribed in the preceding Article.3

(2) A “dissenting shareholder” in the preceding paragraph shall mean the following:

(i) any shareholder who has notified the non-surviving company etc. of his or her intention to oppose the Consolidation-type Merger, etc. prior to the general meeting of shareholders set forth in Paragraph 1 of Article 8044 (or general meeting of class share holders if the approval at a general meeting of class share holders is required for the Consolidation-type Merger, etc.) and who has voted against approval of the Consolidation-type Merger, etc. at such general meeting; provided, however, the shareholder must be entitled to vote at such general meeting; and

(ii) any shareholder who is not entitled to vote at such general meeting.

(3) The non-surviving company shall provide notice to the shareholders within two weeks from the date of the resolution adopted at the general meeting of shareholders mentioned in Paragraph 1 of Article 804 that a Consolidation-type Merger etc. will be consummated and the company name and address of the other non-surviving company in the Consolidation-type Merger, the company subject to Incorporation-type Corporate Split or the wholly-owned subsidiary in a Share Transfer5 (collectively hereinafter referred to as the “subject companies” in this Section) and the newly incorporated company; provided, however, that this shall not apply in cases listed in each item of Paragraph 1.

(4) A public notice may be made in lieu of the notice mentioned in the preceding paragraph.

(5) The demand mentioned in Paragraph 1 (hereinafter referred to as a “Share Purchase Demand” in this division) shall be made within 20 days from the date of the notice mentioned in Paragraph 3 or public notice mentioned in the preceding paragraph, specifying the number of shares (in the case the company issues class shares, the class and the number of shares in each class) he or she demands to be purchased.

(6) Shareholders may not withdraw their Share Purchase Demand unless he or she obtains approval from the non-surviving company etc.

(7) If the Consolidation-type Merger etc. is cancelled, the Share Purchase Demand shall become void.

(Determination of the Price of Shares)

Article 807

(1) If a Share Purchase Demand is made and the value of the shares is agreed upon between the dissenting shareholder and the non-surviving company etc. (after the date of formation of the new company through a Consolidation-type Merger, the new company; hereinafter the same shall apply in this Article), then the non-

1 Consolidation-type Merger, etc. includes joint share transfers.
2 In the context of the joint share transfer, “non-surviving company etc.” under Article 806 and 807 should be read to mean companies that become wholly-owned subsidiaries of the newly established holding company.
3 Items (i) and (ii) of this Paragraph 1 do not apply to the joint share transfer of Nippon Oil and Nippon Mining.
4 Paragraph 1 of Article 804 provides that “A non-surviving company etc. must obtain the approval of the Consolidation-type Merger Agreement, etc. at a shareholders meeting.”
5 The “wholly-owned subsidiary in a Share Transfer,” which means a company that become wholly-owned subsidiaries of the newly established holding company, shall apply to the joint share transfer.

App. H-2

surviving company etc. shall make payment of the agreed value within 60 days from the date of formation of the newly incorporated company.

(2) If the dissenting shareholder and the non-surviving company etc. do not agree on the value of the shares within 30 days from the date of formation of the newly incorporated company, the dissenting shareholder or the non-surviving company etc. may, within 30 days from the expiration of such 30-day period, file a petition with the court for a determination of the value of such shares.

(3) Notwithstanding Paragraph 6 of the preceding Article, if no petition is filed within 60 days from the date of formation of the newly incorporated company in the case set forth in the preceding paragraph, the dissenting shareholder may withdraw the Share Purchase Demand at any time after the expiration of such period.

(4) The non-surviving company etc. shall also make payment of interest calculated at the rate of six percent per annum on such value of the shares determined by the court from the expiration of the period mentioned in Paragraph 1.

(5) The purchase of shares subject to the Share Purchase Demand shall become effective on the date of formation of the newly incorporated company (or, in the case of an Incorporation-type Corporate Split, upon the payment of the price of such shares).

(6) In case of a company issuing share certificates, if a Share Purchase Demand is made for shares for which share certificates are issued, the company shall make payment of the shares in exchange for the share certificates.

App. H-3

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20. Indemnification of Directors and Officers
     Article 330 of the Companies Act of Japan makes the provision of Section 10, Chapter 2, Book III of the Civil Code of Japan applicable to the relationship between each of Nippon Oil and Nippon Mining and its directors and corporate auditors, respectively. Section 10, among other things, provides in effect that:
     (1) any director or corporate auditor of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;
     (2) if a director or a corporate auditor of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor from the company;
     (3) if a director or a corporate auditor has assumed an obligation necessary for the management of the affairs entrusted to him, he may require the company to perform it in his place or, if it is not due, to furnish adequate security; and
     (4) if a director or a corporate auditor, without any fault on his part, sustains damages through the management of the affairs entrusted to him, he may demand compensation therefor from the company.
     Under Article 388 of the Companies Act, a company may not refuse a demand from a corporate auditor referred to in subparagraphs (1) through (3) above unless the company establishes that the relevant expense or obligation was or is not necessary for the performance of the corporate auditor’s duties.
     The directors and corporate auditors of each of Nippon Oil and Nippon Mining maintain liability insurance to insure themselves against, among others, claims asserted against or liabilities incurred by them in connection with their performance of duties in their respective capacities. The premium for the insurance is paid by the respective companies, except for the premium for the special coverage portion of the insurance relating to (i) liability determined in a final judgment of a court of competent jurisdiction (or in a settlement) to be owed by a director or corporate auditor to such company, and (ii) any expenses incurred by such director or corporate auditor in connection with the defense against (or the settlement of) the claim which results in determination of such liability.
Item 21. Exhibits and Financial Statement Schedules
(a) Exhibits

Exhibit Number	Description of Exhibit
2.1	English translation of Joint Share Transfer Agreement

3.1	English translation of Articles of Incorporation of Nippon Oil

3.2	English translation of Share Handling Regulations of Nippon Oil

3.3	English translation of Regulations Regarding the Board of Directors of Nippon Oil

3.4	English translation of Articles of Incorporation of Nippon Mining

3.5	English translation of Share Handling Rules of Nippon Mining

3.6	English translation of Regulations of the Board of Directors of Nippon Mining

5.1	Opinion of Nishimura & Asahi re: legality of securities

5.2	Opinion of Mori Hamada & Matsumoto re: legality of securities

8.1	Opinion of Shearman & Sterling LLP re: U.S. federal tax consequences of the joint share transfer (included in “Taxation—U.S. Federal Income Tax Consequences”)

8.2	Opinion of Davis Polk & Wardwell LLP re: U.S. federal tax consequences of the joint share transfer (included in “Taxation—U.S. Federal Income Tax Consequences”)

8.3	Opinion of Nishimura & Asahi re: Japanese tax consequences of the joint share transfer (included in Exhibit 5.1)

Exhibit Number	Description of Exhibit
8.4	Opinion of Mori Hamada & Matsumoto re: Japanese tax consequences of the joint share transfer (included in Exhibit 5.2)

21.1	Subsidiaries of Nippon Oil

21.2	Subsidiaries of Nippon Mining

23.1	Consent of Ernst & Young ShinNihon LLC for Nippon Oil

23.2	Consent of Ernst & Young ShinNihon LLC for Nippon Mining

23.3	Consent of Deloitte Auditores y Consultores Limitada

23.4	Consent of Shearman & Sterling LLP (included in Exhibit 8.1)

23.5	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.2)

23.6	Consent of Nishimura & Asahi (included in Exhibit 5.1)

23.7	Consent of Mori Hamada & Matsumoto (included in Exhibit 5.2)

23.8	Consent of DeGolyer & MacNaughton

23.9	Consent of Mr. Murray Canfield

24.1	Powers of attorney (included in Part II of this Registration Statement)

99.1	Consent of Mizuho Securities Co., Ltd.

99.2	Consent of JPMorgan Securities Japan Co., Ltd.

99.3	Consent of Nomura Securities Co., Ltd.

99.4	Consent of UBS Securities Japan Ltd

99.5	Consent of Merrill Lynch Japan Securities Co., Ltd.

99.6	Consent of Daiwa Securities SMBC Co. Ltd.

99.7	English translation of notice of convocation of Nippon Oil’s extraordinary general meeting of shareholders

99.8	English translation of notice of convocation of Nippon Mining’s extraordinary general meeting of shareholders

99.9	English translation of form of mail-in voting card for Nippon Oil’s extraordinary general meeting of shareholders

99.10	English translation of form of mail-in voting card for Nippon Mining’s extraordinary general meeting of shareholders
     (b) Financial Statement Schedules
     The required financial statement schedules for each of Nippon Oil and Nippon Mining are included in their prospectus which is part of this registration statement.
Item 22. Undertakings
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.
     (5) (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
     (7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
     (8) That every prospectus: (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, Nippon Oil Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tokyo, Japan, on December 28, 2009.

NIPPON OIL CORPORATION
By:	/s/ Shinji Nishio
	Name:	Shinji Nishio
	Title:	Representative Director, President
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Shigeo Hirai, Director and Senior Vice President of Nippon Oil Corporation, and Yuji Nakajima, General Manager of Investor Relations Department of Nippon Oil Corporation, and each of them (with full power of each of them to act alone), as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the U.S. Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Representative Director,
Fumiaki Watari	Chairman of the Board	, 2009

Representative Director,
/s/ Shinji Nishio	President
Shinji Nishio	(principal executive officer)	December 28, 2009

/s/ Makoto Satani	Representative Director,
Makoto Satani	Executive Vice President	December 28, 2009

/s/ Toshikazu Kobayashi	Representative Director,
Toshikazu Kobayashi	Executive Vice President	December 28, 2009

/s/ Ikutoshi Matsumura	Representative Director,
Ikutoshi Matsumura	Executive Vice President	December 28, 2009

Signature	Title	Date

/s/ Masahito Nakamura	Director, Senior Vice President
Masahito Nakamura		December 28, 2009

/s/ Shigeo Hirai	Director, Senior Vice President (principal financial and
Shigeo Hirai	accounting officer)	December 28, 2009

/s/ Kan Ueno	Director, Senior Vice President
Kan Ueno		December 28, 2009

/s/ Yasushi Kimura	Director, Senior Vice President
Yasushi Kimura		December 28, 2009

/s/ Yasuo Kamino	Director, Senior Vice President
Yasuo Kamino		December 28, 2009

/s/ Junichi Kohashi	Director, Senior Vice President
Junichi Kohashi		December 28, 2009

/s/ Makoto Kuramochi	Director, Senior Vice President
Makoto Kuramochi		December 28, 2009

/s/ Yukio Yamagata	Director, Senior Vice President
Yukio Yamagata		December 28, 2009

Director
Akira Kitamura		, 2009

Director
Michio Ikeda		, 2009

Director
Hajime Okazaki		, 2009

Director
Hiroshi Ono		, 2009

Director
Makoto Koseki		, 2009

Director
Hiroshi Komiyama		, 2009

Authorized Representative in the United States:
NIPPON OIL (U.S.A.) LIMITED

By:	/s/ Yasuhiro Kawasaki Name: Yasuhiro Kawasaki
Title: President
Date: December 28, 2009

     Pursuant to the requirements of the Securities Act of 1933, Nippon Mining Holdings, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tokyo, Japan, on December 28, 2009.

NIPPON MINING HOLDINGS, INC.
By:	/s/ Mitsunori Takahagi
	Name:	Mitsunori Takahagi
	Title:	President, Representative Director and Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Norio Tanaka, Senior Officer of Legal Affairs of Nippon Mining Holdings, Inc. and Katsuya Asazuma, Senior Manager of Legal Affairs of Nippon Mining Holdings, Inc., and each of them (with full power of each of them to act alone), as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the U.S. Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed in Tokyo, Japan, on December 28, 2009 by the following persons in the capacities.

Signature	Title

/s/ Yasuyuki Shimizu Yasuyuki Shimizu	Chairman and Representative Director

/s/ Mitsunori Takahagi Mitsunori Takahagi	President, Representative Director and Chief Executive Officer (principal executive officer)

/s/ Fumio Ito Fumio Ito	Managing Director

/s/ Kiyonobu Sugiuchi Kiyonobu Sugiuchi	Managing Director (principal financial and accounting officer)

/s/ Kazuo Kagami Kazuo Kagami	Director

Signature	Title

Tomoyuki Urabe	Director

/s/ Isao Matsushita Isao Matsushita	Director

Masanori Okada	Director

Etsuhiko Shoyama	Outside Director

Juichi Takamura	Outside Director
Authorized United States Representative:
IRVINE SCIENTIFIC SALES CO., INC.

By:	/s/ Makoto Shintani Name: Makoto Shintani
Title: CEO and President
Date: December 28, 2009